As filed with the Securities and Exchange Commission on July 16, 2021

Registration No. 333-255741

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GREENIDGE GENERATION HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	7374	86-1746728
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

590 Plant Road

Dresden, NY 14441

(315) 536-2359

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey E. Kirt

Chief Executive Officer

590 Plant Road

Dresden, NY 14441

(315) 536-2359

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Chris Zochowski, Esq. Cody Wright, Esq. Bradley Noojin, Esq. Shearman & Sterling LLP 401 9th Street NW Washington, DC 20004 (202) 508-8000	Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW Suite 500 Washington, DC 20036 (202) 869-0888	Lance Rosenzweig Chief Executive Officer Support.com, Inc. 1521 Concord Pike (US 202), Suite 301 Wilmington, DE 19803 (650) 556-9440	David Ingles, Esq. Pillsbury Winthrop Shaw Pittman LLP 31 West 52nd Street New York, NY 10019-6131 (212) 858-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and upon completion of the merger described in the accompanying proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐
Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Common Stock, par value $0.0001 per share	2,998,261	N/A	$95,564,099.84	$10,426.04(3)

(1)

Represents the number of shares of class A common stock of the registrant expected to be issued pursuant to the agreement and plan of merger by and among the registrant, Support.com, Inc. (“Support”) and GGH Merger Sub, Inc.

(2)

Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rules 457(c) and 457(f)(1) under the Securities Act. The proposed maximum aggregate offering price of the registrant’s class A common stock to be registered is based on the product of (i) the average of the high and low sale prices of Support common stock as reported on the Nasdaq Capital Market on April 27, 2021 ($3.76) multiplied by (ii) the estimated maximum fully diluted number of shares of Support common stock (including shares underlying Support awards and Support options) to be exchanged and cancelled in the merger for the registrant’s Class A common stock, par value $0.0001 per share (25,415,984 as of April 26, 2021).

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY—SUBJECT TO COMPLETION—DATED [*], 2021

PROXY STATEMENT FOR SPECIAL MEETING OF STOCKHOLDERS OF

and

PROSPECTUS FOR 2,998,261 SHARES OF CLASS A COMMON STOCK OF

MERGER PROPOSALS—YOUR VOTE IS VERY IMPORTANT

[ __ ], 2021

Dear Support Stockholder:

You are cordially invited to a special meeting of stockholders of Support.com, Inc. to be held on [ __ ], 2021 at 8:00 a.m., Pacific Time, at [ __ ]. At the special meeting, you will be asked to vote on the important matters described in detail in the notice of special meeting of stockholders and the proxy statement/prospectus accompanying this letter.

The proxy statement/prospectus is being provided to you as a stockholder of Support.com, Inc., which we refer to as “Support”, in connection with the proposed merger with a subsidiary of Greenidge Generation Holdings Inc., a Delaware corporation, which we refer to as “Greenidge”. These terms and others used in this introduction are defined in the proxy statement/prospectus under the caption “Frequently Used Terms”.

At the special meeting, you will be asked to vote on the adoption of an agreement and plan of merger, dated as of March 19, 2021 (the “Signing Date”), as it may be amended from time to time (the “Merger Agreement”), by and among Support, Greenidge and GGH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Greenidge (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Support, with Support continuing as the surviving corporation and a wholly-owned subsidiary of Greenidge (such transaction, the “Merger”) as more fully described in the proxy statement/prospectus. The Merger Agreement is attached to the proxy statement/prospectus as Annex A.

Under the Merger Agreement, the aggregate consideration payable to holders of shares of Support common stock, Support options and Support awards consists of 2,998,261 shares of class A common stock of Greenidge. It is expected that immediately following the closing of the Merger, the 2,998,261 shares of class A common stock payable as merger consideration will represent approximately 7.7% of the outstanding capital stock and approximately 0.9% of the voting power of Greenidge and the current stockholders of Greenidge will own approximately 90.0% of the outstanding capital stock of Greenidge and approximately 99.0% of the voting power of Greenidge. It is also expected Greenidge will qualify as a “controlled company” and will be exempt from certain Nasdaq corporate governance requirements as its largest existing stockholder, Atlas Capital Resources (A9) LP, together with its affiliates, is expected to own, immediately following the closing of the merger, approximately 68.8% of the outstanding capital stock and approximately 76.2% of the voting power of Greenidge.

If the Merger is completed, at the effective time of the Merger and subject to the terms and conditions set forth in the Merger Agreement, except for shares held in treasury by Support, each share of Support common stock that is issued and outstanding will be cancelled and automatically converted into the right to receive a number of shares of class A common stock equal to the Exchange Ratio.

The Exchange Ratio is a fraction, expressed as a decimal rounded to the nearest one-thousandth, equal to the quotient of (i) 2,998,261 shares of class A common stock divided by (ii) the fully diluted amount of outstanding shares of common stock of Support as calculated pursuant to the Merger Agreement.

Assuming a price per share of Support common stock of $[ __ ] (which is the VWAP for the ten-trading day period ending on [ __ ], 2021) and that the fully diluted amount of Support common stock is [ __ ], then the Exchange Ratio would be [ __ ]. Note that this is only an illustrative Exchange Ratio, and the final Exchange Ratio will be determined pursuant to the formulas in the Merger Agreement and announced immediately prior to the Closing.

Greenidge has applied to list its class A common stock on the Nasdaq Capital Market (“Nasdaq”) under the trading symbol “GREE.” The approval of such listing, including as to the shares of class A common stock issued in the Merger, subject only to official notice of issuance, is a condition to the obligations of Support and Greenidge to complete the Merger.

Shares of class A common stock, including the shares that will be issued to Support stockholders in connection with the Merger, are entitled to one vote per share. Shares of class B common stock, which are held by Greenidge’s existing shareholders or are issuable upon conversion of Greenidge’s existing series A preferred stock, have 10 votes per share. A description of the terms of Greenidge’s capital stock is described in more detail elsewhere in the proxy statement/prospectus under the caption “Description of Securities”.

In connection with the entry into the Merger Agreement, Support also entered into a subscription agreement with 210 Capital, LLC (the “Investor”). Pursuant to the subscription agreement, the Investor acquired 3,909,871 shares of Support common stock, representing approximately 16.6% of the issued and outstanding shares of Support common stock, pro forma for such issuance. In addition, in connection with the Merger Agreement, the Investor and the directors and certain executive officers of Support, who together with the Investor held an aggregate of approximately 30% of the outstanding shares of Support common stock as of the Signing Date, entered into a voting support agreement with Greenidge to, among other things, vote the shares of Support common stock that they beneficially own in favor of the Merger and grant Greenidge an irrevocable proxy to vote their shares in such manner if they fail to perform their obligations under this voting support agreement. Each of these agreements is described in more detail elsewhere in the proxy statement/prospectus. The voting support agreement is attached to the proxy statement/prospectus as Annex B and the subscription agreement is attached as Annex C.

The board of directors of Support has unanimously determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Support and its stockholders, approved and declared advisable the Merger Agreement and recommends that Support stockholders vote “FOR” the adoption of the Merger Agreement.

At the special meeting, Support stockholders will also be asked to vote on (i) a proposal to approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided to named executive officers of Support in connection with the Merger (the “Compensation Proposal”) and (ii) a proposal to approve the adjournment of the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes to approve the proposal to adopt the Merger Agreement (the “Adjournment Proposal”).

The board of directors of Support unanimously recommends that Support stockholders vote “FOR” the Compensation Proposal and “FOR” the Adjournment Proposal.

Support’s board of directors has fixed 5 p.m. Eastern Time on [ __ ], 2021 as the record date for determination of Support stockholders entitled to notice of, and to vote on, all matters presented at the special meeting, or any adjournment or postponement thereof.

The accompanying proxy statement/prospectus provides important information regarding the special meeting and a detailed description of the Merger Agreement, the Merger and the other proposals described above, as well as detailed business and financial information about Greenidge. You are urged to read carefully the accompanying proxy statement/prospectus, the annexes included with the proxy statement/prospectus and the documents incorporated by reference into the proxy statement/prospectus. Please pay particular attention to and read carefully the section “Risk Factors” beginning on page 35 of the accompanying proxy statement/prospectus. You can also obtain information about Support from documents that it has previously filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. If your shares are held in the name of a bank, broker or other nominee holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor:

Harkins Kovler, LLC

3 Columbus Circle, 15FL

New York, NY 10019

Toll: +1 (212) 468-5380

Toll Free: +1 (800) 326-5997

Email: SPRT@harkinskovler.com

Sincerely,

Lance Rosenzweig Chief Executive Officer, Support.com, Inc.	Jeffrey Kirt Chief Executive Officer, Greenidge Generation Holdings Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [ __ ], 2021 and is first being mailed or otherwise delivered to Support stockholders on or about [ __ ], 2021.

Support.com, Inc.

1521 Concord Pike (US 202), Suite 301

Wilmington, DE 19803

(650) 556-9440

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [ __ ], 2021

Notice is hereby given that Support.com, Inc. (“Support”) will hold a special meeting of stockholders on [ __ ], 2021 at 8:00 a.m., Pacific Time, at [ __ ]. The special meeting will be held for the purpose of allowing stockholders to consider and vote upon the following matters:

1.

to consider and vote on a proposal to adopt an agreement and plan of merger, dated as of March 19, 2021, and as it may be amended from time to time (the “Merger Agreement”), by and among Support, Greenidge Generation Holdings Inc., a Delaware corporation (“Greenidge”), and GGH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Greenidge (“Merger Sub”), pursuant to which Merger Sub will be merged with and into Support, with Support continuing as the surviving corporation and a wholly-owned subsidiary of Greenidge (such transaction, the “Merger”) (a copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement/prospectus);

2.	to consider and vote on a proposal to approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided to named executive officers in connection with the Merger; and

3.

to consider and vote on a proposal to approve the adjournment of the special meeting to a later date if necessary to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement at the time of the special meeting, or any adjournment or postponement thereof.

Support’s board of directors has unanimously determined that the Merger Agreement and the transactions contemplated thereby, as well as the other proposals set forth above, are fair to, advisable and in the best interests of Support and its stockholders, and recommends that stockholders vote “FOR” each proposal.

Support’s board of directors has fixed 5 p.m. Eastern Time on [ __ ], 2021 as the record date for the determination of the stockholders entitled to vote at the special meeting, or any adjournment or postponement thereof. Only stockholders of record at the record date are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement thereof. A complete list of stockholders of record entitled to vote at the special meeting will be available at [ __ ] for 10 days before the special meeting during regular business hours and during the special meeting. Any stockholder of record in attendance at the special meeting and entitled to vote may do so in person, even if such stockholder returned a proxy.

Support is actively monitoring the circumstances surrounding the coronavirus (COVID-19) pandemic and is sensitive to the public health and travel concerns stockholders may have and the protocols or restrictions that federal, state, and local governments may impose. In the event it is not possible or advisable to hold the special meeting in person, Support will publicly announce a determination to hold a virtual special meeting by filing a notice of the change(s) to the special meeting, and in a press release available at Support’s website as soon as practicable before the special meeting. In the event the special meeting is conducted virtually, it will be held at the same time and on the same date as indicated above, via a live audio webcast. You or your proxyholder will be able to participate, vote and examine the list of stockholders at a virtual special meeting in the event that the special meeting is not held in person.

By Order of the Board of Directors,

Lance Rosenzweig

Chief Executive Officer

Wilmington, DE

[            ], 2021

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, YOU ARE URGED TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED.

The accompanying proxy statement/prospectus provides important information regarding the special meeting and a detailed description of the Merger Agreement, the Merger and the other proposals described above. You are urged to read carefully and in their entirety the accompanying proxy statement/prospectus, the annexes included with the proxy statement/prospectus and the documents incorporated by reference into the accompanying proxy statement/prospectus. If you have any questions concerning the Merger Agreement, the Merger, the special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your shares, please contact our proxy solicitor:

Harkins Kovler, LLC

3 Columbus Circle, 15FL

New York, NY 10019

Toll: +1 (212) 468-5380

Toll Free: +1 (800) 326-5997

Email: SPRT@harkinskovler.com

i

ANNEXES

Annex A	—	Agreement and Plan of Merger, dated as of March 19, 2021, among Greenidge Generation Holdings Inc., Support.com, Inc. and GGH Merger Sub, Inc.

Annex B	—	Support Agreement, dated as of March 19, 2021, among Greenidge Generation Holdings Inc. and certain stockholders of Support.com, Inc.

Annex C	—	Subscription Agreement, dated as of March 19, 2021, among 210 Capital, LLC and Support.com, Inc.

Annex D	—	Opinion of Support’s Financial Advisor

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Support from other documents that are not included in or delivered with this proxy statement/prospectus. For a list of the specific documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” beginning on page 182.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge by requesting them in writing or by telephone as follows:

For information related to Support:

Support.com, Inc.

777 S. Figueroa Street, Suite 4600

DPT# 2009

Los Angeles, California 90017

Telephone: (650) 556-9440

or

Harkins Kovler, LLC

3 Columbus Circle, 15FL

New York, NY 10019

Toll: +1 (212) 468-5380

Toll Free: +1 (800) 326-5997

Email: SPRT@harkinskovler.com

To receive timely delivery of the documents in advance of the special meeting, you should make your request no later than [ __ ], 2021, which is five business days before the special meeting.

In addition, you may obtain copies of documents filed by Support with the SEC on Support’s website at www.support.com. We are not incorporating the contents of the websites of Support or any other entity into this proxy statement/prospectus.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Greenidge, constitutes a prospectus of Greenidge under Section 5 of the Securities Act, with respect to the shares of class A common stock of Greenidge to be issued to Support stockholders pursuant to the Merger Agreement. This document also constitutes a proxy statement of Support under Section 14(a) of the Exchange Act.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus with respect to the Merger. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus with respect to the Merger. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this proxy statement/prospectus to Support stockholders nor the issuance by Greenidge of its class A common stock in connection with the Merger will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding Greenidge has been provided by Greenidge, and information contained in this proxy statement/prospectus regarding Support has been provided by Support.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

INDUSTRY AND MARKET DATA

This proxy statement/prospectus contains information concerning the market and industry in which Greenidge conducts its business. Greenidge operates in an industry in which it is difficult to obtain precise industry and market information. Greenidge has obtained market and industry data in this proxy statement/prospectus from industry publications and from surveys and studies conducted by third parties that Greenidge believes to be reliable, including information produced by S&P Global, Blockchain.com, BitOoda Research and Digiconomist. Greenidge cannot assure you of the accuracy and completeness of such information, and it has not independently verified the market and industry data contained in this proxy statement/prospectus or the underlying assumptions relied on therein. Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. As a result, you should be aware that any such market, industry and other similar data may not be reliable. While Greenidge is not aware of any misstatements regarding any industry data presented in this proxy statement/prospectus, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the section entitled “Risk Factors” below.

Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause actual results to differ materially from those expressed in any forecasts, estimates or other forward-looking statements.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, (i) “Greenidge” refers to, as dictated by the context, Greenidge Generation Holdings Inc. either by itself or together with its consolidated subsidiaries prior to the Merger and, following consummation of the Merger, together with Support, (ii) “Support” refers to Support.com, Inc., which, following consummation of the Merger, will be a wholly-owned subsidiary of Greenidge, and (iii) “Merger Sub” means GGH Merger Sub, Inc., a Delaware corporation.

The terms “we,” “us,” and “our” are used to refer to either “Greenidge” or “Support” as specifically stated within a section of this document or as the context may otherwise provide or indicate.

In addition, the following terms are commonly used throughout this document and have the meaning set forth below:

“amended and restated certificate of incorporation” means the Amended and Restated Certificate of Incorporation of Greenidge, as filed with the Secretary of State of Delaware on March 16, 2021.

“BTIG” means BTIG, LLC.

“bylaws” means the Amended and Restated Bylaws of Greenidge, as adopted on April 28, 2021.

“class A common stock” means the class A common stock, par value $0.0001 per share, of Greenidge.

“class B common stock” means the class B common stock, par value $0.0001 per share, of Greenidge.

“Closing” means the closing of the Merger.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Controlling Stockholder” means Atlas Capital Resources (A9) LP.

“DGCL” means the General Corporation Law of the State of Delaware.

“Effective Time” means the date and time upon which the Merger is consummated by filing a certificate of merger with the Secretary of State of the State of Delaware relating to the Merger.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means United States generally accepted accounting principles.

“GGH LLC” means Greenidge Generation Holdings LLC, a Delaware limited liability company, together with its consolidated subsidiaries (which includes Greenidge Generation).

“Greenidge board” means the board of directors of Greenidge.

“Greenidge capital stock” means the class A common stock, the class B common stock and the series A preferred stock, in each case, of Greenidge.

“Greenidge common stock” means, collectively, the class A common stock and class B common stock of Greenidge.

“Greenidge Generation” means Greenidge Generation LLC, a Delaware limited liability company, alone, without inclusion of any of its parent or subsidiary entities whether before or after the Merger.

“Greenidge Issuances” means the issuance of (i) from and after consummation of the Merger, 562,174 shares of class A common stock to the Investor as a consulting fee in connection with the transactions contemplated by the Merger Agreement, (ii) from and after consummation of the Merger, options or warrants to purchase 344,800 shares of class A common stock at an exercise price of $6.25 per share of class A common stock to B. Riley Securities, Inc., (iii) 160,000 shares of class B common stock issued as consideration for bitcoin mining equipment, and (iv) all of the shares of Greenidge common stock underlying outstanding vested options reserved under the 2021 Plan.

“Greenidge stockholder” means each holder of Greenidge capital stock.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor” means 210 Capital, LLC.

“Investor Fee” means 562,174 shares of class A common stock issuable to the Investor pursuant to the Merger Agreement.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Merger” means the merger of Merger Sub with and into Support with Support being the surviving entity.

“Merger Agreement” means that Agreement and Plan of Merger, dated as of the Signing Date, by and among Greenidge, Merger Sub and Support, as it may be amended from time to time.

“Merger Consideration” means 2,998,261 shares of class A common stock.

“Merger Sub” means GGH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Greenidge.

“Nasdaq” means the Nasdaq Capital Market.

“NYISO” means the New York Independent Systems Operator.

“Opinion” means the written opinion of BTIG attached to this proxy statement/prospectus as Annex D.

“Per Share Merger Consideration” means a number of shares of class A common stock equal to the Exchange Ratio.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“series A preferred stock” means the series A preferred stock, par value $0.0001 per share, of Greenidge.

“Signing Date” means March 19, 2021.

“special meeting” means the special meeting of the Support stockholders to consider and vote upon the Merger Proposal, the Advisory Proposal and the Adjournment Proposal.

“Support awards” means any and all restricted stock units of Support and any other securities, rights or instruments of Support that are or could be convertible or exchangeable for Support common stock or otherwise could result in the issuance of Support common stock (whether or not upon the occurrence of any trigger or event, the satisfaction of any condition or consideration or otherwise, including with respect to the passage of time, that may otherwise be required with respect thereto), but which are not issuable upon payment of an exercise price, whether cashless or otherwise (or similar mechanic); provided, however, that the term “Support award” shall not include Support options.

“Support board” means the board of directors of Support.

“Support common stock” means the common stock, par value $0.0001 per share, of Support.

“Support options” means an option to purchase shares of Support common stock and any other securities, rights or instruments of Support that are or could be convertible or exchangeable for Support common stock or otherwise could result in the issuance of Support common stock, but which are issuable upon payment of an exercise price, whether cashless or otherwise (or similar mechanic).

“Support stockholder” means each holder of Support common stock.

“Termination Date” means December 22, 2021.

“VWAP” means the volume weighted average trading price per share of Support common stock for the ten-trading day period ending on and including the second business day immediately preceding the Closing Date.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are some questions that you, as a stockholder of Support, may have regarding the special meeting of stockholders and the matters to be considered at the special meeting, as well as brief answers to those questions. You are urged to read carefully this entire proxy statement/prospectus, including the annexes included with the proxy statement/prospectus and the other documents incorporated by reference herein. See “Where You Can Find More Information.”

Q:	Why am I receiving this document and why am I being asked to vote on the Merger Agreement?

A:

On the Signing Date, Support entered into the Merger Agreement with Greenidge, pursuant to which Merger Sub will merge with and into Support, with Support continuing as the surviving corporation and a wholly-owned subsidiary of Greenidge. In order to complete the Merger, Support stockholders must vote to adopt the Merger Agreement.

Support is holding a special meeting of stockholders in order to, among other things, obtain the stockholder approval necessary to adopt the Merger Agreement. The adoption of the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding shares of Support common stock entitled to vote thereon. It is important that stockholders vote their shares on this matter, regardless of the number of shares owned.

This document is being delivered to you as both a proxy statement and a prospectus in connection with the Merger. It is the proxy statement by which Support’s board of directors is soliciting proxies from Support stockholders to vote at the special meeting, or at any adjournment or postponement of the special meeting. In addition, this document is the prospectus of Greenidge pursuant to which it will issue class A common stock to the Support stockholders as Merger Consideration in connection with the Merger.

Q:	What are Support stockholders being asked to vote on?

A:	Support stockholders are being asked to vote on the following proposals:

•	to adopt the Merger Agreement (the “Merger Proposal”);

•	to approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided to named executive officers in connection with the Merger (the “Advisory Proposal”); and

•

to approve the adjournment of the special meeting to a later date, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve the Merger Proposal (the “Adjournment Proposal”).

Q:	When and where is the special meeting?

A:	The special meeting will be held on [ __ ], 2021 at 8:00 a.m., Pacific Time, at [ __ ].

Q:	Who is entitled to vote at the special meeting?

A:

All holders of Support’s common stock as of the record date for the special meeting (5 p.m. Eastern Time on [ __ ], 2021) are entitled to receive notice of, and to vote at, the special meeting. As of the close of business on the record date, there were [ __ ] shares of Support common stock issued and outstanding. Each holder of Support common stock as of the record date is entitled to one vote per share.

Q:	What constitutes a quorum for the special meeting?

A:

The presence at the commencement of the special meeting, in person or by proxy, of a majority of the shares of Support common stock issued and outstanding and entitled to vote as of the record date constitutes a quorum for the special meeting. Abstentions will be deemed present at the special meeting for the purpose of determining the presence of a quorum. Shares held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee holder of record will not be deemed present at the special meeting for the purpose of determining the presence of a quorum.

Q:	What stockholder vote is required for the approval of each proposal at the special meeting?

A:	The following are the vote requirements for the approval of the proposals at the special meeting:

•

Merger Proposal: Assuming that a quorum is present, approval of the Merger Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Support common stock entitled to vote thereon.

•

Advisory Proposal: Assuming that a quorum is present, approval of the Advisory Proposal requires the affirmative vote of the holders of a majority of the shares present or represented by proxy at the special meeting and entitled to vote thereon.

•

Adjournment Proposal: Assuming that a quorum is present, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares present or represented by proxy at the special meeting and entitled to vote thereon.

In connection with the execution of the Merger Agreement, the Investor and all directors and certain executive officers of Support entered into a voting support agreement with Greenidge as of the Signing Date (the “Voting Agreement”), pursuant to which they have agreed to vote all of the shares of Support common stock that they beneficially own to approve the Merger Proposal, the Advisory Proposal and the Adjournment Proposal at the special meeting and have granted Greenidge their irrevocable proxy to vote such shares in such manner if they fail to perform their obligations under the Voting Agreement. As of the record date, the outstanding shares of Support common stock subject to the Voting Agreement represent approximately [    ] of the Support common stock as of that date.

Q:	What if I abstain from voting on any proposal?

A:

If you attend the special meeting or submit (and do not thereafter revoke) a properly executed proxy card, even if you abstain from voting, your shares of Support common stock will still be counted for purposes of determining whether a quorum is present at the special meeting. An abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal, but an abstention from voting will have no effect on the outcome of the Advisory Proposal or the Adjournment Proposal.

Q:	How do I vote shares that are registered directly in my name?

A:	Support stockholders of record may vote their shares by:

•	By attending the special meeting and voting their shares of Support common stock in person.

•	By MAIL - Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to [ __ ], which must be received no later than the day before the special meeting date.

•

By INTERNET ([ __ ]) - Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

•

By PHONE ([ __ ]) - Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

Please carefully consider the information contained in this proxy statement/prospectus. Whether or not you plan to attend the special meeting, you are encouraged to vote via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide to attend the special meeting. If you attend the special meeting, you may also vote in person, in which case any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be revoked and superseded by the vote that you cast at the special meeting.

Q:	How do I vote my shares that are held in the name of my bank, brokerage firm or other nominee?

A:

If your shares are held by your bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your bank, brokerage firm or other nominee seeking instruction from you as to how your shares should be voted. If you beneficially own your shares and receive a voting instruction form, you can vote by following the instructions on your voting instruction form. Please refer to information from your bank, brokerage firm or other nominee on how to submit voting instructions.

Your bank, brokerage firm or other nominee will not automatically vote your shares for you. Such entities typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, banks, brokers and other nominee holders of record typically are not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. Each of the proposals to be considered at the special meeting as described in this proxy statement/prospectus are considered non-routine. Therefore banks, brokers, and other nominee holders of record do not have discretionary authority to vote on any of these proposals.

Broker non-votes are shares held by a bank, broker or other nominee holder of record that are present in person or represented by proxy at the special meeting, but with respect to which the bank, broker or other nominee holder of record is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and does not have discretionary voting power on such proposal. Because, as mentioned above, banks, brokers and other nominee holders of record do not have discretionary voting authority with respect to any of the proposals to be considered at the special meeting as described in this proxy statement/prospectus, if a beneficial owner of shares held in “street name” does not give voting instructions to the broker, bank or other nominee holder of record, then those shares will not be present in person or represented by proxy at the special meeting and will not count for purposes of determining if a quorum is present at the special meeting. As a result, there will not be any broker non-votes in connection with the proposals to be considered at the special meeting as described in this proxy statement/prospectus.

You are not able to vote at the special meeting unless you have a proxy, executed in your favor, from the stockholder of record (bank, brokerage firm or other nominee) giving you the right to vote the shares. To vote in person at the special meeting, you will need to contact your bank, brokerage firm or other nominee holder of record to obtain a written legal proxy to bring to the meeting.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of Support common stock. The document used to designate a proxy to vote your shares of Support common stock is called a “proxy card”.

Q:	How will my shares be voted at the special meeting?

A:

If you correctly submit your proxy via the Internet, by telephone, or by mail, the persons named in your proxy card will vote your shares in the manner you requested. If you sign your proxy card and return it without indicating how you would like to vote your shares, your proxy will be voted as Support’s board of directors unanimously recommends, which is “FOR” each of the proposals.

Q:	Can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy or change your vote in person at any time before the closing of the polls at the special meeting.

If you are a stockholder of record at the record date for the special meeting, you can revoke your proxy or change your vote by:

•	delivering to Support (at 777 South Figueroa Street, Suite 4600, DPT# 2009, Los Angeles, CA 90017-2513) a written instrument that revokes the proxy, which is received prior to the special meeting;

•	submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 P.M. Eastern Time the day before the meeting date, or by mail that is received prior to the special meeting; or

•

attending the special meeting (or, if the special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which automatically will cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank or other nominee holder of record, you must contact your brokerage firm, bank or other nominee holder of record to change your vote or obtain a written legal proxy to vote your shares if you wish to cast your vote in person at the special meeting.

Q:	What happens if I sell my shares after the record date but before the special meeting?

A:

The record date for the special meeting (5 p.m. Eastern Time on [ __ ], 2021) is earlier than the date of the special meeting. If you sell or otherwise transfer your shares after the record date but before the date of the special meeting, you will retain your right to vote at the special meeting. However, you will not have the right to receive any portion of the Merger Consideration in respect of such shares. In order to receive your portion of the Merger Consideration, you must hold your shares through completion of the Merger.

Q:	What do I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus, the related proxy card or voting instruction forms. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in “street name,” or otherwise through another nominee holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please separately submit votes for each set of voting materials in order to ensure that all of your shares are voted.

Q:	Are stockholders entitled to appraisal rights?

A:

Because Greenidge class A common stock issued as Merger Consideration will be listed on a national securities exchange at Closing, which is a condition of consummating the Merger, the Support stockholders are not entitled to appraisal rights in connection with the consummation of the Merger.

Q:	Does Support’s board of directors recommend that stockholders approve the Merger Proposal?

A:

Yes. Support’s board of directors has unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Support and its stockholders, and unanimously recommends that Support stockholders vote “FOR” the approval of the Merger Proposal at the special meeting. See “Proposal I: The Merger Proposal.”

Q:	Why am I being asked to vote on the compensation that will or may be paid or provided to named executive officers in connection with the Merger?

A:

The SEC has adopted rules that require Support to seek stockholder approval of the Advisory Proposal, which is an advisory (non-binding) vote on compensation that is tied to or based on the completion of the Merger and that will or may be paid or provided to named executive officers in connection with the Merger.

Q:	Does Support’s board of directors recommend that Support stockholders approve the Advisory Proposal?

A:	Yes. Support’s board of directors unanimously recommends that Support stockholders vote “FOR” the Advisory Proposal at the special meeting. See “Proposal II: Advisory Proposal.”

Q:	What happens if the Advisory Proposal is not approved?

A:

Approval of the Advisory Proposal is not a condition to completion of the Merger. The vote is an advisory vote and is not binding. If the Merger is completed, named executive officers may be paid compensation in connection with the Merger even if Support stockholders fail to approve the Advisory Proposal.

Q:	Does Support’s board of directors recommend that Support stockholders approve the Adjournment Proposal?

A:	Yes. Support’s board of directors unanimously recommends that Support stockholders vote “FOR” the Adjournment Proposal. See “Proposal III: Adjournment Proposal.”

Q:	What are the reasons for the Merger?

A:

In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the Support board evaluated the Merger in consultation with Support’s management, as well as Support’s financial and legal advisors, and considered a number of factors, including, among others, the following:

•	the attractive value of the merger consideration;

•

the merger consideration to be received by Support stockholders was more favorable to Support stockholders than the potential value that might result from other alternatives reasonably available to Support;

•	the risks and anticipated value of continued independence of Support on a standalone basis;

•	the Support board considered the likelihood of the completion of the Merger to be high;

•

the financial analysis presented to the Support board by BTIG and the Opinion of BTIG delivered to the Support board, to the effect that, as of March 19, 2021, and based upon and subject to the assumptions made, procedures followed, factors considered, limitations of the review undertaken and qualifications contained therein, the Per Share Merger Consideration to be received by the holders of Support common stock (other than the Investor) was fair, from a financial point of view, to such holders, as more fully described below in the section entitled “Proposal I: The Merger—Opinion of Support’s Financial Advisor” beginning on page 77 of this proxy statement/prospectus. The full text of BTIG’s written Opinion is attached as Annex D to this proxy statement/prospectus and is incorporated herein by reference;

•	the opportunity for Support to receive alternative proposals, the Support board to change its recommendation and terminate the Merger to accept a superior proposal; and

•	certain other considerations.

For additional information, see the section “Proposal I: The Merger—Reasons for the Merger”.

Q:	What will I receive in the Merger?

A:

Under the Merger Agreement, the aggregate consideration payable to holders of Support common stock, Support options and Support awards consists of 2,998,261 shares of class A common stock of Greenidge.

At the Effective Time of the Merger and subject to the terms and conditions set forth in the Merger Agreement, except for shares held in treasury by Support, each share of Support common stock that is issued and outstanding will be cancelled and automatically converted into the right to receive a number of shares of class A common stock equal to the Exchange Ratio.

Subject to the terms of the Merger Agreement, the Exchange Ratio is a fraction, expressed as a decimal rounded to the nearest one-thousandth, equal to the quotient of (i) 2,998,261 shares of class A common stock divided by (ii) the fully diluted number of outstanding shares of Support common stock as calculated pursuant to the Merger Agreement. Under the Merger Agreement, such fully diluted amount shall be the sum of (a) the total number of shares of capital stock of Support outstanding as of immediately prior to the Effective Time plus (b) the total number of shares of Support common stock underlying all Support awards outstanding as of the close of business on the second business day immediately preceding the Closing Date plus (c) the total number of shares of Support common stock underlying all Support options outstanding as of the close of business on the second business day immediately preceding the Closing Date, based on a treasury method share calculation using the volume weighted average trading price per share of Support common stock for the ten trading day period ending on and including the second business day immediately preceding the Closing Date (i.e., the VWAP).

The table below shows illustrative Exchange Ratios at various assumed VWAPs and assumes there are outstanding 24,105,611 shares of Support common stock, 126,900 Support awards and 1,898,263 shares of Support common stock underlying all Support options with an average exercise price of $1.61. In the table below, $2.14 is the closing sale price per share of Support’s common stock on March 19, 2021, the last trading day prior to the date of public announcement of the execution of the Merger Agreement, and $[    ] is the VWAP for the ten-trading day period ending on [    ].

VWAP of Support Common Stock	Exchange Ratio
$2.14	0.121
$4.00	0.118
$5.00	0.117
$6.00	0.117
$7.00	0.117
$8.00	0.116

The calculation of the final Exchange Ratio will be determined in accordance with the formulas set forth in the Merger Agreement and announced immediately prior to the Closing.

The class A common stock of Greenidge that Support stockholders will receive in the Merger will have the same economic terms as the class B common stock of Greenidge, but the shares of class A common stock will have one vote per share in any matters on which Greenidge shareholders are entitled to vote generally and the shares of class B common stock will have ten votes per share in any matters on which Greenidge shareholders are entitled to vote generally.

Q:	What will be the business of the combined company upon completion of the Merger?

A:

Following completion of the Merger, Support will become a wholly-owned subsidiary of Greenidge, and the combined company’s business upon completion of the Merger will primarily be the existing business of Greenidge. Greenidge owns and operates a vertically integrated bitcoin mining and power generation facility in the Town of Torrey, New York with an environmentally-sound, approximately 106 MW natural gas power plant that has undergone a remarkable transformation in recent years. Greenidge enjoys significant competitive advantages including low fixed costs, an efficient mining fleet, in-house operational expertise and low power costs due to its access to some of the least expensive natural gas in North America. Greenidge is currently mining bitcoin and contributing to the security and transactability of the bitcoin ecosystem while concurrently meeting the power needs of homes and businesses in its region. On July 2, 2021, Greenidge announced that it had signed a letter of intent to execute a 10-year lease for a facility in Spartanburg, South Carolina at which Greenidge intends to develop its next bitcoin mining operation, using existing electrical infrastructure at the location. Greenidge expects that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral.

Support provides customer and technical support solutions delivered by homebased employees. It is expected that the Support business will continue to operate as a wholly-owned subsidiary of Greenidge.

Q:	What will happen if the Merger is not completed?

A:

If the Merger Proposal is not approved by the Support stockholders or if the Merger is not completed for any other reason, Support’s stockholders will not receive any payment for their shares of Support common stock in connection with the Merger. Instead, Support would remain a public company and its common stock would continue to be listed and traded on the Nasdaq Capital Market, assuming Support meets all of Nasdaq’s continuing listing standards. As such, Support stockholders would continue to be subject to the risks and opportunities to which they are subject as an investor in Support as a public company.

If the Merger is not completed, and depending on the circumstances that would have caused the Merger not to be completed, the price of Support’s common stock may decline significantly and Support may experience a negative impact on its business. If that were to occur, it is uncertain when, if ever, the price of Support’s common stock would return to the price at which it trades as of the date of this proxy statement/prospectus. Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of shares of Support common stock.

If the Merger Agreement is terminated under specified circumstances, Support may be required to pay Greenidge a termination fee of up to $3.5 million or otherwise reimburse Greenidge’s fees and expenses of up to $2.0 million. For more information, see “The Merger Agreement—Termination Fees and Expenses” below.

In addition, if the Merger is not consummated, then the Investor will have certain rights to elect or appoint individuals to the Support board of directors, as more fully described below under “The Subscription Agreement”. Upon the earlier of December 31, 2021 or thirty days following the termination of the Merger Agreement, the Investor will have certain registration rights with respect to the Purchased Shares, as more fully described below under “The Subscription Agreement”.

Q:	Is completion of the Merger subject to any conditions?

A:

Yes. Support and Greenidge are not required to complete the Merger unless a number of conditions are satisfied (or, to the extent permitted by applicable law, waived). These conditions include, among others, the approval of the Merger Proposal described in this proxy statement/prospectus by Support stockholders and the approval of the listing of the shares of class A common stock to be issued in the Merger on Nasdaq, subject only to official notice of issuance. For a complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the Merger, see “The Merger Agreement—Conditions to Completion of the Merger.”

Q:	When do you expect to complete the Merger?

A:

As of the date of this proxy statement/prospectus, the parties expect to complete the Merger in the third quarter of 2021, subject to the satisfaction of the conditions described elsewhere in this proxy statement/prospectus. However, no assurance can be given as to when, or if, the Merger will be completed.

Q:	How do I attend the special meeting in person?

A:

You are invited to attend the special meeting in person only if you were a Support stockholder as of 5 p.m. Eastern Time on [    ], 2021, the record date for the special meeting, if you hold a valid proxy for the special meeting, or if you are guest invited by Support. In addition, if you are a Support stockholder of record (owning shares of Support common stock in your own name), prior to your being admitted to the special meeting, your name will be verified against a list of registered Support stockholders on the record date. If you are not a Support stockholder of record but hold shares in “street name,” i.e., through a bank, broker or nominee, you must bring proof of your beneficial ownership to the special meeting. For example, you could bring an account statement showing that you beneficially owned shares of Support common stock as of the record date as acceptable proof of ownership. Both record and beneficial stockholders should bring photo identification and an appropriate face covering for entrance to the special meeting. Social distancing measures will be employed and attendees will need to wear face coverings throughout the duration of the special meeting.

Q:	Who is soliciting my vote? Who will pay for the cost of this proxy solicitation?

A:

The Support board is soliciting your proxy, and Support will bear the cost of soliciting proxies. Harkins Kovler, LLC has been retained to assist with the solicitation of proxies and provide related proxy advisory services. Harkins Kovler, LLC will be paid a final fee expected not to exceed $25,000 for these services in connection with the special meeting.

Q:	What do I need to do now?

A:

Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes included in this proxy statement/prospectus and the documents incorporated herein by reference. Then, please vote your shares in accordance with the instructions contained in this proxy statement/prospectus.

Q:	When will Support announce the voting results of the special meeting, and where can I find the voting results?

A:

Support intends to announce the preliminary voting results at the special meeting and will report the final voting results of the special meeting in a Current Report on Form 8-K filed with the SEC within four business days after the meeting. All reports that Support files with the SEC are publicly available when filed.

Q:	Who should I contact with questions?

A:

If you have any questions concerning the special meeting, any of the proposals to be considered at the special meeting, or the accompanying proxy statement/prospectus, or if you need help voting your shares, please contact Support’s proxy solicitor:

Harkins Kovler, LLC

3 Columbus Circle, 15FL

New York, NY 10019

Toll: +1 (212) 468-5380

Toll Free: +1 (800) 326-5997

Email: SPRT@harkinskovler.com

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to carefully read the entire proxy statement/prospectus, including the annexes to this proxy statement/prospectus and the other documents incorporated by reference herein. See “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (See Page 58)

Support.com, Inc.

Support provides customer and technical support solutions delivered by home-based employees. Support’s homesourcing model, which enables outsourced work to be delivered by people working from home, has been specifically designed for remote work, with attention to security, recruiting, training, delivery, and employee engagement. See “The Companies—Support.com, Inc.” for additional information regarding Support.

Support’s principal executive offices are located at 1521 Concord Pike (US 202), Suite 301, Wilmington, DE 19803, and its telephone number is (650) 556-9440. Support’s website is www.support.com. Information on Support’s website is not incorporated by reference into or otherwise part of the proxy statement/prospectus. Support’s common stock is listed on the Nasdaq Capital Market under the symbol “SPRT.” Additional information about Support is included in documents incorporated by reference in the proxy statement/prospectus. Please see “Where You Can Find More Information”.

Greenidge Generation Holdings Inc.

Greenidge owns and operates a vertically integrated bitcoin mining and power generation facility in the Town of Torrey, New York with an environmentally-sound, approximately 106 MW natural gas power plant that has undergone a remarkable transformation in recent years. Greenidge enjoys significant competitive advantages including low fixed costs, an efficient mining fleet, in-house operational expertise and low power costs due to its access to some of the least expensive natural gas in North America. Greenidge is currently mining bitcoin and contributing to the security and transactability of the bitcoin ecosystem, while concurrently meeting the power needs of homes and businesses in its region.

Greenidge is currently a privately-held corporation and its securities are not traded on any exchange. Greenidge has applied to list its class A common stock on Nasdaq under the trading symbol “GREE”. The approval of such listing, including the shares of class A common stock issued in the Merger, subject only to official notice of issuance, is a condition to the obligations of Support and Greenidge to complete the Merger.

The principal executive offices of Greenidge are located at 590 Plant Road, Dresden, NY 14441, and its telephone number is (315) 536-2359. Greenidge maintains a website at www.greenidge.com. Information on Greenidge’s website is not incorporated by reference into or otherwise part of this proxy statement/prospectus.

See “Information about Greenidge” and “Management Discussion and Analysis of Financial Condition and Results of Operations for Greenidge” for important business and financial information regarding Greenidge.

GGH Merger Sub, Inc.

Merger Sub was formed in the State of Delaware on February 26, 2021 and is a wholly-owned subsidiary of Greenidge. Merger Sub was formed solely for the purpose of completing the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger Agreement and the Merger.

Merger Sub is a privately-held corporation and its securities do not trade on any marketplace. The principal executive offices of Merger Sub are located at c/o Greenidge Generation Holdings Inc., 590 Plant Road, Dresden, NY 14441, and its telephone number is (315) 536-2359.

The Merger (See Page 65)

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, Merger Sub shall be merged with and into Support, with Support surviving the Merger as a wholly-owned subsidiary of Greenidge.

The Merger will be completed and become effective at such time as the certificate of merger for the Merger is accepted by the Secretary of State of the State of Delaware (or at such time as agreed to between Support and Greenidge and specified in such certificate of merger in accordance with applicable law). Unless another date and time are agreed to by Support and Greenidge, completion of the Merger will occur no earlier than the second business day following the day on which the last of the conditions set forth in the Merger Agreement is to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions).

As of the date of this proxy statement/prospectus, the parties expect that the Merger will be completed in the third quarter of 2021. However, completion of the Merger is subject to the satisfaction or waiver of the conditions to completion of the Merger, which are summarized below. There can be no assurances as to when, or if, the Merger will occur. If the Merger is not completed on or before December 22, 2021, either Support or Greenidge may terminate the Merger Agreement. The right to terminate the Merger Agreement if the Merger is not completed on or prior to such date will not be available to either of Support or Greenidge if the failure of the Merger to be consummated by such date is due to a material breach by such party of any representation, warranty, covenant or other agreement of such party set forth in the Merger Agreement. See “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger Agreement—Termination of the Merger Agreement.”

Upon the completion of the Merger, the principal executive offices of Greenidge will continue to be located at 590 Plant Road, Dresden, NY 14441 and its telephone number will be (315) 536-2359.

A copy of the Merger Agreement, as amended to the date of this proxy statement/prospectus, is attached as Annex A to this proxy statement/prospectus. You should read the Merger Agreement carefully because it is the legal document that governs the Merger.

Special Meeting of Support’s Stockholders (See Page 60)

Meeting. The special meeting will be held on [ __ ], 2021 at 8:00 a.m., Pacific Time, at [ __ ]. At the special meeting, Support’s stockholders will be asked to consider and vote on the Merger Proposal, the Advisory Proposal and the Adjournment Proposal. Under Support’s bylaws, the business to be conducted at the special meeting will be limited to the proposals set forth in the notice to Support’s stockholders provided with this proxy statement/prospectus.

Record Date. Support’s board of directors has fixed 5 p.m. Eastern time on [ __ ], 2021 as the record date for determination of the stockholders entitled to vote at the special meeting, or any adjournment or postponement thereof. Only Support stockholders of record at the record date are entitled to receive notice of, and to vote at, the special meeting, or any adjournment or postponement thereof. As of the close of business on the record date, there were [ __ ] shares of Support common stock issued and outstanding. Each holder of Support common stock is entitled to one vote per share.

Quorum. The presence at the commencement of the special meeting, in person or by proxy, of a majority of the shares of Support common stock issued and outstanding and entitled to vote as of the record date constitutes a quorum for the special meeting. Abstentions will be deemed present at the special meeting for the purpose of determining the presence of a quorum. Shares held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank or other nominee holder of record on any of the proposals to be voted on at the special meeting, and shares with respect to which the beneficial owner otherwise fails to vote, will not be deemed present at the special meeting for the purpose of determining the presence of a quorum. Accordingly, you are encouraged to provide voting instructions to your broker, whether or not you plan to attend the special meeting. There must be a quorum to hold the special meeting. Failure of a quorum to be present at the special meeting will necessitate an adjournment of the meeting and will subject Support to additional expense.

Required Vote. Assuming that a quorum is present, approval of the Merger Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Support common stock entitled to vote thereon and approval of the Advisory Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Support common stock present or represented by proxy at the special meeting entitled to vote thereon.

Share Ownership of and Voting by Directors and Executive Officers. At the record date for the special meeting, Support’s directors and executive officers and their affiliates beneficially owned and had the right to vote in the aggregate [ __ ] shares of Support common stock, which represents approximately [ __ ]% of the Support common stock as of that date. In connection with the Merger Agreement, all directors and certain executive officers of Support, as well as the Investor, entered into the Voting Agreement, pursuant to which they have, among other things, agreed to vote all of the shares of Support common stock that they beneficially own to approve the Merger Proposal, Advisory Proposal and Adjournment Proposal at the special meeting and have granted Greenidge their irrevocable proxy to vote such shares in such manner if they fail to perform their obligations under the Voting Agreement.

What Support Stockholders Will Receive in the Merger (See Page 65)

Under the Merger Agreement, the aggregate consideration payable to holders of Support common stock, Support options and Support awards consists of 2,998,261 shares of class A common stock of Greenidge.

At the Effective Time of the Merger and subject to the terms and conditions set forth in the Merger Agreement, each share of Support common stock that is issued and outstanding will be cancelled and extinguished and automatically converted into the right to receive a number of shares of class A common stock equal to the Exchange Ratio.

The calculation of the final Exchange Ratio will be determined in accordance with the formulas set forth in the Merger Agreement and announced just prior to Closing. See the section entitled “The Merger Agreement—What Support Stockholders Will Receive in the Merger” for a description of the Exchange Ratio.

Assuming a price per share of Support common stock of $[ __] (which is the VWAP for the ten-trading day period ending on [__], 2021) and that the fully diluted amount of Support common stock is [__], then the Exchange Ratio is [__]. Note that this is only an illustrative Exchange Ratio and the final Exchange Ratio will be determined pursuant to the formulas in the Merger Agreement.

Treatment of Support Equity Awards (See Page 66)

At the Effective Time of the Merger and subject to the terms and conditions set forth in the Merger Agreement, each outstanding Support option will accelerate, and the holder of each Support option will receive a number of shares of class A common stock of Greenidge equal to the Exchange Ratio multiplied by the number of shares of Support common stock underlying such Support option, less a number of shares of class A common stock (with the value of such shares being calculated using the VWAP) to be withheld in satisfaction of the aggregate exercise price of such Support option and, unless such holder has elected to satisfy such obligation with cash, such holder’s tax withholding obligations.

At the Effective Time of the Merger and subject to the terms and conditions set forth in the Merger Agreement, each outstanding Support award will accelerate, and the holder of each such Support award will receive a number of shares of class A common stock of Greenidge equal to the Exchange Ratio multiplied by the number of shares of Support common stock underlying such Support award, less a number of shares of class A common stock (with the value of such shares being calculated using the VWAP) to be withheld in satisfaction of such holder’s tax withholding obligations, unless such holder has elected to satisfy such obligation with cash.

From and after the Effective Time of the Merger, there will be no outstanding equity awards of Support.

Recommendations of the Board and its Reasons for the Merger (See Page 65 and 73)

The Support board has unanimously determined that the Merger and the transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Support and Support stockholders, and recommends that Support stockholders vote “FOR” the Merger Proposal. For the factors considered by the Support board in reaching this decision, see “Proposal I: The Merger—Reasons for the Merger.”

Ownership of Greenidge Common Stock After the Merger (See Page 66)

Assuming the Merger were to be completed as of the date immediately prior to the date of this proxy statement/prospectus, the 2,998,261 shares of class A common stock payable as Merger Consideration would represent approximately 7.7% of the outstanding capital stock of Greenidge, after giving effect to the shares to be issued in or underlying the Greenidge Issuances and the current stockholders of Greenidge would own approximately 90.0% of the outstanding capital stock of Greenidge, after giving effect to the shares issued or to be issued in or underlying the Greenidge Issuances.

If Greenidge consummates additional issuances of its capital stock in addition to the Greenidge Issuances prior to the Closing, then the pro forma ownership percentages described above will be reduced.

Opinion of Support’s Financial Advisor (See Page 77)

The Support board engaged BTIG to render an opinion as to whether the Per Share Merger Consideration to be received by holders of Support common stock (other than the Investor) is fair, from a financial point of view, to such holders. BTIG rendered its Opinion orally at a meeting of the Support board, subsequently confirmed in writing on March 19, 2021, that the Per Share Merger Consideration to be received by holders of Support common stock (other than the Investor) was fair, from a financial point of view, to such holders.

The full text of BTIG’s written Opinion, dated March 19, 2021, which describes the assumptions made and limitations upon the review undertaken by BTIG in preparing its Opinion for the Merger is attached hereto as Annex D, and is incorporated by reference herein. You should read the Opinion carefully in its entirety. BTIG provided its Opinion to the Support board (in its capacity as such) for the benefit and use of the Support board in connection with and for purposes of its evaluation of the Per Share Merger Consideration from a financial point of view. BTIG’s Opinion does not address any other term or aspect of the Merger and no opinion or view was expressed as to the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative business transaction, or other alternatives, or whether or not such alternatives could have been achieved or were available. BTIG’s Opinion does not constitute a recommendation to any holder of shares of Support common stock as to how to vote or act in connection with the Merger or any related matter.

Interests of Support Directors and Executive Officers in the Merger (See Page 90)

In considering the recommendations of the Support board to vote for the Merger Proposal, you should be aware that certain of the current directors and executive officers of Support have interests in the Merger that may be different from, or in addition to, the interests of unaffiliated Support stockholders generally and may create potential conflicts of interest. The Support board was aware of each of these interests in reviewing, considering and negotiating the terms of the proposed Merger and in recommending that Support stockholders approve the adoption of the Merger Agreement.

For example, in connection with the Closing of the Merger, all Support options and Support awards held by Support’s executive officers and directors will be accelerated in full and converted into the right to receive a portion of the Merger Consideration pursuant to the terms and conditions of the Merger Agreement. In addition, certain Support executive officers are subject to certain severance arrangements and the Support directors and officers are entitled to certain indemnification arrangements in their capacities as directors and officers of Support.

Appraisal Rights Available to Stockholders (See Page 96)

Because Greenidge class A common stock issued as Merger Consideration will be listed on a national securities exchange at Closing, which is a condition of consummating the Merger, the Support stockholders are not entitled to appraisal rights in connection with the consummation of the Merger.

Completion of the Merger is Subject to Certain Conditions (See Page 97)

The obligation of each of Support, Greenidge and Merger Sub to complete the Merger is subject to the fulfillment (or waiver, to the extent permissible under applicable law) of the following conditions:

•

the registration statement on Form S-4, of which this proxy statement/prospectus is a part, shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been initiated or threatened by the SEC;

•	the shares of class A common stock to be issued in connection with the Merger have been approved for listing on Nasdaq, subject only to official notice of the issuance of such shares;

•	there shall not be in effect any law or order issued by a governmental authority of competent jurisdiction that enjoins or makes illegal the consummation of the Merger;

•	the receipt of all approvals or consents from any governmental authority of competent jurisdiction that are necessary for the consummation of the transactions contemplated by the Merger Agreement; and

•	the adoption of the Merger Agreement by a majority of the outstanding shares of Support common stock entitled to vote at the special meeting.

In addition, the obligation of each of Greenidge and Merger Sub to complete the Merger is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of the following conditions:

•	the accuracy of Support’s representations and warranties, subject to certain limitations;

•	the delivery by Support of a customary certificate signed by an officer of Support, certifying the matters in the two bullets above;

•	the absence of a Support Material Adverse Effect; and

•	Support having at least $28.0 million in unrestricted cash, cash equivalents, marketable securities and short-term investments, net of unpaid transaction expenses, as of Closing.

In addition, the obligation of Support to complete the Merger is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of the following conditions:

•	the accuracy of Greenidge’s and Merger Sub’s representation and warranties, subject to certain limitations;

•

each of the covenants and agreements of Greenidge and Merger Sub being complied with in all material respects (except for certain interim operating covenants, which must have been complied with in all respects except for de minimis deviations);

•	the delivery by Greenidge of a customary certificate signed by an officer of Greenidge, certifying the matters in the two bullets above; and

•	the absence of a Greenidge Material Adverse Effect.

Regulatory Approvals (See Page 95)

The consummation of the Merger is not subject to any regulatory or governmental approvals or filings, other than (i) the filing of a certificate of merger with the Secretary of State of the State of Delaware and (ii) the declaration by the SEC of the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, and any required notice or other filings under applicable state securities laws.

Greenidge Nasdaq Listing; Support Delisting and Deregistration (See Page 95)

Greenidge has applied to list its class A common stock on Nasdaq under the trading symbol “GREE”. The approval of such listing, including the shares of class A common stock issued in the Merger, subject only to official notice of issuance, is a condition to the obligations of Support and Greenidge to complete the Merger under the Merger Agreement.

Support will delist shares of Support common stock from Nasdaq as promptly as practicable after the Effective Time of the Merger. In addition, Support will deregister shares of Support common stock pursuant to the Exchange Act as promptly as practicable after such delisting.

No Solicitation of Transactions; Support Board Recommendation Changes (See Page 105)

Under the Merger Agreement, until the earlier of the Closing Date and the date on which the Merger Agreement is terminated, neither Greenidge, Support nor any of their subsidiaries may, nor may any of such parties authorize any of its representatives to, directly or indirectly:

•

solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;

•	furnish any non-public information regarding such party to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

•	engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry;

•	approve, endorse or recommend any Acquisition Proposal (subject to Support’s ability to make a Board Adverse Recommendation Change, as further described below);

•	execute or enter into any letter of intent or any contract contemplating or otherwise relating to any Acquisition Transaction; or

•	publicly propose to do any of the foregoing.

However, Support’s obligations outlined in this section are subject to certain exceptions as described in the section entitled “The Merger Agreement—No Solicitation of Transactions; Support Board Recommendation Changes”.

Termination of the Merger Agreement (See Page 110)

The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

•	by either Support or Greenidge if the Merger has not occurred by December 22, 2021;

•	by either Support or Greenidge if any governmental authority has issued a final, non-appealable governmental order that permanently prevents the consummation of the Merger;

•	by either Support or Greenidge if the Support stockholders do not adopt the Merger Agreement at the special meeting;

•

by Greenidge at any time prior to adoption of the Merger Agreement by the Support stockholders at the special meeting, if (i) the Support board makes an adverse recommendation change, (ii) Support enters into any contract with respect to an alternative acquisition proposal (other than an acceptable confidentiality agreement) or (iii) Support materially breaches certain of its obligations described above in the section headed “No Solicitation of Transactions; Support Board Recommendation Changes” (each a “Triggering Event”);

•

by Greenidge or Support, if the other party (or its subsidiaries) materially breaches any representation, warranty or covenant such that the representation, warranty or covenant will not be true as of the Closing Date and such breach is not cured within thirty days after written notice of the breach;

•

by Support at any time prior to adoption of the Merger Agreement by the Support stockholders at the special meeting, if Support receives an Acquisition Proposal that the Support board has determined is a Superior Offer, such Superior Offer did not result from a material breach by Support of certain aspects of the no solicitation covenant described above, Support terminates the Merger Agreement and enters into an agreement with respect to the Superior Offer, and Support pays the termination fee within two business days of such termination; and

•	by mutual written consent of Greenidge and Support.

If the Merger Agreement is validly terminated, then the Merger Agreement will become void and there will be no liability on the part of any party, provided that the Merger Agreement’s provision regarding confidentiality, provisions summarized below under the heading entitled “—Termination Fees and Expenses” and certain other provisions shall survive termination and no party will be relieved from liability for fraud or willful breach of a representation, warranty or covenant contained in the Merger Agreement.

Termination Fees and Expenses (See Page 111)

Support is obligated to pay to Greenidge a termination fee (“Termination Fee”) of $3.5 million if Greenidge terminates the Merger Agreement upon a Triggering Event, unless such Triggering Event giving rise to the termination resulted from a change in recommendation in connection with an Intervening Event.

In addition, the Termination Fee is payable by Support to Greenidge if (A) (i) the Merger Agreement is terminated because the Support stockholders do not adopt the Merger Agreement at the special meeting or (ii) Support is in breach of a representation, warranty, covenant or other agreement, such that it would reasonably be expected to result in Support’s closing conditions not being satisfied as of the Closing (subject to cure periods specified in the Merger Agreement), (B) an Acquisition Proposal with respect to Support is publicly announced or publicly disclosed prior to the date of the special meeting (and in the case of the foregoing clause (A)(i), such announcement is not withdrawn by the time of the special meeting) and (C) within twelve (12) months following the date of such termination of the Merger Agreement, Support shall have entered into a definitive agreement with respect to an Acquisition Transaction or consummated an Acquisition Transaction.

Support has agreed to reimburse Greenidge’s fees and expenses incurred in connection with the Merger (“Termination Expenses”), up to $2.0 million, if the Merger Agreement is terminated as a result of (i) the failure of the Support stockholders to adopt the Merger Agreement at the special meeting or (ii) the occurrence of a Triggering Event (if such Triggering Event given rise to the termination resulted from a change in recommendation in connection with an Intervening Event that is not related to a Support Material Adverse Effect). In the event that a Termination Fee and any Termination Expenses are both payable by Support, the Termination Fee will be reduced by any Termination Expenses previously paid to Greenidge.

Greenidge has agreed to reimburse Support’s fees and expenses incurred in connection with the Merger, up to $2.0 million plus any fees and expenses incurred by Support in connection with any cooperation by Support with certain acts of Greenidge, if the Merger Agreement is terminated as a result of the Merger not being consummated by December 22, 2021 and, at such time, there is a required governmental approval or consent that has not been obtained or a law or order in effect that prohibits or makes illegal the Merger.

Litigation Related to the Merger (page 112)

Since the announcement of the Merger, six complaints were filed by alleged individual stockholders of Support against Support, the individual directors of Support and, in two of the cases, Greenidge and Merger Sub in various U.S. federal district courts. The lawsuits generally allege that the Form S-4 Registration Statement filed with the U.S. Securities and Exchange Commission in connection with the Merger on May 4, 2021 is misleading and/or omits certain material information. In addition, two of the lawsuits also allege that the members of the Support Board breached their fiduciary duties in negotiating and approving the Merger Agreement and that Greenidge and Merger Sub aided and abetted the Support directors’ alleged breaches of fiduciary duty. The lawsuits seek, among other things, to enjoin the Merger, or in the event that an injunction is not entered and the Merger closes, rescission of the Merger and unspecified money damages, costs and attorneys’ and experts’ fees. Support and, as applicable, Greenidge and Merger Sub believe these lawsuits are meritless and intend to defend against them vigorously.

The Voting Agreement (See Page 113)

In connection with the execution of the Merger Agreement, the Investor and all directors and certain executive officers of Support entered into the Voting Agreement with Greenidge on the Signing Date, pursuant to which they have, among other things, agreed to vote all of the shares of Support common stock that they beneficially own to approve the Merger Proposal, the Advisory Proposal and the Adjournment Proposal at the special meeting and have granted Greenidge their irrevocable proxy to vote such shares in such manner if they fail to perform their obligations under the Voting Agreement.

The Voting Agreement also contains certain standstill, non-solicitation and support provisions and restricts the Support stockholder parties from, among other things, soliciting any acquisition proposals with respect to Support, or engaging in negotiations with any person in respect of such acquisition proposals. The Voting Agreement terminates with respect to each Support stockholder party upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms and (iii) the time the Voting Agreement is terminated by mutual written consent of Greenidge and such Support stockholder.

As of the record date, the outstanding shares of Support common stock subject to the Voting Agreement represented approximately [ __ ]% of the outstanding shares of Support common stock entitled to vote on the Merger Proposal.

Subscription Agreement (See Page 115)

In connection with the execution of the Merger Agreement, and as a condition to Greenidge’s willingness to enter into the Merger Agreement, on the Signing Date, Support entered into a subscription agreement (the “Subscription Agreement”) with the Investor. Pursuant to the Subscription Agreement, the Investor subscribed for and purchased, and Support issued and sold, an aggregate of 3,909,871 shares of Support common stock (the “Purchased Shares”) for a purchase price of $1.85 per share and an aggregate purchase price of $7.2 million, representing approximately 16.6% of the outstanding shares of Support common stock at the time of the subscription, after taking into account the issuance of the Purchased Shares.

Material U.S. Federal Income Tax Consequences of the Merger (See Page 178)

Support and Greenidge have structured the Merger with the intent that it will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) (the “Intended Tax Treatment”) and assuming that the Merger is completed in the manner set forth in the Merger Agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, it is the opinion of Pillsbury Winthrop Shaw Pittman LLP, special tax counsel to Support, that the Merger will qualify for the Intended Tax Treatment, subject to the assumptions, qualifications and limitations set forth herein and in the federal income tax opinion filed herewith. However, Support and Greenidge have not sought, and will not seek, any ruling from the Internal Revenue Service (the “IRS”) regarding any matter affecting the Merger or any of the U.S. federal income tax consequences discussed herein. See “Risk Factors—Risks Related to the Merger—There can be no assurances that the IRS will treat the Merger in accordance with the Intended Tax Treatment.”

If the Merger qualifies for the Intended Tax Treatment then, subject to the limitations and qualifications referred to herein, the following U.S. federal income tax consequences would result (other than with respect to cash received in lieu of fractional shares):

•	A U.S. holder of Support common stock will not recognize any gain or loss upon the receipt of class A common stock in the Merger.

•

The aggregate adjusted tax basis of the class A common stock received in the Merger by a U.S. holder of Support common stock will be equal to the aggregate adjusted tax basis of such holder’s Support common stock exchanged therefor.

•

The holding period for class A common stock received in the Merger by a U.S. holder of Support common stock will include the holding period of such U.S. holder’s Support common stock exchanged therefor.

The foregoing is qualified by reference to, and each Support stockholder is urged to read, the sections “Material U.S. Federal Income Tax Consequences of the Merger” and “Risk Factors—Risks Related to the Merger—There can be no assurances that the IRS will treat the Merger in accordance with the Intended Tax Treatment” and to consult its tax advisor to determine the particular U.S. federal, state or local or non-U.S. income or other tax consequences to it of the Merger.

Anticipated Accounting Treatment (See Page 95)

The Merger will be accounted for as a business combination in accordance with GAAP. Under this method of accounting, Support will be treated as the “acquired” company for accounting purposes and the Merger will be treated consistent with Greenidge issuing stock for the net assets of Support. Because Greenidge will be treated as the accounting acquirer, Greenidge’s assets and liabilities will be recorded at their pre-combination carrying amounts.

Support’s assets and liabilities will be measured and recognized at their fair values as of the Closing Date, and combined with the assets, liabilities and results of operations of Greenidge after the consummation of the Merger.

Greenidge has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Greenidge’s existing stockholders will have the greatest voting interest in the combined entity following consummation of the Merger;

•	The largest individual stockholder of the combined entity is an existing stockholder of Greenidge;

•	Greenidge’s directors will represent the majority of the new board of directors of the combined entity following consummation of the Merger; and

•	Greenidge’s senior management will be the senior management of Greenidge following consummation of the Merger.

The preponderance of evidence as described above is indicative that Greenidge is the accounting acquirer in the Merger.

Risk Factors (See Page 35)

You should carefully read this entire proxy statement/prospectus and carefully consider the factors discussed in “Risk Factors” in connection with your consideration of the Merger before deciding whether to vote for approval of the Merger Proposal. Below please find a summary of the principal risks related to the Merger, ownership of Greenidge common stock and the business of Greenidge, organized under relevant headings. These risks are discussed more fully in “Risk Factors.”

You should also read and carefully consider the risk factors of Support contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Risks Related to the Merger

•	Failure to satisfy the conditions to the Closing of the Merger on a timely basis or at all could cause delay and additional expense or prevent the Merger from occurring altogether.

•	Nasdaq may not list the class A common stock of Greenidge on its exchange, which could prevent consummation of the Merger.

•

Certain of Support’s directors, executive officers and major stockholders have interests in the Merger that are different from, and may potentially conflict with, Support’s interests and the interests of its unaffiliated stockholders.

•	Termination of the Merger could trigger payment of fees or expenses to Greenidge, as well as negatively impact the business, financial condition, results of operations or stock price of Support.

•	Greenidge is not a publicly traded company and does not have a long operating history, making it difficult to determine the fair market value of Greenidge or the Merger Consideration.

•	The Merger Consideration consists of a fixed aggregate amount of class A common stock and is not adjusted before or at Closing to account for the performance of Support or Greenidge.

•	Each party is subject to business uncertainties and contractual restrictions while the Merger is pending, which could adversely affect each party’s business and operations.

Risks Related to the Ownership of Greenidge Common Stock

•

Because Greenidge will be a “controlled company” within the meaning of the Nasdaq listing rules, Greenidge stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

•

The dual class structure of Greenidge’s common stock will have the effect of concentrating voting power with the Controlling Stockholder, which may depress the market value of the class A common stock and will limit a Support stockholder’s or a new investor’s ability to influence the outcome of important transactions, including a change in control.

•	The market price, trading volume and marketability of Greenidge’s class A common stock may be significantly affected by numerous factors beyond its control.

•

Greenidge may need to raise additional capital to grow its business and may not be able to do so on favorable terms, if at all. Future issuances of equity or debt securities may adversely affect the value of Greenidge common stock.

Risks Related to the Business of Greenidge

•

Greenidge has a limited operating history, with operating losses as it has grown. If it is unable to sustain greater revenues than its operating costs of bitcoin mining and power generation, as well as expansion plans, it will resume operating losses, which could negatively impact its operations, strategy and financial performance.

•

While Greenidge has multiple sources of revenue from its business and operations, these sources of revenue currently all depend on the single natural gas power generation facility that Greenidge operates. Any disruption to Greenidge’s single power plant would have a material adverse effect on the business and operations of Greenidge, as well as its results of operations and financial condition.

•

As the aggregate amount of computing power, or hash rate, in the bitcoin network increases, the amount of bitcoin earned per unit of hash rate decreases; as a result, in order to maintain its market share, Greenidge may have to incur significant capital expenditures in order to expand its fleet of miners.

•

The loss of any of Greenidge’s management team, an inability to execute an effective succession plan, or an inability to attract and retain qualified personnel could adversely affect Greenidge’s operations, strategy and business.

•	It may take significant time, expenditure or effort for Greenidge to grow its business, including its bitcoin mining operations, through acquisitions, and its efforts may not be successful.

•	Regulatory changes or actions may alter the nature of an investment in Greenidge or restrict the mining or use of bitcoin in a manner that adversely affects its business, prospects or operations.

•	Greenidge’s future success will depend significantly on the price of bitcoin, which is subject to risk and has historically been subject to wide swings and significant volatility.

•	Greenidge may not be able to compete effectively against other companies, some of which have greater resources and experience.

•

Greenidge’s operations and financial performance may be impacted by fuel supply disruptions, price fluctuations in the wholesale power and natural gas markets, and fluctuations in other market factors that are beyond its control.

•	Changes in technology may negatively impact the value of Greenidge’s NY power plant and any future power plants.

•

Greenidge sells capacity, energy and ancillary services to the wholesale power grid managed by the NYISO. Its business may be affected by actions of nearby states or other governmental actors in the competitive wholesale marketplace.

•

Greenidge faces risks and disruptions related to the COVID-19 pandemic and supply chain issues, including in semiconductors and other necessary bitmining components, which could significantly impact its operations and financial results.

Controlled Company Exemption (See Page 150)

Greenidge expects that, subject to certain assumptions, immediately following the Closing of the Merger, the Controlling Stockholder and its affiliates will control over 76% of the voting power of Greenidge’s outstanding capital stock. As a result, the Controlling Stockholder will have the power to elect a majority of the Greenidge directors. Pursuant to the Nasdaq listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company qualifies as a “controlled company.” As a controlled company, Greenidge will be exempt from certain Nasdaq corporate governance requirements, including the requirements (1) that a majority of Greenidge board consist of independent directors and (2) that the Greenidge board have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For at least some period following the Merger, Greenidge may utilize these exemptions since the Greenidge board has not yet made a determination with respect to the independence of any directors. Pending such determination, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If Greenidge ceases to be a “controlled company” and its shares continue to be listed on Nasdaq, Greenidge will be required to comply with these standards and, depending on the Greenidge board’s independence determination with respect to Greenidge’s then-current directors, Greenidge may be required to add additional directors to its board in order to achieve such compliance within the applicable transition periods.

SUMMARY CONSOLIDATED FINANCIAL DATA OF SUPPORT

The following tables present summary historical consolidated financial data of Support. The summary historical consolidated financial data of Support as of December 31, 2020 and for the years ended December 31, 2020 and December 31, 2019 have been derived from the audited consolidated financial statements of Support contained in its Annual Report on Form 10-K/A for the year ended December 31, 2020 incorporated by reference into this proxy statement/prospectus. The summary historical consolidated financial data of Support as of March 31, 2021 and for the three months ended March 31, 2021 and March 31, 2020 have been derived from the unaudited consolidated financial statements of Support contained in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 incorporated by reference into this proxy statement/prospectus.

The summary historical consolidated financial data is only a summary and should be read together with, and is qualified in its entirety by reference to, Support’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Statement of Operations Data (in thousands except per share amounts):

	Quarter Ended March 31,
	2021	2020
Total revenue	$9,631	$11,949
Cost of revenue	6,095	7,714
Gross profit	3,536	4,235
Total operating expenses	5,555	3,906

Income (loss) from operations	(2,019)	329
Interest income and other, net	42	84
Income taxes	17	49

Net income (loss)	$(1,994)	$364

Net income (loss) per share – basic and diluted	$(0.10)	$0.02
Weighted average common shares outstanding – basic	20,205	19,054
Weighted average common shares outstanding – diluted	20,205	19,233

	Year Ended December 31,
	2020	2019
Total revenue	$43,864	$63,333
Cost of revenue	28,921	46,865

Gross profit	14,943	16,468
Total operating expenses	14,891	13,517

Income from operations	52	2,951
Interest income and other, net	496	1,049
Income taxes	102	154

Net income	$446	$3,846

Net income per share – basic and diluted	$0.02	$0.20
Weighted average common shares outstanding – basic	19,192	18,977
Weighted average common shares outstanding – diluted	19,369	19,026

Selected Balance Sheet Data (in thousands):

	As of March 31, December 31
	2021	2020
Current assets	$46,035	$37,612
Long-term assets	1,616	1,654

Total assets	$47,651	$39,266

Total liabilities	$6,766	$4,830
Total stockholders’ equity	$40,885	$34,436

SUMMARY CONSOLIDATED FINANCIAL DATA OF GREENIDGE

The following tables present summary historical consolidated financial data of Greenidge. The summary historical consolidated financial data should be read in conjunction with the financial statements and related notes of Greenidge contained elsewhere in this proxy statement/prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Greenidge.”

The summary financial data as of December 31, 2020 and 2019 and for the years then ended are derived from the audited consolidated financial statements of Greenidge contained elsewhere in this proxy statement/prospectus. The summary financial data as of March 31, 2021 and for the three months ended March 31, 2021 and March 31, 2020 are derived from the unaudited consolidated financial statements of Greenidge contained elsewhere in this proxy statement/prospectus. Greenidge’s financial statements are prepared and presented in accordance with U.S. GAAP.

The summary financial data is only a summary and should be read in conjunction with the historical financial statements and related notes. Greenidge is the successor entity for accounting purposes to GGH LLC as a result of the corporate restructuring consummated in January 2021.

Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and, on January 29, 2021, it entered into an asset contribution and exchange agreement with all holders of GGH LLC, pursuant to which Greenidge acquired all of the ownership interests in GGH LLC in exchange for 7,000,000 shares of Greenidge’s common stock. As a result of this transaction, GGH LLC became a wholly-owned subsidiary of Greenidge. The financial information presented herein is that of GGH LLC through January 29, 2021 and Greenidge thereafter.

Statement of Operations Data (in thousands except per share amounts):

	Quarter Ended March 31,
	2021	2020
Total revenue	$11,063	$3,142
Cost of revenue (exclusive of depreciation and amortization shown below)	4,422	2,027
Selling, general and administrative expenses	3,495	1,449
Depreciation and amortization	1,261	1,033

Income (loss) from operations	1,885	(1,367)
Total other income (expense), net	126	(239)
Provision for income taxes	(732)	0

Net income (loss)	$1,279	$(1,606)

Net income (loss) per share – basic	$0.05	$(0.06)
Net income (loss) per share – diluted	$0.04	$(0.06)
Shares outstanding – basic	28,207	28,000
Shares outstanding – diluted	33,000	28,000

	Year Ended December 31,
	2020	2019
Total revenue	$20,114	$4,439
Cost of revenue	12,600	4,900
Selling, general and administrative expenses	5,581	5,833
Depreciation and amortization	4,564	1,679

Loss from operations	(2,631)	(7,973)
Total other income (expense), net	(659)	(502)

Net loss	$(3,290)	$(8,475)

Net loss per share – basic and diluted	$(82.30)	$(154.15)
Shares outstanding – basic and diluted	40	55

Selected Balance Sheet Data (in thousands):

	As of
	March 31,	December 31,
	2021	2020
Current assets	$52,396	$14,541
Long-term assets	54,640	50,834

Total assets	$107,036	$65,375

Total liabilities	$18,022	$21,015
Total stockholders’ equity	$89,014	$44,360

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting under U.S. GAAP, and gives effect to the transaction between Greenidge and Support to be accounted for as a business combination, with Greenidge being deemed the acquiring company for accounting purposes.

Greenidge was determined to be the accounting acquirer based upon the terms of the Merger Agreement and other factors including: (i) Greenidge stockholders are expected to own approximately 90% of the fully-diluted Greenidge common stock immediately following the closing of the transaction; (ii) the largest individual stockholder of the combined entity is an existing stockholder of Greenidge; (iii) directors appointed by Greenidge will hold a majority of board seats of the combined company; and (iv) Greenidge’s senior management will be the senior management of Greenidge following consummation of the Merger.

The following unaudited pro forma condensed combined financial statements are based on Greenidge’s historical financial statements and Support’s historical financial statements, as adjusted to give effect to Greenidge’s acquisition of Support and certain related transactions. The unaudited pro forma condensed combined statement of operations for the quarter ended March 31, 2021 and the year ended December 31, 2020 gives effect to these transactions as if they had occurred on January 1, 2020. The unaudited pro forma condensed combined balance sheet as of March 31, 2021 gives effect to these transactions as if they had occurred on March 31, 2021.

Because Greenidge will be treated as the accounting acquirer, Greenidge’s assets and liabilities will be recorded at their pre-combination carrying amounts and the historical operations that are reflected in the unaudited pro forma financial information will be those of Greenidge. Support’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and combined with the assets, liabilities and results of operations of Greenidge after the consummation of the transaction.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. The application of the acquisition method of accounting is dependent upon a purchase price allocation analysis, which includes valuation analysis and other studies that have yet to be completed, pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting, expected to be completed after the closing of the transaction, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position. In addition, differences between the preliminary and final amounts will likely occur as a result of changes in the fair value of Support’s common stock and changes in Support’s assets and liabilities.

The unaudited pro forma condensed combined financial information does not give effect to the potential impact of current financial conditions, regulatory matters, operating efficiencies or other savings or expenses that may be associated with the integration of the two companies. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Greenidge and Support been a combined company during the specified periods. The actual results reported in periods following the transaction may differ significantly from those reflected in these pro forma financial information presented herein for a number of reasons, including, but not limited to, differences between the assumptions used to prepare this pro forma financial information and actual results realized.

The assumptions and estimates underlying the unaudited adjustments to the pro forma condensed combined financial statements are described in the accompanying notes, which should be read together with the pro forma condensed combined financial statements.

Pro Forma Condensed Combined Balance Sheet as of March 31, 2021

(in thousands)

	Greenidge	Support	Pro Forma Adjustments	Note 4		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$39,166	$29,005				$68,171
Short term investments	—	10,016	—			10,016
Digital assets	407	—	—			407
Accounts receivable, net	107	6,312	—			6,419
Fuel deposits	1,205	—	—			1,205
Miner equipment deposits	9,633	—	—			9,633
Emissions credits	587	—	—			587
Prepaid expense and other current assets	1,291	702	—			1.993

Total current assets	52,396	46,035	—			98,431
Property and equipment, net	53,129	1,105	—			54,234
Deposits and other assets	1,511	511	—			2,022
Intangible assets	—	—	16,810	(a	)(b)	16,810
Goodwill	—	—	31,575	(b	)	31,575

Total assets	$107,036	$47,651	$48,385			$203,072

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$1,851	$1,043	—			$2,894
Natural gas payable	744	—	—			744
Accrued expenses	1,788	3,667	5,591	(h	)	11,046
Accrued emissions expense – current	412	—	—			412
Deferred revenue	232	1,146	—			1,378
Notes payable – current portion	3,273	—	—			3,273
Finance lease, current portion	775	—	—			775
Income taxes payable	250	—	—			250

Total current liabilities	9,325	5,856	5,591			20,772
Deferred tax liability	482	—	4,623	(b	)(c)	5,105
Notes payable – net of current portion	546	—	—			546
Capital lease - net of current portion	432	—	—			432
Asset retirement obligations	2,310	—	—			2,310
Environmental trust liability	4,927					4,927
Other long term liabilities	—	910	—			910

Total liabilities	18,022	6,766	10,214			35,002

Stockholders’ equity:
Common stock	—	3	(3)	(b	)	—
GGHI Common stock class A	—	—	0	(d	)	0
GGHI Common stock class B	3	—	—			3
GGHI Series A preferred	1	—	—			1
Additional paid-in-capital	112,647	259,401	(259,401)	(b	)	213,165
			84,647	(b	)
			15,871	(e	)
Treasury stock, at cost	—	(5,297)	5,297	(b	)	—
Accumulated other comprehensive loss	—	(2,424)	2,424	(b	)	—
Accumulated deficit	(23,637)	(210,798)	210,798	(b	)	(45,099)
			(5,591)	(h	)

			(15,871)	(e	)

Total stockholders’ equity	89,014	40,885	38,171			168,070

Total liabilities and stockholders’ equity	$107,036	$47,651	$48,385			$203,072

Pro Forma Condensed Combined Statement of Operations—Quarter Ended March 31, 2021

(in thousands, except per share amounts)

	Greenidge	Support	Merger Pro Forma Adjustments	Note 4		Pro Forma Combined
Revenues	$11,063	$9,631	$—			$20,694
Cost of revenues (exclusive of depreciation and amortization shown below)	4,422	6,095	(62)	(k	)	10,455

Engineering and IT expenses	—	924	(1)	(k	)	923
Selling, general and administrative expenses	3,495	4,631	(9)	(k	)	8,117
Depreciation and amortization	1,261		72	(k	)	2,142
			809	(f	)

Income (loss) from operations	1,885	(2,019)	(809)			(943)
Interest income (expense) and other	126	42	22	(g	)	190

Income (loss) before income taxes	2,011	(1,977)	(787)			(753)

Income tax provision	(732)	(17)	216	(i	)	(533)

Net income (loss)	$1,279	$(1,994)	$(571)			$(1,286)

Net income (loss) per share: Basic	$0.05	$(0.10)				$(0.03)
Net income (loss) per share: Diluted	$0.04	$(0.10)				$(0.03)

Weighted average common shares outstanding:
Basic	28,207	20,205	(20,205)	(b	)
			10,153	(d	)	38,360
Diluted	33,000	20,205	(20,205)	(b	)
			5,360	(d	)	38,360

Pro Forma Condensed Combined Statement of Operations—Year Ended December 31, 2020

(in thousands, except per share amounts)

	Greenidge	Reorganization Pro Forma Adjustments	Note 4		Pro Forma Greenidge Post Reorganization	Support	Merger Pro Forma Adjustments	Note 4		Pro Forma Combined
Revenues	$20,114	$—			$20,114	$43,864	$—			$63,978
Cost of revenues (exclusive of depreciation and amortization shown below)	12,600	—			12,600	28,921	(247)	(k	)	41,274
Engineering and IT expenses	—	—			—	3,655	(5)	(k	)	3,650
Selling, general and administrative expenses	5,581	—			5,581	11,236	5,591	(h	)	38,212
							15,871	(e	)
							(67)	(k	)
Depreciation and amortization	4,564	—			4,564	—	319	(k	)	8,120
							3,237	(f	)

Income (loss) from operations	(2,631)	—			(2,631)	52	(24,699)			(27,278)
Interest income (expense) and other	(659)	—			(659)	496	573	(g	)	410

Income (loss) before income taxes	(3,290)	—			(3,090)	548	(24,126)			(26,868)
Income tax provision	—	(482)	(j	)	(482)	(102)	3,175	(i	)	2,591

Net income (loss)	$(3,290)	$(482)			$(3,772)	$446	$(20,951)			$(24,277)

Net income (loss) per common share: Basic	$(82.30)				$(94.30)	$0.02	$—			$(0.63)
Net income (loss) per common share: diluted	$(82.30)				$(94.30)	$0.02	$—			$(0.63)

Weighted average common shares outstanding:
Basic	40				40	19,192	(19,192)	(b	)
							(40)	(d	)
							38,360	(d	)	38,360
Diluted	40				40	19,369	(19,369)	(b	)
							(40)	(d	)
							38,360	(d	)	38,360

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Description of Transaction and Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of SEC Regulation S-X and present the pro forma financial position and results of operations of the combined companies based upon the historical data of Greenidge and Support.

For the purposes of the unaudited pro forma combined financial information, the accounting policies of Greenidge and Support are aligned with no differences. Accordingly, there are no adjustments to give effect for accounting policy alignment in the pro forma adjustments described in Note 4, “Pro Forma Adjustments.”

Description of Transaction

On the Signing Date, Support, Merger Sub and Greenidge entered into the Merger Agreement, pursuant to which, subject to the satisfaction or waiver of the conditions set forth therein, Merger Sub will merge with and into Support, with Support continuing as a wholly owned subsidiary of Greenidge and the surviving corporation of the Merger.

Assuming the Merger were to be completed as of the date immediately prior to the date of this proxy statement/prospectus, the 2,998,261 shares of class A common stock payable as Merger Consideration would represent approximately 7.7% of the outstanding capital stock of Greenidge, after giving effect to the shares to be issued in or underlying the Greenidge Issuances. Assuming the Merger were to be completed as of the date immediately prior to the date of this proxy statement/prospectus, the current stockholders of Greenidge would own approximately 90.0% of the outstanding capital stock of Greenidge, after giving effect to the shares issued or to be issued in or underlying the Greenidge Issuances.

Basis of Presentation

Greenidge is the successor entity for accounting purposes to GGH LLC as a result of the corporate restructuring consummated in January 2021. Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and on January 29, 2021, it entered into an asset contribution and exchange agreement with GGH LLC, pursuant to which Greenidge acquired all of the ownership interests in GGH LLC in exchange for 7,000,000 shares of Greenidge’s common stock. Also, on January 29, 2021, in connection with the restructuring, the outstanding principal loan balance plus accrued but unpaid interest aggregating $3.6 million due to Greenidge’s Controlling Stockholder and its affiliate was converted into shares of Greenidge common stock and deemed paid in full. As a result of this restructuring transaction, GGH LLC became a wholly-owned subsidiary of Greenidge. The financial information presented herein is that of GGH LLC through January 29, 2021 and Greenidge thereafter.

On March 16, 2021, Greenidge amended its organizational documents whereby (i) Greenidge established its class A common stock (with one vote per share) and class B common stock (with ten votes per share), (ii) all then outstanding common stock was converted to class B common stock, and (iii) a forward split of 4 for 1 was effected for all outstanding common stock. In connection with this, the effective conversion rate for the Series A preferred stock issued in the Series A Private Placement, discussed further in Note 2, Financing transaction, was adjusted to provide that each share of series A preferred stock will be converted into four shares of class B common stock upon the filing and effectiveness of a registration statement registering such underlying class B common stock for resale, which Greenidge expects to file with the SEC promptly after the mailing of this proxy statement/prospectus to Support shareholders.

Greenidge has preliminarily concluded that the transaction represents a business combination pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations. Greenidge has not yet completed an external valuation analysis of the fair market value of Support’s assets to be acquired and liabilities to be assumed. Using the estimated total purchase consideration for the transaction, Greenidge has allocated the purchase price to assets and liabilities based upon preliminary estimates of fair values. This preliminary purchase price allocation has been used to prepare pro forma adjustments in the unaudited pro forma condensed combined balance sheet. The final purchase price allocation will be determined when Greenidge has determined the final consideration and completed the detailed valuations and other studies and necessary calculations. The final purchase price allocation could differ materially from the preliminary purchase price allocation used to prepare the pro forma adjustments. The final purchase price allocation may include:

(i)	changes in allocations to intangible assets and bargain purchase gain or goodwill based on the results of certain valuations and other studies that have yet to be completed,

(ii)	other changes to assets and liabilities, and

(iii)	changes to the ultimate purchase consideration.

Note 2—Financing transactions

On January 29, 2021, Greenidge completed a private placement offering of 1,620,000 shares of series A preferred stock, at a price per share of $25.00 to certain individuals and accredited investors, for an aggregate amount of $40.5 million or $37.1 million net of expenses to Greenidge (the “Series A Private Placement”). After giving effect to a 4 for 1 stock split on March 16, 2021, each share of series A preferred stock is convertible into four shares of class B common stock.

In connection with the execution of the Merger Agreement, and as a condition to Greenidge’s willingness to enter into the Merger Agreement, on the Signing Date, Support entered into the Subscription Agreement with the Investor. Pursuant to the Subscription Agreement, the Investor subscribed for and purchased, and Support issued and sold, the Purchased Shares for a purchase price of $1.85 per share, or an aggregate purchase price of $7.2 million, representing approximately 16.6% of the outstanding shares of Support common stock, after taking into account the issuance of the Purchased Shares.

Note 3—Preliminary purchase price allocation

Greenidge has performed a preliminary valuation analysis of the fair value of Support’s assets and liabilities. The following table summarizes the allocation of the preliminary purchase price as of the acquisition date based upon the market capitalization of Support.com (in thousands):

Cash and cash equivalents	$29,005
Short term investments	10,016
Accounts receivable	6,312
Prepaid expenses and other current assets	702
Property and equipment	1,105
Other assets	511
Accounts payable	(1,043)
Accrued compensation	(2,106)
Accrued other liabilities	(1,546)
Deferred revenue	(1,146)
Other liabilities	(925)
Goodwill	31,575	(1)
Intangible assets	16,810	(2)
Deferred tax liability	(4,623	)(3)

Total consideration	$84,647

(1)	To reflect the goodwill recognized as a result of the transaction.

(2)	To reflect the intangible assets based upon a preliminary estimate of fair value and consists of customer contracts and trade name recognized as a result of the transaction.

(3)	The deferred tax liability resulting from the increase in basis of intangible assets, as applicable, for book purposes but not for tax purposes was calculated using a 27.5% effective tax rate.

Under the acquisition method of accounting, the total purchase price is allocated to the acquired tangible and intangible assets and assumed liabilities of Support based on their estimated fair values as of the transaction closing date. The excess of the acquisition consideration paid over the estimated fair values of net assets acquired will be recorded as goodwill in the balance sheet.

Note 4—Pro forma adjustments

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

(a) Reflects the intangible assets based upon preliminary estimates of fair value of customer contracts and tradename recognized as a result of the transaction.

(b) Represents the elimination of the historical equity of Support and the initial allocation of the purchase price to identified intangibles, fair value adjustments and goodwill, as follows (in thousands):

Total consideration	$84,647 (y)
Common stock	(3)
Additional paid-in capital	(259,401)
Treasury stock	5,297
Accumulated other comprehensive loss	2,424
Accumulated deficit	210,798
Assets:
Intangible assets	(16,810)
Liabilities:
Deferred tax liability	4,623

Goodwill	$31,575

(y)

Consideration of $84.7 million represents the market value of 2,998,261 Greenidge Class A common shares based on an assumed pro forma combined company valuation of approximately $1.1 billion considering the capitalization of Support.com.

(c) Adjusts the deferred tax liabilities resulting from the transaction. The estimated increase in deferred tax liabilities stems from the fair value adjustments for non-deductible intangible assets based on an estimated tax rate of 27.5%.

(d) Reflects the March 16, 2021 amendments to the organizational documents of Greenidge whereby (i) Greenidge established its class A common stock (with one vote per share) and class B common stock (with ten votes per share), (ii) all then outstanding common stock of Greenidge was converted to class B common stock, and (iii) a forward split of 4 for 1 was effected for all outstanding common stock of Greenidge. In connection with this, the effective conversion rate for the series A preferred stock issued in the Series A Private Placement was adjusted to provide that each share of series A preferred stock will be converted into four shares of class B common stock upon the filing and effectiveness of a registration statement registering such underlying class B common stock for resale, which Greenidge expects to file with the SEC promptly after the mailing of this proxy statement/prospectus to Support shareholders. These events eliminated the historical equity of GGH LLC and established class A common stock and class B common stock at a par value of $0.0001 per share. The unaudited pro forma condensed combined financial statements assume there will be 3,560,435 class A common stock shares outstanding, of which 2,998,261 shares will be issued to Support stockholders as consideration for the Merger and 562,174 shares will be issued to the Investor and 34,800,000 shares of class B common stock outstanding upon completion of the Merger and conversion of the series A preferred stock. The diluted shares included in the Greenidge financial statements include approximately 1.1 million shares related to options and restricted shares of Greenidge.

(e) Reflects an adjustment for the estimated value of the Investor Fee based upon the percent ownership and the estimated valuation of the combined company. This cost will not affect the combined company’s income statement beyond 12 months after the Closing Date.

(f) Reflects an adjustment for amortization of intangible assets, consisting of customer contracts and the Support.com trade name, recognized as a result of the transaction. The estimated value for the customer contracts is $15.6 million, which was determined by the present value of expected cash flows from such contracts, and is assumed to be amortized over five years on a straight line basis. The estimated value of the Support.com trade name is $1.3 million, which was based on the present value of discrete royalties avoided plus the present value of the tax amortization benefit, and is assumed to be amortized over 10 years on a straight line basis.

(g) Reflects the elimination of interest expense related to loans from Greenidge’s controlling shareholder that have been deemed fully satisfied.

(h) Reflects an adjustment for estimated transaction costs for both Greenidge and Support, such as adviser fees, legal and accounting expenses not yet incurred as of March 31, 2021. These costs will not affect the combined company’s income statement beyond 12 months after the Closing Date.

(i) Adjusts the tax provision to reflect the impact on the income tax provision resulting from the proforma adjustments, while assuming that the consolidated entity is a taxable entity due to the reorganization from an LLC to a corporation as of January 1, 2020.

(j) Reflects an adjustment for the proforma effect of the reorganization from an LLC to a corporation, as if the reorganization occurred on January 1, 2020, to recognize a deferred tax liability for the differences between the recorded values and tax bases of assets and liabilities.

(k) Adjusts Support’s results to present depreciation and amortization as a separate line item, consistent with Greenidge’s presentation.

EQUIVALENT AND COMPARATIVE PER SHARE INFORMATION

The following table sets forth certain historical and pro forma per share financial information for Support common stock and Greenidge common stock. The pro forma per share information gives effect to the Merger as if the Merger had occurred on January 1, 2020 in the case of earnings per share for the year ended December 31, 2020 and the quarter ended March 31, 2021, and on March 31, 2021 in the case of book value. The information in the table below has been derived from and should be read in conjunction with the historical consolidated financial statements of Greenidge included elsewhere in this proxy statement/prospectus and of Support incorporated by reference into this proxy statement/prospectus.

The pro forma earnings per share was calculated using the methodology described under the heading “Unaudited Pro Forma Condensed Combined Financial Information” included in this proxy statement/prospectus above, and is subject to all the assumptions, adjustments and limitations described thereunder. The pro forma information set forth below, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the possible impact on the combined company that may result from the Merger and, accordingly, does not attempt to predict or suggest actual or future results, or results that would have been realized if the proposed Merger had been completed as of the dates indicated.

The information below reflects the historical net income (loss) and book value per share of Support common stock and the income (loss) and book value per share of Greenidge common stock in comparison with the unaudited pro forma net loss and book value per share of the combined company after giving effect to the Merger on a purchase basis.

	Support Historical	Greenidge Historical	Combined Pro Forma
Income (loss) per share for the quarter ended March 31, 2021
Basic	$(0.10)	$0.05	$(0.03)
Diluted	(0.10)	0.04	(0.03)
Book value per share as of March 31, 2021 (1)	2.02	3.14	4.38

	Support Historical	Greenidge Historical	Combined Pro Forma
Income (loss) per share for the year ended December 31, 2020
Basic	$0.02	$(82.30)	$(0.63)
Diluted	$0.02	$(82.30)	$(0.63)

(1)	Calculated as total stockholders’ equity divided by total shares of common stock outstanding.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Information

Support common stock is listed for trading on Nasdaq under the symbol “SPRT.”

On the Signing Date, the last trading day prior to the date of the public announcement of the execution of the Merger Agreement, the closing sale price per share of Support common stock was $2.14. On [ __ ], 2021, the last practicable date prior to the date of the proxy statement/prospectus, the closing sale price per share of Support common stock was $[ __ ]. The market price of shares of Support common stock is subject to fluctuation. You are encouraged to obtain current market quotations for Support common stock in connection with voting your shares of Support common stock.

Greenidge is currently a privately-held corporation and its securities do not trade on any exchange. Greenidge has applied to list its class A common stock on Nasdaq under the trading symbol “GREE”. The approval of such listing, including the shares of class A common stock issued in the Merger, subject only to official notice of issuance, is a condition to the obligations of Support and Greenidge to complete the Merger.

On [ __ ], 2021, the last practicable trading day prior to the date of the proxy statement/prospectus, Support had [ __ ] holders of record of its common stock and Greenidge had no holders of record of its class A common stock.

Dividend Policy

Historically, Support has not declared or paid any cash dividends on its capital stock. As a part of the Support board’s ongoing capital allocation review, on December 6, 2019, the Support board authorized and declared a special cash distribution of $1.00 per share on each outstanding share of Support common stock. The record date for this distribution was December 17, 2019 and the payment date was December 26, 2019. Accordingly, Support paid $19.1 million to Support stockholders on December 26, 2019. No dividends were declared or paid during the year ended December 31, 2020.

Greenidge has never declared or paid cash dividends on its capital stock. Greenidge may be required to pay dividends on its Series A Redeemable Convertible Preferred Stock in kind upon the occurrence of certain events of default. See “Description of Securities—Preferred Stock—Series A Convertible Redeemable Preferred Stock—Dividend Rights.”

Following the Merger, the policy of Greenidge will be to retain all earnings, if any, to provide funds for the operation and expansion of its business and Greenidge does not anticipate paying any cash dividends in the foreseeable future. The declaration of dividends, if any, will be subject to the discretion of the Greenidge board, which may consider such factors as Greenidge’s results of operations, financial condition, capital needs and acquisition strategy, among others.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus includes certain statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, related to Support, Greenidge and the Merger. All statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws. These forward-looking statements involve uncertainties that could significantly affect the financial or operating results of Support or Greenidge. These forward-looking statements may be identified by terms such as “anticipate,” “believe,” “continue,” “foresee,” “expect,” “intend,” “plan,” “may,” “will,” “could” and “should” and the negative of these terms or other similar expressions. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Forward-looking statements in this document include, among other things, statements about the potential benefits of the proposed Merger, including future financial and operating results, plans, objectives, expectations and intentions, the anticipated timing of closing of the Merger, and other statements about the business plans, business strategies and operations of Greenidge and Support in the future. In addition, all statements that address operating performance and future performance, events or developments that are expected or anticipated to occur in the future, including statements relating to creating value for stockholders, benefits of the proposed Merger to customers, vendors, employees, stockholders and other constituents of Greenidge and Support, integrating the two companies, cost savings and the expected timetable for completing the proposed Merger, are forward-looking statements.

Forward-looking statements are subject to a number of risks, uncertainties and assumptions. Matters and factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include but are not limited to the matters and factors described in the section “Risk Factors” below or in Support’s Annual Report on Form 10-K for the year ended December 31, 2020, as updated by Support’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, and as further updated from time to time by Support’s subsequent filings with the SEC, which are incorporated by reference into this prospectus/proxy statement, as well as the following matters and factors:

(i)

the occurrence of any event, change, or other circumstances that could give rise to the termination of the or delay in the closing of the Merger, including the failure of Support’s stockholders to adopt the Merger Agreement;

(ii)	the ability to recognize the anticipated objectives and any benefits of the Merger, including the anticipated tax treatment of the Merger;

(iii)

changes in applicable laws, regulations or permits affecting Greenidge or Support operations or the industries in which each operates, including regulation regarding power generation, cryptocurrency usage and/or cryptocurrency mining;

(iv)	any failure by Greenidge to obtain acceptable financing with regard to its growth strategies or operations;

(v)	fluctuations and volatility in the price of bitcoin and other cryptocurrencies;

(vi)	loss of public confidence in, or use cases of, bitcoin and other cryptocurrencies;

(vii)	the potential of cryptocurrency market manipulation;

(viii)	the economics of mining cryptocurrency, including as to variables or factors affecting the cost, efficiency and profitability of mining;

(ix)

the availability, delivery schedule and cost of equipment necessary to maintain and grow the business and operations of Greenidge, including mining equipment and equipment meeting the technical or other specifications required to achieve Greenidge’s growth strategy;

(x)

the possibility that Greenidge and Support may be adversely affected by other economic, business or competitive factors, including factors affecting the industries in which they operate or upon which they rely and are dependent;

(xi)	the ability to expand successfully to other facilities, mine other cryptocurrencies or otherwise expand the Greenidge business;

(xii)	changes in tax regulations applicable to Greenidge, Support, their respective assets or cryptocurrencies, including bitcoin;

(xiii)	any litigation involving either or both of Greenidge or Support;

(xiv)	costs and expenses relating to cryptocurrency transaction fees and fluctuation in cryptocurrency transaction fees;

(xv)

the condition of Greenidge’s physical assets, including that Greenidge’s current single operating facility may realize a material, if not total, loss and material interference as a result of equipment malfunction or break-down, physical disaster, data security breach, computer malfunction or sabotage; and

(xvi)	the actual and potential impact of the COVID-19 pandemic.

Consequently, all of the forward-looking statements made in this proxy statement/prospectus are qualified by the information contained or incorporated by reference herein, including the information contained under this caption, the information contained in this proxy statement/prospectus, including under the section “Risk Factors”, and the information incorporated by reference herein. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

You should not put undue reliance on forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do occur, what impact they will have on the results of operations, financial condition or cash flows of Support or Greenidge. Actual results may differ materially from those discussed in this proxy statement/prospectus. All forward-looking statements speak only as of the date of this proxy statement/prospectus and neither Support nor Greenidge assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise, as of any future date.

RISK FACTORS

You should carefully consider the following risk factors and all of the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” and the matters and risk factors discussed in Support’s Annual Report on Form 10-K for the year ended December 31, 2020, as updated by Support’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 and as further updated from time to time by Support’s subsequent filings with the SEC, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Risks Related to the Merger

Failure to satisfy the conditions to the Closing of the Merger on a timely basis or at all could cause delay and additional expense or prevent the Merger from occurring altogether.

The Merger Agreement contains conditions to Closing that must be fulfilled (or, as permitted by law, waived by the parties) in order to complete the Merger. These conditions include, among other customary conditions, the approval of Support stockholders of the Merger, listing of the class A common stock on the Nasdaq and Support having at least $28.0 million in unrestricted cash, cash equivalents, marketable securities or short-term investments (net of certain transaction expenses) at the time of Closing. Several of these conditions, such as obtaining Support stockholder approval and the Nasdaq listing, are partially or largely outside of the control and timing of Greenidge and Support and may be driven by factors unrelated to the Merger or the parties thereto, including administrative backlog.

The Merger Agreement may be terminated by either party if the Closing does not occur by December 22, 2021. Should satisfaction of these conditions take longer than the parties anticipate, or if any condition is not met by such date, the parties will need to mutually agree to either postpone Closing until the condition(s) are met or to waive or amend the condition. If a Closing condition cannot be met on a timely basis, or the parties are unable to agree on a waiver or amendment, the Closing may be delayed or the Merger Agreement may be terminated, subject to the terms and conditions contained therein.

There can be no assurance that the conditions to the Closing will be satisfied or waived or that the Merger will be completed. Any delay in completing the Merger could cause Greenidge and Support not to realize some or all of the benefits that the parties expect the Merger to achieve. Furthermore, the parties will fail to realize any benefits of the Merger should the Closing not occur, and in such event, each party will be subject to the go-forward risks of its respective business, potential reputational and economic harm that may result from a failure to consummate the Merger, and the potential economic burden of certain fees or expenses associated with a termination of the Merger Agreement.

Nasdaq may not list the class A common stock of Greenidge on its exchange, which could prevent consummation of the Merger.

It is a closing condition to the Merger that the class A common stock of Greenidge be approved for listing on Nasdaq, subject only to official notice of issuance. Greenidge has applied to list its class A common stock on Nasdaq under the symbol “GREE.” There can be no assurance that Greenidge will be able to meet Nasdaq’s initial listing requirements or that it will otherwise be approved for listing. If Greenidge fails to meet the initial listing requirements, neither Support nor Greenidge would be required to consummate the Merger. Additionally, if the class A common stock of Greenidge is not approved for listing on Nasdaq, but the parties nevertheless waive the closing condition, Support stockholders would receive shares of class A common stock that do not trade on an exchange. Finally, even if its class A common stock is listed on Nasdaq, the public market for its class A common stock may not be liquid or Greenidge may be unable to maintain the listing on Nasdaq in the future.

Certain of Support’s directors, executive officers and major stockholders have interests in the Merger that are different from, and may potentially conflict with, Support’s interests and the interests of its unaffiliated stockholders.

Certain of Support’s directors, executive officers and major stockholders have interests in the Merger that may be different from, or in addition to, the interests of unaffiliated stockholders and that may create potential conflicts of interest. All Support options and Support awards will automatically vest in connection with the Closing, and holders of Support options and Support awards will share in the consideration payable to all Support stockholders in the Merger, which has been fixed at 2,998,261 shares of class A common stock. Further, Support’s executive officers will continue their employment with Support as a subsidiary of Greenidge, and will be subject to continued salary, incentive compensation and other benefits.

In addition, the Investor, which owns approximately 16.6% of Support common stock, made a prior investment in Greenidge series A preferred stock, and in connection with the performance of consulting services leading to and in connection with the Merger, will receive the Investor Fee from Greenidge promptly following the Closing, which will be dilutive to Greenidge stockholders, including former Support stockholders.

See “Proposal I: The Merger—Interests of Support Directors and Executive Officers in the Merger,” “—Background of the Merger” and “The Subscription Agreement.”

Termination of the Merger could trigger payment of fees or expenses to Greenidge, as well as negatively impact the business, financial condition, results of operations or stock price of Support.

If the Merger is not consummated, Support may be subject to a number of adverse effects, including:

•	Support may be required to pay Greenidge a $3.5 million termination fee under certain circumstances;

•	Support may be required to reimburse Greenidge’s fees and expenses in connection with the Merger, up to $2.0 million under certain circumstances;

•	the price of Support common stock may decline;

•	Support may experience negative reactions from the financial markets or from its employees, suppliers or customers; and

•	costs related to the Merger, such as legal, accounting, financial advisory and proxy solicitation fees, must be paid even if the Merger is not completed.

While Greenidge may become obligated under the Merger Agreement to reimburse Support for certain of Support’s fees and expenses up to $2.0 million plus any fees and expenses incurred by Support in connection with any cooperation by Support with certain acts of Greenidge, such Greenidge obligation arises only under limited circumstances and, even if such obligation does arise, such reimbursement may not be sufficient to reimburse Support for all of its fees and expenses.

In addition, if the Merger is not consummated, Support could be subject to litigation related to any failure to consummate the Merger or related to any enforcement proceedings commenced against Support to perform its obligations under the Merger Agreement. Finally, if the Merger is not consummated and the Support board seeks another business combination, there can be no assurance that Support would be able to find another business combination partner on terms as favorable as those of the Merger Agreement or at all.

Greenidge is not a publicly traded company and does not have a long operating history, making it difficult to determine the fair market value of Greenidge or the Merger Consideration.

Greenidge capital stock is and has been privately held and is not currently traded on any public market, which makes it difficult to determine the fair market value of Greenidge, the class A common stock or any other Greenidge capital stock. In addition, Greenidge began its bitcoin mining operations in May 2019. Further, the unaudited pro forma financial information contained in this proxy statement/prospectus is presented for purposes of presenting the historical consolidated financial statements of Support with the historical financial statements of Greenidge, as adjusted to give effect to the Merger, and is not necessarily indicative of the financial condition or results of operations of the business following the Merger. While Support has engaged BTIG for its analysis and Opinion as to the fairness, from a financial point of view, to the holders of Support common stock (other than the Investor) of the consideration to be received by such holders in the Merger pursuant to the Merger Agreement, which analysis requires an estimate of the value of Greenidge and the pro forma combined business, such analysis and such unaudited pro forma financial information are estimates made on the basis of the historical financial statements and presently available information of Greenidge and Support, and are subject to numerous assumptions and factors, including about Greenidge and Support individually, and their current and future financial condition and results of operations. Any change in Greenidge’s financial condition or results of operations may cause significant variations in the price of its class A common stock. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

Any estimate of the fair market value of Greenidge or any Greenidge capital stock is only an estimate and depends on multiple variables, including energy pricing trends, bitcoin pricing trends, market activity, the impact of the Merger, and other factors, that could positively or negatively affect such values.

The Merger Consideration consists of a fixed aggregate amount of class A common stock and is not adjusted before or at Closing to account for the performance of Support or Greenidge.

The aggregate number of shares of class A common stock to be issued as Merger Consideration is a fixed amount that will not be adjusted before or at Closing (other than to reflect the economic effect of stock splits, reverse stock splits, stock dividends, subdivisions, etc.), including if the performance of Support’s business improves or Greenidge’s business deteriorates in the period after the execution of the Merger Agreement and before Closing. In addition, the Exchange Ratio will be determined shortly before Closing and will be impacted by the fully diluted amount of Support common stock as calculated under the Merger Agreement. See “The Merger Agreement – Merger Consideration; Treatment of Support Common Stock.” Accordingly, as the fully diluted amount of Support common stock increases, the Exchange Ratio, and the number of class A common stock per share of Support common stock issued to former Support shareholders, decreases.

Each party is subject to business uncertainties and contractual restrictions while the Merger is pending, which could adversely affect each party’s business and operations.

In connection with the pendency of the Merger, it is possible that some customers, suppliers and other business partners with whom Support and/or Greenidge has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships with Support or Greenidge, as the case may be, as a result of the Merger or otherwise, which could negatively affect Support’s or Greenidge’s business, regardless of whether the Merger is completed. The pending transaction could also divert management time and resources that could otherwise have been devoted to other opportunities that may have been beneficial to Greenidge or Support.

Under the terms of the Merger Agreement, each of Support and Greenidge are subject to certain restrictions on the conduct of their respective businesses prior to the Closing of the Merger which may adversely affect its ability to execute certain of its business strategies. Such limitations could adversely affect Support’s or Greenidge’s business and operations.

In addition, the Merger Agreement contains provisions that limit Support’s ability to pursue alternatives to the Merger and, in specified circumstances, could require Support to make a substantial payment to Greenidge. Furthermore, the ability of the Support board to change its recommendation in favor of the proposals set forth in this proxy statement/prospectus is significantly limited by the terms of the Merger Agreement. Even if the Support board withdraws or qualifies its recommendation with respect to the approval of the proposals set forth in this proxy statement/prospectus, unless the Merger Agreement is terminated in accordance with its terms, Support will still be required to submit such proposals to a vote at the special meeting.

For a more complete description of each party’s termination rights and the related payment obligations, see “The Merger Agreement—Termination of the Merger Agreement” and “—Termination Fees and Expenses.”

Prospective financial information regarding Greenidge and Support, including information used as a basis for determining the fairness of the Merger to Support stockholders, may not prove accurate.

In performing its financial analysis and rendering its opinion as to the fairness, from a financial point of view, to the holders of Support common stock (other than the Investor) of the consideration to be received by such holders in the Merger pursuant to the Merger Agreement, the financial advisor to Support reviewed and relied on, among other things, internal financial analyses and forecasts for Greenidge and Support. Any prospective financial information includes assumptions regarding future operating cash flows, expenditures and income of Greenidge and Support. This prospective financial information was not prepared with a view to public disclosure, is subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all, or within projected timeframes.

Support has not obtained, and does not expect to obtain, an updated opinion from BTIG reflecting changes in circumstances that may have occurred since the signing of the Merger Agreement.

The Opinion rendered to the Support board by BTIG was provided in connection with, and at the time of, the Support board’s evaluation of the Merger on March 18, 2021, and subsequently confirmed in writing as of March 19, 2021, and does not speak as of any other date. The Opinion was based on financial forecasts and other information made available to BTIG as of the date of its Opinion, which may have changed, or may change, after the date of such Opinion. Support has not obtained an updated opinion from BTIG as of the date of this proxy statement/prospectus and does not expect to obtain an updated opinion prior to completion of the Merger. Changes in the operations and prospects of Support or Greenidge, bitcoin prices, general market and economic conditions and other factors which may be beyond the control of Support or Greenidge, and on which the Opinion was based, may have altered the prices or values of shares of Support common stock or Greenidge class A common stock since the date of such Opinion, or may alter such values and prices by the time the Merger is completed. For a description of BTIG’s Opinion, see “Proposal I: The Merger—Opinion of Support’s Financial Advisor.”

There can be no assurances that the IRS will treat the Merger in accordance with the Intended Tax Treatment.

Support and Greenidge have structured the Merger with the intent that it will qualify for the Intended Tax Treatment. However, Support and Greenidge have not sought, and will not seek, any ruling from the IRS regarding any matter affecting the Merger or any of the U.S. federal income tax consequences discussed herein. Thus, there can be no assurance that the IRS will ultimately conclude that the Merger meets all of the requirements for the Intended Tax Treatment. A successful challenge by the IRS to the Intended Tax Treatment of the Merger could result in taxable gain to Support’s stockholders as a result of the Merger.

Because the Merger will result in an ownership change under Section 382 of the Internal Revenue Code for Support, Support’s pre-merger net operating loss carryforwards and certain other tax attributes will be subject to limitations.

As of December 31, 2020, Support had approximately $145.6 million in U.S. federal tax net operating loss carryforwards, the usage of which is subject to Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”). If a corporation undergoes an “ownership change” within the meaning of Section 382, the corporation’s net operating loss carryforwards and certain other tax attributes arising from before the ownership change are subject to limitations on use after the ownership change. In general, an ownership change occurs if there is a cumulative change in the corporation’s equity ownership by certain stockholders that exceeds fifty percentage points over a rolling three-year period. Similar rules may apply under state tax laws. The Merger will result in an ownership change for Support and, accordingly, Support’s net operating loss carryforwards and certain other tax attributes will be subject to limitations on their use after the Merger. Consequently, even if the combined company achieves profitability, it may not be able to utilize a material portion of Support’s or the combined company’s net operating loss carryforwards and other tax attributes, which could have a material adverse effect on its cash flow and results of operations.

Support and Greenidge are the targets of transaction related lawsuits which could result in substantial costs and may delay or prevent the Merger from being completed.

Since the announcement of the Merger, six complaints have been filed in various U.S. federal district courts by alleged individual stockholders of Support against Support, the individual directors of Support and, in two of the cases, Greenidge and Merger Sub. Lawsuits such as these are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and delays to the transactions, as well as divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Support’s and Greenidge’s respective financial conditions. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Merger, then that injunction may delay or prevent the Merger from being completed, which may adversely affect Support’s and Greenidge’s respective businesses.

Risks Related to the Ownership of Greenidge Common Stock

Because Greenidge will be a “controlled company” within the meaning of the Nasdaq listing rules, Greenidge stockholders may not have certain corporate governance protections that are available to stockholders of companies that are not controlled companies.

So long as more than 50% of the voting power for the election of directors of Greenidge is held by an individual, a group or another company, Greenidge will qualify as a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Greenidge expects that, subject to certain assumptions, immediately following the Closing of the Merger, the Controlling Stockholder and its affiliates will control over 76% of the voting power of Greenidge’s outstanding capital stock. As a result, Greenidge will be a “controlled company” within the meaning of Nasdaq’s corporate governance standards and will not be subject to the requirements that would otherwise require Greenidge to have: (i) a majority of independent directors; (ii) compensation of Greenidge’s executive officers determined by a majority of the independent directors or a compensation committee comprised solely of independent directors; and (iii) director nominees selected or recommended for the Greenidge board either by a majority of the independent directors or a nominating committee comprised solely of independent directors. Because Greenidge will be a “controlled company”, Greenidge stockholders may not have these corporate governance protections that are available to stockholders of companies that are not controlled companies.

The Controlling Stockholder may have its interest in Greenidge diluted as a result of future equity issuances or its own actions in selling shares of Greenidge common stock, in each case, which could result in a loss of the “controlled company” exemption under the Nasdaq listing rules. Greenidge would then be required to comply with those provisions of the Nasdaq listing requirements.

The dual class structure of Greenidge’s common stock will have the effect of concentrating voting power with the Controlling Stockholder, which may depress the market value of the class A common stock and will limit a Support stockholder’s or a new investor’s ability to influence the outcome of important transactions, including a change in control.

While the economic rights of Greenidge common stock are the same, Greenidge’s class A common stock shares have one (1) vote per share, while class B common stock shares have ten (10) votes per share. Greenidge class B common stockholders represent 100% of Greenidge’s voting power as of April 26, 2021 and Greenidge expects the class B common stockholders to represent approximately 99% of Greenidge’s voting power immediately following Closing, assuming the conversion of all series A preferred stock into class B common stock, the exercise of all outstanding options to purchase class B common stock and assuming no new issuances of class A common stock. Given the 10:1 voting ratio, even a significant issuance of class A common stock, and/or a transaction involving class A common stock as consideration, may not impact the Controlling Stockholder’s significant majority voting position in Greenidge.

In addition, regardless of the votes per share of Greenidge common stock, assuming the Merger were to be completed as of the date immediately prior to this proxy statement/prospectus, the Merger Consideration would represent approximately 7.7% of the outstanding capital stock of Greenidge, including the shares to be issued in or underlying the Greenidge Issuances. Accordingly, former Support shareholders will have limited ability, if any, to influence the outcome on any matters that are or may be subject to Greenidge stockholder approval.

Greenidge has enacted a dual class voting structure to ensure the continuity of voting control of Greenidge for the foreseeable future. As a result, for the foreseeable future, the Controlling Stockholder will be able to control matters submitted to Greenidge’s stockholders for approval, including the election of directors, amendments of its organizational documents and any merger, consolidation, sale of all or substantially all of its assets or other major corporate transactions.

The Controlling Stockholder may have interests that differ from other Greenidge stockholders – including the Support stockholders receiving class A common stock in the Merger – and may vote its class B common stock in a way with which other stockholders may disagree or which may be adverse to such other stockholders’ interests. In addition, this concentrated control will have the effect of delaying, preventing or deterring a change in control of Greenidge, could deprive its stockholders of an opportunity to receive a premium for their capital stock as part of a sale of Greenidge, and might have a negative effect on the market price of shares of Greenidge’s class A common stock.

The market price, trading volume and marketability of Greenidge’s class A common stock may be significantly affected by numerous factors beyond its control.

The market price and trading volume of Support’s common stock has fluctuated significantly since the announcement of the proposed merger, and the market price and trading volume of Greenidge’s class A common stock may fluctuate and/or decline significantly. Many factors that are beyond Greenidge’s control may materially adversely affect the market price of its class A common stock, the marketability of its class A common stock and its ability to raise capital through equity financings. These factors include the following:

•	the underlying volatility in pricing of, and demand for, energy and/or bitcoin.

•	price and volume fluctuations in the stock markets generally which create highly variable and unpredictable pricing of equity securities;

•

significant volatility in the market price and trading volume of securities of companies in the sectors in which Greenidge’s business operates, which may not be related to the operating performance of these companies and which may not reflect the performance of Greenidge’s businesses;

•	differences between Greenidge’s actual financial and operating results and those expected by investors;

•	fluctuations in quarterly operating results;

•	loss of a major funding source;

•	operating performance of companies comparable to Greenidge;

•	changes in regulations or tax law, including those affecting the holding, transferring or mining of cryptocurrency;

•	share transactions by principal stockholders;

•	recruitment or departure of key personnel;

•	general economic trends and other external factors including inflation and interest rates; and

•	investor perception of any of the foregoing.

Greenidge may need to raise additional capital to grow its business and may not be able to do so on favorable terms, if at all. Future issuances of equity or debt securities may adversely affect the value of Greenidge common stock. Until registered with the SEC, Greenidge’s series A preferred stock will, and any future Greenidge debt or equity securities could, receive dividends and rank senior to Greenidge common stock upon bankruptcy or liquidation.

Greenidge may need to raise additional capital in the future, including to expand its operations and pursue its growth strategies to respond to competitive pressures or to meet capital needs in response to operating losses or unanticipated working capital requirements. Greenidge may not be able to obtain additional debt or equity financing on favorable terms, if at all, which could impair its growth and adversely affect its existing operations.

If Greenidge conducts an equity offering to raise capital or to take advantage of strong capital markets, its stockholders may experience significant dilution of their ownership interests, and the per share value of its class A common stock could materially decline. Furthermore, if Greenidge engages in debt financing, the holders of debt likely would have priority over the holders of Greenidge common stock, including the class A common stock, with respect to order of payment. Upon a bankruptcy or liquidation, holders of any such debt securities, and lenders with respect to other borrowings Greenidge may make, would receive distributions of Greenidge’s available assets prior to any distributions being made to holders of class A common stock.

Until it converts to class B common stock upon its registration with the SEC, Greenidge’s existing series A preferred stock ranks senior to the Greenidge common stock in rights upon liquidation, dissolution, or winding up, and will receive dividends if also declared on the common stock, and will receive payment-in-kind (PIK) dividends if Greenidge does not meet the required timeline for filing a registration for the class B common stock, or the effectiveness of such registration statement, or mandatory redemption of the series A preferred stock. See “Description of Securities – Preferred Stock – Series A Convertible Redeemable Preferred Stock” for more information on the rights of the series A preferred stock.

Moreover, if Greenidge issues preferred stock in the future, the holders of such preferred stock could also be entitled to preferences over holders of class A common stock in respect of the payment of dividends and the payment of liquidating distributions. Further, such securities could require Greenidge to accept terms that restrict its ability to incur additional indebtedness, take other actions including terms that require it to maintain specified liquidity or other ratios that could otherwise not be in the interests of its stockholders.

Greenidge cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings.

Greenidge’s obligations associated with being a public company will begin immediately upon Closing of the Merger and will require significant resources and management attention. Greenidge will incur increased costs as a result of becoming a public company.

Immediately upon Closing of the Merger, Greenidge will be subject to the reporting requirements of the Exchange Act, which requires that it timely file annual, quarterly and current reports with respect to its business and financial condition, and Greenidge will be subject to the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the Public Company Accounting Oversight Board, and the listing requirements of Nasdaq, each of which imposes additional reporting and other obligations on public companies. As a public company, Greenidge will face increased legal, accounting, administrative and other costs and expenses that it has not previously incurred as a private company, and Greenidge may need to hire additional financial and accounting personnel and other experienced staff with the expertise to address complex matters applicable to public companies. In addition, Greenidge will be required to, among other things:

•	prepare and distribute periodic reports, proxy statements and other stockholder communications in compliance with the federal securities laws, the Nasdaq listing rules and Delaware law;

•	expand the roles and duties of its board of directors and committees thereof and management;

•	institute more comprehensive financial reporting and disclosure compliance procedures;

•	involve and retain, to a greater degree, outside counsel and accountants to assist it with the activities listed above;

•	build and maintain an investor relations function; and

•	establish new internal policies, including those relating to trading in its securities and disclosure controls and procedures.

These rules and regulations, and any future changes thereto, will increase—potentially materially—Greenidge’s legal and financial compliance costs compared to its prior operations and require significant time and attention from Greenidge management.

Greenidge also expects that being a public company will make it more expensive for it to obtain director and officer liability insurance, and it may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These increased costs may require Greenidge to divert a significant amount of money that it could otherwise use to expand its business and achieve its strategic objectives.

Greenidge may not complete its analysis of its internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective.

Greenidge will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish an assessment by management on, among other things, the effectiveness of its internal control over financial reporting in the second annual report it files with the SEC. This assessment will need to include disclosure of any material weaknesses identified by management in Greenidge’s internal control over financial reporting. However, Greenidge’s auditors will not be required to formally attest to the effectiveness of Greenidge’s internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act until it is no longer a smaller reporting company or no longer an emerging growth company.

Greenidge is in the early stages of the costly and challenging process of compiling the system and process documentation necessary to perform the evaluation needed to comply with Section 404. In this regard, Greenidge will need to continue to dedicate internal resources (including the potential hiring of additional finance staff), engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. It may not be able to complete its evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if Greenidge identifies one or more material weaknesses in its internal control over financial reporting, it will need to remediate any future material weaknesses and, if it is unable to do so, it may be unable to assert that its internal controls are effective. If Greenidge is unable to assert that its internal control over financial reporting is effective, or if its auditors are unable to express an opinion on the effectiveness of its internal controls when they are required to issue such opinion, investors could lose confidence in the accuracy and completeness of Greenidge’s financial reports, which could harm its business and the price of its common stock.

Greenidge’s management team has limited experience managing a public company.

While certain members of Greenidge’s management team have some experience serving as board members of a public company and interacting with public company investors, these management team members have not previously served as management of a publicly traded company and may not have experience complying with the increasingly complex laws pertaining to public companies. Greenidge’s management team may not successfully or efficiently manage its immediate transition to being a public company subject to significant regulatory oversight and reporting obligations under the federal securities laws as well as the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from Greenidge’s senior management and could divert their attention away from the day-to-day management of its business, which could adversely affect its business and financial performance.

Greenidge will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies or smaller reporting companies, and stockholders could receive less information than they might expect to receive from larger or more mature public companies.

Upon completion of the Merger, Greenidge will qualify to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) and a “smaller reporting company” (as defined in SEC rules) under the reporting rules set forth under the Exchange Act. For so long as Greenidge remains an emerging growth company, it may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including but not limited to:

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

•	being permitted to include two, not three, years of audited financials in its Forms 10-K and other reduced financial disclosures;

•	being permitted to comply with reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements; and

•	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Greenidge has elected to take advantage of the benefits of this extended transition period and so its financial statements may not be comparable to those of companies that comply with such new or revised accounting standards.

Greenidge expects to take advantage of these reporting exemptions until it is no longer an emerging growth company or smaller reporting company. Greenidge can remain an emerging growth company for up to five years, although if the market value of its class A common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, it would cease to be an emerging growth company as of the following December 31. Greenidge will qualify as a smaller reporting company until its public float, as of the last day of its second fiscal quarter, exceeds $250 million; because the Greenidge common stock held by Greenidge’s directors, executive officers and the Controlling Stockholder are excluded from the calculation of public float, Greenidge anticipates qualifying as a smaller reporting company for the near future.

Because Greenidge will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies or smaller reporting companies, stockholders could receive less information than they might expect to receive from more mature or larger public companies, and the class A common stock may experience less active trading or more price volatility as a result.

Anti-takeover provisions in its charter documents and under Delaware law could make an acquisition of Greenidge more difficult, and limit attempts by stockholders to replace or remove current management.

Provisions in Greenidge’s amended and restated certificate of incorporation and bylaws may have the effect of delaying or preventing a change of control or changes in management of Greenidge, including provisions that:

•	establish a dual-class common stock structure with ten (10) votes per share of the class B common stock;

•	vest solely in the Greenidge board the power to fix the board and fill any vacancies and newly created directorships;

•	provide that directors may only be removed by the majority in voting power of the shares of stock then outstanding and entitled to vote thereon;

•

establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by Greenidge stockholders at annual stockholder meetings; and

•

require, among other things, advance board approval or subsequent approval by the board and holders of 66 2/3% of the outstanding voting stock not owned by the interested stockholder for any business combination with an interested stockholder, which is defined as a person or entity owning 15% or more of Greenidge’s outstanding voting stock or an affiliate or associate of Greenidge that owned 15% or more of the voting power of the outstanding voting stock at any time within a period of three years prior to the date of such determination, subject to certain exceptions.

For more information, see “Description of Securities – Anti-Takeover Effects of Delaware Law and Charter Provisions.” These provisions may frustrate or prevent any attempts by Greenidge’s stockholders to effect a change in control, or to replace or remove Greenidge’s current management by making it more difficult for Greenidge’s stockholders to replace members of the board of directors, which is responsible for appointing the members of management.

There is no active trading market for class A common stock and if an active trading market for class A common stock does not develop then holders may have difficulty selling their shares of class A common stock.

There is currently no active trading market for class A common stock. While it is a condition to Closing that the class A common stock be listed on the Nasdaq, there can be no assurance that an active trading market will develop upon listing. If an active market for class A common stock does not develop or is not sustained, it may be difficult for Greenidge stockholders to sell their shares at an attractive price or at all.

Future sales of class A common stock may affect the market price of class A common stock.

Greenidge may raise capital through equity offerings in the future. Greenidge cannot predict what effect, if any, actual or potential future sales of its class A common stock will have on the market price of its class A common stock. Sales of substantial amounts of its class A common stock in the public market, or the perception that such sales could occur, could materially adversely affect the market price of class A common stock.

Risks Related to the Business of Greenidge

Risks Related to the Business Generally

Greenidge has a limited operating history, with operating losses as it has grown. If it is unable to sustain greater revenues than its operating costs of bitcoin mining and power generation, as well as expansion plans, it will resume operating losses, which could negatively impact its operations, strategy and financial performance.

Greenidge has undergone a transformation in recent years and began bitcoin mining in May 2019. Greenidge has experienced recurring losses from operations in prior years. Greenidge’s bitcoin mining business is in its early stages, and bitcoin and energy pricing and bitcoin mining economics are volatile and subject to uncertainty. Greenidge’s current strategy will continue to expose it to the numerous risks and volatility associated with the bitcoin mining and power generation sectors, including fluctuating bitcoin to U.S. dollar prices, the costs of bitcoin miners, the number of market participants mining bitcoin, the availability of other power generation facilities to expand operations and regulatory changes.

If, among other things, the price of bitcoin declines or mining economics become prohibitive, Greenidge could incur future losses. Such losses could be significant as it incurs costs and expenses associated with recent investments and potential future acquisitions, as well as legal and administrative related expenses. While Greenidge closely monitors its cash balances, cash needs and expense levels, significant expense increases may not be offset by a corresponding increase in revenue or a significant decline in bitcoin prices could significantly impact its financial performance.

While Greenidge has multiple sources of revenue from its business and operations, these sources of revenue currently all depend on the single natural gas power generation facility that Greenidge operates. Any disruption to Greenidge’s single power plant would have a material adverse effect on the business and operations of Greenidge, as well as its results of operations and financial condition.

Greenidge operates a single source natural gas power generation facility that presently comprises and supports all of its business and operations. While Greenidge realizes multiple sources of revenue from its business and operations, each current source of revenue is dependent on the continuing operation of its natural gas power generation facility in the Town of Torrey, New York. Power plants involve complex operations and equipment, much of which is subject to wear and tear in the normal course of operation. Further, equipment used in the operations of the power plant may also suffer breakdown or malfunction, physical disaster and sabotage. Substantially all of the power plant and the bitcoin mining operations of Greenidge are operated with computer systems that may be subject to data security breaches, computer malfunction and viruses, and generally require continual software updates and maintenance. Repairing, replacing or otherwise fixing or addressing any of these or other issues may require the allocation of significant time, capital or other resources, such as technical capability, and during such period of time, Greenidge would be unable to operate its power plant and generate revenue. Greenidge may not have the adequate capital or other resources to fix or otherwise address these factors or issues in a timely manner or at all, and Greenidge may not have access to the necessary parts or equipment that are required to fix or otherwise address such factors or issues. Some of the parts and equipment necessary to operate the power plant may require long lead-times in order to acquire, either due to availability, production time or cycles, shipping or other factors, thereby making such parts or equipment difficult to acquire in a timely manner or on a cost-effective basis, if available at all. Any disruption to Greenidge’s single power plant would cause a suspension of revenue generating activity and would have a material adverse effect on the business and operations of Greenidge, as well as its results of operations and financial condition.

As the aggregate amount of computing power, or hash rate, in the bitcoin network increases, the amount of bitcoin earned per unit of hash rate decreases; as a result, in order to maintain its market share, Greenidge may have to incur significant capital expenditures in order to expand its fleet of miners.

The aggregate computing power of the global bitcoin network has generally grown over time and Greenidge expects it to continue to grow in the future. To the extent the global hash rate continues to increase, the market share of and the amount of bitcoin rewards paid to any fixed fleet of miners will decrease. Therefore, in order to maintain its market share, Greenidge may be required to expand its mining fleet, which may require significant capital expenditures.

The loss of any of Greenidge’s management team, an inability to execute an effective succession plan, or an inability to attract and retain qualified personnel could adversely affect Greenidge’s operations, strategy and business.

Greenidge’s operations, strategy and business will depend to a significant degree on the skills and services of its management, including Jeffrey Kirt, its Chief Executive Officer, Dale Irwin, its President, Timothy Rainey, its Chief Financial Officer, Greg Ohanessian, its Chief Mining Officer, and Dustin Beaudry, its Chief Technology Officer, who will all continue in such positions after the Merger.

At present, Greenidge’s management team is small, and Greenidge will need to continue to grow its management in order to alleviate pressure on its existing management team and in order to continue to develop its business and execute on any future identification and expansion into other potential power generation or other cryptocurrency mining opportunities. If Greenidge’s management, including any new hires that it may make, fails to work together effectively or to execute its plans and strategies on a timely basis, its business could be harmed. Furthermore, if Greenidge fails to execute an effective contingency or succession plan with the loss of any member of management, the loss of such management personnel may significantly disrupt its business.

The loss of key members of management could inhibit Greenidge’s business. Greenidge’s future success also depends in large part on its ability to attract, retain and motivate key management and operating personnel. As Greenidge continues to develop and expand its operations, it may require personnel with different skills and experiences, and who have a sound understanding of its business and the bitcoin industry. The market for highly qualified personnel in this industry is very competitive, and Greenidge may be unable to attract and retain such personnel. If Greenidge is unable to attract and retain such personnel, its business could be harmed.

It may take significant time, expenditure or effort for Greenidge to grow its business, including its bitcoin mining operations, through acquisitions, and its efforts may not be successful.

The number of bitcoin and other cryptocurrency mining companies has greatly increased in recent years. As Greenidge and other bitcoin/cryptocurrency mining companies seek to grow their mining capacity or access additional sources of electricity to power their growing mining operations, the acquisition of existing cryptocurrency mining companies and standalone electricity production facilities may become an attractive avenue of growth. Currently, Greenidge sources its electricity for its bitcoin mining operations from its captive 106-megawatt power generation facility located in the Town of Torrey, New York. If Greenidge determines to expand its operations beyond the capacity of its 106-megawatt power generation facility, it may want to do so through the acquisition of additional bitcoin or other cryptocurrency mining businesses or electricity generating power plants. On July 2, 2021, Greenidge announced that it had signed a letter of intent to execute a 10-year lease for a facility in Spartanburg, South Carolina at which Greenidge intends to develop its next bitcoin mining operation, using existing electrical infrastructure at the location. Greenidge expects that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral. However, attractive acquisition targets may not be available to Greenidge for a number of reasons, such as growing competition for attractive targets, economic or industry sector downturns, geopolitical tensions, regulatory changes, environmental challenges, increases in the cost of additional capital needed to close business combination or operate targets post-business combination. The inability of Greenidge to identify and consummate acquisitions of attractive targets could have a material and adverse impact on Greenidge’s long term growth prospects.

Greenidge’s business and operating plan may be altered due to several external factors, including market conditions, the ability to procure equipment in a quantity, cost and timeline consistent with its business plan and the ability to identify and acquire additional locations to replicate the operating model in place at Greenidge’s existing facility.

Greenidge has developed a business plan that contemplates the anticipated completion of its build out in the Town of Torrey, NY as well as the acquisition of additional power generation assets where Greenidge envisions replicating its existing business model. The business plan is predicated on certain assumptions regarding many factors, some of which include no disruption to current operations from regulatory changes requirements, and procurement of additional mining equipment of certain performance specifications at certain future dates and prices, as well as the acquisition of additional locations. Greenidge’s business plan is subject to change to the extent Greenidge is not able to achieve the expected outcomes consistent with its current assumptions.

The properties utilized by Greenidge in its bitcoin mining operations may experience damage, including damage not covered by insurance.

Greenidge’s current bitcoin mining operation in the Town of Torrey, New York is, and any future bitcoin mining operations that it establishes will be, subject to a variety of risks relating to physical condition and operation, including:

•	the presence of construction or repair defects or other structural or building damage;

•	any noncompliance with or liabilities under applicable environmental, health or safety regulations or requirements or building permit requirements;

•	any damage resulting from natural disasters, such as hurricanes, earthquakes, fires, floods and windstorms;

•	damage caused by criminal actors, such as cyberattacks, vandalism, sabotage or terrorist attacks; and

•	claims by employees and others for injuries sustained at its properties.

Any of these could render Greenidge’s bitcoin mining operations and/or power generation inoperable, temporarily or permanently, and the potential impact on Greenidge’s business is currently magnified because it currently operates from a single location. The security and other measures it takes to protect against these risks may be insufficient or unavailable. Greenidge’s property insurance covers $200 million per occurrence on both plant and bitcoin mining equipment and includes business interruption for both power plant and bitcoin mining operations, subject to certain deductibles. Greenidge’s insurance may not be adequate to cover the losses it suffers as a result of these risks.

Greenidge’s bitcoin may be subject to loss, theft or restriction on access.

Greenidge is subject to the risk that some or all of Greenidge’s bitcoin could be lost or stolen. Cryptocurrencies are stored in cryptocurrency sites commonly referred to as “wallets” which may be accessed to exchange a holder’s cryptocurrency assets. Access to Greenidge’s bitcoin assets could also be restricted by cybercrime (such as a denial of service attack) against a service at which it maintains a hosted hot wallet. A hot wallet refers to any cryptocurrency wallet that is connected to the Internet. In general, hot wallets are easier to set up and access than wallets in cold storage, but they are also more susceptible to hackers and other technical vulnerabilities. Cold storage refers to any cryptocurrency wallet that is not connected to the Internet. Cold storage wallets are generally more secure than hot wallets, but they are not ideal for quick or regular transactions, and Greenidge may experience lag time in its ability to respond to market fluctuations in the price of its bitcoin. Greenidge currently engages a third-party provider to hold its bitcoin in multi-signature cold storage wallets, and such third party provider maintains secure backups to reduce the risk of malfeasance, but the risk of loss of its bitcoin assets cannot be wholly eliminated. Greenidge utilizes hot wallets on exchanges to liquidate daily bitcoin mining rewards (and amounts held in hot wallets are limited to one day’s worth of mining revenue to mitigate risk of loss). Any restrictions on access to Greenidge’s hot wallets due to cybercrime or other reasons could limit Greenidge’s ability to convert bitcoin to cash.

Hackers or malicious actors may attempt to steal, bitcoin, such as by attacking the bitcoin network source code, exchange miners, third-party platforms, cold and hot storage locations or software, Greenidge general computer systems or networks, or by other means. As Greenidge increases in size, it may become a more appealing target of hackers or other malicious actors. In addition, if in the future Greenidge holds more of its generated bitcoin long term for investment purposes, the threat of the loss of its bitcoin to hackers would become a more substantial risk and the potential for substantial losses would grow.

Bitcoin are controlled by the possessor of both the unique public and private keys relating to the local or online digital wallet in which they are held, which wallet’s public key or address is reflected in the network’s public blockchain. Greenidge publishes the public key relating to digital wallets in use when it verifies the receipt of transfers and disseminates such information into the network, but it will need to safeguard the private keys relating to such digital wallets. To the extent such private keys are lost, destroyed or otherwise compromised, Greenidge will be unable to access its bitcoin and such private keys may not be capable of being restored.

Any of these events may adversely affect Greenidge’s business.

If bitcoin or other cryptocurrencies are determined to be investment securities, and Greenidge holds a significant portion of its assets in such cryptocurrency, investment securities or non-controlling equity interests of other entities, Greenidge may inadvertently violate the Investment Company Act. Greenidge could incur large losses to modify its operations to avoid the need to register as an investment company or could incur significant expenses to register as an investment company or could terminate operations altogether.

Under the Investment Company Act of 1940, as amended, a company may be deemed an investment company if the value of its investment securities is more than 40% of its total assets (exclusive of government securities and cash items) on an unconsolidated basis. At the present time, the SEC does not deem the bitcoin that Greenidge owns, acquires or mines as an investment security, and Greenidge does not believe any of the bitcoin it owns, acquires or mines to be securities. Additionally, Greenidge does not currently hold a significant portion of its assets in bitcoin. However, SEC rules and applicable law are subject to change, especially in the evolving world of cryptocurrency, and further, the Investment Company Act analysis may not be uniform across all forms of cryptocurrency that Greenidge might mine or hold.

If the SEC or other regulatory body were to determine that bitcoin, or any other cryptocurrency that Greenidge may mine or hold in the future, constitutes an investment security subject to the Investment Company Act, and if Greenidge were to hold a significant portion of its total assets in such bitcoin or other cryptocurrency as a result of its mining activities and/or in investments in which it does not have a controlling interest, the investment securities it holds could exceed 40% of its total assets, exclusive of cash items. Such a situation could be hastened if Greenidge chose to hold more of its mined bitcoin or other cryptocurrency rather than converting its mined bitcoin or cryptocurrency in significant part to U.S. dollars.

In such an event, Greenidge could determine that it has become an investment company. Limited exclusions are available under the Investment Company Act, including an exclusion granting an inadvertent investment company a one-year grace period from registration as an investment company. In that year, Greenidge would be required to take actions to cause the investment securities held by it to be less than 40% of its total assets, which could include acquiring assets with its cash and bitcoin or other cryptocurrency on hand, liquidating its investment securities or bitcoin or seeking a no-action letter from the SEC if it is unable to acquire sufficient assets or liquidate sufficient investment securities in a timely manner. Such actions could require significant cost, disruption to Greenidge’s operations or growth plans and diversion of management time and attention.

If Greenidge were unable to qualify for an exemption from registration as an investment company, or fail to take adequate steps within the one-year grace period for inadvertent investment companies, it would need to register with the SEC as an investment company under the Investment Company Act or cease almost all business, and its contracts would become voidable. Investment company registration is time consuming and would require a restructuring of Greenidge’s business. Moreover, the operation of an investment company is very costly and restrictive, as investment companies are subject to substantial regulation concerning management, operations, transactions with affiliated persons and portfolio composition, and Investment Company Act filing requirements. The cost of such compliance would result in Greenidge incurring substantial additional expenses, and the failure to register if required would have a materially adverse impact on its operations.

There has been limited precedent set for financial accounting of digital assets and so it is unclear how Greenidge will be required to account for digital asset transactions.

While Greenidge records digital assets as indefinite-lived intangible assets in accordance with ASC 350, there is currently no authoritative guidance under U.S. GAAP which specifically addresses the accounting for digital assets, including digital currencies.

Greenidge recognizes bitcoin related revenue when bitcoins are earned. The receipt of bitcoins is generally recorded as revenue, using the spot price of a prominent exchange at the time of daily reward and bitcoins are recorded on the balance sheet at their cost basis and are reviewed for impairment annually.

A change in financial accounting standards or their interpretation could result in changes in accounting treatment applicable to Greenidge’s bitcoin business.

If federal or state legislatures or agencies initiate or release tax determinations that change the classification of bitcoins as property for tax purposes (in the context of when such bitcoins are held as an investment), such determination could have a negative tax consequence on Greenidge.

Current IRS guidance indicates that digital assets such as bitcoin should be treated and taxed as property, and that transactions involving the payment of ethereum or bitcoin for goods and services should be treated as barter transactions. While this treatment creates a potential tax reporting requirement for any circumstance where the ownership of a bitcoin passes from one person to another, usually by means of bitcoin transactions (including off- blockchain transactions), it preserves the right to apply capital gains treatment to those transactions which may adversely affect an investment in Greenidge.

Bitcoin and Cryptocurrency Related Risks

Regulatory changes or actions may alter the nature of an investment in Greenidge or restrict the use of bitcoin in a manner that adversely affects its business, prospects or operations.

As bitcoin and cryptocurrencies generally have grown in both popularity and market size, governments around the world have reacted differently to them; certain governments have deemed them illegal, and others have allowed their use and trade without restriction. Based on stated efforts to curtail energy usage on mining, to protect investors or to prevent criminal activity, and in part to redirect interest into competing government-created cryptocurrencies, recent regulations have proliferated. In March 2021, a new law was proposed in India to criminalize the mining, transferring or holding of bitcoin and other cryptocurrencies, and current rules require extensive disclosure to the government of cryptocurrency holdings. At the same time, India is rumored to be developing its own centralized national digital currency. Similarly, China has also limited some mining and trading, although not possession, of cryptocurrency, ostensibly to reduce energy usage in a country representing an estimated 65% of bitcoin mining, but reports suggest such regulation is also designed, in part, to drive appetite for China’s own digital yuan. On April 16, 2021, Turkey imposed bans on the use of cryptocurrency as payment and now requires transactions of a certain size to be reported to a government agency in the wake of alleged fraud at one of Turkey’s largest exchanges. In addition, in May 2021, Iran announced a temporary ban on cryptocurrency mining as a way to reduce energy consumption amid power blackouts. Many jurisdictions, such as the United States, subject bitcoin and other cryptocurrencies to extensive, and in some cases overlapping, unclear and evolving regulatory requirements. Further, in January 2021, Russia adopted legislation to identify cryptocurrency as a digital asset and legitimize its trading, but also prohibit its use as a payment method; mining operations have also grown significantly in Russia since this time. Such varying government regulations and pronouncements are likely to continue for the near future.

In the U.S., the Federal Reserve Board, U.S. Congress and certain U.S. agencies (e.g., the Commodity Futures Trading Commission, the SEC, FinCEN and the Federal Bureau of Investigation) have begun to examine the operations of the bitcoin network, bitcoin users and the bitcoin exchange market. Increasing regulation and regulatory scrutiny may result in new costs for Greenidge and Greenidge management having to devote increased time and attention to regulatory matters, change aspects of its business or result in limits on the use cases of bitcoin. In addition, regulatory developments and/or Greenidge’s business activities may require Greenidge to comply with certain regulatory regimes. For example, to the extent that Greenidge’s activities cause it to be deemed a money service business under the regulations promulgated by the Financial Crimes Enforcement Network of the U.S. Treasury Department (“FinCEN”) under the authority of the U.S. Bank Secrecy Act, it may be required to comply with FinCEN regulations, including those that would mandate it to implement certain anti-money laundering programs, make certain reports to FinCEN and maintain certain records.

Ongoing and future regulation and regulatory actions could significantly restrict or eliminate the market for or uses of bitcoin and/or materially and adversely impact Greenidge’s business.

Greenidge is subject to risks related to Internet disruptions, which could have an adverse effect on Greenidge’s ability to mine bitcoin.

In general, bitcoin and Greenidge’s business of mining bitcoin is dependent upon the Internet. A significant disruption in Internet connectivity could disrupt a currency’s network operations and have an adverse effect on the price of bitcoin and Greenidge’s ability to mine bitcoin.

Greenidge’s future success will depend significantly on the price of bitcoin, which is subject to risk and has historically been subject to wide swings and significant volatility.

Greenidge’s operating results will depend significantly on the price of bitcoin. Specifically, Greenidge’s revenues from its bitcoin mining operations are based principally on two factors: (1) its mining payouts from its third-party mining pools; and (2) the price of bitcoin. Accordingly, a decrease in the price of bitcoin will result in a decrease in Greenidge’s revenues. Moreover, the price of bitcoin has historically been subject to wide swings and significant volatility. This means that Greenidge’s operating results may be subject to significant volatility.

Bitcoin prices have historically been volatile and impacted by a variety of factors, including market perception, the degree to which bitcoin is accepted as a means of payment, the volume of purchases and sales of bitcoin by market participants, real or perceived competition from alternative cryptocurrencies as well as those factors discussed in this section “Risk Factors”.

Greenidge may not be able to compete effectively against other companies, some of whom have greater resources and experience.

Greenidge may not be able to compete effectively against present or future competitors. The bitcoin industry has attracted various high-profile and well-established competitors, some of whom have substantially greater liquidity and financial resources than Greenidge. With the limited resources Greenidge has available, it may experience great difficulties in expanding and improving its network of computers to remain competitive. In addition, new ways for investors and market participants to invest in bitcoin and cryptocurrencies continue to develop, and Greenidge may be adversely affected by competition from other methods of investing in bitcoin. Competition from existing and future competitors, particularly those that have access to competitively priced energy, could result in Greenidge’s inability to secure acquisitions and partnerships and to successfully execute its business plan. If Greenidge is unable compete effectively, its business could be negatively affected.

The impact of geopolitical and economic events on the supply and demand for bitcoin is uncertain.

Geopolitical crises could motivate large-scale purchases of bitcoin and other cryptocurrencies, which could increase the price of bitcoin and other cryptocurrencies rapidly. This may increase the likelihood of a subsequent price decrease as crisis-driven purchasing behavior dissipates. Such risks are similar to the risks of purchasing commodities in uncertain times, such as the risk of purchasing, holding or selling gold. Alternatively, as cryptocurrencies are an emerging asset class, global crises and general economic downturns may discourage investment in bitcoin as investors could focus their investment on less volatile asset classes as a means of hedging their investment risk.

Bitcoin is subject to supply and demand forces. How such supply and demand will be impacted by geopolitical events is largely uncertain but could be harmful to Greenidge and investors in its class A common stock.

Bitcoin miners and other necessary hardware are subject to malfunction, technological obsolescence, the global supply chain and difficulty and cost in obtaining new hardware.

Greenidge’s bitcoin miners are subject to malfunctions and normal wear and tear, and, at any point in time, a certain number of Greenidge’s bitcoin miners are typically off-line for maintenance or repair. The physical degradation of Greenidge’s miners will require Greenidge to replace miners that are no longer functional. Because Greenidge utilizes many units of the same bitcoin miner models, if there is a model wide component malfunction whether in the hardware or the software that powers these miners, the percentage of offline miners could increase substantially, disrupting Greenidge’s operations. Any major bitcoin miner malfunction out of the typical range of downtime for normal maintenance and repair could cause significant economic damage to Greenidge.

Additionally, as technology evolves, Greenidge may need to acquire newer models of miners to remain competitive in the market. New miners can be costly and may be in short supply. Given the long production period to manufacture and assemble bitcoin miners and the current global semiconductor chip shortage, there can be no assurance that Greenidge can acquire enough bitcoin mining computers or replacement parts on a cost-effective basis – or at all – for the maintenance and expansion of its bitcoin mining operations. Greenidge relies on third parties, principally located in China, to supply Greenidge with bitcoin miners and shortages of bitcoin miners or their component parts, material increases in bitcoin miner costs, or delays in delivery of Greenidge’s orders, including due to trade restrictions and COVID-19 supply chain disruptions, could significantly interrupt Greenidge’s plans for expanding its bitcoin mining capacity in the near term and future.

Bitmain, a provider of bitcoin miners, adjusts its prices based on bitcoin mining revenues, so the cost of new machines is unpredictable but could be extremely high. As a result, at times, Greenidge may obtain Bitmain miners and other hardware from third parties at premium prices, to the extent they are available. Due to high demand and the limited number of suppliers, Greenidge must identify miners on terms it finds attractive, negotiate to lock in the purchase and price and wait for delivery. As Greenidge waits for such miner delivery, it bears the risk of bitcoin price decreases and mining difficulty increases. Meanwhile, Greenidge’s competitors may be receiving and installing miners purchased at lower cost.

This upgrading and replacement process requires substantial capital investment and Greenidge may face challenges in doing so on a timely and cost-effective basis. Shortages of bitcoin mining computers could result in reduced bitcoin mining capacity and increased operating costs, which could materially delay the completion of Greenidge’s planned bitcoin mining capacity expansion and put Greenidge at a competitive disadvantage.

Greenidge faces risks and disruptions related to the COVID-19 pandemic and supply chain issues, including in semiconductors and other necessary bitmining components, which could significantly impact its operations and financial results.

Greenidge’s business was adversely impacted by the effects of the COVID-19 pandemic, in particular as a result of a decline in energy prices and the availability of bitcoin miners, and may continue to be adversely impacted in the future.

The COVID-19 pandemic outbreak has and may continue to adversely affect the economies of many countries, resulting in an economic downturn that may have an adverse effect on financial markets, energy and bitcoin prices, the demand for bitcoin and other factors that could impact Greenidge’s operating results.

China has also limited the shipment of certain products in and out of its borders, which could negatively impact Greenidge’s ability to receive bitcoin mining equipment from its China-based suppliers. Greenidge’s third-party manufacturers, suppliers, sub-contractors and customers have been disrupted by worker absenteeism, quarantines, restrictions on employees’ ability to work, office and factory closures, disruptions to ports and other shipping infrastructure, border closures, or other travel or health-related restrictions. Depending on the magnitude of such effects on Greenidge’s supply chain, shipments of parts for its existing miners, as well as any new miners Greenidge purchases, may be delayed. As its miners require repair or become obsolete and require replacement, Greenidge’s ability to obtain adequate replacements or repair parts from their manufacturer may therefore be hampered. Supply chain disruptions could therefore negatively impact Greenidge’s operations.

In addition, multiple factors including some related to the COVID-19 pandemic have created a global semiconductor shortage. Since the inception of the pandemic, factory shutdowns and limitations due to employee illness or public health requirements have significantly slowed output, while global demand for products requiring chips increased. These 2020-2021 challenges worsened a pre-existing semiconductor and other supply shortage. Semiconductor supply has not yet rebounded, and manufacturers across all industries are waiting and driving up demand and costs. While Greenidge has already purchased the bitcoin miners for its plans with respect to 2021, any delay or disruption in delivery of these purchased miners, or future miners necessary for the success and growth of Greenidge, may have a material and negative impact on Greenidge’s bitcoin mining operations and financial results.

Greenidge may not adequately respond to rapidly changing technology.

Competitive conditions within the bitcoin industry require that Greenidge use sophisticated technology in the operation of its business. The industry for blockchain technology is characterized by rapid technological changes, new product developments and evolving industry standards. New technologies, techniques or products could emerge that offer better performance than the software and other technologies that Greenidge utilizes, and Greenidge may have to transition to these new technologies to remain competitive. Greenidge may not be successful in implementing new technology or doing so in a cost-effective manner. During the course of implementing any such new technology into its operations, Greenidge may experience system interruptions. Furthermore, there can be no assurances that Greenidge will recognize, in a timely manner or at all, the benefits that it may expect as a result of its implementing new technology into its operations. As a result, Greenidge’s business and operations may suffer.

A failure to properly monitor and upgrade the bitcoin network protocol could damage the bitcoin network which could, in turn, have an adverse effect on Greenidge’s business.

The open-source structure of the bitcoin network protocol means that the contributors to the protocol are generally not directly compensated for their contributions in maintaining and developing the protocol. As the bitcoin network protocol is not sold and its use does not generate revenues for contributors, contributors are generally not compensated for maintaining and updating the bitcoin network protocol. The lack of guaranteed financial incentive for contributors to maintain or develop the bitcoin network and the lack of guaranteed resources to adequately address emerging issues with the bitcoin network may reduce incentives to address issues adequately or in a timely manner. Because Greenidge mining activities rely on the bitcoin network, negative developments with respect to that network may have an adverse effect on Greenidge’s business.

Over time, incentives for bitcoin miners to continue to contribute processing power to the bitcoin network may transition from a set reward to transaction fees. If the incentives for bitcoin mining are not sufficiently high, Greenidge may not have an adequate incentive to continue to mine.

In general, as the number of bitcoin rewards awarded for solving a block in a blockchain decreases, Greenidge’s ability to achieve profitability also decreases. Decreased use and demand for bitcoin rewards may adversely affect Greenidge’s incentive to expend processing power to solve blocks. If the bitcoin rewards for solving blocks and transaction fees are not sufficiently high, fewer bitcoin miners will mine. At insufficiently attractive rewards, Greenidge’s costs of operations in total may exceed its revenues from bitcoin mining.

To incentivize bitcoin miners to continue to contribute processing power to the bitcoin network, such network may either formally or informally transition from a set reward to transaction fees earned upon solving for a block. This transition could be accomplished either by bitcoin miners independently electing to record in the blocks they solve only those transactions that include payment of a transaction fee or by the bitcoin network adopting software upgrades that require the payment of a minimum transaction fee for all transactions. If as a result transaction fees paid for bitcoin transactions become too high, bitcoin users may be reluctant to transfer bitcoin or accept bitcoin as a means of payment, and existing users may be motivated to hold existing bitcoin and switch from bitcoin to another digital asset or back to fiat currency for transactions, diminishing the aggregate amount of available transaction fees for bitcoin miners. Such reduction would adversely impact Greenidge’s results of operations.

Incorrect or fraudulent cryptocurrency transactions may be irreversible.

It is possible that, through computer or human error, theft or criminal action, Greenidge’s cryptocurrency could be transferred in incorrect amounts or to unauthorized third parties or accounts. In general, cryptocurrency transactions are irrevocable, and stolen or incorrectly transferred cryptocurrencies may be irretrievable, and Greenidge may have extremely limited or no effective means of recovering such cryptocurrencies. As a result, any incorrectly executed or fraudulent bitcoin transactions could adversely affect Greenidge’s business.

The bitcoin reward for successfully uncovering a block will halve several times in the future, and bitcoin value may not adjust to compensate Greenidge for the reduction in the rewards it receives from its bitcoin mining efforts.

Halving is a process designed to control the overall supply and reduce the risk of inflation in cryptocurrencies using a proof of work consensus algorithm. At a predetermined block, the bitcoin mining reward is cut in half, hence the term “halving.” For bitcoin, the reward was initially set at 50 bitcoin currency rewards per block and this was cut in half to 25 on November 28, 2012 at block 210,000, then again to 12.5 on July 9, 2016 at block 420,000. The most recent halving for bitcoin occurred on May 11, 2020 at block 630,000 and the reward was reduced to 6.25. It is expected that the next halving will likely occur in 2024. This process will reoccur until the total amount of bitcoin currency rewards issued reaches 21 million, which is expected around the year 2140. Bitcoin has had a history of price fluctuations around the halving of its rewards, and there can be no assurance that any price change will be favorable or would compensate for the reduction in bitcoin mining reward in connection with a halving. If the award of bitcoin or a proportionate decrease in bitcoin mining difficulty does not follow these anticipated halving events, the revenue Greenidge earns from its bitcoin mining operations would see a corresponding decrease, which may not have an adequate incentive to continue bitcoin mining.

Greenidge may not be able to realize the benefits of forks, and forks in a digital asset network may occur in the future which may affect the value of bitcoin held by it.

To the extent that a significant majority of users and miners on a cryptocurrency network install software that changes the cryptocurrency network or properties of a cryptocurrency, including the irreversibility of transactions and limitations on the mining of new cryptocurrency, the cryptocurrency network would be subject to new protocols and software. However, if less than a significant majority of users and miners on the cryptocurrency network consent to the proposed modification, and the modification is not compatible with the software prior to its modification, a “fork” of the network would occur, with one prong of the network running the pre-modified software and the other running the modified software. The effect of such a fork would be the existence of two versions of the cryptocurrency running in parallel, yet lacking interchangeability and necessitating exchange-type transaction to convert currencies between the two forks. After a fork, it may be unclear which fork represents the original asset and which is the new asset.

If Greenidge holds bitcoin at the time of a hard fork into two cryptocurrencies, industry standards would dictate that it would be expected to hold an equivalent amount of the old and new assets following the fork. However, Greenidge may not be able to secure or realize the economic benefit of the new asset. Greenidge’s business may be adversely impacted by forks in the bitcoin network.

The further development and acceptance of digital asset networks and other digital assets, which represent a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate. The slowing or stopping of the development or acceptance of digital asset systems may adversely affect an investment in Greenidge.

The use of cryptocurrencies to, among other things, buy and sell goods and services and complete transactions, is part of a new and rapidly evolving industry that employs cryptocurrency assets, including bitcoin, based upon a computer-generated mathematical and/or cryptographic protocol. Large-scale acceptance of bitcoin as a means of payment has not, and may never, occur. The growth of this industry in general, and the use of bitcoin in particular, is subject to a high degree of uncertainty, and the slowing or stopping of the development or acceptance of developing protocols may occur unpredictably. The factors include, but are not limited to:

•	continued worldwide growth in the adoption and use of bitcoin as a medium to exchange;

•	governmental and quasi-governmental regulation of bitcoin and its use, or restrictions on or regulation of access to and operation of the bitcoin network or similar cryptocurrency systems;

•	changes in consumer demographics and public tastes and preferences;

•	the maintenance and development of the open-source software protocol of the network;

•	the increased consolidation of contributors to the bitcoin blockchain through bitcoin mining pools;

•	the availability and popularity of other cryptocurrencies and other forms or methods of buying and selling goods and services, including new means of using fiat currencies;

•	the use of the networks supporting cryptocurrencies for developing smart contracts and distributed applications;

•	general economic conditions and the regulatory environment relating to cryptocurrencies;

•	environmental restrictions on the use of electricity to mine bitcoin and a resulting decrease in global bitcoin mining operations;

•	an increase in bitcoin transaction costs and a resultant reduction in the use of and demand for bitcoin; and

•	negative consumer sentiment and perception of bitcoin specifically and cryptocurrencies generally.

The outcome of any of these factors could have negative effects on Greenidge’s business.

It is possible that cryptocurrencies other than bitcoin could have features that make them more desirable to a material portion of the cryptocurrency user base and this could result in a reduction in demand for bitcoin, which could have a negative impact on the price of bitcoin and adversely affect Greenidge.

Bitcoin holds a “first-to-market” advantage over other cryptocurrencies. This first-to-market advantage is driven in large part by having the largest user base and, more importantly, the largest combined mining power in use to secure their respective blockchains and transaction verification systems. More users and miners makes a cryptocurrency more secure, which makes it more attractive to new users and miners, resulting in a network effect that strengthens this first-to-market advantage.

Despite the first-to-market advantage of the bitcoin network over other cryptocurrency networks, it is possible that another cryptocurrency could become comparatively more popular. If an alternative cryptocurrency obtains significant market share—either in market capitalization, mining power or use as a payment technology—this could reduce bitcoin’s market share and value. Substantially all of Greenidge’s mining revenue is derived from mining bitcoin and, while Greenidge may mine other cryptocurrencies in the future, it has no plans to do so currently and may incur significant costs if it chooses to do so. For example, Greenidge’s current application-specific integrated circuit machines (i.e., its “miners”) are principally utilized for mining bitcoin and cannot mine other cryptocurrencies that are not mined utilizing the SHA-256 algorithm. As a result, the emergence of a cryptocurrency that erodes bitcoin’s market share and value could have a material adverse effect on Greenidge’s business.

Greenidge may be adversely affected by competition from other methods of investing in bitcoin.

Greenidge competes with other users and/or companies that are mining bitcoin or providing investors exposure to bitcoin without direct purchases of bitcoin and with other potential financial vehicles linked to cryptocurrency, including securities backed by or linked to bitcoin through entities similar to it. Market and financial conditions, and other conditions beyond Greenidge’s control, may make it more attractive to invest in such other entities, or to invest in bitcoin or other cryptocurrency directly, as opposed to investing in Greenidge. Conversely, given the nascence of cryptocurrency market within the broader investment market, investors may associate entities involved in cryptocurrency mining, trading or related services with each other, and thus, public reports of challenges at any of such other entities may have a negative impact on Greenidge’s business. Finally, the emergence of other financial vehicles and exchange-traded funds have been scrutinized by regulators and such scrutiny and any negative impressions or conclusions resulting from such scrutiny could be applicable to Greenidge and impact its business. Such circumstances could have a material adverse effect on Greenidge’s operations and growth strategy.

Greenidge is subject to momentum pricing risk.

Momentum pricing typically is associated with growth stocks and other assets whose valuation, as determined by the investing public, accounts for anticipated future appreciation in value. Cryptocurrency market prices are determined primarily using data from various exchanges, over-the-counter markets, and derivative platforms. Momentum pricing may have resulted, and may continue to result, in speculation regarding future appreciation in the value of cryptocurrencies and bitcoin in particular, inflating and making their market prices more volatile. As a result, they may be more likely to fluctuate in value due to changing investor confidence in future appreciation (or depreciation) in their market prices, which could adversely affect the value of bitcoin mined by Greenidge.

Greenidge’s reliance on third-party mining pool service providers for its mining payouts may have a negative impact on Greenidge’s business.

Greenidge uses third–party mining pools to receive its mining rewards from the network. Mining pools allow miners to combine their processing power, increasing their chances of solving a block and getting paid by the network. The rewards are distributed by the pool operator, proportionally to Greenidge’s contribution to the pool’s overall mining power used to generate each block. Should a pool operator’s system suffer downtime for any reason, including as a result of a cyber-attack, software malfunction or other similar issues, it would negatively impact Greenidge’s ability to receive revenue. Furthermore, Greenidge is dependent on the accuracy of the mining pool operator’s record keeping to accurately record the total processing power provided to the pool for a given bitcoin mining application in order to assess the proportion of that total processing power Greenidge provided. While Greenidge has internal methods of tracking both its power provided and the total used by the pool, the mining pool operator uses its own record-keeping to determine Greenidge’s proportion of a given reward. Greenidge has little means of recourse against the mining pool operator if it determines the proportion of the reward paid out to it by the mining pool operator is incorrect, other than leaving the pool. If Greenidge is unable to consistently obtain accurate proportionate rewards from its mining pool operators, it may experience reduced reward for its efforts, which would have an adverse effect on its business and operations.

Banks and financial institutions may not provide bank accounts, or may cut off certain banking or other financial services, to cryptocurrency investors or businesses that engage in bitcoin-related activities or that accept bitcoin as payment.

A number of companies that engage in bitcoin and/or other cryptocurrency-related activities have been unable to find banks or financial institutions that are willing to provide them with bank accounts and other services. Similarly, changing governmental regulations about the legality of transferring or holding bitcoin and other cryptocurrency may prompt other banks and financial institutions to close existing bank accounts or discontinue banking or other financial services to such companies in the cryptocurrency industry, or even investors with accounts for transferring, receiving or holding their cryptocurrency. Specifically, China already restricts financial institutions from holding, trading or facilitating transactions in bitcoin. Similarly, other countries have proposed cryptocurrency legislation that could have a significant impact on the ability to utilize banking services in such countries for cryptocurrency. Both India and China, among other countries, are reportedly driving toward the development and adoption of a national digital currency – and taking legislative action that could be viewed as disadvantaging to private cryptocurrencies in the process.

Should such rules and restrictions continue or proliferate, Greenidge may not only be unable to obtain or maintain these services for its business but also experience business disruption if its necessary commercial partners, such as bitcoin mining pools or miner manufacturers, cannot conduct their businesses effectively due to such regulations. The difficulty that many businesses that provide bitcoin and/or derivatives on other cryptocurrency-related activities have and may continue to have in finding banks and financial institutions willing to provide them services may diminish the usefulness of bitcoin as a payment system and harm public perception of bitcoin. If Greenidge is unable to obtain or maintain banking services for its business as a result of its bitcoin-related activities, its business could be adversely affected.

Blockchain technology may expose Greenidge to specially designated nationals or blocked persons or cause it to violate provisions of law.

Greenidge is subject to the rules enforced by The Office of Financial Assets Control of the US Department of Treasury (“OFAC”), including regarding sanctions and requirements not to conduct business with persons named on its specially designated nationals list. However, because of the pseudonymous nature of blockchain transactions Greenidge may inadvertently and without its knowledge engage in transactions with persons named on OFAC’s specially designated nationals list.

Power Generation Related Risks

Greenidge’s operations and financial performance may be impacted by fuel supply disruptions, price fluctuations in the wholesale power and natural gas markets, and fluctuations in other market factors that are beyond its control.

Greenidge’s power generation depends on its purchases of fuel and other products consumed during the production of electricity from a number of suppliers. Greenidge’s operations and financial performance generally may be impacted by changes in the supply of fuel and other required products, price fluctuations in the wholesale power and natural gas markets, and other market factors beyond its control.

Delivery of these fuels to Greenidge’s facilities is dependent upon fuel transmission or transportation infrastructure, storage and inventory of fuel stocks, as well as the continuing financial viability of contractual counterparties. As a result, Greenidge is subject to the risks of disruptions or curtailments in the production of power at its generation facility if fuel is limited or unavailable at any price, if a counterparty fails to perform, or if there is a disruption in the fuel delivery infrastructure. Disruption in the delivery of fuel, including disruptions as a result of weather, transportation difficulties, global demand and supply dynamics, labor relations, environmental regulations or the financial viability of fuel suppliers, could adversely affect Greenidge’s ability to operate its facilities, which could result in lower power sales and/or higher costs to its bitcoin mining operations and thereby adversely affect its results of operations.

Separate from supply, market prices for power, capacity, ancillary services, natural gas, and oil are volatile, unpredictable and tend to fluctuate substantially. Disruptions in Greenidge’s fuel supplies may require it to find alternative fuel sources at higher costs, to find other sources of power to deliver to counterparties at a higher cost, or to pay damages to counterparties for failure to deliver power as contracted. Unlike most other commodities, electric power can only be stored on a very limited basis and generally must be produced concurrently with its use. As a result, power prices and Greenidge’s costs are subject to significant volatility due to supply and demand imbalances, especially in the day-ahead and spot markets. Greenidge buys significant quantities of fuel on a short-term or spot market basis. Prices for the natural gas that it purchases fluctuate, sometimes rising or falling significantly over a relatively short period of time. The price it can obtain for the sale of power may not rise at the same rate, or may not rise at all, to match a rise in fuel or delivery costs. Further, any changes in the costs of natural gas or transportation rates, changes in the relationship between such costs and the market prices of power, or an inability to procure fuel for physical delivery at prices that it considers favorable could all adversely affect Greenidge’s operations, the costs of meeting its obligations, and the profitability of its bitcoin mining, and thus, its operations and financial performance. Volatility in market prices for fuel and electricity may result from a number of factors outside of Greenidge’s control, including:

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changes in generation capacity in its markets, including the addition of new supplies of power as a result of the development of new plants, expansion of existing plants, the continued operation of uneconomic power plants due to state subsidies, or additional transmission capacity;

•	disruption to, changes in or other constraints or inefficiencies of electricity, fuel or natural gas transmission or transportation;

•	electric supply disruptions, including plant outages and transmission disruptions;

•	changes in market liquidity;

•	weather conditions, including extreme weather conditions and seasonal fluctuations, including the effects of climate change;

•	changes in commodity prices and the supply of commodities, including but not limited to natural gas and oil;

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changes in the demand for power or in patterns of power usage, including the potential development of demand-side management tools and practices, distributed generation, and more efficient end-use technologies;

•	development of new fuels, new technologies and new forms of competition for the production of power;

•	fuel price volatility;

•	changes in capacity prices and capacity markets;

•	federal, state and foreign governmental environmental, energy and other regulation and legislation, including changes therein and judicial decisions interpreting such regulations and legislation;

•	the creditworthiness and liquidity of fuel suppliers and/or transporters and their willingness to do business with Greenidge; and

•	general economic and political conditions.

Such factors and the associated fluctuations in power and natural gas prices have affected Greenidge’s wholesale power generation profitability and cost of power for bitcoin mining activities in the past and will continue to do so in the future.

Changes in technology may negatively impact the value of Greenidge’s NY power plant and any future power plants.

Research and development activities are ongoing in the industry to provide alternative and more efficient technologies to produce power. There are alternate technologies to supply electricity, most notably fuel cells, micro turbines, batteries, windmills and photovoltaic (solar) cells, the development of which are currently being subsidized and expanded by the State of New York, where Greenidge currently operates (as well as by state or local governments in areas where Greenidge may operate in the future), to address global climate change concerns. It is possible that technological advances will reduce the cost of alternative generation to a level that is equal to or below that of certain central station production. Also, as new technologies are developed and become available, the quantity and pattern of electricity usage by customers could decline, with a corresponding decline in revenues derived by generators. These alternative energy sources could result in a decline to the dispatch and capacity factors of Greenidge’s NY power plant. As a result of these factors, the value of Greenidge’s generation facilities could be significantly reduced.

Greenidge sells capacity, energy and ancillary services to the wholesale power grid managed by the NYISO. Its business may be affected by the actions of nearby states or other governmental actors in the competitive wholesale marketplace.

Greenidge sells capacity, energy and ancillary services to the wholesale power grid managed by the NYISO. The competitive wholesale marketplace may be impacted by out-of-market subsidies provided by states or state entities, including bailouts of uneconomic nuclear plants, imports of power from Canada, renewable mandates or subsidies, mandates to sell power below its cost of acquisition and associated costs, as well as out-of-market payments to new or existing generators. These out-of-market subsidies to existing or new generation undermine the competitive wholesale marketplace, which can lead to decreased energy market revenues or premature retirement of existing facilities, including those owned by Greenidge. If these measures continue, capacity and energy prices may be suppressed, and Greenidge may not be successful in its efforts to insulate the competitive market from this interference. Greenidge’s wholesale power revenue may be materially impacted by rules or regulations that allow regulated utilities to participate in competitive wholesale markets or to own and operate rate-regulated facilities that provide capacity, energy and ancillary services that could be provided by competitive market participants.

The availability and cost of emission allowances could adversely impact Greenidge’s costs of operations.

Greenidge is required to maintain, through either allocations or purchases, sufficient emission allowances for SO2, CO2 and NOx to support Greenidge’s operations in the ordinary course of operating its power generation facilities. These allowances are used to meet the obligations imposed on Greenidge by various applicable environmental laws. If Greenidge’s operational needs require more than its allocated allowances, Greenidge may be forced to purchase such allowances on the open market, which could be costly. If Greenidge is unable to maintain sufficient emission allowances to match its operational needs, it may have to curtail its operations so as not to exceed its available emission allowances or install costly new emission controls. As Greenidge uses the emission allowances that it has purchased on the open market, costs associated with such purchases will be recognized as operating expense. If such allowances are available for purchase, but only at significantly higher prices, the purchase of such allowances could materially increase Greenidge’s costs of operations in the affected markets.

Greenidge’s financial performance could be materially and adversely affected if energy market participants continue to construct additional generation facilities (i.e., new-build) or expand or enhance existing generation facilities despite relatively low power prices and such additional generation capacity results in a reduction in wholesale power prices or more competition from bitcoin mining competitors with access to cheaper supplies of electricity.

Given the overall attractiveness of the markets in which Greenidge operates, and certain tax benefits associated with renewable energy, among other matters, energy market participants have continued to construct new generation facilities (i.e., new-build) or invest in enhancements or expansions of existing generation facilities despite relatively low wholesale power prices. If this market dynamic continues, and/or if Greenidge’s bitcoin mining competitors begin to build or acquire their own power plants to fuel their bitcoin mining operations, Greenidge’s results of operations and financial condition could be materially and adversely affected if such additional generation capacity results in a cheaper supply of electricity to its bitcoin mining competitors or lower prices at which Greenidge sells capacity, energy or ancillary services to the wholesale power grid.

Maintenance, expansion and refurbishment of power generation facilities involve significant risks that could result in unplanned power outages or reduced output and could have a material adverse effect on Greenidge’s revenues, results of operations, cash flows and financial condition.

Greenidge’s facilities require periodic maintenance and repair. Any unexpected failure, including failure associated with breakdowns or forced outages, and any related unanticipated capital expenditures could result in reduced profitability from both loss of bitcoin mining operations and power generation. Greenidge cannot be certain of the level of capital expenditures that will be required due to changing environmental laws (including changes in the interpretation or enforcement thereof), needed facility repairs and unexpected events (such as natural disasters or terrorist attacks). Unexpected capital expenditures could have a material adverse effect on Greenidge’s liquidity and financial condition. If Greenidge significantly modifies power generation equipment, it may be required to install the best available control technology or to achieve the lowest achievable emission rates as such terms are defined under the new source review provisions of the Clean Air Act of 1963, which would likely result in substantial additional capital expenditures.

Operation of power generation facilities involves significant risks and hazards that could disrupt or have a material adverse effect on Greenidge’s revenues and results of operations, and Greenidge may not have adequate insurance to cover these risks and hazards. Greenidge’s employees, contractors, customers and the general public may be exposed to a risk of injury due to the nature of its operations.

The conduct of Greenidge’s operations, including operation of its power plant, information technology systems and other assets is subject to a variety of inherent risks. These risks include the breakdown or failure of equipment, accidents, potential physical injury, hazardous spills and exposures, fires, property damage, security breaches, viruses or outages affecting information technology systems, labor disputes, obsolescence, delivery/transportation problems and disruptions of fuel supply, performance below expected levels or other financial liability, and may be caused to or by employees, customers, contractors, vendors, contractual or financial counterparties, other third parties, weather events or acts of God.

Operational disruptions or similar events may impact Greenidge’s ability to conduct its businesses efficiently and lead to increased costs, expenses or losses. Planned and unplanned outages at Greenidge’s power plants may require it to curtail operation of the plant. Any reduced power supply could also have a negative impact on the cost structure of Greenidge’s bitcoin mining operations.

These and other hazards can cause significant personal injury or loss of life, severe damage to and destruction of property, plant and equipment, contamination of, or damage to, the environment and suspension of operations. Further, the employees and contractors of Greenidge’s operating affiliates work in, and customers and the general public may be exposed to, potentially dangerous environments at or near its operations. As a result, employees, contractors, customers and the general public are at risk for serious injury, including loss of life.

The occurrence of one or more of these events may result in Greenidge or its affiliates being named as a defendant in lawsuits asserting claims for substantial damages, including for environmental cleanup costs, personal injury and property damage and fines and/or penalties. Greenidge maintains an amount of insurance protection that it considers adequate, but it cannot provide any assurance that its insurance will be sufficient or effective under all circumstances and against all hazards or liabilities to which it may be subject and, even if it does have insurance coverage for a particular circumstance, it may be subject to a large deductible and maximum cap. A successful claim for which Greenidge is not fully insured could hurt its financial results and materially harm its financial condition. Further, due to rising insurance costs and changes in the insurance markets, Greenidge cannot provide any assurance that its insurance coverage will continue to be available at all or at rates or on terms similar to those presently available. Any losses not covered by insurance could have a material adverse effect on Greenidge’s financial condition, results of operations or cash flows.

Greenidge’s business is subject to substantial energy regulation and may be adversely affected by legislative or regulatory changes relating to climate change or policies regarding cryptocurrency mining, as well as liability under, or any future inability to comply with, existing or future energy regulations or requirements.

Greenidge’s business is subject to extensive U.S. federal, state and local laws. Compliance with, or changes to, the requirements under these legal and regulatory regimes may cause Greenidge to incur significant additional costs or adversely impact its ability to continue operations as usual or compete on favorable terms with competitors. Failure to comply with such requirements could result in the shutdown of a non-complying facility, the imposition of liens, fines, and/or civil or criminal liability and or costly litigations before the agencies and/or in state of federal court. Changes to these laws and regulations could result in temporary or permanent restrictions on certain operations at Greenidge’s facilities, including power generation or use in connection with cryptocurrency mining, and compliance with, or opposing such regulation, may be costly.

The regulatory environment has undergone significant changes in the last several years due to state and federal policies affecting wholesale competition and the creation of incentives for the addition of large amounts of new renewable generation and, in some cases, transmission. These changes are ongoing, and Greenidge cannot predict the future design of the wholesale power markets or the ultimate effect that the changing regulatory environment will have on its business. In addition, in some of these markets, interested parties have proposed material market design changes, including the elimination of a single clearing price mechanism, as well as proposals to reinstate the vertically-integrated monopoly model of utility ownership or to require divestiture by generating companies to reduce their market share. If competitive restructuring of the electric power markets is reversed, discontinued, delayed or materially altered, Greenidge’s business prospects and financial results could be negatively impacted. In addition, since 2010, there have been a number of reforms to the regulation of the derivatives markets, both in the United States and internationally. These regulations, and any further changes thereto, or adoption of additional regulations, including any regulations relating to position limits on futures and other derivatives or margin for derivatives, could negatively impact Greenidge’s ability to hedge its portfolio in an efficient, cost-effective manner by, among other things, potentially decreasing liquidity in the forward commodity and derivatives markets or limiting its ability to utilize non-cash collateral for derivatives transactions.

Obtaining and complying with required government permits and approvals may be time-consuming and costly.

Greenidge and its affiliates are required to obtain, and to comply with, numerous permits and licenses from federal, state and local governmental agencies. The process of obtaining and renewing necessary permits and licenses can be lengthy and complex, requiring up to months or years for approval depending on the nature of the permit or license and such process could be further complicated or extended in the event regulations change. In addition, obtaining such permit or license can sometimes result in the establishment of conditions that create a significant ongoing impact to the nature or costs of operations or even make the project or activity for which the permit or license was sought unprofitable or otherwise unattractive. In addition, such permits or licenses may be subject to denial, revocation or modification under various circumstances. Failure to obtain or comply with the conditions of permits or licenses, or failure to comply with applicable laws or regulations, may result in the delay or temporary suspension of Greenidge’s operations and electricity sales or the curtailment of its delivery of electricity to its customers and may subject it to penalties and other sanctions. Although various regulators routinely renew existing permits and licenses, renewal of Greenidge’s existing permits or licenses could be denied or jeopardized by various factors, including failure to provide adequate financial assurance for closure, failure to comply with environmental, health and safety laws and regulations or permit conditions, local community, political or other opposition and executive, legislative or regulatory action.

Greenidge’s inability to procure and comply with the permits and licenses required for these operations, or the cost to it of such procurement or compliance, could have a material adverse effect on it. In addition, new environmental legislation or regulations, if enacted, or changed interpretations of existing laws, may cause activities at Greenidge’s facilities to need to be changed to avoid violating applicable laws and regulations or eliciting claims that historical activities at its facilities violated applicable laws and regulations. In addition to the possible imposition of fines in the case of any such violations, Greenidge may be required to undertake significant capital investments and obtain additional operating permits or licenses, which could have a material adverse effect on it.

Greenidge’s cost of compliance with existing and new environmental laws could have a material adverse effect on it.

Greenidge and its affiliates are subject to extensive environmental regulation by governmental authorities, including the United States Environmental Protection Agency (the “EPA”), and state environmental agencies and/or attorneys general. Greenidge may incur significant additional costs beyond those currently contemplated to comply with these regulatory requirements. If Greenidge fails to comply with these regulatory requirements, it could be forced to reduce or discontinue operations or become subject to administrative, civil or criminal liabilities and fines. Existing environmental regulations could be revised or reinterpreted, new laws and regulations could be adopted or become applicable to Greenidge or its facilities, and future changes in environmental laws and regulations could occur, including potential regulatory and enforcement developments related to air emissions, all of which could result in significant additional costs beyond those currently contemplated to comply with existing requirements. Any of the foregoing could have a material adverse effect on Greenidge.

The EPA has recently finalized or proposed several regulatory actions establishing new requirements for control of certain emissions from certain sources, including electricity generation facilities. In the future, the EPA may also propose and finalize additional regulatory actions that may adversely affect Greenidge’s existing generation facilities or its ability to cost-effectively develop new generation facilities. There is no assurance that the currently installed emissions control equipment at the natural gas-fueled generation facilities owned and operated by Greenidge will satisfy the requirements under any future EPA or state environmental regulations. Future federal and/or state regulatory actions could require Greenidge to install significant additional emissions control equipment, resulting in potentially material costs of compliance for its generation units, including capital expenditures, higher operating and fuel costs and potential production curtailments. These costs could have a material adverse effect on Greenidge.

Greenidge may not be able to obtain or maintain all required environmental regulatory approvals. If there is a delay in obtaining any required environmental regulatory approvals, if it fails to obtain, maintain or comply with any such approval or if an approval is retroactively disallowed or adversely modified, the operation of Greenidge’s generation facilities could be stopped, disrupted, curtailed or modified or become subject to additional costs. Any such stoppage, disruption, curtailment, modification or additional costs could have a material adverse effect on Greenidge.

In addition, Greenidge may be responsible for any on-site liabilities associated with the environmental condition of facilities that it has acquired, leased, developed or sold, regardless of when the liabilities arose and whether they are now known or unknown. In connection with certain acquisitions and sales of assets, Greenidge may obtain, or be required to provide, indemnification against certain environmental liabilities. Another party could, depending on the circumstances, assert an environmental claim against it or fail to meet its indemnification obligation to it.

Greenidge could be materially and adversely affected if current regulations are implemented or if new federal or state legislation or regulations are adopted to address global climate change, or if it is subject to lawsuits for alleged damage to persons or property resulting from greenhouse gas emissions.

There is attention and interest nationally and internationally about global climate change and how greenhouse gas emissions, such as CO2, contribute to global climate change. Over the last several years, the U.S. Congress and state and federal authorities have considered and debated several proposals intended to address climate change using different approaches, including a cap on carbon emissions with emitters allowed to trade unused emission allowances (cap-and-trade), a tax on carbon or greenhouse gas emissions, limits on the use of generated power in connection with cryptocurrency mining, incentives for the development of low-carbon technology and federal renewable portfolio standards. A number of federal court cases have been filed in recent years asserting damage claims related to greenhouse gas emissions, and the results in those proceedings could establish adverse precedent that might apply to companies (including Greenidge) that produce greenhouse gas emissions. Greenidge could be materially and adversely affected if new federal and/or state legislation or regulations are adopted to address global climate change or if it is subject to lawsuits for alleged damage to persons or property resulting from greenhouse gas emissions.

Expenses, liabilities or injunctions resulting from the currently adjourned Article 78 litigation filed with the Supreme Court of the State of New York, Yates County, could adversely affect Greenidge’s business prospects, results of operations and financial condition.

On December 17, 2020, certain parties filed an Article 78 petition with the Supreme Court of the State of New York, Yates County, that challenges the Town of Torrey’s site plan review for the planned expansion of Greenidge’s bitcoin mining data center. Greenidge was joined in the petition as a necessary party. The petition asserts, among other things, a violation of the State of New York Environmental Quality Review Act for failing to identify all areas of environmental concern or appropriately review the potential environmental impacts of the planned expansion of Greenidge’s data center. This claim could result in litigation, may be time-consuming and costly, divert management resources, require Greenidge to change, postpone or halt the construction of its planned bitcoin mining data center expansion, or have other adverse effects on its business. Any of the foregoing could have a material adverse effect on Greenidge’s plan of operation, results of operations and business growth prospects. In addition, costly and time-consuming litigation could be necessary to enforce Greenidge’s approved building rights.

THE COMPANIES

Support.com, Inc.

Support provides customer and technical support solutions delivered by homebased employees. Support’s homesourcing model, which enables outsourced work to be delivered by people working from home, has been specifically designed for remote work, with attention to security, recruiting, training, delivery, and employee engagement.

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Customer Support Solutions. Support provides outsourced customer support and cloud-based technology platforms to companies in multiple industry verticals. Support serves clients in verticals such as media and communication, healthcare, retail, and technology with omnichannel programs that include voice, chat, and self-service. Support meets clients’ needs through its network of homebased employees and cloud-based platforms.

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Technical Support Programs. Support offers technical support programs to its enterprise clients that are sold to the clients’ end customers. These tailored programs can be bundled with complementary services or offered on a stand-alone basis as a subscription or one-time purchase. Support also offers a subscription-based tech support service direct-to-consumers and small businesses that helps users solve a wide-range of technology problems with all computers, smartphones, and other connected devices, including device setup, troubleshooting, connectivity or interoperability problems, and malware and virus removal.

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End-User Software. Support’s SUPERAntiSpyware® software is a malware protection and removal software product available for the Windows OS on personal computers and tablets. The software is licensed on an annual basis, and is sold direct to consumers and businesses, or through re-sellers.

Support’s principal executive offices are located at 1521 Concord Pike (US 202), Suite 301, Wilmington, DE 19803, and its telephone number is (650) 556-9440. Support’s website is www.support.com. Information on Support’s website is not incorporated by reference into or otherwise part of this proxy statement/prospectus. Support’s common stock is listed on the Nasdaq Capital Market under the symbol “SPRT.” Additional information about Support is included in documents incorporated by reference in this proxy statement/prospectus. Please see “Where You Can Find More Information”.

Greenidge Generation Holdings Inc.

Greenidge is a vertically integrated bitcoin mining and power generation facility in the Town of Torrey, New York with an environmentally-sound, approximately 106 MW natural gas power plant that has undergone a remarkable transformation in recent years. Greenidge enjoys significant competitive advantages including low fixed costs, an efficient mining fleet, in-house operational expertise and low power costs due to its access to some of the least expensive natural gas in North America. Greenidge is currently mining bitcoin and contributing to the security and transactability of the bitcoin ecosystem, while concurrently meeting the power needs of homes and businesses in its region.

Greenidge is currently a privately-held corporation and its securities do not trade on any marketplace. Greenidge has applied to list its class A common stock on the Nasdaq Capital Market under the trading symbol “GREE” which includes the shares of class A common stock issuable in the Merger. Greenidge intends to register shares of its class A common stock issuable upon the conversion of its class B common stock including the class B common stock underlying its series A preferred stock, with the SEC as soon as practicable. The approval of such listing, including the shares of class A common stock issued in the Merger, subject only to official notice of issuance, is a condition to the obligations of Support and Greenidge to complete the Merger.

The principal executive offices of Greenidge are located at 590 Plant Road, Dresden, NY 14441, and its telephone number is (315) 536-2359. Greenidge maintains a website at www.greenidge.com. Information on Greenidge’s website is not incorporated by reference into or otherwise part of this proxy statement/prospectus.

See “Information about Greenidge” and “Management Discussion and Analysis of Financial Condition and Results of Operations for Greenidge” for important business and financial information regarding Greenidge.

GGH Merger Sub, Inc.

Merger Sub was formed in the State of Delaware on February 26, 2021 and is a wholly-owned subsidiary of Greenidge. Merger Sub was formed solely for the purpose of completing the Merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Merger Agreement and the Merger.

Merger Sub is a privately-held corporation and its securities do not trade on any marketplace. The principal executive offices of Merger Sub are located at c/o Greenidge Generation Holdings Inc., 590 Plant Road, Dresden, NY 14441, and its telephone number is (315) 536-2359.

SPECIAL MEETING OF STOCKHOLDERS

Support is providing the proxy statement/prospectus to its stockholders as of the record date in connection with the solicitation of proxies to be voted at the special meeting (or any adjournment or postponement of the special meeting).

General

Together with the proxy statement/prospectus, Support is also sending stockholders a notice of the special meeting and a form of proxy card that is solicited by its board of directors for use at the special meeting to be held on [ __ ], 2021 at 8:00 a.m., Pacific Time, at [ __ ] (the “special meeting”), and any adjournments or postponements of the special meeting.

Support is actively monitoring the circumstances surrounding the coronavirus (COVID-19) pandemic. In the event it is not possible or advisable to hold the special meeting in person, Support will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. If Support takes this step, Support will announce the decision to do so in advance, and details on how to participate will be issued by press release available at Support’s website and filed with the SEC as supplemental proxy material.

The Proposals and Required Vote

At the special meeting, Support stockholders will be asked to consider and vote on the following proposals:

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Proposal No. 1 (Merger Proposal): The proposal to adopt the Merger Agreement. Approval of the Merger Proposal requires the affirmative vote of a majority of the issued and outstanding shares of Support common stock entitled to vote on the Merger Proposal.

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Proposal No. 2 (Advisory Proposal): The proposal to approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided to named executive officers in connection with the Merger. Approval of the Advisory Proposal requires the affirmative vote of the holders of a majority of the shares of Support common stock that are present in person or represented by proxy at the special meeting and entitled to vote on the Advisory Proposal (meaning that of the shares represented at the special meeting and entitled to vote, a majority of them must be voted “FOR” the Advisory Proposal for it to be approved).

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Proposal No. 3 (Adjournment Proposal): The proposal to approve the adjournment of the special meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve the Merger Proposal. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Support common stock that are present in person or represented by proxy at the special meeting and entitled to vote on the Adjournment Proposal (meaning that of the shares represented at the special meeting and entitled to vote, a majority of them must be voted “FOR” the Adjournment Proposal for it to be approved).

Under Support’s bylaws, the business to be conducted at the special meeting will be limited to the proposals set forth in the notice to stockholders provided with the proxy statement/prospectus.

On all matters, each share of Support common stock held on the record date has one vote.

Broker “non-votes” and abstentions will have the effect of votes “AGAINST” the Merger Proposal. Broker “non-votes” are not included in the tabulation of the voting results and, therefore, they do not have any effect on the voting results for the Advisory Proposal or the Adjournment Proposal. Abstentions will have the effect of votes “AGAINST” the Advisory Proposal and the Adjournment Proposal.

A majority of the outstanding shares of Support common stock entitled to vote on the Merger Proposal must vote to approve the Merger Proposal at the special meeting as a condition to the completion of the Merger. If Support stockholders fail to approve the Merger Proposal by such vote, the Merger will not occur.

Recommendations of Support Board of Directors

Support’s board of directors unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to, advisable and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby, and (iii) determined to recommend, upon the terms and subject to the conditions set forth in the Merger Agreement, that the Company’s stockholders vote to adopt the Merger Agreement.

The Support board of directors unanimously recommends that Support stockholders vote “FOR” the Merger Proposal, “FOR” the Advisory Proposal and “FOR” the Adjournment Proposal.

Record Date, Voting and Quorum

Support’s board of directors has fixed the 5 p.m. Eastern Time on [ __ ], 2021 as the record date for determination of Support stockholders entitled to notice of, and to vote on, all matters presented at the special meeting, or any adjournment or postponement thereof. A complete list of such stockholders will be available for inspection by any stockholder for any purpose germane to the special meeting at [ __ ] for the 10 days preceding the special meeting. The eligible stockholder list will also be available at the special meeting for examination by any stockholder of record present at such meeting.

As of the record date, there were approximately [ __ ] shares of Support common stock issued and outstanding. The required quorum for the transaction of business at the special meeting is the presence, in person or by proxy, of the holders of a majority of the shares of Support common stock issued and outstanding on the record date.

Shares that are voted “FOR” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the special meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the special meeting. Broker “non-votes” are not included for purposes of determining whether a quorum of shares of Support common stock is present at the special meeting.

There must be a quorum to hold the special meeting. Failure of a quorum to be present at the special meeting will necessitate an adjournment of the meeting and will subject Support to additional expense.

Share Ownership of and Voting by Support Directors and Executive Officers

As of the record date, Support’s directors and executive officers and their affiliates directly owned in the aggregate [ __ ] shares of Support common stock, which represents approximately [ __ ]% of the Support common stock issued and outstanding as of that date.

Support’s directors and executive officers that are a party to the Voting Agreement have agreed, among other things, to vote all of their respective shares of Support common stock in favor of Merger Proposal and have granted Greenidge their irrevocable proxy to vote such shares in such manner if they fail to perform their obligations under the Voting Agreement. It is expected that Support’s directors and executive officers will vote all of their respective shares of Support common stock in favor of each of the proposals at the time of the special meeting.

Voting

Support stockholders of record may vote their shares of Support common stock by:

•	By attending the special meeting and voting their shares of Support common stock in person.

•	By MAIL—Mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to [ __ ], which must be received no later than the day before the special meeting date.

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By INTERNET ([ __ ]) - Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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By TELEPHONE ([ __ ])—Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

If your shares are held by your bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name” and you will receive a form from your bank, brokerage firm or other nominee seeking instruction from you as to how your shares should be voted. If you beneficially own your shares and receive a voting instruction form, you can vote by following the instructions on your voting instruction form. Please refer to information from your bank, brokerage firm or other nominee on how to submit voting instructions.

Your bank, brokerage firm or other nominee will not automatically vote your shares for you. Such entities typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, banks, brokers, and other nominee holders of record typically are not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. Each of the proposals to be considered at the special meeting as described in this proxy statement/prospectus are considered non-routine. Therefore banks, brokers, and other nominee holders of record do not have discretionary authority to vote on any of these proposals.

Broker non-votes are shares held by a bank, broker or other nominee holder of record that are present in person or represented by proxy at the special meeting, but with respect to which the bank, broker or other nominee holder of record is not instructed by the beneficial owner of such shares on how to vote on a particular proposal and does not have discretionary voting power on such proposal. Because, as mentioned above, banks, brokers and other nominee holders of record do not have discretionary voting authority with respect to any of the proposals to be considered at the special meeting as described in this proxy statement/prospectus, if a beneficial owner of shares held in “street name” does not give voting instructions to the broker, bank or other nominee holder of record, then those shares will not be present in person or represented by proxy at the special meeting and will not count for purposes of determining if a quorum is present at the special meeting. As a result, there will not be any broker non-votes in connection with the proposals to be considered at the special meeting as described in this proxy statement/prospectus.

If your shares are held by your bank, brokerage firm or other nominee, you are not able to vote at the special meeting unless you have a proxy, executed in your favor, from the stockholder of record (bank, brokerage firm or other nominee) giving you the right to vote the shares. To vote in person at the special meeting, you will need to contact your bank, brokerage firm or other nominee holder of record to obtain a written legal proxy to bring to the meeting.

All shares of Support common stock represented by each properly completed and valid proxy received before or at the special meeting will be voted in accordance with the instructions given in the proxy. If a Support stockholder signs a proxy card and returns it without giving instructions for the voting on any proposal, the shares of Support common stock represented by that proxy card will be voted “FOR” each proposal at the time of the special meeting.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting. If your shares are held in the name of a bank, broker or other nominee holder of record, please follow the instructions on the voting instruction form furnished to you by such record holder.

Attendance

Support stockholders as of the record date are invited to attend the special meeting. If you are a stockholder of record, your name will be verified against the list of Support’s stockholders as of the record date. If you hold your shares through a bank, broker or other nominee, you will need to present proof of beneficial ownership of shares of Support common stock as of the record date (e.g., a brokerage statement or letter from your bank). Both record and beneficial stockholders should bring photo identification and an appropriate face covering for entrance to the special meeting. Social distancing measures will be employed and attendees will need to wear face coverings throughout the duration of the special meeting.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote in person at any time before the closing of the polls at the special meeting. If you are a stockholder of record at the record date for the special meeting, you can revoke your proxy or change your vote by:

•	delivering to Support (at 777 South Figueroa Street, Suite 4600, DPT# 2009, Los Angeles, CA 90017-2513) a written instrument that revokes the proxy, which is received prior to the special meeting;

•	submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 P.M. Eastern Time the day before the meeting date, or by mail that is received prior to the special meeting; or

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attending the special meeting (or, if the special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which automatically will cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given.

If you hold your shares of Support common stock in “street name” through a broker, bank or other nominee holder of record, you must contact your brokerage firm, bank or other nominee holder of record to change your vote or obtain a written legal proxy to vote your shares of Support common stock if you wish to cast your vote in person at the special meeting.

Solicitation of Proxies; Expenses of Solicitation

The proxy statement/prospectus is being provided to holders of Support common stock in connection with the solicitation of proxies by the Support board of directors to be voted at the special meeting and at any adjournments or postponements of the special meeting. Support will bear the costs and expenses in connection with such solicitation of proxies, including the costs of filing, printing and mailing the proxy statement/prospectus for the special meeting. Harkins Kovler, LLC has been retained to assist with the solicitation of proxies and provide related proxy advisory services. Harkins Kovler, LLC will be paid a final fee expected not to exceed $25,000 for these services in connection with the special meeting.

Directors, officers and employees of Support may solicit proxies from stockholders personally or by mail, telephone, email, over the Internet or other means. Support’s directors, officers and employees will not receive additional compensation for their solicitation activities but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. In addition, Support may reimburse brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees for their reasonable out-of-pocket expenses in connection with forwarding proxy solicitation materials to their customers that are beneficial owners of Support common stock.

Householding

Unless Support has received contrary instructions, it may send a single copy of this proxy statement/prospectus and notice to any household at which two or more stockholders reside if it believes the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce Support’s expenses.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement/prospectus, please notify your broker or contact [ __ ].

Stockholders who currently receive multiple copies of proxy materials at their address and would like to request “householding” of their communications should contact their broker. Registered stockholders may notify Support by contacting [ __ ].

Adjournment

In addition to the Merger Proposal and the Advisory Proposal, Support stockholders are being asked to approve the Adjournment Proposal, which allows the adjournment of the special meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve the Merger Proposal. In addition, pursuant to the bylaws of Support, in the absence of a quorum, Support stockholders representing a majority of shares then issued and outstanding and entitled to vote, present in person or by proxy, or, if no stockholder entitled to vote is present in person or by proxy, any officer entitled to preside at or act as secretary of such meeting, may adjourn the special meeting from time to time without notice other than announcement at the meeting, until a quorum shall be present or represented.

Other Information

You are urged to read and carefully consider the information contained in the proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Support’s proxy solicitor at:

Harkins Kovler, LLC

3 Columbus Circle, 15FL

New York, NY 10019

Toll: +1 (212) 468-5380

Toll Free: +1 (800) 326-5997

Email: SPRT@harkinskovler.com

PROPOSAL I: THE MERGER PROPOSAL

General

This proxy statement/prospectus is being provided to Support stockholders in connection with the solicitation of proxies by the Support board to be voted at the special meeting and at any adjournments or postponements of the special meeting. At the special meeting, Support stockholders will be asked to, among other things, adopt the Merger Agreement. The Merger Agreement provides for the Merger of Merger Sub with and into Support, with Support continuing as the surviving corporation and a wholly-owned subsidiary of Greenidge.

The Merger will not be completed unless Support stockholders adopt the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus. You are urged to read the Merger Agreement in its entirety because it is the legal document that governs the Merger. For additional information about the Merger Agreement, see “The Merger Agreement” below.

Vote Required; Recommendation of the Support Board of Directors

Assuming that a quorum is present at the special meeting, approval of the proposal to adopt the Merger Agreement requires the affirmative vote of a majority of the issued and outstanding shares of Support common stock entitled to vote thereon.

The board of directors of Support has unanimously determined that the Merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of Support and its stockholders, approved and declared advisable the Merger Agreement and recommends that the Support stockholders vote “FOR” the Merger Proposal.

What Support Stockholders Will Receive in the Merger

Under the Merger Agreement, the aggregate consideration payable to holders of Support common stock, Support options and Support awards consists of 2,998,261 shares of class A common stock of Greenidge.

At the Effective Time of the Merger and subject to the terms and conditions set forth in the Merger Agreement, except for shares held in treasury by Support, each share of Support common stock that is issued and outstanding will be cancelled and automatically converted into the right to receive a number of shares of class A common stock equal to the Exchange Ratio.

Subject to the terms of the Merger Agreement, the Exchange Ratio is a fraction, expressed as a decimal rounded to the nearest one-thousandth, equal to the quotient of (i) 2,998,261 shares of class A common stock divided by (ii) the fully diluted amount of outstanding shares of Support common stock as calculated under the Merger Agreement. Under the Merger Agreement, such fully diluted amount shall be the sum of (a) the total number of shares of capital stock of Support outstanding as of immediately prior to the Effective Time plus (b) the total number of shares of Support common stock underlying all Support awards outstanding as of the close of business on the second business day immediately preceding the Closing Date plus (c) the total number of shares of Support common stock underlying all Support options outstanding as of the close of business on the second business day immediately preceding the Closing Date, based on a treasury method share calculation using the volume weighted average trading price per share of Support common stock for the ten trading day period ending on and including the second business day immediately preceding the Closing Date (i.e., the VWAP).

The table below shows illustrative Exchange Ratios at various assumed VWAPs and assumes there are outstanding 24,105,611 shares of Support common stock, 126,900 Support awards and 1,898,263 shares of Support common stock underlying all Support options with an average exercise price of $1.61. In the table below, $2.14 is the closing sale price per share of Support’s common stock on March 19, 2021, the last trading day prior to the date of public announcement of the execution of the Merger Agreement, and $[ __ ] is the VWAP for the ten-trading day period ending on [ __ ], 2021.

VWAP of Support Common Stock	Exchange Ratio
$2.14	0.121
$4.00	0.118
$5.00	0.117
$6.00	0.117
$7.00	0.117
$8.00	0.116

The calculation of the final Exchange Ratio will be determined in accordance with the formulas set forth in the Merger Agreement and announced immediately prior to the Closing.

The class A common stock of Greenidge that Support stockholders will receive in the Merger will have the same economic terms as the class B common stock of Greenidge, but the shares of class A common stock will have one vote per share in any matters on which Greenidge shareholders are entitled to vote generally and the shares of class  B common stock will have ten votes per share in any matters on which Greenidge shareholders are entitled to vote generally.

Treatment of Support Equity Awards

At the Effective Time of the Merger and subject to the terms and conditions set forth in the Merger Agreement, each outstanding Support option will accelerate, and the holder of each Support option will receive a number of shares of class A common stock of Greenidge equal to the Exchange Ratio multiplied by the number of shares of Support common stock underlying such Support option, less a number of shares of class A common stock to be withheld (with the value of such shares being calculated using the VWAP) in satisfaction of the aggregate exercise price of such Support option and, unless such holder has elected to satisfy such obligation with cash, such holder’s tax withholding obligations.

At the Effective Time of the Merger and subject to the terms and conditions set forth in the Merger Agreement, each outstanding Support award will accelerate, and the holder of each such Support award will receive a number of shares of class A common stock of Greenidge equal to the Exchange Ratio multiplied by the number of shares of Support common stock underlying such Support award, less a number of shares of class A common stock to be withheld in satisfaction of such holder’s tax withholding obligations (with the value of such shares being calculated using the VWAP), unless such holder has elected to satisfy such obligation with cash.

From and after the Effective Time of the Merger, there will be no outstanding equity awards of Support.

Ownership of Greenidge Capital Stock After the Merger

The aggregate consideration payable in connection with the Merger consists of 2,998,261 shares of class A common stock.

Assuming the Merger were to be completed as of the date immediately prior to the date of this proxy statement/prospectus, this amount of class A common stock would represent approximately 7.7% of the outstanding capital stock of Greenidge, including the shares to be issued in or underlying the Greenidge Issuances and the stockholders of Greenidge would own approximately 90.0% of the outstanding capital stock Greenidge, after giving effect to the shares to be issued in or underlying the Greenidge Issuances.

If Greenidge consummates additional issuances of its capital stock in addition to the Greenidge Issuances prior to Closing, then the pro forma ownership percentages described above will be reduced.

Background of the Merger

As part of its role in overseeing the business and operations of Support, the Support board of directors regularly reviews and discusses Support’s strategic direction and alternatives available for enhancing Support stockholder value. This ongoing process has included consideration of opportunities for growth and enhancement of Support’s business and operations on a standalone basis, as well as alternatives involving a potential acquisition or business combination transaction. The Support board’s consideration of potential acquisition and business combination opportunities has included consideration of opportunities proposed by the Investor, as described below. At no time has Support ever engaged or retained Investor as an advisor or a consultant or in any other capacity, including for the purpose of identifying or considering potential investments or transactions.

The Investor is a private investment firm representing the investment interests of its principals and equity holders. Among its other investment activities, it has a focus and track record of identifying and investing in small cap public companies that it believes to be under-followed and/or to possess attractive qualities or assets, and for which it generally seeks to identify one or more strategic initiatives or transactions for unlocking value for stockholders.

In 2018, one of the Investor’s principals who at the time was serving as one of Investor’s two board representatives for an NYSE American-listed computer software company in which the Investor then held an approximately 19% common stock interest became acquainted with Bradley Radoff, a director of Support, after funds managed by Mr. Radoff made a significant investment in the common stock of the same company. The principal and Mr. Radoff spoke periodically in 2018, and both acknowledged that Support had some of the same characteristics as those of the companies for which the Investor had in the past sought to identify opportunities for value enhancement. In early 2019, the same principal of Investor contacted Mr. Radoff with a potential opportunity that would involve both an investment by the Investor and an acquisition by Support of a business that the Investor believed might be a good fit for Support’s business and an attractive acquisition for the transaction counterparty’s needs. After discussion and evaluation of the opportunity by Support, the Investor and the potential counterparty, the Support board determined not to pursue the opportunity.

The Investor similarly identified for Support a potential investment and strategic initiative in October 2020, and in furtherance of their consideration of this opportunity Support and the Investor entered into a Non-circumvention and Mutual Nondisclosure Agreement (the “October NDA”) to protect the confidentiality of any information provided by each party to the other in connection therewith (including the identity of the potential counterparty and key executive involved in the potential opportunity) and to secure for the Investor’s benefit Support’s agreement not to separately pursue an opportunity involving a third party identified by the Investor for a period of two years following such third party’s identification to Support. The terms of the October NDA were not exclusive as to the opportunity then being proposed by the Investor but did not commit the Investor to source additional potential transactions, investments or other initiatives for Support in the future. Following execution by the parties of the October NDA, the Investor introduced Support to the potential opportunity in October 2020, but Support ultimately did not pursue the potential opportunity.

Before the Merger transaction, the Investor had only limited prior contacts with the Controlling Stockholder and its affiliates, including Greenidge. In mid-2019, a portfolio company controlled by an affiliate of the Controlling Stockholder explored a potential sale transaction with an entity affiliated with, but not managed day-to-day by, the Investor, but such discussions did not result in a transaction and did not involve or result in direct or continuing contact between the Investor and the Controlling Stockholder. In October 2020, Greenidge and the Controlling Stockholder started to consider strategic options for Greenidge to become a publicly traded company, and in connection with these efforts, in November 2020, the Controlling Stockholder approached the same affiliated entity of the Investor to evaluate a potential business combination transaction for Greenidge to become a publicly-traded company. This entity, the Investor and the Controlling Stockholder discussed terms for a potential transaction in January 2021, but such a transaction did not prove workable, and the Controlling Stockholder terminated discussions soon thereafter.

In early January 2021, GGH LLC began efforts to better position itself for capital raising and other possible future transactions, including converting from a limited liability company to a corporation. This corporate restructuring was consummated on January 29, 2021, when Greenidge acquired all the ownership interests of GGH LLC in exchange for 7,000,000 shares of Greenidge’s common stock and GGH LLC became a wholly owned subsidiary of Greenidge.

On January 13, 2021, Greenidge engaged B. Riley Securities, Inc. as placement agent for a potential private placement of its series A preferred stock.

On January 14, 2021, the Investor contacted the chairman of the Support board and, without identifying Greenidge, described a potential transaction opportunity for Support involving a bitcoin mining company with an interest in engaging in a transaction to become a publicly-traded company. Also on January 14, 2021, the Investor discussed with Greenidge on a no-names basis the profile of Support for a possible merger transaction, as well as some illustrative terms for such a transaction. The Investor assessed that the potential transaction involving Greenidge and Support might be an attractive and viable investment and transaction for each of Greenidge, Support and the Investor. Greenidge, the Controlling Stockholder and their affiliates, on one hand, and Support and its affiliates, on the other hand, had no relationship prior to the Investor’s introduction of each to the other.

On January 16, 2021, Support contacted Pillsbury Winthrop Shaw Pittman LLP (“Pillsbury”) to retain Pillsbury as its legal advisor in connection with its consideration of the transaction opportunity described by the Investor.

On January 17, 2021, Support and the Investor executed an acknowledgment letter under the October NDA agreeing that the opportunity involving the as-yet unidentified bitcoin mining company was subject to the confidentiality and non-circumvention provisions of the October NDA.

On January 18, 2021, the Investor identified Greenidge as the bitcoin mining company, provided the Support board with high-level information about Greenidge’s history and current business and a copy of the January 17, 2021 Greenidge roadshow presentation for its then pending private placement of series A preferred stock. The Investor and Support discussed a potential transaction structure between Greenidge, Support and the Investor which contemplated a three-step series of transactions consisting of (1) an investment by the Investor in a newly created series of convertible preferred equity of Support in an amount that would constitute 19.9% of Support’s then-current outstanding voting common stock, (2) a substantially concurrent investment by Support of approximately $15 million in the contemplated $25 million private placement of series A preferred stock then being conducted by Greenidge, and (3) a merger of Greenidge with Support pursuant to which immediately prior to such merger Support would distribute substantially all of its free cash (net of operating costs, transaction expenses and other expenses) to its stockholders and upon completion of such merger all outstanding shares of Greenidge capital stock would be converted into freely tradeable shares of Support common stock constituting a substantial majority of Support’s total pro forma common shares outstanding after giving effect to the merger. The transaction terms described by the Investor to Support also contemplated that the Investor’s investment in Support would be made at a per share price representing a discount to Support’s then-current trading price, that the Investor would have the right to designate one or more persons to serve as directors on the Support board upon completion of the investment, and that the Investor would be paid a fee upon completion of the transactions. Support indicated a willingness to consider the proposed transactions as presented and to engage in further discussions with the parties.

On January 19, 2021, the Investor and Greenidge entered into a confidentiality agreement in connection with Greenidge’s series A preferred equity private placement, as well as the Investor’s assistance to Greenidge in considering and proposing terms for a possible merger transaction with Support.

Subsequently, due to substantial interest in its private placement of series A preferred stock, Greenidge increased the total amount of equity capital to be raised in the private placement and set the targeted timing for pricing and closing of the private placement. On January 22, 2021, the Investor advised Support that it had been informed that Greenidge planned to price its pending private placement on January 25, 2021 and that each of Investor and Support would have the opportunity to invest $5 million (each constituting approximately 2.7% of Greenidge’s total pro forma voting capital stock following completion of the private placement) in an up-sized private placement of approximately $30-$35 million. The Investor indicated to Support that Support and the Investor should move forward expeditiously with negotiation and completion of the Investor’s proposed investment in Support in order to align with the proposed January 25, 2021 pricing of the Greenidge private placement and that Greenidge would be in a position to negotiate with Support with respect to the potential merger transaction as soon as the private placement was completed, with a targeted announcement of the proposed merger several weeks following commencement of negotiations with Support.

Also on January 22, 2021, the Investor delivered to Support a draft non-binding letter of intent and summary of proposed terms for the merger, which the Investor previously had discussed with Greenidge. The proposed terms were generally consistent with those discussed previously, including a pre-closing distribution of substantially all of Support’s free cash to its stockholders, except that the terms now contemplated that Support would retain $5 million in cash on its balance sheet (net of operating costs, transaction expenses and other expenses) to be deemed to be invested in Greenidge at a $250 million company valuation for Greenidge, such that the total amount of capital stock of the combined company to be owned by Support stockholders collectively following completion of the merger would be approximately 9.7% (consisting of 5% in consideration for the value of Support’s existing business and operations and its public listing, 2% in consideration for Support’s $5 million cash retention, and 2.7% constituting Support’s allocation of preferred stock in the Greenidge private placement). The proposed terms further contemplated that (1) the Investor’s convertible preferred investment in Support would be made at a per share price of $1.80, would have a stated dividend rate per annum of 3% and a 5-year maturity, would entitle the Investor to designate two directors on a six-member Support board, and would permit the Investor to vote on an as-converted basis (at a one-for-one conversion rate) together with Support’s common stockholders on all matters on which Support stockholders are generally entitled to vote, (2) the Investor would receive a consulting fee upon completion of the merger in the form of shares of Support common stock constituting 1.5% of the total outstanding shares of Support common stock after completion of the merger, (3) stockholders of Support holding shares constituting approximately 33% of Support’s total outstanding voting shares (including for this purpose the Investor after giving effect to completion of its convertible preferred stock investment in Support) would enter into support agreements with Greenidge agreeing to vote their shares in favor of the proposed merger, and (4) Greenidge would agree to negotiate exclusively with Support for a period of 45 days with respect to the proposed merger.

In response, Support indicated to the Investor that it likely would be unable to negotiate, complete and announce an investment by the Investor in Support by the targeted pricing date for Greenidge’s private placement but that Support was interested in moving forward with discussions on the proposed transactions as expeditiously as practicable. After further discussion regarding the timing for the transactions, Support and the Investor agreed to move forward with negotiating the terms of the proposed convertible preferred stock investment by the Investor. Later in the day on January 22, 2021, the Investor delivered a draft term sheet to Support for the proposed convertible preferred stock investment for review and comment by Support and its counsel. On January 24, 2021, the Support board held a telephonic meeting to provide an update on the status of discussions between the parties on the proposed transactions and to review and discuss with Pillsbury a proposed response to the Investor with respect to the draft term sheet for the Investor’s proposed convertible preferred stock investment in Support.

On January 25, 2021, after another telephonic meeting of the Support board to further discuss and finalize Support’s response to the Investor’s draft term sheet, Support delivered to the Investor a revised summary of terms for the proposed convertible preferred equity investment by the Investor in Support, and the Investor forwarded to Support a set of draft subscription documents for potential investors in the Greenidge private placement. Later that day, the Investor advised Support that it was reviewing Support’s response on the term sheet, and also that the Greenidge private placement had priced earlier that day as targeted and, as a result, Support could not participate in the private placement. The Investor also informed Support that due to the level of investor interest in the Greenidge private placement, the Investor’s subscription allocation had been reduced.

On January 26, 2021, the Investor provided comments to Support with respect to its revised term sheet, and the Support board convened a telephonic meeting to update the full board on the status of the transactions, including the pricing of the Greenidge private placement, and to review and discuss with Pillsbury the Investor’s comments on the draft term sheet. Support thereafter contacted the Investor to respond to the Investor’s comments on the most recent draft of the term sheet. The then-current term for the potential convertible preferred equity investment included a $1.85 per share purchase price, that the preferred shares would convert automatically into common stock upon completion of a major corporate transaction meeting certain requirements (to include the proposed merger transaction between Greenidge and Support), that the Investor would have the right to appoint two additional persons to the Support board upon completion of the investment (reduced to one person after such time as the Investor beneficially owned less than 10% of the outstanding Support voting shares and eliminated completely after such time as the Investor beneficially owned less than 5% of the outstanding Support voting shares), and that the Investor would be subject to a customary standstill arrangement with respect to Support. Thereafter, no further discussions took place between the Investor and Support with respect to the convertible preferred stock terms and Support determined not to move forward with negotiating documentation for the convertible preferred investment because Support would not be participating in the Greenidge private placement and had not yet had any direct discussions with Greenidge or its representatives with respect to the proposed merger transaction. The Support board determined that the appropriate next step was to have direct discussions between Greenidge and Support regarding the terms of the proposed merger transaction.

On January 29, 2021, in connection with the closing of the $40.5 million Greenidge private placement, the Investor purchased its 180,000 share allocation of series A preferred stock for $4.5 million. The Investor’s participation in the Series A Private Placement was on the same terms as the other investors involved, and the Investor received no other benefits beyond its purchase of the series A preferred shares and did not receive any expense reimbursement in connection with such investment. The rights and terms of the series A preferred stock are more fully described at “Description of Securities – Preferred Stock – Series A Convertible Redeemable Preferred Stock.”

On January 31, 2021, representatives of Support, the Investor, Greenidge, and Winston & Strawn LLP, counsel to Greenidge (“Winston”), held an introductory teleconference meeting at which representatives of Support reviewed Support’s history and current business and operations, representatives of Greenidge reviewed Greenidge’s history and current business and operations, and Support and the Investor provided a brief overview of Support’s value, capabilities and strengths as a potential transaction partner to Greenidge. The parties also discussed a potential transaction and the related elements, timing, and next steps for further discussion. Over the next several days, the Investor and its counsel held numerous conversations with Support, Greenidge, and their respective counsel on matters relating to a potential transaction between Support and Greenidge, including potential structures, timelines, voting support, and deal protection issues, as well as other preliminary due diligence and securities registration matters, including discussions with Greenidge and its counsel regarding Support’s ability to remain competitive against other transaction alternatives available to Greenidge in the current market.

On February 3, 2021, the Investor provided an update from Greenidge to Support with respect to the proposed merger transaction. The Investor indicated that while Greenidge appeared to be considering one or more potential alternative transactions with a listed, public entity, including a business combination transaction with a special purpose acquisition company (SPAC), Greenidge and its counsel were giving serious consideration to a potential merger with Support and had raised with the Investor various questions regarding certainty of closing, including potential voting support from Support stockholders for a merger with Greenidge, and the potential timing for completion of such a merger.

On February 4, 2021, the Investor contacted Support to report that Greenidge had determined to move forward with negotiation of a potential merger transaction with Support, although Greenidge would not agree to negotiate exclusively with Support at that time. Support and the Investor discussed next steps, including preparation of a revised draft of the non-binding letter of intent and term sheet for the proposed merger and possible alternatives to an exclusivity arrangement.

On February 5, 2021, the Support board held a telephonic meeting for the purpose of updating the full board on the status of discussions with the Investor and Greenidge and to discuss the then-current terms of the proposed transactions. At this meeting, among other things, the Support board discussed the proposed terms for the merger and the proposed investment by the Investor in connection with the proposed merger. The Support board directed Pillsbury to initiate direct discussions with Winston regarding the terms of the proposed merger and the Investor’s proposed investment and voting support agreement.

Later in the day on February 5, 2021, the Investor distributed a revised draft letter of intent to both Greenidge and Support that included a summary of terms for the proposed merger transaction and contemplated a binding 15-day exclusivity period that would automatically extend for an additional 15 days if the parties were continuing to negotiate in good faith towards definitive transaction agreements. Consistent with the parties’ previous discussions, the draft letter of intent provided for a merger in which Support would issue to holders of Greenidge’s capital stock shares of Support common stock constituting approximately 93% of Support’s total outstanding shares on a pro forma basis, after giving effect to the transaction, and would distribute to existing Support stockholders substantially all of its free cash immediately prior to completion of such merger, subject to the retention of $5 million in cash to be contributed at a $250 million valuation for Greenidge in exchange for a 2% equity interest in the post-merger combined company, plus additional cash retention for the purpose of funding the continuing operations of Support for one year and paying the transaction and certain other expenses of Support. Under these proposed terms, holders of Support common stock and Support stock options and other stock-based awards prior to the merger would collectively own approximately 7.0% of the total voting stock of the combined company following the merger. Also consistent with the terms previously proposed, the draft letter of intent provided for a consulting fee payable to the Investor upon completion of the merger in the form of shares constituting 1.5% of the total outstanding voting common stock of the combined company (which fee was to reduce the pro forma ownership of the Greenidge stockholders and the Support stockholders on a pro rata basis), as well as voting support agreements to be entered into by Support stockholders beneficially owning in the aggregate not less than 33% of the total voting stock of Support.

Between February 8 and 11, 2021, Pillsbury discussed the merger terms proposed in the draft letter of intent with Winston and Investor counsel. As part of these discussions, Pillsbury conveyed the Support board’s desire to consider and discuss possible alternatives to the Investor’s preferred equity component of the transactions. After discussing the matter with Greenidge, Winston advised Pillsbury that the Investor’s investment and voting support agreement were critical components of the proposed transactions for Greenidge, and, as such, Greenidge was unwilling to proceed with a transaction with Support without such investment and voting support agreement from the Investor, but that Greenidge and the Investor also had determined that the Investor’s investment should be made in Support common stock rather than Support preferred stock and that Investor should not have any right to appoint Support board members while the proposed merger transaction with Greenidge was pending. Following discussion between Pillsbury and the Support board regarding these matters, Support determined to move forward with discussions with Greenidge on that basis, given the Support board’s continued belief that a transaction with Greenidge could provide more value to the stockholders of Support than any other opportunity reasonably available to Support and that with only approximately 33% of Support’s total outstanding voting stock being subject to voting commitments in favor of the proposed merger under the proposed letter of intent, the stockholders of Support retained the ability to vote down the proposed merger for any reason, including if a superior proposal were to surface.

Between January 31 and February 12, 2021, members of the Support board interviewed several investment banking and financial advisory firms for a potential engagement to advise Support in connection with the proposed transaction, assist Support in conducting due diligence on Greenidge, and provide a fairness opinion, if requested by the Support board. The Support board engaged in detailed discussions with four different financial advisory firms regarding their experience and qualifications, and each of the four firms provided proposed engagement terms for consideration by the Support board. During this time, the market price of bitcoin had increased over 40%, the market price of Riot Blockchain, Inc. and Marathon Digital Holdings, Inc., two publicly-traded companies engaged in the bitcoin mining business, had increased approximately 140% and 85%, respectively, and other third parties who had proposed alternative transactions to Greenidge continued to discuss the proposed terms of such potential transactions with Greenidge.

On February 12, 2021, Greenidge and Support completed negotiations on and executed a non-binding letter of intent with the summary of terms for the proposed transactions, including the requirement of the execution of voting support agreements in respect of at least 30% of Support’s outstanding common stock. In lieu of a binding exclusivity arrangement, which Greenidge was not willing to provide, Support secured Greenidge’s commitment to reimburse Support up to $200,000 of its reasonable out-of-pocket fees and expenses incurred over each subsequent two-week period in connection with the negotiation of the potential transaction, including costs of attorneys and advisors, if such transaction discussions consistent with the terms of the letter of intent were terminated by Greenidge. The parties also concurrently signed a mutual confidentiality agreement.

During the week following the execution of the non-binding letter of intent, the parties and each of their respective counsels commenced mutual business, legal and financial due diligence investigations, and their counsel began preparing definitive agreements for the proposed transaction. On February 14, 2021, counsel for all parties held a telephonic meeting to discuss preparation of drafts of the merger agreement and the registration statement and other organizational matters. On February 15, 2021, representatives from Greenidge, Support, the Investor and their respective counsel had a telephonic meeting to discuss due diligence, drafting of the definitive agreements, transaction preparation steps and other required steps. Later in the same day, two due diligence calls were conducted by the Support board and management for Greenidge and its advisors regarding the operation and strategy of Support and its history.

On February 16, 2021, after reviewing the qualifications and experience of each of the financial advisory firms and considering their proposed engagement terms, Support formally engaged BTIG to act as its financial advisor in connection with the proposed transactions. The Support board of directors made this decision based on BTIG’s professional experience and capabilities, including its previous experience providing fairness opinions as a financial advisor for public companies and acting as a financial advisor or a capital markets placement agent/underwriter to companies with activities in the blockchain/cryptocurrency space. Upon BTIG’s engagement, the Support board established a regularly scheduled videoconference call for every Monday, Wednesday and Friday for BTIG to brief the Support board and executive management on the status of its due diligence and financial analysis work and for Pillsbury to update on the status of the transaction negotiations and legal due diligence.

On February 18, 2021, Winston, Pillsbury and counsel for the Investor held a call to discuss ongoing deal matters. On this call, Winston identified a potential regulatory question as to whether the contemplated structure of the transaction could be deemed to result in a technical change of control of Greenidge, despite the fact that the Controlling Stockholder and its affiliates together would continue to own a majority of the voting power of the combined entity after the merger, and thus could implicate regulatory requirements that could delay and increase the cost of the proposed transaction.

On February 19, 2021, Winston advised Pillsbury that, based on recent discussions with local regulatory counsel for Greenidge, so as to not implicate any technical change of control, increase transaction expenses or delay the timing of the proposed transaction, Greenidge could not proceed with the proposed transaction unless it was structured to provide that Greenidge would acquire Support in a reverse subsidiary merger in which Greenidge would issue stock to Support stockholders as merger consideration. In addition, Winston further advised Pillsbury that, prior to the announcement of the transaction, Greenidge would need to recapitalize its equity capitalization into a dual-class common stock structure, whereby the existing class of shares of Greenidge common stock, including those shares owned by the Controlling Stockholder and the other existing shareholders of Greenidge, would become shares of a new separate class of higher-vote-per-share common stock. Greenidge further advised that these changes were necessary for the viability of a continued Support-Greenidge transaction to ensure that Greenidge could continue to implement its business strategy, such as potential future equity issuances and acquisitions, without creating change of control issues that would, among other things, be disruptive to the near-term efforts by Greenidge to grow its business and operations. The Support board met telephonically on February 20, 2021 to discuss these developments. Following review and discussion with Pillsbury and BTIG of the proposed changes and their anticipated effects, the Support board determined to move forward with the transaction on the revised terms.

During the week of February 22, 2021, the parties continued with their mutual due diligence investigations. On February 22, 2021, representatives of Greenidge, Support, BTIG and the Investor conducted a diligence call to receive updates on regulatory, environmental and recent and projected financial performance of Greenidge. On February 23, 2021, Support, Greenidge, BTIG and Pillsbury conducted a diligence call about Greenidge’s bitcoin mining operations.

On February 23 and 25, 2021, Winston distributed initial drafts of the Merger Agreement and the Voting Agreement, respectively, to Pillsbury and the Investor’s counsel, and the parties commenced negotiations of these agreements. The initial draft of the Merger Agreement contemplated, among other things, a $5.0 million termination fee and a provision for uncapped reimbursement of Greenidge’s transaction expenses, each of which would be payable by Support following termination of the Merger Agreement under certain circumstances. Pillsbury provided initial comments to the Merger Agreement on February 27, 2021 and to the Voting Agreement on February 28, 2021. In its initial comments to the Merger Agreement, Support proposed a termination fee of $2.5 million and eliminated the proposed provision for reimbursement of Greenidge’s transaction expenses.

The Support board continued to meet regularly with members of management and representatives of Pillsbury and BTIG during this period to review and discuss the status of due diligence and the negotiation of the transaction documents and BTIG’s work on its valuation analyses for each of Greenidge and Support. Also, during this time, Greenidge continued to communicate with other third parties regarding other potential transactions (including a potential merger with a SPAC or other public vehicle) that also would enable Greenidge to become a listed company and to obviate the need for near term additional capital raising. Concurrently, the market valuations of two publicly-traded companies engaged in the bitcoin mining business dramatically increased, and the SPAC market grew even more active. As a result of these developments, Greenidge expressed to both the Investor and Support its increasing interest in raising additional capital during such favorable market conditions.

On March 1, 2021, through the Investor, Greenidge advised Support that in light of the strong bitcoin market conditions and increasingly strong market interest in Greenidge, as noted by its financial advisor, and an offer at a higher valuation for the Greenidge business from another public entity that could also facilitate a listing of Greenidge’s common stock, Greenidge would only continue to pursue the proposed transaction with Support if Support included, as part of the consideration to be received by Greenidge, the cash on its balance sheet at closing, inclusive of the proceeds of the investment by the Investor in Support’s common stock, thus eliminating the pre-closing cash distribution by Support to its stockholders contemplated by the existing proposed structure. Support, Greenidge and the Investor discussed the proposed changes to the transaction terms and after extensive negotiations, Greenidge agreed to increase the percentage of class A common shares that Support stockholders would receive in the Merger from approximately 7% (consisting of 5% in consideration for the value of Support’s existing business and operations and its public listing and 2% in consideration for Support’s $5 million cash retention) to approximately 8% (on a pro forma basis, exclusive of the consulting fee to be paid to Investor and certain other issuances) in consideration for the estimated $33.0 million in cash on Support’s balance sheet at closing. As a result, the increase in cash consideration from Support to $33 million (from $5 million) and the increase in stock consideration to be paid by Greenidge in respect of such cash to 3% (from 2%), reflected an increase to the valuation ascribed to Greenidge to $1.1 billion.

The Support board reviewed and discussed the revised terms and determined to accept the changes proposed by Greenidge based on the Support board’s continued belief that a transaction with Greenidge would provide more value to the stockholders of Support than any other opportunity reasonably available to Support and that the increased stock consideration offered potential upside that cash did not. However, the Support board conditioned its acceptance of the revised transaction terms on Greenidge’s agreement to negotiate exclusively with Support through the targeted announcement date of March 12, 2021.

On March 2, 2021, Support and Greenidge executed a letter agreement, dated March 1, 2021, reflecting such exclusivity arrangement, and discussions between the parties proceeded on the revised transaction terms.

On March 3, 2021, Winston distributed a revised draft Merger Agreement reflecting (i) the deletion of a pre-Closing dividend by Support to Support stockholders, (ii) the inclusion of new closing conditions that Support would have $33.0 million in cash on its balance sheet at Closing and that a registration statement for the resale of shares of Greenidge common stock owned by existing Greenidge stockholders would be effective prior to Closing, and (iii) the inclusion of a $4.0 million termination fee payable by Support to Greenidge in the event the Merger Agreement was terminated under certain circumstances and an uncapped reimbursement of Greenidge’s expenses by Support in the event the Merger Agreement was terminated under certain other circumstances, including a failure of Support to achieve stockholder approval at its special meeting in the absence of a competing transaction or a change in the Support board’s recommendation of the transaction.

Between March 3 and 18, 2021, Support, Greenidge and their respective counsel continued their mutual due diligence investigations and negotiation of the Merger Agreement and other definitive agreements for the proposed transaction. During this time, Greenidge and Support discussed future plans for the Support business and following such discussions, the parties expressed their intention to continue to operate the Support business following the Closing. These discussions did not involve any discussions between Greenidge and any of the members of Support management regarding the terms of their continued employment with Support following the Closing. During this period, the Support board continued to meet regularly with members of management and representatives of Pillsbury and BTIG regarding such matters, as well as BTIG’s valuation analyses with respect to each of Greenidge and Support.

On March 5, 2021, Greenidge, Support, the Investor and their respective counsel participated in a telephonic meeting to discuss overall transaction status and timing, the status of negotiations of definitive documents for the Merger and related transactions, and the outstanding matters necessary to execute and announce the Merger and Investor’s subscription, including completion of mutual due diligence. Also, on March 5, 2021, Pillsbury provided Investor’s counsel with an initial draft of the Subscription Agreement for the proposed common equity investment by the Investor in Support.

On March 6, 2021, Pillsbury distributed a revised draft of the Merger Agreement to Winston and counsel for the Investor, reflecting proposed changes to the draft circulated by Winston on March 3, 2021. The revised draft included a reduction of the termination fee to $3.0 million and elimination of both the provision for reimbursement of Greenidge’s expenses following termination of the Merger Agreement under certain circumstances as well as the closing conditions relating to Support having $33.0 million in cash at closing and Greenidge’s resale registration statement being effective prior to Closing.

On March 8, 2021, the Support board and its audit, compensation and nominating and governance committees held regularly scheduled meetings for various purposes, which included reviewing its fourth quarter and full-year 2020 financial information and results of operations and updating the full board on the status of the due diligence investigation of Greenidge and the negotiations of definitive transactions agreements for the proposed transactions. Support’s legal and financial advisors participated in the portion of the meeting of the Support board covering the updates on the proposed transactions. Later in the day on March 8, 2021, representatives of Support and the Investor and their respective counsel participated in a teleconference meeting at which the Investor provided to Support a list of material open issues on the Merger Agreement that had been conveyed to the Investor by Greenidge. The discussion included review of Greenidge’s proposed resolution of these open issues, including (1) a proposal to restore the termination fee to $4.0 million, (2) a proposal for a closing condition that Support have not less than $24.0 million in cash at Closing but that the 8.0% pro forma ownership percentage of Support stockholders in the combined company be reduced ratably to the extent the amount of Support cash is less than $32.0 million but in excess of $24.0 million, (3) a proposal to restore the provision for uncapped expense reimbursement for Greenidge to be payable under a narrower set of circumstances involving termination of the Merger Agreement, and (4) a proposal to narrow the circumstances not related to a superior proposal under which the Support board would be permitted under the Merger Agreement to change its recommendation in favor of the Merger. Subsequent to this call, the Support board held two follow-up teleconference meetings with its legal and financial advisors to review and discuss the open issues raised by Greenidge, and representatives of Pillsbury and Winston held several calls to clarify the nature of the open issues as communicated by the Investor to Support.

On March 9, 2021, principals of Greenidge and Support, along with representatives of the Investor and BTIG, held a call to discuss Support’s response to Greenidge’s proposal for resolution of the material open issues in the Merger Agreement that had been provided by the Investor to Support on the previous day in an effort to resolve these open issues expeditiously. In this discussion, Support proposed to accept the resolution of certain of these issues in the manner proposed by Greenidge, and also proposed (1) a termination fee of no more than $3.5 million, (2) the inclusion of a closing condition requiring Support’s cash balances at Closing net of transaction expenses be not less than $28.0 million but the elimination of any adjustment to the merger consideration in the event the closing condition is met, and (3) the inclusion of an expense reimbursement provision in Greenidge’s favor capped at $2.0 million and payable only in limited circumstances following termination of the Merger Agreement in which the $3.5 million termination fee is not also payable. Also on March 9, 2021, representatives of the Support board and management, Greenidge and the Investor conducted a due diligence call regarding Support’s software business, the Support board held a teleconference to review the discussion between principals regarding material open issues on the Merger Agreement that had taken place earlier in the day, and the Investor’s counsel provided Pillsbury with its initial comments on the draft Subscription Agreement.

On March 10, 2021, Greenidge and Support principals reached agreement on substantially all of the open issues under the Merger Agreement that had been under discussion during the previous two days, including that (1) Greenidge would be entitled to receive a $3.5 million termination fee from Support in the event that the Merger Agreement is terminated upon the occurrence of certain circumstances related to a competing acquisition proposal for Support or an adverse change by the Support board of its recommendation of the transaction due to a superior proposal, and (2) the Merger Agreement would include a closing condition that Support have not less than $28.0 million in cash at Closing but there would be no price adjustment if the condition is met. Greenidge and Support also agreed to extend the exclusivity agreement for an additional week, to expire on the close of business on March 19, 2021. Later that same day, Winston sent Pillsbury a revised draft of the Merger Agreement reflecting these agreed-upon changes. The revised draft also included language providing that, of the shares of Greenidge common stock to be issued as merger consideration constituting approximately 8% of the total pro forma outstanding shares of Greenidge voting stock after completion of the Merger, 5% would be issued in consideration for the business, operations and public company listing of Support and 3% would be issued in consideration for the estimated $33.0 million in cash on Support’s balance sheet at closing. The percentage of shares to be issued in consideration for Support’s estimated closing cash implied a $1.1 billion pro forma enterprise value for Greenidge and total proforma enterprise and equity values for Support of $54.9 million and $87.9 million (or $73.4 million, after excluding shares of Support common stock held by the Investor), respectively.

On March 11, 2021, Pillsbury sent a revised draft of the Merger Agreement back to Winston, reflecting proposed changes to the draft circulated by Winston on the previous day. In the draft of the Merger Agreement, Support indicated, among other things, that it was willing to accept the inclusion of an expense reimbursement provision in Greenidge’s favor capped at $2.0 million and payable only in limited circumstances following termination of the Merger Agreement in which the $3.5 million termination fee is not also payable, if Greenidge agreed to accept the inclusion of an expense reimbursement provision in Support’s favor capped at $2.0 million and payable only in limited circumstances following termination of the merger agreement as a result of a governmental authority enjoining or bringing an action to enjoin the Merger or otherwise failing to approve it.

On March 12, 2021, principals of Support and Greenidge, and representatives of their respective counsel, Pillsbury and Winston, discussed the remaining significant open points on the Merger Agreement and the Voting Agreement. After discussion, the parties agreed to continue forward with negotiations with a view toward signing and announcing a definitive transaction not later than the end of the following week, March 19, 2021. Also on March 12, 2021, Support and Greenidge executed an amendment to the March 1, 2021 exclusivity letter agreement extending it through the close of business on March 19, 2021, and Pillsbury distributed revised versions of the Voting Agreement and the Subscription Agreement to Winston and counsel for the Investor.

Over the period between March 12 and 18, 2021, Pillsbury and Winston resolved the remaining open issues and finalized the Merger Agreement and the Voting Agreement, Pillsbury and the Investor’s counsel finalized the Subscription Agreement, and the parties completed their respective due diligence investigations. Also, during this period, the parties and their respective counsel worked on preparation and review of the public disclosure documents and communications regarding the proposed transaction.

On March 16, 2021, Greenidge formally engaged B. Riley Securities, Inc. as its financial adviser in connection with a strategic business combination, including the Merger, as well as future potential private placements of Greenidge’s equity securities.

On March 18, 2021, Support convened a telephonic meeting of the Support board along with representatives of Pillsbury and BTIG. Pillsbury, Support’s legal advisor, reviewed with the Support board the status of discussions between the parties and the material terms of the proposed transactions, including the Merger Agreement, the Voting Agreement, and the Subscription Agreement with the Investor, as well as the legal duties and standards of review applicable to Support board’s determination with respect to the proposed transactions and certain other legal matters relevant to the proposed transaction, including a proposed board resolution exempting the Investor’s investment in Support from application of Support’s stockholder rights plan and authorizing an amendment to the plan to exempt the Merger Agreement and the Voting Agreement from application of the plan in each case to permit the Merger, the Voting Agreement and the Investor’s investment to be completed without triggering the plan. Support’s financial advisor, BTIG, then reviewed and discussed with the Support board its financial analyses with respect to Support, Greenidge and the proposed Merger. Thereafter, at the request of the Support board, BTIG rendered its oral opinion (which was subsequently confirmed in writing by delivery of BTIG’s written Opinion dated March 19, 2021, the date of execution of the Merger Agreement) as to the fairness, from a financial point of view, to the holders of Support common stock (other than the Investor) of the consideration to be received by such holders in the Merger pursuant to the Merger Agreement. Following further discussion with and questions from members of the Support board, and on the basis of its consideration of, among other things, the matters set forth under the heading “—Recommendation of the Support Board; Support’s Reasons for the Merger,” the Support board unanimously determined that the Merger Agreement and the transactions contemplated thereby were advisable and in the best interests of Support and its stockholders, approved the Merger Agreement and the transactions contemplated thereby, including the Subscription Agreement with the Investor, and authorized management of Support to finalize and execute the agreements for the proposed transaction.

On March 19, 2021, the parties prepared finalized execution versions of the definitive transaction agreements, and, following the closing of trading on Nasdaq, Support, Greenidge and Merger Sub executed the Merger Agreement, Greenidge and the Support Board members, executive management, and the Investor executed the Voting Agreement, Support and the Investor executed the Subscription Agreement, and the Investor wired the purchase price to acquire the shares of Support common stock.

On March 22, 2021, prior to the opening of trading on the Nasdaq, the parties announced the execution of the transaction agreements, and Support issued the Investor its shares acquired under the Subscription Agreement.

Reasons for the Merger

In reaching its decision to approve the Merger Agreement and the transactions contemplated thereby, including the Merger, the Support board evaluated the Merger in consultation with Support’s management, as well as Support’s financial and legal advisors, and considered a number of factors, including, among others, the following material factors (not necessarily in order of relative importance):

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Attractive Value of Merger Consideration.    The Support board’s determination that the Merger consideration provides Support’s stockholders with attractive value for their shares of Support common stock in light of a number of factors, including:

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the anticipated value of the consideration to be received by Support stockholders in the Merger, based upon among other things the business, operations and historical and projected financial performance of Greenidge and the various financial analyses prepared by BTIG with respect to the valuation of Greenidge;

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the unique opportunity provided by an equity investment in Greenidge, including the fact that Greenidge is anticipated to be the only publicly-listed, vertically integrated bitcoin mining company in the U.S. with its own captive power plant and access to a low-cost natural gas source, resulting in comparatively low bitcoin mining costs;

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the fact that Support stockholders will have the opportunity to continue to participate in Greenidge’s expected future earnings growth and any increase in the value of their equity interest in Greenidge resulting therefrom following the Merger; and

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the fact that the Merger is intended to qualify as a reorganization for U.S. federal income tax purposes (although such qualification is not a condition to the Closing of the Merger) and that as a result it is expected that Support stockholders will not recognize gain or loss for federal income tax purposes on the conversion of their shares of Support common stock into shares of Greenidge class A common stock upon completion of the Merger.

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Best Available Strategic Alternative. The Support board determined that the consideration to be received by Support stockholders was more favorable to Support stockholders than the potential value that might result from other alternatives reasonably available to Support, based on a number of factors, including:

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the Support board’s knowledge, understanding and previous consideration of the strategic and other alternatives for enhancing stockholder value reasonably available to Support and the risks and uncertainties associated with those alternatives, including the fact that Support’s business remains concentrated with two large enterprise customers each of whom has the ability to unilaterally terminate its business relationship with Support, without cause or payment of a material penalty, upon 90 days’ notice, and the effect of this fact on the value that potential acquirors would be willing to pay in an acquisition of Support; and

•	the Support board’s belief that, if any third parties were interested in exploring a transaction with Support, such potential acquirers would have been motivated to approach Support previously.

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Risks and Anticipated Value of Continued Independence on a Standalone Basis. The Support board determined that the Merger was more favorable to Support stockholders than the potential value that might result from continuing to operate the Support business on a standalone basis, based on a number of factors, including:

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Support’s business, results of operations, financial condition, competitive position, business prospects, historical and projected financial performance, and the risks associated with its ability to achieve its business prospects and projected financial results;

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the risks and uncertainties associated with Support’s continuing on a standalone basis as an independent public company, including the risks inherent in executing Support’s long-term business plan and operating strategy, Support’s competitive position in the enterprise customer call center industry and the legal and compliance risks associated with operating in that industry, and the other risks and uncertainties detailed in Support’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 under the heading “Risk Factors”; and

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the current and historical trading prices of Support’s common stock, including the market performance of Support’s common stock relative to other participants in Support’s industry and general market indices, as compared to the anticipated value of the per share Merger consideration and the Support board’s view that the expected future value of the Greenidge class A common shares to be received by Support stockholders in the Merger exceeded the expected future value of the Support common stock on a standalone basis.

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High Likelihood of Completion. The Support board considered the likelihood of completion of the Merger to be high, particularly in light of the terms of the Merger Agreement and closing conditions, including:

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the commitment of Greenidge in the Merger Agreement to use reasonable best efforts to satisfy conditions and complete the Merger, and to obtain any regulatory approvals required to complete the Merger (as more fully described under “The Merger Proposal—Vote Required”);

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the requirement that, in the event of a failure of the Merger to be consummated due to failure to obtain any required regulatory approval prior to the termination date, Greenidge must reimburse Support for up to $2.0 million in its transaction expenses (as more fully described under “The Merger Agreement—Termination Fee and Expenses”);

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the fact that the approval for stockholders of Greenidge required under Delaware law to complete the Merger was obtained at the time of execution of the merger agreement and that Greenidge does not have any right under the Merger Agreement to solicit, discuss or negotiate competing transactions;

•	the absence of any unusual or unlikely-to-be-satisfied conditions to the consummation of the Merger (as more fully described under “The Merger Agreement—Conditions to Completion of the Merger”); and

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the fact that, as a condition to Greenidge’s willingness to enter into the Merger Agreement, stockholders of Support beneficially owning approximately 30% of the outstanding shares of Support common stock have committed to vote or cause to be voted their Support shares in favor of the Merger Agreement Proposal at the special meeting (as more fully described under “Voting Agreement”).

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Receipt of Opinion from BTIG.    The Support board considered the financial analyses performed by BTIG as well as the oral opinion of BTIG, subsequently confirmed in writing, to the effect that, as of the Signing Date, and based upon and subject to the assumptions made, procedures followed, factors considered, limitations of the review undertaken and qualifications contained therein, the Per Share Merger Consideration to be received by the holders of Support common stock (other than the Investor) was fair, from a financial point of view, to such holders, as more fully described below in the section captioned “—Opinion of Support’s Financial Advisor” beginning on page 77 of this proxy statement, prospectus. The full text of BTIG’s written Opinion is attached in its entirety as Annex D to this proxy statement/prospectus and is incorporated herein by reference.

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Opportunity for Support to Receive Alternative Proposals, Change Board Recommendation and Terminate the Merger to Accept a Superior Proposal.    The Support board considered the terms of the Merger Agreement permitting Support to receive unsolicited alternative proposals, and the other terms and conditions of the Merger Agreement related thereto including:

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Support’s right, subject to certain conditions, to respond to and negotiate with parties that make unsolicited acquisition proposals that are made prior to the time Support’s stockholders approve the proposal to adopt the Merger Agreement;

•	the provision of the Merger Agreement that allows the Support board to change its recommendation to stockholders to approve the Merger Agreement, subject to certain conditions;

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the provision in the Merger Agreement allowing the Support board, subject to certain conditions, to terminate the Merger Agreement, prior to the time Support’s stockholders approve the proposal to adopt the Merger Agreement, to enter into an alternative acquisition agreement with respect to a superior proposal, subject to payment of a termination fee of $3.5 million; and

•

the Support board’s belief that the $3.5 million termination fee payable by Support in connection with its termination of the Merger Agreement to accept a superior proposal (i) is reasonable in light of the overall terms of the Merger Agreement and the anticipated benefits of the Merger and (ii) would not preclude another party from making a competing proposal.

•

Other Considerations. The Support board also considered and balanced against the factors potentially weighing in favor of the Merger a number of uncertainties, risks, restrictions and other factors potentially weighing against the Merger, including the following (which are not necessarily presented in order of relative importance):

•

the risks and costs to Support if the Merger is delayed or not consummated for any reason, including the diversion of management and employee attention, potential management and employee attrition and the potential disruptive effect on Support’s business relationships and potential negative impact on Support’s operating results;

•

the fact that Support’s directors, officers and employees have expended, and will continue to expend, extensive efforts to consummate the Merger to the potential detriment of their employment duties related to Support’s day-to-day operations during the pendency of the Merger;

•	the risk of incurring substantial expenses related to the consummation of the Merger;

•

the possibility that the $3.5 million termination fee payable by Support to Greenidge following termination of the Merger Agreement under certain circumstances could discourage other potential acquirers from making a competing proposal;

•

the fact that the expected value of the shares of class A common stock to be received by Support stockholders in the Merger could decrease as a result of certain events or circumstances, including a decline in the market prices of equity of companies engaged in the bitcoin and cryptocurrency industry and/or in the expected future financial performance of Greenidge;

•

the risks associated with Greenidge’s ability to achieve its projected results, including risks related to potential decline and/or volatility in the market price of bitcoin and the ability of Greenidge to raise capital on attractive terms and to acquire equipment needed to meet its targeted growth plans;

•

the fact that if the Merger is not consummated, the Investor will have the right to designate two persons to serve as additional members of the Support board and that such right will continue as to one or both of such board seats for so long as the Investor’s beneficial ownership of Support common stock remains above certain aggregate voting stock ownership percentage levels (see “The Merger—Subscription Agreement”);

•	the limitations on Support’s ability to utilize its net operating loss carryforwards and certain other tax attributes following the completion of the Merger;

•

the fact that certain officers and directors of Support may have interests in the Merger that may be different from, or in addition to, the interests of the other Support stockholders generally (see “The Merger Proposal—Interests of Support’s Directors and Executive Officers in the Merger”);

•

the possibility of litigation challenging the Merger and the associated costs or that an adverse judgment granting injunctive relief could indefinitely or permanently enjoin consummation of the Merger;

•	the potential negative impact on the market price of shares of Support’s common stock if the Merger Agreement is terminated; and

•

the fact that completion of the Merger is subject to the satisfaction of certain closing conditions that are not within Support’s control (as described in “The Merger Agreement—Conditions to the Merger”).

After taking into account all of the factors set forth above, as well as others, the Support board concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger to Support stockholders. The above discussion of the information and factors considered by the Support board is not intended to be exhaustive but indicates the material matters considered by the Support board. In reaching its determination and recommendation, the Support board based its recommendation on the totality of information presented and did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Support board may have considered various factors differently. The Support board did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, did or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, individual members of the Support board each applied his own personal business judgment to the process and may have given differing weights to differing factors. The Support board based its unanimous recommendation on the totality of the information presented. The explanation of the factors and reasoning set forth above contain forward-looking statements that should be read in conjunction with the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of Support’s Financial Advisor

BTIG was retained by Support to act as its exclusive financial advisor in connection with a proposed merger with Greenidge, and to provide an opinion to the Support board in connection with its consideration of the transactions contemplated by the Merger Agreement. In selecting BTIG, the Support board considered, among other things, the fact that BTIG is a reputable investment banking firm with substantial experience advising companies in the technology sector and providing strategic advisory services in general. BTIG, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

On March 18, 2021, at a meeting of the Support board, BTIG delivered an oral opinion, subsequently confirmed by delivery of a written Opinion dated as of March 19, 2021 (the “Opinion”), to the Support board to the effect that, based on and subject to the assumptions made, procedures followed, factors considered, limitations of the review undertaken and qualifications contained in such Opinion, as of the date of the Opinion the Per Share Merger Consideration to be received by the holders of Support common stock (other than the Investor) pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of shares of Support common stock (other than the Investor).

The full text of the Opinion is attached to this proxy statement/prospectus as Annex D and is incorporated herein by reference in its entirety. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. Holders of Support common stock are urged to read the Opinion carefully and in its entirety for a discussion of, among other things, the assumptions made, procedures followed, factors considered, limitations of the review undertaken and qualifications contained in such Opinion. BTIG’s Opinion was not intended to and does not constitute a recommendation as to how any holder of Support common stock or any other person should vote or whether such holder of Support common stock or such other person should take any other action in connection with the Merger or any other matter.

BTIG’s Opinion was approved by BTIG’s opinion committee in accordance with BTIG’s customary practice. The Opinion was provided for the information of, and directed to, the Support board for its information and assistance in connection with its consideration of the financial terms of the Merger.

In arriving at its Opinion, BTIG, among other things, with respect to Support:

•	reviewed certain publicly available business and financial information relating to Support that BTIG deemed to be relevant, including publicly available research analysts’ estimates;

•

reviewed and discussed with Support’s management certain non-public projected financial and operating data relating to Support prepared and furnished to BTIG by management of Support (the “Support Projections”);

•

discussed past and current operations, financial projections and current financial condition of Support with management of Support (including their views on the risks and uncertainties of achieving the Support Projections);

•	reviewed the reported prices and the historical trading activity of the Support common stock;

•	compared the financial performance of Support and its stock market trading multiples with those of certain other publicly traded companies that BTIG deemed relevant; and

•

compared the financial performance of Support and the valuation multiples implied by the transactions contemplated by the Merger Agreement with those of certain other transactions that BTIG deemed relevant.

BTIG also, among other things, with respect to Greenidge:

•

reviewed industry metrics and competitive positioning within the overall bitcoin mining industry and assessed the cash flow outcomes for different assumed spot prices, mining hardware efficiencies, and for other key considerations that BTIG deemed relevant;

•

reviewed and discussed with the management of Greenidge certain non-public projected financial and operating data relating to Greenidge prepared and furnished to BTIG by the management of Greenidge (the “Greenidge Projections”);

•

analyzed facility buildout and hardware delivery schedules to understand downside risks to baseline cash flow projections, in light of historical expansion schedules and mining hardware vendor performance;

•

reviewed the power generation activities of the business to understand the operational and financial outlook assuming a downturn in the spot price of bitcoin that could potentially result in merchant dispatch activities becoming the primary revenue stream for the assets;

•	examined historical behavior in regard to retaining versus selling mined bitcoin on the spot market, and explored the operational infrastructure in place in regard to potential hedging programs;

•	compared the financial performance of Greenidge and its stock market trading multiples with those of certain other publicly traded companies that BTIG deemed relevant;

•	held discussions with the management of Greenidge regarding business operations and conditions; and

•

reviewed the pro forma impact of the transactions contemplated by the Merger Agreement on certain financial information of Greenidge, including Greenidge’s cash flow, capitalization and financial ratios.

BTIG also, among other things:

•	reviewed a draft of the Merger Agreement dated March 18, 2021;

•	participated in certain discussions and negotiations among representatives of Support, Greenidge, the Investor and their financial and legal advisors; and

•	performed such other analyses, reviewed such other information and considered such other factors as BTIG deemed appropriate.

In rendering its Opinion, BTIG assumed and relied upon, with Support’s acknowledgment and consent and without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to BTIG by Support and Greenidge, and BTIG did not assume any responsibility for independently verifying any of such information. With respect to the Support Projections and the Greenidge Projections, BTIG was advised by the managements of Support and Greenidge, respectively, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Support and Greenidge of the future financial performance of Support and Greenidge, respectively. BTIG further relied upon, without independent verification, the assessment of Support and Greenidge and their respective legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters.

In addition, BTIG assumed that (i) the transactions contemplated by the Merger Agreement will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the transactions contemplated by the Merger Agreement will be treated as a tax-free reorganization pursuant to the Code, and (ii) in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the transactions contemplated by the Merger Agreement, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on Support, Greenidge or the contemplated benefits expected to be derived from the transactions contemplated by the Merger Agreement. BTIG also assumed, with Support’s consent, that the fully diluted amount of outstanding shares of capital stock of Support as calculated pursuant to the Merger Agreement will not be less than 24,213,474.

The Opinion is limited to whether, as of the Signing Date, the Per Share Merger Consideration to be received by the holders of Support common stock (other than the Investor) pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of shares of Support common stock (other than the Investor), and does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative business transaction, or other alternatives, or whether or not such alternatives could have been achieved or were available. The Opinion also does not address, and BTIG expresses no opinion as to, (i) the relative fairness of the allocation of the consideration between holders of Support common stock and holders of Support options and Support awards or (ii) the fairness of the amount or nature of the compensation to the Investor or to any of Support’s officers, directors or employees, or any class of such persons, relative to the Per Share Merger Consideration to be received by the holders of shares of Support common stock (other than the Investor) in the transactions contemplated by the Merger Agreement. In addition, the Opinion does not in any manner address the prices or volumes at which the class A common stock will trade following consummation of the Merger or at any time.

BTIG did not make any independent valuation or appraisal of the assets or liabilities of Support or Greenidge, nor was it furnished with any such valuations or approvals. The Opinion is necessarily based on financial, economic, market and other conditions as in effect on the Signing Date, and on the information made available to BTIG as of the Signing Date. Events occurring after the date of the Opinion may affect the Opinion and the assumptions used in preparing it, and BTIG does not assume any obligation to update, revise or reaffirm the Opinion.

The summary set forth below under “—Summary of Material Support Financial Analyses,” “—Summary of Material Greenidge Financial Analyses” and “—Summary of Material Relative Financial Analyses” does not purport to be a complete description of the analyses performed by BTIG, but describes, in summary form, the material elements of the presentation that BTIG made to the Support board on the Signing Date, in connection with the Opinion. In accordance with customary investment banking practice, BTIG employed generally accepted valuation methods and financial analyses in reaching its Opinion. The following is a summary of the material financial analyses performed by BTIG in arriving at its Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses BTIG employed in reaching its conclusions.

None of the analyses performed by BTIG were assigned a greater significance by BTIG than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by BTIG. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BTIG, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BTIG. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BTIG. The summary text and tables set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by BTIG with respect to any of the analyses performed by it in connection with its Opinion. Rather, BTIG made its determination as to the fairness to the holders of shares of Support common stock (other than the Investor) of the Per Share Merger Consideration to be received by the holders of Support common stock (other than the Investor) pursuant to the Merger Agreement, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Except as otherwise noted, the information utilized by BTIG in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before the Signing Date and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions, and other factors that influence the price of securities.

Summary of Material Support Financial Analyses

In conducting its analysis, BTIG used three primary methodologies: selected public companies analysis; selected precedent transactions analysis; and discounted cash flow analysis. No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, no company or transaction used in any analysis as a comparison is identical to Support or the Merger, and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or transactions to which they are being compared. BTIG used these analyses to determine the impact of various operating metrics on the implied enterprise value of Support. Each of these analyses yielded a range of implied enterprise values, and therefore, such implied enterprise value ranges developed from these analyses were viewed by BTIG collectively and not individually. In delivering its Opinion to the Support board of directors, BTIG utilized the financial projections and estimates regarding Support prepared by Support and supplied to BTIG by Support.

Selected Public Companies Analysis.    BTIG reviewed, analyzed, and compared certain financial information relating to Support to corresponding publicly available financial information and market multiples for the following four publicly traded technical support solutions companies (which is referred to in this section as the “Support selected companies”):

•	Concentrix Corporation;

•	Sykes Enterprises, Incorporated;

•	Atento S.A.; and

•	StarTek, Inc.

BTIG reviewed, among other things, the enterprise values of the Support selected companies as a multiple of the twelve months ending December 31 (“calendar year” or “CY”) 2020, 2021 and 2022 estimated revenue and estimated earnings before interest, taxes, depreciation and amortization (which is referred to in this section as “EBITDA”), respectively, based on estimates provided by Capital IQ.

The following table sets forth the enterprise values as a multiple of calendar year 2020, 2021 and 2022 estimated revenue and EBITDA for the Support selected companies.

	Price per share as of 3/17/21	Enterprise Value (in millions)	Enterprise Value as a Multiple of
			Revenue			EBITDA
			2020E	2021E	2022E	2020E	2021E		2022E
Concentrix Corporation	$138.75	$8,747	1.9x	1.7x	1.7x	14.1x	11.6x		10.7x
Sykes Enterprises, Incorporated	44.59	1,903	1.1x	1.0x	1.0x	9.8x	8.8x		8.2x
Atento S.A.	21.84	840	0.6x	0.6x	0.6x	5.5x	4.4x		4.2x
StarTek, Inc.	8.81	571	0.9x	0.8x	0.8x	11.0x	8.1x		7.0x
		Low	0.6x	0.6x	0.6x	5.5x	4.4x		4.2x
		Mean	1.1x	1.1x	1.0x	10.1x	8.2x		7.5x
		Median	1.0x	0.9x	0.9x	10.4x	8.5x		7.6x
		High	1.9x	1.7x	1.7x	14.1x	11.6x		10.7x
Support	2.15	12	0.3x	0.3x	0.3x	7.9x	NM	(1)	NM	(1)

(1)	NM means negative multiple.

BTIG compared the results of this analysis to the $54.9 million pro forma enterprise value of Support derived from the $1.1 billion pro forma enterprise value of the combined company implied by the percentage of the combined company shares (3.0%) to be issued as part of the Merger Consideration in consideration for Support’s estimated closing cash ($33 million). The enterprise value of Support implied by the estimated Merger Consideration fell within or above the range of enterprise values resulting from this analysis, supporting a conclusion that, as of the date of BTIG’s Opinion, the Per Share Merger Consideration to be received by the holders of Support common stock (other than the Investor) pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of shares of Support common stock (other than the Investor).

BTIG selected the companies used in this analysis on the basis of its experience and knowledge of companies in the industry in which Support operates and various factors, including the size of the company and the similarity of the lines of business to Support’s lines of business, as well as the business models, product offerings, operating margin profiles and end-market exposure of such companies. As noted above, no company used as a comparison is identical to Support. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the selected companies and other factors.

Selected Precedent Transactions Analysis.

BTIG reviewed and analyzed certain publicly available information for the following acquisitions involving digital technology, information technology, communication, software development, information processing and other target companies that were announced between August 2018 and February 2021, which disclosed valuation metrics and where the acquired company had an enterprise value greater than $1 million.

Announced Date	Target	Buyer	Implied Enterprise Value ($m)	Enterprise Value/LTM
				Revenue	EBITDA
02/11/21	Synacor, Inc.	Centre Lane Partners, LLC; Centre Lane Partners V, L.P.	$93	1.11x	21.9x
02/03/21	TSR, Inc.	Qar Industries, Inc.	14	0.24x	15.9x
01/29/21	Star2Star Communications, LLC	Sangoma Technologies Corporation	438	5.52x	29.9x
01/12/21	PersistIQ, Inc.	Wishpond Technologies Ltd.	3	2.73x	NA
12/07/20	IMImobile PLC	Cisco Systems Holdings UK Limited	720	3.28x	25.6x
12/07/20	CounterPath Corporation	Alianza, Inc.	26	1.89x	16.8x
11/30/20	Loxysoft AB/ Loxysoft AS	LeadDesk Oy	21	2.58x	NA
11/13/20	HGS Digital LLC, USA	Hinduja Global Solutions UK Limited	22	1.21x	NA
10/30/20	GGGolf Inc	Ackroo Canada Inc.	2	2.22x	NA
10/26/20	Business Search Technologies Corporation	Geniee, Inc.	10	2.44x	NA
10/12/20	JP-Secure Inc.	E-Guardian Inc.	8	2.95x	NA
10/08/20	Insung Information Co., Ltd	Snet systems Inc.	133	0.62x	25.7x
10/06/20	Smartbox Assistive Technology Ltd/Sensory Software International Ltd.	Smartbox Holdings Ltd.	17	1.34x	NA
09/23/20	Active Co., Ltd.	Cross Cat Co., Ltd.	5	0.41x	NA
09/18/20	EasyVista S.A.	Eurazeo PME	162	3.20x	24.6x
09/10/20	Virtusa Corporation	Baring Private Equity Asia	2,175	1.68x	18.1x
08/26/20	HiQ International AB (publ)	Triton; Triton Fund V L.P.	431	2.10x	15.5x
08/21/20	Visma AS	Warburg Pincus LLC; HgCapital LLP; TPG Capital, L.P.; Canada Pension Plan Investment Board; Hg Saturn 2	12,172	6.49x	30.0x
08/14/20	Softbrain Co., Ltd.	Ant Capital Partners Co., Ltd.; Ant Bridge No. 5 A Investment Business Limited Partnership	212	2.38x	20.0x
08/11/20	Jiangsu Wisoft Information Technology Limited	Thunder Software Technology Co., Ltd.	7	1.55x	NA
07/20/20	Japan PC Service Co., Ltd.	OW Wave Co., Ltd.	43	0.89x	24.6x
11/04/19	Netalogue Technologies plc	Truecommerce Holdings Limited	7	4.01x	20.8x
05/27/20	iTicket Corporation	M3, Inc.	8	1.39x	NA
04/28/20	DivvyCloud Corporation	Rapid7 LLC	148	23.2x	NA
04/24/20	Substantially All Assets of CEO Imaging Systems, Inc.	Intellinetics, Inc.	1	1.34x	NA
04/15/20	Castleton Technology plc	MRI Software Limited	103	3.28x	15.4x
02/12/20	Business & Decision SA	Orange Business Services SA	139	0.63x	27.2x
11/26/19	Rostrvm Solutions Limited	IMImobile PLC	4	1.59x	17.5x
11/11/19	Carbonite, Inc.	Open Text Corporation	1,396	3.44x	24.3x
05/01/19	Lambert Automation Limited	Mpac Group plc	20	0.85x	15.2x
04/29/19	Xware AB	WiseTech Global Limited	20	0.85x	15.2x
02/11/19	PathUX, LLC	Beyond Commerce, Inc.	6	3.99x	16.9x
12/20/18	Cortex Business Solutions Inc.	TransZap P2P Canada, Inc.	30	3.26x	21.4x
08/16/18	Trinium Technologies, LLC	WiseTech Global Limited	50	6.02x	19.1x
		25th Percentile		1.3x	16.8x
		Median		2.3x	20.4x
		Mean		3.1x	21.0x
		75th Percentile		3.3x	24.6x

BTIG selected the precedent transactions based upon its experience and knowledge of companies in each of the relevant industries. Although none of the transactions are directly comparable to the Merger, nor are any of the target companies directly comparable to Support, BTIG selected transactions involving target companies with similar characteristics to the characteristics identified above in the selected public company analysis.

BTIG compared the results of this analysis to the $54.9 million pro forma enterprise value of Support derived from the $1.1 billion pro forma enterprise value of the combined company implied by the percentage of the combined company shares (3.0%) to be issued as part of the Merger Consideration in consideration for Support’s estimated closing cash ($33 million). The enterprise value of Support implied by the estimated Merger Consideration fell within or above the range of enterprise values resulting from this analysis, supporting a conclusion that, as of the date of BTIG’s Opinion, the Per Share Merger Consideration to be received by the holders of Support common stock (other than the Investor) pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of shares of Support common stock (other than the Investor), Merger were fair to the holders of Support common stock (other than the Investor).

Because the market conditions, rationale, and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between Support’s businesses, operations and prospects and those of the acquired companies above, BTIG believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis. Accordingly, BTIG also made qualitative judgments concerning the differences between the characteristics of these transactions (including market conditions, rationale, and circumstances surrounding each of the transactions, and the timing, type and size of each of the transactions).

Discounted Cash Flow Analysis.

Discounted cash flow analysis is an important valuation methodology that calculates a company’s intrinsic value by discounting its future cash flows to their present value. Free cash flows are projected based on reasonable revenue growth, margin, working capital, and capital expenditure assumptions that conform to industry and company-specific research. These cash flows are then discounted to the present value using a weighted average cost of capital.

BTIG utilized the financial projections and estimates regarding Support prepared by the management of Support and supplied to BTIG by Support, to perform a discounted cash flow analysis of Support. The projections and estimates supplied to and utilized by BTIG are summarized below under “— Certain Projected Financial Information.” In conducting this analysis, BTIG assumed that Support would perform in accordance with these projections and estimates. BTIG performed an analysis of the present value of the unlevered cash flows that Support’s management projected Support would generate for calendar year 2021 through calendar year 2026.

BTIG utilized illustrative terminal values in the year 2026 based on a range of terminal multiples of 3.0x to 7.0x, selected based on BTIG’s professional judgment and experience. BTIG discounted the cash flows projected for the specified period using discount rates ranging from 9.1% to 17.1%, reflecting estimates of Support’s weighted average cost of capital based on BTIG’s professional judgment and experience. The weighted average cost of capital was calculated as 13.1%, derived using standard industry practices and inclusive of an additional 1.0% risk premium representing additional risk not captured by analysis of markets, public comparables and size, which may include, among other things, lack of liquidity, limited equity research or industry coverage, recent material changes to company strategy, recent executive team turnover and other factors. The projected tax rate was assumed to be 29.8%, composed of an assumed federal tax rate of 21% and an assumed California tax rate of 8.8%, in each case, selected by BTIG based on its professional judgment and experience. The risk-free rate equaled the rate of the 5-year treasury note at the time of valuation. The market risk premium of 5.5% is based on Duff & Phelps’ recommended U.S. equity market risk premium published in the Duff & Phelps 2020 SBBI Yearbook. The beta was based on the levered betas of the Support selected companies. BTIG then included a size premium of 5.6% to represent the risk of investing in a small-cap, public entity, based on the Duff & Phelps 2020 SBBI Yearbook. BTIG then calculated a terminal value of Support of approximately $31.7 million by applying a mid-point terminal multiple of 5.0x, selected based on BTIG’s professional judgment and experience. BTIG further calculated a present value of approximately $15.6 million for such terminal value and a present value of negative $0.8 million for the projected total unlevered free cash flow of Support, in each case using a mid-point weighted average cost of capital of 13.1%, selected based on BTIG’s professional judgment and experience. BTIG then added Support’s approximately $29.7 million of net cash to arrive at a mid-point equity value of Support of approximately $44.4 million.

The above analysis resulted in implied equity values for Support ranging from approximately $36.2 million to approximately $56.0 million. BTIG compared the results of this analysis to the approximately $73.4 million pro forma equity value of Support, after excluding shares of Support common stock held by the Investor, derived from the $1.1 billion pro forma enterprise value of the combined company implied by the percentage of the combined company shares (3.0%) to be issued as part of the Merger Consideration in consideration for Support’s estimated closing cash ($33 million). The equity value of Support (excluding the equity value of the shares held by the Investor) implied by the Merger Consideration was above the range of equity values resulting from this analysis. The analysis also resulted in implied share prices for Support ranging from $1.80 per share to $2.78 per share. BTIG compared the results of this analysis to the share price of $3.47 derived from the pro forma enterprise value of the combined company of $1.1 billion, after adjustment to reflect additional cash of $7.2 million and approximately 3.9 million additional shares subscribed for and purchased by the Investor pursuant to the Subscription Agreement for a purchase price of $1.85 per share. The share price of Support implied by the Merger Consideration was above the range of share prices resulting from the analysis. In each case, the results of BTIG’s analysis supported a conclusion that, as of the date of the Opinion, the Per Share Merger Consideration to be received by the holders of Support common stock (other than the Investor) pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of shares of Support common stock (other than the Investor).

Summary of Material Greenidge Financial Analyses

Selected Public Companies Analysis.

BTIG reviewed, analyzed, and compared certain financial information relating to Greenidge to corresponding publicly available financial information and market multiples for:

(i) the following seven publicly traded cryptocurrency mining operations companies (the “Greenidge selected cryptocurrency mining companies”):

•	Riot Blockchain, Inc.;

•	Marathon Digital Holdings, Inc.;

•	HIVE Blockchain Technologies Ltd.;

•	Hut 8 Mining Corp.;

•	Bit Digital, Inc.;

•	Bitfarms Ltd.; and

•	DMG Blockchain Solutions Inc.

(ii) the following six publicly traded data center companies (the “Greenidge selected data center companies”):

•	Equinix, Inc.;

•	Digital Realty Trust, Inc.;

•	CyrusOne Inc;.

•	CoreSite Realty Corporation;

•	QTS Realty Trust, Inc.; and

•	Switch, Inc.

and (iii) the following two publicly traded blockchain and cryptocurrency companies (the “Greenidge selected blockchain companies”):

•	CryptoVoyager Digital Ltd.; and

•	Galaxy Digital Holdings Ltd.

The Greenidge selected cryptocurrency mining companies, the Greenidge selected data center companies and the Greenidge selected blockchain companies, together, are referred to as the “Greenidge selected companies”. BTIG reviewed, among other things, the enterprise values of the Greenidge selected companies as a multiple of calendar year December 31, 2020, 2021 and 2022 estimated revenue and EBITDA, respectively, based on estimates provided by Capital IQ.

The following table sets forth the enterprise values as a multiple of calendar year 2020, 2021 and 2022 estimated revenue and EBITDA for the Greenidge selected companies.

Greenidge selected cryptocurrency mining companies

	Price per share as of 3/17/21	Enterprise Value (in millions)	Enterprise Value as a Multiple of
			Revenue			EBITDA
			2020E	2021E	2022E	2020E	2021E	2022E
Riot Blockchain, Inc.	$64.74	$4,342	417.5x	27.4x	NA	NA	57.2x	NA
Marathon Digital Holdings, Inc.	43.18	4,266	937.6x	14.4x	NA	NA	NA	NA
HIVE Blockchain Technologies Ltd.	3.88	1,422	NA	NA	NA	NA	NA	NA
Hut 8 Mining Corp.	8.64	1,018	34.7x	7.5x	NA	11.2x	NA	NA
Bit Digital, Inc.	17.83	857	NA	NA	NA	NA	NA	NA
Bitfarms Ltd.	5.19	720	22.7x	9.2x	NA	NA	NA	NA
DMG Blockchain Solutions Inc.	2.07	284	NA	NA	NA	NA	NA	NA
		Low	22.7x	7.5x	0.0x	0.0x	11.2x	0.0x
		Mean	353.1x	14.6x	NA	NA	34.2x	NA
		Median	226.1x	11.8x	NA	NA	34.2x	NA
		High	937.6x	27.4x	0.0x	0.0x	57.2x	0.0x

Greenidge selected data center companies

	Price per share as of 3/17/21	Enterprise Value (in millions)	Enterprise Value as a Multiple of
			Revenue			EBITDA
			2020E	2021E	2022E	2020E	2021E	2022E
Equinix, Inc.	$656.45	$58,613	11.8x	10.7x	9.8x	24.9x	22.7x	20.4x
Digital Realty Trust, Inc.	134.68	37,861	14.1x	12.6x	11.7x	25.4x	23.4x	21.6x
CyrusOne Inc.	66.15	7,968	11.1x	10.2x	9.3x	21.4x	19.7x	17.8x
CoreSite Realty Corporation	116.03	4,962	11.4x	10.6x	9.8x	21.4x	20.1x	18.5x
QTS Realty Trust, Inc.	62.61	4,047	12.2x	10.7x	9.5x	22.3x	19.4x	17.2x
Switch, Inc.	15.66	1,994	6.5x	6.1x	5.4x	12.7x	11.7x	10.5x
		Mean	11.2x	10.1x	9.3x	21.3x	19.5x	17.7x
		Median	11.6x	10.7x	9.6x	21.9x	19.9x	18.1x

Greenidge selected blockchain companies

	Price per share as of 3/17/21	Enterprise Value (in millions)	Enterprise Value as a Multiple of
			Revenue			EBITDA
			2020E	2021E	2022E	2020E	2021E	2022E
Voyager Digital Ltd.	$23.18	$3,279	NA	13.9x	NA	NA	23.0x	NA
Galaxy Digital Holdings Ltd.	18.77	1,737	36.4x	37.2x	NA	159.7x	NA	NA
		Mean	36.4x	25.5x	NA	159.7x	23.0x	NA
		Median	36.4x	25.5x	NA	159.7x	23.0x	NA

Aggregate

Enterprise Value as a Multiple of
	Revenue			EBITDA
	2020E	2021E	2022E	2020E	2021E	2022E
Low	6.5x	6.1x	5.4x	12.7x	11.2x	10.5x
Mean	137.8x	14.2x	9.3x	41.1x	23.2x	17.7x
Median	14.1x	10.7x	9.6x	22.3x	20.1x	18.1x
High	937.6x	37.2x	11.7x	159.7x	57.2x	21.6x

BTIG selected the companies used in this analysis on the basis of its experience and knowledge of companies in the industries in which Greenidge operates and various factors, including the size of the company and the similarity of the lines of business to Greenidge’s lines of business, as well as the business models, product offerings, operating margin profiles and end-market exposure of such companies. As noted above, no company used as a comparison is identical to Greenidge. Accordingly, these analyses are not purely mathematical, but also involve complex considerations and judgments concerning the differences in financial and operating characteristics of the selected companies and other factors.

Discounted Cash Flow Analysis.

BTIG utilized the financial projections and estimates regarding Greenidge prepared by management of Greenidge and supplied to BTIG by Greenidge, to perform a discounted cash flow analysis of Greenidge. The projections and estimates supplied to and utilized by BTIG are summarized below under “— Certain Projected Financial Information.”. In conducting this analysis, BTIG assumed that Greenidge would perform in accordance with these projections and estimates. BTIG performed an analysis of the present value of the unlevered cash flows that Greenidge’s management projected Greenidge would generate for calendar year 2021 through calendar year 2026.

BTIG utilized illustrative terminal values in the year 2026 based on a range of terminal multiples of 15.0x to 25.0x, selected based on BTIG’s professional judgment and experience. BTIG discounted the cash flows projected for the specified period using discount rates ranging from 7.8% to 15.8%, reflecting estimates of Greenidge’s weighted average cost of capital based on BTIG’s professional judgment and experience and inclusive of an additional 3.0% risk premium representing BTIG’s judgment of additional risk not captured by analysis of markets, public comparables and size, which may include, among other things, lack of liquidity, limited equity research or industry coverage, recent material changes to company strategy, recent executive team turnover and other factors. The weighted average cost of capital was calculated as 11.8%, derived using standard industry practices. The projected tax rate was assumed to be 28.3%, composed of an assumed federal tax rate of 21% and an assumed New York tax rate of 7.3%, in each case, selected by BTIG based on its professional judgment and experience. BTIG then calculated a terminal value of Support of approximately $3,568.1 million by applying a mid-point terminal multiple of 20.0x, selected based on BTIG’s professional judgment and experience.

Given a weighted average cost of capital of approximately 11.8%, BTIG used discount rates of 7.8% to 15.8% and terminal multiples of 15.0x to 25.0x to sensitize the analysis. This analysis resulted in implied equity values for Greenidge ranging from approximately $1.492 billion to approximately $3.328 billion.

In addition, BTIG performed a discounted cash flow analysis of the pro forma combined company, utilizing the Greenidge Projections and the Support Projections and assuming no synergies. For this analysis, BTIG utilized the same weighted average cost of capital, discount rates and terminal multiples as it used to conduct a discounted cash flow analysis of Greenidge, as described above. This analysis resulted in implied equity values for the share of the pro forma combined company to be held by former holders of Support common stock following the Merger ranging from approximately $112.8 million to approximately $255.5 million.

Summary of Material Relative Financial Analysis

Pro Forma Analysis. At the direction of Support, BTIG used in its analyses a pro forma enterprise value of the combined company of $1.1 billion, which was implied by the percentage of the combined company shares (3.0%) to be issued as part of the Merger Consideration in consideration for Support’s estimated closing cash ($33 million), from which an implied price of $3.47 per Support share following the investment by the Investor was derived. BTIG then performed a pro forma analysis to calculate the implied pro forma equity valuation and implied pro forma enterprise valuation for each of (i) the pro forma combined company following the Merger and (ii) the portion of the pro forma combined company to be held by former holders of Support common stock following the Merger, in each case utilizing an illustrative range of share prices of Support shares (which analysis also illustrates, inversely, (1) the value of the Merger Consideration payable in respect of each Support share, and (2) the implied pro forma equity valuation and implied pro forma enterprise valuation of the portion of the pro forma combined company to be held by former holders of Support common stock following the Merger, in the event the equity valuation and enterprise valuation of the combined company were to increase to such levels):

(in millions except per share data)	Support price per share as of 3/17/21	Implied pro forma merger consideration per share of Support post Investor investment	Illustrative Valuation at Various Support Share Prices
	$2.15	$3.47	$6.00	$7.50	$9.00	$10.50	$12.00

Implied Pro Forma Equity Value	$722.6	$1,167.1	$2,016.6	$2,520.8	$3,024.9	$3,529.1	$4,033.2
Implied Pro Forma Enterprise Value	655.0	1,100.0	1,949.0	2,453.1	2,957.3	3,461.5	3,965.6
Implied Pro Forma Equity Value for Support	54.4	87.9	151.8	189.7	227.7	265.6	303.6
Implied Pro Forma Enterprise Value for Support	49.3	82.8	146.7	184.7	222.6	260.6	298.5

Conclusion

Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of the Opinion, BTIG was of the opinion that, as of the date of the Opinion, and subject to and based on the assumptions made, procedures followed, factors considered, limitations of the review undertaken and qualifications contained in such Opinion, the Per Share Merger Consideration to be received by the holders of Support common stock (other than the Investor) pursuant to the Merger Agreement was fair, from a financial point of view, to the holders of shares of Support common stock (other than the Investor).

Miscellaneous

As noted above, the discussion under “—Summary of Material Support Financial Analyses,” “—Summary of Material Greenidge Financial Analyses” and “—Summary of Material Relative Financial Analyses” represents a summary of the material financial analyses presented by BTIG to Support’s board of directors in connection with its Opinion and is not a comprehensive description of all analyses undertaken by BTIG in connection with its Opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BTIG believes that its analyses summarized above must be considered as a whole. BTIG further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BTIG’s analyses and Opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BTIG considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of Support and Greenidge. The estimates of the future performance of Support and Greenidge in or underlying BTIG’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BTIG’s analyses. These analyses were prepared solely as part of BTIG’s analysis of the fairness, from a financial point of view, as of the Signing Date, of the Per Share Merger Consideration to be received by the holders of Support common stock (other than the Investor) pursuant to the Merger Agreement, to the holders of shares of Support common stock (other than the Investor), and were provided to the Support board in connection with the delivery of BTIG’s Opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BTIG’s view of the actual values of Support or Greenidge.

The type and amount of consideration payable in the Merger was determined through negotiations between Support and Greenidge, rather than by any financial advisor, and was approved by the Support board. The decision to enter into the Merger Agreement was solely that of the Support board. As described above, BTIG’s Opinion and analyses were only one of many factors considered by the Support board in its evaluation of the Merger and should not be viewed as determinative of the views of the Support board or management with respect to the Merger or the Merger Consideration.

In the two years prior to the date hereof, BTIG has not provided financial advisory services for Greenidge, Support or the Investor for which any compensation was received. BTIG may seek to provide such services to Greenidge, Support or the Investor or any of their respective affiliates in the future, and would expect to receive fees for the rendering of any such services.

Pursuant to the engagement letter between Support and BTIG, BTIG became entitled to receive a fee of $300,000 upon delivery of its Opinion and, contingent upon the consummation of the Merger, will be entitled to receive an additional $450,000. In addition, Support has agreed to reimburse BTIG for certain of its out-of-pocket expenses, including legal fees, and have agreed to indemnify BTIG against certain liabilities, including under applicable laws.

BTIG, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. BTIG or its affiliates may provide investment and corporate banking services to Support and Greenidge and their respective affiliates in the future, for which BTIG or its affiliates may have received or will receive customary fees. BTIG provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including, without limitation, derivative securities, of Support or Support’s affiliates for its own account and for the accounts of customers.

Certain Prospective Financial Information

Certain Unaudited Prospective Financial Information of Support and Greenidge

Support does not, as a matter of course, publicly disclose forecasts or internal projections as to its future performance, earnings or other results due to, among other reasons, the inherent uncertainty and subjectivity of the underlying assumptions and estimates. However, Support and Greenidge are including certain unaudited prospective financial information in this section of this proxy statement/prospectus because they were shared between Support and their respective advisors in connection with the discussions regarding, and provided to the Support board for purposes of considering and evaluating, the Merger and the Merger Agreement, and because they were among the financial information provided to and considered by BTIG for the purpose of performing financial analyses in connection with the delivery of its Opinion, as described above in “—Opinion of Support’s Financial Advisor”. In this proxy statement/prospectus, Support’s unaudited prospective financial information included in Table 1 in this section of this proxy statement/prospectus is referred to as the “Support Projections,” and Greenidge’s unaudited prospective financial information included in Table 2 in this section of this proxy statement/prospectus is referred to as the “Greenidge Projections.” Neither the Support Projections nor the Greenidge Projections were prepared for the purpose of, or with a view toward, public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles. The Support Projections and the Greenidge Projections are not being included in this proxy statement/prospectus in order to influence any Support stockholder as to whether or how such stockholder should vote or act with respect to the approval of any the proposals presented at the Support special meeting or any other matter.

Although presented with numeric specificity, the Support Projections and the Greenidge Projections reflect numerous estimates and assumptions made by the management of Support and Greenidge, respectively, at the time such prospective financial information was prepared or approved for use. The estimates and assumptions underlying the Support Projections and the Greenidge Projections involve judgments with respect to, among other things, economic, competitive, financial, market and industry conditions and future business decisions and contingencies that may not be realized and that are inherently subject to significant business, economic, competitive, financial, market and industry uncertainties and risks, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Support and Greenidge, respectively, operate, and the risks and uncertainties described in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” of this proxy statement/prospectus and in the reports that Support files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of Support and Greenidge, respectively, and will be beyond the control of the combined company. There can be no assurance that the underlying assumptions would prove to be accurate or that the expected contingencies or estimated results would be realized, and actual results could differ materially from those reflected in the Support Projections and the Greenidge Projections, whether or not the transactions contemplated by the Merger Agreement are completed. Further, these assumptions do not include all potential actions that the management of Support and the management of Greenidge, respectively, could or might have taken during these time periods. The inclusion in this proxy statement/prospectus of the Support Projections and the Greenidge Projections should not be regarded as an indication that Support, the Support board, Greenidge, the Greenidge board, or any of their respective advisors considered, or now consider, the Support Projections or the Greenidge Projections to be material information to any Support stockholder particularly in light of the inherent risks and uncertainties associated with such Support Projections and Greenidge Projections. The Support Projections and the Greenidge Projections are not fact and should not be relied upon as being necessarily indicative of actual future results.

The Support Projections and the Greenidge Projections also reflect numerous variables, expectations and assumptions based on information available to the management of Support and the management of Greenidge, respectively, at the time the Support Projections and the Greenidge Projections, respectively, were prepared, that are subject to change and do not take into account changes in such variables, expectations, assumptions or information or in any underlying circumstances or events occurring after the date the Support Projections and the Greenidge Projections, as the case may be, were prepared. No assurances can be given that if the Support Projections or the Greenidge Projections had been prepared, and if and the underlying variables, expectations and assumptions had been evaluated or made, as of the date of this proxy statement/prospectus, similar variables, expectations or assumptions would be used and similar Support Projections or Greenidge Projections would be prepared. In addition, the Support Projections and the Greenidge Projections may not reflect the manner in which the combined company would operate after the Merger. Neither Support nor Greenidge has updated the Support Projections or the Greenidge Projections, respectively, included in this proxy statement/prospectus, and none of Support, Greenidge nor, after completion of the Merger, the combined company, undertakes any obligation to update or otherwise revise the Support Projections or the Greenidge Projections to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated circumstances or events, even in the event that any or all of the underlying variables, expectations, assumptions or information are shown to be in error, or to reflect changes in economic, competitive, financial, market or industry conditions.

In light of the foregoing, and considering that the Support special meeting will be held several months after the Support Projections and the Greenidge Projections were prepared, as well as the uncertainties inherent in any forecasted information, Support stockholders are cautioned not to place unwarranted reliance on such information, and are urged to review Support’s most recent SEC filings for a description of its reported financial results and the financial statements of Support incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” for further information.

The Support Projections were prepared by, and are the responsibility of, the management of Support. Plante & Moran, PLLC (“Plante & Moran”), in its capacity as Support’s independent registered public accounting firm, has not audited, reviewed, examined, compiled or applied agreed upon procedures with respect to the Support Projections and, accordingly, Plante & Moran has not expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Support Projections. The Greenidge Projections were prepared by, and are the responsibility of, the management of Greenidge. Armanino LLP (“Armanino”), in its capacity as Greenidge’s independent registered public accounting firm, has not audited, reviewed, examined, compiled or applied agreed upon procedures with respect to the Greenidge Projections and, accordingly Armanino has not expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Greenidge Projections. The reports of Support’s and Greenidge’s respective independent registered public accounting firms incorporated by reference in this proxy statement/prospectus relate to the historical financial information of Support and Greenidge, respectively. Such reports do not extend to the Support Projections or the Greenidge Projections and should not be read to do so. No independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the Support Projections or the Greenidge Projections.

The Support Projections and the Greenidge Projections contain certain non-GAAP financial measures that Support and Greenidge, respectively, believe are helpful in understanding their respective past financial performance and future results. The management of Support and the management of Greenidge regularly use a variety of financial measures that are not in accordance with GAAP for forecasting, budgeting and measuring financial performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Support and Greenidge believe that these non-GAAP financial measures may provide meaningful information to help investors understand the operating results and to analyze Support’s and Greenidge’s respective financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Support’s competitors or Greenidge’s competitors, respectively, and may not be directly comparable to similarly titled measures of Support’s competitors or Greenidge’s competitors, as the case may be, due to potential differences in the exact method of calculation. Neither Support nor Greenidge has provided reconciliations of the non-GAAP financial measures included in the Support Projections or the Greenidge Projections, as the case may be, to the comparable GAAP measure.

The Support Projections, on the one hand, and the Greenidge Projections, on the other hand, were each prepared separately using, in some cases, different assumptions, and the different estimates are not intended to be combined. Adding the Support Projections and the Greenidge Projections together is not intended to represent the results the combined company will achieve if the Merger is completed and is not intended to represent forecasted financial information for the combined company if the Merger is completed. By including in this proxy statement/prospectus the Support Projections and the Greenidge Projections, neither Support nor Greenidge nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Support, Greenidge or the combined company compared to the information contained in the Support Projections or the Greenidge Projections.

Support Projections

The following table sets forth selected unaudited prospective financial information representing Support management’s evaluation of Support’s estimated future financial performance on a stand-alone basis, without reference to the Merger.

The Support Projections are based on near term and strategic projects that were in process and therefore not yet included in Support’s publicly available financial results. The Support board determined that the Support Projections represented the appropriate framework for the preparation of BTIG’s financial analyses and rendering its Opinion and directed BTIG to use the Support Projections in performing financial analyses in connection with the delivery of its Opinion.

In compiling the projected financial information for Support set forth below, Support’s management necessarily made certain assumptions regarding factors that could materially affect the operating and financial performance of Support, including assumptions regarding the following matters:

•	Support’s ability to maintain and grow its relationships with existing significant customers;

•	Support’s ability to convert a number of new business development opportunities into customer contracts and resulting revenue;

•	the amount of annual capital expenditures needed to grow Support’s business and customer base;

•

Support’s ability to generate sufficient cash from operations to fund the anticipated growth of its business without the need for meaningful external financing over the period covered by the projected financial information;

•	Support’s ability to expand its gross and operating margins over the period covered by the projected financial information;

•	no major changes in political, legal, fiscal, regulatory or economic conditions materially affecting Support’s business or operations; and

•	the level of competition in the market for business process outsourcing services in the future will be in line with Support management’s expectations.

The projected financial information for Support does not take into account any circumstances or events occurring after the date of their preparation. Accordingly, the projected financial information reflects management’s outlook for Support’s operating and financial performance on a standalone basis without giving effect to the Merger and therefore does not give effect to the Merger or any changes to Support’s operations or strategy that may be implemented after consummation of the Merger, including any costs incurred in connection with the Merger. The Support projected financial information necessarily is based on assumptions, analyses, and internal estimates developed by Support’s management, which assumptions, analyses, and estimates are subject to risks and uncertainties outside of Support’s control. If these assumptions, analyses, or internal estimates prove to be incorrect or inaccurate, Support’s actual future operating results may differ materially from those set forth herein.

Table 1: Support Projections (in millions)

	2021P	2022P	2023P	2024P	2025P	2026P
Total Revenue	$40.8	$44.5	$48.0	$51.4	$54.5	$57.2
Cost of Goods Sold	27.2	29.2	31.0	32.7	34.1	35.2

Gross Profit	13.6	15.3	17.0	18.7	20.4	22.0

Operating Expenses	15.3	15.8	16.1	16.2	16.1	15.7

Operating Profit/Loss	(1.7)	(0.5)	0.9	2.5	4.3	6.3

Depreciation & Amortization	0.5	0.2	0.1	0.2	0.1	0.1

EBITDA(1)	(1.2)	(0.3)	1.0	2.7	4.4	6.4

Cash Taxes(2)	0.0	0.0	(0.3)	(0.8)	(1.3)	(1.9)
Capital Expenditures	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)	(0.5)
Changes in Net Working Capital	(0.5)	(0.1)	(1.5)	(1.0)	(1.5)	(1.0)

Total Unlevered Free Cash Flow(3)	($2.2)	($0.9)	($1.3)	$0.4	$1.1	$3.0

(1)	EBITDA, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization, excluding stock-based compensation and one-time charges.
(2)	Assumed tax rate of 30%.
(3)

Unlevered free cash flow, a non-GAAP measure, refers to EBIT (EBITDA less depreciation and amortization), less cash taxes, plus depreciation and amortization, less capital expenditures and adjusted for changes in net working capital. Unlevered free cash flow was calculated by BTIG for fiscal years 2021 through 2026 using the projections provided by Support management.

Greenidge Projections

The following table sets forth selected unaudited prospective financial information representing Greenidge management’s evaluation of Greenidge’s estimated future financial performance on a stand-alone basis, without reference to the Merger. This unaudited prospective financial information was prepared by Greenidge management as of March 4, 2021 and was provided by Greenidge to Support and BTIG. At the direction of Support, BTIG used such Greenidge unaudited prospective financial information as presented in the following table, which is referred to in this proxy statement/prospectus as the “Greenidge Projections,” in performing financial analyses in connection with the delivery of its Opinion. The following table of projections was prepared based on a revenue rate of $325 / MWh, implying a bitcoin price of approximately $51,000 at the implied market difficulty given the 7-day average global hash rate of 156 EH/S for all periods in the forecast period presented. The $325 / MWh revenue rate assumption is representative of the fleet’s actual revenue generation performance at the time of the preparation of the projections, but did not take into account Greenidge’s planned mining efficiency enhancements expected as a result of miner orders in process. The Greenidge projections utilize a flat $ / MWh revenue rate considering anticipated miner efficiency improvements (a positive impact to mining economics) would be offset by increasing difficulty (a negative impact to mining economics) and an expectation of a halving event in 2024 (a negative impact to mining economics). Given the substantial projected growth in bitcoin mining relative to power generation in the Company’s business plan and the bitcoin mining margins, the volatility of the power market prices and natural gas prices (which tend to be correlated and therefore tend to offset each other) have much less of an impact on the projections than the price of bitcoin, fleet efficiency and changes in difficulty.

While Bitcoin prices dropped approximately 32% between March 4, 2021 and July 15, 2021, there was also a similar decrease in network difficulty, which declined approximately 34%. When difficulty, a measure of the relative complexity of the algorithmic solution required to create a block and receive an award, declines, the number of rewards Greenidge is able to earn increases at an inverse proportion. Currently, Greenidge’s revenue $ / MWh approximate the March 4, 2021 projections. Given that the difficulty decline largely offset the decline in bitcoin price, Greenidge does not believe that the changes in mining economics since the announcement of the proposed Merger have materially affected the projected financial information included in the materials disseminated by Greenidge and Support in connection with the announcement of the proposed Merger.

The projections also assume forward gas and power market curves taken as of February 26, 2021 for each of the years in the projection period ending December 31, 2026.

Table 2: Greenidge Projections (in millions)

	2021P	2022P	2023P	2024P	2025P	2026P
Total Revenue	$87.8	$183.0	$222.8	$223.6	$223.3	$223.4
Cost of Goods Sold	12.7	19.5	22.7	23.2	23.7	24.0

Gross Profit	75.1	163.5	200.1	200.4	199.6	199.4

Operating Expenses (includes D&A)	26.2	62.4	70.6	70.7	70.9	70.9

Operating Profit	48.9	101.1	129.5	129.7	128.7	128.5

Depreciation	12.0	42.5	49.6	49.8	49.9	49.9

EBITDA(1)	60.9	143.6	179.1	179.5	178.6	178.4

Cash Taxes(2)	(13.4)	(27.8)	(35.6)	(35.6)	(35.4)	(35.3)
Capital Expenditures	(78.6)	(58.7)	(3.1)	(1.1)	(0.4)	(0.1)
Changes in Net Working Capital	(13.7)	(7.0)	(10.1)	(11.1)	(11.1)	(8.7)

Total Unlevered Free Cash Flow(3)	($44.8)	$50.1	$130.3	$131.7	$131.7	$134.3

Mining Capacity at End of Year (MW)	45	85	85	85	85	85

(1)	EBITDA, a non-GAAP financial measure, refers to earnings before interest, tax, depreciation and amortization, excluding stock-based compensation and one-time charges.
(2)	Assumed tax rate of 28%.
(3)

Unlevered free cash flow, a non-GAAP measure, refers to EBIT (EBITDA less depreciation and amortization), less cash taxes, plus depreciation and amortization, less capital expenditures and adjusted for changes in net working capital. Unlevered free cash flow was calculated by BTIG for fiscal years 2021 through 2026 using the projections provided by Greenidge management. which did not assume any further increase in mining capacity or power generation.

Effect on Support if the Merger is Not Completed

If the Merger Proposal is not approved by the Support stockholders or if the Merger is not completed for any other reason, Support’s stockholders will not receive any payment for their shares of Support common stock in connection with the Merger. Instead, Support would remain a public company and its common stock would continue to be listed and traded on the Nasdaq Capital Market, assuming Support meets all of Nasdaq’s continued listing standards. As such, Support stockholders would continue to be subject to the risks and opportunities to which they are subject as an investor in Support as a public company.

If the Merger is not completed, and depending on the circumstances that would have caused the Merger not to be completed, the price of Support’s common stock may decline significantly and Support may experience a negative impact on its business. If that were to occur, it is uncertain when, if ever, the price of Support’s common stock would return to the price at which it trades as of the date of this proxy statement/prospectus. Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of shares of Support common stock.

If the Merger Agreement is terminated under specified circumstances, Support may be required to pay Greenidge a termination fee of up to $3.5 million or, in other scenarios, reimburse Greenidge’s fees and expenses of up to $2.0 million. For more information, see “The Merger Agreement—Termination Fees and Expenses” below.

In addition, if the Merger is not consummated, then the Investor will have certain rights to elect or appoint individuals to the Support board, as more fully described below under “The Subscription Agreement”. Upon the earlier of December 31, 2021 or thirty days following termination of the Merger Agreement, the Investor will have certain registration rights with respect to the Purchased Shares, as more fully described below under “The Subscription Agreement”.

Interests of Support Directors and Executive Officers in the Merger

In considering the recommendations of the Support board of directors to vote for the Merger Proposal, you should be aware that the current directors and executive officers of Support have interests in the Merger that may be different from, or in addition to, the interests of unaffiliated stockholders generally and may create potential conflicts of interest. These interests are described in more detail below. The Support board was aware of each of these interests in reviewing, considering and negotiating the terms of the proposed Merger and in recommending that Support stockholders approve the adoption of the Merger Agreement.

The descriptions and the tables below describe the interests in the Merger of each individual who served as a director or an executive officer of Support at any point in time on or following January 1, 2021.

The amounts and descriptions in this section are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date. Certain information relating to the interests of Support’s executive officers and directors is not currently available and thus is not described completely below, such as the terms of any future Support equity grants in the ordinary course of business between the filing of this proxy statement/prospectus and the assumed completion date of the Merger to the extent permitted under the Merger Agreement. To the extent the amounts or descriptions in this section relate to compensation or benefits that are expected to be provided in the future, all such descriptions are subject to the “Cautionary Statement Regarding Forward-Looking Statements” included in this proxy statement/prospectus.

For purposes of the quantitative disclosure in this section of the proxy statement/prospectus, Support has:

•

valued equity interests in Support using a price per Support share of $5.57, which is the average closing price of shares of Support common stock on Nasdaq over the five trading days immediately following the first public announcement of the Merger on March 22, 2021 (the “Assumed Share Value”). Pursuant to the Merger Agreement, Support options and awards will be accelerated at the Effective Time and converted to shares of class A common stock of Greenidge calculated based on the Exchange Ratio, less a number of shares in respect of the exercise price in the case of Support options, with cash in lieu of fractional shares of class A common stock, as further described in “The Merger Agreement—Treatment of Support Equity Awards;”

•

assumed the Effective Time of the Merger will be December 22, 2021 (the “Assumed Closing Date”), which is the Termination Date of the Merger Agreement (absent any extension) and is not intended to indicate that the Closing will or will not occur on such date;

•

presented information in respect of the equity awards outstanding at July 12, 2021, and has assumed that Support will not grant any new Support options or Support awards or any other equity awards to any director or executive officer of Support between the date of this proxy statement/prospectus and the Assumed Closing Date; and

•	assumed that tax withholdings associated with Support options and awards are not settled in Support equity.

Support Common Stock Held by Support Directors and Executive Officers

If the Merger Proposal is approved, the shares of Support common stock held by Support’s executive officers and directors will be treated in the same manner as shares of Support common stock held by all other stockholders. Support’s directors and executive officers will receive the same Merger consideration as other Support stockholders for each share of Support common stock that they own at the Effective Time.

As of July 12, 2021, the directors and executive officers of Support directly or indirectly owned the following shares of Support common stock: Mr. Rosenzweig owned 187,777 shares; Ms. Rook owned 23,216 shares; Ms. Kowalczyk owned 18,750 shares; Mr. Schechter owned 151,823 shares; Mr. Bloom owned 1,332,803 shares; Mr. Kelley owned 118,490 shares; and Mr. Radoff owned 1,712,030 shares. For more information regarding beneficial ownership of Support common stock by each of Support’s current directors and executive officers, all directors and executive officers as a group, and certain affiliates of the directors, see the section entitled “Security Ownership of Certain Beneficial Owners and Management—Security Ownership of Support.”

Support Equity Awards Held by Support Directors and Executive Officers

Each of Support’s executive officers and non-employee directors holds equity awards. Subject to the terms of the Merger Agreement, all Support options and awards, including those held by Support’s directors and executive officers, will accelerate and become fully vested at the Effective Time of the Merger, as further described in the section titled “The Merger Agreement—Treatment of Support Equity Awards.”

The table below shows the value of the Support options and awards held as of July 12, 2021 by each Support director and executive officer, based on a value per share of Support common stock of the Assumed Share Value less the applicable exercise price in the case of Support options, as follows: (i) Support options that are scheduled by their terms to be vested as of the Assumed Closing Date, (ii) Support options that will be unvested by their terms as of the Assumed Closing Date whose vesting will accelerate because of the Merger, and (iii) Support awards scheduled by their terms to be vested as of the Assumed Closing Date. Although pursuant to the Merger Agreement the vesting of each Support award will accelerate upon the Effective Time of the Merger, all Support awards held by Support’s directors and executive officers will vest by their terms prior to the Assumed Closing Date.

Name	Value of Vested Support Options ($)	Value of Accelerated Vesting of Support Options ($)	Value of Vested Support Awards ($) (1)	Total Value ($)
Executive Officers
Lance Rosenzweig(2)	1,451,997	2,200,006	141,367	3,793,370
Caroline Rook(3)	48,125	272,711	—	320,836
Christine Kowalczyk(4)	45,000	247,500	—	292,500
Non-Employee Directors
Joshua Schechter	—	—	141,367	141,367
Richard Bloom	—	—	141,367	141,367
Brian Kelley	—	—	141,367	141,367
Bradley Radoff	—	—	141,367	141,367

(1)

Represents 25,380 Support restricted stock units granted September 11, 2020 to each Support director, which will vest upon the earlier of September 11, 2021 or the date of Support’s next annual meeting of stockholders, and thus will vest prior to the Assumed Closing Date.

(2)

Includes 177,777 vested shares under Mr. Rosenzweig’s Support option covering 400,000 shares (77,777 shares of which have been previously exercised) and 266,666 vested shares under Mr. Rosenzweig’s Support option covering 600,000 shares (0 shares of which have been previously exercised), each granted August 10, 2020, vesting over a thirty-six-month period, with an exercise price of $1.61, in each case assuming vesting through the Assumed Closing Date. The stock price performance vesting requirement for Mr. Rosenzweig’s Support option covering 600,000 shares has previously been met.

(3)

Includes 29,166 vested shares under Ms. Rook’s Support option covering 100,000 shares (16,666 shares of which have been previously exercised), granted October 12, 2020, vesting over a forty-eight-month period, with an exercise price of $1.72, assuming vesting through the Assumed Closing Date.

(4)

Includes 31,250 vested shares under Ms. Kowalczyk’s Support option covering 100,000 shares (18,750 shares of which have been previously exercised), granted August 31, 2020, vesting over a forty-eight-month period, with an exercise price of $1.97, assuming vesting through the Assumed Closing Date.

New Compensation Arrangements with Greenidge

Following the completion of the Merger, Support employees will remain employees of Support, but Support will become a wholly owned subsidiary of Greenidge. See “The Merger Agreement—Support Employee Matters” for information regarding Greenidge’s commitments in respect of base salaries and employee benefits. In the future, Support’s executive officers may enter into new individualized compensation arrangements with Support or Greenidge, and may participate in cash, equity incentive or other benefit plans to be offered by Support or Greenidge in the future. As of the date of this proxy statement/prospectus, no compensation arrangements between such persons and Greenidge and/or its affiliates have been established.

Severance Arrangements

Support has entered into an employment offer letter as of August 10, 2020 with Lance Rosenzweig, which among other things, specifies the severance payments and/or benefits to be provided upon the termination of Mr. Rosenzweig’s employment in certain circumstances. The offer letter provides that if the executive is terminated by Support without “cause” (other than for death or disability) or resigns for “good reason”, as such terms are defined in the offer letter, the executive will be entitled to receive (i) a lump sum cash severance payment equal to 50% of the executive’s then current annual base salary (or 100% of the executive’s then current annual base salary if the termination occurs more than two years after the executive’s start date), (ii) payment of COBRA premium costs for twelve months (up to the monthly amount Support was paying as the employer-portion of health care premiums prior to termination of employment), and (iii) a pro-rata portion of the executive’s actual bonus for the fiscal year in which the termination occurs as determined by the Support board based on actual performance for such year (with such proration being based on the number of days worked during the fiscal year of termination). Payment of the severance benefits under the offer letter is subject to Mr. Rosenzweig’s execution and delivery of an effective release of claims.

Support has entered into an offer letter and addendum with each of Caroline Rook and Christine Kowalczyk, dated as of October 5, 2020 and August 27, 2020 respectively, which among other things, specifies the severance payments and/or benefits to be provided upon termination of employment in certain circumstances. Each such offer letter addendum provides that if the executive is terminated by Support without “cause” (other than for death or disability) or resigns for “good reason”, as such terms are defined in the offer letter addendum, and executes and delivers an effective release of claims, the executive will be entitled to receive an amount equal to three (3) months of the executive’s then current annual base salary, payable in equal amounts on regular pay dates following the date that the release of claims becomes effective. Payment of the severance benefits under the offer letter addendum is subject to the executive’s execution and delivery of Support’s standard release of claims.

280G Mitigation Actions

Pursuant to the Merger Agreement, Support shall take actions as may be reasonably appropriate to mitigate any adverse tax consequences that could result from any “excess parachute payments” as defined in Section 280G of the Code, provided that implementation of such actions by Support will require Greenidge’s prior approval (it being understood that Greenidge will consent to such actions as are commercially reasonable).

Indemnification and Insurance of Support Directors and Executive Officers

Pursuant to the terms of the Merger Agreement, Support’s directors and executive officers will be entitled to certain ongoing indemnification rights and coverage under directors’ and officers’ insurance policies following the Merger, as more fully described in “The Merger Agreement—Support Directors’ and Officers’ Indemnification”.

Golden Parachute Compensation

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each named executive officer of Support that will or may be paid or become payable and that is based on, or otherwise relates to, the Merger. Certain information is not currently available and thus is not included in the table below, such as equity grants in the ordinary course of business between the filing of this proxy statement/prospectus and the assumed completion date of the Merger to the extent permitted under the Merger Agreement, and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below. The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table. For purposes of calculating such amounts, the following assumptions were used:

•	The relevant price per Support share is the Assumed Share Value; and

•	The Effective Time of the Merger is the Assumed Closing Date.

Named Executive Officer	Cash ($)(1)		Equity ($)(5)		Health Care Benefits ($)		Total ($)(10)
Lance Rosenzweig	591,123	(2)	2,200,006	(6)	30,000	(9)	2,821,129
Caroline Rook	62,500	(3)	272,711	(7)	—		335,211
Christine Kowalczyk	62,500	(4)	247,500	(8)	—		310,000

(1)

Represents severance payments attributable to salary and bonus. The cash severance and Mr. Rosenzweig’s prorated bonus payments presented become payable only by virtue of an involuntary termination of employment of such named executive officer by Support without “cause” or due to the officer’s resignation for “good reason” (as such terms are defined in the relevant plans and agreements), with such officer executing and delivering Support’s standard release agreement. For purposes hereof, such involuntary termination is assumed to occur on the Assumed Closing Date.

(2)

Represents severance amounts comprised of (i) 50% base salary ($240,000) and (ii) full bonus for the year of termination (up to $360,000), pro-rated for the number of days worked in the year using the Assumed Closing Date, or 356 days of 365 days ($351,123). Mr. Rosenzweig’s annual bonus is up to 75% of his then current base salary, and for purposes of computing such bonus amount, this presentation assumes that the Support board has determined that Support and Mr. Rosenzweig have each met their performance objectives in full.

(3)	Represents severance amounts comprised of 3 months’ base salary ($62,500).
(4)	Represents severance amounts comprised of 3 months’ base salary ($62,500).
(5)

Represents the cash value of Support options of the named executive officers to be accelerated pursuant to the terms of the Merger Agreement as of the Assumed Closing Date. Column does not include the cash value of Support options or other Support awards that will have vested by their own terms as of such Assumed Closing Date. See “The Merger Agreement—Treatment of Support Equity Awards” for the treatment of the Support options in the Merger. The value of an accelerated Support option is calculated as the number of shares of Support common stock underlying the named executive officers’ unvested portions of the Support option accelerated as of the Assumed Closing Date, multiplied by the Assumed Share Value less the exercise price for such Support option. Such value assumes that the named executive officer has separately satisfied the associated tax withholding obligations in cash.

(6)

Represents the number of unvested shares of Support common stock underlying Mr. Rosenzweig’s Support options as of the Assumed Closing Date (222,223 unvested shares on a 400,000 time-vested option and 333,334 unvested shares on a time and share performance-vested option, respectively), each with an exercise price of $1.61 per share. The stock price performance vesting requirement for the performance option has been met.

(7)

Represents the number of unvested shares of Support common stock underlying Ms. Rook’s Support option as of the Assumed Closing Date (70,834 unvested shares), with an exercise price of $1.72 per share.

(8)

Represents the number of unvested shares of Support common stock underlying Ms. Kowalczyk’s Support option as of the Assumed Closing Date (68,750 unvested shares), with an exercise price of $1.97 per share.

(9)	Based on an estimated COBRA premium cost of $2,500 per month for twelve months following termination of employment or $30,000 in the aggregate.

(10)

No named executive officer is entitled to a gross-up or other make-whole payment in connection with any excise tax imposed by Section 4999 of the Code (the “Excise Tax”) on the payments and benefits that he or she may receive in connection with the Merger, including the payments and benefits reflected above. Instead, in the event that the Excise Tax would be applicable to a named executive officer in connection with the Merger, then the named executive officer’s benefits will be either (1) delivered in full or (2) delivered as to such lesser extent such that no portion of the benefits is subject to the Excise Tax, whichever approach results in the receipt by the named executive officer of the greatest amount of benefits on an after-tax basis. In order to mitigate the expected impact of the Excise Tax, Support’s compensation committee intends to approve certain actions described in more detail in the section titled “Interests of Directors and Executive Officers in the Merger—280G Mitigation Actions”.

Regulatory Approvals Required for the Merger

The consummation of the Merger is not subject to any regulatory or governmental approvals or filings, other than (i) the filing of a certificate of merger with the Secretary of State of the State of Delaware and (ii) the declaration by the SEC of the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, and any required notice or other filings under applicable state securities laws.

Greenidge Nasdaq Listing; Support Delisting and Deregistration

Greenidge has applied to list its class A common stock on the Nasdaq under the trading symbol “GREE”. The approval of such listing, including the shares of class A common stock issued in the Merger, subject only to official notice of issuance, is a condition to the obligations of Support and Greenidge to complete the Merger under the Merger Agreement. Greenidge intends to register shares of its class A common stock issuable upon the conversion of its class B common stock including the class B common stock underlying its series A preferred stock, with the SEC as soon as practicable.

Support will delist its shares of common stock from the Nasdaq as promptly as practicable after the Effective Time of the Merger. In addition, Support will deregister its shares of common stock pursuant to the Exchange Act as promptly as practicable after such delisting.

Anticipated Accounting Treatment

The Merger will be accounted for as a business combination in accordance with GAAP. Under this method of accounting, Support will be treated as the “acquired” company for accounting purposes and the Merger will be treated consistent with Greenidge issuing stock for the net assets of Support. Because Greenidge will be treated as the accounting acquirer, Greenidge’s assets and liabilities will be recorded at their pre-combination carrying amounts. Support’s assets and liabilities will be measured and recognized at their fair values as of the transaction date, and combined with the assets, liabilities and results of operations of Greenidge after the consummation of the transaction.

Greenidge has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Greenidge’s existing stockholders will have the greatest voting interest in the combined entity following consummation of the Merger;

•	The largest individual stockholder of the combined entity is an existing stockholder of Greenidge;

•	Greenidge’s directors will represent the majority of the new board of directors of the combined entity following consummation of the Merger; and

•	Greenidge’s senior management will be the senior management of Greenidge following consummation of the Merger.

The preponderance of evidence as described above is indicative that Greenidge is the accounting acquirer in the Merger.

No Appraisal or Dissenters’ Rights

Because Greenidge class A common stock issued as merger consideration will be listed on a national securities exchange at Closing, which is a condition of consummating the Merger, the Support stockholders are not entitled to appraisal rights in connection with the Merger.

THE MERGER AGREEMENT

The summary of the material terms and conditions of the Merger Agreement below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and which is incorporated by reference into this proxy statement/prospectus. This summary does not purport to be complete and may not contain all the information about the Merger Agreement that is important to you. You are encouraged to read the Merger Agreement in its entirety because it is the principal document that governs the Merger.

The representations and warranties contained in the Merger Agreement were made only for the purposes of the Merger Agreement as of the specific dates therein and were made solely for the benefit of the parties to the Merger Agreement. The representations and warranties contained in the Merger Agreement may be subject to limitations agreed upon by the parties to the Merger Agreement and are qualified by information in confidential disclosure schedules provided in connection with the signing of the Merger Agreement. These confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement may be subject to a standard of materiality provided for in the Merger Agreement and have been used for the purpose of allocating risk among the parties, rather than establishing matters of fact. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Support or Greenidge. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Support’s public disclosure.

For the foregoing reasons, the representations, warranties, covenants and agreements and any descriptions of those Merger Agreement provisions should not be read as characterizations of the actual state of facts or condition of Support or Greenidge. Moreover, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this proxy statement/prospectus or incorporated by reference into this proxy statement/prospectus.

Effects of the Merger

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, Merger Sub shall be merged with and into Support, with Support surviving the Merger as a wholly-owned subsidiary of Greenidge.

At the Effective Time of the Merger, (i) the certificate of incorporation in the form attached to the Merger Agreement as Exhibit B will be the certificate of incorporation of the surviving corporation and (ii) the bylaws of Merger Sub as in effect immediately prior to the Effective Time will be the bylaws of the surviving corporation (except that all references therein to Merger Sub shall be automatically amended and shall become references to the surviving corporation).

The directors and officers of the surviving corporation will consist of the directors and officers of Merger Sub prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed. The directors and officers of Support immediately prior to the Effective Time shall be removed from their respective positions or tender their resignations, in each case effective as of the Effective Time.

Upon the completion of the Merger, Greenidge’s amended and restated certificate of incorporation and bylaws as in effect immediately prior to the Merger will continue to be amended and restated certificate of incorporation and bylaws of Greenidge. Upon the completion of the Merger, the directors and officers of Greenidge immediately prior to the Merger will continue to be the directors and officers of Greenidge. See “Directors and Executive Officers” for more information about management of Greenidge upon completion of the Merger.

Completion and Effectiveness of the Merger

The Merger Agreement provides that, unless another date is agreed to by Support and Greenidge, closing of the Merger will occur no earlier than the second business day following the day on which the last of the conditions described under “—Conditions to Completion of the Merger” has been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions).

Assuming timely satisfaction of the closing conditions, the parties currently expect that the Merger will be completed in the third quarter of 2021. However, there can be no assurances as to when, or if, the Closing will occur.

The Merger will become effective at such time as the certificate of merger for the Merger is accepted by the Secretary of State of the State of Delaware (or at such time as agreed to between Support and Greenidge and specified in such certificate of merger in accordance with applicable law).

Merger Consideration; Treatment of Support Common Stock

Under the Merger Agreement, the aggregate consideration payable to holders of Support common stock, Support options and Support awards consists of 2,998,261 shares of class A common stock of Greenidge.

At the Effective Time of the Merger and subject to the terms and conditions set forth in the Merger Agreement, except for shares held in treasury by Support, each share of Support common stock that is issued and outstanding will be cancelled and automatically converted into the right to receive a number of shares of class A common stock equal to the Exchange Ratio.

Subject to the terms of the Merger Agreement, the Exchange Ratio is a fraction, expressed as a decimal rounded to the nearest one-thousandth, equal to the quotient of (i) 2,998,261 shares of class A common stock divided by (ii) the fully diluted amount of outstanding shares of Support common stock as calculated under the Merger Agreement. Under the Merger Agreement, such fully diluted amount shall be the sum of (a) the total number of shares of capital stock of Support outstanding as of immediately prior to the Effective Time plus (b) the total number of shares of Support common stock underlying all Support awards outstanding as of the close of business on the second business day immediately preceding the Closing Date plus (c) the total number of shares of Support common stock underlying all Support options outstanding as of the close of business on the second business day immediately preceding the Closing Date, based on a treasury method share calculation using the volume weighted average trading price per share of Support common stock for the ten trading day period ending on and including the second business day immediately preceding the Closing Date (i.e. the VWAP).

The calculation of the final Exchange Ratio will be determined in accordance with the formulas set forth in the Merger Agreement just prior to the Closing.

Treatment of Support Equity Awards

At the Effective Time of the Merger and subject to the terms and conditions set forth in the Merger Agreement, each outstanding Support option will accelerate, and the holder of each Support option will receive a number of shares of class A common stock of Greenidge equal to the Exchange Ratio multiplied by the number of shares of Support common stock underlying such Support option, less a number of shares of class A common stock (with the value of such shares being calculated using the VWAP) to be withheld in satisfaction of the aggregate exercise price of such Support option and, unless such holder has elected to satisfy such obligation with cash, such holder’s tax withholding obligations.

At the Effective Time of the Merger and subject to the terms and conditions set forth in the Merger Agreement, each outstanding Support award will accelerate, and the holder of each such Support award will receive a number of shares of class A common stock of Greenidge equal to the Exchange Ratio multiplied by the number of shares of Support common stock underlying such Support award, less a number of shares of class A common stock (with the value of such shares being calculated using the VWAP) to be withheld in satisfaction of such holder’s tax withholding obligations, unless such holder has elected to satisfy such obligation with cash.

In connection with the closing of the Merger, the Support equity plans will be terminated.

Surrender and Payment Procedures

Under the Merger Agreement, prior to the Effective Time, Greenidge will designate Computershare Investor Services, LLC (“Computershare”) to act as the exchange agent in connection with the Merger. Immediately prior to the Effective Time, Greenidge will deposit or cause to be deposited with Computershare evidence of class A common stock issuable pursuant to the Merger Agreement and cash sufficient to pay the fractional share consideration (as described below) (the “Exchange Fund”), for the sole benefit of the holders of shares of Support capital stock, in accordance with the Merger Agreement.

Promptly after the Effective Time, Greenidge will cause Computershare to send each holder of Support common shares whose shares were converted to the right to receive shares of class A common stock, a letter of transmittal and instructions advising such Support stockholders how to surrender stock certificates and book-entry shares in exchange for their portion of the class A common stock constituting the Merger Consideration. Upon surrender (i) to Computershare of a certificate together with a properly completed and validly executed letter of transmittal, or (ii) receipt by Computershare of an

“agent’s message” in the case of book-entry shares, and, in each case, such other documents as may be reasonably required pursuant to such instructions, the holder of such certificate or book-entry shares of Support common stock will be entitled to receive their portion of the class A common stock constituting the Merger Consideration (including any fractional share consideration) in exchange therefor (without deduction or withholding for any tax).

No fractional shares of class A common stock will be issued to any holder of Support common stock. Instead, Greenidge will pay to each holder of Support common stock who would have otherwise received a fractional share of class A common stock, an amount of cash (rounded to the nearest whole cent), without interest, equal to the number of such fractional shares for which such holder of Support common stock would be entitled to receive multiplied by the quotient of (x) the VWAP divided by (y) the Exchange Ratio.

Any portion of the Exchange Fund that remains undistributed to holders of certificates of Support capital stock as of the date that is 180 days after the Closing Date shall be delivered to Greenidge upon demand, and any holder of such certificates who has not theretofore surrendered such certificates in accordance with the Merger Agreement shall thereafter look only to Greenidge for satisfaction of their claims for class A common stock and any fractional share consideration.

Conditions to Closing of the Merger

Mutual Conditions to Closing

The obligation of each of Support, Greenidge and Merger Sub to complete the Merger is subject to the fulfillment (or waiver, to the extent permissible under applicable law) of the following conditions:

•

the registration statement on Form S-4, of which this proxy statement/prospectus is a part, shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the registration statement shall have been initiated or threatened by the SEC;

•	the shares of class A common stock to be issued in connection with the Merger have been approved for listing on Nasdaq, subject only to official notice of the issuance of such shares;

•	there shall not be in effect any law or order issued by a governmental authority of competent jurisdiction that enjoins or makes illegal the consummation of the Merger;

•	the receipt of all approvals or consents from any governmental authority of competent jurisdiction that are necessary for the consummation of the transactions contemplated by the Merger Agreement; and

•	the adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Support common stock entitled to vote at the special meeting.

Additional Conditions to Closing for the Benefit of Greenidge and Merger Sub

In addition, the obligation of each of Greenidge and Merger Sub to complete the Merger is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of the following conditions:

•

(i) certain representations and warranties of Support regarding organization and qualification, the absence of any shareholder rights plans or antitakeover laws, and brokers’ fees being true and correct in all respects as though such representations and warranties had been made on and as of the Closing Date, (ii) the representations and warranties of Support regarding capitalization being true and correct as though such representations and warranties had been made on and as of the Closing Date except for de minimis inaccuracies, and (iii) all other representations and warranties of Support being true and correct in all respects as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, have a Support Material Adverse Effect (as defined under “—Representations and Warranties” below) (without giving effect to any “materiality”, “Support Material Adverse Effect” or similar qualification contained therein), except to the extent the representations and warranties in the foregoing (i) through (iii) are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing (i) through (iii), as applicable, as of such date;

•

each of the covenants and agreements of Support being complied with in all material respects (except for the interim operating covenants, which must have been complied with in all respects except for de minimis deviations);

•	the delivery by Support of a customary certificate signed by an officer of Support, certifying the matters in the two bullets above;

•	the absence of a Support Material Adverse Effect; and

•	Support having at least $28.0 million in unrestricted cash, cash equivalents, marketable securities and short-term investments, net of unpaid transaction expenses, as of Closing.

Additional Conditions to Closing for the Benefit of Support

In addition, the obligation of Support to complete the Merger is subject to the satisfaction (or waiver, to the extent permitted by applicable law) of the following conditions:

•

(i) certain representations and warranties of Greenidge and Merger Sub regarding organization and qualification, due authorization, ownership of subsidiaries, the absence of any shareholder rights plans or antitakeover law, and brokers’ fees being true and correct in all respects as though such representations and warranties had been made on and as of the Closing Date, (ii) the representations and warranties of Greenidge and Merger Sub regarding capitalization being true and correct as though such representations and warranties had been made on and as of the Closing Date except for de minimis inaccuracies, and (iii) all other representations and warranties of Greenidge and Merger Sub being true and correct in all respects as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, have a Greenidge Material Adverse Effect (as defined under “—Representations and Warranties” below) (without giving effect to any “materiality”, “Greenidge Material Adverse Effect” or similar qualification contained therein), except to the extent the representations and warranties in the foregoing (i) through (iii) are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing (i) through (iii), as applicable, as of such date;

•

each of the covenants and agreements of Greenidge and Merger Sub being complied with in all material respects (except for certain interim operating covenants, which must have been complied with in all respects except for de minimis deviations);

•	the delivery by Greenidge of a customary certificate signed by an officer of Greenidge, certifying the matters in the two bullets above; and

•	the absence of a Greenidge Material Adverse Effect.

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by Greenidge and Merger Sub that are subject in certain cases to exceptions and qualifications contained in the Merger Agreement and in Greenidge’s confidential disclosure letter delivered to Support in connection with the execution of the Merger Agreement. The representations and warranties made by Greenidge and Merger Sub to Support include the following:

•	corporate organization, qualification to do business, good standing and corporate power;

•	due authorization, execution and validity of the Merger Agreement;

•	capitalization;

•	ownership of subsidiaries;

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absence of any violation, conflict or breach of agreements, or any conflict with or violation of organizational documents or laws, as a result of the execution or delivery of the Merger Agreement and completion of the Merger;

•	governmental consents and approvals for the Merger;

•	financial statements and disclosures;

•	internal controls;

•	absence of certain changes or events;

•	absence of undisclosed liabilities;

•	litigation;

•	accuracy of certain information supplied;

•	compliance with laws;

•	license and permits;

•	intellectual property, IT and data security;

•	real property matters;

•	employee benefits and labor matters;

•	taxes;

•	material contracts;

•	environmental matters;

•	absence of shareholder rights plans and antitakeover laws;

•	Investment Company Act;

•	no outside reliance;

•	fees payable to finders or brokers in connection with the Merger; and

•	no additional representations and warranties.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect”. For purposes of the Merger Agreement, a “material adverse effect” with respect to Greenidge and Merger Sub (i.e., a “Greenidge Material Adverse Effect”) means any event, change, circumstance or development that (i) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, results of operations or financial condition of Greenidge, or (ii) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of Greenidge to consummate the transactions contemplated by the Merger Agreement; provided, however, that, with respect to clause (i), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Greenidge Material Adverse Effect” (except in the case of clause (a), (b), (d), (f) and (g), in each case, to the extent that such event, change, circumstance or development disproportionately affects Greenidge, taken as a whole, as compared to other persons operating in any of the industries in which Greenidge operates): (a) any change or development after the date hereof in applicable laws or GAAP or any official interpretation thereof, (b) any change or development after the date hereof in interest rates or economic, political, legislative, regulatory, financial, commodity, currency, bitcoin mining, cryptocurrency, electricity or natural gas conditions or other market conditions generally affecting any of the foregoing, the economy or the industry in which Greenidge operate, (c) the announcement or the execution of the Merger Agreement, the pendency or consummation of the transactions contemplated by the Merger Agreement or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, regulatory agencies, partners, providers and employees (subject to certain exceptions), (d) any change or development generally affecting any of the industries or markets in which Greenidge operates, (e) the compliance by Greenidge with the terms of the Merger Agreement or the taking by Greenidge of any action, or failure by Greenidge to take action, required or contemplated by the Merger Agreement (subject to certain exceptions), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)), weather condition, explosion, fire, act of God or other force majeure event (other than any such event resulting in material destruction or permanent damage to Greenidge’s powerplant and/or a material portion of the equipment located therein, all of which may be taken into account for purposes of determining whether a Greenidge Material Adverse Effect has occurred or is reasonably likely to occur), (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Greenidge operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel or (h) any failure of Greenidge, to meet any projections, forecasts or budgets (subject to certain exceptions).

The Merger Agreement contains a number of representations and warranties made by Support that are subject in certain cases to exceptions and qualifications contained in the Merger Agreement, in Support’s confidential disclosure letter delivered to Greenidge in connection with the execution of the Merger Agreement or in certain reports filed with the SEC. The representations and warranties made by Support to Greenidge and the Merger Sub include the following:

•	corporate organization, qualification to do business, good standing and corporate power;

•	due authorization, execution and validity of the Merger Agreement;

•	capitalization;

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absence of any violation, conflict or breach of agreements, or any conflict with or violation of organizational documents or laws, as a result of the execution or delivery of the Merger Agreement and completion of the Merger;

•	governmental consents and approvals for the Merger;

•	SEC filings and financial information;

•	absence of certain changes or events;

•	litigation;

•	accuracy of certain information supplied;

•	compliance with laws;

•	licenses and permits;

•	intellectual property, IT and data security;

•	real property matters;

•	employee benefit and labor matters;

•	taxes;

•	material contracts;

•	environmental matters;

•	absence of shareholder rights plans and antitakeover laws;

•	no outside reliance;

•	Nasdaq market quotation;

•	Investment Company Act;

•	No electric utility company or holding company stockholders;

•	fees payable to finders or brokers in connection with the Merger; and

•	no additional representations and warranties.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect.” For purposes of the Merger Agreement, a “material adverse effect” with respect to Support (i.e., a “Support Material Adverse Effect”) means any event, change, circumstance or development that (i) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, results of operations or financial condition of Support and its Subsidiaries, taken as a whole (including the occurrence of certain events agreed to by the parties), or (ii) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of Support to consummate the transactions contemplated by the Merger Agreement; provided, however, that, with respect to clause (i), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Support Material Adverse Effect” (except in the case of clause (a), (b), (d), (f) and (g), in each case, to the extent that such event, change, circumstance or development disproportionately affects Support and its Subsidiaries, taken as a whole, as compared to other persons operating in the industries in which Support and its Subsidiaries operate): (a) any change or development after the date hereof in applicable laws or GAAP or any official interpretation thereof, (b) any change or development after the date hereof in interest rates or economic, political, legislative, regulatory, financial, commodity, currency, or other market conditions generally affecting any of the foregoing, the economy or the industry in which Support operates, (c) the announcement or the execution of the Merger Agreement, the pendency or consummation of the transactions contemplated by the Merger Agreement or the performance of the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, regulatory agencies, partners, providers and employees (subject to certain exceptions), (d) any change after the date hereof generally affecting any of the industries or markets in which Support and its subsidiaries operate, (e) the compliance by Support with the terms of the Merger Agreement or the taking by Support of any action, or failure by Support to take action, required or contemplated by the Merger Agreement (subject to certain exceptions), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)), weather condition, explosion, fire, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Support operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of Support and its subsidiaries, taken as a whole, to meet any projections, forecasts or budgets, subject to certain exceptions or (i) any deterioration after the date hereof in Support’s business or operations, or customer or employee attrition, including any effect on Support’s financial performance or financial condition resulting therefrom.

Conduct of Business Pending the Merger

Support has agreed that, except as described on Support’s confidential disclosure letter, as expressly contemplated by the Merger Agreement, as required by law or otherwise consented to by Greenidge in writing, prior to the earlier to occur of the Closing and the termination of the Merger Agreement, to use its commercially reasonable efforts (i) to conduct and operate its business in the ordinary course consistent with past practice, (ii) to preserve intact its current business organization and ongoing businesses, and maintain its existing relations and goodwill with customers, suppliers, joint venture partners, distributors and creditors, (iii) to keep available the services of their present officers, and (iv) to maintain all of its insurance policies.

Support has also agreed that, except as described on Support’s confidential disclosure letter, as expressly contemplated by the Merger Agreement, as required by law or otherwise consented to by Greenidge in writing, it will not prior to the earlier to occur of the Closing and the termination of the Merger Agreement:

•	change, modify or amend the organizational documents of Support or any of its subsidiaries;

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(i) make, declare, accrue, set aside or pay any dividend on, or make any other distribution in respect of, any shares of capital stock; (ii) split, combine, reclassify or otherwise change any of its capital stock; or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock;

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authorize for issuance, issue, sell, transfer, pledge, encumber dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciate right or other commitment for the issuance of shares of its capital stock;

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(i) fail to maintain its existence; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Support or its subsidiaries;

•	change any method of accounting or accounting practice or policy used by Support or its Subsidiaries, other than such changes as are required by GAAP or a governmental authority;

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(i) incur a material amount of indebtedness for borrowed money, (ii) enter into any material guarantee of the obligations of any third party, (iii) sell, transfer, dispose of or acquire any material assets, (iv) acquire a material equity interest in any person, or (v) settle or release any material claim against any person;

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take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the transactions contemplated by the Merger Agreement from qualifying for the intended tax treatment; or

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(i) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing or (ii) take any action (including any offering of securities) that would reasonably be expected to prevent or materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement.

Greenidge has agreed that, except as described in Greenidge’s confidential disclosure letter, as expressly contemplated by the Merger Agreement, as required by law or otherwise consented to by Support in writing, prior to the earlier to occur of the Closing and the termination of the Merger Agreement, to use its commercially reasonable efforts (i) to conduct and operate its business in the ordinary course consistent with past practice, (ii) to preserve intact its current business organization and ongoing businesses, and maintain its existing relations and goodwill with customers, suppliers, joint venture partners, distributors and creditors, (iii) to keep available the services of their present officers, and (iv) to maintain all of its insurance policies.

Greenidge has also agreed that, except as described in Greenidge’s confidential disclosure letter, as expressly contemplated by the Merger Agreement, as required by law or otherwise consented to by Support in writing, it will not, prior to the earlier to occur of the Closing and the termination of the Merger Agreement:

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change, modify or amend the organizational documents of Greenidge or any of its subsidiaries to the extent such change, modification or amendment would adversely affect the consideration payable to Support stockholders under the Merger Agreement or the rights and preferences of the Greenidge class A common stock;

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(i) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests (other than declaration and payment of cash dividends in respect of Greenidge series A preferred stock in amounts and for periods contemplated and at the rate specified in the certificate of designation with respect thereto); (ii) split, combine, reclassify or otherwise change any of its capital stock or other equity interests to the extent such action would adversely affect the consideration payable to Support stockholders under the Merger Agreement or the rights and preferences of Greenidge class A common stock; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Greenidge;

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authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock in each case to any affiliate of Greenidge;

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(i) fail to maintain its existence; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Greenidge or its subsidiaries;

•	change any method of accounting or accounting practice or policy used by Greenidge or its subsidiaries, other than such changes as are required by GAAP or a governmental authority;

•	enter into any material guarantee of the obligations of any third party;

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take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the transactions contemplated by the Merger Agreement from qualifying for the intended tax treatment; or

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(i) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing or (ii) take any action (including any offering of securities) that would reasonably be expected to prevent or materially delay or materially impair the consummation of the transactions contemplated by the Merger Agreement.

No Solicitation of Transactions; Support Board Recommendation Changes

Under the Merger Agreement, until the earlier of the Closing Date and the date on which the Merger Agreement is terminated, neither Greenidge, Support nor any of their subsidiaries may, nor may any of such parties authorize any of its representatives to, directly or indirectly:

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solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry;

•	furnish any non-public information regarding such party to any person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry;

•	engage in discussions or negotiations with any person with respect to any Acquisition Proposal or Acquisition Inquiry;

•	approve, endorse or recommend any Acquisition Proposal (subject to Support’s ability to make a Board Adverse Recommendation Change, as further described below);

•	execute or enter into any letter of intent or any contract contemplating or otherwise relating to any Acquisition Transaction; or

•	publicly propose to do any of the foregoing.

In addition, under the Merger Agreement, each party was required to immediately cease and terminate, and cause its representatives to terminate, any existing discussions, negotiations and communications with any person relating to any Acquisition Proposal or Acquisition Inquiry as of the date of the Merger Agreement.

An “Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Greenidge, on the one hand, or Support, on the other hand, to the other party) that would reasonably be expected to lead to an Acquisition Proposal.

An “Acquisition Proposal” means any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of Greenidge or any of its affiliates, on the one hand, or by or on behalf of Support or any of its affiliates, on the other hand, to the other party) contemplating or otherwise relating to any Acquisition Transaction with such party.

An “Acquisition Transaction” means (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent entity; (ii) in which a person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding securities of any class of voting securities of a party or any of its subsidiaries; or (iii) in which a party or any of its subsidiaries issues securities representing 20% or more of the outstanding securities of any class of voting securities of such party or any of its subsidiaries; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a party and its subsidiaries, taken as a whole; or (c) any other transaction that would restrict, prohibit or inhibit such party’s ability to consummate the transactions contemplated by the Merger Agreement.

If Greenidge or Support receives an Acquisition Proposal or Acquisition Inquiry at any time, then such party shall promptly (and in no event later than twenty-four hours after such party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other party of such Acquisition Proposal or Acquisition Inquiry (including, but not limited to, the identity of the person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof) and shall provide a copy of any written Acquisition Proposal submitted by such person and any related financing commitments.

Notwithstanding anything described above, prior to the time that the requisite Support stockholder approval of the Merger Proposal is obtained, Support may furnish non-public information to, enter into or engage in discussions or negotiations with, execute or enter into any letter of intent or any contract contemplating or otherwise relating to any Acquisition Transaction, and publicly propose to do any of the foregoing with any person in response to a bona fide, unsolicited written Acquisition Proposal or Acquisition Inquiry by such person which the Support board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer, if:

•	neither Support nor any of its representatives breached its non-solicitation obligations described above in any material respect;

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the Support board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

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Support receives from such person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to Support as those contained in the executed confidentiality agreement between Support and Greenidge; and

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substantially contemporaneously with furnishing any such nonpublic information to such person, Support furnishes such nonpublic information to Greenidge (to the extent such information has not been previously furnished by Support to Greenidge).

A “Superior Offer” means an Acquisition Proposal (with all references to 20% in the above definition of “Acquisition Transaction” being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a material breach of the non-solicitation obligations described above; and (b) is on terms and conditions that the Support board determines in good faith, after consultation with its outside legal counsel and outside financial advisor, is more favorable, from a financial point of view, to Support’s stockholders than the Acquisition Proposal reflected in the Merger Agreement, taking into account the financial terms, the likelihood of consummation, the financing terms and other aspects thereof that the Support board deems relevant, including any proposed changes to terms of the Acquisition Proposal reflected in the Merger Agreement received by the Support board in accordance with the Merger Agreement (provided, that no such Acquisition Proposal may be deemed a Superior Offer if any financing required to consummate the Acquisition Proposal is not fully committed or is subject to conditions that are not reasonably capable of being satisfied on a timely basis).

In addition to being subject to the restrictions described above, in the event that Greenidge receives an Acquisition Proposal or Acquisition Inquiry, Greenidge is required to, among other things, provide Support confirmation (in writing) that Greenidge has advised (in writing) the party making such proposal or inquiry that Greenidge and its representatives are contractually prohibited from furnishing non-public information regarding Greenidge to, or from engaging in discussions or negotiations with, any party regarding an alternative Acquisition Proposal or Acquisition Inquiry. Greenidge, as the sole stockholder of Merger Sub, has delivered to Support a duly executed written consent adopting and approving the Merger Agreement and the Merger and, under the terms of the Merger Agreement, Greenidge may not amend, modify, terminate or rescind such consent.

In addition to being subject to the restrictions described above, in the event that Greenidge receives an alternative acquisition proposal, Greenidge is required to, among other things, provide Support confirmation (in writing) that Greenidge has advised (in writing) the party making such proposal that Greenidge and its representatives are contractually prohibited from furnishing non-public information regarding Greenidge to, or from engaging in discussions or negotiations with, any party regarding an alternative acquisition proposal. Greenidge, as the sole stockholder of Merger Sub, has delivered to Support a duly executed written consent adopting and approving the Merger Agreement and the Merger and, under the terms of the Merger Agreement, Greenidge may not amend, modify, terminate or rescind such consent.

Prior to the time that the requisite Support stockholder approval of the Merger Proposal is obtained, Support and the Support board may, in connection with a bona fide written Acquisition Proposal that constitutes a Superior Offer, withhold, amend, withdraw or modify its recommendation that Support stockholders approve the Merger Proposal (or publicly propose to withhold, amend, withdraw or modify such recommendation) in a manner adverse to Greenidge (collectively, a “Board Adverse Recommendation Change”) or terminate the Merger Agreement if, in each case:

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the Support board determines in good faith, after consultation with its outside legal counsel, that the failure to make or effect a Board Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law;

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after being requested by Greenidge in writing during the Notice Period (as defined below), Support has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, during the Notice Period, with Greenidge in good faith to consider such adjustments to the terms and conditions of the Merger Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer;

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after Greenidge shall have delivered to Support a written offer to alter the terms or conditions of the Merger Agreement during the Notice Period, the Support board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Superior Offer continues to constitute a Superior Offer; and

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Support shall have provided prior written notice to Greenidge at least four business days in advance of such Board Adverse Recommendation Change or termination of the Merger Agreement (the “Notice Period”) of its intent to effect such a Board Adverse Recommendation Change or termination, which notice shall include a description in reasonable detail of the Superior Offer and written copies of any proposed definitive transaction agreements with the party making the Superior Offer.

In the event of any material amendment to any Superior Offer, Support is required to promptly (but in no event later than twenty-four hours after Support receives such amendment) provide Greenidge with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least two business days remain in the Notice Period following such notification and the Support board shall not make a Board Adverse Recommendation Change prior to the end of such Notice Period as so extended.

In addition, prior to the time that the requisite Support stockholder approval of the Merger Proposal is obtained, Support and the Support board may also, in connection with an Intervening Event, make or effect a Board Adverse Recommendation Change if:

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the Support board determines in good faith, after consultation with its outside legal counsel, that the failure to make or effect a Board Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable law;

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after being requested by Greenidge in writing during the Intervening Event Notice Period (as defined below), Support has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, during the Intervening Event Notice Period, with Greenidge in good faith to consider such adjustments to the terms and conditions of the Merger Agreement so that the failure of the Support board to make or effect a Board Adverse Recommendation Change would no longer be inconsistent with its fiduciary duties under applicable law;

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after Greenidge shall have delivered to Support a written offer to alter the terms or conditions of the Merger Agreement during the Intervening Event Notice Period, the Support board shall have determined in good faith that the failure to effect a Board Adverse Recommendation Change would continue to be inconsistent with its fiduciary duties under applicable law; and

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Support shall have provided prior written notice to Greenidge at least four business days in advance of such Board Adverse Recommendation Change (the “Intervening Event Notice Period”) of its intent to effect such a Board Adverse Recommendation Change (it being understood that such notice itself shall not constitute a Board Adverse Recommendation Change), which notice shall include a description in reasonable detail of the Intervening Event.

An “Intervening Event” means any change, event, effect, occurrence, development or other matter that (a) (i) is materially favorable to Support and its subsidiaries, taken as a whole or (ii) has resulted in a Greenidge Material Adverse Effect, (b) was not known (or, if known, the consequences of which were not known or reasonably foreseeable) to the Support board as of the date of the Merger Agreement and (c) does not relate to (i) any Acquisition Proposal, (ii) any change, in and of itself, in the price of the Support common stock, or (iii) the fact, in and of itself, that Support meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earning, or other financial or operating metrics for any period ending on or after the date of the Merger Agreement.

Special Meeting

Under the Merger Agreement, Greenidge has agreed to prepare and file with the SEC as promptly as reasonably practicable following the execution of the Merger Agreement, a Form S-4 Registration Statement in connection with the registration under the Securities Act of the shares of class A common stock of Greenidge to be issued to the Support stockholders in connection with the Merger.

Under the Merger Agreement, Support has agreed to, as promptly as practicable after the Form S-4 Registration Statement is declared effective under the Securities Act, call, give notice of and hold the Support special meeting. Under the Merger Agreement, except if the Support board has made or effected an adverse recommendation change, Support has agreed to use its reasonable best efforts to secure the adoption of the Merger Agreement by the Support stockholders.

Support Directors’ and Officers’ Indemnification

Greenidge has agreed to (and to cause the surviving corporation to) indemnify and hold harmless each present and former director, officer and employee of Support and its subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing Date to the fullest extent that Support or any of its subsidiaries, as the case may be, would have been permitted under applicable law and their applicable certificate of incorporation and bylaws in effect as of the date of the Merger Agreement to indemnify such person.

Greenidge will cause Support and its subsidiaries (i) to maintain for a period of not less than six years provisions in their respective certificate of incorporation and bylaws (or similar organizational documents) concerning the indemnification and exculpation of Support and its subsidiaries’ respective former and current officers, directors, employees and agents that are no less favorable than the provisions of the certificate of incorporation and bylaws of Support and its subsidiaries in effect as of the date of the Merger Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those directors and officers, except as required by law.

Support has agreed to procure (i) a prepaid, non-cancelable six-year “tail” policy containing terms not less favorable than the terms of directors’ and officers’ liability insurance covering those persons who are currently covered by the directors’ and officers’ liability insurance policies of Support or any of its subsidiaries or (ii) an endorsement under Support’s existing directors’ and officers’ liability insurance policy to provide such coverage.

Support Employee Matters

For one year following Closing Date, Greenidge or an affiliate will provide to each employee of Support and its subsidiaries employed as of the Closing Date (the “Support Employees”), while such individual continues to be employed by Greenidge or its affiliates during such one-year period (i) a base salary or wage rate, as applicable, and target annual cash bonus opportunity that are no less favorable than the base salary or wage rate, as applicable, and target annual cash bonus opportunity provided to such employee by Support and its subsidiaries immediately prior to the Closing Date and (ii) employee benefits (including 401(k) plan, customary health and welfare benefits and paid time off, but excluding any equity compensation, phantom equity, nonqualified deferred compensation, retiree medical insurance, retiree life insurance, and any defined benefit pension plan participation) that at Greenidge’s election are either (A) substantially similar to such employee benefits offered to similarly situated to employees of Greenidge or an affiliate of Greenidge or (B) employee benefits that are substantially similar in the aggregate to such employee benefits offered by Support and its subsidiaries to such employee immediately prior to the Closing Date.

Greenidge has agreed to use commercially reasonable efforts to give each Support Employee full credit for purposes of eligibility to participate, level of benefits (for vacation and severance only) and vesting under any employee benefit plans or arrangements maintained by Greenidge and its affiliates and for which Support Employees are eligible for their service to Support and its subsidiaries to the same extent such service is recognized by the comparable employee benefit plan or arrangements maintained by Support and its subsidiaries immediately prior to the Closing Date, subject to certain exceptions.

At Greenidge’s election, Support will terminate its employee benefits plan immediately prior to the Closing Date. In the event that Support is required to terminate its 401(k) plan, promptly following the Closing Date, Greenidge and Support will cause a Greenidge plan to accept eligible (i) rollover contributions in cash of amounts distributed to Support Employees from Support’s 401(k) plan and (ii) in-kind rollovers of Support Employees’ loan balances and will provide for continued repayments of any such loans through payroll deductions.

Filings; Other Actions; Notifications

Support and Greenidge have agreed to, prior to the Effective Time, use, and cause their respective affiliates to use, their respective reasonable best efforts to (i) promptly obtain all authorizations, clearances, consents, orders and approvals of all governmental authorities that may be or become necessary or advisable for its execution and delivery of, and the performance of its obligations pursuant to, the Merger Agreement, the Voting Agreement and any other agreement to be entered into in connection with the transactions contemplated by the Merger Agreement, (ii) cooperate fully with the other parties on promptly seeking to obtain all such authorizations, clearances, consents, orders and approvals and (iii) provide such other information and documents to any governmental authority as such governmental authority may reasonably request in connection with the foregoing.

Greenidge has agreed to use, and cause its affiliates to use, their respective reasonable best efforts to avoid or eliminate each and every impediment under any approval, consent, notice requirement or similar that may be asserted by any governmental authority or any other person so as to enable the parties to the Merger Agreement to consummate the Merger as promptly as practicable. In addition, Greenidge has agreed to (and to cause its affiliates to) defend through litigation on the merits and appeals any action by any governmental authority or other person in order to avoid entry of, or to have vacated or terminated, any governmental order that would materially delay or prevent the Closing prior to the Termination Date.

Support and Greenidge have agreed to use their respective reasonable best efforts to take, or cause to be taken, appropriate action, to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable law to carry out the provisions of the Merger Agreement and to consummate and make effective the transactions contemplated by the Merger Agreement, including using reasonable best efforts to obtain all material consents and approvals of governmental authorities or third parties that are required in order to consummate the transactions contemplated by the Merger Agreement.

Support has agreed to notify Greenidge in writing and to keep Greenidge reasonably apprised of any action brought by Support shareholders relating the transactions contemplated by the Merger Agreement. Greenidge and Support have agreed to promptly notify each other of (i) any notice or other communication received from any person alleging that the consent of such person is or may be required in connection with any of the transactions; (ii) any inaccuracy in any representation or warranty made by such party in the Merger Agreement; or (iii) the failure of such party to comply with any covenant or obligation of such party in the Merger Agreement, in each case that could reasonably be expected to materially impact the ability of such party to timely satisfy any of the conditions to Closing provided in the Merger Agreement.

Prior to Closing, Greenidge may issue and sell additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock (other than to its affiliates), and Support has agreed that it shall use reasonable best efforts to cooperate with such issuance and sale as may be reasonably requested in writing by Greenidge, subject to certain limitations described in the Merger Agreement and at Greenidge’s sole cost and expense.

Resale Registration

If Greenidge has reasonably concluded that this registration statement is likely to be declared effective under the Securities Act (following discussion with the SEC), Greenidge will be permitted to file a Form S-1 Registration Statement in connection with the registration under the Securities Act of the shares of class B common stock (and the shares of class A common stock to be issued upon the conversion of such shares of class B common stock) to be issued to certain Greenidge shareholders upon the conversion of the Greenidge preferred stock. Greenidge has agreed to use its reasonable best efforts to cause the Form S-1 Registration Statement to comply with the rules and regulations promulgated by the SEC. Support has agreed to use reasonable best efforts to cooperate with any reasonable request made in writing by Greenidge pursuant to filing of the resale registration statement, subject to certain limitations described in the Merger Agreement and at Greenidge’s sole cost and expense.

Consulting Fee

Promptly after the Closing Date, Greenidge will issue 562,174 shares of class A common stock to the Investor as a consulting fee in connection with the transactions contemplated by the Merger Agreement.

Other Agreements

Pursuant to the Merger Agreement, Greenidge and Support have further agreed:

•	to provide the other party certain access to the appropriate officers and employees and properties, books and records of such party;

•

to take all steps as may be required to cause any dispositions of Support common stock or acquisitions of Greenidge class A common stock resulting from the transactions contemplated by the Merger Agreement by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Support or will become subject to such reporting requirements with respect to Greenidge, to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	not to take or fail to take any action that would reasonably be expected to prevent the qualification of the intended tax treatment of the transactions contemplated by the Merger Agreement;

•	to refrain from making any press releases or public announcements about the Merger without the prior approval of the other party unless required by law or agreed to by the parties; and

•

that if any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover law shall become applicable to the transactions contemplated by the Merger Agreement, each of the parties and its respective board of directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the Effective Time as follows:

•	by either Support or Greenidge if the Merger has not occurred by December 22, 2021;

•	by either Support or Greenidge if any governmental authority has issued a final, non-appealable governmental order that permanently prevents the consummation of the Merger;

•	by either Support or Greenidge if the Support stockholders do not adopt the Merger Agreement at the special meeting;

•

by Greenidge at any time prior to adoption of the Merger Agreement by the Support stockholders at the special meeting, if (i) the Support board makes an adverse recommendation change, (ii) Support enters into any contract with respect to an alternative Acquisition Proposal (other than an acceptable confidentiality agreement) or (c) Support materially breaches certain of its obligations described above in the section headed “No Solicitation of Transactions; Support Board Recommendation Changes” (each a “Triggering Event”);

•

by Greenidge, if Support or its subsidiaries materially breaches any representation, warranty or covenant such that the representation, warranty or covenant will not be true as of the Closing Date and such breach is not cured within thirty days after written notice of the breach;

•

by Support, if Greenidge or its subsidiaries materially breaches any representation, warranty or covenant such that the representation, warranty or covenant will not be true as of the Closing Date and such breach is not cured within thirty days after written notice of the breach;

•

by Support at any time prior to adoption of the Merger Agreement by the Support stockholders at the special meeting, if Support receives an Acquisition Proposal that the Support board has determined is a Superior Offer, such Superior Offer did not result from a material breach by Support of certain aspects of the no solicitation covenant described above, Support terminates the Merger Agreement and enters into an agreement with respect to the Superior Offer, and Support pays the termination fee within two business days of such termination; and

•	by mutual written consent of Greenidge and Support.

If the Merger Agreement is validly terminated, then the Merger Agreement will become void and there will be no liability on the part of any party, provided that the Merger Agreement’s provision regarding confidentiality, “—Termination Fees and Expenses” as described below and certain other provisions shall survive termination and no party will be relieved from liability for fraud or willful breach of a representation, warranty or covenant contained in the Merger Agreement.

Termination Fees and Expenses

Under the Merger Agreement, Support is obligated to pay to Greenidge a termination fee (“Termination Fee”) of $3.5 million if Greenidge terminates the Merger Agreement upon a Triggering Event, unless such Triggering Event giving rise to the termination resulted from a change in recommendation in connection with an Intervening Event.

In addition, the Termination Fee is payable by Support to Greenidge if (A) (i) the Merger Agreement is terminated because the Support stockholders do not adopt the Merger Agreement at the special meeting or (ii) Support is in breach of a representation, warranty, covenant or other agreement, such that it would reasonably be expected to result in Support’s closing conditions not being satisfied as of the Closing (subject to cure periods specified in the Merger Agreement), (B) an Acquisition Proposal with respect to Support is publicly announced or publicly disclosed prior to the date of the special meeting (and in the case of the foregoing clause (A)(i), such announcement is not withdrawn by the time of the special meeting) and (C) within twelve (12) months following the date of such termination of the Merger Agreement, Support shall have entered into a definitive agreement with respect to an Acquisition Transaction or consummated an Acquisition Transaction.

Under the Merger Agreement, Support has agreed to reimburse Greenidge’s fees and expenses incurred in connection with the Merger (“Termination Expenses”), up to $2.0 million, if the Merger Agreement is terminated as a result of (i) the failure of the Support stockholders to adopt the Merger Agreement at the special meeting or (ii) the occurrence of a Triggering Event (if such Triggering Event given rise to the termination resulted from a change in recommendation in connection with an intervening event that is not related to a Support Material Adverse Effect).

In the event that a Termination Fee and any Termination Expenses are both payable by Support, the Termination Fee will be reduced by any Termination Expenses previously paid to Greenidge.

Greenidge has agreed to reimburse Support’s fees and expenses incurred in connection with the Merger, up to $2.0 million plus any fees and expenses incurred by Support in connection with any cooperation by Support with certain acts of Greenidge, if the Merger Agreement is terminated as a result of the Merger not being consummated by December 22, 2021 and, at such time, there is a required governmental approval or consent that has not been obtained or a law or order in effect that prohibits or makes illegal the Merger.

Other Expenses

The Merger Agreement provides that each of Support and Greenidge will otherwise pay its own costs and expenses in connection with the transactions contemplated by the Merger Agreement.

Specific Performance

Greenidge and Support are each entitled to the fullest extent permitted by law to enforce the provisions of the Merger Agreement by a decree of specific performance.

Amendments; Waivers

Any provision of the Merger Agreement may be amended or waived before the completion of the Merger if the amendment or waiver is in writing and signed, and in the case of an amendment, by each party to the Merger Agreement.

Rights Agreement Amendment

In connection with the execution of the Merger Agreement, on the Signing Date, Support and the Computershare Trust Company, N.A. entered into the First Amendment to Support’s Section 382 Tax Benefits Preservation Plan, dated as of August 21, 2019 (the “Rights Agreement”), between Support and Computershare Trust Company, N.A., to exempt the Merger Agreement, the Voting Agreement, the Merger and the other transactions contemplated thereby from the application of the Rights Agreement. In the event that the Merger Agreement is terminated, the amendment shall be of no further force or effect, and the Rights Agreement shall remain the same as it existed immediately prior to the execution of the amendment.

Litigation Related to the Merger

Since the announcement of the Merger, six complaints have been filed by alleged individual stockholders of Support against Support, the individual directors of Support and, in two of the cases, Greenidge and Merger Sub in various U.S. federal district courts. The lawsuits generally allege that the Form S-4 Registration Statement filed with the U.S. Securities and Exchange Commission in connection with the Merger on May 4, 2021 is misleading and/or omits certain material information. In addition, two of the lawsuits also allege that the members of the Support Board breached their fiduciary duties in negotiating and approving the Merger Agreement and that Greenidge and Merger Sub aided and abetted the Support directors’ alleged breaches of fiduciary duty. The lawsuits seek, among other things, to enjoin the Merger, or in the event that an injunction is not entered and the Merger closes, rescission of the Merger and unspecified money damages, costs and attorneys’ and experts’ fees. Support and, as applicable, Greenidge and Merger Sub believe these lawsuits are meritless and intend to defend against them vigorously.

THE VOTING AGREEMENT

Concurrently with the execution of the Merger Agreement, on the Signing Date, Greenidge entered into the Voting Agreement with the Investor and each of the directors and certain executive officers of Support (together, the “Voting Stockholders”).

The following is a summary of the material terms and conditions of the Voting Agreement. This summary may not contain all the information about the Voting Agreement that is important to you. This summary is qualified in its entirety by reference to the Voting Agreement attached as Annex B to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the Voting Agreement in its entirety because it is the legal document that governs the matters discussed in the summary below.

Voting Stockholders

The Voting Stockholders collectively held in the aggregate, as of the Signing Date, approximately 30% of the outstanding shares of Support common stock entitled to vote on the Merger Proposal (with respect to each Voting Stockholder, such Voting Stockholder’s “Owned Shares”, and the Owned Shares together with any additional shares of capital stock of Support (or any securities convertible into or exercisable or exchangeable for such shares) of which such Voting Stockholder acquires record or beneficial ownership after the Signing Date but prior to the record date, such Voting Stockholder’s “Voting Shares”).

Each Voting Stockholder entered into the Voting Agreement solely in its individual capacity as a Support stockholder. No Voting Stockholder shall be responsible for the actions of Support, the Support board, or any of its directors (in his or her capacity as such), officers, employees or professional advisors, including with respect to any of the matters summarized in the section entitled “—Non-Solicitation and Other Restrictions” below.

Agreement to Vote and Irrevocable Proxy

Pursuant to the Voting Agreement, each Voting Stockholder irrevocably and unconditionally agreed that at any meeting (whether annual or special, and each postponement, recess, adjournment or continuation thereof) of Support stockholders, or in any written action by consent of the Support stockholders, such Voting Stockholder will (i) appear at such meeting or otherwise cause all of such Voting Stockholder’s Voting Shares to be counted as present at such meeting for purposes of calculating a quorum and (ii) vote or cause to be voted all of such Voting Stockholder’s Voting Shares in favor of the Merger, the adoption of the Merger Agreement and any proposal to adjourn or postpone such meeting to a later date if there are not sufficient votes to approve the foregoing.

Furthermore, the Voting Stockholders agreed to vote against any acquisition proposal and any action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or other transaction contemplated by the Merger Agreement, or result in a breach of any covenant, representation or warranty or other obligation of Support under the Merger Agreement or of such Voting Stockholder under the Voting Agreement. Each Voting Stockholder agreed not to enter into any other voting agreement or voting trust with respect to such Voting Stockholder’s Voting Shares, grant a proxy or power of attorney with respect to such Voting Stockholder’s Voting Shares, or enter into any agreement or undertaking that is inconsistent with, or would interfere with or prohibit or prevent such Voting Stockholder from satisfying such Voting Stockholder’s obligations under the Voting Agreement, until the termination of the Voting Agreement.

In addition, each Voting Stockholder appointed Greenidge as such Voting Stockholder’s true and lawful attorney and irrevocable proxy, to vote such Voting Stockholder’s Voting Shares in accordance with the foregoing if such Voting Stockholder failed to perform its obligations under the Voting Agreement. Each such irrevocable proxy will automatically terminate upon the termination of the Voting Agreement.

Transfer Restrictions Prior to Merger

Pursuant to the Voting Agreement, each Voting Stockholder agreed that such stockholder will not sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any contract or option with respect to the Transfer of, any of such Voting Stockholder’s Voting Shares, other than a Transfer to an affiliate of such Voting Stockholder who agrees in writing to assume the Voting Stockholder’s obligations under the Voting Agreement.

Non-Solicitation and Other Restrictions

Each Voting Stockholder agreed, prior to the termination of the Voting Agreement, to not (i) approve, endorse or recommend any acquisition proposal, (ii) enter into a letter of intent, confidentiality agreement, merger agreement, or similar agreement for or relating to any acquisition proposal, and (iii) engage or participate in – and to cease any existing – solicitations, discussions or negotiations in connection with, an acquisition proposal or any inquiry or request for information that could reasonably be expected to result in or lead to an acquisition proposal. Furthermore, each Voting Stockholder agreed, prior to the termination of the Voting Agreement, not to initiate, solicit, knowingly encourage or knowingly facilitate offers or proposals for, or inquiries or requests for information regarding, an acquisition proposal or inquiries or requests that could reasonably be expected to result in or lead to an acquisition proposal, nor to provide access to properties, records or confidential information to any person relating to any acquisition proposal or inquiries or requests that could reasonably be expected to result in or lead to an acquisition proposal. Each Voting Stockholder is obligated to notify Greenidge if, in its capacity as a Support stockholder (and not in any other capacity), it has received inquiries, proposals, offers or requests for information constituting, or that could reasonably be expected to result in or lead to, an acquisition proposal. A Voting Stockholder shall not be deemed to breach these obligations due to a breach by Support of certain of its obligations in the Merger Agreement related to acquisition proposals.

Each Voting Stockholder also agreed not to take any action that would make any representation or warranty of such Voting Stockholder to be incorrect or untrue, or have the effect of preventing or disabling such Voting Stockholder from performing its obligations under the Voting Agreement.

Termination

The Voting Agreement terminates with respect to a Voting Stockholder upon the earliest to occur of: (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time of the Merger and (iii) the time the Voting Agreement is terminated upon the mutual written agreement of Greenidge and such Voting Stockholder.

Other Terms of the Voting Agreement

The Voting Agreement contains certain representations and warranties made by each Voting Stockholder. No Voting Stockholder made any representations, warranties, covenants or agreements with respect to Support, the Support board, or any of its directors (in his or her capacity as such), officers, employees or professional advisors.

THE SUBSCRIPTION AGREEMENT

In connection with the execution of the Merger Agreement, and as a condition to Greenidge’s willingness to enter into the Merger Agreement, on the Signing Date, Support entered into the Subscription Agreement with the Investor.

The following is a summary of the material terms and conditions of the Subscription Agreement. This summary may not contain all the information about the Subscription Agreement that is important to you. This summary is qualified in its entirety by reference to the Subscription Agreement attached as Annex C to, and incorporated by reference into, this proxy statement/prospectus. You are encouraged to read the Subscription Agreement in its entirety because it is the legal document that governs the matters discussed in the summary below.

Purchased Shares

Pursuant to the Subscription Agreement, the Investor subscribed for and purchased, and Support issued and sold the Purchased Shares for a purchase price of $1.85 per share and an aggregate purchase price of $7.2 million, representing approximately 16.6% of the outstanding shares of Support common stock, after taking into account the issuance of the Purchased Shares.

Pursuant to, and in accordance with the Rights Agreement, the Support board’s determined that the Investor should be permitted to become the beneficial owner of up to a number of shares equal to the amount of Purchased Shares, such that the Investor is an “Exempt Person” exempted from being an Acquiring Person (as defined in the Rights Agreement) with respect to such Purchased Shares.

Termination

The Subscription Agreement terminates upon the earlier to occur of the Closing of the Merger and the mutual agreement of Support and the Investor to terminate the Subscription Agreement.

Standstill

The Investor and its affiliates are subject to certain standstill restrictions until the later of (i) ninety (90) days after the Investor has no rights (or has irrevocably waived its rights) to appoint a Designee (as defined below) and (ii) March 19, 2022. Such restrictions include, among other things, that the Investor and its affiliates will not, directly or indirectly, (i) acquire or seek to acquire any additional equity securities of Support, or any securities convertible into or exchangeable for such equity securities, or any options or other securities or instruments related to the share price of Support common stock, (ii) other than to vote in favor of the Merger, make or encourage or participate in any solicitation of proxies to vote, or knowingly seek to advise or influence any person with respect to the voting of Support common stock, or call or seek to call a meeting of Support stockholders or initiate any stockholder proposal for action by Support stockholders, or seek to elect or remove any board director of Support, (iii) make a public announcement with respect to, or offer, seek, propose or indicate an interest in, any merger, business combination, tender or exchange offer, recapitalization, reorganization or purchase of more than 50% of the assets, properties or securities of Support or any of its subsidiaries, or any other extraordinary transaction involving Support or any of its subsidiaries, (iv) otherwise act (alone or in concert with others) to seek to control or influence the management, board of directors or policies of Support or any of its subsidiaries, (v) advise, assist, knowingly encourage or direct any person to do any of the foregoing, (vi) take any action that would require Support to make a public announcement regarding the possibility of certain transactions or events, (vii) enter into any agreements or understandings with third parties regarding any of the foregoing, including forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act), (viii) request Support or its representatives to amend provisions of the Subscription Agreement related to its standstill restrictions, or (ix) contest the validity of, or make or participate in any action, proceeding, investigation or arbitration or proposal to amend, waive or terminate, such provisions.

Transfer Restrictions

Until March 19, 2022, the Investor is restricted from (i) transferring any of the Purchased Shares, except with the prior written consent of Support or in connection with receiving its consideration pursuant to the consummation of the transactions under the Merger Agreement, or (ii) making any short sale of, granting any option for the purchase of, or entering into any hedging or similar transaction with the same economic effect as a short sale of, or the purpose of which is to offset the loss which results from a decline in the market price of, any shares of Support common stock, or otherwise establish or increase a put equivalent position, with respect to shares of Support common stock or any other capital stock of Support. In addition, the Investor is restricted from transferring shares of Support common stock representing five percent (5%) or more of the voting power of Support to one person or group of affiliated or related persons, in one transaction or series of related transactions, without Support’s prior written consent.

Board Rights

If the Merger Agreement is terminated, Support is required within the earlier of (i) thirty (30) days following the date of such termination and (ii) December 31, 2021 (such earlier date, the “Post-Termination Date”), to increase the size of the Support board in order to elect or appoint two individuals designated by the Investor (each, a “Designee”) to the Support board for a term expiring at the subsequent year’s annual meeting of Support’s stockholders. At such subsequent year’s annual meeting, Support will nominate each Designee for election as a director with a term expiring at the subsequent annual meeting of Support’s stockholders, subject to certain terms and conditions provided in the Subscription Agreement. On and after the Post-Termination Date, so long as the Investor beneficially owns at least 10% of Support common stock on an as-converted basis, the Investor will have the right to designate two Designees as nominees for election to the Support board, and so long as the Investor beneficially owns between 5% and 10% of Support common stock on an as-converted basis, the Investor will have the right to designate one such Designee. Should the Investor beneficially own less than 5% of Support common stock, all Designees will immediately resign from the Support board, upon the written request of the Support board.

Registration Rights

Upon the earlier of (a) thirty (30) days following the date of any termination of the Merger Agreement and (b) December 31, 2021 (such earlier date, the “Trigger Date”), Support (i) will file with the SEC (at its sole cost and expense) a registration statement (the “Resale Registration Statement”) registering the Investor’s resale of the Purchased Shares and (ii) will use its commercially reasonable efforts to (x) have such Resale Registration Statement declared effective by the SEC no later than 180 days after the Trigger Date and (y) cause such Resale Registration Statement to remain effective with respect to the Investor until the earlier of two (2) years from the effective date of the Resale Registration Statement and the date on which all Purchased Shares have been sold, cease to be outstanding or may be sold without certain limitations under Rule 144 of the Securities Act, in each case subject to certain conditions and restrictions provided in the Subscription Agreement.

Under the Subscription Agreement, Support has agreed to indemnify and hold harmless the Investor (to the extent a seller under the Registration Statement), each person who controls the Investor, the Investor’s and each such controlling person’s officers, directors, members, managers, partners, agents and employees, and the Investor’s financial advisor, from and against certain losses, claims, damages, liabilities, costs and expenses (“Losses”) caused by any untrue or alleged untrue statement of a material fact contained in the Resale Registration Statement, any prospectus included therein, or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, caused by any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Investor furnished in writing to Support by or on behalf of the Investor expressly for use therein or the Investor has omitted a material fact from such information. The Investor has agreed to indemnify and hold harmless Support, each person who controls Support, and Support’s and each such controlling person’s directors, officers, agents and employees, from and against Losses caused by any untrue or alleged untrue statement of a material fact contained in the Resale Registration Statement, any prospectus included therein or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, caused by any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, to the extent that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Investor furnished in writing to Support by or on behalf of the Investor expressly for use therein.

Merger Agreement Amendments

Under the Subscription Agreement, Support has agreed not to amend the provisions of the Merger Agreement providing for the issuance of the Investor Fee in a manner adverse to the Investor without the consent of the Investor.

Legal Fees

Under the Subscription Agreement, Support agreed to reimburse the Investor for the Investor’s reasonable legal fees in connection with the Subscription Agreement, up to $35,000.

Other Terms of the Subscription Agreement

The Subscription Agreement contains customary representations and warranties made by Support and the Investor. Pursuant to the Subscription Agreement, such representations and warranties did not survive the consummation of the purchase and sale of the Purchased Shares.

PROPOSAL II: ADVISORY PROPOSAL

Purpose of the Advisory Proposal

Support is providing its stockholders with the opportunity to cast an advisory (non-binding) vote to approve compensation that will or may be paid or provided to named executive officers in connection with the Merger, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

The compensation that named executive officers may be entitled to receive in connection with the Merger is summarized under “Proposal I: The Merger—Interests of Support Directors and Executive Officers in the Merger”. That summary includes all compensation and benefits that will or may be paid or provided to named executive officers in connection with the Merger, including as a result of a termination of employment in connection with the Merger. You are encouraged to review carefully the information regarding compensation that will or may be paid or provided to named executive officers in connection with the Merger disclosed in this proxy statement/prospectus.

The board of directors of Support unanimously recommends that stockholders approve the following resolution:

“RESOLVED, that the stockholders approve, on an advisory (non-binding) basis, compensation that will or may be paid or provided to named executive officers in connection with the Merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the tables included in the section entitled ‘Proposal I: The Merger—Interests of Directors and Executive Officers in the Merger’ and the related narrative disclosures.”

The vote on the Advisory Proposal is a vote separate and apart from the vote on Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Advisory Proposal and vice versa. Because the vote on the Advisory Proposal is advisory only, it will not be binding on Support. Accordingly, if the Merger Proposal is approved and the Merger is completed, the compensation payments that are contractually required to be paid to named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the vote on the Advisory Proposal.

Vote Required

Assuming that a quorum is present, approval of the Advisory Proposal requires the affirmative vote of the holders of a majority of the shares of Support common stock that are present in person or represented by proxy at the special meeting and entitled to vote thereon.

Recommendation of the Board of Directors

The board of directors of Support unanimously recommends that stockholders vote “FOR” the Advisory Proposal.

PROPOSAL III: ADJOURNMENT PROPOSAL

Purpose of the Adjournment Proposal

Stockholders are being asked to approve a proposal that will give the Support board authority to adjourn the special meeting one or more times if necessary to solicit additional proxies if there are insufficient votes to approve the Merger Proposal at the time of the special meeting, or any adjournment or postponement thereof. If Support stockholders approve the Adjournment Proposal, Support could adjourn the special meeting and use the additional time to solicit additional proxies, including soliciting proxies from Support stockholders that have previously returned properly executed proxies voting against the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if Support had received proxies representing a sufficient number of votes against the Merger Proposal such that the Merger Proposal would be defeated, Support could adjourn the special meeting without a vote on the Merger Proposal and seek to convince the holders Support shareholders to change their votes to votes in favor of the Merger Proposal. Additionally, Support may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required

Assuming that a quorum is present, approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Support common stock that are present in person or represented by proxy at the special meeting and entitled to vote thereon.

Recommendation of the Support Board of Directors

The board of directors of Support unanimously recommended that Support stockholders vote “FOR” the Adjournment Proposal.

INFORMATION ABOUT GREENIDGE

Unless the context otherwise requires, all references in this section to “Greenidge” refer to the business of Greenidge Generation Holdings Inc. together with its consolidated subsidiaries.

Overview

Greenidge is a vertically integrated bitcoin mining and power generation facility located in the Town of Torrey, New York. Greenidge’s operations comprise two primary revenue sources:

•

Bitcoin Mining. Greenidge’s approximately 106 megawatt (“MW”) natural gas power generation facility powered approximately 32 MW of bitcoin mining capacity as of June 30, 2021. Greenidge’s bitcoin mining capacity generates revenue in the form of bitcoin by earning bitcoin as rewards and transaction fees for supporting the global bitcoin network with application-specific integrated circuit computers (“ASICs” or “miners”) owned by Greenidge. Greenidge currently converts most of its earned bitcoin into U.S. dollars.    Greenidge also generates revenues in U.S. dollars to a lesser extent from third parties for hosting and maintaining their ASICs. Greenidge intends to rapidly increase its bitcoin mining capacity of owned ASICs to increase its revenue.

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Independent Electric Generation. Greenidge sells surplus electricity generated by its power plant, and not consumed in bitcoin mining operations, to New York State’s power grid at prices set on a daily basis through the NYISO wholesale market. Greenidge increases or decreases the total amount of electricity sold by the power plant based on prevailing prices in the wholesale electricity market. In addition, Greenidge receives revenues from the sale of its capacity and ancillary services in the NYISO wholesale market.

The ASIC miners require a significant amount of power to operate, thus, access to low-cost electricity is important to profitably mine bitcoin on a large scale. Unlike most other bitcoin mining companies, Greenidge owns its power generation assets and operates its own data center and miners. This allows Greenidge to operate without relying on highly variable third-party power purchase agreements or hosting agreements that are subject to renegotiation, counter-party risk or other cost volatility. Greenidge’s bitcoin mining operations are powered by electricity generated directly by its power plant, which is referred to as “behind-the-meter” power because it is not subject to transmission and distribution charges from local utilities. Greenidge’s owned bitcoin miners had, as of June 30, 2021, the capacity to consume approximately 32 MW of electricity.

Greenidge believes that this behind-the-meter power generation capability provides a stable, cost-effective source of power for bitcoin mining activities. Greenidge’s primary business objective is to grow revenue by (i) executing its plan to increase bitcoin mining capacity at Greenidge’s current plant to approximately 85 MW and (ii) acquiring additional captive power resources, at other locations, to expand its bitcoin mining operations and its provision of related blockchain services. For example, Greenidge’s variable cash costs to generate power (inclusive of fuel, emissions, variable operations and maintenance “VOM”) was $26 per MWH for the year ended December 31, 2020, and the variable cost (inclusive of fuel, emissions, VOM and sales tax on fuel) to generate power devoted to mining bitcoin was approximately $29 per MWH for the year ended December 31, 2020. The numbers above exclude the effect of power generation profits which Greenidge uses to offset its variable cash cost of its bitcoin mining operation.

Greenidge has an active pipeline of potential new locations where it intends to replicate its vertically integrated bitcoin mining and power generation business model. Additionally, Greenidge is evaluating partnership with owners of low-cost energy sources, with a particular focus on renewable sources, as a potential avenue to grow its bitcoin mining operations. On July 2, 2021, Greenidge announced that it had signed a letter of intent to execute a 10-year lease for a facility in Spartanburg, South Carolina at which Greenidge intends to develop its next bitcoin mining operation, using existing electrical infrastructure at the location. Greenidge expects that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral. Greenidge intends to use its significant power plant and bitcoin mining technical know-how to achieve at least 500 MW of mining capacity by 2025.

To achieve scale, bitcoin mining requires access to large amounts of low-cost electricity, making Greenidge’s owned natural gas power generation facility a competitive advantage. Under this vertically integrated model, Greenidge benefits from (i) the fact that no other bitcoin mining operation of this scale in the United States currently uses power generated from its own power plant, (ii) its low power costs, (iii) potential upside from an increase in the price of bitcoin, (iv) the ability to optimize operations to maximize revenue between power production and bitcoin mining, (v) its lack of reliance on third-party power producers, (vi) stability with respect to the energy regulatory landscape, (vii) the experience of its management team and vendor partnerships, and (viii) the backing of its Controlling Stockholder.

Corporate History and Structure

New York State Electric and Gas Corporation (“NYSEG”) commenced Greenidge’s current plant operations in 1938 when the first coal-fired generator at its facility went into service. Three additions in 1942, 1950, and 1953 were also commissioned by NYSEG that brought the plant to approximately 200 MW of power generation capacity. In December, 2011, the former ultimate owner of the plant, AES Eastern Energy, LP, and six of its subsidiaries including AES Greenidge LLC, filed for bankruptcy protection in Delaware. At the time of the filings, AES Eastern Energy, LP, cited liquidity constraints as being a primary cause for the bankruptcy. The plant was idled in 2011 and remained idled until it restarted as a gas plant in 2017.

In 2014, the Controlling Stockholder and its affiliates formed GGH LLC and purchased all of equity interests in Greenidge Generation, which owned the idled power plant at that time.

Following the purchase, Greenidge Generation began the process of converting the power plant from coal to natural gas. This required procuring and installing new equipment to convert its coal boiler to a natural gas and building an approximately 4.6 mile natural gas pipeline. In addition, restarting the power plant and building the natural gas pipeline, required a series of approvals and permits from various New York State and federal government agencies. This permit application, review, and eventual approval process took approximately 2.5 years to complete.

In May 2017, the transformed power plant commenced operations with a total generation capacity of approximately 106 MW.

In 2018, the Greenidge management began exploring additional opportunities to utilize the unique attributes of its asset base to strengthen the company and to create a more valuable economic driver for the region. Because of its location in a relatively cool climate, its access to low-cost power, its large property relative to the size it the power generation capacity and its highly flexible and technical workforce, the management of Greenidge concluded its plant site was ideally suited for mining bitcoin.

In May 2019, after identifying bitcoin mining as a potential business opportunity, Greenidge constructed a pilot data center and began operating approximately 1 MW of bitcoin mining capacity.

After the success of its pilot project, Greenidge constructed, within the existing plant, a larger scale data center and commenced mining operations in January 2020. As of December 31, 2020, Greenidge had approximately 6,900 miners installed on its plant site in the Town of Torrey, NY capable of producing an estimated aggregate hash rate capacity of approximately 0.4 EH/s.

In January 2021, GGH LLC completed a corporate restructuring. Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and on January 29, 2021, it entered into an asset contribution and exchange agreement with the owners of GGH LLC, pursuant to which Greenidge acquired all of the ownership interests in GGH LLC in exchange for 7,000,000 shares of Greenidge’s common stock. As a result of this transaction, GGH LLC became a wholly-owned subsidiary of Greenidge.

Set forth below is a summary outline of the historical development:

February 2014:	GGH LLC acquired Greenidge Generation as an idled coal-fired facility.

October 2016:	Greenidge Generation received all required permits to restart the power plant as a natural gas facility after 2.5 years.

October 2016:	Commenced construction on an approximately 4.6 mile natural gas pipeline and coal-to-gas boiler conversion.

March 2017:	Commenced commercial operations as a wholesale power generator.

April 2018:	Began test mining bitcoin.

May 2019:	Completed construction on an approximately 1 MW bitcoin mining pilot program.

July 2019:	Ordered 5,000 next-generation ASIC miners.

January 2020:	Commenced commercial bitcoin mining operations.

July 2020:	Launched full-service data center for blockchain services and added approximately 5 MW of customer-owned hosted mining.

November 2020:	Ordered and financed 6,000 additional next-generation ASIC miners.

March/April 2021:	Purchased and deployed approximately 745 miners and placed orders for an additional 4,200 miners to be deployed over the course of 2021 and 2022.

May 2021:	Ordered an additional 2,100 miners to be deployed over the course of 2021 and 2022 and committed to operate an entirely carbon neutral mining operation through the purchase of voluntary carbon offsets.

July 2021:	Purchased and deployed an additional 950 miners.

July 2021:	Greenidge signed a letter of intent to execute a 10-year lease for a facility in Spartanburg, South Carolina at which Greenidge intends to develop its next bitcoin mining operation, using existing electrical infrastructure at the location.

All of Greenidge’s business operations are conducted through its several operating subsidiaries with its core operational and business activities being directed through Greenidge Generation. The chart below presents Greenidge’s corporate structure as of the date of this proxy statement/prospectus. All entities identified on the chart have been organized under Delaware as either corporations or limited liability companies, as indicated on the chart.

Vertically Integrated Business Model

Greenidge’s vertically integrated business model provides low-cost power for its bitcoin mining operations and allows Greenidge to sell surplus electricity, enabling it to optimize its revenue producing activities.

Bitcoin Revenue

Greenidge generates electricity on-site from its vertically integrated power plant and uses the electricity to power its ASIC miners, generating bitcoin which it then exchanges for U.S. dollars. Revenue generated by the mining of bitcoin measured on a dollar per MWh basis, is variable and depends on several factors including but not limited to the price of bitcoin, Greenidge’s proportion of global hash rate processing, transaction volume and the prevailing bitcoin rewards per new block added to the bitcoin blockchain. For the month of June 2021, based on its existing fleet, Greenidge generated bitcoin revenue at an average rate of approximately $240/MWh.

Greenidge has historically converted between 95% and 100% of mined bitcoin to cash on a daily basis using a third-party platform and is subject to the platform’s User Agreement. For security purposes, Greenidge utilizes a proprietary auto-liquidation script to convert bitcoin to fiat currency automatically upon receiving bitcoin rewards into its wallet, and to transfer the cash received to its operating bank account daily. Greenidge utilizes hardware wallet verification for account log-in, as well as a feature to white-list Greenidge bank accounts. This process limits the amount of time bitcoin and fiat currency are stored on the third party platform and is designed to limit Greenidge’s potential loss. Fees incurred to convert bitcoin into fiat currency are subject to standard rates charged by the third party’s published tiered pricing table and, as of June 30, 2021, represent 0.18% of each transaction. Additionally, Greenidge holds a nominal amount of bitcoin on its balance sheet, the majority of which is held in “cold storage” custody with a third-party custodian.

Wholesale Power Revenue

Greenidge sells capacity, energy, and ancillary services to the wholesale power grid managed by the NYISO. Through these sales, Greenidge generates revenue in three streams.

•	Capacity revenue: Greenidge receives capacity revenue for committing to sell power to the NYISO when dispatched.

•	Energy revenue: When dispatched by the NYISO, Greenidge receives energy revenue based on the hourly price of power.

•	Ancillary services revenue: When selected by the NYISO, Greenidge receives compensation for the provision of operating reserves.

Revenue generated from the wholesale power market is variable and depends on several factors including but not limited to the supply and demand for electricity and generation capacity in the market and the prevailing price of natural gas.

The Bitcoin Mining and Power Generation Markets

Bitcoin Mining Overview

Introduction to Bitcoin, the Bitcoin Network and Bitcoin Mining

Bitcoin is a digital asset that is created and transmitted through the operations of a peer-to-peer network of computers, known as the bitcoin network. The bitcoin network is decentralized, meaning that no single entity owns or operates the bitcoin network, and that no governmental authority, financial institution, or financial intermediary is required to create, transmit or determine the value of bitcoin. Instead, the infrastructure of the bitcoin network is owned and maintained by a decentralized user base. The bitcoin network allows people to exchange digital tokens of value, called bitcoins, which are recorded on a publicly distributed transaction ledger known as a blockchain. The bitcoin blockchain is a digital, publicly distributed bookkeeping ledger that holds the record of every bitcoin transaction.

The bitcoin blockchain is a ledger that holds a record of every bitcoin transaction since the inception of bitcoin, with each block containing information relating to a group of bitcoin transactions. Bitcoin is created and allocated by the bitcoin network protocol through a process referred to as “mining” and the persons or machines that create new bitcoin are called “miners.” Miners earn bitcoin by validating and verifying bitcoin transactions, securing transaction blocks and adding those transaction blocks to the bitcoin blockchain using computer processing power to solve complex algorithms based on cryptographic protocols. Each unique block can be solved and added to the bitcoin blockchain by only one miner. Once the first miner solves the block, the rest of the miners in the network verify the solution and confirm the block to the blockchain.

As an incentive to incur the time and computational costs of mining, the miner who correctly solves the algorithm resulting in a block being added to the bitcoin blockchain is awarded new bitcoin (known as block rewards) and may also receive transaction fees paid by transferors whose transactions are recorded in the block. An infinite amount of blocks can be solved; however, the amount of block rewards paid to miners is on a fixed distribution schedule, resulting in the last block reward payout to occur in approximately 120 years, at which time miners will be incentivized to maintain the network solely based on transaction fees.

The bitcoin network is designed in such a way that the reward for adding new blocks to the blockchain decreases over time. The number of bitcoin awarded for solving a new block is automatically halved after every 210,000 blocks. Each block takes approximately 10 minutes to be solved and as a result, rewards are halved approximately every four years. Currently, the fixed reward for solving a new block is 6.25 bitcoin per block and this number is expected to decrease by half to become 3.125 bitcoin sometime in mid-2024.

Performance Metrics—Network Hash Rate and Difficulty

In bitcoin mining, the processing speed of a bitcoin miner is measured by its “hash rate” or “hashes per second”. “Hash rate” is the speed at which a miner can take any set of information and process it via the algorithm used on the bitcoin network, also known as a “hash.” Therefore, a miner’s hash rate refers to how many algorithmic computations the miner can perform per second on the bitcoin network. The aggregate hash rate of the entire bitcoin network is estimated to be approximately 120 EH/s as of June 30, 2021, or 120 x 1018 hashes per second.

An individual mining company like Greenidge has a hash rate measured across the total number of the miners it deploys in its bitcoin mining operations. Generally, an individual miner’s expected success rate in solving blocks and realizing bitcoin rewards over time is correlated with its proportion of the total network hash rate over the same period.

“Difficulty” is a measure of the relative complexity of the algorithmic solution required to create a block and receive a bitcoin award. The bitcoin network protocol adjusts the network difficulty periodically based on the aggregate amount of hashing power deployed by the network with a goal of it requiring 10 minutes, on average, to create a new bitcoin block. At each interval of 2,016 blocks (which takes roughly two weeks), the network re-analyzes the interval and revises the difficulty index, if needed. If the block formation time for the preceding 2,016 blocks exceeds the 10-minute average goal, the network automatically reduces the degree of difficulty and vice versa.

Mining Pools

Since the inception of the bitcoin network, more and more miners have entered the market competing for the limited number of blocks that are regularly added to the bitcoin blockchain. The resulting tremendous increase network hash rate has resulted in increasing levels of “difficulty” being implemented by the bitcoin network over time. As a result, an individual miner’s chances of adding a new block to the blockchain in a given period of time has decreased, creating volatility in a miner’s revenue stream. To address this challenge, bitcoin mining operators began to combine their mining resources into “mining pools” to better compete and reduce volatility in bitcoin mining revenue.

In a typical bitcoin mining pool, groups of miners combine their resources, or hash rate, and earn bitcoin together. The bitcoin earned by a pool is allocated to each miner based upon the pro rata “hashing” capacity such miner contributes to the pool. The mining pool operator is paid a fee for maintaining the pool. As discussed below, Greenidge participates in mining pools as an integral part of its business.

Bitcoin Mining Power Requirements

When the bitcoin network was created, initially, individuals interested in bitcoin mining were able to do so using personal computers. However, as bitcoin’s value and popularity have increased over time, so too has the aggregate hashing power deployed in the bitcoin network. The bitcoin network has grown to the point where it is generally no longer economical to mine bitcoin without ASIC computers with strong computing abilities and energy efficiency. Operating a fleet of ASIC bitcoin miners currently requires an immense amount of electricity and keeping electricity costs low is an important driver of bitcoin mining profitability and sustainability.

The amount of electricity required is dependent on the number and types of miners online and the energy demand for each type of miner, as each type of miner has a specific electricity demand and hash rate output.

Bitcoin Mining Economics

With the current 6.25 bitcoin reward for each block puzzle solved, and one bitcoin block validated and attached to the bitcoin blockchain approximately every 10 minutes, that equates to approximately 900 bitcoin generated every day or approximately 328,500 Bitcoins generated each year, until mid-2024 when that rate is expected to be reduced to 3.125 bitcoin per block. For a mining operation that participates in a typical mining pool, each participating miner will receive its pro rata share of the revenues from the pool based on its proportionate hash rate in the pool, less fees payable to the pool. As the pool is designed to achieve its proportionate share of the overall network rewards, a miner in a pool should earn, over time, an amount of bitcoin equal to its proportionate share of the bitcoin network hash rate. As can be seen in the following bitcoin profitability formula, the greatest variability to mining profitability is the market price of bitcoin, which can fluctuate widely and the cost of electricity and difficulty.

As miners consume electricity to compete for rewards, the economics of bitcoin mining largely depend on:

•	the cost of electricity;

•	the efficiency of mining equipment;

•	fluctuations in the price of bitcoin; and

•	a miner’s proportionate share of the global hash rate.

To achieve scale both economically and efficiently, mining requires access to large amounts of low-cost electricity.

The diagram below shows an overview of Greenidge’s bitcoin mining process.

The Power Generation Industry in New York State

Wholesale markets for energy, capacity and ancillary services in New York State are administered by the NYISO. With respect to wholesale sales of electricity, generators bid into the market the quantity of electricity that they are prepared to produce for each hour of the following day and the corresponding price. Generators’ bids are subject to bid caps and mitigation rules administered by the NYISO, both of which are designed to ensure that the total bid submitted to the NYISO properly reflects market conditions. Distribution utilities and other load serving entities decide how much electricity they wish to purchase for each hour of the following day and how much they are willing to pay for that electricity. The NYISO then selects the proper mix of generators to supply the hourly demand at the least cost while meeting applicable requirements to maintain a reliable electric system. Prices for capacity and ancillary services are also set by the interplay between supply and demand in bid-based markets administered by the NYISO, except in the case of certain ancillary services for which the NYISO’s Market Administration and Control Area Services Tariff establishes cost-based rates.

Greenidge began mining bitcoin in 2019 with the construction of a pilot data center to operate approximately 1 MW of bitcoin mining capacity located at its power generation facility in the Town of Torrey, NY. Greenidge launched a commercial data center for bitcoin mining and blockchain services in January 2020, and as of December 31, 2020, Greenidge had approximately 6,900 miners (including 5 Antminer S19 Pros, 5 Antminer S19s, approximately 6,600 Antminer S17s, approximately 250 Whatsminer M30s and approximately 50 Antminer T17s) deployed on its site capable of producing an estimated aggregate hash rate capacity of approximately 0.4 EH/s. Although the number of miners deployed provides a sense of scale of cryptocurrency mining operations as compared to Greenidge’s peers, management believes that hash rate, or the number of hashes a miner can perform in each second, typically expressed in EH/s or TH/s and used as a measure of computational power or mining capacity used to mine and process transactions on a blockchain such as bitcoin, provides a more comparable measure of Greenidge’s fleet’s ability to process cryptocurrency transactions as compared to other bitcoin mining operations.

As of June 30, 2021, Greenidge had approximately 11,700 miners (including 5 Antminer S19 Pros, approximately 4,000 Antminer S19s, approximately 6,600 Antminer S17s, approximately 550 Whatsminer M30s, approximately 430 Whatsminer M31s, 10 Avalon A-166s, and approximately 50 Antminer T17s) deployed on its site capable of producing an estimated aggregate hash rate capacity of approximately 0.83 EH/s. Additionally, Greenidge had outstanding orders pending for approximately 2,000 Antminer S19 Pros, 4,500 Antminer S19J Pros, 800 Antminer S19Js and 1,950 Whatsminer M30s. As of June 30, 2021, approximately 1,950 of the committed miners are manufactured and hosted on-site. It is possible that supply side constraints may impact the ability of our suppliers to timely fulfill our open orders. The counterparties cannot unilaterally terminate the purchase agreements unless Greenidge breaches the payment terms of the purchase agreements.

With the full deployment of these new miners, Greenidge’s total fleet is expected to comprise approximately 21,000 total miners and is expected to utilize approximately 61 MW of electricity. The new advanced miners have substantially greater hash rate capacities and use electric power more efficiently than Greenidge’s existing miner fleet. With the deployment of the aforementioned miners in 2021, Greenidge expects to be able to achieve a total hash rate capacity of at least 1.4 EH/s by the end of 2021. After deploying all of its miners contracted to be purchased, Greenidge expects to achieve a total hash rate capacity of approximately 1.7 EH/s. While there is a possibility supply side constraints impact the ability of our suppliers to timely fulfill our open orders, Greenidge does not anticipate any supply side constraints to impact the ability of its suppliers to deliver on the remaining miners not yet manufactured.

Bitcoin mining equipment installed within the Town of Torrey, NY mining facility.

Hash rate

Greenidge’s inventory of approximately 11,700 miners, as of June 30, 2021, produced a combined estimated hash rate (based on manufacturer ratings) of approximately 0.83 EH/s. With the additional 6,100 next generation miners expected to be delivered and installed over the course of 2021, Greenidge expects its future fleet to produce a combined estimated hash rate of approximately 1.4 EH/s by year end 2021. This increase in total hash rate is expected to enable Greenidge to significantly increase its future bitcoin mining revenues. The above information regarding approximate maximum hash rates is an estimation only and the actual outputs of these miners may differ from Greenidge’s estimates due to several factors.

Electricity Cost Structure

Greenidge’s power plant is strategically located in the Town of Torrey, New York and is connected to the Empire Pipeline. The Empire Pipeline provides Greenidge’s power plant with ready access to the Millennium Pipeline price hub which provides relatively low market rates for natural gas. As a result of its strategic geographic location, Greenidge has access to a regular supply of low-cost natural gas to power its electricity generation. Greenidge entered into a contract for firm gas transportation on the Empire Pipeline, ensuring it has uninterrupted access to fuel. Further, the Millennium Pipeline price hub is a liquid market that allows Greenidge to hedge its purchases of this natural gas fuel opportunistically, mitigating the risk to its business from price fluctuations.

Future Expansion Plans

In addition to its existing purchases, Greenidge has plans at the Town of Torrey facility (subject to obtaining the necessary financing which it cannot be assured of at this time and further subject to the availability of state of the art mining computers in the market and the necessary regulatory approvals) to build additional data center facilities and purchase and install approximately 8,000 additional miners, which would bring its installed mining capacity up to approximately 85 MW, or approximately 2.6 EH/s.

Greenidge has an active development pipeline of potential new locations where it intends to replicate its vertically integrated bitcoin mining and power generation business model. Additionally, Greenidge is evaluating partnerships with owners of low-cost energy sources, with a particular focus on renewable energy sources, as a potential avenue to grow its bitcoin mining operations. Greenidge intends to use its significant power plant and bitcoin technical know-how to achieve at least 500 MW of mining capacity by 2025. Greenidge expects its existing facility in the Town of Torrey, New York to achieve up to 85MW, and the remaining capacity is intended to be achieved at new facility locations, primarily in North America. On July 2, 2021, Greenidge announced that it had signed a letter of intent with LSC Communications, a portfolio company of the Controlling Stockholder, to execute a 10-year lease for a facility in Spartanburg, South Carolina at which Greenidge intends to develop its next bitcoin mining operation, using existing electrical infrastructure at the location. Greenidge expects that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral. The facility, a retired printing plant, previously drew approximately 80MW of power and has expansion potential beyond that capacity. Based on difficulty and the existing technological hash rate of Bitmain S19 miners as of the date of this prospectus/proxy statement, Greenidge estimates that approximately 130,000 additional miners would be required to achieve 500 MW of mining capacity, however, Greenidge anticipates that technological improvement in future generations of miners will reduce the number of miners required to achieve 500 MW of mining capacity.

Mining Pool Participation

As part of its mining operations, Greenidge currently contributes its hash rate to certain pools, subject to their terms of service. Such participation is generally terminable at any time by either party and Greenidge’s risk is limited by its ability to switch pools at any time or simply not to participate in any pools and mine independently. In exchange for providing computing power, Greenidge receives a share of the theoretical global mining rewards based on its percent contribution to the bitcoin mining network less fees payable to the pool. The mining pools in which Greenidge currently participates allocate their bitcoin to it on a daily basis. This bitcoin revenue is delivered to Greenidge electronically and Greenidge either liquidates it into U.S. dollars or stores the bitcoin at a third-party custody provider using cold storage, that is, in electronic storage not connected to the internet.

Blockchain Services for Third Parties

Greenidge was hosting approximately 6.5 MW of mining capacity for third-party bitcoin miners as of June 30, 2021. Pursuant to one-year hosting contracts, customers pay Greenidge to provide hosting space for their mining computers at its facility (2020 revenue of approximately $1.0 million). All of Greenidge’s hosting contracts expire in 2021 and Greenidge does not intend to pursue third party hosting beyond the contract expirations unless hosting economics become significantly more favorable. From time to time, Greenidge also sells its hash rate pursuant to contracts. Through these contracts, Greenidge sells a certain amount of its mining capacity to customers who pre-pay a predetermined cash fee on a monthly basis. Customers who pay under these hash rate contracts receive a portion of the daily bitcoin revenue that Greenidge generates through its mining operations based on the amount of hash rate purchased (2020 revenue of approximately $0.7 million). Greenidge does not expect that hash contracts will be a significant component of its business model on a go forward basis.

Wholesale Power Operations

Greenidge sells capacity, energy and ancillary services from its approximately 106 MW power generation facility and sells power that it generates, at wholesale, to the NYISO when dispatched, based on the NYISO’s daily supply and demand needs. Greenidge began its energy sales in 2017 when its power generation facility came back online after converting from a coal-fired to a natural gas-fired facility. Greenidge had, as of June 30, 2021, approximately 67 MW of capacity available for sale into the NYISO’s system (although it would expect that such available MW will be reduced as it adds additional bitcoin mining capacity as described above).

Greenidge purchases the natural gas to run its power plant through a third-party gas provider and it contracts directly with Empire Pipeline Inc. for the delivery of the gas that it purchases. The natural gas is transported to Greenidge’s captive pipeline through which this gas in transported 4.6 miles to its power plant.

Greenidge has a contract with Empire Pipeline Inc. which provides for the transportation to its pipeline of up to 15,000 dekatherms of natural gas per day. It also has contracts with Emera Energy covering both the purchase of natural gas and the bidding and sale of electricity through the NYISO.

All of the energy produced by Greenidge that is not utilized onsite for bitcoin mining activities is sold through the NYISO. These sales accounted for 35% and 90% of its total revenue for the years ended December 31, 2020 and 2019, respectively.

Competition

Competition in the Bitcoin Mining Business

Operators of bitcoin miners can range from individual enthusiasts to professional mining operations with dedicated data centers. Miners may organize themselves in mining pools. Greenidge competes or may in the future compete with other companies that focus all or a portion of their activities on owning or operating bitcoin exchanges, developing programming for the blockchain, and bitcoin mining activities. At present, the information concerning the activities of these enterprises is not readily available as the vast majority of the participants in this sector do not publish information publicly or the information may be unreliable. Published sources of information include “bitcoin.org” and “blockchain.info”; however, the reliability of that information and its continued availability cannot be assured.

Several public companies (traded in the U.S. and Internationally), such as the following, may be considered to compete with Greenidge, although it believes there is no company, including the following, which engages in the same scope of activities as it does:

•	Bitfarms Technologies Ltd. (formerly Blockchain Mining Ltd.);

•	DMG Blockchain Solutions Inc.;

•	Digihost International, Inc.;

•	Hive Blockchain Technologies Inc.;

•	Hut 8 Mining Corp.;

•	HashChain Technology, Inc.;

•	MGT Capital Investments, Inc.;

•	Layer1 Technologies, LLC;

•	Marathon Digital Holdings, Inc.;

•	Northern Data AG;

•	Riot BlockChain, Inc.; and

•	Cipher Mining / Good Works Acquisition Corp.

The cryptocurrency industry is a highly competitive and evolving industry and new competitors or emerging technologies could enter the market and affect Greenidge’s competitiveness in the future. While there is limited available information regarding its non-public competitors, as of June 30, 2021, Greenidge’s fleet of ASIC mining equipment has a hash rate of approximately 0.83 EH/s. Greenidge believes that with its recent acquisition and future deployment of additional ASIC mining equipment, its aggregate hash rate will be approximately 1.4 EH/s by year end 2021.

Competition in the Power Generation and Sales Business in New York

The NYISO operates bid-based wholesale markets for electric energy, capacity and other generation-related services such as reactive power support and frequency control. Greenidge is authorized to participate in all of these markets, where its bids are evaluated along with bids from numerous other generating facilities in or near New York State. In each of these markets, the NYISO sets the market price, which is paid to all bidders, based on the highest priced bid accepted to meet demand.

Greenidge competes against all other NYISO generation resources, which as of Summer 2020 included approximately 38,000 MW of installed capacity consisting of gas and oil-fired thermal generation, as well as nuclear, hydro, wind, and other renewable generation. Renewable generation typically bids into the energy market as a price-taker, which leaves energy prices to be set by thermal generation resources such as Greenidge. Greenidge’s competitiveness is based on its variable cost compared to the marginal price in the energy markets as set by the bid of the highest-price resource required to satisfy load requirements. The primary determinants of Greenidge’s variable cost are its efficiency (e.g. how much gas is required to produce a given unit of power) and fuel cost.

Greenidge’s variable cost relative to the marginal energy price also determines how much power it sells, because it is only called upon by the NYISO when it is economical. The marginal energy price increases as demand for power increases and as more expensive generation resources are required to satisfy load requirements. Greenidge benefits from retirements of less expensive generation resources in the NYISO and conversely, becomes less competitive as renewable resources and more efficient gas-fired generation is added.

A similar dynamic exists in the capacity markets where Greenidge is a price-taker. An administratively-determined sloping demand curve ensures that the price paid to suppliers of capacity declines as capacity exceeds reliability requirements. Thus, as other generation capacity retires, Greenidge will benefit from higher prices and conversely, as other generation capacity is added, Greenidge will realize lower capacity revenues. The capacity market is designed to incentivize generation additions when reserve margins (excess capacity relative to peak demand) are low and to reduce capacity payments made to generators when reserve margins are high and there is excess capacity.

Competitive Advantages

To achieve scale, bitcoin mining requires access to large amounts of low-cost electricity, making Greenidge’s owned natural gas power generation facility a competitive advantage. Under this vertically integrated model, Greenidge benefits from the following additional competitive advantages:

•

No direct competitor currently owns and operates its own power plant for the purpose of Bitcoin mining. No other bitcoin mining operation of this scale in the United States currently uses power generated from its own power plant.

•

Low power costs. Through access to the Millennium Pipeline price hub which provides relatively low market rates for natural gas and the relatively cool climate where its power plant is located, Greenidge is able to produce its energy at competitive rates and largely avoid the extra cost of active cooling of the bitcoin mining operations.

•	Bitcoin market upside. Profitability is highly levered to bitcoin price, difficulty, global network hash rate, and transaction volume.

•	Power market upside. Being online 24/7 allows Greenidge to optimize between power and bitcoin mining revenue.

•

Self-reliance. 100% of the power that Greenidge uses in its bitcoin mining operations is provided by behind-the-meter generation with no reliance on third-party power purchase agreements that can be modified or revoked at any time.

•

Stable regulatory environment. Greenidge’s mining operation and power generation facility located in New York State are regulated in accordance with U.S. and New York State laws which are more stable, for example, than the laws of the People’s Republic of China and certain other low-cost power environments.

•

Cryptocurrency experience. Greenidge employs a first-class power generation and mining team and partnerships with premier manufacturers for the procurement of reliable and low-cost ASIC mining computers of proven performance.

•

Blue-chip backing. The Controlling Stockholder is affiliated with an investment firm with more than $6.8 billion of assets under management and prior experience owning and operating more than 1,000 MW of power generation assets.

Properties

Greenidge owns the approximately 106 MW power plant which is located on its 162-acre property in the Town of Torrey. This property is subject to a lease/leaseback relationship with the Yates County Industrial Development Agency. In consideration for certain incentives provided by the Yates County Industrial Development Agency, Greenidge Generation committed to certain investment and job creation obligations all of which have been fulfilled. The primary obligations are the continuation of employment, including the Yates County Industrial Development Agency as an additional insured on various insurance policies and the completion of annual reporting forms. The payment in lieu of taxes agreement executed by the Yates County Industrial Development Agency and Greenidge Generation provides predictability with respect to the increase in the annual real property tax burden on the power plant.

Greenidge also owns an additional 143 acres of land located in the Town of Torrey. Approximately 29 acres are occupied by a landfill used to dispose of coal ash by the power plant’s former owners.

Greenidge owns the 4.6 mile long natural gas pipeline that runs from Greenidge’s power plant facility, to the connector pipeline in Milo, Yates County, New York. Greenidge also holds a series of easements and right of way agreements with landowners through which land the pipeline runs.

On July 2, 2021, Greenidge announced that it had signed a letter of intent to execute a 10-year lease for a facility in Spartanburg, South Carolina at which Greenidge intends to develop its next bitcoin mining operation, using existing electrical infrastructure at the location. Greenidge expects that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral.

Intellectual Property

Greenidge owns the internet domain name www.greenidge.com. The information contained in Greenidge’s website is not incorporated by reference into this proxy statement/prospectus.

Employees

As of June 30, 2021, Greenidge employed 44 full-time employees.

Department/Function	Employees
Management	6
Accounting/Finance	2
Administration	4
Operations	32

TOTAL	44

None of Greenidge’s employees are represented by labor unions, and it believes that it has an excellent relationship with its employees.

Government Regulation

Greenidge Generation holds a Certificate of Public Convenience and Necessity issued by the NYS Public Service Commission (the “NYSPSC”) under section 68 of the Public Service Law. In addition, it has been granted Market Based Rate Authority by the Federal Energy Regulatory Commission authorizing it to enter into sales of power in interstate commerce at market-based rates. It is connected to the NYSEG transmission system by virtue of the Large Generation Interconnection Agreement among Greenidge Generation, the NYSEG and the NYISO. All environmental permits are set forth below.

Greenidge is a Public Utility Holding Company under the Public Utility Holding Company Act of 2005 (“PUHCA”) and has applied for and received exemption from the record keeping and records inspection regulations of PUHCA.

One of Greenidge’s subsidiaries, Greenidge Pipeline, LLC (“Greenidge Pipeline”), operates pursuant to a Certificate of Environmental Compatibility and Public Need issued by the NYSPSC under Article VII of the Public Service Law. It is exempt from regulation by FERC under the National Gas Act (“NGA”) pursuant to NGA section 1(c), due to the fact that all of the gas transmitted through the pipeline is delivered within the State of New York and the rates for delivery are regulated by the NYSPSC. There are no environmental permits associated with the operation of the pipeline.

Below is a summary of the material regulations that currently apply to Greenidge’s business. Regulations may substantially change in the future and it is presently not possible to know how regulations will apply to Greenidge’s businesses, or when they will be effective. As the regulatory and legal environment evolves, Greenidge may become subject to new laws, further regulation by the SEC, and other federal or state agencies, which may affect its bitcoin mining, power generation and other related activities. For additional discussion regarding about the potential risks existing and future regulation pose to Greenidge’s business, see “Risk Factors—Risks Related to the Business of Greenidge” herein.

Regulations Applicable to Bitcoin Mining Business

Government regulation of blockchain and bitcoin is being actively considered by the State of New York and the United States federal government via a number of agencies and regulatory bodies, as well as similar entities in other countries. Additional state government regulations also may apply to Greenidge’s bitcoin mining activities and other related activities in which it participates or may participate in the future. Certain regulatory bodies have shown an interest in regulating or investigating companies engaged in the blockchain or bitcoin business.

Regulations may substantially change in the future and it is presently not possible to know how regulations will apply to Greenidge’s businesses, or when they will be effective. As the regulatory and legal environment evolves, Greenidge may become subject to new laws, further regulation by the SEC and other federal or state agencies, which may affect Greenidge’s bitcoin mining and other related activities. For additional discussion regarding Greenidge’s belief about the potential risks existing and future regulation pose to its business, see “Risk Factors” herein.

Regulations Applicable to Power Generation Business

Greenidge operates its electricity generating business subject to the following regulatory regimes:

The New York State Public Service Commission

Greenidge, GGH LLC and Greenidge Generation are each defined as “electric corporations” subject to regulation by the NYSPSC under New York’s Public Service Law. The PSC regulates both the issuance by electric corporations of “stocks, bonds and other evidence of indebtedness” and the purchase and sale of either the assets of or the ownership interests in electric corporations.

Greenidge Pipeline and Greenidge Pipeline Properties operate their approximately 4.6 mile gas pipeline under the terms of a certificate of environmental compatibility and public need issued by the PSC. The terms of that certificate govern the safe operation of the facility and minimization of the impacts of that facility on the environment.

Greenidge Generation currently has permission from the PSC to issue up to $50 million in “indebtedness,” which may include non-voting stock. To the extent that Greenidge Generation seeks to issue more than $50 million in such instruments (net of the amount of any instruments already issued), approval must be obtained from the PSC. Issuances of any such instruments by Greenidge Generation do not require the PSC’s prior approval, as long as the assets held by Greenidge Generation are not pledged as security under those instruments.

The PSC has established a rebuttable presumption that a third party that is not itself an electric or gas corporation may purchase up to 10% of the ownership interests in an electric corporation without: (1) requiring PSC approval; or (2) becoming an electric corporation itself. This presumption may be rebutted if the facts demonstrate that an entity holding less than 10% of the ownership interests in an electric corporation is nonetheless controlling the day-to-day operations of that electric corporation. Acquisition of more than 50% of the ownership interests in an electric corporation will require PSC approval and will make the acquiring entity an electric corporation itself. Acquisitions between 10% and 50% are reviewed by the PSC on a case-by-case basis.

One exception to these requirements is that an electric corporation that is under common ownership with one or more other entities may be merged with such other entities without requiring PSC approval, provided that such transaction does not result in any change in the ultimate ownership of the public utility in question.

Greenidge’s Pipeline Properties are defined by the PSC as “gas corporations” subject to PSC regulation. The PSC’s regulation of gas corporations is substantially identical to its regulation of electric corporations discussed above.

The Federal Energy Regulatory Commission

Greenidge Generation is a public utility subject to regulation by the Federal Energy Regulatory Commission (the “FERC”) under the Federal Power Act (“FPA”). Like the PSC, the FERC regulates both the issuance of securities and the purchase and sale of assets and ownership interests in public utilities. First, the FPA generally limits public utilities from selling, leasing or otherwise disposing of facilities with a value in excess of $10 million and used for wholesale sales of electric energy or electric transmission (“Jurisdictional Facilities”) without the prior authorization of FERC, and dispositions resulting in a direct or indirect change of control over a public utility generally require prior FERC authorization. Second, the FPA also generally prohibits a public utility from merging or consolidating Jurisdictional Facilities with any other public utility’s Jurisdictional Facilities with a value in excess of $10 million, without prior FERC authorization. Third, the FPA generally requires FERC authorization before a public utility may acquire any security with a value in excess of $10 million of any other public utility. Fourth, the FPA generally requires FERC authorization before a public utility may acquire or lease a generation facility with a value in excess of $10 million. Fifth, the FPA generally requires FERC approval before a holding company in a system which includes an electric transmission or generation company may acquire any security with a value in excess of $10 million of an electric transmission or generation company or a holding company with a value in excess of $10 million. Sixth, the FPA generally requires FERC authorization before a holding company in a system which includes an electric transmission or generation company may merge or consolidate with an electric transmission or generation company or a holding company with a value in excess of $10 million. The FPA also requires reporting of certain asset sales which do not otherwise require FERC authorization.

The Merger Agreement provides a representation that neither Support.com nor any of its shareholders is a public utility, a holding company an electric company, a transmission company or a holding company and that this representation will be true when the Merger is consummated. It is important that Support and its Shareholders can truthfully and accurately make these representations in order that FERC approval is not needed prior to the consummation of the Merger.

FERC approval would also be required in advance of a disposition or change of control over Greenidge through the sale of shares.

The FERC has granted Greenidge Generation blanket authorization to issue securities and assume obligations or liabilities as guarantor, endorser, surety, or otherwise in respect of any security of another person; provided that such issue or assumption is for some lawful object within the corporate purposes of Greenidge Generation, compatible with the public interest, and reasonably necessary or appropriate for such purposes. The FERC also administers the Public Utility Holding Company Act of 2005, which imposes certain record keeping and records access requirements on public utility holding companies. Greenidge is a public utility holding company but has received an exemption from these record keeping and records access requirements. Any entity acquiring more than 10% of the voting securities of either Greenidge or Greenidge Generation is likely to be regarded by the FERC as a public utility holding company. Such entities can obtain an exemption from these record keeping and records access requirements if they are able to demonstrate that they are not affiliated with any jurisdictional utility that has captive customers, and that they do not own commission-jurisdictional transmission facilities or provide commission-jurisdictional transmission services and that they are not affiliated with persons that own such facilities or provide such services.

Although the gas pipeline owned and operated by Greenidge Pipeline transports gas supplies flowing in interstate commerce, it is regulated by the PSC rather than by FERC because all of the pipeline’s facilities are located in, and all of the gas it delivers is consumed in, New York State and its rates are regulated by the PSC. Accordingly, no FERC approvals are required for any financing or transfers of ownership interests in Greenidge Pipeline.

Because Greenidge Pipeline operates exclusively as a provider of delivery services for gas supplies owned by others, it is not a “gas utility company” under the Public Utility Holding Company Act of 2005 which expands the authority of the FERC to oversee transactions and other financial activities of public utility holding companies through grants of access to those companies’ books and records. As a result, purchasers directly or indirectly acquiring more 10% or more of the voting securities of Greenidge Pipeline would not become subject to the FERC records keeping and records access requirements of that law. Any such acquisition should be reviewed under FPA section 203 and NYPSL section 70 to determine if an authorization is needed in advance of the transaction.

In addition, Greenidge, GGH LLC, and the Controlling Stockholder and certain of its affiliates are all Holding Companies under the PUHCA, which is also administered by FERC. Each of these entities has filed a Notice with FERC of their exemption from the books and record-keeping requirements of PUHCA 2005 and are therefore not subject to those requirements.

A failure to comply with FERC regulatory requirements can result in penalties and in extreme cases, action to unwind a transaction or to impose criminal sanctions.

The New York State Independent System Operator

So long as Greenidge Generation remains the owner of the Town of Torrey power plant facility, no approvals from the NYISO should be required for any restructuring of the ownership of Greenidge or Greenidge Generation In the event of a transfer of ownership of its facility to a new owner, the interconnection agreement with the NYISO and New York State Electric & Gas Corporation currently held by Greenidge Generation can be assigned to the new owner, so long as the assignee in such a transaction directly assumes in writing all rights, duties and obligations arising under that agreement and agrees to comply with all of the NYISO’s applicable market rules.

Yates County Industrial Development Agency

Both Greenidge Generation and Greenidge Pipeline have lease/leaseback relationships in place with the Yates County Industrial Development Agency, which relationships also include a payment in lieu of tax agreement. Consent of the Yates County Industrial Development Agency would be required for both Greenidge Generation and Greenidge Pipeline for any type of merger, consolidation or change of control, which consent must be obtained prior to completion of such transaction. Because both entities will still be owned by Greenidge, with no change of control, no consent of the Yates County Industrial Development Agency is required in connection with the Merger.

The New York State Department of Environmental Conservation

The operation of both Greenidge Generation and the landfill owned by another subsidiary of Greenidge, Lockwood Hills, LLC (“Lockwood Hills”), are subject to numerous New York State Department of Environmental Conservation (“NYSDEC”) and EPA regulations and requirements. Most of the EPA requirements that Greenidge Generation and Lockwood Hills are subject to are delegated to the NYSDEC and are regulated through permits issued by NYSDEC. Future laws or regulations may require the addition of environmental controls or impose restrictions on Greenidge Generation and Lockwood Hills operations, which could affect the Company’s operations. Complying with environmental laws often involves significant capital and operating expenses.

Permits

Greenidge Generation’s operations are subject to the following NYSDEC-issued permits: Clean Air Act Title IV and Title V permits, Clean Water Act State Pollution Discharge System Elimination System (“SPDES”), New York State Water Withdrawal Permit. Greenidge Generation also holds a Petroleum Bulk Storage registration issued by NYSDEC, which includes requirements applicable to the petroleum storage tanks located at the facility. Lockwood Hills landfill’s operations are subject to the following NYSDEC-issued permits: SPDES Permit and Part 360 Solid Waste Management Permit. Greenidge Generation and Lockwood Hills are currently in compliance with these permits and approvals.

Air

The Clean Air Act Title IV and Title V permits authorize Greenidge Generation to fire natural gas (with up to 19% biomass co-firing) to produce electricity in accordance with the requirements of these permits. These permits regulate air emissions associated with Greenidge’s operations, and include all applicable Clean Air Act and New York State requirements. Greenidge Generation is also subject to the Regional Greenhouse Gas Initiative, or RGGI, which is a multi-state cap and trade program for carbon dioxide emissions that requires Greenidge Generation to purchase one RGGI allowance for every ton of CO2 emitted from the facility. RGGI allowances are offered in quarterly auctions and are available from third parties. In 2019, New York State passed the Climate Leadership and Community Protection Act (“CLCPA”), which requires the NYSDEC and NYSPSC to promulgate regulations and programs for the state to meet greenhouse gas emission reduction requirements and targets. NYSDEC and NYSPSC have not fully implemented the CLCPA.

Water

The Greenidge Generating facility is subject to SPDES and Water Withdrawal permits issued by NYSDEC for five-year time terms, which include State and Federal requirements applicable to the cooling water intake structure and discharges from the facility to the Keuka Lake Outlet and Seneca Lake. These permits require that the Best Technology Available (“BTA”) for cooling water intake structures to be installed by October 2022. These permits also require monthly and yearly monitoring and reporting associated with the water withdrawals and the discharges.

The Lockwood Hills landfill, which is located approximately 0.4 miles from the Greenidge Generating facility, discharges stormwater and treated leachate to the Keuka Lake Outlet subject to a SPDES permit issued by NYSDEC. A SPDES permit renewal application was recently submitted to NYSDEC, and NYSDEC is currently processing this permit application. The permit requires monthly and yearly monitoring and reporting associated with the water discharges.

Waste

The Lockwood Hills landfill is also subject to a Part 360 Solid Waste Management Facility permit issued by NYSDEC. An application to renew and modify the Part 360 permit was recently submitted to NYSDEC, and NYSDEC is currently processing the application. Due to the operations of the previous owners of the Lockwood Hills landfill, in 2015 NYSDEC alleged that the then-existing Leachate Pond was causing exceedances of New York State groundwater standards. Lockwood Hills entered into a Consent Order with the NYSDEC in 2015, which required remediation of the leachate pond, and installation of a liner and treatment system. The work required by the Consent Order was completed in 2019 as required, and NYSDEC approved of the construction report on July 6, 2020. Applications for modification of the SPDES and Part 360 permits to reflect the implementation of the consent order, which are the final requirements of the consent order, were timely submitted to NYSDEC. Lockwood Hills is subject to EPA’s Coal Combustion Residuals Rule (“CCR Rule”) as a CCR landfill. In accordance with the requirements of the CCR Rule, Lockwood has drafted required plans and documents and hosts a publicly available website that makes certain documents available to the public.

Greenidge Generation is also subject to the CCR Rule, which requires that the onsite CCR Surface Impoundment associated with previous coal-fired operation of the facility, be closed.    Greenidge Generation has also drafted the CCR Rule documents associated with closure, and has a publicly available website that makes certain documents available to the public as required by the rule. Greenidge has evaluated the impact of the CCR Rule on its consolidated financial position, results of operations, or cash flows and has accrued its environmental and asset retirement obligations under the rule based on current estimates.

Environmental Liability

Lockwood Hills, LLC owns and manages a landfill and leachate management facility (the “Landfill”). As required by the New York State Department of Environmental Conservation (the “NYSDEC”), landfills are required to establish and maintain financial assurance mechanism to cover closure, post-closure care, and related expenses. The purpose of the financial assurance mechanism is to ensure the amount of funds assured is sufficient to cover the costs of Landfill closure, post-closure care, custodial care, and, if necessary, corrective measures for known releases when needed. The financial assurance amount is based on written estimates, in current dollars, of the cost of hiring a third party to perform the work. The NYSDEC has allowed the Controlling Stockholder and its affiliates to satisfy this financial assurance obligation by maintaining a letter of credit guaranteeing the payment of the Landfill liability. As of March 31, 2021, the letter of credit amount is approximately $4.9 million.

Coal combustion residuals (“CCR”) are subject to Federal and State regulations. Most of Greenidge’s obligations associated with CCR are for the closure of a coal ash pond. The Landfill is in compliance with the CCR requirements applicable to CCR landfills and is not required to close. With regards to its coal ash pond, in accordance with Federal law and ASC 410-20, Asset Retirement Obligations, the Company recorded an asset retirement obligation of $2.3 million as of March 31, 2021. There were no changes to cash flow estimates related to the coal ash pond asset retirement obligation during 2020. Estimates are based on various assumptions including, but not limited to, closure and post-closure cost estimates, timing of expenditures, escalation factors, discount rates and methods for complying with CCR regulations. Additional adjustments to the asset retirement obligations are expected periodically due to potential changes in estimates and assumptions.

Legal Proceedings

From time to time, Greenidge may become involved in various lawsuits and legal proceedings that arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these, or other matters, may arise and harm Greenidge’s business. Other than discussed below, Greenidge is currently not aware of any such legal proceedings or claims that it believes will have an adverse effect on its business, financial condition or operating results.

On December 17, 2020, certain parties filed an Article 78 petition with the Supreme Court of the State of New York, Yates County, that challenges the Town of Torrey’s site plan review for the planned expansion of Greenidge’s bitcoin mining data center. Greenidge was joined in the petition as a necessary party. The petition asserts two errors, by the Town of Torrey namely (1) a violation of General Municipal Law 239-m for failure to make the necessary referral to the County or Torrey Planning Committee prior to the Town’s approval of the site plan; and (2) a violation of the State of New York Environmental Quality Review Act for, among other things, failing to identify all areas of environmental concern or scrutinizing the potential environmental impacts of the planned expansion of Greenidge’s data center. The matter was adjourned, during which time the General Municipal Law referral issue was rectified, leaving only the SEQRA matter. Greenidge has successfully defended similar SEQRA claims brought by the same petitioners in past litigation. Nevertheless, Greenidge cannot predict the outcome of this litigation. On April 19, 2021, the Town of Torrey Planning Board once again declared that the site plan application created no significant negative environmental impacts and again approved the proposed site plan. In light of the recent Town action, the petitioners have amended their pleadings against the Town of Torrey and requested that the Court set a new return date to have their claims fully addressed. Greenidge believes that the petitioners’ claims against the Town of Torrey have no merit.

Since the announcement of the Merger, six complaints have been filed by alleged individual stockholders of Support against Support, the individual directors of Support and, in two of the cases, Greenidge and Merger Sub in various U.S. federal district courts. Of these six complaints, two have been filed in the United States District Court for the District of Delaware: Stein v. Support.com, Inc. et al, Case No. 1:21-cv-00650-UNA, filed on May 5, 2021, and Bell v. Support.com, Inc. et al, Case No. 1:21-cv-00672-UNA, filed on May 7, 2021. Three of the other lawsuits have been filed in the United States District Court for the Southern District of New York, namely: Broder v. Support.com, Inc. et al, Case No. 1:21-cv-04262-UNA, filed on May 12, 2021; Salerno v. Support.com, Inc. et al, Case No. 1:21-cv-04584, filed on May 21, 2021; and, Bowen v. Support.com, Inc. et al, Case No. 1:21-cv-04797, filed on May 28, 2021. The remaining lawsuit was filed in the United States District Court for the Eastern District of New York: Steinmetz v. Support.com, Inc. et al, Case No. 1:21-cv-02647-UNA, filed on May 11, 2021. Support and individual members of the Support board are named as defendants in the Stein, Steinmetz, Broder, and Bowen complaints, and Support, individual members of the Support board, Greenidge and Merger Sub are named as defendants in the Bell and Salerno complaints. The lawsuits generally allege that the Form S-4 Registration Statement filed with the U.S. Securities and Exchange Commission in connection with the Merger on May 4, 2021 is misleading and/or omits certain material information. In addition, one of the lawsuits (Salerno) also alleges that the members of the Support board breached their fiduciary duties in negotiating and approving the Merger Agreement and that Greenidge and Merger Sub aided and abetted the Support directors’ alleged breaches of fiduciary duty. All six lawsuits seek, among other things, to enjoin the Merger, or in the event that an injunction is not entered and the Merger closes, rescission of the Merger and unspecified money damages, costs and attorneys’ and experts’ fees. Support and, as applicable, Greenidge and Merger Sub believe these lawsuits are meritless and intend to defend against them vigorously.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS FOR GREENIDGE

The following discussion should be read together with the audited financial statements and the related notes thereto of Greenidge for the years ended December 31, 2020 and 2019 and the unaudited interim financial statements and related notes thereto of Greenidge for the three months ended March 31, 2021 and 2020 included elsewhere in this proxy statement/prospectus. This discussion contains certain forward-looking statements that reflect plans, estimates and beliefs and involve numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements” sections of this proxy statement/prospectus. Actual results may differ materially from those contained in any forward-looking statements. For purposes of this section, “the Company,” “we,” “us” and “our” refer to Greenidge (i.e. Greenidge Generation Holdings Inc. together with its consolidated subsidiaries prior to the Merger). You should carefully read “Cautionary Statement Regarding Forward-Looking Statements” in this proxy statement/prospectus.

Overview

Greenidge is the successor entity for accounting purposes to GGH LLC as a result of the corporate restructuring consummated in January 2021. Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and on January 29, 2021, entered into an asset contribution and exchange agreement with GGH LLC, pursuant to which Greenidge acquired all of the ownership interests in GGH LLC in exchange for 7,000,000 shares of Greenidge’s common stock. As a result of this transaction, GGH LLC became a wholly-owned subsidiary of Greenidge. The financial information presented herein are that of GGH LLC for the periods before January 29, 2021 and Greenidge for the period after January 29, 2021. On March 16, 2021, Greenidge effectuated a forward stock split whereby each outstanding share of common stock was split into four new shares of common stock (and each outstanding share of series A preferred stock would be convertible into four times as many shares of common stock as it was previously convertible into).

Greenidge is a vertically integrated bitcoin mining and power generation facility in the Town of Torrey, New York with an environmentally-sound approximately 106 MW natural gas power generation facility that has undergone a remarkable transformation in recent years. Greenidge enjoys significant competitive advantages including low fixed costs, an efficient mining fleet, in-house operational expertise and low power costs due to its access to the Millennium Pipeline price hub, which provides relatively low market rates for natural gas. Greenidge is currently mining bitcoin and contributing to the security and transactability of the bitcoin ecosystem while concurrently meeting the power needs of homes and businesses in its region.

As of June 30, 2021, Greenidge powered approximately 32 MW of mining capacity, substantially all of which is dedicated to bitcoin mining. The bitcoin mining operations generate revenue through the exchange of bitcoins earned by ASICs as rewards and transaction fees for U.S. dollars and through revenue earned from third parties for hosting ASICs owned by third parties and providing operations, maintenance and other blockchain related services to third parties.

Greenidge also sells electricity generated by its power plant, and not consumed in bitcoin mining operations, to New York State’s power grid at prices set on a daily basis through the NYISO wholesale market. Greenidge opportunistically increases or decreases the total amount of electricity sold by the power plant based on prevailing prices in the wholesale electricity market.

Greenidge’s primary business objective is to grow revenue by further leveraging its capability to own captive power resources and expand its bitcoin mining operations and blockchain services offerings. Greenidge currently internally generates all the power it requires for bitcoin mining and does not purchase power from any third-party suppliers for either its mining or power generation operations. Greenidge believes that this behind-the-meter power generation capability provides a stable, cost-effective source of power for bitcoin mining activities. Greenidge’s behind-the-meter power generation capability provides it with stable delivery due to the absence of any contract negotiation risk with third-party power suppliers, the absence of transmission and distribution cost risk and the firm delivery of gas via Greenidge’s captive pipeline. Notwithstanding the structural stability of its behind-the-meter capabilities, Greenidge does however procure natural gas through a third-party energy manager which schedules delivery of Greenidge’s natural gas needs from the wholesale market which is subject to price volatility. Greenidge procures the majority of its gas at spot prices and enters into fixed price forward contracts from time to time for the purchase of a portion of anticipated natural gas purchases based on prevailing market conditions to partially mitigate the financial impacts of natural gas price volatility. These forward contracts qualify for the normal purchases and sales exception under ASC 815, Derivatives and Hedging, as it is probable that these contracts will result in physical delivery.

Volatility in the natural gas market may impact Greenidge’s results of operations. While natural gas prices decreased in 2020, partially due to COVID-19 related demand reduction, volatility in the natural gas market may be caused by disruption in the delivery of fuel, including disruptions as a result of weather, transportation difficulties, global demand and supply dynamics, labor relations, environmental regulations or the financial viability of fuel suppliers. Greenidge procures the majority of its natural gas supply from the Millennium East hub which since 2019 has provided some of the lowest-cost and lowest-volatility natural gas supply in the United States, including during periods of increased volatility such as during February 2021.

Current gas prices are also consistent with Millennium East pool forward gas prices and Greenidge expects this trend to continue going forward. The most material factor that causes price volatility in Greenidge natural gas supply is cold weather related increased in demand during the winter months. Greenidge typically hedges a portion of the gas during this period in order to minimize the impact of weather-related gas price volatility on its operations by entering into physically settled natural gas forward contracts with its energy manager. Furthermore, Greenidge has procured firm natural gas transportation capacity at a fixed rate for a portion of its natural gas supply, thereby reducing its exposure to volatility in natural gas transportation costs. Gas transportation is procured through a long-term contract with an expiration date in September 2031. Greenidge believes there are no material renegotiation or counterparty risks for either gas forward contracts or firm transportation.

On July 2, 2021, Greenidge announced that it had signed a letter of intent to execute a 10-year lease for a facility in Spartanburg, South Carolina at which Greenidge intends to develop its next bitcoin mining operation, using existing electrical infrastructure at the location. Greenidge expects that operations at the Spartanburg facility will commence in late 2021 or early 2022 and will be fully carbon neutral.

Miner Fleet Growth

Greenidge began mining bitcoin in 2019 with the construction of a pilot data center to operate approximately 1 MW of bitcoin mining capacity located at its power generation facility in the Town of Torrey, NY. Greenidge launched a commercial data center for bitcoin mining and blockchain services in January 2020, and as of December 31, 2020, Greenidge had approximately 6,900 miners deployed on its site capable of producing an estimated aggregate hash rate capacity of approximately 0.4 EH/s. Although the number of miners deployed provides a sense of scale of cryptocurrency mining operations as compared to Greenidge’s peers, management believes that hash rate, or the number of hashes a miner can perform in each second, typically expressed in EH/s or TH/s and used as a measure of computational power or mining capacity used to mine and process transactions on a blockchain such as bitcoin, provides a more comparable measure of Greenidge’s fleet’s ability to process cryptocurrency transactions as compared to other bitcoin mining operations.

During the first quarter of 2021, Greenidge deployed approximately 745 additional miners comprised primarily of MicroBT M30 and M31 Whatsminers, bringing its estimated maximum hash rate to 0.45 EH/s consuming approximately 19 MW of the power plant’s total capacity of approximately 106 MW. As of March 31, 2021, in aggregate, Greenidge had approximately 7,700 miners deployed on its site capable of producing an estimated aggregate hash rate capacity of 0.45 EH/s and had entered into additional commitments to acquire 6,000 Bitmain S19 Units scheduled to be delivered and installed beginning in the second quarter of 2021 and 1,000 MicroBT M30Whatsminers and 800 S19j Bitmain Antminers scheduled for deployment in the third and fourth quarters of 2021.

Between April 1, 2021 and June 30, 2021, Greenidge deployed approximately 4,000 of the previously committed S19 Bitmain Antminers and entered into additional purchase agreements for 4,500 S19j Pro Bitmain Antminers to be delivered beginning in the third quarter of 2021 and entered into an additional agreement to acquire 950 Whatsminer M30’s to be delivered beginning in the third quarter of 2021.

With the full deployment of these new miners, Greenidge’s total fleet is expected to comprise approximately 21,000 total miners and is expected to consume approximately 61 MW of electricity. These new advanced miners have substantially greater hash rate capacities and use electric power more efficiently than Greenidge’s existing miner fleet. With the deployment of the aforementioned miners in 2021, Greenidge expects to be able to achieve a total hash rate capacity of at least 1.4 EH/s by the end of 2021. After deploying all of its miners contracted to be purchased, Greenidge expects to achieve a total hash rate capacity of approximately 1.7 EH/s.

Results of Operations

Comparison of Quarters Ended March 31, 2021 and 2020 (Amounts denoted in $000’s)

The following table sets forth key components of the results of operations of Greenidge (as the successor entity to Greenidge Generation for accounting purposes) during the quarters ended March 31, 2021 and 2020.

	Quarters Ended March 31,		Increase/(Decrease)
	2021	2020	$	%
Total revenue	$11,063	$3,142	$7,921	252.1
Cost of revenue (exclusive of depreciation and amortization shown below)	4,422	2,027	2,395	118.2
Selling, general and administrative expenses	3,495	1,449	2,046	141.2
Depreciation and amortization	1,261	1,033	228	22.1

Income (loss) from operations	1,885	(1,367)	3,252	N/A
Other income (expense):
Interest expense	(166)	—	(166)	N/A
Interest expense - related party	(22)	(267)	245	(91.9)
Gain on sale of digital assets	295	19	276	1,453.4
Other income and expense, net	19	9	10	111.1

Total other income (expense)	126	(239)	365	N/A

Income (loss) before income taxes	2,011	(1,606)	3,617	N/A
Provision for income taxes	(732)	0	(732)	N/A

Net loss	$1,279	$(1,606)	$2,885	N/A

Revenue

	Quarters Ended March 31,
In thousands, except percentages	2021	2020	$ Change	% Change
Cryptocurrency mining	$8,997	$2,289	$6,708	293.1
Power and capacity	2,066	853	1,213	142.2

Total revenue	$11,063	$3,142	$7,921	252.1

Cryptocurrency mining revenue. For its cryptocurrency mining revenue, Greenidge generates electricity on-site from its power plant and uses that electricity to power ASIC miners, generating bitcoin which it then exchanges for U.S. dollars or holds in its wallet. Greenidge’s cryptocurrency mining revenue increased by $6.7 million, or 293.1%, to $9.0 million for the quarter ended March 31, 2021 from $2.3 million for the quarter ended March 31, 2020. Such increase was attributable to Greenidge’s increased mining fleet from an average of approximately 4,200 miners for the quarter ended March 31, 2020 to an average of approximately 7,100 miners for the quarter ended March 31, 2021 and an average hash rate of approximately 0.22 EH/S for the quarter ended March 31, 2020 to an average of 0.39 EH/S for the quarter ended March 31, 2021. The increase in Greenidge’s cryptocurrency mining revenue from the quarter ended March 31, 2020 to the quarter ended March 31, 2021, is a function of increased average bitcoin selling price and growth in Greenidge’s hashrate capacity, offset by increased difficulty and the halving event. For the quarter ended March 31, 2021, Greenidge mined 212 bitcoins at an average price of approximately $42,400 and mined 282 bitcoins at an average price of approximately $8,100 in the same period in 2020. The 420% increase in bitcoin price and Greenidge’s growth in hashrate were beneficial to bitcoin mining revenue, but were partially offset by other factors including the halving event, which occurred in May 2020 and reduced the block reward from 12.5 bitcoin per block to 6.25 bitcoin per block, and the 57% difficulty increase.

Power and capacity revenue. Power and capacity revenue is earned when Greenidge sells capacity and energy and ancillary services to the wholesale power grid managed by the NYISO. Through these sales, Greenidge earns revenue in three streams, including: (1) power revenue received based on the hourly price of power, (2) capacity revenue for committing to sell power to the NYISO when dispatched and (3) other ancillary service revenue received as compensation for the provision of operating reserves. Greenidge’s power and capacity revenue increased by $1.2 million, or 142.2%, to $2.1 million for the quarter ended March 31, 2021 from $0.9 million for the quarter ended March 31, 2020. The increase was mainly attributable to the fact that Greenidge took a planned outage to further build out its mining operation for a period during the first quarter of 2020, while no such outage was taken in the first quarter of 2021. Power revenue was also comparatively higher in the quarter ended March 31, 2021 due to more extreme weather, which led to higher power demand during the period Greenidge was online. For the quarter ended March 31, 2021, power revenue benefitted from a 21% increase in volume and 94% higher prices. These increases in volume and prices were driven by higher demand caused by more extreme weather during 2021 as compared to the period in 2020 that the plant was online and the New York stay-at-home regulations during 2020, which reduced the demand for power. As the COVID-19 regulations are lifted, Greenidge does not anticipate further COVID-19 impacts in the future unless further COVID-19 outbreaks require further statewide shutdowns.

The components of revenue, expressed as a percentage of total revenue were:

	Quarters Ended March 31,
	2021	2020
Cryptocurrency mining	81.3%	72.9%
Power and capacity	18.7%	27.1%

Total revenue	100.0%	100.0%

For the quarters ended March 31, 2021 and 2020, Greenidge’s power customer accounted for 18.7% and 26.8% of Greenidge’s total revenue, respectively. For cryptocurrency mining, Greenidge considers its mining pool operators to be its customers. Greenidge has historically used a limited number of pool operators and the individual contracts with pool operators have a one-day term, which allows Greenidge the option to change pool operators at any time. There are no revenues derived from assets outside the United States during the quarters ended March 31, 2021 and 2020.

Cost of Revenue (Exclusive of Depreciation and Amortization)

	Quarters Ended March 31,
In thousands, except percentages	2021	2020	$ Change	% Change
Cryptocurrency mining	$2,396	$577	$1,819	315.2
Power and capacity	2,026	1,450	576	39.7

Total cost of revenue	$4,422	$2,027	$2,395	118.2

Cost of cryptocurrency mining. Cost of mining consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the digital mining operation. Cost of sales excluding depreciation and amortization increased by $1.8 million, to $2.4 million for the quarter ended March 31, 2021 from $0.6 million for the quarter ended March 31, 2020. This increase was primarily due to the increases in Greenidge’s bitcoin mining fleet and hash rate.

Cost of power and capacity. Cost of power and capacity consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the power produced by Greenidge and sold to the grid. Cost of sales increased by $0.6 million, to $2.0 million for the quarter ended March 31, 2021 from $1.4 million for the quarter ended March 31, 2020. This increase was due to increased power demand which requires a corresponding increase in input costs, especially gas for the quarter ended March 31, 2021. The gas cost per dekatherm for the quarter ended March 31, 2021 was $2.64 as compared to $1.81 per dekatherm for the quarter ended March 31, 2020.

Selling, general and administrative expenses

	Quarters Ended March 31,
In thousands, except percentages	2021	2020	$ Change	% Change
Selling, general and administrative expenses	$3,495	$1,449	$2,046	141.2%

Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of administrative payroll and benefits, business development costs, professional fees and insurance. Selling, general and administrative expenses for the quarter ended March 31, 2021 increased $2.0 million, or 141.2%, as compared to the same period in 2020 due to approximately $1.0 million of costs associated with the expected merger with Support.com and the evolution of a corporate structure to support the growth in Greenidge’s cryptocurrency mining operation in the quarter including non-cash stock compensation of $0.7 million (as compared to $0.0 million for the same period ended 2020).

Depreciation and amortization

Depreciation and amortization for the quarter ended March 31, 2021 increased $0.3 million to $1.3 million due to the purchase and deployment of additional miners.

Income (Loss) from operations

Income (Loss) from operations. Greenidge reported income from operations of $1.9 million for the quarter ended March 31, 2021 as compared to a loss from operations of $1.4 million for the quarter ended March 31, 2020. The improvement is primarily attributable to an increase in bitcoin mining hash rate as well as operating leverage, as a substantial portion of selling, general and administrative expenses are fixed.

Other income (expense), net

	Quarters Ended March 31,
In thousands, except percentages	2021	2020	$ Change	% Change
Interest expense	(166)	0	$(166)	NA
Interest expense – related party	(22)	(267)	245	91.9
Net gain on the sale of digital assets	295	19	276	1,453.4
Other income and expense	19	9	10	111.1

Total other income (expense) net	$126	$(239)	$(365)	N/A

Interest expense. Represents interest on outstanding indebtedness during the quarter ended March 31, 2021. There was no interest expense for the quarter ended March 31, 2020.

Interest expense- related party. Represents interest on outstanding related party indebtedness due to the Controlling Stockholder and its affiliates for the quarters ended March 31, 2021 and 2020. The indebtedness to the Controlling Shareholder was deemed satisfied in full in connection with the January 29, 2021 restructuring and is no longer outstanding.

Provision for income taxes

Provision for income taxes: Represents estimated provision for income taxes for the quarters ended March 31, 2021 and March 31, 2020. Prior to January 27, 2021, the company was treated as a partnership for federal and state income tax purposes. The provision for income tax was $0.7 million for the quarter ended March 31, 2021.

Comparison of Years Ended December 31, 2020 and 2019 (Amounts denoted in $000’s)

The following table sets forth key components of the results of operations of Greenidge (as the successor entity to Greenidge Generation for accounting purposes) during the year ended December 31, 2020 and 2019.

	Years Ended December 31,		Increase/(Decrease)
	2020	2019	$	%
Total revenue	$20,114	$4,439	$15,675	353.1
Cost of revenue (exclusive of depreciation and amortization shown below)	12,600	4,900	7,700	157.1
Selling, general and administrative expenses	5,581	5,833	(252)	(4.3)

Depreciation and amortization	4,564	1,679	2,885	171.8

Loss from operations	(2,631)	(7,973)	5,342	67.0
Other income (expense):
Impairment loss on digital assets	—	(100)	100	100.0
Interest expense	(91)	—	(91)	N/A
Interest expense - related party	(573)	(673)	100	14.9
Gain on sale of digital assets	123	—	123	N/A
Gain (loss) on change in asset retirement obligation	(230)	241	(471)	(195.4)
Other income and expense, net	112	30	82	273.3

Total other income (expense)	(659)	(502)	(157)	(31.3)

Net loss	$(3,290)	$(8,475)	$5,185	61.2

Revenue

	Years Ended December 31,
In thousands, except percentages	2020	2019	$ Change	% Change
Cryptocurrency mining	$13,016	$410	$12,606	3,074.5
Power and capacity	7,098	4,029	3,069	76.2

Total revenue	$20,114	$4,439	$15,675	353.1

Cryptocurrency mining revenue. For its cryptocurrency mining revenue, Greenidge generates electricity on-site from its power plant and uses that electricity to power ASIC miners, generating bitcoin which it then exchanges for U.S. dollars or holds in its wallet. Greenidge’s cryptocurrency mining revenue increased by $12.6 million, or 3,074.5%, to $13.0 million for the year ended December 31, 2020 from $0.4 million for the year ended December 31, 2019. Such increase was predominately attributed to the fact that Greenidge only began generating cryptocurrency mining revenue in a pilot phase launched in mid-2019 as compared to a full year of commercial operations in 2020.

Power and capacity revenue. Power and capacity revenue is earned when Greenidge sells capacity and energy and ancillary services to the wholesale power grid managed by the NYISO. Through these sales, Greenidge earns revenue in three streams, including: (1) power revenue received based on the hourly price of power, (2) capacity revenue for committing to sell power to the NYISO when dispatched and (3) other ancillary service revenue received as compensation for the provision of operating reserves. Greenidge’s power and capacity revenue increased by $3.1 million, or 76.2%, to $7.1 million for the year ended December 31, 2020 from $4.0 million for the year ended December 31, 2019. Such increase was attributed primarily to an increase in the number of megawatts sold by Greenidge to the grid in 2020 due to a full 24x7 operations in 2020 for all of the calendar year as compared to 2019 and approximately $0.5 million associated with higher capacity payments realized by Greenidge in 2020 as a result of a more constrained energy market due to other power generator retirements in New York State. Due to the 24X7 operations in 2020, volumes increased by 313% in 2020. These power and capacity revenue increases in 2020 were partially offset by 54% lower power prices realized per MWH due to COVID. The New York stay-at-home regulations reduced the demand for power in 2020 resulting in lower power prices. As the COVID-19 regulations are lifted, Greenidge does not anticipate further COVID-19 impacts in the future unless further COVID-19 outbreaks require further statewide shutdowns.

The components of revenue, expressed as a percentage of total revenue were:

	Years Ended December 31,
	2020	2019
Cryptocurrency mining	64.7%	9.2%
Power and capacity	35.3%	90.8%

Total revenue	100.0%	100.0%

For the years ended December 31, 2020 and 2019, Greenidge’s power customer accounted for 35.3% and 90.8% of Greenidge’s total revenue, respectively. For cryptocurrency mining, Greenidge considers its mining pool operators to be its customers. Greenidge has historically used a limited number of pool operators and the individual contracts with pool operators have a one-day term, which allows Greenidge the option to change pool operators at any time. There are no revenues derived from assets outside the United States during the years ended December 31, 2020 and 2019.

Cost of Revenue (Exclusive of Depreciation and Amortization)

	Years Ended December 31,
In thousands, except percentages	2020	2019	$ Change	% Change
Cryptocurrency mining	$4,465	$94	$4,371	4,650.0
Power and capacity	8,135	4,806	3,329	69.3

Total cost of revenue	$12,600	$4,900	$7,700	157.1

Cost of cryptocurrency mining. Cost of mining consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the digital mining operation. Cost of sales increased by $4.4 million, to $4.5 million for the year ended December 31, 2020 from $0.1 million for the year ended December 31, 2019. This increase was primarily due to the launching of commercial bitcoin blockchain mining operations to a greater scale during 2020 as compared to the approximately 1 MW pilot program that commenced beginning in mid-2019.

Cost of power and capacity. Cost of power and capacity consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the power produced by Greenidge and sold to the grid. Cost of sales increased by $3.3 million, to $8.1 million for the year ended December 31, 2020 from $4.8 million for the year ended December 31, 2019. This increase was primarily due to the increase in the number of megawatts sold to the grid in 2020 as compared to 2019. The gas cost per dekatherm for the year ended December 31, 2020 was $1.66 per dekatherm as compared to $1.60 per dekatherm for the year ended December 31, 2019.

Selling, general and administrative expenses

	Years Ended December 31,
In thousands, except percentages	2020	2019	$ Change	% Change
Selling, general and administrative expenses	$5,581	$5,833	$(252)	(4.3)%

Selling, general and administrative expenses. Selling, general and administrative expenses consist primarily of administrative payroll and benefits, business development costs, professional fees and insurance. Selling, general and administrative expenses for the year ended December 31, 2020 decreased $0.3 million, or 4.3%, as compared to the same period in 2019 primarily due to costs incurred in 2019 to evaluate alternative growth strategies, including cryptocurrency mining.

Depreciation and amortization

Depreciation and amortization for the year ended December 31, 2020 increased $2.9 million due to the purchase and deployment of miners as Greenidge began commercial operation of cryptocurrency mining.

Loss from operations

Loss from operations. Greenidge reported an operating loss from operations of $2.6 million for the year ended December 31, 2020 as compared to a loss from operations of $8.0 million for the year ended December 31, 2019. The improvement is primarily attributable to operating leverage, as a substantial portion of selling, general and administrative expenses are fixed, so as revenues improved the loss from operations declined.

Other income (expense), net

	Years Ended December 31,
In thousands, except percentages	2020	2019	$ Change	% Change
Impairment loss on digital assets	$0	$(100)	$100	100.0
Interest expense	(91)	0	$(91)	NA
Interest expense – related party	(573)	(673)	$100	14.9
Gain on the sale of digital assets	123	0	$123	NA
Gain (loss) on change in asset retirement obligation	(230)	241	(471)	(195.4)
Other income and expense	112	30	82	273.3

Total other income (expense) net	$(659)	$(502)	$(157)	(31.2)

Impairment loss on digital assets. Represents a non-cash impairment charge recorded for the year ended December 31, 2019 associated with Greenidge’s digital assets under Accounting Standards Codification 350, Intangibles – Goodwill and Other.

Interest expense. Represents interest on outstanding indebtedness during the year ended December 31, 2020. There was no interest expense for the year ended December 31, 2019.

Interest expense- Related Party. Represents interest on outstanding related party indebtedness due to the Controlling Stockholder and its affiliates during the years ended December 31, 2020 and 2019.

Gain on the sale of digital assets. Represents a gain in connection with the sale of digital assets (bitcoin) during the year ended December 31, 2020. There was no gain on the sale of digital assets for the year ended December 31, 2019.

Gain (loss) on change in asset retirement obligations. Represents changes in cash flow estimates for Greenidge’s asset retirement obligations. For the year ended December 31, 2020 this represented a net $0.2 million expense as compared to a $0.2 million of other income for the year ended December 31, 2019 due to changes in estimates and assumptions.

Net Loss

Net loss. As a result of the factors described above, net loss decreased by $5.2 million, or 61.2%, to $3.3 million for the year ended December 31, 2020 from $8.5 million for the year ended December 31, 2019.

Key Metrics and Non-GAAP Financial Measures

In addition to results determined in accordance with GAAP, Greenidge believes the following key metrics and non-GAAP measures are useful in evaluating its operational performance. Greenidge uses the following key metrics and non-GAAP financial information to evaluate its ongoing operations and for internal planning and forecasting purposes. Greenidge believes that non-GAAP financial information, when taken collectively with GAAP financial information, may be helpful to investors in assessing Greenidge’s operating performance. These results should be considered in addition to, not as a substitute for, results reported in accordance with GAAP.

Bitcoins Mined

The number of bitcoins mined in the quarter ended March 31, 2021 was approximately 212 compared with approximately 282 bitcoins in the quarter ended March 31, 2020. Greenidge’s mining fleet grew from an average of approximately 4,200 miners in the quarter ended March 31, 2020 to an average of approximately 7,100 miners in the quarter ended March 31, 2021. Despite this growth in the number of miners, Greenidge saw a decrease in bitcoins mined quarter over quarter. Several factors impacted the rate at which bitcoin is mined, including an increase in overall network difficulty (a measure of how difficult it is to earn a block reward) of 57% during this period, as well as halving event which occurred in May 2020. The halving event reduced the block reward from 12.5 bitcoin per block to 6.25 bitcoin per block, effectively reduced the total bitcoins mined across the entire bitcoin network by half. This halving event, which occurs every four years, paired with an increase in network difficulty led to a decline in the number of bitcoins mined by Greenidge for the quarter ended March 31, 2021 as compared with the previous quarter.

The number of bitcoins mined in the year ended December 31, 2020 was approximately 1,162 and is not comparable to 2019 as Greenidge had only began generating cryptocurrency mining revenue in a pilot phase launched in mid-2019 as compared to a full year of operations in 2020.

Network transaction fees are charged to users of the bitcoin network for moving bitcoin on the blockchain, and are paid to the miners along with the block reward when a miner solves a block. The percentage of transactions fees paid to miners as compared to total bitcoins mined for the periods presented fluctuate with network congestion, which happens in periods of high transaction volume as well as periods that experience sudden drops in network hashrate (slowing down transaction processing). Transaction fees as a percentage of block rewards are expected to continue to be volatile, and this percentage is expected to generally trend upward as block rewards halve and assuming adoption of bitcoin continues to increase transaction volume.

Power and Mining Capacity

As of March 31, 2021, and December 31, 2020 Greenidge had a power capacity (when not mining) of approximately 106MW and a mining capacity of approximately 19MW and 17MW, respectively. Greenidge’s power capacity is the measure of total rated net MW output of Greenidge’s power plant and represents the maximum useful output of Greenidge’s power generation facilities, whereas mining capacity is the number of rated net MW output from Greenidge’s power generation facilities devoted to bitcoin mining activity.

Revenue and Variable Cash Cost per MWh

For the year ended December 31, 2020, Greenidge’s revenue from bitcoin mined was $105 per MWh as compared to its variable cash cost to mine bitcoin of $29 per MWh whereas for the year ended December 31, 2019, Greenidge had only began generating cryptocurrency mining revenue in a pilot phase launched in mid-2019. For the quarter ended March 31, 2021, Greenidge’s revenue from bitcoin mined and variable cash costs to mine bitcoin were $267 per MWh and $40 per MWh, respectively, as compared to revenue of $131 per MWh and variable cash costs to mine bitcoin of $30 per MWh for the same period of 2020.

For the year ended December 31, 2020, Greenidge’s revenue from power generation was $21 per MWh as compared to its variable cash cost of power of $26 per MWh whereas for the year ended December 31, 2019, Greenidge’s revenue from power generation was $53 per MWh as compared to its variable cash cost of power of $65. For the quarter ended March 31, 2021, Greenidge’s revenue from power and variable cash costs of power were $41 per MWh and $37 per MWh, respectively, as compared to revenue of $13 per MWh and cash cost of power $29 per MWh for the same period of 2020.

Greenidge’s revenue per bitcoin mined represents a measure of the revenues generated on a comparable basis using MWh to revenues generated from power sold and is for management to make determinations on a daily basis as to whether to mine bitcoin or sell power. Greenidge’s variable cash cost per MWh, represents a measure of variable cash cost inclusive of fuel, emissions, variable operating and maintenance expenses and sales tax on fuel divided by MWh produced.

Greenidge’s revenue from power per MWh is defined as the total revenue earned from selling energy in the NYISO market per MWh unit of generation sold and the variable cash cost per MWh is defined as the total variable cash costs including fuel, emissions, variable operating and maintenance expenses divided by MWh produced.

The below tables provide a reconciliation from our variable cash cost of power and cash cost of mining to our GAAP measure of Cost of Revenue for Power (Exclusive of Depreciation and Amortization) and Cost of Revenue for Mining (Exclusive of Depreciation and Amortization). Greenidge measures the cost of its mining and power generation operations on a variable cash cost basis per MWh. Variable cash cost is a relevant metric because it is directly comparable to Greenidge’s mining revenue expressed in $/MWh, NYISO power prices expressed in $/MWh, and informs the business on comparable profitability of each market.

	Mining
	Quarters Ended March 31,		Year Ended December 31,
($ in Thousands)	2021	2020	2020
Cost of Revenue – Mining (Exclusive of Depreciation and Amortization)	$2,396	$577	$4,465
Fixed costs including direct labor, consulting, for pipeline transportation, hosting and other	(1,107)	(56)	(1,259)

Variable Cost of Revenue – Mining (Exclusive of Depreciation and Amortization)	1,289	521	3,206

MWh – Mining (Exclusive of Hosting)	32,274	17,288	112,321

Variable Cash Cost of Mining $ / MWh	$40	$30	$29

	Power
	Quarters Ended March 31,		Years Ended December 31,
($ in Thousands)	2021	2020	2020	2019
Cost of Revenue – Power (Exclusive of Depreciation and Amortization)	$2,026	$1,450	$8,135	$4,806
Fixed costs including direct labor, pipeline transportation, and other	(545)	(465)	(2,087)	(1,303)

Variable Cost of Revenue – Power (Exclusive of Depreciation and Amortization)	1,481	985	6,048	3,503

MWh – Power	40,328	34,175	228,658	54,059

Variable Cash Cost of Power $ / MWh	$37	$29	$26	$65

Variable cash cost of mining expressed in $ / MWh and power expressed in $ / MWh increased for the quarter ended 2021 from the quarter ended 2020 due to higher gas costs.

EBITDA and Adjusted EBITDA

“EBITDA” is defined as earnings before interest, taxes, and depreciation and amortization. “Adjusted EBITDA” is defined as EBITDA adjusted for stock-based compensation and other special items determined by management, including, but not limited to business development, fair value adjustments for certain financial liabilities (including asset retirement obligations), costs associated with debt and equity transactions, and impairment charges as they are not indicative of business operations. Adjusted EBITDA is intended as a supplemental measure of Greenidge’s performance that is neither required by, nor presented in accordance with, GAAP. Greenidge believes that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA, Greenidge may incur future expenses similar to those excluded when calculating these measures. In addition, Greenidge’s presentation of these measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items. Greenidge’s computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. Greenidge compensates for these limitations by relying primarily on its GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate Greenidge’s business.

The following table reconciles net loss to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	Quarters Ended March 31,
	2021	2020
Net income (loss)	$1,279	$(1,606)
Interest expense, net	188	267
Depreciation and amortization	1,261	1,033
Provision for income taxes	732	0

EBITDA	3,460	(306)
Business development (1)	0	225
Changes in asset retirement obligations (2)	0	42
Non-cash stock-based compensation (3)	656	0
Merger / public company filing transaction expenses (4)	105	0

Adjusted EBITDA	$4,221	$(39)

(1)

Business development costs primarily represent certain cryptocurrency development costs and associated legal, professional and other costs. These costs included the costs associated with the development of Greenidge’s mining pilot program and legal and consulting fees for evaluating other potential business strategies. The Greenidge management team has considered the nature of these costs in their decision making and have concluded that they do not fairly reflect the on-going costs to operate the business.

(2)	For the quarter ended March 31, 2020, changes in asset retirement obligations represent accretion of less than $0.1 million.
(3)	For the quarter ended March 31, 2021, non-cash stock-based compensation was $0.7 million
(4)	For the quarter ended March 31, 2021, transaction expenses associated with the proposed merger were $0.1 million

	Years Ended December 31,
	2020	2019
Net loss	$(3,290)	$(8,475)
Interest expense, net	664	673
Depreciation and amortization	4,564	1,679

EBITDA	1,938	(6,123)
Digital asset impairment (1)	—	100
Business development (2)	882	1,677
Changes in asset retirement obligations (3)	372	(241)

Adjusted EBITDA	$3,192	$(4,587)

(1)	For the year ended December 31, 2019, digital asset impairment represents a non-cash charge for cryptocurrency (bitcoin) under Accounting Standards Code 350- Intangibles Goodwill and Other.
(2)

Business development costs primarily represent certain cryptocurrency development costs and associated legal, professional and other costs. These costs included the costs associated with the development of Greenidge’s mining pilot program and legal and consulting fees for evaluating other potential business strategies. . The Greenidge management team has considered the nature of these costs in their decision making and have concluded that they do not fairly reflect the on-going costs to operate the business.

(3)

For the year ended December 31, 2020, changes in asset retirement obligations represent accretion of $0.1 million and changes in estimates of $0.2 million. For the year ended December 31, 2019 changes in asset retirement obligations represent non-cash changes in estimate of $0.2 million.

Liquidity and Capital Resources

On March 31, 2021, Greenidge had cash and cash equivalents of $39.2 million and an accumulated deficit of $23.6 million. To date, Greenidge has primarily relied on debt and equity financing to fund its operations and to meet ongoing working capital needs and to execute on the initial stages of its business plan. On January 29, 2021, Greenidge completed a private placement offering of 1,620,000 shares of series A preferred stock, at a price per share of $25.00, to certain individuals and investors for an aggregate amount of $40.5 million. Even with the successful closing of the private placement offering and the anticipated cash and cash equivalents available from Support that will be available upon the closing of the Merger, Greenidge may seek to raise capital through alternative sources, such as a public offering, an additional private placement of its equity or debt securities or traditional or non-traditional credit type facilities. However, Greenidge has not identified any potential source of alternative financing. There can be no guarantees that any such financing would become available to Greenidge on acceptable terms, if at all, which could impair its growth and adversely affect its existing operations. If Greenidge raises additional equity financing, its stockholders may experience significant dilution of their ownership interests, and the per share value of its class A common stock could decline. Furthermore, if Greenidge engages in debt financing, the debt holders would likely have priority over its stockholders, on order of payment preference.

Greenidge’s current business strategy is currently to sell digital assets within a short period after earning such assets, while Greenidge has held a relatively small amount of digital assets for an extended period, but that such strategy could change in the future. The average period between receipt of bitcoin and the subsequent conversion to cash is less than one day because at least 95% of the bitcoin mined each day is liquidated the same day it is mined. Greenidge’s liquidity is subject to volatility in both number of bitcoins mined and the underlying price of bitcoin.

Contractual Obligations and Commitments

The following table summarizes Greenidge’s contractual obligations and other commitments (in thousands) as of March 31, 2021, (the latest practicable date prior to filing of this registration statement) and the years in which these obligations are due:

	Total	Less than 1 Year	1 – 3 Years	3 – 5 years
Notes payable(1)	$4,237	$3,671	$566	—
Equipment lease(2)	816	544	272	—
Natural gas commitments(3)	2,245	2,245	—	—
Purchase commitments	10,503	10,503	—	—

(1)	The Notes payable amounts presented in the above table include financed principal obligations plus estimated contractual future interest and risk premium payments.
(2)	Equipment finance lease obligations include fixed monthly rental payments and exclude estimated revenue sharing payments.
(3)	Represents off balance sheet arrangements to purchase gas through March 1, 2022.

The Notes payable are associated with equipment finance and security agreements that financed the purchase of miners that were delivered during the fourth quarter of 2020 and the first quarter of 2021. These notes carry an annual interest rate of 17%, and are repaid by way of blended payments of interest and principal, as well as an additional risk premium payment, with the final payment due 18 months from delivery date.

In March 2021, Greenidge entered into an equipment lease agreement for certain mining units. In conjunction with the lease agreement, Greenidge recorded a finance lease obligation of $1.2 million and a right-of-use asset of $1.4 million. The lease includes obligations for a monthly fixed payment of less than $0.1 million and a revenue sharing obligation of 10% of the revenue attributable to the miners purchased. The lease ends in August 2022, at which point the equipment transfers to Greenidge.

As of March 31, 2021 Greenidge had outstanding commitments to purchase an additional 5,800 miners with a remaining cash commitment of $10.5 million, which has been included in the table above. Since March 31, 2021, Greenidge has entered into additional commitments to purchase another 4,500 miners as of May 31, 2021 for $30.1 million. For these 10,300 miners, Greenidge has remaining financial commitments of $40.6 million, and Greenidge has entered into committed financing arrangements with lenders to finance $33.1 million. These purchase commitments are cancellable only by Greenidge; however, if Greenidge were to cancel, Greenidge would forego the equipment deposits paid.

The $33.1 million of committed financing for the miner purchase commitments are generally for a term of 18 months from delivery date with interest rates between 15% to 17% and require an additional risk premium payment.

In the next twelve months, Greenidge expects that its operations and committed financing arrangements will provide sufficient cash for its operating expenses, purchase commitments, capital expenditures, interest payments and debt repayments. This is predicated on Greenidge achieving its forecast which could be negatively impacted by items outside of its control, in particular, significant decreases in the price of Bitcoin, regulatory changes concerning cryptocurrency or other macroeconomic conditions including if further COVID-19 outbreaks require further statewide shutdowns.

Summary of Cash Flow

The following tables provide detailed information about Greenidge’s net cash flow (in thousands) for all financial statement periods presented in this proxy statement/prospectus.

	Quarters Ended March 31,
	2021	2020
Net cash provided by (used in) operating activities	$2,487	$(1,306)
Net cash used in investing activities	(5,667)	(6,011)
Net cash provided by financing activities	37,294	0

Net change in cash	34,114	(7,317)
Cash and cash equivalents at beginning of quarter	5,052	11,750

Cash and cash equivalents at end of quarter	$39,166	$4,433

Net cash provided by operating activities was $2.5 million for the quarter ended March 31, 2021, as compared to net cash used in operating activities of $1.3 million for the quarter ended March 31, 2020. For the quarter ended March 31, 2021, the net income of $1.3 million, an increase in emissions credits of $1.3 million and depreciation of $1.3 million offset by an accrued emissions decline of $1.7 million, were the primary drivers of the net cash provided by operating activities. For the quarter ended March 31, 2020, the net loss of $1.6 million, and a decrease in accounts payable of $0.9 million, offset by depreciation of $1.0 million and an increase in accrued interest of $0.3 million, were the primary drivers of the net cash used in operating activities.

Net cash used in investing activities was $5.7 million for the quarter ended March 31, 2021, as compared to $6.0 million for the quarter ended March 31, 2020. For the quarter ended March 31, 2021, the net cash used in investing activities consisted of purchases of property and equipment of $2.0 million and deposits made on miner equipment of $3.7 million, while net cash used in investing activities for the year ended March 31, 2020 consisted primarily of purchases of property and equipment of $5.8 million and deposits on miner equipment of $0.1 million.

Net cash provided by financing activities was $37.3 million for the quarter ended March 31, 2021, as compared to $0.0 million for the quarter ended March 31, 2020. For the quarter ended March 31, 2021, the net cash provided by financing activities consisted of $37.1 million from the proceeds from issuance of preferred stock, net of issuance costs and proceeds from stock options exercised of $1.0 million, offset by repayments on notes payable related to equipment finance agreements of $0.8 million.

	Years Ended December 31,
	2020	2019
Net cash provided by (used in) operating activities	$557	$(6,901)
Net cash used in investing activities	(10,555)	(9,754)
Net cash provided by financing activities	3,300	27,700

Net change in cash	(6,698)	11,045
Cash and cash equivalents at beginning of year	11,750	705

Cash and cash equivalents at end of year	$5,052	$11,750

Net cash provided by operating activities was $0.6 million for the year ended December 31, 2020, as compared to net cash used in operating activities of $6.9 million for the year ended December 31, 2019. The improved cash from operating activities was driven by a $5.2 million lower net loss, which included $2.9 million of higher non-cash depreciation expense. Partially offsetting the benefits of the cash-related income was increased uses of cash for working capital items in 2020, primarily accounts payable, driven by professional services associated with the expected merger and larger increases in emissions credits.

Net cash used in investing activities was $10.6 million for the year ended December 31, 2020, as compared to $9.8 million for the year ended December 31, 2019 and related to the purchases of property and equipment, as well as deposits on miner equipment in both years.

Net cash provided by financing activities was $3.3 million for the year ended December 31, 2020, as compared to $27.7 million for the year ended December 31, 2019. For the year ended December 31, 2020, the net cash provided by financing activities consisted of borrowings from related parties of $3.6 million, offset by repayments on notes payable of $0.3 million, while net cash provided by financing activities for the year ended December 31, 2019 consisted of proceeds from sale of Greenidge Coin, LLC preferred units of $15.0 million and borrowings from a related party of $12.7 million.

Emerging Growth Company Status

Greenidge qualifies as an “emerging growth company” under the JOBS Act. As a result, it is permitted to, and intends to, rely on exemptions from certain disclosure requirements. For so long as Greenidge is an emerging growth company, it will not be required to:

•	have an auditor report on its internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

•

comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

•	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards.

In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Greenidge has elected to take advantage of the benefits of this extended transition period. Its financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

Greenidge will remain an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which its total annual gross revenues exceed $1 billion, (ii) the date that it becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its class A common stock that are held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter, or (iii) the date on which it has issued more than $1 billion in non-convertible debt during the preceding three year period.

Critical Accounting Policies and Estimates

Greenidge believes the following accounting policies are most critical to aid you in fully understanding and evaluating this management discussion and analysis:

Accounts Receivable

Greenidge provides credit in the normal course of business to its power customer, the NYISO. Greenidge performs periodic credit evaluations of its customer’s financial condition and generally does not require collateral. The NYISO makes payments, depending on the type of revenue, within seven days of usage or seven days of month end. There are currently no accounts receivable associated with cryptocurrency mining revenues.

Digital Assets

Digital assets are included in current assets in the accompanying consolidated balance sheets. Digital assets are classified as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other, and are accounted for in connection with Greenidge’s revenue recognition policy disclosed below. Cryptocurrencies held are accounted for as intangible assets with indefinite useful lives. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Events or circumstances that may trigger an impairment assessment other than annually include but are not limited to material changes in the regulatory environment, potential technological changes in digital currencies, and prolonged or material changes in the price of bitcoin below the carrying cost of the asset. Upon determining an impairment exists, the amount of the impairment is determined as the amount by which the carrying amount exceeds its fair value, which is measured using the quoted price of the cryptocurrency at the time its fair value is being measured. In testing for impairment, Greenidge has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If Greenidge concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted. Greenidge assessed these digital assets and determined no impairment existed as of March 31, 2021. As of March 31, 2021, Greenidge’s digital assets consisted of approximately 29.6 bitcoins compared to 26.1 bitcoins as of December 31, 2020.

Digital assets awarded to Greenidge through its mining activities are included within the operating activities in the accompanying consolidated statements of cash flows. Greenidge accounts for its gains or losses in accordance with the last in, first out (“LIFO”) method of accounting. Gains and losses from the sales of digital assets are recorded in other income (expense) in the accompanying consolidated statements of operations.

While management uses available information to evaluate and recognize impairment losses on digital assets, further reductions in the carrying amounts may be necessary based on the changes in the underlying value of bitcoin.

Emissions Expense and Credits

Greenidge generates carbon dioxide emissions in conjunction with its energy producing activities. As a result, Greenidge incurs emissions expense and is required to purchase emission credits, which are valued at cost, to offset the liability. Greenidge participates in the Regional Greenhouse Gas Initiative (“RGGI”), which requires, by law, that Greenidge remit credits to offset 50% of Greenidge’s annual emission expense in the following year, for each of the years in the three-year control period (January 1, 2021 to December 31, 2023) with final settlement required subsequent to the three-year control period. Greenidge recognizes expense on a per ton basis, where one ton is equal to one RGGI credit. After the control period ends, Greenidge will remit credits to extinguish the remaining emission expense liability. Greenidge recognizes expense on a per ton basis, where one ton is equal to one RGGI credit.

The RGGI credits are recorded on a first in, first out basis.

Asset Retirement Obligations

Asset retirement obligations are legal obligations associated with the retirement of long-lived assets. The obligations represent the present value of the estimated costs for an asset’s future retirement discounted using a credit-adjusted risk-free rate and are recorded in the period in which the liability is incurred. These liabilities recognized by Greenidge relate to its landfill and the decommissioning costs of a coal ash pond that is currently only used for water discharge.

Greenidge owns and operates a landfill located on its property in the Town of Torrey, NY. As required by the NYSDEC, landfills are required to fund a trust or provide an equivalent financial commitment to cover expenses for approximately 30 years of estimated expenses to maintain the landfill after a landfill has ceased operations. As of March 31, 2021, the landfill owned by Greenidge is a fully permitted, operational landfill and acts as a leachate treatment facility. An annual report is completed by a third-party engineering firm to provide environmental compliance and calculate combined closure and post-closure costs, discounted to current year dollars. In lieu of a trust, Greenidge has negotiated with its largest equity member to maintain a letter of credit guaranteeing the payment of the liability. In accordance with ASC 410-20, Asset Retirement Obligations, Greenidge has recorded an environmental liability of $4.9 million as of both March 31, 2021 and December 31, 2020. The letter of credit related to this liability was for $4.9 million at March 31, 2021 and December 31, 2020.

Greenidge has an obligation associated with coal combustion residuals associated with the closure of a coal ash pond located on its property in the Town of Torrey, NY as coal combustion residuals are subject to Federal and State regulations. In accordance with Federal law and ASC 410-20, Asset Retirement Obligations, Greenidge recorded an asset retirement obligation of $2.3 million as of both March 31, 2021 and December 31, 2020. There were no changes to cash flow estimates related to the coal ash pond asset retirement obligation during the first quarter of 2021. Estimates are based on various assumptions including, but not limited to, closure and post-closure cost estimates, timing of expenditures, escalation factors, discount rates and methods for complying with coal combustion residuals regulations. Additional adjustments to the asset retirement obligations are expected periodically due to potential changes in estimates and assumptions.

Cryptocurrency Mining Revenue

Greenidge has entered into digital asset mining pools by executing contracts with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party and Greenidge’s enforceable right to compensation only begins when Greenidge provides computing power to the mining pool operator. In exchange for providing computing power, Greenidge is entitled to a theoretical fractional share of the cryptocurrency award the mining pool operator receives less digital asset transaction fees to the mining pool operator. Revenue is measured as the value of the fractional share of the cryptocurrency award received from the pool operator, which has been reduced by the transaction fee retained by the pool operator, for Greenidge’s pro rata contribution of computing power to the mining pool operator for the successful solution of the current algorithm.

Providing computing power in digital asset transaction verification services is an output of Greenidge’s ordinary activities. The provision of providing such computing power is the only performance obligation in Greenidge’s contracts with mining pool operators. The transaction consideration Greenidge receives, if any, is noncash consideration, which Greenidge measures at fair value on the date received, which is not materially different than the fair value at the contract inception or the time Greenidge has earned the award from the pools. The consideration is all variable. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and Greenidge receives confirmation of the consideration it will receive, at which time revenue is recognized.

Pool fees paid by miners to pooling operators are based on a fixed percentage of the theoretical bitcoin block reward and network transaction fees received by miners. Pooling fees are netted against daily bitcoin payouts. Greenidge does not expect any material future changes in pool fee percentages paid to pooling operators, however as pools become more competitive, these fees may trend lower over time.

Fair value of the cryptocurrency award received is determined using the quoted price on Greenidge’s primary exchange of the related cryptocurrency at the time of receipt.

There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the FASB, Greenidge may be required to change its policies, which could have an effect on the Company’s consolidated financial position and results of operations.

Power and capacity revenue

Greenidge recognizes power revenue at a point in time, when the electricity is delivered to the NYISO and its performance obligation is met. Greenidge recognizes revenue on capacity agreements over the life of the contract as its series of performance obligations are met as capacity to provide power is maintained.

Sales tax, value-added tax, and other taxes Greenidge collects concurrent with revenue-producing activities are excluded from revenue. Incidental contract costs that are not material in the context of the delivery of goods and services are recognized as expense. There is no significant financing component in these transactions.

Off-Balance Sheet Arrangements

As of March 31, 2021, Greenidge had 912,500 mmbtu of natural gas purchased through March 1, 2022 at an average cost of $2.46 / mmbtu, which represents an aggregate commitment of $2.2 million.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers of Greenidge Following the Merger

Following is information about persons who will serve as directors and executive officers of Greenidge following the Merger.

Name	Age	Position
Jeffrey Kirt	48	Chief Executive Officer and Director
Dale Irwin	50	President
Timothy Rainey	35	Chief Financial Officer
Dustin Beaudry	49	Chief Technology Officer
Greg Ohanessian	38	Chief Mining Officer
Timothy Fazio	48	Chairman
Ted Rogers	51	Vice Chairman
Andrew Bursky	64	Director
David Filippelli	48	Director
Jerome Lay	32	Director
Timothy Lowe	62	Director
Michael Neuscheler	60	Director
Daniel Rothaupt	69	Director

Jeffrey Kirt. Mr. Kirt has served as Greenidge’s Chief Executive Officer and a member of its board of directors since March 2021. Before joining Greenidge, Mr. Kirt served as Managing Partner of Fifth Lake Management, LLC where he oversaw day-to-day aspects of the private investment company from 2017 through March 2021. Prior to that, Mr. Kirt served as Partner of Pamplona Capital Management, LLC, where he oversaw private investments from 2014 through 2017 and Oak Hill Advisors, L.P. where he oversaw private and public investments from 2002 to 2014. He has served on several public company boards of directors and is currently the Vice Chairman Verso Corporation. Mr. Kirt received a B.A. in Economics, with distinction, from Yale University.

Dale Irwin. Mr. Irwin has served as Greenidge’s President since Greenidge was acquired by the Controlling Stockholder in February 2014 and began serving solely as President, overseeing day-to-day operations, in March of 2021. He previously also served as the Chief Executive Officer of Greenidge from 2014 until March 2021. Mr. Irwin has more than 20 years of diverse international experience in leading teams and managing projects from idea to execution. In his 18+ years of experience in the energy sector, Mr. Irwin has managed numerous large and small-scale capital projects, including the conversion of Greenidge from a 1930s era coal-fired power plant to a modern, 21st century natural gas-powered plant and, ultimately, a fully compliant power plant-bitcoin mining company. He provides expertise in powerplant compliance, construction management, outage management, fossil fuel operations and maintenance training. Mr. Irwin holds a Bachelor’s degree in Organizational Management from Keuka College.

Timothy Rainey. Mr. Rainey has served as Greenidge’s Chief Financial Officer since 2017. Mr. Rainey is a licensed CPA with more than 10 years of diverse accounting and finance experience, including at a top 40 accounting firm. For two years, from 2015 through 2017, Mr. Rainey served as Senior Accountant at Bonadio & Co. LLP. As CFO of Greenidge, Mr. Rainey continuously weighs opportunities and risks in both the cryptocurrency and energy markets to make winning decisions for both institutional investors and mining customers. He is frequently quoted by top-tier trade publications for his unique insights into cryptocurrency and energy markets, as well as the areas in which they intersect. Mr. Rainey holds an M.B.A. in Accounting from the State University of New York College at Oswego.

Dustin Beaudry. Mr. Beaudry has served as Greenidge’s Chief Technology Officer since January 2021. Mr. Beaudry brings over 18 years of consulting and operating experience as a technology professional. Prior to joining Greenidge Generation, Mr. Beaudry was Director of Technology and Operations at Pegasus Capital Advisors, a private equity firm headquartered in Greenwich, Connecticut. He held senior management roles and advisory engagements with portfolio companies across a number of industries including manufacturing, transportation, energy and professional services. He also served as Director of Management Consulting at RSM US LLP. Mr. Beaudry is a graduate of Connecticut College.

Greg Ohanessian. Mr. Ohanessian has worked as a consultant to Greenidge since 2019 and became the Chief Mining Officer in 2021. Mr. Ohanessian is an experienced veteran of the crypto mining community since he started mining in 2013. For three years, from 2017 through 2020, Mr. Ohanessian served as Chief Mining Officer at VC Mining Enterprises Inc., a Bitcoin Mining Data Center located in Georgia, where he lead a team of 10 employees and scaled the facility from its beginnings to 18 MW in 3 years. Mr. Ohanessian has substantial experience working with cyrptocurrencies and mining equipment. Mr. Ohanessian led bitmain’s first USA training class for ASIC Miner repair in 2019 at Core Scientific’s Dalton, GA facility and has been featured in a number of their marketing videos. Mr. Ohanessian is known in the crypto community for his professionalism and industry expertise and is factory trained in ASIC Miner repair.

Timothy Fazio. Mr. Fazio has served as the Chairman of the Board of Greenidge since Greenidge was acquired by the Controlling Stockholder and its affiliates in February 2014. Mr. Fazio co-founded Atlas FRM LLC d/b/a Atlas Holdings LLC (“Atlas”) in 2002 and serves as its Co-Managing Partner. Since then, Atlas and its affiliated private investment funds have grown into a global family of manufacturing and distribution businesses. Prior to that, Mr. Fazio was Principal and Vice President at Pegasus Capital Advisors, L.P., a private investment partnership with approximately $2 billion of capital under management focusing on control investments in middle-market companies at points of stress or significant change, from June 1999 to January 2002. Mr. Fazio is a 1996 graduate of the University of Pennsylvania, where he earned a B.A. in International Relations from the College of Arts and Sciences and a B.S. in Economics with a concentration in Finance from the Wharton School. He is a Fellow of the 2017 Class of the Aspen Institute’s Finance Leadership Fellowship and a member of the Aspen Global Leadership Network. He serves on the Board of Advisors for the Center for High Impact Philanthropy at the University of Pennsylvania.

Ted Rogers. Mr. Rogers has served as Vice Chairman of the board of directors of Greenidge since March 2021. Before joining Greenidge, Mr. Rogers managed operations and conducted business development for Xapo, Inc., a bitcoin platform for over five years, from 2014 through 2019. While at Xapo, Inc., Mr. Rogers served on the board of directors and was a member of the Compliance Committee. He also served as President of Xapo Inc., oversaw the finance unit for four years and acted as a primary contact for auditors, during which period the company grew from inception to an approximately $80 million in revenue, GAAP-audited firm. Since 2019, Mr. Rogers has worked to manage his portfolio of investment assets. Mr. Rogers brings years of experience in the cryptocurrency industry and an understanding of bitcoin to Greenidge’s operations.

Andrew Bursky. Mr. Bursky has served as a member of the board of directors of Greenidge since Greenidge was acquired by the Controlling Stockholder and its affiliates in February 2014. Mr. Bursky co-founded Atlas in 2002 and serves as its Co-Managing Partner. Since then, it has grown into a global family of manufacturing and distribution businesses. Prior to that, he was a Co-Managing Partner of Pegasus Capital Advisors, L.P., a private investment partnership with approximately $2 billion of capital under management, from June 1999 to April 2002. He also co-founded Interlaken Capital in 1980, where he served as Managing Director until 1999, and was responsible for investment and business development activities, with a primary focus on industrial manufacturing, business and financial services, and distribution. Mr. Bursky is a 1978 graduate of Washington University in St. Louis, where he received a B.A. in economics and a B.S. and M.S. in chemical engineering. He also received an M.B.A. from Harvard in 1980. He serves as a Trustee and on the Executive Committee of the Board of Washington University, as a Director of the Washington University Investment Management Company and on the Executive Board of No Labels, an American centrist political organization composed of Republicans, Democrats, and independents whose mission is to combat partisan dysfunction in politics.

David Filippelli. Mr. Filippelli has served as a member of the board of directors of Greenidge since Greenidge was acquired by the Controlling Stockholder and its affiliates in February 2014. He joined Atlas in 2014 and serves as a Partner and part of the investment team. Mr. Filippelli brings nearly two decades of policy and advocacy experience to his work supporting both Atlas’ existing businesses and due diligence efforts, having held senior roles in both the public and private sectors. Prior to joining Atlas, Mr. Filippelli served as Chair of the governmental affairs practice of Gibbons P.C., a regional law firm headquartered in New Jersey. In this role, he led a team of lawyers and served as the primary public affairs advisor to several large companies, trade associations and nonprofit entities. Before entering the private sector, Mr. Filippelli served as legislative and communications director to a Member of Congress. Mr. Filippelli is a graduate of Fairfield University and American University’s Washington College of Law.

Jerome Lay. Mr. Lay has served as a member of the board of directors of Greenidge since Greenidge was acquired by the Controlling Stockholder and its affiliates in February 2014. He joined Atlas in 2009 and has served as a Partner since 2018, where he is responsible for investment and business development activities. Mr. Lay has participated in the formation, financing and oversight of several Atlas portfolio companies and has led the evaluation and analysis of numerous opportunities. He focuses on investments in merchant power generation and was part of the team at Atlas that acquired the power plant assets of Greenidge. Mr. Lay also serves on the board of directors for NPX One Holdings LLC, where he is a member of the Audit Committee, and Granite Shore Power LLC, where he is a member of the Audit and Compensation Committee. Mr. Lay is a 2009 graduate of Washington University in St. Louis with a B.S. in mechanical engineering.

Timothy Lowe. Mr. Lowe has served as a member of the board of directors of Greenidge since Greenidge was acquired by the Controlling Stockholder and its affiliates in February 2014. He has decades of experience in the pulp and paper industry, having previously served as the Chief Executive Officer of Twin Rivers Paper from June 2013 to June 2016 and prior to that, having served as the Chief Executive Officer of Finch Paper and of Northern Pulp until its sale in 2011. He previously worked at Domtar Industries Inc. for nearly 30 years in progressively senior roles, including General Manager of the Domtar Pulp Mill in Woodland, Maine. Mr. Lowe has serviced as a director of Twin Rivers since June 2016 and currently serves as the Chairman of the Advisory Board of Twin Rivers. Mr. Lowe also serves as a member of the Board of Managers of Finch Paper and has done so since June 2014 and the Board of Managers New Wood Resources since 2019.

Michael Neuscheler. Mr. Neuscheler has served as a member of the board of directors and the Chairman of the Audit Committee of Greenidge since March 2021. Prior to joining Greenidge, Mr. Neuscheler founded and served as a director and Chief Executive Officer of IvyRehab Holdings, Inc., a private equity sponsored healthcare provider, from 2003 through 2017. He spent twelve years as an auditor at E&Y, a public accounting firm, and is a CPA. He also served as Chief Financial Officer of Professional Sports Care Management, International Telecommunications Data Systems and i3 Mobile, all three of which are publicly traded companies and two of which involved IPOs. Mr. Neuscheler has significant experience with private equity sponsored entities and experience with numerous mergers and acquisitions.

Daniel Rothaupt. Mr. Rothaupt has served as a member of the board of directors of Greenidge since Greenidge was acquired by the Controlling Stockholder and its affiliates in February 2014. Mr. Rothaupt also serves as the Operating Partner of Atlas and has advised Atlas regarding various business matters since 2014. He has more than 30 years of experience in operations, maintenance and new project development in the power generation industry. He previously worked for AES Corporation, a global energy company, serving as Plant Manager and Vice President of Operations for Eastern North America. He is a graduate of the U.S. Coast Guard Academy with a degree in Engineering. Mr. Rothaupt serves as an advisor to Atlas in the power generation industry.

Directors hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. Executive officers serve at the pleasure of the board of directors and may be removed with or without cause at any time, subject to contractual obligations between the executive officer and Greenidge, if any.

Family Relationships

A nephew of Greenidge’s President, Dale Irwin, is employed by Greenidge as an operations and maintenance technician.

Involvement in Certain Legal Proceedings

To the best of Greenidge’s knowledge none of the directors or executive officers has, during the past ten years:

•	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•

had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

•

been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

•

been found by a court of competent jurisdiction in a civil action or by the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

•

been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•

been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Greenidge has adopted corporate governance policies and committees in a manner that it believes will closely align its interests with those of its stockholders. Notable features of this corporate governance include:

•

independent director representation on its audit, compensation and nominating and corporate governance committees, and regular “executive session” meetings of its independent directors without the presence of its corporate officers or non-independent directors;

•	qualification of at least one of its directors as an “audit committee financial expert” as defined by the SEC; and

•

adoption of other corporate governance best practices, including limits on the number of directorships held by its directors to prevent “overboarding” and implementation a robust director education program.

Role of the Board of Directors of Greenidge in Risk Oversight

The board of directors will have extensive involvement in the oversight of risk management related to Greenidge and its business and will accomplish this oversight through the regular reporting to the board of directors by the audit committee. The audit committee will represent the board of directors by periodically reviewing Greenidge’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of Greenidge’s business and summarize for the board of directors all areas of risk and the appropriate mitigating factors. In addition, the board of directors will receive periodic detailed operating performance reviews from management.

Controlled Company Exemption

After the completion of the Merger, private investment funds managed by Atlas will beneficially own a majority of the voting power of all outstanding shares of Greenidge’s common stock. As a result, Greenidge will be a “controlled company” within the meaning of Nasdaq’s corporate governance standards. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance standards, including the requirements (1) that a majority of its board of directors consist of independent directors and (2) that its board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. For at least some period following the Merger, Greenridge may utilize these exemptions since the board has not yet made a determination with respect to the independence of any directors. Pending such determination, you may not have the same protections afforded to stockholders of companies that are subject to all of these corporate governance requirements. If Greenidge ceases to be a “controlled company” and its shares continue to be listed on Nasdaq, Greenidge will be required to comply with these standards and, depending on the board’s independence determination with respect to its then-current directors, Greenidge may be required to add additional directors to its board in order to achieve such compliance within the applicable transition period.

Committees of the Board of Directors of Greenidge

The Greenidge board has established an Audit Committee and a Compensation Committee, each with its own charter. These committees aim to strengthen and support Greenidge’s corporate governance structure.

Audit Committee

The Greenidge Audit Committee will consist of at least three directors determined by the Board of Directors to meet the independence, financial literacy and other requirements of Nasdaq and applicable federal law, including Section 10A(m)(3) of the Exchange Act and the rules and regulations of the SEC. All directors must be “Non-Employee Directors” as defined by Rule 16b-3 under the Exchange Act. The members of the Audit Committee are appointed by the Greenidge board and may be removed by the board of directors in its discretion. The Audit Committee is entitled to delegate any of its responsibilities to subcommittees as the Audit Committee may deem appropriate, provided the subcommittees are composed entirely of directors who meet the above-listed criteria.

Currently, the Greenidge Audit Committee consists of Michael Neuscheler, Timothy Lowe and Daniel Rothaupt. Michael Neuscheler serves as the Chairman of the Greenidge Audit Committee.

Greenidge is required to provide the Audit Committee with the appropriate funding for payment of (i) compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Greenidge, (ii) compensation to any Advisors employed by the Audit Committee and (iii) ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee will hold meetings as often as required, but no less than two (2) times per year. Minutes of each meeting of the Audit Committee will be prepared by the Secretary of Greenidge or his or her designee and approved by the Committee. Such minutes will be filed with the Secretary of Greenidge and retained in the minute book of the Greenidge board.

The Audit Committee will assist the Greenidge board in its oversight of: (1) the integrity of the financial statements of Greenidge, (2) the independent auditor’s qualifications and independence, (3) the performance of Greenidge’s internal audit function and independent auditors, and (4) the compliance by Greenidge with legal and regulatory requirements not specifically delegated to other Committees of Greenidge. In particular, the Audit Committee has the following duties:

(i)

appointing, compensating, retaining and oversighting the work of any registered public accounting firm engaged (including resolution of disagreements between management and the auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for Greenidge, and each such registered public accounting firm must report directly to the Audit Committee;

(ii)	Selection and Oversight of Internal Auditor;

(iii)	reviewing and approving the appointment and replacement of the head of the internal auditing department;

(iv)

advising the head of the internal auditing department that he or she is expected to provide to the Audit Committee summaries of and, as appropriate, the significant reports to management prepared by the internal auditing department and management’s responses thereto;

(v)	recommending and approving the compensation plan for the head of internal audit in consultation with management;

(vi)

advising management, the internal auditing department and the independent auditors that they are expected to provide to the Audit Committee a timely analysis of significant financial reporting issues and practices and significant internal audit controls and procedures;

(vii)

reviewing and approving the annual audit plan and audit fee submitted by the independent auditors and discussing with the independent auditors the overall approach to and scope of the audit examination with particular attention focused on those areas where either the Audit Committee, the Greenidge board, management or the independent auditors believe special emphasis is desirable;

(viii)

reviewing and discussing with the independent auditors and management the audited financial statements, the results of the audit and the independent auditors’ report or opinion on matters related to the performance of such audit;

(ix)

reviewing any other financial statements or reports, as requested by management or determined by the Audit Committee, which are required to be filed with any federal, state or local regulatory agency prior to filing with the appropriate regulatory body;

(x)	reviewing and reassessing the adequacy of the Audit Committee charter on an annual basis, and make recommendations as to changed thereto as may be necessary or appropriate; and

(xi)	reporting its activities to the full Greenidge board on a regular basis, making such recommendations the Audit Committee deems necessary or appropriate.

Compensation Committee

The Compensation Committee will consist of at least two members of the Greenidge board, each of whom, following the time at which Greenidge is no longer a “controlled company” as defined under the Nasdaq rules, shall qualify as “independent” under the Nasdaq independence rules and shall also be “Non-Employee Directors” as defined by Rule 16b-3 under the Exchange Act. The members of the Greenidge Compensation Committee shall elect a Chairperson to preside at all meetings of the Compensation Committee. The Compensation Committee shall have the authority to delegate any of its responsibilities to subcommittees as the Compensation Committee may deem appropriate, provided the subcommittees are composed entirely of directors who meet the above-listed criteria.

Currently, the Greenidge Compensation Committee consists of Timothy Fazio and Jerome Lay.

The Compensation Committee will hold meetings as often as required. Minutes of each meeting of the Compensation Committee are to be prepared by the Secretary of Greenidge or his or her designee and approved by the Compensation Committee. Such minutes shall be filed with the Secretary of Greenidge and retained in the minute book of the Greenidge board.

The Compensation Committee is established to discharge certain of the Greenidge board’s responsibilities relating to compensation of Greenidge’s executive officers and directors. In particular, the Compensation Committee has the following duties:

(i)	Making and approving all option grants and other issuances of Greenidge’s equity securities to Greenidge’s chief executive officer and other executive officers;

(ii)	Approving all other option grants and issuances of Greenidge’s equity securities as compensation, and recommending that the full Greenidge board make and approve such grants and issuances;

(iii)

Establishing corporate and individual goals and objectives relevant to compensation of Greenidge’s chief executive officer and other executive officers, and evaluating each such officer’s performance in light of those goals and objectives and certifying achievement of such goals and objectives;

(iv)	Determining the compensation of Greenidge’s chief executive officer;

(v)	Determining the compensation of the Chairman of the Greenidge board and reviewing and making recommendations to the Greenidge board regarding director compensation;

(vi)	Recommending the compensation of Greenidge’s executive officers (other than the chief executive officer) to the Greenidge board for determination;

(vii)	Administering Greenidge’s cash and equity incentive plans;

(viii)

Preparing an annual Compensation Discussion and Analysis for inclusion in Greenidge’s annual proxy statement in accordance with applicable SEC rules and regulations, which shall be prepared following discussion of thereof with the management of Greenidge;

(ix)	Reviewing and evaluating, at least annually, the Compensation Committee charter and the adequacy of the Compensation Committee charter, as well as the performance of the Compensation Committee; and

(x)	Performing any other duties or responsibilities expressly delegated to the Compensation Committee by the Greenidge board from time to time.

Code of Business Conduct

Greenidge has adopted a new code of business conduct that applies to all of its directors, officers and employees, including its principal executive officer, principal financial officer and principal accounting officer, which is available on Greenidge’s website. Greenidge’s code of business conduct is a “code of ethics”, as defined in Item 406(b) of Regulation S-K. Please note that Greenidge’s Internet website address is provided as an inactive textual reference only. Greenidge will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of business conduct on its Internet website.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee was at any time during the year 2020, or at any other time, one of Greenidge’s officers or employees. Greenidge is party to certain transactions described in “Certain Relationships and Related Party Transactions”. None of Greenidge’s executive officers has served as a member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of the Greenidge board or member of Greenidge’s compensation committee.

Director Independence

Nasdaq’s rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Greenidge board currently consists of nine (9) directors, five (5) of whom are not independent within the meaning of the Nasdaq’s rules. Greenidge has entered into independent director agreements with Michael Neuscheler, Ted Rogers, Daniel Rothaupt and Timothy Lowe, pursuant to which they have been appointed to serve as independent directors as of March 2021. The Greenidge board has determined that each of Messrs. Neuscheler, Rogers, Rothaupt and Lowe are independent.

Director Nominations

Greenidge does not have a standing nominating committee, though it intends to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605 of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The Greenidge board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who will participate in the consideration and recommendation of director nominees are Messrs. Neuscheler, Rogers, Rothaupt and Lowe. As there is no standing nominating committee, Greenidge does not have a nominating committee charter in place.

The Greenidge board will also consider director candidates recommended for nomination by the Greenidge stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). A Greenidge stockholder that wishes to nominate a director for election to the Greenidge board should follow the procedures set forth in Greenidge’s bylaws.

Greenidge has not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Greenidge board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of the Greenidge stockholders.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to Dale Irwin and Timothy Rainey, Greenidge’s named executive officers (“Named Executive Officers” or “NEOs”), for services rendered in all capacities for the year ended December 31, 2020. Greenidge had no other executive officers during the 2020 fiscal year. Jeffrey Kirt was hired as Greenidge’s Chief Executive Officer in January 2021 and thus was not a NEO as of December 31, 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	All Other Compensation ($) (2)	Total ($)
Dale Irwin, President	2020	180,000	58,451	2,807	241,258
Timothy Rainey, Chief Financial Officer	2020	135,000	43,418	13,199	191,617

(1)	Reflects performance bonus payouts to the NEOs with respect to 2020.
(2)	Includes the cost of health insurance premiums paid by the Company for Mr. Irwin, and health insurance and phone stipends and 401(k) matching contributions for Mr. Rainey.

Base Salary

Base salaries are intended to provide a level of compensation sufficient to attract and retain an effective management team, when considered in combination with the other components of Greenidge’s executive compensation program.

Employee Benefit Programs

In 2020, Greenidge did not maintain any defined benefit or nonqualified deferred compensation plans for its NEOs or other employees. Greenidge maintains a health and welfare plan in which all of its eligible employees, including its NEOs, may participate. Mr. Rainey receives a health insurance stipend in lieu of participating in its health and welfare plan.

Greenidge Generation sponsors a 401(k) plan covering substantially all Greenidge Generation employees, including the NEOs. Employees become eligible to participate in the plan upon the attainment of age twenty-one. Eligible employees may elect to make either pre-tax or Roth contributions to the plan, subject to limitations set forth by the plan and the Code. Greenidge Generation makes safe harbor matching contributions equal to 100% of the first 3% of employees’ eligible earnings and an additional 50% on the next 2% of employees’ eligible earnings. Greenidge Generation may also make a non-elective contribution at its discretion.

Employment Agreements

All of Greenidge’s NEOs are employees at-will and do not have employment agreements with Greenidge.

2020 Bonuses

With respect to 2020, Greenidge’s NEOs were eligible to receive performance bonuses based on Greenidge’s safety, environmental, and financial performance, as well as a discretionary annual cash bonus, the amounts and payments of which are generally determined in the sole discretion of the Greenidge board.

Outstanding Equity Awards at Fiscal Year-End

None of Greenidge’s NEOs held any outstanding equity awards as of December 31, 2020.

Outstanding Equity Awards as of May 31, 2021

The following table provides information regarding outstanding equity awards held by the NEOs and Mr. Kirt as of May 31, 2021.

Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($) (2)
Jeffrey Kirt (3)	3/8/2021	—	—	—	—	—	344,800	2,155,000
Dale Irwin	—	—	—	—	—	—	—	—
Timothy Rainey (4)	2/21/2021	257,484	128,740	—	5.80	2/21/2031	—	—

(1)	The share numbers and option exercise price shown in this table reflect the 4-to-1 forward stock split that occurred on March 16, 2021.
(2)	For purposes of this table, the market value of unvested restricted stock units is determined by multiplying the number of unvested restricted stock units by the assumed price of $6.25 per share.
(3)	Mr. Kirt’s restricted stock units vest ratably over three years on an annual basis, subject to Mr. Kirt’s continued service on each applicable vesting date.
(4)

The stock options granted to Mr. Rainey vest as follows: (i) 257,484 options vested on the grant date and (ii) the remaining options vest on the first anniversary of the grant date, subject to Mr. Rainey’s continued service on the applicable vesting date.

Greenidge 2021 Equity Incentive Plan

The following summary briefly describes the principal features of the Greenidge 2021 Equity Incentive Plan (the “2021 Plan”) and is qualified in its entirety by reference to the full text of the 2021 Plan.

On February 21, 2021, the Greenidge board adopted the 2021 Plan. Pursuant to the 2021 Plan, the Greenidge board or the Compensation Committee of the Greenidge board (references to the Greenidge board will include the Compensation Committee) may grant restricted stock, stock options and other forms of incentive compensation to employees, consultants, and directors of Greenidge and its affiliates. On March 25, 2021, the Greenidge board adopted an amended 2021 plan, reference herein to the 2021 Plan will be to the 2021 Plan as amended.

The maximum number of shares of class A common stock, that may be issued pursuant to awards granted under the 2021 Plan is 3,831,112 shares (after taking into account the 4-to-1 forward stock split that occurred on March 16, 2021). As of the date of this proxy statement/prospectus, 2,657,224 shares of class A common stock remain available for issuance under the 2021 Plan.

Awards that may be granted include: (a) incentive stock options, (b) non-qualified stock options, (c) stock appreciation rights, (d) restricted awards (which include restricted stock and restricted stock units), (e) performance share awards, and (f) performance compensation awards.

Purposes: The purposes of the 2021 Plan are to attract and retain employees, consultants and directors for Greenidge and its subsidiaries; motivate them by means of appropriate incentives to achieve long-range goals; provide incentive compensation opportunities; and further align their interests with those of stockholders through compensation that is based on class A common stock.

Administration: The 2021 Plan is currently administered by the Compensation Committee (the “Administrator”). Among other things, the Administrator has the authority to construe and interpret the 2021 Plan, to select persons who will receive awards, determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards. The Administrator has authority to establish, amend, and rescind rules and regulations relating to the 2021 Plan and awards granted under the 2021 Plan; provided, that if any such amendment materially and adversely affects the right of any 2021 Plan participant, award holder, or beneficiary then any such amendment will not be effective without the prior written consent of the 2021 Plan participant, award holder, or beneficiary.

Eligible Recipients: Persons eligible to receive awards under the 2021 Plan will be those employees, consultants, and directors of Greenidge and its affiliates who are selected by the Administrator.

Shares Available: The maximum number of shares of class A common stock that may be delivered to participants under the 2021 Plan is 3,831,112 shares, after taking into account the 4-to-1 forward stock split that occurred on March 16, 2021 and as may be further adjusted for certain corporate changes affecting the shares, such as stock splits. Any shares of class A common stock granted in connection with stock options and stock appreciation rights will be counted against the limit as one share for every one stock option and stock appreciation right awarded. Any shares of class A common stock granted in connection with awards other than stock options and stock appreciation rights will be counted against the limit as two shares of class A common stock for every one share of class A common stock granted in connection with such award. Cancelled, forfeited, or expired awards may again become available for grant under the 2021 Plan. Shares subject to an award under the 2021 Plan will not again be made available for issuance or delivery under the 2021 Plan if such shares are (a) shares tendered in payment of a stock option, (b) shares delivered or withheld by Greenidge to satisfy any tax withholding obligation, or (c) shares covered by a stock-settled stock appreciation right or other awards that were not issued upon the settlement of the award.

Stock Options:

General. Subject to the provisions of the 2021 Plan, the Administrator has the authority to determine all grants of stock options. That determination will include: (a) the number of shares subject to any stock option; (b) the exercise price per share; (c) the expiration date of the stock option; (d) the manner, time, and date of permitted exercise; (e) other restrictions, if any, on the stock option or the shares underlying the stock option; and (f) any other terms and conditions as the Administrator may determine. Only employees of Greenidge or its subsidiaries are eligible to be granted incentive stock options.

Option Price. The exercise price for stock options will be determined at the time of grant. The exercise price will not be less than the fair market value on the date of grant. The exercise price for any incentive stock option awarded may not be less than the fair market value of the shares on the date of grant. However, incentive stock option grants to any employee owning more than 10% of Greenidge’s voting stock must have an exercise price of not less than 110% of the fair market value on the grant date.

Exercise of Options. A stock option may be exercised only in accordance with the terms and conditions for the stock option agreement as established by the Administrator at the time of the grant. The stock option must be exercised by notice to Greenidge, accompanied by payment of the exercise price. Payments may be made in cash or, at the option of the Administrator, (a) by delivery to Greenidge of other class A common stock, duly endorsed for transfer to Greenidge, with a fair market value on the date of delivery equal to the exercise price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the participant identifies for delivery specific shares of class A common stock that have an aggregate fair market value on the date of attestation equal to the exercise price (or portion thereof) and receives a number of shares of class A common stock equal to the difference between the number of shares thereby purchased and the number of identified attestation shares of class A common stock; (b) a “cashless” exercise program established with a broker; (c) by reduction in the number of shares of class A common stock otherwise deliverable upon exercise of such stock option with a fair market value equal to the aggregate exercise price at the time of exercise; (d) any combination of the foregoing methods; or (e) in any other form of legal consideration that may be acceptable to the Administrator.

Expiration or Termination. Stock options, if not previously exercised, will expire on the expiration date established by the Administrator at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of Greenidge’s voting stock, such term cannot exceed five years. Except as otherwise set forth in the applicable award agreement, stock options will terminate before their expiration date if the holder’s service with Greenidge or a subsidiary terminates before the expiration date. The stock option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death or disability, with the precise period during which the option may be exercised to be established by the Administrator and reflected in the grant evidencing the award.

Incentive and Non-Qualified Options. Stock options give the option holder the right to acquire a designated number of shares of class A common stock at a purchase price that is fixed upon the grant of the stock option (the “exercise price”). The exercise price will not be less than the market price of the class A common stock on the date of grant. Stock options granted may be either tax-qualified stock options (so-called “incentive stock options”) or non-qualified stock options.

As described elsewhere in this summary, an incentive stock option is an option that is intended to qualify under certain provisions of the Code, for more favorable tax treatment than applies to non-qualified stock options. Any option that does not qualify as an incentive stock option will be a non-qualified stock option. Under the Code, certain restrictions apply to incentive stock options. For example, the exercise price for incentive stock options may not be less than the fair market value of the shares on the grant date and the term of the option may not exceed ten years (or five years in the case of employees owning more than 10% of Greenidge’s voting stock). In addition, an incentive stock option may not be transferred, other than by will or the laws of descent and distribution, and is exercisable during the holder’s lifetime only by the holder. In addition, no incentive stock options may be granted to a holder that is first exercisable in a single year if that option, together with all incentive stock options previously granted to the holder that also first become exercisable in that year, relate to shares having an aggregate market value in excess of $100,000, measured at the grant date.

Stock Appreciation Rights: Stock appreciation rights (“SARs”) may be granted alone or in tandem with stock options. A SAR is a right to receive a payment in class A common stock or cash (as determined by the Board) equal in value to the excess of the fair market value of one share of class A common stock on the date of exercise over the exercise price per share established in connection with the grant of the SAR. The exercise price per share of class A common stock subject to a SAR may not be less than fair market value at the time of grant.

Restricted Awards: Restricted awards are awards of class A common stock or hypothetical common stock units having a value equal to the fair market value of an identical number of shares of class A common stock. Restricted awards are forfeitable and non-transferable until the awards vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded. Restricted stock holders generally have the rights of a stockholder with respect to the shares, including the right to receive dividends, the right to vote the shares of restricted stock and, conditioned upon full vesting of shares of restricted stock, the right to tender such shares, subject to the conditions and restrictions generally applicable to restricted stock or specifically set forth in the recipient’s restricted stock agreement. The Board may determine at the time of award that the payment of dividends, if any, will be deferred until the expiration of the applicable restriction period. Restricted stock unit holders will have no voting rights with respect to any restricted stock units. Restricted stock units may also be granted with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in the award agreement. The Board may provide that the restricted stock units will be credited with cash and stock dividends paid by Greenidge in respect of one share of class A common stock (“Dividend Equivalents”). Dividend Equivalents will be deferred until the expiration of the applicable restriction period.

Performance Compensation Awards: The 2021 Plan also provides for performance compensation awards, representing the right to receive a payment, which may be in the form of cash, share of class A common stock, or a combination, based on the attainment of pre-established goals set forth in the applicable award agreement. Performance compensation awards that become vested following the achievement of the performance goals will be paid to participants as soon as administratively practicable following completion of the certification of the achievement of the performance goals by the Administrator but in no event later than 2 1/2 months following the end of the fiscal year during which the performance period is completed.

Performance Criteria: Under the 2021 Plan, one or more performance criteria will be used by the Administrator in establishing performance goals. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of Greenidge, as the Administrator may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the Administrator deems appropriate. In determining the actual size of an individual performance compensation award, the Administrator may reduce or eliminate the amount of the award through the use of negative discretion if, in its sole judgment, such reduction or elimination is appropriate. The Administrator will not have the discretion to grant or provide payment in respect of performance compensation awards if the performance goals have not been attained.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the Administrator. In the event of various changes to the capitalization of Greenidge, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the Administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The Administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of Greenidge, including acceleration of vesting or cancellation of any outstanding awards (upon at least 10 days’ advance notice) in exchange for a payment to the award holder the value of such awards in cash, stock, or a combination thereof. Except as otherwise determined by the Administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. As provided by the terms of the applicable award agreement and subject to the discretion of the Administrator, the applicable tax withholding obligation relating to the exercise or acquisition of class A common stock under an award by any or a combination of the following means: (a) tendering a cash payment; (b) authorizing Greenidge to withhold shares of class A common stock from the shares of class A common stock otherwise issuable to the award holder as a result of the exercise or acquisition of class A common stock under the award, provided, however, that no shares of class A common stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (c) delivering to Greenidge previously owned and unencumbered shares of class A common stock. The Administrator also has the authority, at any time, to discontinue the granting of awards. The Administrator also has the authority to alter or amend the 2021 Plan or any outstanding award or may terminate the 2021 Plan as to further grants, provided that no amendment will, without the approval of stockholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the 2021 Plan, change the persons eligible for awards under the 2021 Plan, extend the time within which awards may be made, or amend the provisions of the 2021 Plan related to amendments. The 2021 Plan will terminate automatically on February 21, 2031. No amendment that would adversely affect any outstanding award made under the 2021 Plan can be made without the consent of the holder of such award.

Support Equity Compensation Plans

Upon completion of the Merger, Support’s equity compensation plans will be terminated.

Director Compensation

The following table provides information concerning the compensation of each non-employee director who served on the Greenidge board in 2020. Daniel Rothaupt was the only non-employee director who received any compensation in 2020.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Timothy Fazio	—	—	—	—	—
Andrew M. Bursky	—	—	—	—	—
Timothy Lowe	—	—	—	—	—
Daniel Rothaupt	53,108.41	—	—	—	53,108.41
David Filippelli	—	—	—	—	—
Jerome Lay	—	—	—	—	—

(1)	Reflects fees paid for director duties provided by Mr. Rothaupt as part of an arrangement between the Controlling Stockholder and/or its affiliates and Greenidge.

Following the completion of the Merger, Greenidge’s compensation committee will determine the annual compensation to be paid to the members of the board of directors.

TRANSACTIONS WITH RELATED PERSONS

The following includes a brief summary of certain material arrangements, agreements and transactions since January 1, 2019, or any currently proposed transaction, in which Support or Greenidge was or is to be a participant and in which any person who will serve as an executive officer or director of Greenidge following the Merger had or will have a direct or indirect material interest (other than compensation described under “Compensation of Executive Officers and Directors”).

Notes Payable

Greenidge entered into a promissory note agreement during the year ended December 31, 2019 with the Controlling Stockholder and certain of its affiliates. Within the agreement, there were three separate loans with varying loan amounts and maturity dates. The notes bore interest at 8% per annum calculated on a 360-day year, and interest accrued and compounded on a quarterly basis. On July 2, 2020, Greenidge entered into a contribution and exchange agreement with the Controlling Stockholder and its affiliates, and the three notes payable and related accrued interest was converted into equity in the form of Senior Priority Units – Tranche 1. Greenidge incurred interest expense of $0.6 million and $0.7 million under the terms of this promissory note agreement for the years ended December 31, 2020 and 2019, respectively.

Greenidge entered into a promissory note agreement during 2020 with its Controlling Stockholder and certain of its affiliates. Within the agreement, there are two separate loans with varying loan amounts and maturity dates. The notes bear interest at 8% per annum calculated on a 360-day year, and interest accrues and compounds on a quarterly basis. All accrued but unpaid interest under the notes is due and payable upon the corresponding note maturity date. For the year ended December 31, 2020, Greenidge incurred interest expense of less than $0.1 million under the terms of this promissory note agreement.

In January 2021, all outstanding promissory notes converted into shares of Greenidge capital stock.

Letters of Credit

The Controlling Stockholder and certain of its affiliates obtained a letter of credit from a financial institution in the amount of $4.9 million at December 31, 2020 and 2019, payable to the NYSDEC. This letter of credit guarantees the current value of Greenidge’s environmental trust liability. Atlas Capital Resources LP and Atlas Capital Resources (P) LP also obtained a letter of credit from a financial institution in the amount of $3.6 million at December 31, 2020 and 2019, payable to Empire Pipeline Incorporated (“Empire”) in the event Greenidge should not make contracted payments for costs related to a pipeline interconnection project Greenidge has entered into with Empire. Greenidge paid the Controlling Stockholder and certain of its affiliates $0.2 million for each of the years ended December 31, 2020 and 2019, respectively.

On March 18, 2021, Greenidge and the Controlling Stockholder and its affiliates entered into an arrangement pursuant to which Greenidge agreed, upon request, to direct its bank to issue new letters of credit to replace all or a portion of the letters of credit provided by the Controlling Stockholder and certain of its affiliates, upon the consummation of a potential investment in, financing of, or sale of any assets or equity or debt securities of the Company, which results in net proceeds to the Company of at least $10.0 million.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Support

The following table sets forth information with respect to beneficial ownership of Support’s common stock as of July 12, 2021 by: (i) each of its directors and named executive officers, (ii) all directors and named executive officers as a group, and (iii) each person who is known by it to beneficially own 5% or more of its outstanding common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, including the percentage of common stock, all common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of July 12, 2021 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each person is in the care of Support, 777 S. Figueroa Street, Suite 4600, Los Angeles, CA 90017.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Lance Rosenzweig, Chief Executive Officer, President and Director(2)	Common Stock	471,110	1.9%
Caroline Rook, Chief Financial Officer(3)	Common Stock	27,383	*
Christine Kowalczyk, Chief Operating Officer(4)	Common Stock	25,000	*
Joshua Schechter, Chairman of the Board	Common Stock	151,823	*
Richard Bloom, Director(5)	Common Stock	1,332,803	5.5%
Brian Kelley, Director	Common Stock	118,490	*
Bradley Radoff, Director(6)(7)	Common Stock	1,712,030	7.1%
All officers and directors as a group (7 persons named above)	Common Stock	3,838,639	15.7%
Greenidge Generation Holdings Inc.(8)	Common Stock	7,454,760	30.8%
210 Capital, LLC(9)	Common Stock	3,909,871	16.1%
BLR Partners LP(7)	Common Stock	1,301,874	5.4%

*	Less than 1%

(1)	A total of 24,229,460 shares of common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of July 12, 2021.
(2)

Includes (i) 66,667 shares of common stock subject to stock options granted to Mr. Rosenzweig under Support’s 2014 Inducement Award Plan and (ii) 216,666 shares of common stock subject to performance-based stock options granted to Mr. Rosenzweig under Support’s Third Amended and Restated 2010 Equity and Performance Incentive Plan (“Stock Plan”), in each case that are exercisable and releasable within 60 days.

(3)	Includes 4,167 shares of common stock subject to stock options granted to Ms. Rook under the Stock Plan that are exercisable and releasable within 60 days.
(4)	Includes 6,250 shares of common stock subject to stock options and awards granted to Ms. Kowalczyk that are exercisable and releasable within 60 days.

(5)

Includes 1,122,013 shares of common stock held directly by Mr. Bloom, who has sole voting and dispositive power, and, based solely on information reported on a Schedule 13G/A filed with the SEC on April 1, 2021 by Mr. Bloom, includes 208,290 shares directly held by Bloom Family Investments Limited Partnership and 2,500 shares directly held by Bloom Family Management LLC, but excludes 13,420 shares directly held by Bloom Family 2004 Irrevocable Trust over which Mr. Bloom does not have voting control. The mailing address for such entities is Richard Bloom c/o Support.com, Inc., 1521 Concord Pike (US 202), Suite 301, Wilmington, DE 19803.

(6)	Includes 410,156 shares of common stock held directly by Mr. Radoff, who has sole voting and dispositive power, and 1,301,874 shares of common stock beneficially owned by BLR Partners LP.
(7)

Based solely on information reported on a Schedule 13D/A filed with the SEC on March 30, 2021. Consists of common stock beneficially owned directly by BLR Partners LP. BLR Partners LP reported sole voting power and sole dispositive power of 1,301,874 shares of common stock. BLRPart GP, as the general partner of BLR Partners LP, may be deemed the beneficial owner of the shares of common stock beneficially owned by BLR Partners LP. BLRGP, as the general partner of BLRPart GP, may be deemed the beneficial owner of the shares of common stock beneficially owned by BLR Partners LP. Fondren Management, as the investment manager of BLR Partners LP, may be deemed the beneficial owner of the shares of common stock beneficially owned by BLR Partners LP. FMLP, as the general partner of Fondren Management, may be deemed the beneficial owner of the shares of common stock beneficially owned by BLR Partners LP. Mr. Radoff, as the sole shareholder and sole director of each of BLRGP and FMLP may be deemed the beneficial owner of the shares of common stock beneficially owned by BLR Partners LP. The mailing address for BLR Partners LP is 2727 Kirby Drive, Unit 29L, Houston, Texas 77098.

(8)

The shares in the table represent the aggregate number of Support common shares that are owned as of July 12, 2021 collectively by the directors and executive officers of Support and the Investor, each of whom has executed the Voting Agreement with Greenidge. Under the Voting Agreement, each of the directors and executive officers of Support and the Investor has granted an irrevocable proxy to Greenidge in respect of the shares of Support common stock that it owns as of the record date for the Support special meeting for the Merger. As a result of entry into the Voting Agreement, Greenidge and certain of its affiliates may be deemed to possess shared voting power over such shares.

As reported in the Schedule 13D filed with the SEC on March 26, 2021 by Greenidge, Atlas Capital Resources (A9) LP (who holds a private equity investment in Greenidge as described in the following beneficial ownership table), Atlas Capital GP LP (the general partner of Atlas Capital Resources (A9)), Atlas Capital Resources GP LLC (the general partner of Atlas Capital GP LP), and Messrs. Andrew M. Bursky and Timothy J. Fazio (the Managing Partners of Atlas Capital Resources GP LLC), other than those shares of Support common stock that may be deemed to be beneficially owned by operation of the Voting Agreement, Greenidge and such other reporting persons do not beneficially own any shares of Support common stock. The mailing address for Greenidge is 590 Plant Road, Dresden, NY 14441.

(9)

Based solely on information reported on a Schedule 13D filed with the SEC on March 29, 2021 by the Investor, 210 Capital, LLC. 210 Capital reported the direct beneficial ownership of the shares. As members of 210 Capital, each of Covenant RHA Partners, L.P. and CCW/LAW Holdings, LLC may be deemed to have shared voting and dispositive control over the shares beneficially owned by 210 Capital. As sole member of CCW/LAW Holdings, C. Clark Webb may be deemed to have shared voting and dispositive control over the shares beneficially owned by 210 Capital. As general partner of Covenant RHA Partners, RHA Investments, Inc. may be deemed to have shared voting and dispositive control over the shares beneficially owned by 210 Capital. As president and sole shareholder of RHA Investments, Robert Alpert may be deemed to have shared voting and dispositive control over the shares beneficially owned by 210 Capital. None of Covenant RHA Partners, CCW/LAW Holdings, RHA Investments, Mr. Alpert or Mr. Webb owns any shares of Support common stock directly, and each has disclaimed beneficial ownership of any shares of Support common stock beneficially owned by 210 Capital. The mailing address for 210 Capital is 4514 Cole Avenue, Suite 1600, Dallas, Texas 75205.

Except as contemplated by the Merger Agreement, Support does not currently have any arrangements which if consummated may result in a change of control of Support.

Security Ownership of Greenidge

The following table sets forth information with respect to beneficial ownership of Greenidge’s common stock as of July 12, 2021 by: (i) each of its directors and named executive officers, (ii) all directors and named executive officers as a group, and (iii) each person who is known by it to beneficially own 5% or more of its outstanding common stock. The table below assumes each outstanding share of series A preferred stock will convert into one share of class B common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, including the percentage of voting stock, all common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of July 12, 2021 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each person is c/o Greenidge Generation Holdings Inc. 590 Plant Road, Dresden, NY 14441.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent Ownership(1)	Percent Voting Power(2)
	Class A Common Stock	Class B Common Stock
Atlas Capital Resources (A9) LP	0	19,202,652	55.18%	55.18%
Atlas Capital Resources (A9-Parallel) LP	0	6,895,120	19.81%	19.81%
Atlas Capital Resources (P) LP	0	702,528	2.02%	2.02%
Jeffrey Kirt, Chief Executive Officer(3)	0	8,000	*	*
Dale Irwin, President	0	772,444	2.22%	2.22%
Timothy Rainey, Chief Financial Officer(4)	0	257,484	*	*
Timothy Fazio, Chairman(5)	0	26,800,300	77.01%	77.01%
Ted Rogers, Vice Chairman	0	160,000	*	*
Andrew M. Bursky, Director(5)	0	26,800,300	77.01%	77.01%
Jerome Lay, Director	0	0	*	*
Timothy Lowe, Director	0	71,208	*	*
Michael Neuscheler, Director	0	0	*	*
Daniel Rothaupt, Director	0	142,420	*	*
David Filippelli, Director	0	0	*	*
All officers and directors as a group (11 persons named above)	0	28,211,856	81.06%	81.06%

*	Less than 1%
(1)

Based on 0 shares of class A common stock outstanding plus 34,800,000 shares of class B common stock outstanding (which assumes the conversion of 1,620,000 shares of series A preferred stock into 6,480,000 shares of class B common stock) as of July 12, 2021

(2)

Based on 0 shares of class A common stock outstanding plus 34,800,000 shares of class B common stock outstanding (which assumes the conversion of 1,620,000 shares of series A preferred stock into 6,480,000 shares of class B common stock) as of July 12, 2021. Each share of Class A common stock is entitled to one votes per share and each share of class B common stock is entitled to ten vote per share.

(3)

Consists of 2,000 shares of series A preferred stock held by Fifth Lake Industries, LLC (“FLI”), which are entitled to convert into 8,000 shares of class B common stock. Mr. Kirt, is an affiliate of FLI and has shared voting and investment power over the securities held by FLI. Mr. Kirt disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for FLI is 55 Greens Farms Road, Suite 200, Westport, CT 06880.

(4)	Consists of 257,484 shares of class B common stock which Mr. Rainey has the right to acquire within 60 days through the exercise of vested options.
(5)

Consists of 19,202,652 shares of class B common stock held by Atlas Capital Resources (A9) LP, 6,895,120 shares of class B common stock held by Atlas Capital Resources (A9-Parallel) LP, 702,528 shares of class B common stock held by Atlas Capital Resources (P) LP. Timothy Fazio and Andrew Bursky, through their executive capacities in each of these entities, have shared voting and investment power over the securities held by these entities. Mr. Fazio and Mr. Bursky each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for Messrs. Fazio and Bursky is c/o Atlas Holdings LLC, 100 Northfield Street, Greenwich, CT 06830.

Greenidge does currently have any arrangements which if consummated may result in a change of control of Greenidge.

Security Ownership of Greenidge After the Merger

The following table sets forth information with respect to beneficial ownership of Greenidge’s common stock as of July 12, 2021 by: (i) each of its directors and named executive officers, (ii) all directors and named executive officers as a group, and (iii) each person who is known by it to beneficially own 5% or more of its outstanding common stock. The table below assumes each outstanding share of series A preferred stock will convert into one share of class B common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, including the percentage of voting stock, all common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of July 12, 2021 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated in the footnotes to this table, or as required by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them. Unless otherwise indicated in the footnotes, the address for each person is c/o Greenidge Generation Holdings Inc. 590 Plant Road, Dresden, NY 14441.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent Ownership(1)	Percent Voting Power(2)
	Class A Common Stock	Class B Common Stock
Atlas Capital Resources (A9) LP	0	19,202,652	50.06%	54.62%
Atlas Capital Resources (A9-Parallel) LP	0	6,895,120	17.97%	19.61%
Atlas Capital Resources (P) LP	0	702,528	1.83%	2.00%
Jeffrey Kirt, Chief Executive Officer(3)	0	8,000	*	*
Dale Irwin, President	0	772,444	2.01%	2.20%
Timothy Rainey, Chief Financial Officer(4)	0	257,484	*	*
Timothy Fazio, Chairman(5)	0	26,800,300	69.86%	76.23%
Ted Rogers, Vice Chairman	0	160,000	*	*
Andrew M. Bursky, Director(5)	0	26,800,300	69.86%	76.23%
Jerome Lay, Director	0	0	*	*
Timothy Lowe, Director	0	71,208	*	*
Michael Neuscheler, Director	0	0	*	*
Daniel Rothaupt, Director	0	142,420	*	*
David Filippelli, Director	0	0	*	*
All officers and directors as a group (11 persons named above)	0	28,211,856	73.54%	80.24%

*	Less than 1%

(1)

Based on 3,560,435 shares of class A common stock outstanding as after the Merger plus 34,800,000 shares of class B common stock after the Merger (which assumes the conversion of 1,620,000 shares of series A preferred stock into 6,480,000 shares of class B common stock).

(2)

Based on 3,560,435 shares of class A common stock after the Merger plus 34,800,000 shares of class B common stock after the Merger (which assumes the conversion of 1,620,000 shares of series A preferred stock into 6,480,000 shares of class B common stock). Each share of Class A common stock is entitled to one votes per share and each share of class B common stock is entitled to ten vote per share.

(3)

Consists of 2,000 shares of series A preferred stock held by Fifth Lake Industries, LLC (“FLI”), which are entitled to convert into 8,000 shares of class B common stock. Mr. Kirt, is an affiliate of FLI and has shared voting and investment power over the securities held by FLI. Mr. Kirt disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for FLI is 55 Greens Farms Road, Suite 200, Westport, CT 06880.

(4)	Consists of 257,484 shares of class B common stock which Mr. Rainey has the right to acquire within 60 days through the exercise of vested options.

(5)

Consists of 19,202,652 shares of class B common stock held by Atlas Capital Resources (A9) LP, 6,895,120 shares of class B common stock held by Atlas Capital Resources (A9-Parallel) LP, 702,528 shares of class B common stock held by Atlas Capital Resources (P) LP. Timothy Fazio and Andrew Bursky, through their executive capacities in each of these entities, have shared voting and investment power over the securities held by these entities. Mr. Fazio and Mr. Bursky each disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address for Messrs. Fazio and Bursky is c/o Atlas Holdings LLC, 100 Northfield Street, Greenwich, CT 06830.

DESCRIPTION OF SECURITIES

The following is a summary of the terms of the securities of Greenidge following the Merger. This summary does not purport to be complete nor does it represent all information which you might find to be important for understanding Greenidge capital stock. This summary is subject to, and qualified in its entirety by reference to, the amended and restated certificate of incorporation and bylaws of Greenidge, copies of which are filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.

Greenidge’s authorized capital stock currently consists of 400,000,000 shares of class A common stock, par value $0.0001 per share, 100,000,000 shares of class B common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share.

The number of authorized shares of Greenidge’s common or preferred stock may be increased or decreased by the affirmative vote of the holders of shares of Greenidge’s capital stock representing a majority of the votes represented by all outstanding shares of such capital stock entitled to vote on such matter, irrespective of the provisions of Section 242(b)(2) of DGCL, in addition to any vote of the holders of one or more series of Greenidge’s preferred stock that may be required by the terms of such preferred stock. However, the number of authorized shares of common or preferred stock to be decreased may not be decreased below the number of shares thereof then outstanding or, in the case of class A common stock, the number of such shares reserved for issuance upon conversion into shares of class A common stock of the then-outstanding shares of class B common stock.

Common Stock

As of March 31, 2021, there were no shares of class A common stock and 28,320,000 shares of class B common stock of Greenidge issued and outstanding. All shares of Greenidge common stock now outstanding are duly authorized, fully paid and non-assessable. Shares of class B common stock that have been acquired by Greenidge, whether by repurchase, upon conversion or otherwise, are retired and not issuable again as shares of class B common stock. Below is a summary of the rights of the common stock.

Voting Rights. The holders of class A common stock are entitled to one (1) vote per share, and the holders of class B common stock are entitled to ten (10) votes per share at all stockholder meetings and on all matters submitted to Greenidge stockholders generally. The holders of class A common stock and class B common stock vote together as a single class, unless specifically provided in the amended and restated certificate of incorporation or otherwise required by law. The DGCL could require holders of class A common stock or class B common stock, as the case may be, to vote separately as a single class if Greenidge were to seek to amend its amended and restated certificate of incorporation either (i) to increase or decrease the par value of a class of stock, or (ii) in a manner that alters or changes the powers, preferences or special rights of a class of stock in a manner that affected its holders adversely.

Holders of class A common stock and class B common stock are not allowed to vote on any amendment of the Greenidge amended and restated certificate of incorporation that relates only to the terms of a series of outstanding Greenidge preferred stock for which the holders of such affected preferred stock have the right to vote under the certificate of incorporation or DGCL.

Stockholders do not have the ability to cumulate votes for the election of directors.

Dividend Rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of Greenidge common stock are entitled to receive dividends out of assets legally available if the board of directors of Greenidge, in its discretion, determines to issue dividends and only then at the times and in the amounts that the board of directors may determine. If a dividend is paid in the form of shares of class A common stock or class B common stock, then the holders of class A common stock shall be entitled to receive shares of class A common stock, and holders of class B common stock shall be entitled to receive shares of class B common stock, with holders of shares of class A common stock and class B common stock receiving, on a per share basis, an identical number of shares of class A common stock or class B common stock, as applicable. (The foregoing sentence also applies should the dividend be paid in rights to acquire, or securities convertible into or exchangeable for, class A and class B common stock.) However, upon the approval by the affirmative vote of the holders of a majority of the outstanding shares of class A common stock and class B common stock, each voting separately as a class, the Greenidge board may pay or make a disparate dividend per share of class A common stock or class B common stock (whether in the amount of such dividend payable per share, the form in which such dividend is payable, the timing of the payment, or otherwise).

Right to Receive Liquidation Distributions. Upon the dissolution, liquidation or winding-up of Greenidge’s, the assets legally available for distribution to Greenidge’s stockholders are distributable ratably among the holders of common stock, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Conversion. Each share of class B common stock is convertible into one (1) share of class A common stock at the option of the holder thereof at any time upon written notice to Greenidge. In addition, each share of class B common stock shall automatically convert into one (1) share of class A common stock (i) upon any Transfer, other than certain transfers to controlled entities or, in the case of individuals, to trusts for estate planning purposes, as more fully described in a Greenidge’s certificate of incorporation, of such series B common stock; (ii) upon the date specified by the holders of at least a majority of the then outstanding shares of class B common stock, voting as a separate class; or (iii) on the date that is five (5) years after the date the class A common stock is first registered under Section 12(b) or 12(g) of the Exchange Act.

Other Dual Class Provisions. In general, class A common stock and class B common stock are to be treated the same as the other and ratably, on a per share basis, in the case of distributions or payments in respect of the common stock, consolidations or mergers of Greenidge, or consideration to be received in a tender or exchange offer. However, in such transactions, the class A and class B common stock are permitted to receive different or disproportionate consideration or distributions (as the case may be) if the per share consideration or distribution in the form of securities issuable to a share of class B common stock has ten (10) times the voting power of securities issuable to a share of class A common stock or if the different or disproportionate consideration or distribution is approved by the affirmative vote of the holders of a majority of the class A common stock and class B common stock, each voting separately as a class.

No Preemptive or Similar Rights. The common stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

No Ownership Limitations or Transfer Restrictions. The common stock is not subject to any limitation on the amount of securities that may be held by holders, and except for the conversion feature of the class B common stock, the common stock is not by its terms subject to any transfer restrictions.

Preferred Stock

Greenidge is currently authorized to issue up to 20,000,000 “blank check” shares of preferred stock with all designations, rights and privileges as the board of directors may decide, from time to time, without stockholder approval.

Series A Convertible Redeemable Preferred Stock

In its amended and restated certificate of incorporation, Greenidge has designated 2,000,000 shares of preferred stock as series A convertible redeemable preferred stock (“series A preferred stock”). As of March 31, 2021, there were 1,620,000 shares of series A preferred stock issued and outstanding. The series A preferred stock has the following voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions as set forth in the amended and restated certificate of incorporation. In addition, the holders of the series A preferred stock are party to (i) a Series A Preferred Stock Purchase Agreement, dated as of January 29, 2021, by and among Greenidge and the investors in the series A preferred stock (the “SPA”), (ii) a Registration Rights Agreement, dated as of January 29, 2021, by and among Greenidge and the investors in the series A preferred stock (the “Registration Rights Agreement”), and (iii) a Right of First Refusal and Co-Sale Agreement, dated as of January 29, 2021, by and among Greenidge, the class B common stockholders, and the investors in the series A preferred stock (the “ROFR”).

Ranking. The series A preferred stock ranks, as to dividend rights and rights upon liquidation, dissolution, or winding up, senior to the common stock. The terms of the series A preferred stock do not limit Greenidge’s ability to (i) incur indebtedness or (ii) issue additional equity securities that are equal or junior in rank to the shares of the series A preferred stock as to distribution rights and rights upon liquidation, dissolution or winding up.

Voting Rights. Holders of shares of series A preferred stock generally do not have the right to vote on any matters coming before Greenidge stockholders for a vote. However, the written consent or affirmative vote of the holders of a majority of the outstanding shares of series A preferred stock (the “Requisite Holders”), in addition to any other vote required by law or the amended and restated certificate of incorporation, is required for Greenidge to directly or indirectly by amendment, merger, consolidation, recapitalization, reclassification, or otherwise, do any of the following:

(a)

materially change the principal business of Greenidge, enter new lines of business that are materially different than existing lines of business unless in connection with a significant transaction event (as discussed below) or exit the current lines of business;

(b)

except in connection with a significant transaction event, purchase or redeem (or permit any subsidiary to purchase or redeem), or pay or declare any dividend or make any distribution on, any shares of Greenidge capital stock other than (i) redemptions of or dividends or distributions on the series A preferred stock as expressly authorized in the amended and restated certificate of incorporation, (ii) dividends or other distributions payable on the common stock solely in the form of additional shares of common stock and (iii) repurchases of stock from former employees, officers, directors, consultants or other persons who performed services for Greenidge in connection with the cessation of such employment or service at no greater than the original purchase price thereof; or

(c)

sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or a material portion of the assets of Greenidge or permit any direct or indirect subsidiary to do so, except in connection with (i) sales of mining equipment in the ordinary course of business and in a manner consistent with the principal business of Greenidge or (ii) a significant transaction event.

A “significant transaction event” is defined in the Registration Rights Agreement as Greenidge’s entry into a letter of intent, term sheet or definitive agreement with a third party relating to a merger, share exchange, sale of all or substantially all of the assets of Greenidge or other business combination, restructuring or change of control transaction, including any such transaction intended to result in or facilitate the public listing of Greenidge’s common stock, or securities into which Greenidge capital stock has been converted or exchanged, on a national securities exchange or over-the-counter quotation service. The Merger is a significant transaction event.

Stated Value. Each share of series A preferred stock has a stated value of $25.00 per share, subject to an equitable adjustment for stock splits, stock combinations, recapitalizations and similar transactions.

Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of Greenidge or any deemed liquidation event (as discussed below), before any payment to the holders of common stock, the holders of the shares of series A preferred stock then outstanding shall be paid out of the funds and assets available for distribution to stockholders an amount per share equal to the stated value for such share of series A preferred stock, plus an amount per share equal to the stated value of any shares of series A preferred stock that are issuable as the result of any accrued, but unpaid, PIK Dividends (as discussed below at “Description of Securities—Preferred Stock—Series A Redeemable Convertible Preferred Stock—Dividend Rights.”) If Greenidge’s funds and assets are insufficient to pay such liquidation preference in full, the funds and assets available for distribution shall be distributed ratably to the holders of the shares of series A preferred stock.

A “deemed liquidation event” occurs upon:

(a)

a merger or consolidation in which (i) Greenidge is a constituent party or (ii) a subsidiary of Greenidge is a constituent party and Greenidge issues shares of capital stock, except any such merger or consolidation in which the outstanding shares of Greenidge capital stock prior to such merger or consolidation (including all shares of common stock issuable upon the exercise of Greenidge’s then-outstanding options or upon conversion of convertible securities outstanding immediately prior to such merger or consolidation) continue to represent, or are converted into or exchanged for securities that continue to represent, at least a majority of the voting power of the surviving or resulting party of the merger or consolidation or, as applicable in the merger or consolidation, parent of the surviving or resulting party; or

(b)

(i) the sale, lease, transfer, or other disposition (in a single transaction or series of related transactions), other than to Greenidge or one or more wholly-owned subsidiaries, of all or substantially all of the assets of Greenidge and its subsidiaries, taken as a whole, or (ii) the sale or disposition of one or more subsidiaries that hold substantially all of the assets of Greenidge and its subsidiaries, taken as a whole.

However, a deemed liquidation event (and liquidation, dissolution or winding up) shall not occur if (i) the holders of at least a majority of the outstanding shares of Series A Preferred Stock (voting as a single class on an as-converted basis) (the “Requisite Holders”) elect by written consent not to treat the event as a deemed liquidation event at least five (5) days prior to the effective date of the event; (ii) the event is a Significant Transaction Event (as defined in Greenidge’s certificate of incorporation); or (iii) the event is a public offering of Greenidge securities (even if an offering resulting in a change of control of Greenidge) or merger, other business combination or issuance of Greenidge securities designed to increase the number of stockholders to facilitate listing on a national securities exchange.

Dividend Rights. The holders of shares of series A preferred stock are entitled to receive dividends on shares of series A preferred stock equal (on an as if converted to common stock basis) to and in the same form as dividends actually paid on shares of common stock when, as and if such dividends are paid on shares of the common stock. In addition, Greenidge is required to pay a dividend in fully paid and non-assessable shares of series A preferred stock (the “PIK Dividends”) at the applicable rate set forth below upon the occurrence and continuance of any of the following events, up to a cap of twelve percent (12%) of the stated value in total:

(a)

if Greenidge has not filed a registration statement with the SEC to register the shares of class B common stock issuable upon conversion of the series A preferred stock (the “Specified Registration Statement”) on or before the date that is 150 days after the date that the first share of series A preferred stock was issued (the “Original Issue Date”) (on or about June 28, 2021), or if the Registration Statement has not been declared effective by the SEC on or before the date that is 210 days after the Original Issue Date (on or about August 27, 2021), it shall pay a PIK Dividend of 5% of the stated value per share;

(b)

if Greenidge has not filed a Registration Statement on or before the date that is 240 days after the Original Issue Date (on or about September 26, 2021) or the Registration Statement has not been declared effective by the SEC on or before the date that is 300 days after the Original Issue Date (on or about November 25, 2021), it shall pay a PIK Dividend of 10% of the stated value per share, minus any PIK Dividends already paid per (a) above;

(c)

if Greenidge has not filed the Registration Statement on or before the date that is 300 days after the Original Issue Date (on or about November 25, 2021), or if such Registration Statement has not been declared effective by the SEC on or before the date that is 360 days after the Original Issue Date (on or about January 24, 2022), it shall pay a PIK Dividend of 12% of the stated value per share, minus any PIK Dividends already paid per (a) and (b) above; and

(d)

if Greenidge fails to redeem the series A preferred stock when required to do so (as set forth below), it shall pay a PIK Dividend of 10% of the stated value, which shall increase to 12% of the stated value per share, minus any PIK Dividends already paid for the initial failure, at the 21-month anniversary of the Original Issue Date (on or about October 29, 2022).

Notwithstanding the foregoing, if Greenidge’s failure to satisfy the time requirements of (a), (b) or (c) above results from it having to cut back the number of shares allowed to be included in the Registration Statement as a result of SEC comments, no PIK Dividends will become due and payable as a result of such failure. Furthermore, Greenidge’s obligation to pay PIK Dividends will be tolled for up to sixty (60) days following Greenidge’s entry into a non-binding letter of intent or term sheet relating to a significant transaction event and for up to an additional one hundred and twenty (120) days following Greenidge’s entry into a definitive agreement relating to a significant transaction event. The Merger Agreement qualifies as a definitive instrument, thus the requirement to pay PIK Dividends is currently tolled for 120 days after the date of the Merger Agreement.

Automatic Conversion. On (i) the date that the Specified Registration Statement is declared effective by the SEC or (ii) the date that the Requisite Holders instruct Greenidge in writing to convert all of the series A preferred stock into common stock, each share of series A preferred stock shall be automatically converted, into such number of shares of common stock as is determined by dividing the stated value by the conversion price in effect on the conversion date. The conversion price is initially equal to $25.00, subject to certain adjustments, including but not limited to, adjustments for stock splits, stock dividends, and for additional issuances of common stock (unless the Requisite Holders provide written notice to Greenidge that no adjustment shall be made) and subject to certain exceptions, each as set forth in the amended and restated certificate of incorporation.

Mandatory Redemption. Unless prohibited by Delaware law governing stockholder distributions, the series A preferred stock shall be redeemed by Greenidge at a price equal to the stated value for such share of series A preferred stock, plus an amount per share equal to the stated value of any shares of series A preferred stock that are issuable as the result of accrued, but unpaid, PIK Dividends, if the Requisite Holders provide written notice of redemption to Greenidge on or after the eighteen (18) month anniversary of the Original Issue Date, which notice may only be so provided if on or after such date the common stock is not listed on any tier of the over-the-counter markets maintained by OTC Markets Group, Inc. or on a national securities exchange. Redeemed shares of series A preferred stock are cancelled and retired by Greenidge and may not be reissued, sold or transferred.

Preemptive Rights. The holders of shares of series A preferred stock are entitled to preemptive rights to maintain their as converted, fully-diluted percentage ownership.

Transfer Restrictions. Pursuant to the ROFR, the holders of shares of series A preferred stock have rights of first refusal and co-sale rights with respect to any equity interests proposed to be sold by holders of the common stock. If the holders of common stock propose to sell any such shares to a third party, excluding certain exempt transfers, such shares shall be offered first to Greenidge for purchase, and any shares not purchased by Greenidge shall be offered to the holders of shares of series A preferred to purchase pro rata. In the event that not all holders of series A preferred elect to purchase their portion of the shares proposed to be transferred, those holders of series A preferred stock who have exercised their right in full may elect to purchase the remainder of the shares to be transferred. In the event that Greenidge and the participating series A preferred stockholders fail to purchase all of the shares proposed to be transferred, the stockholder shall be free to sell all of its shares proposed for transfer to a third party. If a class B common stockholder is selling such shares to a third party, the holders of the series A preferred stock shall have a co-sale right to participate in such sale on a pro rata basis.

Financial Information. Pursuant to the SPA, until such time as Greenidge is a public reporting company, the conversion of the Series A preferred stock or the closing of a deemed liquidation event, Greenidge is required to deliver to each holder of shares of series A preferred stock that is not a competitor unaudited quarterly financial statements within 45 days of the end of a fiscal quarter, and annual financial statements audited by a nationally recognized accounting firm within 90 days of the end of a fiscal year.

Anti-takeover Effects of Delaware Law and Charter Provisions

Greenidge has elected not to be governed by Section 203 of the DGCL, which prohibits a publicly held Delaware corporation from engaging in a business combination, except under certain circumstances, with an interested stockholder.

Greenidge’s amended and restated certificate of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of Greenidge or changing its board of directors and management.

First, Greenidge’s amended and restated certificate of incorporation provides that at any time when the class A common stock is registered under Section 12(b) or 12(g) of the Exchange Act, Greenidge cannot engage in a business combination (as described below) with an interested stockholder (as described below) for a period of three years from the time that the stockholder becomes an interested stockholder. This limitation does not apply if (i) Greenidge board has first approved the business combination or transaction by which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction by which the stockholder becomes an interested stockholder, the interested stockholder owns at least 85% of Greenidge’s then outstanding voting stock, excluding shares owned by persons who are Greenidge directors and also officers and certain employee stock plans; or (iii) at or subsequent to such time, the business combination is approved by the board of directors and the affirmative vote of at least 66-2/3% of the outstanding voting stock not owned by the interested stockholder at an annual or special meeting of stockholders (not written consent).

An “interested stockholder” is any person, other than Greenidge or a direct or indirect majority-owned Greenidge subsidiary, that owns 15% or more of Greenidge’s outstanding voting stock or is an affiliate or associate of Greenidge and was the owner of 15% or more of Greenidge’s outstanding voting stock at any time in the three years prior to the date on which the determination is sought, and the affiliates and associates of such person. An interested stockholder does not include any stockholder whose ownership exceeds the 15% limitation as the result of an action taken solely by Greenidge (but only to the extent that such stockholder does not acquire additional Greenidge voting stock), nor Atlas Capital Resources L.P., its direct transferees, or their respective affiliates, associates or member of a group under Rule 13d-5 of the Exchange Act. Business combinations prohibited by this provision include (i) a merger or consolidation of Greenidge or any direct or indirect majority-owned Greenidge subsidiary with the interested stockholder or any other entity if the merger or consolidation is caused by the interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, except proportionately as a stockholder of Greenidge, to or with an interested stockholder (in one or a series of transactions) of assets of Greenidge or any direct or indirect majority-owned Greenidge subsidiary, which assets have an aggregate market value of 10% or more of either the aggregate market value of all Greenidge’s assets on a consolidated basis or of all of Greenidge’s outstanding stock, (iii) any transaction resulting in the issuance or transfer of Greenidge or subsidiary stock by Greenidge or a direct or indirect wholly-owned subsidiary to the interested stockholder, subject to certain exceptions including exercises or conversion of convertible securities, a merger, or transactions generally with all holders that do not increase the interested stockholder’s proportionate share ownership, (iv) any transaction involving Greenidge or any direct or indirect wholly-owned subsidiary with the direct or indirect effect of increasing the interested stockholder’s proportionate share of the stock or convertible securities of Greenidge or any subsidiary (on a non-immaterial basis), or (v) the interested stockholder’s receipt of the benefit of any loan, advance, guarantee, pledge or other financial benefit (other than those expressly permitted) provided by or through Greenidge or a director or indirect wholly-owned subsidiary.

Further, Greenidge’s amended and restated certificate of incorporation authorizes its board of directors to issue up to 20,000,000 shares of preferred stock without further stockholder approval. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the board of directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict Greenidge’s ability to merge with, or sell assets to, a third party. The ability of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of class A common stock.

Greenidge’s amended and restated certificate of incorporation vests solely in the board of directors the authority to to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a stockholder from increasing the size of the board of directors and gaining control of the board of directors by filling the resulting vacancies with its own nominees. In addition, Greenidge’s amended and restated certificate of incorporation provide that no member of the board of directors may be removed from office by stockholders without the affirmative vote of the majority in voting power of all of outstanding stock then entitled to vote thereon.

Greenidge’s bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record who is entitled to vote at the meeting and who has given timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Greenidge.

Furthermore, neither the holders of common stock nor the holders of preferred stock have cumulative voting rights in the election of directors. The combination of the present ownership by a few stockholders of a significant portion of the issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the board of directors or for a third party to obtain control of Greenidge by replacing its board of directors.

Transfer Agent

Greenidge intends to appoint Computershare Trust Company, N.A. as the transfer agent for its class A common stock. Computershare’s address is 462 South 4th Street, Suite 1600, Louisville, KY 40202, and its telephone number is +1 (781) 575 3120 or toll free 800 962 4284.

COMPARISON OF STOCKHOLDER RIGHTS

Support and Greenidge are both incorporated under the laws of the State of Delaware and, accordingly, the rights of the stockholders of each are governed by the DGCL. If the Merger is consummated, Support stockholders will receive Greenidge class A common stock in exchange for their Support common stock or convertible equity (including Support options and Support awards) and become Greenidge stockholders, and their rights will be governed by the DGCL and the amended and restated certificate of incorporation and bylaws of Greenidge.

The table below summarizes the material differences between the rights of Support stockholders under its restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, and the rights of Greenidge stockholders under its amended and restated certificate of incorporation and bylaws.

The following summary tables may not contain all of the information that is important to you. These summaries are not intended to be a complete discussion of the respective rights of Support and Greenidge stockholders and are qualified in their entirety by reference to the DGCL and the various documents of Support and Greenidge that are referred to in the summaries. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a stockholder of Support and Greenidge. Support has filed copies of its current restated certificate of incorporation, as amended, and amended and restated bylaws, as amended, with the SEC and will send copies of the documents referred to in this proxy statement/prospectus to you upon your request. Copies of the amended and restated certificate of incorporation and bylaws of Greenidge have been filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part. See “Where You Can Find More Information.”

Provision	Support	Greenidge
ELECTIONS; VOTING; PROCEDURAL MATTERS

Authorized Capital Stock	The authorized capital stock of Support consists of 50,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share.	The authorized capital stock of Greenidge consists of 400,000,000 shares of class A common stock, par value $0.0001 per share, 100,000,000 shares of class B common stock, par value $0.0001 per share, and 20,000,000 shares of preferred stock, par value $0.0001 per share, of which 1,620,000 have been designated as series A preferred stock.

Number of Directors	The amended and restated bylaws provide that the number of directors shall be fixed from time to time by resolution of either (i) the board of directors adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time such resolution is presented to the board for adoption) or (ii) the stockholders at the annual meeting or any special meeting called by or at the direction of the board for that purpose.	The amended and restated certificate of incorporation provides that the number of directors shall be fixed solely by the board of directors from time to time.

Provision	Support	Greenidge
Stockholder Nominations and Proposals	The amended and restated bylaws require advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders. For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver notice to the secretary at the principal office of Support not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the one hundred ninetieth (90th) day prior to the first anniversary of the preceding year’s annual meeting. The bylaws set forth specific requirements as to the contents of the notice.	The bylaws require advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders. For nominations or other business to be properly brought before an annual meeting by a stockholder, the stockholder must deliver notice to the secretary at the principal executive offices of Greenidge not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. The bylaws set forth specific requirements as to the contents of the notice.

Classified Board of Directors	Support does not have a classified board of directors. The amended and restated bylaws provide that the directors shall be elected at the annual meeting of stockholders, except in the case of vacancies, and each director elected shall hold office until a successor has been duly elected and qualified or until his or her death, resignation or removal, whichever shall occur first.	Greenidge does not have a classified board of directors. The bylaws provide that the directors shall be elected at the annual meeting of stockholders and each director elected shall hold office for a term expiring the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal.

Removal of Directors	The amended and restated bylaws provide that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, unless otherwise specified by applicable law.	The amended and restated certificate of incorporation provides that the board of directors or any director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority in voting power of all outstanding shares of capital stock entitled to vote thereon.

special meeting of the Stockholders	The restated certificate of incorporation provides that special meetings of the stockholders may be called at any time and for any purpose or purposes, unless otherwise prescribed by statute or the certificate of incorporation, only at the request of the Chief Executive Officer or by a resolution adopted by the affirmative vote of a majority of the board of directors.	The bylaws provide that, except as otherwise required by law or provided for or fixed pursuant to the certificate of incorporation, special meetings of the stockholders may be called, for any purpose or purposes, only by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) resolution of the board of directors.

Vacancies	The amended and restated bylaws provide that any vacancies on the board, by reason of death, resignation, or removal, or as the result of an increase in the number of directorships, shall be filled by a vote of the majority of directors then in office, though less than a quorum, and each director so chosen shall hold office until the next annual election at which the term to which he or she has been elected expires and until his or her successor shall be duly elected and shall qualify, or until his or her earlier death, resignation or removal.	The amended and restated certificate of incorporation provides that, subject to the rights of the holders of any series of preferred stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the board. Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.

Provision	Support	Greenidge
Notice of Stockholder Meeting	The amended and restated bylaws provide that notice, signed by the Chief Executive Officer, the President, any Vice President, the Secretary or an Assistant Secretary, of every annual or special meeting of stockholders, the date and time when, and the place where it is to be held, and in the case of a special meeting of stockholders, stating the purpose or purposes for which the special meeting is called, shall be prepared in writing and personally delivered or mailed, postage prepaid by first class mail, to each stockholder entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of such meeting, except as otherwise provided by statute.	The bylaws provide that, except as otherwise provided by law, the certificate of incorporation or bylaws, notice, given in writing or by electronic transmission, of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, if any, date and hour, in the case of special meetings, the purpose or purposes of the meeting, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at any such meeting.

Quorum	The amended and restated bylaws provide that the presence at any meeting, in person or by proxy, of the holders of record of a majority of the shares then issued and outstanding and entitled to vote shall be necessary and sufficient to constitute a quorum for the transaction of business, except where otherwise provided by statute.	The bylaws provide that, at all meetings of stockholders, except where otherwise provided by applicable law, the presence, in person or by proxy, of the holders of a majority of the voting power of the issued and outstanding shares of stock entitled to vote thereat shall constitute a quorum for the transaction of business.

Voting	The amended and restated bylaws provide that the holders of a majority of the shares, present in person or represented by proxy at the meeting and entitled to vote on the subject matter, shall decide any question brought before the meeting other than the election of directors, unless the question is one upon which by express provision of a statute or of the restated certificate of incorporation a different vote is required in which case such express provision shall govern and control the decision of such question. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.	The amended and restated certificate of incorporation and bylaws provide that each stockholder is entitled to one (1) vote for each share of class A common stock held by such stockholder and for ten (10) votes for each shares of class B common stock held by such stockholder. Except as otherwise provided by applicable law, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Directors shall be elected by a plurality of the votes of the votes cast in respect of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Written Consents	The restated certificate of incorporation expressly prohibits the taking of action by written consent without a meeting.	The bylaws provide that any action which may be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote to the extent permitted by and in the manner provided by Section 228 of the DGCL.

Cumulative Voting	Neither the restated certificate of incorporation or the amended and restated bylaws have a provision granting cumulative voting rights to stockholders.	Neither the amended and restated certificate of incorporation or the bylaws have a provision granting cumulative voting rights to stockholders.

Provision	Support	Greenidge
Conversion Rights	N/A

The amended and restated certificate of incorporation provides that each share of class B common stock is convertible into one (1) share of class A common stock at the option of the holder thereof at any time upon written notice to Greenidge. In addition, each share of class B common stock shall automatically convert into one (1) share of class A common stock (i) upon any Transfer of such series B common stock, except for certain transfers described in the amended and restated certificate of incorporation; (ii) upon the date specified by the holders of at least a majority of the then outstanding shares of class B common stock, voting as a separate class; or (iii) on the date that is five (5) years after the date the class A common stock is first registered under Section 12(b) or 12(g) of the Exchange Act.

The amended and restated certificate of incorporation provides that on (i) the date that the Registration Statement is declared effective by the SEC or (ii) the date that the Requisite Holders instruct Greenidge in writing to convert all of the series A preferred stock into common stock, each share of series A preferred stock shall be automatically converted into such number of shares of common stock as is determined by dividing the stated value by the conversion price in effect on the conversion date. The conversion price is initially equal to $25.00, subject to certain adjustments, including but not limited to for stock splits, stock dividends, and for additional issuances of common stock, subject to certain exceptions set forth in the amended and restated certificate of incorporation.

Redemption Rights	N/A	The amended and restated certificate of incorporation provides that, unless prohibited by Delaware law governing distributions to stockholders of a corporation, the series A preferred stock shall be redeemed by Greenidge at a price equal to the stated value for such share of series A preferred stock, plus an amount per share equal to the stated value of any shares of series A preferred stock that are issuable as the result of accrued, but unpaid, PIK Dividends, if the Requisite Holders provide written notice of redemption to Greenidge on or after the eighteen (18) month anniversary of the Original Issue Date, which notice may only be so provided if on or after such date the class A common stock is not listed on any tier of the over-the-counter market maintained by OTC Markets Group, Inc. or on a national securities exchange.

Preemptive Rights	N/A

The holders of shares of series A preferred stock are entitled to preemptive rights to maintain their as converted, fully-diluted percentage ownership.

See “Description of Securities—Preferred Stock—Series A Redeemable Convertible Preferred Stock—Preemptive Rights.”

Protective Provisions	N/A	See “Description of Securities—Preferred Stock—Series A Redeemable Convertible Preferred Stock—Voting Rights” for certain protective provisions applicable to the series A preferred stock.

Provision	Support	Greenidge
LIQUIDATION; DIVIDENDS
Liquidation preferences	N/A	The amended and restated certificate of incorporation provides that, in the event of any voluntary or involuntary liquidation, dissolution or winding up of Greenidge or any deemed liquidation event (as defined in the amended and restated certificate of incorporation), before any payment shall be made to the holders of common stock by reason of their ownership thereof, the holders of shares of series A preferred stock then outstanding shall be entitled to be paid out of the funds and assets available for distribution to stockholders an amount per share equal to the stated value for such share of series A preferred stock, plus an amount per share equal to the stated value of any shares of series A preferred stock that are issuable as the result of accrued, but unpaid, PIK Dividends.

Declaration and Payment of Dividends	The amended and restated bylaws provide that, subject to any agreement to which Support is a party or by which it is bound, the board of directors may declare to be payable, in cash, in other property or in stock of Support of any class or series, such dividends in respect of outstanding stock of Support of any class or series as the board of directors may at any time deem to be advisable.

The amended and restated certificate of incorporation provides that, subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of funds legally available if the board of directors, in its discretion, determines to declare dividends and only then at the times and in the amounts that the board of directors may determine, subject to certain provisos as described under “Description of Securities—Common Stock—Dividend Rights.”

Pursuant to the amended and restated certificate of incorporation, the holders of series A preferred stock are entitled to certain dividend rights as described under “Description of Securities—Preferred Stock—Series A Redeemable Convertible Preferred Stock—Dividend Rights.”

INDEMNIFICATION OF OFFICERS AND DIRECTORS AND ADVANCEMENT OF EXPENSES; LIMITATION ON PERSONAL LIABILITY

Provision	Support	Greenidge
Indemnification	The amended and restated bylaws provide that, subject to certain exceptions set forth in the amended and restated bylaws, Support shall indemnify and hold harmless, to the fullest extent permitted by the DGCL any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any proceeding by reason of the fact that such person is or was serving in an official capacity (as defined in the amended and restated bylaws) for Support, or, while serving in an official capacity for Support, is or was serving, at the request of, for the convenience of, or to represent the interests of, Support, in an official capacity for another corporation, limited liability company, partnership, joint venture, trust, association, or other entity or enterprise against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Support; provided that no indemnification shall be made in respect of any claim, issue or matter as to which such person, shall have been adjudged to be liable to Support unless and only to the extent that the Delaware Court of Chancery or the court in which such proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.	The bylaws provide that Greenidge shall indemnify and hold harmless each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer (as defined in the bylaws) or, while a director or officer, is or was serving at the request of Greenidge as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), to the fullest extent permitted by the Delaware law, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that except as otherwise provided, Greenidge shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless the proceeding was authorized by the board of directors. The bylaws further provide that Greenidge may indemnify its employees and agents to the extent authorized from time to time by the board.

Advancement of Expenses	The amended and restated bylaws provide for the advancement of expenses incurred by an indemnified person defending a proceeding; provided that the right to advancement of expenses shall not apply to (i) any proceeding against such person brought by Support and approved by resolution adopted by the affirmative vote of a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time such resolution is presented to the board for adoption) which alleges willful misappropriation of corporate assets by such agent, wrongful disclosure of confidential information, or any other willful and deliberate breach in bad faith of such agent’s duty to Support or its stockholders, or (ii) any claim for which indemnification is excluded pursuant to the amended and restated bylaws.	The bylaws provide that Greenidge shall advance to any indemnitee, prior to the final disposition of the proceeding, promptly following request therefor, all expenses (including attorney’s fees) incurred in appearing at, participating in or defending any such proceeding in advance of its final disposition or in connection with such proceeding.

Provision	Support	Greenidge
Limitation of Liability	The restated certificate of incorporation provides that a director shall not be personally liable to Support or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to Support or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the DGCL; or (4) for any transaction from which the director derived an improper personal benefit; provided that if the DGCL is amended to further eliminate or limit the liability of directors, then the liability of a director shall be limited to the fullest extent permitted by the amended DGCL.	The amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as it exists or may hereafter be amended, a director of Greenidge shall not be personally liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director.
AMENDMENTS TO CERTIFICATE OF INCORPORATION OR BYLAWS

Amendment of Certificate of Incorporation	The restated certificate of incorporation provides that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend in any respect or repeal or Articles VI (number and election of directors), VII (call of special meeting; action by written consent), VIII (adoption and amendment of bylaws) and XI (liability; indemnification) or XIII (amendments) of the restated certificate of incorporation.	The amended and restated certificate of incorporation provides that Greenidge reserves the right to amend, alter, change or repeal any provision contained in the amended and restated certificate of incorporation in the manner then or thereinafter prescribed by statute and all rights at any time conferred upon the stockholders of Greenidge by the amended and restated certificate of incorporation are granted subject to this reservation. Under the DGCL, an amendment to the certificate of incorporation generally requires approval by the board of directors and the holders of a majority of the outstanding stock entitled to vote thereon.

Amendment of Bylaws	The restated certificate of incorporation provides that the board of directors is expressly empowered to adopt, amend or repeal the bylaws; provided, however, that any adoption, amendment or repeal of the bylaws by the board of directors shall require the approval of at least sixty-six and two-thirds percent (66 2/3%) of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any resolution providing for adoption, amendment or repeal is presented to the board of directors). The stockholders shall also have the power to adopt, amend or repeal the bylaws; provided, however, that in addition to any vote of the holders of any class or series of stock required by law or by the restated certificate of incorporation, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for such adoption, amendment or repeal by the stockholders of any provisions of the bylaws.	The amended and restated certificate of incorporation and bylaws provide that the board of directors is expressly empowered to adopt, amend or repeal bylaws. The bylaws provide that stockholders shall also have power to adopt, amend or repeal bylaws.

LEGAL MATTERS

The validity of the class A common stock being issued to Support stockholders will be passed upon by Shearman & Sterling LLP. The material U.S. federal income tax consequences of the Merger will be passed upon by Pillsbury Winthrop Shaw Pittman LLP, special tax counsel to Support.

An investment vehicle comprised of certain partners of Shearman & Sterling LLP, members of their families and other related persons has an interest in Greenidge representing less than 0.25% of the aggregate capital stock of Greenidge.

EXPERTS

The consolidated financial statements of Support incorporated by reference in this proxy statement/prospectus as of and for the years ended December 31, 2020 and 2019 have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Greenidge included in this proxy statement/prospectus as of and for the years ended December 31, 2020 and 2019 have been audited by Armanino LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

This discussion addresses the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of Support common stock. The discussion is based on the provisions of the Code, U.S. Treasury regulations, administrative rulings and judicial decisions, all as currently in effect and all of which are subject to change (possibly with retroactive effect) and to differing interpretations.

For purposes of this discussion, we use the term “U.S. holder” to mean:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•

a trust that (i) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income taxation on its income regardless of its source.

This discussion applies only to Support stockholders that hold their Support common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment) and does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of its personal circumstances or to U.S. holders subject to special treatment under the U.S. federal income tax laws, including:

•	financial institutions;

•	investors in pass-through entities;

•	persons liable for the alternative minimum tax;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons that hold Support common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	retirement plans, individual retirement accounts or other tax-deferred accounts;

•	persons who acquired their Support common stock through the exercise of a Support option or as a Support restricted stock award, or otherwise as compensation;

•	persons who actually or constructively own 5% or more of Support common stock;

•	persons whose “functional currency” is not the U.S. dollar; and

•	persons who are not citizens or residents of the United States.

If a partnership or other entity taxed as a partnership holds Support common stock, the U.S. federal income tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the Merger applicable to them.

The actual U.S. federal income tax consequences of the Merger applicable to you may be complex and will depend on your specific situation and on factors that are not within our control. You should consult with your own tax advisor as to the tax consequences of exchanging Support common stock for class A common stock in the Merger in your particular circumstances, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any state, local or foreign and other tax laws and of changes in those laws.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of Support Common Stock

Support and Greenidge have structured the Merger with the intent that it will qualify for the Intended Tax Treatment and assuming that the Merger is completed in the manner set forth in the Merger Agreement and the registration statement on Form S-4 of which this proxy statement/prospectus forms a part, it is the opinion of Pillsbury Winthrop Shaw Pittman LLP, special tax counsel to Support, that the Merger will qualify for the Intended Tax Treatment, subject to the assumptions, qualifications and limitations set forth herein and in the federal income tax opinion filed herewith. However, Support and Greenidge have not sought, and will not seek, any ruling from the IRS regarding any matter affecting the Merger or any of the U.S. federal income tax consequences discussed herein. A successful challenge by the IRS to the Intended Tax Treatment of the Merger could result in taxable income to Support stockholders, as described below.

The material U.S. federal income tax consequences of exchanging Support common stock for class A common stock in the Merger will be as follows:

•

no gain or loss will be recognized by U.S. holders who receive class A common stock in exchange for Support common stock pursuant to the Merger, except with respect to cash received in lieu of fractional shares of class A common stock (as discussed below);

•

the aggregate basis of the class A common stock received in the Merger (including fractional shares of class A common stock for which cash is received) will be the same as the aggregate basis of the Support common stock surrendered in the exchange; and

•

the holding period of the class A common stock received in exchange for Support common stock (including fractional shares of class A common stock for which cash is received) will include the holding period of the Support common stock surrendered in the exchange.

If a U.S. holder of Support common stock acquired different blocks of Support common stock at different times or at different prices, such holder’s basis and holding period may be determined with reference to each block of Support common stock. Any such holder should consult its tax advisors regarding the manner in which class A common stock received in the exchange (including fractional class A common stock for which cash is received) should be allocated among different blocks of Support common stock and with respect to identifying the bases or holding periods of the particular class A common stock received in the Merger.

Cash in Lieu of Fractional Shares

A U.S. holder that receives cash in lieu of a fractional share of class A common stock generally will be treated as having received such fractional share in the Merger and then as having sold such fractional share for cash. Such U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received in lieu of the fractional share of class A common stock and the tax basis allocated to such fractional share of class A common stock. Such gain or loss generally will be capital gain or loss, and long-term capital gain or loss if the holding period for such fractional share (including the holding period of the Support common stock surrendered therefor) is more than one year as of the closing date of the Merger. Long-term capital gains of non-corporate U.S. holders currently are generally eligible for preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.

Tax Consequences if the Merger Fails to Qualify for the Intended Tax Treatment

If the Merger does not qualify for the Intended Tax Treatment, then the Merger generally will be a taxable transaction to Support stockholders. A U.S. holder will recognize capital gain or loss on the exchange in an amount equal to the difference, if any, between the fair market value of the class A common stock received in the Merger and the U.S. holder’s adjusted tax basis in the Support common stock exchanged in the Merger. Gain or loss, as well as the holding period, will be determined separately for each block of Support common stock exchanged pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that the U.S. holder has held (or is treated as having held) his or her Support common stock for more than one year as of the date of the Merger. Otherwise, the recognized gain or loss generally will be a short-term capital gain or loss. The deductibility of capital losses may be subject to limitations. The U.S. holder will have an adjusted tax basis in the class A common stock received equal to its fair market value, and the holding period of the shares received by a U.S. holder pursuant to the Merger will generally start anew. U.S. holders are urged to consult with their own tax advisors about their particular tax consequences in the event that the Merger does not qualify for the Intended Tax Treatment.

Information Reporting and Backup Withholding

Certain U.S. holders may be subject to information reporting and backup withholding of U.S. federal income tax with respect to any cash received in lieu of fractional class A common stock or, if the Merger is determined to be a taxable transaction, with respect to the shares received by a U.S. holder . Backup withholding will not apply, however, to a U.S. holder that furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or is otherwise exempt from backup withholding and provides proof of the applicable exemption. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder timely furnishes the required information to the IRS.

Material U.S. Federal Income Tax Consequences to Non-U.S. Holders of Greenidge Common Stock

The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of Greenidge common stock to be received in the Merger by a Support stockholder who is a non-U.S. holder. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of Greenidge common stock that is neither a U.S. holder nor treated as a partnership for U.S. federal income tax purposes.

This discussion does not consider:

•	U.S. state or local or non-U.S. tax consequences;

•

all aspects of U.S. federal income and estate taxes or specific facts and circumstances that may be relevant to a particular non-U.S. holder’s tax position, including, in the case of a non-U.S. holder that is an entity treated as a partnership for U.S. federal income tax purposes, the fact that the U.S. tax consequences of holding and disposing of Greenidge common stock may be affected by certain determinations made at the partner level;

•	the tax consequences for the stockholders, partners or beneficiaries of a non-U.S. holder;

•

special tax rules that may apply to particular non-U.S. holders, such as financial institutions, insurance companies, tax-exempt organizations, U.S. expatriates, broker-dealers, and traders in securities; or

•	special tax rules that may apply to a non-U.S. holder that holds Greenidge common stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment.

The following discussion is based on provisions of the Code, existing and proposed U.S. Treasury Regulations and administrative and judicial interpretations, all as of the date of this proxy statement/prospectus, and all of which are subject to change, retroactively or prospectively. The following summary assumes that a non-U.S. holder holds Greenidge common stock as a capital asset.

Each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of Greenidge common stock.

Distributions on Greenidge Common Stock

Greenidge does not expect to pay any cash distributions on Greenidge common stock in the foreseeable future; however, in the event that Greenidge does make such cash distributions, these distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from Greenidge’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Any amount paid in excess of such earnings and profits generally will be treated as a recovery of tax basis, to the extent thereof, and then gain from sale. Distributions paid to non-U.S. holders of Greenidge common stock that are not effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business generally will be subject to U.S. withholding tax at a 30% rate, or if an income tax treaty applies, a lower rate specified by the treaty.

A non-U.S. holder that claims the benefit of an applicable income tax treaty generally will be required to provide an appropriate IRS W-8 and meet certain other requirements.

A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

Dividends that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, are attributable to a permanent establishment in the United States, are taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. In that case, Greenidge will not withhold U.S. federal withholding tax if the non-U.S. holder complies with applicable certification and disclosure requirements (including providing IRS Form W-8ECI). In addition, a “branch profits tax” may be imposed at a 30% rate, or a lower rate under an applicable income tax treaty, on dividends received by a foreign corporation that are effectively connected with its conduct of a trade or business in the United States.

Disposition of Greenidge Common Stock

Greenidge believes that it may be a United States real property holding corporation. Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. Notwithstanding Greenidge’s potential status as a United States real property holding corporation, a non-U.S. holder of Greenidge common stock generally will not be subject to U.S. federal income tax on gain recognized on a disposition of Greenidge common stock unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; in these cases, the gain will be taxed on a net income basis at the rates and in the manner applicable to United States persons, and if the non-U.S. holder is a foreign corporation, the branch profits tax described above may also apply;

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets other requirements; or

•

if Greenidge were a United States real property holding corporation, the non-U.S. holder actually or constructively owns more than five percent of Greenidge common stock at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. holder held Greenidge common stock, provided that Greenidge common stock is “regularly traded on an established securities market,” within the meaning of Section 897 of the Code and applicable Treasury Regulations, during the calendar year in which the sale or other disposition occurs.

Non-U.S. holders should consult their own tax advisors with respect to the application of the foregoing rules.

Information Reporting and Backup Withholding

Dividend payments with respect to Greenidge common stock and proceeds from the sale or exchange of Greenidge common stock may be subject to information reporting to the IRS and possible United States backup withholding. A non-U.S. holder generally will eliminate the requirement for backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a holder’s U.S. federal income tax liability, and a holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the IRS and furnishing any required information. Non-U.S. holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

FATCA Withholding Taxes

Sections 1471 through 1474 of the Code and Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of Greenidge common stock which is held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which Greenidge’s securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Greenidge’s securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. All prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in Greenidge’s securities.

Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations (which taxpayers may rely on) that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodical income.

WHERE YOU CAN FIND MORE INFORMATION

Support files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information regarding issuers, including Support, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this proxy statement/prospectus.

Greenidge has filed a registration statement on Form S-4, including the exhibits and annexes thereto, with the SEC under the Securities Act, to register the class A common stock that Support stockholders will receive in connection with the Merger. This proxy statement/prospectus, which is part of the registration statement as well as a proxy statement with respect to the special meeting, does not contain all of the information set forth in the registration statement and the exhibits to the registration statement, and some parts have been omitted in accordance with the rules and regulations of the SEC. Greenidge may also file amendments to the registration statement. For further information, you are referred to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, you are referred to the copy of the document that has been filed. Each statement in this proxy statement/prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit.

Greenidge has supplied all information contained in this proxy statement/prospectus relating to Greenidge, and Support has supplied all information contained in this proxy statement/prospectus relating to Support.

Support is incorporating by reference specified documents that Support files with the SEC, which means that Support can disclose important information to you by referring to those documents that are considered part of this proxy statement/prospectus. This information is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information included directly in this proxy statement/prospectus or incorporated by reference subsequent to the filing of this proxy statement/prospectus as described below. Support has filed with the SEC, and incorporates by reference in this proxy statement/prospectus:

•	its Annual Report on Form 10-K for the year ended December 31, 2020 filed with the SEC on March 30, 2021;

•	its amended Annual Report on Form 10-K/A for the year ended December 31, 2020 filed with the SEC on April 30, 2021 and July 16, 2021;

•	its Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed with the SEC on May 13, 2021; and

•	its Current Reports on Form 8-K filed with the SEC on March 22, 2021 (as amended by Form 8-K/A on March 23, 2021).

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

In addition, all documents filed by Support pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of this proxy statement/prospectus and before the date of the special meeting or (ii) after the date of the initial registration statement and prior to effectiveness of the registration statement (excluding in each case any current reports on Form 8-K to the extent disclosure is furnished and not filed) will be deemed to be incorporated by reference into this proxy statement/prospectus.

You can obtain any of the documents incorporated by reference into this proxy statement/prospectus without charge by requesting them in writing or by telephone as follows:

For information related to Support:

Support.com, Inc.

777 S. Figueroa Street, Suite 4600

DPT# 2009

Los Angeles, California 90017

Telephone: (650) 556-9440

or

Harkins Kovler, LLC

3 Columbus Circle, 15FL

New York, NY 10019

Toll: +1 (212) 468-5380

Toll Free: +1 (800) 326-5997

Email: SPRT@harkinskovler.com

To receive timely delivery of the documents in advance of the special meeting, you should make your request no later than [ __ ], 2021, which is five business days before the special meeting.

In addition, you may obtain copies of documents filed by Support with the SEC on Support’s website at www.support.com.

THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS TO VOTE YOUR SHARES AT THE SPECIAL MEETING. THE PARTIES HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS.

THIS PROXY STATEMENT/PROSPECTUS IS DATED [ __ ], 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT/PROSPECTUS TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

FINANCIAL STATEMENTS

GREENIDGE GENERATION HOLDINGS LLC

Consolidated and Combined Financial Statements for the Years Ended December 31, 2020 and 2019	F-1
Reports of Independent Registered Public Accounting Firm	F-2
Consolidated and Combined Balance Sheets as of December 31, 2020 and 2019	F-3
Consolidated and Combined Statements of Operations for the Years Ended December 31, 2020 and 2019	F-4
Consolidated and Combined Statements of Member’s Equity for the Years Ended December 31, 2020 and 2019	F-5
Consolidated and Combined Statements of Cash Flows for the Years Ended December 31, 2019, 2018 and 2017	F-6
Notes to Consolidated and Combined Financial Statements	F-7

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Members

Greenidge Generation Holdings, LLC and Subsidiaries

Dresden, New York

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Greenidge Generation Holdings, LLC and Subsidiaries (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provides a reasonable basis for our opinion.

/s/ Armanino LLP

Dallas, Texas

July 16, 2021

We have served as the Company’s auditor since 2021.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

	2020	2019
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,052	$11,750
Digital assets	254	269
Accounts receivable	390	10
Fuel deposits	808	164
Prepaid expenses	155	96
Emissions credits	1,923	559
Miner equipment deposits	5,959	6,337

Total current assets	14,541	19,185
LONG-TERM ASSETS:
Property and equipment, net of accumulated depreciation of $8,986 and $4,422 at December 31, 2020 and 2019, respectively	50,686	37,064
Project deposit	74	510
Other assets	74	85

Total assets	$65,375	$56,844

LIABILITIES AND MEMBERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,745	$2,339
Natural gas payable	935	18
Accrued emissions expense, current portion	2,082	105
Accrued expenses	547	150
Accrued interest expense - related party, current portion	20	396
Deferred revenue	272	—
Note payable, current portion	3,273	—
Notes payable - related party, current portion	3,573	5,000

Total current liabilities	12,447	8,008
COMMITMENTS AND CONTINGENCIES (NOTE 8)
LONG-TERM LIABILITIES:
Accrued emissions expense, net of current portion	—	302
Accrued interest expense - related party, net of current portion	—	278
Notes payable, net of current portion	1,364	—
Notes payable - related party, net of current portion	—	7,700
Asset retirement obligations	2,277	2,135
Environmental trust liability	4,927	4,697

Total liabilities	21,015	23,120

MEMBERS’ EQUITY:
Members’ capital 49,978 units and 39,978 units at December 31, 2020 and December 31, 2019, respectively	69,276	54,074
Accumulated deficit	(24,916)	(20,350)

Total members’ equity	44,360	33,724

Total liabilities and members’ equity	$65,375	$56,844

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

	2020	2019
REVENUE:
Cryptocurrency mining	$13,016	$410
Power and capacity	7,098	4,029

Total revenue	20,114	4,439
OPERATING COSTS AND EXPENSES
Cost of revenue-Cryptocurrency mining (exclusive of depreciation and amortization shown below)	4,465	94
Cost of revenue-Power and capacity (exclusive of depreciation and amortization shown below)	8,135	4,806

Selling, general, and administrative expenses:	5,581	5,833

Depreciation and amortization	4,564	1,679

Loss from operations	(2,631)	(7,973)

OTHER INCOME (EXPENSE), NET:
Impairment loss on digital assets	—	(100)
Interest expense	(91)	—
Interest expense - related party	(573)	(673)
Gain on sale of digital assets	123	—
Gain (loss) on environmental trust liability	(230)	241
Other income and expense	112	30

Total other expense, net	(659)	(502)

NET LOSS	$(3,290)	$(8,475)

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

	Common Units		Preferred Units		Senior Priority Units		Total
	Number of Units	Members’ Capital	Number of Units	Members’ Capital	Number of Units	Members’ Capital	Members’ Capital	Accumulated Deficit	Total
Balance at January 1, 2019	750	$—	39,228	$39,074	—	$—	$39,074	$(11,875)	$27,199
Proceeds from sale of Greenidge Coin, LLC preferred units	—	—	15,000	15,000	—	—	15,000	—	15,000
Net loss	—	—	—	—	—	—	—	(8,475)	(8,475)

Balance at December 31, 2019	750	—	54,228	54,074	—	—	54,074	(20,350)	33,724
Conversion of notes payable to senior priority units - tranche 1	—	—	—	—	10,000	13,926	13,926	—	13,926
Deemed distribution of Greenidge Coin, LLC preferred units	—	—	—	1,276	—	—	1,276	(1,276)	—
Purchase and contribution of Greenidge Coin, LLC preferred units	—	—	(15,000)	(16,276)	—	16,276	—	—	—
Net loss	—	—	—	—	—	—	—	(3,290)	(3,290)

Balance at December 31, 2020	750	$—	39,228	$39,074	10,000	$30,202	$69,276	$(24,916)	$44,360

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

	2020	2019
CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(3,290)	$(8,475)
Adjustments to reconcile net loss to net cash flow from operating activities:
Depreciation	4,564	1,679
Accretion of asset retirement obligation	142	—
Loss (gain) on environmental trust liability	230	(241)
Gain on sale of digital assets	(123)	—
Impairment loss on digital assets	—	100
Changes in:
Digital assets	(649)	(369)
Accounts receivable	(380)	4
Fuel deposits	(644)	128
Prepaid expenses	(59)	38
Emissions credits	(1,364)	(560)
Other assets	11	(10)
Accounts payable	(1,714)	(164)
Natural gas payable	917	7
Accrued emissions	1,675	407
Accrued expenses	397	(118)
Accrued interest expense - related party	572	673
Deferred revenue	272	—

Net cash flow from operating activities	557	(6,901)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,596)	(3,458)
Deposits on miner equipment	(5,959)	(6,337)
Project deposit	—	41

Net cash flow from investing activities	(10,555)	(9,754)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from sale of Greenidge Coin, LLC preferred units	—	15,000
Repayments on notes payable	(273)	—
Borrowings on notes payable - related party	3,573	12,700

Net cash flow from financing activities	3,300	27,700

CHANGE IN CASH AND CASH EQUIVALENTS	(6,698)	11,045
CASH AND CASH EQUIVALENTS - beginning of year	11,750	705

CASH AND CASH EQUIVALENTS - end of year	$5,052	$11,750

SUPPLEMENTAL DISCLOSURES: CASH PAID FOR INTEREST	$85	$—

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Miner deposits moved into property and equipment	$6,337	$—

Project deposits moved into property and equipment	$436	$—

Property and equipment purchases financed with note payable	$4,910	$—

Property and equipment purchases in accounts payable	$1,120	$1,539

Property and equipment purchased with digital assets	$787	$—

Initial recognition of asset retirement obligations	$—	$2,135

Notes payable principal converted to members’ equity	$12,700	$—

Notes payable accrued interest converted to members’ equity	$1,226	$—

Deemed distribution of Greenidge Coin, LLC preferred units	$1,276	$—

Contribution of Greenidge Coin, LLC preferred units	$15,000	$—

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Greenidge Generation Holdings LLC and Subsidiaries (collectively, the “Company”) owns and operates a vertically integrated bitcoin mining and power generation facility located in Upstate, New York. The Company’s bitcoin mining capacity generates revenue in the form of bitcoin and U.S. dollars by earning bitcoin with application-specific integrated circuit computers (“ASICs” or “miners”) that are owned by the Company as rewards and transaction fees for supporting the global bitcoin network. Additionally, the Company generates revenues in U.S. dollars to a lesser extent from third parties for hosting and maintaining their ASICs. The Company also sells surplus electricity generated by its power plant, and not consumed in bitcoin mining operations, to New York State’s power grid at prices set on a daily basis through the NYISO wholesale market. In addition, Greenidge receives revenues from the sale of its capacity and ancillary services in the NYISO wholesale market. The consolidated financial statements include the accounts of the following entities:

•	Greenidge Generation Holdings LLC (“GGH”, a Delaware limited liability company). GGH was formed in 2014 to oversee and manage the following entities:

•	Greenidge Generation, LLC (“GG”, a New York limited liability company, wholly-owned subsidiary of GGH);

•	Lockwood Hills, LLC (“LH”, a New York limited liability company, wholly-owned subsidiary of GGH);

•	Greenidge Solar, LLC (“GS”, a Delaware limited liability company, wholly-owned subsidiary of GGH);

•	Greenidge Pipeline, LLC (“GP”, a Delaware limited liability company, wholly-owned subsidiary of GGH);

•	Greenidge Pipeline Properties Corporation (“GPP”, a New York Corporation, wholly-owned subsidiary of GGH);

•	Greenidge Markets and Trading, LLC (“GMT”, a Delaware limited liability company, wholly-owned subsidiary of GGH);

•	Greenidge Secured Lending, LLC (“SL”, a Delaware limited liability company, wholly-owned subsidiary of GGH);

•	Greenidge Blocker Corp. (“Blocker”, a Delaware corporation, consolidated variable interest entity); and

•	Greenidge Coin, LLC (“GC”, a Delaware limited liability company, wholly-owned subsidiary of GGH).

Variable Interest Entities

The Company evaluates its interests in variable interest entities (“VIE”) and will consolidate any VIE in which it has a controlling financial interest and is deemed to be the primary beneficiary. A controlling financial interest has both of the following characteristics: (1) the power to direct the activities of the VIE that most significantly impact its economic performance; and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could be significant to the VIE. If both of the characteristics are met, the Company considers itself to be the primary beneficiary and therefore will consolidate that VIE into its consolidated financial statements.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)

Consolidation of a Variable Interest Entity

On October 2, 2019, Greenidge Blocker Corp. (“Blocker”), a related entity through common ownership, purchased 15,000 preferred units of Greenidge Coin (“GC”) for $15,000. Blocker was formed for the sole purpose of making a capital investment into GC so that GC could then provide a loan to GGH. The purpose of the loan from GC to GGH was to fund the development of infrastructure necessary for the Company to commence its Bitcoin mining operations.

Accordingly, Blocker is deemed a VIE because Blocker’s operations consist of its investment in GC and consequently, Blocker relies on the operations of the Company to sustain future operating expenses. The Company is deemed the primary beneficiary of the VIE because it is the sole provider of financial support. Accordingly, as of October 2, 2019 the Company consolidated Blocker’s balance sheet and results of operations. On December 31, 2020, Blocker entered into a liquidating distribution agreement with GGH, effectively dissolving Blocker into GGH.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Use of Estimates

The Company’s consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and notes thereto. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries as described in Note 1. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents consist of demand deposit accounts and other short-term investments which mature within three months from the date of purchase. The Company maintains its cash in bank deposit accounts which may, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk with respect to cash and cash equivalents.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accounts Receivable

The Company provides credit in the normal course of business to its power customer, NYISO. The Company performs periodic credit evaluations of its customer’s financial condition and generally does not require collateral. NYISO makes payments, depending on the type of revenue, within seven days of usage or seven days of month end. Based on the reliability of customer payments, the Company has determined that an allowance for doubtful accounts was not required at December 31, 2020 or 2019. Accounts are written off when collection efforts have been exhausted. No accounts were written off as uncollectible during the years ended December 31, 2020 or 2019.

Digital Assets

Digital assets are included in current assets in the accompanying consolidated balance sheets. Digital assets are classified as indefinite-lived intangible assets in accordance with Accounting Standards Codification (“ASC”) 350, Intangibles – Goodwill and Other, and are accounted for in connection with the Company’s revenue recognition policy disclosed below. When events or circumstance indicate that digital assets may be impaired, they are tested for impairment. Impairment, if any, is recognized for the difference between the fair value of the underlying digital assets and the carrying amount of the digital asset. The Company assessed these digital assets and determined no impairment existed at December 31, 2020. At December 31, 2019, the Company determined that impairment existed and as such, the Company recorded an impairment loss of $100 to reduce the carrying cost of the digital assets at December 31, 2019. At December 31, 2020 and 2019, the Company’s digital assets consisted of approximately 26.1 and 38.9 Bitcoins, respectively.

Digital assets awarded to the Company through its mining activities are included within the operating activities in the accompanying consolidated statements of cash flows. The Company accounts for its gains or losses in accordance with the last in, first out (“LIFO”) method of accounting. Gains and losses from the sales of digital assets are recorded in other income (expense) in the accompanying consolidated statements of operations.

While management uses available information to evaluate and recognize impairment losses on digital assets, further reductions in the carrying amounts may be necessary based on the changes in the underlying value of Bitcoin.

Fuel Deposits

The Company is required to maintain a cash deposit ($100 minimum) with a third-party broker for gas purchases and collection of revenues on the Company’s behalf.

Project Deposit

The Company has a contract to connect its power generation facility with the New York State Transmission System, which requires the Company to make a deposit for work to commence. The balance of the deposit was $74 and $510 as of December 31, 2020 and 2019, respectively. The project was substantially completed in 2020 with the remaining deposit balance expected to be refunded in 2021.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Emissions Expense and Credits

The Company generates carbon dioxide emissions. As a result, the Company incurs emissions expense and is required to purchase emission credits, which are valued at cost, to offset the liability. The Company participates in the Regional Greenhouse Gas Initiative (“RGGI”), which requires, by law, that the Company remit credits to offset 50% of the Company’s annual emission expense in the following year, for each of the years in the three year control period (January 1, 2018 to December 31, 2020). After the control period ends, the Company will remit credits to extinguish the remaining emission expense liability. The Company recognizes expense on a per ton basis, where one ton is equal to one RGGI credit.

The RGGI credits are recorded on a first in, first out (“FIFO”) basis. The Company incurred emissions expense of $1,738 and $206 for the years ended December 31, 2020 and 2019, respectively, which is included in power and capacity cost of revenue in the accompanying consolidated statements of operations.

Miner Equipment Deposits

The Company enters into agreements to purchase miner equipment, computer hardware designed for use in the cryptocurrency mining process that often require deposits before the equipment is received and placed into service.

Property and Equipment

Property and equipment is stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets, which generally range from three to thirty-nine years.

Major additions and betterments are capitalized, while repairs and maintenance are charged to operations as incurred. Upon retirement or sale of an asset, the cost and related accumulated depreciation are eliminated and any resulting gain or loss is included within other income (expense) in the accompanying consolidated statements of operations.

Impairment of Long-Lived Assets

The Company assesses its long-lived assets for impairment whenever events or circumstances indicate the carrying amounts of long-lived assets may not be recoverable by comparing the expected undiscounted future cash flows of the assets with the respective carrying amounts as of the date of assessment. Should aggregate expected future cash flows be less than the carrying value, an impairment would be recognized, measured as the difference between the carrying value and the fair value of the asset. During the years ended December 31, 2020 and 2019, the Company did not record any impairment charges.

Natural Gas Payable

The Company purchases natural gas through a third-party broker on a daily basis. This amount represents the unpaid balance due to the broker at December 31, 2020 and 2019.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Asset Retirement Obligations

Asset retirement obligations are legal obligations associated with the retirement of long-lived assets. The obligations represent the present value of the estimated costs for an asset’s future retirement discounted using a credit-adjusted risk-free rate, and are recorded in the period in which the liability is incurred. The liabilities recognized relate to the decommissioning of a coal ash pond.

The following table reflects the details of the asset retirement obligations included in the consolidated balance sheets at December 31, 2020 and 2019:

Coal Ash Pond
Balance at January 1, 2019	$—
Initial recognition	2,135

Balance at December 31, 2019	2,135
Accretion	142

Balance at December 31, 2020	$2,277

Coal Combustion Residuals

Coal combustion residuals (“CCR”) are subject to Federal and State regulations. Our obligations associated with CCR are for the closure of a coal ash pond. With regards to its coal ash pond, in accordance with Federal law and ASC 410-20, Asset Retirement Obligations, the Company recorded an asset retirement obligation of $2,277 and $2,135 at December 31, 2020 and 2019, respectively. There were no changes to cash flow estimates related to the coal ash pond asset retirement obligation during 2020. Estimates are based on various assumptions including, but not limited to, closure cost estimates, timing of expenditures, escalation factors, discount rate of 5.00% and methods for complying with CCR regulations. Additional adjustments to the asset retirement obligations are expected periodically due to potential changes in estimates and assumptions.

Environmental Trust Liability

The Company owns and operates a landfill. As required by the New York State Department of Environmental Conservation (“NYSDEC”), landfills are required to fund a trust to cover closure costs and expenses after the landfill has stopped operating. The trust is designed to provide funds for 30 years of expenses to maintain a landfill once it is full and has no further source of revenue or in case the owner is defunct and the NYSDEC has to operate the landfill. At December 31, 2020, the landfill is a fully permitted, operational landfill and also acts as a leachate treatment facility. An annual report is completed by a third-party engineering firm to provide environmental compliance and calculate combined closure and post-closure costs, discounted to current year dollars using a discount rate of 4.50%. In lieu of a trust, the Company has negotiated with its largest equity member to maintain a letter of credit guaranteeing the payment of the liability (see Note 5). In accordance with ASC 410-20, Asset Retirement Obligations, the Company has recorded an environmental liability of $4,927 and $4,697 at December 31, 2020 and 2019, respectively. The letter of credit related to this liability was for $4,938 at December 31, 2020 and 2019 (see Note 5).

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers. The core principle of the revenue standard is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled to in exchange for those goods or services. The following five steps are applied to achieve that core principle:

•	Step 1: Identify the contract, or contracts, with the customer;

•	Step 2: Identify the performance obligations in the contract;

•	Step 3: Determine the transaction price;

•	Step 4: Allocate the transaction price to the performance obligations in the contract; and

•	Step 5: Recognize revenue when, or as, the Company satisfies a performance obligation.

In order to identify the performance obligations in a contract with a customer, the Company must assess the promised goods or services in the contract and identify each promised good or service that is distinct. A performance obligation meets ASC 606’s definition of a “distinct” good or service (or bundle of goods or services) if both of the following criteria are met: The customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (i.e., the good or service is capable of being distinct), and the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (i.e., the promise to transfer the good or service is distinct within the context of the contract).

If a good or service is not distinct, the good or service is combined with other promised goods or services until a bundle of goods or services is identified that is distinct.

The transaction price is the amount of consideration to which an entity expects to be entitled in exchange for transferring promised goods or services to a customer. The consideration promised in a contract with a customer may include fixed amounts, variable amounts, or both. When determining the transaction price, an entity must consider the effects of all of the following:

•	Variable consideration;

•	Constraining estimates of variable consideration;

•	The existence of a significant financing component in the contract;

•	Noncash consideration; and

•	Consideration payable to a customer.

Variable consideration is included in the transaction price only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The transaction price allocated to each performance obligation is recognized when that performance obligation is satisfied, at a point in time or over time as appropriate.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (continued)

Cryptocurrency mining and related activities revenue

The Company has entered into digital asset mining pools by executing contracts with the mining pool operators to provide computing power to the mining pool. The contracts are terminable at any time by either party and the Company’s enforceable right to compensation only begins when the Company provides computing power to the mining pool operator. In exchange for providing computing power, the Company is entitled to a theoretical fractional share of the cryptocurrency award the mining pool operator receives (less pool fees to the mining pool operator which are recorded as a reduction of revenue) for successfully adding a block to the blockchain. The Company’s fractional share is based on their share of the theoretical global mining rewards based on its percentage contribution to the bitcoin mining network.

Providing computing power in digital asset transaction verification services is an output of the Company’s ordinary activities. The provision of providing such computing power is the only performance obligation in the Company’s contracts with mining pool operators. The transaction consideration the Company receives, if any, is noncash consideration, which the Company measures at fair value on the date received, which is not materially different than the fair value at the contract inception or the time the Company has earned the award from the pools. The consideration is all variable. Because it is not probable that a significant reversal of cumulative revenue will not occur, the consideration is constrained until the mining pool operator successfully places a block (by being the first to solve an algorithm) and the Company receives confirmation of the consideration it will receive, at which time revenue is recognized.

Fair value of the cryptocurrency award received is determined using the quoted price on the Company’s primary exchange of the related cryptocurrency at the time of receipt.

There is currently no specific definitive guidance under GAAP or alternative accounting framework for the accounting for cryptocurrencies recognized as revenue or held, and management has exercised significant judgment in determining the appropriate accounting treatment. In the event authoritative guidance is enacted by the Financial Accounting Standards Board (“FASB”), the Company may be required to change its policies, which could have an effect on the Company’s consolidated financial position and results of operations.

Hosting revenue

The Company provides energized space and operating and maintenance services to third-party mining companies who locate their mining hardware at its power plant facility. The Company accounts for these agreements as a single performance obligation for services being delivered in a series with delivery being measured by daily successful operation of the mining hardware. As such, the Company recognizes revenue over the life of the contract as its series of performance obligations are met. Hosting contracts typically require payment in advance of the service delivery. The Company recognizes such payments as deferred revenue until its performance obligations are met, at which time the Company recognizes the revenue. The Company does not have any significant warranty obligations. Hosting revenue is included in cryptocurrency mining and related activities revenue in the consolidated statements of operations.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition (continued)

Hashrate revenue

From time to time, the Company sells its computing power at a fixed price over a period of time ranging from 30 to 180 days. The Company accounts for these agreements as a single performance obligation for services being delivered in a series with delivery being measured by daily delivery of the computing power. As such, the Company recognizes revenue over the life of the contract as its series of performance obligations are met. The Company does not have any significant warranty obligations. Hashrate revenue is included in cryptocurrency mining and related activities revenue in the consolidated statements of operations.

Power and capacity revenue

The Company recognizes power revenue at a point in time, when the electricity is delivered to the NYISO and its performance obligation is met. The Company recognizes revenue on capacity agreements over the life of the contract as its series of performance obligations are met as capacity to provide power is maintained.

Sales tax, value-added tax, and other taxes the Company collects concurrent with revenue-producing activities are excluded from revenue. Incidental contract costs that are not material in the context of the delivery of goods and services are recognized as expense. There is no significant financing component in these transactions.

Income Taxes

The Company is treated as a partnership for federal and state income tax purposes. Pursuant to this election, the profit or loss of the Company is reported in the individual income tax returns of the members. Therefore, no provision for Federal or State taxes has been made for the years ended December 31, 2020 or 2019.

The Company recognizes and measures tax positions taken or expected to be taken in its tax return based on their technical merit and assess the likelihood that the positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. Interest and penalties on tax liabilities, if any, would be recorded as incurred in interest expense and other expenses, respectively.

Advertising and Promotion Costs

Advertising and promotional costs are expensed as incurred and totaled $117 for the year ended December 31, 2020. The Company did not incur any advertising and promotional costs for the year ended December 31, 2019.

Recent Accounting Pronouncements Not Yet Adopted

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements Not Yet Adopted (continued)

Any new accounting standards, not disclosed above, that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Recent Accounting Pronouncements, Adopted

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), a new accounting standard related to revenue recognition. The new standard supersedes nearly all U.S. GAAP on revenue recognition and eliminated industry-specific guidance. The underlying principle of the new standard is to recognize revenue when a customer obtains control of promised goods or services at an amount that reflects the consideration that is expected to be received in exchange for those goods or services. On January 1, 2019, the Company adopted Topic 606 using the modified retrospective method. ASC 606 provides a five-step model for analyzing contracts and transactions to determine when, how, and if revenue is recognized. Revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. Revenue recognition under the new standard did not have a material impact on the consolidated balance sheets, consolidated statements of operations, or consolidated statements of cash flows.

3.	PROPERTY AND EQUIPMENT

Property and equipment, net consisted of the following at December 31:

	Estimated Useful Lives	2020	2019
Plant infrastructure	15 – 39 years	$33,944	$31,387
Miners	5 years	$10,236	—
Miner Facility	15 years	8,791	—
Land	N/A	300	300
Equipment	5 years	211	206
Software	3 years	66	66
Coal ash impoundment	4 years	2,135	2,135
Construction in process	N/A	3,989	7,392

		59,672	41,486
Less: Accumulated depreciation		(8,986)	(4,422)

		$50,686	$37,064

Total depreciation expense was $4,564 and $1,679 for the years ended December 31, 2020 and 2019, respectively.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

4.	NOTES PAYABLE

The Company entered into an equipment finance agreement during December 2020 to finance miner equipment purchases totaling $4,482 with a third-party (“Miner equipment note A”). The terms of the financing agreement require interest at 17% per annum, including a risk premium fee of $482. The note requires principal payments of $222, risk premium payments of $27, and variable amounts of interest, every 30 days through the maturity date in July 2022. The note is secured by the purchased equipment.

The Company entered into an equipment finance agreement during December 2020 to finance miner equipment purchases totaling $428 with a third-party (“Miner equipment note B”). The terms of the financing agreement require interest at 17% per annum and principal payments of $24, plus variable amounts of interest, every 30 days through the maturity date in June 2022. The note is secured by the purchased equipment.

The Company entered into three other equipment finance agreements with similar terms in December 2020 that have not yet taken effect as of December 31, 2020. The agreements are expected to take effect when the equipment is delivered to the Company, which is expected in the second quarter of 2021. The aggregate amount of equipment and principal borrowings under the three agreements is $10,698.

As of December 31, 2019, there were no notes payable outstanding. Notes payable consisted of the following at December 31, 2020:

Miner equipment note A	$4,233
Miner equipment note B	404

4,637
Less: Current portion	(3,273)

$1,364

Future maturities of notes payable are as follows for the years ending December 31:

2021	$3,273
2022	1,364

$4,637

The Company incurred interest expense of $91 during the year ended December 31, 2020 under the terms of these notes payable.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

5.	RELATED PARTY TRANSACTIONS

Notes Payable

The Company entered into a promissory note agreement during the year ended December 31, 2019 with its largest equity members, Atlas Capital Resources (A9) LP and Atlas Capital Resources (P) LP (together referred to as “Atlas”). Within the agreement, there were three separate loans with varying loan amounts and maturity dates. The notes bore interest at 8% per annum calculated on a 360-day year, and interest accrued and compounded on a quarterly basis. On July 2, 2020, the Company entered into a contribution and exchange agreement with Atlas, and the three notes payable and related accrued interest was converted into equity in the form of Senior Priority Units – Tranche 1. The Company incurred interest expense of $553 and $673 under the terms of this promissory note agreement for the years ended December 31, 2020 and 2019, respectively.

The Company entered into a promissory note agreement during 2020 with its largest equity members, Atlas. Within the agreement, there are two separate loans with varying loan and maturity dates as described in the table below. The notes bear interest at 8% per annum calculated on a 360-day year, and interest accrues and compounds on a quarterly basis. All accrued but unpaid interest under the notes is due and payable upon the corresponding note maturity date. For the year ended December 31, 2020, the Company incurred interest expense of $20 under the terms of this promissory note agreement.

Notes payable to related party consisted of the following at December 31:

	2020	2019
Note payable to a related party with interest at 8% per annum. All outstanding principal and accrued but unpaid interest is due June 2021.	$2,382	$—
Note payable to a related party with interest at 8% per annum. All outstanding principal and accrued but unpaid interest is due May 2021.	1,191	—
Notes payable converted into Senior Priority Units – Tranche 1 (see Note 6).	—	12,700

	3,573	12,700
Less: Current portion	(3,573)	(5,000)

	$—	$7,700

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

5.	RELATED PARTY TRANSACTIONS (Continued)

Letters of Credit

The largest equity members of the Company, Atlas Capital Resources LP and Atlas Capital Resources (P) LP, obtained a letter of credit from a financial institution in the amount of $4,938 at December 31, 2020 and 2019, payable to the NYSDEC. This letter of credit guarantees the current value of the Company’s environmental trust liability as discussed in Note 2.

Atlas Capital Resources LP and Atlas Capital Resources (P) LP also obtained a letter of credit from a financial institution in the amount of $3,630 at December 31, 2020 and 2019, payable to Empire Pipeline Incorporated (“Empire”) in the event the Company should not make contracted payments for costs related to a pipeline interconnection project the Company has entered into with Empire.

The Company paid Atlas Capital Resources LP and Atlas Capital Resources (P) LP $184 and $206 for letter of credit fees during the years ended December 31, 2020 and 2019, respectively.

Greenidge Coin, LLC Equity Transactions

On October 2, 2019, Blocker, a related entity through common ownership, purchased 15,000 preferred units of GC for $15,000.

On July 1, 2020, Atlas purchased the preferred units of Blocker for $16,277, the amount of the aggregate liquidation preference, and contributed its membership interest in Blocker to GGH in exchange for Senior Priority Units – Tranche 2 (See Note 6) on July 2, 2020.

On December 31, 2020, Blocker entered into a liquidating distribution agreement with GGH, effectively dissolving Blocker into GGH.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

6.	MEMBERS’ EQUITY

Authorized Units

On July 2, 2020, GGH amended and restated its LLC agreement. The Company is authorized to issue 1,250 common units, 39,228 preferred units, and 10,000 senior priority units.

Common Units

In October 2018, GGH adopted an equity incentive plan and allocated 1,250 common units to the plan. In 2018, GGH awarded 750 restricted units to certain board members, subject to various vesting provisions. At December 31, 2020, there were 730 and 20 vested and unvested, respectively, restricted units. At December 31, 2019, there were 600 and 150 vested and unvested, respectively, restricted units. In the event of a change in control of the Company, 100% of the awarded units shall vest immediately. Common unit holders are entitled to one vote per common unit, except for such votes or consents that are reserved solely for the holders of preferred units. The Company concluded that the value of the units granted in 2018 was insignificant given historical performance of the Company, no public market, and lack of liquidity. As such, the Company has not recognized any expense related to the restricted units during the years ended December 31, 2020 or 2019. There were 750 common units issued and outstanding at both December 31, 2020 and 2019.

Preferred Units

Preferred unit holders are entitled to one vote per preferred unit. In the event of liquidation or dissolution of GGH, the holders of preferred units are entitled to receive distributions, prior to and in preference to the holders of common units. At December 31, 2020 and 2019, all preferred units were issued and outstanding.

In the event of liquidation or dissolution of GGH, the holders of preferred units are entitled to receive distributions, prior to and in preference to the holders of common units, in an amount equal to $1 per preferred unit.

Senior Priority Units

There are two tranches of Senior Priority Units: Tranche 1 is equal to $13,926 and Tranche 2 is equal to $16,276. Tranche 1 Senior Priority Units were issued to Atlas Capital Resources LP and Atlas Capital Resources (P) LP in the same historical ownership percentages in conjunction with Atlas converting the 2019 notes payable and accrued interest (see Note 5). Tranche 2 Senior Priority Units were issued to Atlas Capital Resources LP and Atlas Capital Resources (P) LP in the same historical ownership percentages in conjunction with Atlas contributing its equity interest in Blocker (see Note 5). Senior Priority Units have no voting rights.

In the event of liquidation or dissolution of GGH, the holders of senior priority units are entitled to receive distributions, prior to and in preference to the holders of common and preferred units. The holders of senior priority units are entitled to a cumulatively accrued rate of return on the investment of 8% in addition to the initial output of $13,926. The aggregate liquidation preference on GGH’s senior priority units was $14,498 at December 31, 2020.

At December 31, 2020, all senior priority units were issued and outstanding.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

7.	EMPLOYEE BENEFIT PLAN

GG sponsors a 401(k) plan (the Plan) covering substantially all GG employees. Employees become eligible to participate in the Plan upon the attainment of age twenty-one. Eligible employees may elect to make either pre-tax or Roth contributions to the Plan, subject to limitations set forth by the Plan and the Internal Revenue Code. The Company makes safe harbor matching contributions equal to 100% of the first 3% of employees’ eligible earnings which they elect to contribute and an additional 50% on the next 2% of employees’ eligible earnings which they elect to contribute. The Company may also make a non-elective contribution, at its discretion. Matching contributions totaled $19 and $48 for the years ended December 31, 2020 and 2019, respectively. The Company made no non-elective contributions to the Plan for the years ended December 31, 2020 or 2019.

8.	COMMITMENTS AND CONTINGENCIES

From time-to-time, the Company is involved in legal proceedings arising in the ordinary course of business. As of the date of the audit report, the Company is not aware of litigation pending against it that could have, individually or in the aggregate, a material adverse effect on its financial position, results of operations, or cash flows.

At December 31, 2020, the Company entered into an agreement to purchase miner equipment totaling $11,910 that required deposits of $5,959. At December 31, 2019, the Company entered into an agreement to purchase miner equipment totaling $7,860 that required deposits of $6,337.

The Company entered into a contract with Empire Pipeline Inc. in September 2020 which provides for the transportation to its pipeline of 15,000 decatherms of natural gas per day, approximately $158 per month. The contract ends in September 2031 and may be terminated by either party with 12 months notice after the initial 10-year period.

9.	CONCENTRATIONS

The Company has one major power customer, the NYISO, that accounts for 35.7% and 90.8% of its revenue for the years ended December 31, 2020 and 2019, respectively. All amounts receivable were due from this customer at December 31, 2020 and 2019.

The Company has one major power vendor that accounted for approximately 56.8% and 55.6% of cost of revenue for the years ended December 31, 2020 and 2019, respectively.

GREENIDGE GENERATION HOLDINGS LLC AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2020 AND 2019

Amounts denoted in $000’s

10.	OTHER RISKS AND CONSIDERATIONS

The United States is presently in the midst of a national health emergency related to a virus, commonly known as Novel Coronavirus (“COVID-19”). The overall consequences of COVID-19 on a national, regional and local level are unknown, but it has the potential to result in a significant economic impact. COVID-19 did not have a material impact on the Company’s operations during the year ended December 31, 2020. The future impact of this situation on the Company and its results and financial position is not presently determinable.

11.	SUBSEQUENT EVENTS

In January 2021, GC merged into GG and GC was subsequently dissolved.

In January 2021, Greenidge Generation Holdings Inc. (“GGHI”) was formed in the state of Delaware. GGHI has the authority to issue 200,000,000 shares of common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value per share.

After the formation of GGHI, the equity holders of GGH entered into an asset contribution and exchange agreement in which the holders’ equity interests and outstanding notes payable balances were contributed into GGHI in exchange for 7,000,000 shares of GGHI common stock (28,000,000 shares of GGHI Class B Common Stock after a 4-for-1 stock split that occurred in March 2021).

In January 2021, GGHI completed a private placement offering in which 1,620,000 shares of series A redeemable convertible preferred stock was sold at $25 per share. Total net proceeds from the private placement offering were $37,590.

In February 2021, GGHI adopted an equity incentive plan and reserved 957,778 shares of common stock (3,831,112 shares of Class A Common Stock after a 4-for-1 stock split that occurred in March 2021) for issuance under the plan.

On March 19, 2021, the Company entered into a definitive agreement and plan of merger for a business combination with Support.com, Inc., a Delaware corporation (NASDAQ: SPRT).

On March 19, 2021, the Company and the its largest equity member and its affiliates entered into an arrangement pursuant to which Greenidge agreed, upon request, to direct its bank to issue new letters of credit to replace all or a portion of the letters of credit provided by the largest equity member and certain of its affiliates, upon the consummation of a potential investment in, financing of, or sale of any assets or equity or debt securities of the Company, which results in net proceeds to the Company of at least $10,000,000.

In May 2021, the Company entered into equipment financing agreements to finance miner equipment purchases totaling $13,947 with a third-party. The terms of the financing agreements require interest at 15% per annum. The notes require variable amounts of interest only payments for the first six to eight months of each agreement and variable payments of monthly principal and interest through the maturity date in October 2023. The notes are secured by the purchased equipment.

Subsequent events have been evaluated through July 16, 2021, the date at which the consolidated financial statements were available to be issued, and the Company has concluded that no such events or transactions took place that would require disclosure herein except as stated directly above.

GREENIDGE GENERATION HOLDINGS INC. AND

SUBSIDIARIES

Unaudited Interim Condensed Consolidated Financial Statements

GREENIDGE GENERATION HOLDINGS INC. AND

SUBSIDIARIES

GREENIDGE GENERATION HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2021 AND DECEMBER 31, 2020

Amounts denoted in $000’s

	March 31, 2021	December 31, 2020
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$39,166	$5,052
Digital assets	407	254
Accounts receivable	107	390
Fuel deposits	1,205	808
Prepaid expenses	1,291	155
Emissions credits	587	1,923
Miner equipment deposits	9,633	5,959

Total current assets	52,396	14,541

LONG-TERM ASSETS:
Property and equipment, net	53,129	50,686
Right-of-use assets	1,404	—
Other long-term assets	107	148

Total assets	$107,036	$65,375

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$1,851	$1,745
Natural gas payable	744	935
Accrued emissions expense	412	2,082
Income taxes payable	250	—
Accrued expenses	1,788	547
Accrued interest expense - related party	—	20
Deferred revenue	232	272
Notes payable, current portion	3,273	3,273
Notes payable - related party	—	3,573
Finance lease obligation, current portion	775	—

Total current liabilities	9,325	12,447

COMMITMENTS AND CONTINGENCIES (NOTE 10)

LONG-TERM LIABILITIES:
Deferred tax liability	482	—
Notes payable, net of current portion	546	1,364
Finance lease obligation, net of current portion	432	—
Asset retirement obligations	2,310	2,277
Environmental trust liability	4,927	4,927

Total liabilities	18,022	21,015

STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.0001, 20,000,000 and 0 shares authorized, 1,620,000 and 0 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	1	—
Common stock, par value $0.0001, 500,000,000 and 0 shares authorized, 28,320,000 and 0 shares issued and outstanding as of March 31, 2021 and December 31, 2020, respectively	3	—
Additional paid-in capital	112,647	—
Members’ capital, 0 and 49,978 units outstanding as of March 31, 2021 and December 31, 2020, respectively	—	69,276
Accumulated deficit	(23,637)	(24,916)

Total stockholders’ equity	89,014	44,360

Total liabilities and stockholders’ equity	107,036	$65,375

The accompanying notes are an integral part of these consolidated condensed statements.

GREENIDGE GENERATION HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

Amounts denoted in 000’s (except per share data)

	Three Months Ended March 31,
	2021	2020

REVENUE:
Cryptocurrency mining	$8,997	$2,289
Power and capacity	2,066	853

Total revenue	11,063	3,142

OPERATING COSTS AND EXPENSES:
Cost of revenue - Cryptocurrency mining (exclusive of depreciation and amortization shown below)	2,396	577
Cost of revenue - Power and capacity (exclusive of depreciation and amortization shown below)	2,026	1,450

Selling, general, and administrative expenses:	3,495	1,449

Depreciation and amortization	1,261	1,033

Income (loss) from operations	1,885	(1,367)

OTHER INCOME (EXPENSE), NET:
Interest expense	(166)	—
Interest expense - related party	(22)	(267)
Gain on sale of digital assets	295	19
Other income and expense, net	19	9

Total other income (expense), net	126	(239)

INCOME (LOSS) BEFORE INCOME TAXES	$2,011	$(1,606)

Provision for income taxes	(732)	—

NET INCOME (LOSS)	$1,279	$(1,606)

Earnings per share:
Basic	$0.05	$(0.06)

Diluted	$0.04	$(0.06)

Weighted average common shares:
Basic	28,207	28,000

Diluted	33,000	28,000

The accompanying notes are an integral part of these consolidated condensed statements.

GREENIDGE GENERATION HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

Amounts denoted in $000’s

	Preferred Stock		Common Stock		Additional	Common Units		Preferred Units		Senior Priority Units		Total
	Shares	Amount	Shares	Amount	Paid - In Capital	Number of Units	Members’ Capital	Number of Units	Members’ Capital	Number of Units	Members’ Capital	Members’ Capital	Accumulated Deficit	Total

Balance at January 1, 2021	—	$—	—	$—	$—	750	$—	39,228	$39,074	10,000	$30,202	$69,276	$(24,916)	$44,360

Contribution of GGH Preferred Units, GGH Senior Priority Units, and notes payable to related party for GGHI Common Stock	—	—	26,800,300	3	72,888	—	—	(39,228)	(39,074)	(10,000)	(30,202)	(69,276)	—	3,615
Contribution of GGH Common Units for GGHI Common Stock	—	—	1,199,700	—	—	(750)	—	—	—	—	—	—	—	—
Proceeds from sale of preferred stock, net of stock issuance costs of $3,387	1,620,000	1	—	—	37,112	—	—	—	—	—	—	—	—	37,112
Stock-based compensation expense	—	—	—	—	656	—	—	—	—	—	—	—	—	656
Proceeds from stock options exercised	—	—	160,000	—	1,000	—	—	—	—	—	—	—	—	1,000
Stock issued to purchase miners	—	—	160,000	—	991	—	—	—	—	—	—	—	—	991
Net income	—	—	—	—	—	—	—	—	—	—	—	—	1,279	1,279

Balance at March 31, 2021	1,620,000	$1	28,320,000	$3	$112,647	—	$—	—	$—	—	$—	$—	$(23,637)	$89,014

	Preferred Stock		Common Stock		Additional	Common Units		Preferred Units		Senior Priority Units		Total
	Shares	Amount	Shares	Amount	Paid - In Capital	Number of Units	Members’ Capital	Number of Units	Members’ Capital	Number of Units	Members’ Capital	Members’ Capital	Accumulated Deficit	Total

Balance at January 1, 2020	—	$—	—	$—	$—	750	$—	54,228	$54,074	—	$—	$54,074	$(20,350)	$33,724

Net loss	—	—	—	—	—	—	—	—	—	—	—	—	(1,606)	(1,606)

Balance at March 31, 2020	—	$—	—	$—	$—	750	$—	54,228	$54,074	—	$—	$54,074	$(21,956)	$32,118

The accompanying notes are an integral part of these consolidated condensed statements.

GREENIDGE GENERATION HOLDINGS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2021 AND 2020

Amounts denoted in $000’s

	Three Months Ended March 31,
	2021	2020

CASH FLOW FROM OPERATING ACTIVITIES:
Net income (loss)	$1,279	$(1,606)
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation	1,261	1,033
Deferred taxes	482	—
Accretion of asset retirement obligations	33	42
Gain on sale of digital assets	(295)	(19)
Stock-based compensation expense	656	—
Changes in operating assets and liabilities:
Accounts receivable	283	10
Emissions credits	1,336	(1)
Prepaids and other assets	(409)	(690)
Accounts payable	(770)	(905)
Income taxes payable	250	—
Accrued emissions	(1,670)	164
Accrued expenses	51	666

Net cash flow from operating activities	2,487	(1,306)

CASH FLOW FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(2,034)	(5,848)
Deposits on miner equipment	(3,674)	(107)
Project deposit	41	(56)

Net cash flow from investing activities	(5,667)	(6,011)

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from issuance of preferred stock, net of issuance costs	37,112	—
Proceeds from stock options exercised	1,000	—
Repayments on notes payable	(818)	—

Net cash flow from financing activities	37,294	—

CHANGE IN CASH AND CASH EQUIVALENTS	34,114	(7,317)

CASH AND CASH EQUIVALENTS - beginning of year	5,052	11,750

CASH AND CASH EQUIVALENTS - end of year	$39,166	$4,433

SUPPLEMENTAL DISCLOSURES: CASH PAID FOR INTEREST	$85	$—

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Miner equipment deposits moved into property and equipment	$—	$6,337

Property and equipment purchases financed with lease	$1,207	$—

Property and equipment purchased with common stock	$991	$—

Property and equipment purchases in accounts payable	$876	$860

Property and equipment purchased with digital assets	$—	$299

Contribution of GGH Preferred Units and Senior Priority Units for GGHI common stock	$69,273	$—

Contribution of related party notes payable and accrued interest for GGHI common stock	$3,615	$—

Deferred stock issuance costs	$981	$—

The accompanying notes are an integral part of these consolidated condensed statements.

GREENIDGE GENERATION HOLDINGS INC. AND SUBSIDIARIES

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Amounts denoted in $000’s

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Greenidge Generation Holdings Inc. and Subsidiaries (collectively, the “Company”) owns and operates a vertically integrated bitcoin mining and power generation facility located in Dresden, New York. The Company’s bitcoin mining capacity generates revenue in the form of bitcoin and U.S. dollars by earning bitcoin with application-specific integrated circuit computers (“ASICs” or “miners”) that are owned by the Company as rewards and transaction fees for supporting the global bitcoin network. Additionally, the Company generates revenues in U.S. dollars to a lesser extent from third parties for hosting and maintaining their ASICs. The Company also sells surplus electricity generated by its power plant, and not consumed in bitcoin mining operations, to New York State’s power grid at prices set on a daily basis through the NYISO wholesale market. In addition, Greenidge receives revenues from the sale of its capacity and ancillary services in the NYISO wholesale market. The consolidated financial statements include the accounts of the following entities:

•	Greenidge Generation Holdings Inc. (“GGHI”, a Delaware corporation). GGHI was formed in 2021 to oversee and manage the following entities:

•	Greenidge Generation Blocker Inc. (“GGB”, a Delaware corporation, a wholly-owned subsidiary of GGHI)

•	Greenidge Generation Holdings LLC (“GGH”, a Delaware limited liability company, wholly-owned subsidiary of GGHI)

•	Greenidge Generation, LLC (“GG”, a New York limited liability company, wholly-owned subsidiary of GGHI)

•	Lockwood Hills, LLC (“LH”, a New York limited liability company, wholly-owned subsidiary of GGHI)

•	Greenidge Solar, LLC (“GS”, a Delaware limited liability company, wholly-owned subsidiary of GGHI)

•	Greenidge Pipeline, LLC (“GP”, a Delaware limited liability company, wholly-owned subsidiary of GGHI)

•	Greenidge Pipeline Properties Corporation (“GPP”, a New York Corporation, wholly-owned subsidiary of GGHI)

•	Greenidge Markets and Trading, LLC (“GMT”, a Delaware limited liability company, wholly-owned subsidiary of GGHI)

•	Greenidge Secured Lending, LLC (“SL”, a Delaware limited liability company, wholly-owned subsidiary of GGHI)

•	Greenidge Blocker Corp. (“Blocker”, a Delaware corporation, consolidated variable interest entity)

•	Greenidge Coin, LLC (“GC”, a Delaware limited liability company, wholly-owned subsidiary of GGHI). In January 2021, GC merged into GG and GC was subsequently dissolved.

Variable Interest Entities

The Company evaluates its interests in variable interest entities (“VIE”) and will consolidate any VIE in which it has a controlling financial interest and is deemed to be the primary beneficiary. A controlling financial interest has both of the following characteristics: (1) the power to direct the activities of the VIE that most significantly impact its economic performance; and (2) the obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could be significant to the VIE. If both characteristics are met, the Company considers itself to be the primary beneficiary and therefore will consolidate that VIE into its consolidated financial statements.

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS (Continued)

Consolidation of a Variable Interest Entity

On October 2, 2019, Blocker, a related entity through common ownership, purchased 15,000 preferred units of Greenidge Coin (“GC”) for $15,000. Blocker was formed for the sole purpose of making a capital investment into GC so that GC could then provide a loan to GGH. The purpose of the loan from GC to GGH was to fund the development of infrastructure necessary for the Company to commence its Bitcoin mining operations.

Accordingly, Blocker is deemed a VIE because Blocker’s operations consist of its investment in GC and consequently, Blocker relies on the operations of the Company to sustain future operating expenses. The Company is deemed the primary beneficiary of the VIE because it is the sole provider of financial support. Accordingly, as of October 2, 2019, the Company consolidated Blocker’s balance sheet and results of operations. On December 31, 2020, Blocker entered into a liquidating distribution agreement with GGH, effectively dissolving Blocker into GGH.

Plan of Merger

On March 19, 2021, the Company entered into a definitive agreement and plan of merger for a business combination with Support.com, Inc., a Delaware corporation (NASDAQ: SPRT).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Principles of Consolidation

The accompanying unaudited interim condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. In the opinion of management, the accompanying unaudited condensed interim consolidated financial statements reflect all adjustments, consisting of normal recurring adjusting, considered necessary for a fair presentation of such interim results.

Greenidge is the successor entity for accounting purposes to GGH LLC as a result of the corporate restructuring consummated in January 2021. Pursuant to this restructuring, Greenidge was incorporated in the State of Delaware on January 27, 2021 and on January 29, 2021, entered into an asset ownership interests in GGH LLC in exchange for 7,000,000 shares of Greenidge’s common stock (28,000,000 shares of GGHI Class B Common Stock after the 4-for-1 split in March 2021). As a result of this transaction, GGH LLC became a wholly-owned subsidiary of Greenidge. The financial information presented herein are that of GGH LLC for the periods before January 29, 2021 and Greenidge for the period after January 29, 2021.

The results for the unaudited condensed interim consolidated statement of operations are not necessarily indicative of results to be expected for the year ending December 31, 2020 or for any future interim period. The unaudited condensed interim consolidated financial statements do not include all of the information and notes required by U.S. GAAP for complete financial statements. The accompanying unaudited condensed interim consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2020 and notes thereto.

The consolidated financial statements include the accounts of the Company and its subsidiaries as described in Note 1. All significant intercompany accounts and transactions have been eliminated.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and notes thereto. Actual results could differ from those estimates.

Significant Accounting Policies

For a detailed discussion about the Company’s significant accounting policies, see the Company’s December 31, 2020 consolidated financial statements.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Emissions Expense and Credits

The Company generates carbon dioxide emissions. As a result, the Company incurs emissions expense and is required to purchase emission credits, which are valued at cost, to offset the liability. The Company participates in the Regional Greenhouse Gas Initiative (“RGGI”), which requires, by law, that the Company remit credits to offset 50% of the Company’s annual emission expense in the following year, for each of the years in the three year control period (January 1, 2018 to December 31, 2020). In February 2021, the Company settled the emissions allowance for the control period. The Company continues to remit credits in accordance with RGGI. The Company recognizes expense on a per ton basis, where one ton is equal to one RGGI credit.

The RGGI credits are recorded on a first in, first out (“FIFO”) basis. The Company incurred emissions expense of $413 and $55 for the three months ended March 31, 2021 and March 31, 2020, respectively, which is included in power and capacity cost of revenue in the accompanying condensed consolidated statements of operations.

Asset Retirement Obligations

Asset retirement obligations are legal obligations associated with the retirement of long-lived assets. The obligations represent the present value of the estimated costs for an asset’s future retirement discounted using a credit-adjusted risk-free rate, and are recorded in the period in which the liability is incurred. The liabilities recognized relate to the decommissioning of a coal ash pond.

The following table reflects the details of the asset retirement obligations included in the consolidated balance sheets at March 31, 2021 and December 31, 2020:

Coal Ash Pond

Balance at December 31, 2020	$2,277
Accretion	33

Balance at March 31, 2021	$2,310

Coal Combustion Residuals

Coal combustion residuals (“CCR”) are subject to Federal and State regulations. The Company’s obligations associated with CCR are for the closure of a coal ash pond. With regards to its coal ash pond, in accordance with Federal law and Accounting Standards Codification (“ASC”) 410-20, Asset Retirement Obligations, the Company recorded an asset retirement obligation of $2,310 and $2,227 at March 31, 2021 and December 31, 2020, respectively. There were no changes to cash flow estimates related to the coal ash pond asset retirement obligation during the three months ended March 31, 2021 or 2020. Estimates are based on various assumptions including, but not limited to, closure cost estimates, timing of expenditures, escalation factors, discount rate of 5.00% and methods for complying with CCR regulations. Additional adjustments to the asset retirement obligations are expected periodically due to potential changes in estimates and assumptions.

Environmental Trust Liability

The Company owns and operates a landfill. As required by the New York State Department of Environmental Conservation (“NYSDEC”), landfills are required to fund a trust to cover closure costs and expenses after the landfill has stopped operating.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The trust is designed to provide funds for 30 years of expenses to maintain a landfill once it is full and has no further source of revenue or in case the owner is defunct and the NYSDEC has to operate the landfill. At March 31, 2021 and December 31, 2021, the landfill is a fully permitted, operational landfill and also acts as a leachate treatment facility. An annual report is completed by a third-party engineering firm to provide environmental compliance and calculate combined closure and post-closure costs, discounted to current year dollars using a discount rate of 4.50%. In lieu of a trust, the Company has negotiated with its largest equity member to maintain a letter of credit guaranteeing the payment of the liability (see Note 6). In accordance with ASC 410-20, Asset Retirement Obligations, the Company has recorded an environmental liability of $4,927 at March 31, 2021 and December 31, 2020. The letter of credit related to this liability was for $4,938 at March 31, 2021 and December 31, 2020 (see Note 6).

Leases

On January 1, 2021, the Company adopted Accounting Standards Codification (“ASC”) 842. No lease arrangements were in place as of January 1, 2021. Following guidance in ASC 842, arrangements meeting the definition of a lease are classified as operating or financing leases and are recorded on the consolidated balance sheet. Right-of-use (“ROU”) assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent an obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate. The right of use asset is amortized over the lease term. Variable lease expenses, if any, are recorded when incurred.

In calculating the right of use asset and lease liability, the Company elected to combine lease and non-lease components. The Company excluded short-term leases having initial terms of 12 months or less from the new guidance as an accounting policy election and recognizes rent expense on a straight-line basis over the lease term. Refer to Note 5 for the additional disclosures required by ASC 842.

Cryptocurrency Mining Cost of Revenue

Cost of cryptocurrency mining consists primarily of natural gas, emissions, depreciation on miners and blockchain infrastructure, payroll and benefits and other direct production costs associated with the megawatts generated for the digital mining operation.

Power and Capacity Cost of Revenue

Cost of power and capacity consists primarily of natural gas, emissions, payroll and benefits and other direct production costs associated with the megawatts generated for the power produced by Greenidge and sold to the grid

Selling, General, and Administrative Expenses

Selling, general and administrative expenses consist primarily of administrative payroll and benefits, business development costs, professional fees, insurance and depreciation of indirect assets, primarily plant infrastructure.

Stock-Based Compensation

The Company accounts for share-based payment awards exchanged for services at the estimated grant date fair value of the award. Stock options issued under the Company’s equity incentive plans are granted with an exercise price equal to no less than the market price of the Company’s stock at the date of grant and expire up to ten years from the date of the grants. These options generally vest on the grant date or over a three year period.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company estimates the fair value of the stock options grants using the Black-Scholes-Merton option pricing model and the assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgement.

Expected Term – The expected term of options represents the period that the Company’s stock-based awards are expected to be outstanding on the simplified method, which is the half-life from vesting to the end of its contractual term.

Expected Volatility – The Company computes stock price volatility over expected terms based on reasonable estimates and comparable public companies.

Risk-Free Interest Rate – The Company bases the risk-free interest rate on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent remaining term.

Expected Dividend – The Company has never declared or paid any cash dividends on its common shares and does not plan to pay cash dividends in the foreseeable future, and, therefore, uses an expected dividend yield of zero in its valuation models.

Income Taxes

Prior to the formation of GGHI on January 27, 2021, the Company was treated as a partnership for federal and state income tax purposes. Pursuant to this election, the profit or loss of the Company is reported in the individual income tax returns of the members. Therefore, no provision for Federal or State taxes has been made for the year ended December 31, 2020.

Subsequent to the conversion of GGH to GGHI, the Company calculates the provision for income taxes in accordance with ASC 740, Income Taxes, (“ASC 740”). The current provision for income taxes represents actual or estimated amounts payable or refundable on tax return filings each year. Deferred tax assets and liabilities are recorded for the estimated future tax effects of temporary differences between the tax basis of assets and liabilities and amounts reported in the accompanying consolidated balance sheets, and for operating loss and tax credit carryforwards. The change in deferred tax assets and liabilities for the period measures the deferred tax provision or benefit for the period. Effects of changes in enacted tax laws on deferred tax assets and liabilities are reflected as adjustments to the tax provision or benefit in the period of enactment. A valuation allowance may be provided to the extent management deems it is more likely than not that deferred tax assets will not be realized. The ultimate realization of net deferred tax assets is dependent upon the generation of future taxable income, in the appropriate taxing jurisdictions, during the periods in which temporary differences, net operating losses and tax credits become realizable. Management believes that it is more likely than not that the Company will realize the benefits of these temporary differences and operating loss and tax credit carryforwards, net of valuation allowances. The Company recognizes and measures tax positions taken or expected to be taken in its tax return based on their technical merit and assesses the likelihood that the positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. Interest and penalties on tax liabilities, if any, would be recorded as incurred in interest expense and other expenses, respectively.

Recent Accounting Pronouncements Not Yet Adopted

In December 2019, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“ASU 2019-12”), which is intended to simplify various aspects related to accounting for income taxes. ASU 2019-12 removes certain exceptions to the general principles

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

in Topic 740 and also clarifies and amends existing guidance to improve consistent application. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the impact of this standard on its consolidated financial statements and related disclosures.

Any new accounting standards, not disclosed above, that have been issued or proposed by FASB that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Recent Accounting Pronouncements, Adopted

In February 2016, the FASB issued Accounting Standards Update ASU No. 2016-02, Leases (Topic 842), which requires lessees to recognize a right-of-use (“ROU”) asset and a lease liability for all leases with terms greater than 12 months and also requires disclosures by lessees and lessors about the amount, timing and uncertainty of cash flows arising from leases. Subsequent to the issuance of Topic 842, the FASB clarified the guidance through several ASUs; hereinafter the collection of lease guidance is referred to as “ASC 842”. On January 1, 2021, the Company adopted ASC 842. The Company had no leasing arrangements at the beginning of the period of adoption. As a result, no cumulative impact of adopting ASC 842 was recorded. The Company also elected to exclude leases with a term of 12 months or less in the recognized ROU assets and lease liabilities, when the likelihood of renewal is not probable. Refer to Note 5 for additional disclosures required by ASC 842. The Company determines if an arrangement is a lease at inception. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent an obligation to make lease payments arising from the lease. ROU assets and lease liabilities are recognized at the lease commencement date based on the present value of lease payments over the lease term. The Company uses its incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The lease terms used to calculate the ROU asset and related lease liability include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), a new accounting standard related to revenue recognition. The new standard supersedes nearly all U.S. GAAP on revenue recognition and eliminated industry-specific guidance. The underlying principle of the new standard is to recognize revenue when a customer obtains control of promised goods or services at an amount that reflects the consideration that is expected to be received in exchange for those goods or services. On January 1, 2019, the Company adopted Topic 606 using the modified retrospective method. ASC 606 provides a five-step model for analyzing contracts and transactions to determine when, how, and if revenue is recognized. Revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services. Revenue recognition under the new standard did not have a material impact on the consolidated balance sheets, consolidated statements of operations, or consolidated statements of cash flows.

3.	PROPERTY AND EQUIPMENT

Property and equipment, net consisted of the following at March 31, 2021 and December 31, 2020:

	Estimated Useful Lives	March 31, 2021	December 31, 2020
Plant infrastructure	15 – 39 years	$34,040	$33,944
Miners	5 years	11,282	10,236
Miner facility infrastructure	15 years	8,791	8,791
Land	N/A	300	300
Equipment	5 years	211	211
Software	3 years	186	66
Coal ash impoundment	4 years	2,135	2,135
Construction in process	N/A	6,431	3,989

		63,376	59,672
Less: Accumulated depreciation		(10,247)	(8,986)

		$53,129	$50,686

Total depreciation expense was $1,261 and $1,033 for the three months ended March 31, 2021 and 2020, respectively.

4.	NOTES PAYABLE

The Company entered into an equipment finance agreement during December 2020 to finance miner equipment purchases totaling $4,482 with a third-party (“Miner equipment note A”). The terms of the financing agreement require interest at 17% per annum, including a risk premium fee of $482. The note requires principal payments of $222, risk premium payments of $27, and variable amounts of interest, every 30 days through the maturity date in July 2022. The note is secured by the purchased equipment.

The Company entered into an equipment finance agreement during December 2020 to finance miner equipment purchases totaling $428 with a third-party (“Miner equipment note B”). The terms of the financing agreement require interest at 17% per annum and principal payments of $24, plus variable amounts of interest, every 30 days through the maturity date in June 2022. The note is secured by the purchased equipment.

The Company entered into three other equipment finance agreements with similar terms in December 2020 that have not yet taken effect as of March 31, 2021. The agreements are expected to take effect when the equipment is delivered to the Company, which is expected in the second quarter of 2021. The aggregate amount of equipment and principal borrowings under the three agreements is $10,698.

4.	NOTES PAYABLE (continued)

Notes payable consisted of the following at March 31, 2021 and December 31, 2020:

	March 31, 2021	December 31, 2020

Miner equipment note A	$3,486	$4,233
Miner equipment note B	333	404

	3,819	4,637
Less: Current portion	(3,273)	(3,273)

	$546	$1,364

The Company incurred interest expense of $166 during the three months ended March 31, 2021 under the terms of these notes payable.

5.	FINANCE LEASE

ASC 842 requires the Company to recognize a right of use (“ROU”) asset and a lease liability for all leases with terms greater than 12 months. Refer to Note 2 for discussion on the adoption of ASC 842. The Company entered into a finance lease to finance the purchase of equipment on March 11, 2021. The Company recorded a right-of-use asset of $1,404 at the lease commencement date and a finance lease obligation of $1,207. The lease for this equipment ends August 31, 2022.

6.	RELATED PARTY TRANSACTIONS

Notes Payable

The Company entered into a promissory note agreement during 2020 with its largest equity members, Atlas Capital Resources LP and Atlas Capital Resources (P) LP (collectively referred to herein as “Atlas”). Within the agreement, there were two separate loans with varying loan and maturity dates as described in the table below. The notes bore interest at 8% per annum calculated on a 360-day year, and interest accrued and compounded on a quarterly basis. All accrued but unpaid interest under the notes was due and payable upon the corresponding note maturity date. Under this promissory note agreement, the Company incurred interest expense of $22 and $0 for the three months ended March 31, 2021 and 2020, respectively.

Notes payable to related party consisted of the following:

	March 31, 2021	December 31, 2020

Note payable to a related party due June 2021 converted into GGHI common stock (see Note 7).	$—	$2,382
Note payable to a related party due May 2021 converted into GGHI common stock (see Note 7).	—	1,191

	—	3,573
Less: Current portion	—	(3,573)

	$—	$—

6.	RELATED PARTY TRANSACTIONS (continued)

Letters of Credit

On March 19, 2021, the Company and Atlas and its affiliates entered into an arrangement pursuant to which Greenidge agreed, upon request, to direct its bank to issue new letters of credit to replace all or a portion of the letters of credit provided by Atlas and certain of its affiliates, upon the consummation of a potential investment in, financing of, or sale of any assets or equity or debt securities of the Company, which results in net proceeds to the Company of at least $10,000,000.

Atlas obtained a letter of credit from a financial institution in the amount of $4,938 at March 31, 2021 and 2020, payable to the NYSDEC. This letter of credit guarantees the current value of the Company’s environmental trust liability as discussed in Note 2.

Atlas also obtained a letter of credit from a financial institution in the amount of $3,630 at March 31, 2021 and December 31, 2020, payable to Empire Pipeline Incorporated (“Empire”) in the event the Company should not make contracted payments for costs related to a pipeline interconnection project the Company has entered into with Empire. See Note 11 for additional details.

Greenidge Coin, LLC Equity Transactions

On October 2, 2019, Blocker, a related entity through common ownership, purchased 15,000 preferred units of GC for $15,000.

On July 1, 2020, Atlas purchased the preferred units of Blocker for $16,277, the amount of the aggregate liquidation preference, and contributed its membership interest in Blocker to GGH in exchange for Senior Priority Units – Tranche 2 (See Note 7) on July 2, 2020.

On December 31, 2020, Blocker entered into a liquidating distribution agreement with GGH, effectively dissolving Blocker into GGH.

7.	STOCKHOLDERS’ EQUITY

Authorized Shares

GGHI has the authority to issue 520,000,000 shares of capital stock, consisting of 400,000,000 shares of Class A common stock, $0.0001 par value per share, 100,000,000 shares of Class B common stock, $0.0001 par value per share, and 20,000,000 shares of preferred stock, $0.0001 par value per share.

Contribution and Exchange Agreement

In January 2021, GGH LLC completed a corporate restructuring. Pursuant to this restructuring, GGHI was formed and incorporated in the State of Delaware on January 27, 2021. On January 29, 2021, GGHI entered into an asset contribution and exchange agreement with the owners of GGH, in which the GGH owners’ equity interests and outstanding notes payable to related parties and all accrued but unpaid interest were contributed into GGHI in exchange for 7,000,000 shares of GGHI Class B common stock (see Note 6). As a result of this transaction, GGH became a wholly-owned subsidiary of GGHI.

Private Placement Offering

In January 2021, GGHI completed a private placement offering in which 1,620,000 shares of series A redeemable convertible preferred stock was sold at $25 per share. Total net proceeds from the private placement offering were $37,113.

In March 2021, a 4-for-1 stock split occurred, resulting in 28,000,000 shares of GGHI Class B Common Stock being issued and outstanding as of March 31, 2021.

7.	STOCKHOLDERS’ EQUITY (Continued)

Common Stock

The holders of Class A Common Stock are entitled to one vote per share. The holders of Class B Common Stock are entitled to ten votes per share. Class A and Class B shares issued and outstanding as of March 31, 2021 are 0 and 28,000,000, respectively.

Each share of Class B Common Stock is convertible into one share of Class A Common Stock at the option of the holder upon written notice to the Company. Shares of Class B Common Stock will automatically convert to shares of Class A Common Stock upon a mandatory conversion event as defined in the amended and restated certificate of incorporation dated March 26, 2021.

Preferred Stock

The holders of Preferred Stock are not entitled to voting rights.

If dividends are declared and paid to the holders of common stock, the holders of preferred stock are entitled to a dividend equivalent as if the preferred stock were converted to common stock. Preferred stock holders are also entitled to a paid-kind-dividend of additional shares of preferred stock (capped at 12%of stated value) upon certain events occurring as defined in the amended and restated certificate of incorporation dated March 26, 2021. Such events included failure to file, effectiveness failure, and mandatory redemption failure.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of Greenidge or any deemed liquidation event in which Greenidge is a constituent party, before any payment to the holders of common stock, the holders of preferred stock then outstanding shall be paid out of the funds and assets available for distribution to stockholders an amount per share equal to the stated value for such share, plus an amount per share equal to the stated value of any shares issuable as the result of any accrued, but unpaid, paid-in-kind dividends. If Greenidge’s funds and assets are insufficient to pay such liquidation preference in full, the funds and assets available for distribution shall be distributed ratably to the holders of the shares of series A preferred stock.

Each share of preferred stock will be automatically converted to four shares of Class B common stock when the Company’s registration statement is declared effective by the Securities and Exchange Commission, or, if the Company is not listed within 18 months of the issue date, the shares of preferred stock will convert to common shares based on an initial conversion price of $25 per share of preferred stock.

Liquidation value as of March 31, 2021 is $25 per share.

7.	STOCKHOLDERS’ EQUITY (Continued)

Common Units

In October 2018, GGH adopted an equity incentive plan and allocated 1,250 common units to the plan. In 2018, GGH awarded 750 restricted units to certain board members, subject to various vesting provisions. At December 31, 2020, there were 730 and 20 vested and unvested, respectively, restricted units. In the event of a change in control of the Company, 100% of the awarded units would vest immediately. Common unit holders are entitled to one vote per common unit, except for such votes or consents that are reserved solely for the holders of preferred units. The Company concluded that the value of the units granted in 2018 was insignificant given historical performance of the Company, no public market, and lack of liquidity. As such, the Company did not recognize any expense related to the common restricted units during the three month periods ended March 31, 2021 and 2020. There were 750 common units issued and outstanding at December 31, 2020. In January 2021, in conjunction with the Private Placement Offering, the 750 GGH common units were converted to shares of Class B GGHI common stock.

Preferred Units

Preferred unit holders were entitled to one vote per preferred unit. In the event of liquidation or dissolution of GGH, the holders of preferred units were entitled to receive distributions, prior to and in preference to the holders of common units. At December 31, 2020, all preferred units were issued and outstanding. All preferred units were converted to shares of Class B GGHI common stock in connection with the contribution and exchange agreement.

Senior Priority Units

There were two tranches of Senior Priority Units: Tranche 1 was equal to $13,926 and Tranche 2 was equal to $16,276. Tranche 1 Senior Priority Units were issued to Atlas in July 2020 in exchange for the conversion of certain notes payable due to Atlas and all accrued but unpaid interest thereon. Tranche 2 Senior Priority Units were issued to Atlas in conjunction with Atlas contributing its equity interest in Blocker to GGH. Senior Priority Units had no voting rights.

At December 31, 2020, all senior priority units were issued and outstanding. All senior priority units were converted to shares of Class B GGHI common stock in connection with the contribution and exchange agreement.

8.	STOCK OPTIONS AND RESTRICTED COMMON STOCK

In February 2021, GGHI adopted an equity incentive plan and reserved 3,831,112 shares of common stock for issuance under the plan (the “2021 Equity Plan”).

Restricted Common Stock Unit Awards

During the three months ended March 31, 2021, the Company awarded 616,920 restricted common stock units under the 2021 Equity Plan to directors, which are generally eligible to vest over a three-year period.

8.	STOCK OPTIONS AND RESTRICTED COMMON STOCK (Continued)

The Company’s unvested restricted common stock unit awards activity for the three months ended March 31, 2021 is summarized below:

	Number of Shares	Weighted Average Grant- Date Fair Value

Unvested at January 1, 2021	—	$—
Granted	616,920	6.25

Unvested at March 31, 2021	616,920	$6.25

The value of restricted common stock unit grants is measured based on their fair market value on the date of grant and amortized over their requisite service periods. During the three months ended March 31, 2021, the fair market value of the awards granted totaled $3,856 and as of March 31, 2021, there was approximately $3,749 of total unrecognized compensation cost related to unvested restricted stock rights, which is expected to be recognized over a remaining weighted-average vesting period of approximately 3 years.

Common Stock Options

The Company’s stock options activity for the three months ended March 31, 2021 is summarized below:

	Number of Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life (in years)

Outstanding as of December 31, 2020	—	$—	—
Granted	716,968	6.01	10.0
Exercised	(160,000)	6.25	0.1

Outstanding as of March 31, 2021	556,968	6.01	9.9
Options vested and expected to vest as of March 31, 2021	556,968	6.01	9.9
Options vested and exercisable as of March 31, 2021	262,225	6.01	9.9

The value of common stock option grants is measured based on their fair market value on the date of grant and amortized over their requisite service periods. During the three months ended March 31, 2021, the fair market value of the awards granted totaled $1,151 and as of March 31, 2021, there was approximately $581 of total unrecognized compensation cost related to unvested options, which is expected to be recognized over a remaining weighted-average vesting period of approximately 1.2 years.

The intrinsic value of options exercised during the three months ended March 31, 2021 were immaterial.

8.	STOCK OPTIONS AND RESTRICTED COMMON STOCK (Continued)

The weighted average assumptions relating to the valuation of stock options granted for the quarter ended March 31, 2021 were as follows:

Weighted average fair value of grants	$1.60
Expected volatility	35%
Expected term (years)	4.5
Risk-free interest rate	0.4%
Expected dividend yield	0.0%

Stock-based Compensation

The Company recognized stock-based compensation expense during the three months ended March 31, 2021 totaling $656. No stock-based compensation expense was recognized during the three months ended March 31, 2020.

Stock-based compensation expense is included in selling, general and administrative expenses in the accompanying unaudited condensed interim consolidated statements of operations.

9.	INCOME TAXES

The income tax provision for interim periods is determined using an estimate of the annual effective tax rate, adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter, the estimate of the annual effective tax rate is updated, and if the estimated effective tax rate changes, a cumulative adjustment is made.

The effective income tax rate as a percentage of income before income taxes was 36.4% and 0% for the three months ended March 31, 2021 and 2020, respectively. Prior to January 27, 2021, the Company was treated as a partnership for federal and state income tax purposes.

10.	EARNINGS PER SHARE

Basic and diluted weighted-average share outstanding are as follows (in thousands):

	Three months ended March 31,
	2021	2020
Basic weighted average shares outstanding	28,207	28,000
Dilutive effect of equity awards	352	—
Diluted effect of convertible preferred stock	4,441	—

Diluted weighted average shares outstanding	33,000	28,000

For the three months ended March 31, 2021 there were 0 shares excluded from the calculation of diluted earnings per share.

11.	COMMITMENTS AND CONTINGENCIES

From time-to-time, the Company is involved in legal proceedings arising in the ordinary course of business. As of the date of the audit report, the Company is not aware of litigation pending against it that could have, individually or in the aggregate, a material adverse effect on its financial position, results of operations, or cash flows.

At March 31, 2021, the Company entered into agreements to purchase miner equipment totaling $3,835 that required deposits of $1,918. At December 31, 2020, the Company entered into agreements to purchase miner equipment totaling $11,190 that required deposits of $5,959 and $1,756 at December 31, 2020 and March 31, 2021, respectively.

The Company entered into a contract with Empire in September 2020 which provides for the transportation to its pipeline of 15,000 decatherms of natural gas per day, approximately $158 per month. The contract ends in September 2031 and may be terminated by either party with 12 months notice after the initial 10-year period.

12.	CONCENTRATIONS

The Company has one major power customer, NYISO, that accounts for 19% and 27% of its revenue for the three months ended March 31, 2021 and 2020, respectively. 95% and 100% of accounts receivable were due from this customer at March 31, 2021 and December 31, 2020, respectively.

The Company has one major power vendor that accounted for approximately 55% and 49% of cost of revenue for the three months ended December 31, 2021 and 2020, respectively.

13.	OTHER RISKS AND CONSIDERATIONS

The United States is presently in the midst of a national health emergency related to a virus, commonly known as Novel Coronavirus (“COVID-19”). The overall consequences of COVID-19 on a national, regional and local level are unknown, but it has the potential to result in a significant economic impact. COVID-19 did not have a material impact on the Company’s operations during the three months ended March 31, 2021 and 2020, respectively. The future impact of this situation on the Company and its results and financial position is not presently determinable.

14.	SUBSEQUENT EVENTS

In May 2021, the Company entered into equipment financing agreements to finance miner equipment purchases totaling $13,947 with a third-party. The terms of the financing agreements require interest at 15% per annum. The notes require variable amounts of interest only payments for the first six to eight months of each agreement and variable payments of monthly principal and interest through the maturity date in October 2023. The notes are secured by the purchased equipment.

Subsequent events have been evaluated through July 16, 2021, the date at which the consolidated financial statements were available to be issued, and the Company has concluded that no such events or transactions took place that would require disclosure herein except as stated directly above.

AGREEMENT AND PLAN OF MERGER

among

GREENIDGE GENERATION HOLDINGS INC.

SUPPORT.COM, INC.

and

GGH MERGER SUB, INC.

Dated as of March 19, 2021

Page

ARTICLE I

DEFINED TERMS

ARTICLE VII

Exhibits

Exhibit A – Form of Pubco Stockholder Support Agreement

Exhibit B – Form of Pubco Amended and Restated Certificate of Incorporation

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 19, 2021, among Support.com, Inc., a Delaware corporation (“Pubco”), Greenidge Generation Holdings Inc., a Delaware corporation (“Company”), and GGH Merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of Company (“Merger Sub”).

WHEREAS, subject to the terms and conditions hereof, at the Effective Time, the parties hereto shall effect the Merger, pursuant to which Merger Sub will merge with and into Pubco, with Pubco surviving the Merger as the Surviving Corporation and a wholly owned subsidiary of the Company;

WHEREAS, prior to the date of this Agreement, 210 Capital, LLC (“Investor”), and as a condition and inducement to the Company’s willingness to enter into this Agreement, has consummated the purchase of shares of Pubco Common Stock (the “Investment”) constituting approximately 16.6% of the outstanding shares of Pubco Common Stock;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain directors and stockholders of Pubco (solely in their capacity as stockholders of Pubco) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit A (the “Pubco Stockholder Support Agreements”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of capital stock of Pubco in favor of the approval of this Agreement and against any competing proposals;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that the Merger and the other Transactions are fair to, advisable and in the best interests of the Company and its stockholders and (ii) approved and declared advisable this Agreement, the Merger and the other Transactions, including the issuance of shares of Company Class A Common Stock to the Pubco Stockholders pursuant to the terms of this Agreement, the Merger and the other Transactions and thereby approve this Agreement, the Merger and the other Transactions, including the issuance of shares of Company Class A Common Stock to the Pubco Stockholders pursuant to the terms of this Agreement;

WHEREAS, the board of directors of Pubco (the “Pubco Board”) has unanimously (i) determined that the Merger and the other Transactions are fair to, advisable and in the best interests of Pubco and its stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the Pubco Stockholders vote to approve this Agreement and the Merger;

WHEREAS, (i) the board of directors of Merger Sub has approved and declared advisable this Agreement, the Merger and the other Transactions and recommended that the sole stockholder of Merger Sub approve this Agreement and the Merger and (ii) the Company, as the sole stockholder of Merger Sub, has adopted and approved this Agreement and the Merger as required under the DGCL by executing and delivering an action by written consent (the “Written Consent”); and

WHEREAS, the parties hereto intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement be a “plan of reorganization” for purposes of Sections 354 and 361 of the Code and within the meaning of Section 1.368-2(g) of the Treasury Regulations (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“Acquisition Inquiry” means, with respect to a party, an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Pubco, on the other hand, to the other party) that would reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Pubco or any of its Affiliates, on the other hand, to the other party) contemplating or otherwise relating to any Acquisition Transaction with such party.

“Acquisition Transaction” means (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a party is a constituent entity; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 20% or more of the outstanding securities of any class of voting securities of a party or any of its Subsidiaries; or (iii) in which a party or any of its Subsidiaries issues securities representing 20% or more of the outstanding securities of any class of voting securities of such party or any of its Subsidiaries; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a party and its Subsidiaries, taken as a whole; or (c) any other transaction that would restrict, prohibit or inhibit such party’s ability to consummate the Transactions.

“Action” means any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” means, when used with respect to a specified Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.

“Agreement” means this Agreement and Plan of Merger among the parties hereto, including all annexes, exhibits and schedules (including the Disclosure Letters), and all amendments hereto made in accordance with the provisions of Section 10.06.

“Ancillary Agreements” means the Pubco Stockholder Support Agreements and any other agreement to be entered into in connection with the Transactions.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any representative of a foreign Governmental Authority or commercial entity to obtain a business advantage, including the U.S. Foreign Corrupt Practices Act and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“beneficial owner” has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

“Company Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

“Company Common Stock” means the Company Class A Common Stock and the Company Class B Common Stock.

“Company Disclosure Letter” means the confidential disclosure letter delivered by the Company to Pubco immediately prior to the execution of this Agreement.

“Company Entities” means the Company and the Company Subsidiaries.

“Company Intellectual Property” means all Company Owned Intellectual Property and all Intellectual Property used in the business of the Company Entities, as currently conducted.

“Company Material Adverse Effect” means any event, change, circumstance or development that (i) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, results of operations or financial condition of the Company Entities, taken as a whole, or (ii) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of the Company to consummate the Transactions; provided, however, that, with respect to clause (i), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect” (except in the case of clause (a), (b), (d), (f) and (g), in each case, to the extent that such event, change, circumstance or development disproportionately affects the Company Entities, taken as a whole, as compared to other Persons operating in any of the industries in which the Company Entities operate): (a) any change or development after the date hereof in applicable Laws or GAAP or any official interpretation thereof, (b) any change or development after the date hereof in interest rates or economic, political, legislative, regulatory, financial, commodity, currency, bitcoin mining, cryptocurrency, electricity or natural gas conditions or other market conditions generally affecting any of the foregoing, the economy or the industry in which the Company Entities operate, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, regulatory agencies, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 4.05 and, to the extent related thereto, the condition in Section 8.02(a)), (d) any change or development generally affecting any of the industries or markets in which the Company or the Company Subsidiaries operate, (e) the compliance by the Company with the terms of this Agreement or the taking by the Company of any action, or failure by the Company to take action, required or contemplated by this Agreement (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 4.05 and, to the extent related thereto, the condition in Section 8.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)), weather condition, explosion, fire, act of God or other force majeure event (other than any such event resulting in material destruction or permanent damage to the Company powerplant and/or a material portion of the equipment located therein, all of which may be taken into account for purposes of determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur), (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel or (h) any failure of the Company Entities, taken as a whole, to meet any projections, forecasts or budgets (provided, that the exception in this clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Company Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Company Material Adverse Effect)).

“Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries.

“Company Preferred Stock” means the Series A preferred stock, par value $0.0001 per share, of the Company.

“Company Stockholders” means the holders of Company Capital Stock.

“Company Subsidiaries” means the Subsidiaries of the Company.

“Confidential Data” means information, including Personal Data, in whatever form that a Company Entity or a Pubco Entity, as the case may be, is obligated, by Law or Contract, to protect from unauthorized access, use, disclosure, modification or destruction together with any data owned or licensed by the Company Entities or Pubco Entities, as the case may be, that is not intentionally shared with the general public or that is classified by the Company Entities or Pubco Entities, as the case may be, with a designation that precludes sharing with the general public.

“Contract” means any written or oral legally binding contract, agreement, understanding, arrangement, subcontract, loan or credit agreement, note, bond, indenture, mortgage, purchase order, deed of trust, lease, sublease, instrument, or other legally binding commitment, obligation or undertaking.

“control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract or otherwise.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, decree, judgment, injunction or other order or directive by any Governmental Authority mandating action in response to coronavirus (COVID-19) pandemic, including any requirements under the Coronavirus Aid, Relief, and Economic Security (CARES) Act.

“Data” means Confidential Data or Personal Data.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Letters” means the Pubco Disclosure Letter and the Company Disclosure Letter.

“Electric Utility Company” has the meaning given to such term in the Public Utility Holding Company Act of 2005, 42 U.S.C. section 15801.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, covenant, condition, restriction, easement, charge, right of first refusal or first offer, or other restriction on title or transfer of any nature whatsoever.

“Environmental Law” means any Law or Environmental Permit concerning or relating to: (i) the environment, natural resources or human health and safety (including workplace, industrial hygiene and fire safety); (ii) the presence, Release, generation, use, management, handling, transportation, treatment, storage or disposal of Hazardous Materials; (iii) product content and stewardship, or (iv) noise, odor, or vibration, including, without limitation, in the United States, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601, et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, 42 U.S.C. 6901, et seq.; the Toxic Substances Control Act, 15 U.S.C. 2601, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. 5101; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; the Occupational Safety and Health Act, 29 U.S.C. 651, et seq.; the Emergency Planning and Community Right to Know Act of 1986, 42 U.S.C. 11001, et seq.; the Atomic Energy Act, 42 U.S.C. 2014, et seq.; the Endangered Species Act, 16 U.S.C. 1531, et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 136, et seq.; the Clean Air Act, 42 U.S.C. 7401, et seq.; and the state and local analogues of each of the foregoing federal statutes.

“Environmental Permit” means any Permit, approval, identification number, registration, exemption or license required pursuant to any applicable Environmental Law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Ratio” means a fraction, expressed as a decimal rounded to the nearest one-thousandth, equal to the quotient of (i) the Merger Consideration divided by (ii) Fully Diluted Pubco Share Number.

“Exercise Calculation Date” means the close of business on the second Business Day immediately preceding the Closing.

“Fraud” means a knowing and intentional material misrepresentation in the making of a representation or warranty set forth in this Agreement or any certificate delivered pursuant hereto, made with the intent of inducing another party to enter into this Agreement and upon which such other party has relied to its detriment (it being understood that “Fraud” shall not include any claim based on constructive knowledge, recklessness, negligent representation or a similar theory).

“Fully Diluted Pubco Share Number” means, (a) the total number of shares of Pubco Capital Stock outstanding as of immediately prior to the Effective Time plus (b) the total number of Pubco Option FDS Shares with respect to all Pubco Options outstanding as of the Exercise Calculation Date plus (c) the total number of Pubco Award Shares with respect to all Pubco Awards outstanding as of the Exercise Calculation Date.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau, arbitral panel or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means any substance, material, or other matter: (i) capable of causing harm to human health, the environment, or natural resources or (ii) regulated in any way, or for which standards are imposed, by any Governmental Authority, including but not limited to petroleum and petroleum byproduct and distillates, asbestos and asbestos-containing materials, urea formaldehyde, polychlorinated biphenyls, mold, radon gas, radioactive substances, and poly- and perfluoroalkyl substances.

“Holding Company” has the meaning given to such term in the Public Utility Holding Company Act of 2005, 42 U.S.C. section 15801.

“Indebtedness” means, without duplication and with respect to any Person, all (a) indebtedness for borrowed money, excluding the outstanding balance in connection with the financing of insurance premium payments, (b) obligations for the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business consistent with past practice) that would be required to appear as a liability on financial statements prepared in accordance with GAAP, (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, including, all indebtedness under equipment financing arrangements or equipment loans, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement, (e) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions, and (f) guarantees made by such Person on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (d).

“Intellectual Property” means all intellectual property and intellectual property rights of every kind and description throughout the world, including all U.S. and non-U.S.: (a) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, URLs, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Marks”); (b) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (c) copyrights and copyrightable subject matter, including databases, data collections (including knowledge databases, customers lists and customer databases) and rights therein, web site content, rights to compilations, collective works and derivative works, and the right to create collective and derivative works (collectively, “Copyrights”); (d) rights in Software; (e) rights under applicable trade secret law and any and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies including research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, beta testing procedures and beta testing results (collectively, “Trade Secrets”); (f) all applications and registrations, renewals and extensions for the foregoing; and (g) all rights and remedies against past, present, and future infringement, misappropriation or other violation thereof.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Intervening Event” means any change, event, effect, occurrence, development or other matter that (a) (i) is materially favorable to Pubco and its Subsidiaries, taken as a whole or (ii) has resulted in a Company Material Adverse Effect, (b) was not known (or, if known, the consequences of which were not known or reasonably foreseeable) to the Pubco Board as of the date of this Agreement and (c) does not relate to (i) any Acquisition Proposal, (ii) any change, in and of itself, in the price of the Pubco Common Stock, or (iii) the fact, in and of itself, that Pubco meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earning, or other financial or operating metrics for any period ending on or after the date of this Agreement (it being understood that in the case of clauses (ii) and (iii), matters underlying such changes may be deemed to constitute, or be taken into account, in determining whether there has been an Intervening Event).

“Knowledge of the Company,” “The Company’s Knowledge” or similar terms used in this Agreement mean the actual knowledge, after reasonable inquiry, of the Persons identified on Section 1.01(a) of the Company Disclosure Letter.

“Knowledge of Pubco,” “Pubco’s Knowledge” or similar terms used in this Agreement mean the actual knowledge, after reasonable inquiry, of the Persons identified on Section 1.01(a) of the Pubco Disclosure Letter.

“Law” means any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income Tax treaty, Governmental Order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Authority.

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or unaccrued, fixed or variable, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract.

“Merger Consideration” means a total number of shares of Company Class A Common Stock equal to the sum of (i) the Pubco Business Consideration plus (ii) the Pubco Closing Cash Consideration.

“NASDAQ” means the NASDAQ Global Select Market or NASDAQ Capital Market.

“Per Share Merger Consideration” means a number of shares of Company Class A Common Stock equal to the Exchange Ratio.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Encumbrances” means (a) liens for Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP on the applicable financial statements; (b) mechanics’, materialmens’, carriers’, workers’, repairers’ and other similar Encumbrances or security obligations incurred in the ordinary course of business and arising by operation of Law or the validity or amount of which is being contested in good faith by appropriate proceedings; (c) pledges, deposits or other Encumbrances securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (d) Encumbrances and other imperfections of title that do not materially impair the use or occupancy of the property to which they relate in the conduct of the business of the Company Entities or the business of the

Pubco Entities, as the case may be, as currently conducted; (e) Encumbrances arising under conditional sales Contracts and equipment leases with third parties and other Encumbrances arising on assets and products sold in the ordinary course of business consistent with past practice and non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice; (f) landlords’ liens and Encumbrances on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest; (g) any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; (h) all covenants, conditions, restrictions, easements, charges, rights-of-way and other similar matters of record or that would be disclosed by an accurate survey or inspection of the real property, in each case that do not materially impair the use or occupancy of the property to which they relate in the conduct of the business of the Company Entities or the business of the Pubco Entities, as the case may be, as currently conducted; (i) Encumbrances that will be released at or prior to the Closing; (j) Encumbrances identified in the Company Financial Statements or the financial statements in the Pubco SEC Documents, as the case may be; (k) Encumbrances created or incurred under the equipment financing arrangements or equipment loans; (l) Encumbrances reserved or created pursuant to any Ancillary Agreement; (m) Encumbrances on equity or debt securities resulting from applicable securities Laws and (n) Encumbrances listed on Section 1.01(b) of the Company Disclosure Letter.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act and any Governmental Authority.

“Personal Data” means any data or information relating to an identified or identifiable natural person; an “identifiable natural person” is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his physical, physiological, mental, economic, cultural or social identity, including unique device or browser identifiers, names, ages, addresses, telephone numbers, email addresses, social security numbers, passport numbers, alien registration numbers, medical history, employment history, and/or account information; and shall also mean “personal information,” “personal health information” and “personal financial information” each as defined by applicable Laws relating to the collection, use, sharing, storage, and/or disclosure of information about an identifiable natural person.

“Pubco Awards” means any and all Pubco RSUs and any other securities, rights or instruments of Pubco that are or could be convertible or exchangeable for Pubco Common Stock or otherwise could result in the issuance of Pubco Common Stock (whether or not upon the occurrence of any trigger or event, the satisfaction of any condition or consideration or otherwise, including with respect to the passage of time, that may otherwise be required with respect thereto), but which are not issuable upon payment of an exercise price, whether cashless or otherwise (or similar mechanic); provided, however, that the term “Pubco Award” shall not include Pubco Options.

“Pubco Award Shares” means, with respect to a specific Pubco Award outstanding as of the Exercise Calculation Date, the aggregate number of shares of Pubco Common Stock underlying, relating to or otherwise issuable with respect to such Pubco Award.

“Pubco Business Consideration” means 1,873,913 shares of Company Class A Common Stock.

“Pubco Capital Stock” means the Pubco Common Stock and the Pubco Preferred Stock.

“Pubco Closing Cash Amount” means the sum of (a) the amount equal to the cash, cash equivalents, marketable securities and short-term investments held by or on behalf of Pubco as of the Effective Time, including (i) all cash on hand or otherwise in the possession of Pubco, (ii) money, currency or a credit balance in a deposit account at a financial institution, net of uncleared checks outstanding, plus processed credit card transactions for cash not yet received, and (iii) checks, drafts and other similar instruments in transit that have been received by, but not yet been credited or deposited into the bank accounts of, Pubco, but minus, as of the Effective Time, (b) (i) cash and cash equivalents that are restricted because they are subject to restrictions on distribution imposed by operation of Law or Contract (which, for the avoidance of doubt, shall not include any Tax or other charge payable as a result of repatriation of cash from a non-U.S. jurisdiction), (ii) cash held in escrow or as security deposits and (iii) the total unpaid amount of the Pubco Transaction Expenses.

“Pubco Closing Cash Consideration” means 1,124,348 shares of Company Class A Common Stock.

“Pubco Closing Price” means the volume weighted average trading price per share of Pubco Common Stock for the ten trading day period ending on and including the Exercise Calculation Date.

“Pubco Common Stock” means the Common Stock, par value $0.0001 per share, of Pubco.

“Pubco Disclosure Letter” means the confidential disclosure letter delivered by Pubco to the Company immediately prior to the execution of this Agreement.

“Pubco Entities” means Pubco and its Subsidiaries.

“Pubco Intellectual Property” means all Pubco Owned Intellectual Property and all Intellectual Property used in connection with the Pubco business as currently conducted.

“Pubco Material Adverse Effect” means any event, change, circumstance or development that (i) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, results of operations or financial condition of Pubco and its Subsidiaries, taken as a whole (including as set forth on Section 1.01(b) of the Pubco Disclosure Letter), or (ii) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of Pubco to consummate the Transactions; provided, however, that, with respect to clause (i), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Pubco Material Adverse Effect” (except in the case of clause (a), (b), (d), (f) and (g), in each case, to the extent that such event, change, circumstance or development disproportionately affects Pubco and its Subsidiaries, taken as a whole, as compared to other Persons operating in the industries in which Pubco and its Subsidiaries operate): (a) any change or development after the date hereof in applicable Laws or GAAP or any official interpretation thereof, (b) any change or development after the date hereof in interest rates or economic, political, legislative, regulatory, financial, commodity, currency, or other market conditions generally affecting any of the foregoing, the economy or the industry in which the Pubco Entities operate, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, regulatory agencies, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Pubco Material Adverse Effect” in the representations and warranties set forth in Section 5.10 and, to the extent related thereto, the condition in Section 8.03(a)), (d) any change after the date hereof generally affecting any of the industries or markets in which Pubco and its Subsidiaries operate, (e) the compliance by Pubco with the terms of this Agreement or the taking by Pubco of any action, or failure by Pubco to take action, required or contemplated by this Agreement (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Pubco Material Adverse Effect” in the representations and warranties set forth in Section 5.10 and, to the extent related thereto, the condition in Section 8.03(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)), weather condition, explosion, fire, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, Pubco operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of Pubco and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets (provided, that the exception in this clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Pubco Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Pubco Material Adverse Effect)) or (i) any deterioration after the date hereof in Pubco’s business or operations, or customer or employee attrition, including any effect on Pubco’s financial performance or financial condition resulting therefrom.

“Pubco Net Exercise Award Shares” means, with respect to a specific Pubco Award outstanding as of the Exercise Calculation Date, an aggregate number of shares of Pubco Common Stock equal to the result of (1) the aggregate number of Pubco Award Shares with respect to such Pubco Award minus (2) the quotient of (A) the aggregate tax withholding amount arising as a result of the vesting and settlement of such Pubco Award, divided by (B) the Pubco Closing Price.

“Pubco Net Exercise Option Shares” means, with respect to a specific Pubco Option outstanding as of the Exercise Calculation Date, an aggregate number of shares of Pubco Common Stock equal to the result of (1) the aggregate number of Pubco Option Shares with respect to such Pubco Option minus (2) the quotient of (A) the sum of (i) the product of (X) the aggregate number of Pubco Option Shares with respect to such Pubco Option multiplied by (Y) the Pubco Option Exercise Price plus (ii) the aggregate tax withholding amount arising as a result of the vesting and settlement of such Pubco Option, divided by (B) the Pubco Closing Price; provided, that the Pubco Net Exercise Option Shares with respect to a specific Pubco Option shall not be less than zero.

“Pubco Option Exercise Price” means, with respect to a specific Pubco Option as of the Exercise Calculation Date, the per share exercise price with respect to such Pubco Option.

“Pubco Option FDS Shares” means, with respect to a specific Pubco Option outstanding as of the Exercise Calculation Date, an aggregate number of shares of Pubco Common Stock equal to the result of (1) the aggregate number of Pubco Option Shares with respect to such Pubco Option minus (2) the quotient of (A) the product of (i) the aggregate number of Pubco Option Shares with respect to such Pubco Option multiplied by (ii) the Pubco Option Exercise Price, divided by (B) the Pubco Closing Price; provided, that the Pubco Option FDS Shares with respect to a specific Pubco Option shall not be less than zero.

“Pubco Option Shares” means, with respect to a specific Pubco Option outstanding as of the Exercise Calculation Date, the aggregate number of shares of Pubco Common Stock underlying, relating to or otherwise issuable with respect to such Pubco Option.

“Pubco Options” means an option to purchase shares of Pubco Common Stock, including Pubco Warrants, and any other securities, rights or instruments of Pubco that are or could be convertible or exchangeable for Pubco Common Stock or otherwise could result in the issuance of Pubco Common Stock (whether or not upon the occurrence of any trigger or event, the satisfaction of any condition or consideration or otherwise, including with respect to the passage of time, that may otherwise be required with respect thereto), but which are issuable upon payment of an exercise price, whether cashless or otherwise (or similar mechanic).

“Pubco Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by Pubco.

“Pubco Preferred Stock” means the Preferred Stock par value $0.0001 per share, of Pubco.

“Pubco RSUs” means a restricted stock unit award of Pubco.

“Pubco SEC Documents” means all forms, reports, statements, schedules and other documents filed by Pubco with, or furnished by Pubco to, the SEC.

“Pubco Signing Cash Amount” means the sum of (a) the amount equal to the cash, cash equivalents, marketable securities and short-term investments held by or on behalf of Pubco as of the execution of this Agreement, including (i) all cash on hand or otherwise in the possession of Pubco, (ii) money, currency or a credit balance in a deposit account at a financial institution, net of uncleared checks outstanding, plus processed credit card transactions for cash not yet received, (iii) checks, drafts and other similar instruments in transit that have been received by, but not yet been credited or deposited into the bank accounts of, Pubco, and (iv) all cash received from the Investment but minus, as of the execution of this Agreement, (b) (i) cash and cash equivalents that are restricted because they are subject to restrictions on distribution imposed by operation of Law or Contract (which, for the avoidance of doubt, shall not include any Tax or other charge payable as a result of repatriation of cash from a non-U.S. jurisdiction), (ii) cash held in escrow or as security deposits and (iii) Pubco’s good faith estimate of the Pubco Transaction Expenses.

“Pubco Stockholders” means the holders of Pubco Capital Stock.

“Pubco Transaction Expenses” means any unpaid out-of-pocket fees and expenses payable by any of the Pubco Entities as of the Effective Time in connection with the authorization, planning, structuring, preparation, drafting, negotiation, execution and performance of this Agreement, the Ancillary Agreements and the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of Pubco’s financial advisors, investment banks, data room administrators, attorneys, accountants, proxy solicitation firm and other advisors and service providers (which shall not include the Investor), (b) Pubco’s printing and mailing costs related to the prospectus/proxy statement, (c) transfer Taxes payable by Pubco in connection with the Transaction, (d) all bonuses or change in control payments, severance obligations or other compensatory amounts owed by Pubco to Pubco’s directors, employees and/or consultants, in each case, whose employment has been terminated by Pubco prior to and in connection with the Transactions that are unpaid as of the Closing and the employer portion of any related payroll taxes with respect thereto (including for the avoidance of doubt, all employer Taxes (but not including any Taxes withheld on behalf of employees in respect thereof and for which shares of Company Class A Common Stock are withheld on behalf of such employees in accordance with Section 3.04(a) or 3.04(b)) related to the issuance of Company Class A Common Stock in settlement of the Pubco Options and Pubco RSUs that are outstanding prior to the Closing in accordance with Section 3.04(a) and 3.04(b)), (e) Pubco’s premium and any related expenses of obtaining the Run-Off Policy and (f) any and all filing fees payable by any of the Pubco Entities to Governmental Authorities in connection with the Transactions.

“Pubco Triggering Event” shall be deemed to have occurred if: (a) the Pubco Board shall have made a Pubco Board Adverse Recommendation Change; (b) Pubco shall have entered into any letter of intent or any Contract relating to any Acquisition Proposal (other than a confidentiality agreement permitted pursuant to Section 7.02(a)); or (c) Pubco shall have materially breached the provisions set forth in Section 7.02(a) of the Agreement.

“Pubco Warrants” means a warrant entitling the holder to purchase shares of Pubco Common Stock.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon, from, or migrating through of Hazardous Materials, within or into, the air or any soil, sediment, subsurface strata, surface water or groundwater, natural resources or structure.

“Remedial Action” means any action required to investigate, clean up, remove or remediate, or conduct remedial, responsive, monitoring or corrective actions with respect to, any presence or Release of Hazardous Materials.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means any computer programs (whether in source code, object code or other form, and including software-as-a-service), algorithms, databases, compilations and data technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” of any Person means any corporation, partnership, limited liability the Company or other organization, whether incorporated or unincorporated, the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, partnership, limited liability the Company or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls more than 50% of the capital stock or other ownership interests, the holders of which are generally entitled to vote for the election of the board of directors or other similar governing body.

“Superior Offer” means an Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a material breach of Section 7.02(a); and (b) is on terms and conditions that the Pubco Board determines in good faith, after consultation with its outside legal counsel and outside financial advisor, is more favorable, from a financial point of view, to Pubco’s stockholders than the Acquisition Proposal reflected in this Agreement, taking into account the financial terms, the likelihood of consummation, the financing terms and other aspects thereof that the Pubco Board deems relevant, including any proposed changes to terms of the Acquisition Proposal reflected in this Agreement received by the Pubco Board in accordance with this Agreement;

provided, however, that any such Acquisition Proposal shall not be deemed a Superior Offer if any financing required to consummate the Acquisition Proposal is not fully committed or is subject to conditions that are not reasonably capable of being satisfied on a timely basis.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, report, statement, refund, claim, election, disclosure, declaration, information report or return, statement, estimate or other document filed or required to be filed with a Governmental Authority with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Transactions” means, the Merger and the other transactions contemplated by this Agreement and the Ancillary Agreements.

“Willful Breach” means a material breach that is a consequence of an intentional act or failure to act undertaken by the breaching party with actual knowledge that such party’s act or failure to act would result in or constitute a breach of this Agreement.

Section 1.02 Other Defined Terms The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
Additional Proposal	Section 7.01(c)
Adjournment Proposal	Section 7.01(c)
Antminers	Section 4.16(c)
Book-Entry Shares	Section 3.03(a)
Certificate of Merger	Section 2.03
Certificates	Section 3.01(a)
Closing	Section 2.02
Company	Preamble
Company Board	Recitals
Company Data Room	Section 1.03(a)(vi)
Company Financial Statements	Section 4.07
Company Material Contracts	Section 4.19(a)
Confidentiality Agreement	Section 7.04
Copyrights	Section 1.01
Effective Time	Section 2.03
ERISA	Section 4.17(c)
Exchange Agent	Section 3.03(a)
Exchange Fund	Section 3.03(a)
Fractional Share Consideration	Section 3.01(a)
Intended Tax Treatment	Recitals
Investment	Recitals
Investor	Recitals
IT Systems and Data	Section 4.15(d)
Marks	Section 1.01
Merger	Section 2.01
Merger Sub	Preamble
NASDAQ Listing Application	Section 7.08(b)
Patents	Section 1.01
PCBs	Section 4.20
PNO	Section 4.06
Pre-Closing Period	Section 7.02(a)

Proposals	Section 7.01(c)
Pubco	Preamble
Pubco Board	Recitals
Pubco Board Adverse Recommendation Change	Section 7.01(e)
Pubco Board Recommendation	Section 5.02(c)
Pubco Employees	Section 7.17(a)
Pubco Intervening Event Notice Period	Section 7.01(f)
Pubco Material Contracts	Section 5.16(a)
Pubco Notice Period	Section 7.01(e)
Pubco SEC Filings	Section 5.06(a)
Pubco Stockholder Approval	Section 5.02(b)
Pubco Stockholder Support Agreement	Recitals
Resale Registration Statement	Section 7.16
Run-Off Policy	Section 7.05(b)
Shares	Section 3.01(a)
Special Meeting	Section 5.02(b)
Surviving Corporation	Section 2.01
Transaction Proposal	Section 7.01(c)
Termination Date	Section 9.01(a)
Terminating Company Breach	Section 9.01(f)
Terminating Pubco Breach	Section 9.01(e)
Termination Fee	Section 9.03(b)
Trade Secrets	Section 1.01
Transaction Proposal	Section 7.01(c)
Wallets	Section 4.15(e)
Written Consent	Recitals

Section 1.03 Interpretation and Rules of Construction.

(a) In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(i) when a reference is made in this Agreement to an Article, Section or exhibit, such reference is to an Article or Section of, or an exhibit to, this Agreement;

(ii) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(iii) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

(iv) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(v) all terms defined in this Agreement have the defined meanings when used in any certificate or other document delivered or made available pursuant hereto, unless otherwise defined therein;

(vi) where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties or their respective Representatives, including, (A) in the case of “made available” to Pubco, material that has been posted in a “data room” (virtual or otherwise) established by or on behalf of the Company (the “Company Data Room”) and (B) in the case of “made available” to the Company or Merger Sub, material that has been posted in a “data room” (virtual or otherwise) established by or on behalf of Pubco, in the case of each of clause (A) and (B), not later than two Business Days prior to the date of this Agreement;

(vii) references to “day” or “days” are to calendar days;

(viii) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

(ix) references to a Person are also to its successors and permitted assigns;

(x) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day;

(xi) references to sums of money are expressed in lawful currency of the United States of America, and “$” refers to U.S. dollars;

(xii) references to any “statute” or “regulation” are to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute) and to any “section of any statute or regulation” include any successor to such section;

(xiii) the word “or” shall not be exclusive; and

(xiv) reference in this Agreement to any time shall be to Eastern Time unless otherwise expressly provided herein.

(b) Notwithstanding anything to the contrary contained in the Disclosure Letters, in this Agreement or in the Ancillary Agreements, the information and disclosures contained in any Section of a Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each other Section of such Disclosure Letter as though fully set forth in such other Section to the extent the relevance of such information to such other Section is reasonably apparent on the face of such disclosure notwithstanding the omission of a reference or a cross-reference with respect thereto and notwithstanding any reference to a Section of such Disclosure Letter in this Agreement. Certain items and matters are listed in the Disclosure Letters for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in a Disclosure Letter be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants and agreements contained in this Agreement. No reference to, or disclosure of, any item or matter in any Section of this Agreement or any Section of a Disclosure Letter shall be construed as an admission or indication that such item or matter is material or that such item or matter is required to be referred to or disclosed in this Agreement or in such Disclosure Letter. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any Contract, Law or Governmental Order shall be construed as an admission or indication that a breach or violation exists or has actually occurred.

ARTICLE II

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the satisfaction or written waiver (where permissible under applicable Law) of the conditions set forth in ARTICLE VIII, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into Pubco (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and Pubco shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02 Closing. The closing (the “Closing”) of the Transactions shall take place on the second (2nd) Business Day (unless another date is agreed to in writing by the Company and Pubco) following the satisfaction or written waiver (where permissible under applicable Law) of the conditions set forth in ARTICLE VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible under applicable Law) of those conditions at the Closing). The Closing shall take place remotely by electronic exchange of executed documents and signatures via e-mail or facsimile, or such other place as the parties shall agree.

Section 2.03 Effective Time. On the terms and subject to the conditions of this Agreement, at the Closing, the applicable parties shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”). At the Effective Time, the effects of the Merger shall be as provided in the applicable provisions of the DGCL.

Section 2.04 Certificate of Incorporation and Bylaws; Directors and Officers.

(a) At the Effective Time, the certificate of incorporation of Pubco shall be amended and restated in its entirety to read as set forth in Exhibit B and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until hereafter amended as provided therein and in accordance with appliable Law and consistent with the obligations set forth in Section 7.05.

(b) At the Effective Time, by virtue of the Merger, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation and, as so amended, shall be the bylaws of the Surviving Corporation until hereafter amended as provided therein and in accordance with appliable Law and consistent with the obligations set forth in Section 7.05.

(c) The Persons constituting the directors and officers of Merger Sub prior to the Effective Time shall be the directors and officers of the Surviving Corporation (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly elected or appointed. The directors and officers of Pubco immediately prior to the Effective Time shall be removed from their respective positions or tender their resignations, in each case effective as of the Effective Time.

ARTICLE III

EFFECT OF THE TRANSACTIONS

Section 3.01 Effect on Capital Stock.

(a) Merger Consideration. At the Effective Time, by virtue of the Merger and without any action on the part of Pubco, Merger Sub, the Company or their respective stockholders, each share of Pubco Capital Stock issued and outstanding immediately prior to the Effective Time (each such share of Pubco Capital Stock a “Share” and collectively, the “Shares”) shall be canceled and converted into the right to receive the Per Share Merger Consideration, and each holder of certificates (“Certificates”) or book-entry shares (“Book-Entry Shares”) which immediately prior to the Effective Time represented such Shares shall thereafter cease to have any rights with respect thereto except the right to receive the Per Share Merger Consideration, in each case to be issued or paid, without interest, in consideration therefor. No fractional shares of Company Class A Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any Pubco Stockholder who would otherwise be entitled to receive a fraction of a share of Company Class A Common Stock (after aggregating all fractional shares of Company Class A Common Stock issuable to such holder) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the quotient of (x) the Pubco Closing Price divided by (y) the Exchange Ratio (such product, the “Fractional Share Consideration”). On the Business Day immediately preceding the Closing Date the parties shall calculate and publicly announce the Exchange Ratio.

(b) Cancellation of Certain Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Pubco, Merger Sub, the Company or their respective stockholders, each Share held in the treasury of Pubco shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Pubco, Merger Sub, the Company or their respective stockholders, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d) No Withholding. Provided a holder of shares of Pubco Capital Stock satisfies any applicable certification requirements contained in the letter of transmittal, all payments under Section 3.01 shall be made without deduction or withholding for any Tax.

(e) Impact of Stock Splits, Etc. In the event of any change in (i) the number of shares of Company Capital Stock, or securities convertible or exchangeable into or exercisable for shares of Company Capital Stock, or (ii) the number of shares of Pubco Capital Stock, or securities convertible or exchangeable into or exercisable for shares of Pubco Capital Stock, in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or similar, the Merger Consideration shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Merger Consideration. For the avoidance of doubt, no adjustment shall be made if shares of Company Capital Stock are issued or sold (x) to any Person in compliance with the terms of this Agreement, (y) upon the exercise or conversion of any outstanding option, warrant or other convertible interest of the Company, or (z) the conversion of the Company Preferred Stock into shares of Company Class B Common Stock.

Section 3.02 Stock Transfer Books. From and after the Effective Time, the stock transfer books of Pubco shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of Pubco. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Pubco Capital Stock except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

Section 3.03 Exchange Procedures.

(a) Prior to the Effective Time, the Company shall designate Computershare Investor Services, LLC (the “Exchange Agent”) to act as the exchange agent in connection with the Merger. Immediately prior to the Effective Time, the Company shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of the Company Class A Common Stock issuable pursuant to Section 3.01 and Section 3.04 in book-entry form equal to the Merger Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Fractional Share Consideration (such evidence of book-entry shares of Company Class A Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of shares of Pubco Capital Stock. In the event the Exchange Fund shall be insufficient to pay the aggregate Fractional Share Consideration, the Company shall promptly deposit, or cause to be promptly deposited, additional funds with the Exchange Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Company shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Agent shall obtain no rights or interests in any Certificates or Book-Entry Shares.

(b) Promptly after the Effective Time, the Company shall, and shall cause the Surviving Corporation to, cause the Exchange Agent to mail to each holder of record of shares of Pubco Capital Stock whose shares of Pubco Capital Stock were converted into the right to receive the Merger Consideration (i) a letter of transmittal in customary form and reasonably acceptable to each of the Company and Pubco, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of the Book-Entry Shares to the Exchange Agent and (ii) instructions for effecting the surrender of the Certificates or transfer of the Book-Entry Shares in exchange for payment of the Merger Consideration issuable and payable in respect of such shares of Pubco Capital Stock pursuant Section 3.01, including any amount payable in respect of Fractional Share Consideration.

(c) Upon (A) surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and validly executed in accordance with the instructions thereto, or (B) receipt by the Exchange Agent of an “agent’s message” in the case of Book-Entry Shares and, in each case, such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and the Exchange Agent shall, and the Company shall cause the Exchange Agent to, issue and pay promptly to such holder, the applicable Merger Consideration pursuant to Section 3.01, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.01.

(d) In the event of a transfer of ownership of shares of Pubco Capital Stock that is not registered in the transfer or stock records of Pubco, any cash to be paid upon, or shares of Company Class A Common Stock to be issued upon, due surrender of the Certificate or Book-Entry Share formerly representing such shares of Pubco Capital Stock may be paid or issued, as the case may be, to such a transferee if such Certificate or Book-Entry Share is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer or other similar Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 3.03, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by Section 3.01, including any amount payable in respect of Fractional Share Consideration.

(e) No dividends or other distributions with respect to Company Class A Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share of Pubco Common Stock, and all such dividends and other distributions shall be paid by the Company to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share of Pubco Common Stock in accordance with this Agreement. Following surrender of any such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Company Class A Stock to which such holder is entitled and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Company Class A Common Stock.

(f) Any portion of the Exchange Fund that remains undistributed to holders of Certificates as of the date that is 180 days after the Closing Date shall be delivered to the Company upon demand, and any holder of such Certificates who have not theretofore surrendered stock certificates representing the Pubco Capital Stock held by such holder in accordance with this Section 3.03 shall thereafter look only to the Company for satisfaction of their claims for Company Class A Common Stock, cash in lieu of fractional shares of Company Class A Common Stock and any dividends or distributions with respect to shares of Company Class A Common Stock.

(g) No party to this Agreement shall be liable to any Pubco Stockholder or to any other Person with respect to any shares of Company Class A Common Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Law.

Section 3.04 Pubco Equity Awards.

(a) Pubco Options. Prior to the Closing, the Pubco Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each unexpired and unexercised Pubco Option, whether vested or unvested, shall be accelerated in full to permit settlement thereof effective as of immediately prior to the Effective Time. Effective as of immediately prior to the Effective Time, each outstanding Pubco Option shall be accelerated in full to permit settlement thereof and, in exchange therefor, each former holder of Pubco Options shall be entitled to receive, at such former holder’s election, that number of whole shares of Company Class A Common Stock in respect of each Pubco Option so held by such holder equal to: (x) if, at least five (5) Business Days prior to the anticipated Closing Date, such holder elects to satisfy the aggregate withholding tax amount arising as a result of the vesting and settlement of such Pubco Option with cash and deposits with Pubco such cash as required by Pubco, the product of (i) the Exchange Ratio multiplied by (ii) the Pubco Option FDS Shares with respect to such Pubco Option, or (y) if no such election to satisfy the aggregate withholding tax amount arising as a result of the vesting and settlement of such Pubco Option with cash is made or no such cash is deposited with Pubco, the product of (i) the Exchange Ratio multiplied by (ii) the Pubco Net Exercise Option Shares with respect to such Pubco Option. For the avoidance of doubt, no holder of a Pubco Option shall be permitted to receive Company Class A Common Stock pursuant to this Section 3.04 with respect to such Pubco Option if such holder has also received Per Share Merger Consideration and/or Fractional Share Consideration pursuant to Section 3.01 with respect to outstanding Pubco Common Stock that was issued pursuant to such Pubco Option. Any such holder who would otherwise be entitled to receive a fraction of a share of Company Class A Common Stock pursuant to the foregoing (after aggregating all fractional shares of Company Class A Common Stock issuable to such holder with respect to Pubco Options) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Fractional Share Consideration. Pubco shall not permit or allow the issuance of Pubco Common Stock pursuant to a Pubco Option on and after the Exercise Calculation Date.

(b) Pubco Award. Prior to the Closing, the Pubco Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that each outstanding Pubco Award shall be accelerated in full to permit settlement thereof effective as of immediately prior to the Effective Time. Effective as of immediately prior to the Effective Time, each outstanding Pubco Award shall be accelerated in full to permit settlement thereof and, in exchange therefor, each former holder of any such Pubco Award shall be entitled to receive, at such holder’s election, that number of whole shares of Company Class A Common Stock in respect to each Pubco Award so held by such holder equal to: (x) if, at least five (5) Business Days prior to the anticipated Closing Date, such holder elects to satisfy the aggregate withholding tax amount arising as a result of the vesting and settlement of such Pubco Award with cash and deposits with Pubco such cash as required by Pubco, the product of (i) the Exchange Ratio multiplied by (ii) the Pubco Award Shares with respect to such Pubco Award, or (y) if no such election to satisfy the aggregate withholding tax amount arising as a result of the vesting and settlement of such Pubco Award with cash is made or no such cash is deposited with Pubco, the product of (i) the Exchange Ratio multiplied by (ii) the Pubco Net Exercise Award Shares with respect to such Pubco Award. For the avoidance of doubt, no holder of a Pubco Award shall be permitted to receive Company Class A Common Stock pursuant to this Section 3.04 with respect to such Pubco Award if such holder has also received Per Share Merger Consideration and/or Fractional Share Consideration pursuant to Section 3.01 with respect to outstanding Pubco Common Stock that was issued pursuant to such Pubco Award. Any such holder who would otherwise be entitled to receive a fraction of a share of Company Class A Common Stock pursuant to the foregoing (after aggregating all fractional shares of Company Class A Common Stock issuable to such holder with respect to Pubco Awards) shall, in lieu of such fraction of a share, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the Fractional Share Consideration. Pubco shall not permit or allow the issuance of Pubco Common Stock pursuant to a Pubco Award on and after the Exercise Calculation Date.

(c) Prior to the Closing, Pubco shall take all actions that may be necessary to effectuate the provisions of this Section 3.04.

(d) The Company shall cause the Exchange Agent (i) to issue shares of Company Class A Common Stock issuable pursuant to this Section 3.04 in book-entry form to the holders of Pubco Options and Pubco RSUs and (ii) to pay to such holders any amount payable in respect of Fractional Share Consideration.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGER SUB

Except as otherwise disclosed or identified in the Company Disclosure Letter, the Company and Merger Sub hereby represent and warrant to Pubco as follows:

Section 4.01 Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as now being conducted. The Company has the necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The Company is duly licensed or qualified and in good standing (or equivalent status as applicable)

in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be licensed or qualified or in good standing (or equivalent status as applicable), except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Closing Date will have engaged in no other business activities. The copies of the certificate of incorporation and bylaws of Merger Sub that were previously furnished or made available to Pubco are true, complete and correct copies of such documents as in effect on the date of this Agreement.

Section 4.02 Due Authorization.

(a) Each of the Company and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party. Each of the Company and Merger Sub has all requisite corporate power and authority to perform its respective obligations under this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which they are a party by each of the Company and Merger Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by all requisite action, including, in the case of Merger Sub, the Written Consent, and no other corporate or equivalent proceeding on the part of the Company or Merger Sub is necessary to authorize this Agreement or the Ancillary Agreements or the Company’s or Merger Sub’s performance hereunder or thereunder. This Agreement and each Ancillary Agreement has been or will be, duly and validly executed and delivered by each of the Company and Merger Sub and, assuming due authorization and execution by each other parties hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of each of the Company and Merger Sub, enforceable against each of the Company and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The Company Board and the board of directors of Merger Sub, by resolutions duly adopted at a meeting duly called and held and not subsequently rescinded or modified in any way, has approved, as applicable, this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger and the issuance of the Company Class A Common Stock to the Pubco Stockholders. The Company has delivered to Pubco a true and complete copy of the Written Consent.

Section 4.03 Capitalization.

(a) As of the date hereof, the authorized share capital of the Company consists of 500,000,000 shares of Company Common Stock (of which 400,000,000 shares are designated as Company Class A Common Stock, 100,000,000 shares are designated as Company Class B Common Stock) and 20,000,000 shares of Company Preferred Stock, of which 28,320,000 shares of Company Class B Common Stock, no shares of Company Class A Common Stock and 1,620,000 shares of Company Preferred Stock are issued and outstanding. As of the date hereof, no shares of Company Common Stock or Company Preferred Stock are being held by the Company in its treasury. Upon the effectiveness of the Resale Registration Statement (or a similar registration statement that registers for resale the shares of Company Class B Common Stock issuable upon the conversion of the Company Preferred Stock), the outstanding shares of Company Preferred Stock will be converted into shares of Company Class B Common Stock on a one-for-one basis.

(b) Except as set forth in Section 4.03(a) or pursuant to the Pubco Omnibus Incentive Plan, as of the date hereof, there are no other shares of Company Capital Stock or other equity interests of the Company authorized, reserved, issued or outstanding.

(c) (i) As of the date hereof, there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character (A) relating to the issued or unissued capital stock of the Company; (B) obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company; (C) obligating the Company to issue, grant, extend or enter into any such option, warrant, right, agreement, arrangement or commitment; or (D) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares of Company Capital Stock; and (ii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, the Company or any other Person. All outstanding shares of Company Capital Stock are, and all such shares of Company Class A Common Stock that may be issued prior to the Effective Time in accordance with the terms of this Agreement will be when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any applicable Contracts or any provision of the certificate of incorporation or bylaws of the Company and were or will have been issued in compliance in all material respects with applicable Law.

(d) There are no issued and outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which the Company Stockholders are entitled to vote. The Company is not a party to any Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, any share of Company Capital Stock.

(e) The shares of Company Class A Common Stock to be issued by the Company in connection with the Transactions, upon issuance in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights of any other stockholder of the Company and will effectively vest in the Pubco Stockholders title to all such securities, free and clear of all Encumbrances (other than Encumbrances arising pursuant to applicable securities Laws).

(f) The authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, of which 1,000 shares are issued and outstanding and beneficially held (and held of record) by the Company.

(g) The copies of the certificate of incorporation and bylaws of the Company that were previously furnished or made available to Pubco are true, complete and correct copies of such documents as in effect on the date of this Agreement.

Section 4.04 Company Subsidiaries.

(a) Each Company Subsidiary has been duly formed or organized, is validly existing under the Laws of its jurisdiction of incorporation or organization and has the organizational power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each of the Company Subsidiaries is duly licensed or qualified and in good standing (or equivalent status as applicable) as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be licensed or qualified or in good standing (or equivalent status as applicable), except where the failure to be so licensed or qualified, individually or in the aggregate, has not had and would not be expected to have a Company Material Adverse Effect.

(b) (i) the Company owns, directly or indirectly, all equity interests in the Company Subsidiaries in the manner set forth on Section 4.04(b) of the Company Disclosure Letter, in each case, free and clear of all Encumbrances other than restrictions imposed by applicable securities Laws; (ii) all equity interests in the Company Subsidiaries have been duly authorized, validly issued, fully paid and non-assessable; and (iii) there are no outstanding options, warrants, convertible debt, other convertible instruments or other rights, agreements, preemptive rights, subscription rights, or similar rights, or arrangements or commitments of any character (A) relating to the equity interests in the Company Subsidiaries or (B) obligating any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, convertible debt, other convertible instrument or other right, agreement, arrangement or commitment.

Section 4.05 No Conflict. Assuming that all consents, approvals, authorizations and other actions described herein or set forth on Section 4.05 of the Company Disclosure Letter have been obtained, all filings and notifications listed in Section 4.06 below or on Section 4.06 of the Company Disclosure Letter have been made, any applicable waiting period has expired or been terminated under applicable antitrust Laws, and except as may result from any facts or circumstances relating solely to Pubco or its Affiliates, the execution, delivery and performance by each of the Company and Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not and will not, as applicable: (i) violate, conflict with, or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Company or any of the Company Subsidiaries; (ii) conflict with or violate any Law or Governmental Order applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets; (iii) conflict with, result in any breach of, constitute a default (or an event that, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation under any Company Material Contract to which the Company or any of the Company Subsidiaries is a party or by which any of their respective material properties or assets is bound; or (iv) (A) result in the creation or the imposition of any Encumbrance (other than a Permitted Encumbrance) upon any of the properties, equity interests or assets of the Company or the Company Subsidiaries or (B) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of the Company or the Company Subsidiaries or any of their respective properties or assets, except, in the case of clauses (ii) – (iv) of this Section 4.05, as would not materially and adversely affect the ability of the Company or Merger Sub to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements and that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 4.06 Governmental Consents and Approvals. The execution, delivery and performance by the Company and Merger Sub of this Agreement and the Ancillary Agreements does not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than: (a) compliance with, and filings and clearances, consents, approvals or authorizations under, any other applicable antitrust, competition, merger control or foreign investment Laws; (b) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware; and (c) any license, consent, approval, authorization, permit, privilege or other order or declaration of, action by, filing with or notification to, any Governmental Authority, the absence of which would not prevent or materially delay the consummation by the Company or Merger Sub of the transactions contemplated by this Agreement or the Ancillary Agreements and that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The annual net sales and total assets (as such terms are defined in 16 C.F.R. § 801.11 and are interpreted by the Premerger Notification Office of the United States Federal Trade Commission (“PNO”)) of the Company’s ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and is interpreted by the PNO) are below $184.0 million.

Section 4.07 Financial Information. Attached as Section 4.07 to the Company Disclosure Letter are the unaudited consolidated balance sheets of the Company Entities as of December 31, 2020 and December 31, 2019 and the unaudited consolidated statement of operations, statements of comprehensive loss, statements of stockholders’ equity and statements of cash flows of the Company Entities for the years ended December 30, 2020 and December 31, 2019 together with the auditor’s reports thereon (the “Company Financial Statements”). The Company Financial Statements (i) present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company Entities as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP (except for the absence of footnotes and other presentation items and normal year-end adjustments) and (ii) were derived from, and accurately reflect in all material respects, the books and records of the Company Entities. There are no audited financial statements (including any audited consolidated balance sheets, income (loss) statements, statements of comprehensive income (loss), changes in equity and cash flows) for the Company Entities with respect to the years ended December 31, 2020 and December 31, 2019.

Section 4.08 Internal Controls. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to property is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 4.09 Absence of Changes. Since December 31, 2020, (a) there has not occurred any Company Material Adverse Effect and (b) except as contemplated by or permitted under this Agreement and the Ancillary Agreements, the Company Entities have conducted their respective businesses in the ordinary course of business consistent with past practice in all material respects.

Section 4.10 Undisclosed Liabilities. There is no liability, debt or obligation of the Company or the Company Subsidiaries of any kind except for liabilities and obligations (a) reflected or reserved for on the Company Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Company Financial Statements in the ordinary course of business consistent with past practice of the Company Entities, (c) disclosed in the Company Disclosure Letter, (d) arising under this Agreement or as a result of the performance by the Company of its obligations hereunder or thereunder, or (e) that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.11 Litigation. There is no Action by or against the Company or any Company Subsidiary pending or, to the Knowledge of the Company, threatened by or before any Governmental Authority against the Company or any Company Subsidiary that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 4.12 Information Supplied. None of the information provided in writing by the Company or its Subsidiaries specifically for inclusion or incorporation by reference in (i) the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (ii) the proxy statement/prospectus will, on the date it is first mailed to Pubco’s stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case after taking into account any amendments and supplements to correct any untrue statements or omissions. The proxy statement/prospectus and the Form S-4 Registration Statement (solely with respect to the portion thereof based on information supplied by the Company for inclusion or incorporation by reference therein, but excluding any portion thereof based on information supplied by Pubco for inclusion or incorporation by reference therein, with respect to which no representation is made by the Company or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Agreements will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable.

Section 4.13 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws has not been or would not reasonably be expected to be, individually or in the aggregate, material to the Company Entities, taken as a whole, the Company Entities are, and since December 31, 2018 have been, in compliance with all applicable Laws. Neither the Company nor any Company Subsidiary has received any written notice from any Governmental Authority violation of any applicable Law by the Company or any Company Subsidiary at any time since December 31, 2018, which violation would, individually or in the aggregate, reasonably be expected to be material to the Company Entities, taken as a whole.

(b) Since December 31, 2018, and except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not been or would not reasonably be expected to be material to the Company Entities, taken as a whole, (i) there has been no action taken by the Company, the Company Subsidiaries, or, to the Knowledge of the Company, any officer, director, manager, employee, agent or Representative of the Company or the Company Subsidiaries, in each case, acting on behalf of the Company or the Company Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor any of the Company Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither the Company nor any of the Company Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither Company nor any of the Company Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

Section 4.14 Licenses; Permits. The Company has all franchises, permits, licenses and any similar authorization necessary for the conduct of its business as currently conducted, except as would not reasonably be expected to result in a Company Material Adverse Effect. The Company is not in default in any material respect under any such franchises, permits, licenses or other similar authorization.

Section 4.15 Intellectual Property; IT; Data Security.

(a) The Company owns or possesses or has the right to use all Company Intellectual Property without any known infringement or other violation of, the Intellectual Property rights of any Person. To the Knowledge of the Company, no product or service marketed or sold (or proposed to be marketed or sold) by the Company infringes, misappropriates or otherwise violates any Intellectual Property rights of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business. Other than with respect to commercially available Software under standard end-user license agreements and non-exclusive licenses of Intellectual Property granted or received in the ordinary course of business consistent with past practice, there are no outstanding options, licenses, agreements, claims, Encumbrances (other than Permitted Encumbrances) or shared ownership interests of any kind relating to the Company Intellectual Property. The Company has not received any written communications alleging that the Company has infringed, misappropriated or otherwise violated, or by conducting its business, would infringe, misappropriate or otherwise violate any Intellectual Property of any other Person. Section 4.15(a) of the Company Disclosure Letter lists all patents, patent applications, registered trademarks, trademark applications, service marks, service mark applications, and all registered copyrights that are Company Owned Intellectual Property, and all material licenses of Intellectual Property owned by any Person granted to the Company (excluding licenses of commercially available Software under standard end-user license agreements) to and under any of the foregoing, in each case owned by the Company.

(b) The Company has taken commercially reasonable efforts to maintain the confidentiality of all material trade secrets and other material confidential information of the Company and any confidential information owned by any Person to whom the Company has a written confidentiality obligation.

(c) The consummation of the transactions contemplated herein will not result in the loss or impairment of the Company’s rights to own or use any material Company Intellectual Property.

(d) (i) To the Knowledge of the Company, there has been no security breach or other compromise of any of the Company’s information technology and computer systems, networks, hardware, software, data (including the data of their respective customers, employees, suppliers, vendors and any third party data maintained by or on behalf of them), equipment or technology (collectively, “IT Systems and Data”) which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect and (ii) the Company has not been notified of, and has no Knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to their IT Systems and Data which, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect.

(e) The Company and its Subsidiaries deposit all of their crypto assets, including any Bitcoin mined, in digital wallets held or operated by the Company or its Subsidiaries (the “Wallets”). There are no Encumbrances on, or rights of any Person to, the Wallets or the crypto assets contained in such Wallets. The Company and its Subsidiaries have taken commercially reasonable steps to protect the Wallets and crypto assets, including by adopting security protocols to prevent, detect and mitigate inappropriate or unauthorized access to the Wallets and crypto assets.

Section 4.16 Real Property; Other Property.

(a) The Company and its Subsidiaries own, lease or otherwise have a valid right to use, all real property that is material to its business, good and marketable title in fee simple to all real property owned by them that is material to its business and good and marketable title in all personal property and equipment owned by them that is material to its business, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with which the Company and its Subsidiaries are in compliance in all material respects. None of the Company or any of its Subsidiaries has received written notice of any proposed condemnation proceeding and, to the Knowledge of the Company, there is no condemnation proceeding threatened with respect to any of its property or facilities.

(b) Except as would not be material to the Company and its Subsidiaries taken as whole, the Company and its Subsidiaries maintain insurance with insurers in such amounts and against such risks as the management of the Company has in good faith determined to be prudent and appropriate, and all material insurance policies maintained by or for the benefit of the Company or any of its Subsidiaries are in full force and effect.

(c) All Bitcoin antminers owned or leased by the Company and its Subsidiaries (“Antminers”) are owned or rightfully possessed by, operated by and under the control of the Company and its Subsidiaries. There has been no failure, breakdown or continued substandard performance of any Antminers that has caused a material disruption or interruption in or to the use of the Antminers or the related operation of the business of the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Antminers are maintained and in good working condition to perform all computing, information technology and data processing operations necessary for the operations of the Company and its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to: (a) protect the Antminers from contaminants, hacks and other malicious external or internal threats; (b) ensure continuity of operations with adequate energy supply and minimal uptime required; and (c) provide for the remote-site back-up of data and information critical to the Company and its Subsidiaries to avoid disruption or interruption to the business of the Company and its Subsidiaries. The Company and its Subsidiaries have in place commercially reasonable disaster recovery and business continuity plans and procedures.

(d) The Company Intellectual Property and real and personal property, including the Antminers, owned by the Company and its Subsidiaries, and the rights granted to the Company and its Subsidiaries under any inbound license agreements for the Antminers or any software required to operate the Antminers for the Bitcoin mining business constitute all the assets (i) used in the operation of the Bitcoin mining business of the Company and its Subsidiaries, and (ii) necessary to enable the Company and its Subsidiaries to operate the Bitcoin mining business after the Closing Date in substantially the same manner as such Bitcoin mining business is currently conducted and proposed to be conducted.

Section 4.17 Employee Benefit and Labor Matters.

(a) To the Company’s Knowledge, no executive-level employee intends to terminate employment with the Company or is otherwise likely to become unavailable to continue as an employee. The Company does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of the Company is terminable at the will of the Company. Except as set forth in Section 4.17(a) of the Company Disclosure Letter or as required by Law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 4.17(a) of the Company Disclosure Letter, the Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(b) Section 4.17(b) of the Company Disclosure Letter sets forth a list of all employees of the Company, including for each employee the title, employing entity, current base salary or hourly wage rate, and status (as exempt or non-exempt, full-time or part-time, and/or active or a description of leave. The Company has complied in all material respects with all employment laws applicable to employees and service providers of the Company.

(c) Section 4.17(c) of the Company Disclosure Letter sets forth each employee benefit plan maintained, established or sponsored by the Company, or which the Company participates in or contributes to, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and each other material bonus, commission, severance, equity, phantom equity, change in control, retention bonus, deferred compensation, paid time off, health and welfare, and/or fringe benefit plan, program, agreement, or arrangement sponsored, maintained, or contributed to by the Company. The Company has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(d) The Company and its Affiliates do not maintain, sponsor, or contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA, any “multiple employer plan” as defined in Section 413 of the Code, any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, any “defined benefit pension plan” as defined in Section 3(35) of ERISA, or any plan that provides medical insurance or life insurance benefits to terminated employees or retirees other than as required under Section 4980B of the Code.

(e) There is no action, claim, suit, proceeding, demand, investigation, or audit pending, or to the Company’s Knowledge, threatened, with respect to any employee benefit plan listed on Section 4.17(e) of the Company Disclosure Letter (except for routine claims for benefits) or that relates to the Company’s employment practices.

(f) The Company has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Company’s Board.

(g) The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the Knowledge of the Company, threatened, nor is the Company aware of any labor organization activity involving its employees.

(h) Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (determined without regard to the exceptions set forth in Section 280G(b)(5) of the Code) to any employee, stockholder, or service provider of the Company or its Affiliates. The Company and its Affiliates are not a party to any plan, program, agreement, or arrangement that provides for a gross-up or reimbursement of Taxes imposed under Section 4999 or Section 409A of the Code.

Section 4.18 Taxes. There are no Taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid federal, state, country, local or foreign taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. There are no Encumbrances for material Taxes, other than Permitted Encumbrances, upon any of the assets of the Company. To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 4.19 Material Contracts; Actions.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound (the “Company Material Contracts”):

                (i) Contracts that involve obligations (contingent or otherwise) of or payment by, or payments to, the Company or any of its Subsidiaries in excess of $250,000;

                (ii) Contracts for the license of any patent, copyright, trademark, trade secret or other proprietary right to or from the Company or any of its Subsidiaries that is material to the Company’s business, excluding (A) licenses of commercially available Software under standard end-user license agreements and (B) nonexclusive licenses of Intellectual Property granted to or by the Company or any of its Subsidiaries in the ordinary course of business;

                (iii) Contracts related to the grant of exclusive rights to manufacture, produce, assemble, license, market, or sell the Company’s or any of its Subsidiary’s products to any other Person that limit the Company’s or any of its Subsidiary’s right to develop, manufacture, assemble, distribute, market or sell its products (other than non-solicitation provisions entered into in the ordinary course of business with employees of the Company or in connection with non-disclosure agreements);

                (iv) Contracts that impose any material restriction on the right or ability of the Company or its Subsidiaries to compete with any other Person (or in any line of business, market or geographical areas);

                (v) Contracts that relate to any acquisition or disposition of any material business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) or pursuant to which any earn-out or deferred or contingent payment obligations remain outstanding;

                (vi) any indentures, credit agreement, loan agreement, letters of credit, guarantees or any instruments related to indebtedness for borrowed money; and

                (vii) any other Contract or group of related Contracts with the same counterparty that, individually or in the aggregate, if terminated or subject to default by a party thereto, would have or would reasonably be expected to have a Company Material Adverse Effect.

(b) Neither the Company nor any of its Subsidiary is in material breach of or default in any respect under the terms of any Company Material Contract and, to the Knowledge of the Company, as of the date hereof, no other party to any Company Material Contract is in material breach of or default in any respect under the terms of any Company Material Contract, and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the Knowledge of the Company, prior to the date hereof through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a material breach of or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit under the terms of any Company Material Contract. Each Company Material Contract is in full force and effect and is a valid and binding obligation of the Company or the Subsidiary of the Company that is party thereto and of each other party thereto. There are no disputes pending or, to the Knowledge of the Company, threatened with respect to any Company Material Contract, and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise, or not renew, any Company Material Contract, or otherwise materially change the quantity or quality of the nature of the business conducted under such Company Material Contract. The Company has made available to Pubco a true and complete copy of each Company Material Contract (including all modifications, amendments and waivers thereto).

(c) Since December 31, 2020, none of the Company or any of its Subsidiaries has (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $250,000 or in excess of $1,000,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its material assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of (a) and (b) of this Section 4.19(c), all Indebtedness and Contracts involving the same Person (including Persons the Company has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(d) The Company is not a guarantor or indemnitor of any Indebtedness of any other Person.

Section 4.20 Environmental Matters. Except as would not reasonably be expected to result in a Company Material Adverse Effect (a) the Company and each of its Subsidiaries is and at all times has been in compliance with all Environmental Laws, and there are no conditions that would require a capital expenditure to remain in or come into compliance with any Environmental Law; (b) the Company and each of its Subsidiaries holds and is in compliance with all Environmental Permits required for the operation of the Company’s business; (c) there has been no Release or, to the Knowledge of the Company, threatened Release, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by the Company or any of its Subsidiaries; (d) there have been no Hazardous Materials generated by the Company or any of its Subsidiaries that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “Superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; (e) none of the Company or any of its Subsidiaries has received any request for information or comparable notice arising under Environmental Laws from a Governmental Authority regarding a property to which Hazardous Materials generated by the Company or any of its Subsidiaries have been transported for disposal; (f) none of the Company or any of its Subsidiaries is a party to, nor has it received written notice of, any pending or threatened Action arising under Environmental Laws, and to the Knowledge of the Company, there are no facts, circumstances or conditions that could reasonably be expected to form the basis of any such claim or demand; (g) there are no underground storage tanks located on, no polychlorinated biphenyls (“PCBs”) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by the Company or any of its Subsidiaries, except for the storage of hazardous waste in compliance with Environmental Laws; (h) none of the Company or any of its Subsidiaries is a party to any material judgment, order, decree, settlement agreement, or similar arrangement imposing on it any liability or obligation, including the obligation to perform Remedial Action, under any applicable Environmental Laws that remain unfulfilled, and has not assumed, by contract or operation of law, the liabilities under Environmental Laws of any other Person; (i) the Company and each of its Subsidiaries has implemented and maintains policies and procedures reasonably designed to ensure compliance in all material respects with all applicable Environmental Laws; (j) none of the Company or any of its Subsidiaries has manufactured, processed, or disposed of poly- or perfluoroalkyl substances; (k) the Company has made available to Pubco true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments related to, among other things, Releases, Remedial Actions, Hazardous Materials at properties presently or formerly owned or operated by the Company or any of its Subsidiaries, and third-party disposal sites.

Section 4.21 No Shareholder Rights Plan; No Antitakeover Law. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to the Company or any of its Subsidiaries in connection with this Agreement, the Merger, the issuance of the Merger Consideration or any of the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which the Company or any of its Subsidiaries is subject, party or otherwise bound which will be triggered by the Transactions.

Section 4.22 Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.23 No Outside Reliance. Notwithstanding anything contained in this ARTICLE IV or any other provision hereof, the Company and its Affiliates and its and their respective Representatives, acknowledge and agree that the Company has made its own investigation of Pubco and that neither Pubco nor any of its Affiliates or any of their respective Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by Pubco in ARTICLE V or any certificate delivered in accordance with Section 8.03(a), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Pubco or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any financial projection, forecast, estimate, budget or prospect that may be contained or referred to in the Pubco Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Company or its Representatives) or reviewed by the Company pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Company or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of Pubco, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in ARTICLE V or any certificate delivered in accordance with Section 8.03(a). Except as otherwise expressly set forth in this Agreement, the Company understands and agrees that any assets, properties and business of the Pubco Entities are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in ARTICLE V or any certificate delivered in accordance with Section 8.03(a), with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.24 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, for which Pubco or any of its subsidiaries would be liable.

Section 4.25 No Additional Representations and Warranties. The representations and warranties made by the Company and Merger Sub in this ARTICLE IV are the exclusive representations and warranties made by the Company and Merger Sub. Except for the representations and warranties contained in this ARTICLE IV, neither the Company nor any of the Company Subsidiaries nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or any of the Company Subsidiaries, to the accuracy or completeness of any information regarding the Company Entities available to the other parties or their respective Representatives and expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any of the Company Subsidiaries nor any other Person makes or has made any representation or warranty to Pubco with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of the Company Subsidiaries or (b) any oral or, except for the representations and warranties made by the Company and Merger Sub in this ARTICLE IV, written information made available to Pubco in the course of their evaluation of the Company, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PUBCO

Except as otherwise disclosed or identified in the Pubco Disclosure Letter or as disclosed in the Pubco SEC Documents publicly available as of the date of this Agreement (excluding statements in any “Forward-looking Statements” or “Risk Factors” sections), Pubco hereby represent and warrant to the Company and Merger Sub as follows:

Section 5.01 Organization and Qualification.

(a) Pubco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The copies of the organizational documents of Pubco previously delivered by Pubco to the Company are true, correct and complete and are in effect as of the date of this Agreement. Pubco has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Pubco is duly licensed or qualified and in good standing (or equivalent status as applicable) as a foreign corporation in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had or would not reasonably be expected to have a Pubco Material Adverse Effect.

Section 5.02 Due Authorization.

(a) Pubco has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, upon receipt of Pubco Stockholder Approval, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Pubco and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of Pubco, except for the Pubco Stockholder Approval, and no other corporate proceeding on the part of Pubco is necessary to authorize this Agreement or the Ancillary Agreements or Pubco’s performance hereunder or thereunder. This Agreement and each Ancillary Agreement has been or will be, duly and validly executed and delivered by Pubco and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of Pubco, enforceable against Pubco in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The affirmative vote of holders of a majority of the outstanding shares of Pubco Common Stock entitled to vote at a special meeting of the Pubco Stockholders (the “Special Meeting”) shall be required to adopt this Agreement (the “Pubco Stockholder Approval”).

(c) At a meeting duly called and held, the Pubco Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to, advisable and in the best interests of Pubco and its stockholders; and (ii) resolved to recommend to Pubco Stockholders the adoption of this Agreement (the “Pubco Board Recommendation”).

Section 5.03 Capitalization.

(a) As of the close of business on March 18, 2021, without giving effect to the Investment, the authorized share capital of Pubco consists of (i) 50,000,000 shares of Pubco Common Stock, 19,679,924 of which are issued and outstanding, and (ii) 5,000,000 shares of Pubco Preferred Stock, none of which are issued and outstanding. As of the close of business on March 18, 2021, (w) 2,340,619 Pubco Options are issued and outstanding, (x) 130,507 Pubco RSUs are issued and outstanding, (y) no Pubco Warrants are issued and outstanding and (z) 482,914 shares of Pubco Capital Stock are being held by Pubco in its treasury. All of the issued and outstanding shares of Pubco Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. All shares of Pubco Common Stock issuable upon exercise, vesting or settlement, as applicable, of outstanding Pubco Options and Pubco RSUs have been duly authorized and, when issued, will have been validly issued, fully paid and nonassessable.

(b) There are no issued and outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which the Company Stockholders are entitled to vote. Pubco is not a party to any Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, any share of Pubco Common Stock.

Section 5.04 No Conflict. Assuming that all consents, approvals, authorizations and other actions described herein or set forth on Section 5.04 of the Pubco Disclosure Letter have been obtained, all filings and notifications listed in Section 5.05 below or on Section 5.05 of the Pubco Disclosure Letter have been made, any applicable waiting period has expired or been terminated under applicable antitrust Laws, and except as may result from any facts or circumstances relating solely to the Company or its Affiliates, the execution, delivery and performance by Pubco of this Agreement and the Ancillary Agreements does not or will not, as applicable, (a) violate, conflict with, or result in the breach of any provision of the certificate of incorporation or bylaws of Pubco; (b) conflict with or violate any Law or Governmental Order applicable to Pubco or any Subsidiary of Pubco; (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Pubco Material Contract or any other Contract to which Pubco or any Subsidiary of Pubco is a party or by which any of their respective material properties or assets is bound; or (d) (i) result in the creation or the imposition of any Encumbrance (other than a Permitted Encumbrance) upon any of the assets or capital stock of Pubco or any of its Subsidiaries or (ii) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of Pubco or any of its Subsidiaries or any of their respective assets, except, in the case of clauses (b) - (d) of this Section 5.04, as would not materially and adversely affect the ability of Pubco to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements or that would not, individually or in the aggregate, reasonably be expected to have a Pubco Material Adverse Effect.

Section 5.05 Governmental Consents and Approvals. The execution, delivery and performance by Pubco of this Agreement and the Ancillary Agreements to which it is contemplated to be a party do not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings and clearances, consents, approvals or authorizations under, any other applicable antitrust, competition, merger control or foreign investment Laws; (b) the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware; (c) the filing with the SEC of the Form S-4 Registration Statement (including the prospectus/proxy statement) and such other compliance with the Exchange Act and the Securities Act as may be required in connection with the transactions contemplated by this Agreement; (d) compliance with the rules and regulations of the NASDAQ as required in connection with the transactions contemplated by this Agreement; (e) as a result of any facts or circumstances relating solely to the Company or any of its Affiliates; or (f) where the failure to obtain such consent, approval, authorization, order, declaration or action, or to make such filing or notification, would not prevent or materially delay the consummation by Pubco of the transactions contemplated by this Agreement and the Ancillary Agreements or that would not, individually or in the aggregate, reasonably be expected to have a Pubco Material Adverse Effect. The annual net sales and total assets (as such terms are defined in 16 C.F.R. § 801.11 and are interpreted by the PNO) of Pubco’s ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and is interpreted by the PNO) are below $184.0 million.

Section 5.06 SEC Filings; Financial Information.

(a) Pubco has filed with the SEC each report, statement, schedule or registration statement or other filing required by applicable Law to be filed by Pubco at or prior to the time so required since January 1, 2019 (the “Pubco SEC Filings”). As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Pubco SEC Filing complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), no Pubco SEC Filing filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, in each case after taking into account any amendments and supplements to correct any untrue statements or omissions. No Pubco SEC Filing that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Pubco SEC Filings (i) present fairly, in all material respects, the combined financial position of the Pubco Entities as of the dates thereof and the results of operations and cash flows of the Pubco Entities for the periods covered thereby (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that have not had, and would not, individually or in the aggregate, reasonably be expected to have, a Pubco Material Adverse Effect); and (ii) were prepared in accordance with GAAP as applied by Pubco (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC).

(c) Pubco has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to all applicable Pubco SEC Documents. Pubco maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to property is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 5.07 Absence of Changes. Since December 31, 2020, (a) there has not occurred any Pubco Material Adverse Effect and (b) except as contemplated by or permitted under this Agreement and the Ancillary Agreements, the Pubco Entities have conducted their respective businesses in the ordinary course of business consistent with past practice in all material respects. Section 5.07 of the Pubco Disclosure Letter sets forth Pubco’s good faith estimate, as of the date hereof, of the Pubco Signing Cash Amount, which estimate is greater than or equal to $33,000,000.

Section 5.08 Litigation. There is no Action by or against Pubco or any of its Subsidiaries pending or, to the Knowledge of Pubco, threatened by or before any Governmental Authority against Pubco or any of its Subsidiaries that has had or would, individually or in the aggregate, reasonably be expected to have a Pubco Material Adverse Effect.

Section 5.09 Information Supplied. None of the information provided in writing by Pubco or its Subsidiaries specifically for inclusion or incorporation by reference in (i) the Form S-4 Registration Statement will, at the time the Form S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the proxy statement/prospectus will, on the date it is first mailed to Pubco’s stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The proxy statement/prospectus and the Form S-4 Registration Statement (solely with respect to the portion thereof based on information supplied by Pubco for inclusion or incorporation by reference therein, but excluding any portion thereof based on information supplied by the Company for inclusion or incorporation by reference therein, with respect to which no representation is made by Pubco or any of its Subsidiaries) will comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act. All documents that Pubco is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement and the Ancillary Agreements will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

Section 5.10 Compliance with Laws.

(a) Except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not been or would not reasonably be expected to be, material to Pubco and its Subsidiaries, taken as a whole, Pubco and its Subsidiaries are, and since December 31, 2018 have been, in compliance with all applicable Laws. Neither Pubco nor any of its Subsidiaries has received any written notice from any Governmental Authority violation of any applicable Law by the Pubco or its Subsidiaries at any time since December 31, 2018, which violation would, individually or in the aggregate, reasonably be expected to be material to Pubco and its Subsidiaries, taken as a whole.

(b) Since December 31, 2018, and except where the failure to be, or to have been, in compliance with such Laws has not been or would not reasonably be expected to be, individually or in the aggregate, material to Pubco and its Subsidiaries, taken as a whole, (i) there has been no action taken by Pubco, its Subsidiaries, or, to the Knowledge of Pubco, any officer, director, manager, employee, agent or Representative of Pubco or its Subsidiaries, in each case, acting on behalf of Pubco or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither Pubco nor any of its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither Pubco nor any of its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither Pubco nor any of its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

Section 5.11 Licenses; Permits. Pubco has all franchises, permits, licenses and any similar authorization necessary for the conduct of its business as currently conducted, except as would not reasonably be expected to result in a Pubco Material Adverse Effect. Pubco is not in default in any material respect under any such franchises, permits, licenses or other similar authorization.

Section 5.12 Intellectual Property; IT; Data Security.

(a) Pubco owns or possesses or has the right to use all Pubco Intellectual Property without any known infringement or other violation of, the Intellectual Property rights of any Person. To the Knowledge of Pubco, no product or service marketed or sold (or proposed to be marketed or sold) by Pubco violates, misappropriates or infringes any Intellectual Property rights of any other Person. Pubco has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with Pubco’s business. Other than with respect to commercially available Software under standard end-user license agreements and non-exclusive licenses of Intellectual Property granted or received in the ordinary course of business consistent with past practice, there are no outstanding options, licenses, agreements, claims, Encumbrances (other than Permitted Encumbrances) or shared ownership interests of any kind relating to the Pubco Intellectual Property. Pubco has not received any written communications alleging that Pubco has infringed, misappropriated, or otherwise violated, or by conducting its business, would infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person. Section 5.12(a) of the Pubco Disclosure Letter lists all patents, patent applications, registered trademarks, trademark applications, service marks, service mark applications, and registered copyrights that are Company Owned Intellectual Property, and material licenses of Intellectual Property owned by any Person granted to the Company (excluding licenses of commercially available Software under standard end-user license agreements) to and under any of the foregoing, in each case owned by Pubco.

(b) Pubco has taken commercially reasonable efforts to maintain and the confidentiality of all material trade secrets and other confidential information of Pubco and any confidential information owned by any Person to whom Pubco has a written confidentiality obligation.

(c) The consummation of the transactions contemplated herein will not result in the loss or impairment of Pubco’s rights to own or use any Pubco Intellectual Property.

(d) (i) To the Knowledge of Pubco, there has been no security breach or other compromise of any of Pubco’s IT Systems and Data which, individually or in the aggregate, would reasonably be expected to result in a Pubco Material Adverse Effect and (ii) Pubco has not been notified of, and has no knowledge of any event or condition that would reasonably be expected to result in, any security breach or other compromise to its IT Systems and Data which, individually or in the aggregate, would reasonably be expected to result in a Pubco Material Adverse Effect.

Section 5.13 Real Property. Pubco and its Subsidiaries own, lease or otherwise have a valid right to use, all real property that is material to its business, good and marketable title in fee simple to all personal property owned by them that is material to its business and good and marketable title in all personal property owned by them that is material to its business, in each case free and clear of all Encumbrances, except for Permitted Encumbrances. Any real property and facilities held under lease by Pubco and its Subsidiaries are held by them under valid, subsisting and enforceable leases of which Pubco and its Subsidiaries are in compliance, except as would not, individually or in the aggregate, have or reasonably be expected to result in a Pubco Material Adverse Effect.

Section 5.14 Employee Benefit and Labor Matters.

(a) To the Knowledge of Pubco, no executive-level employee intends to terminate employment with Pubco or is otherwise likely to become unavailable to continue as an employee. Pubco does not have a present intention to terminate the employment of any of the foregoing. The employment of each employee of Pubco is terminable at the will of Pubco. Except as set forth in Section 5.14(a) of the Pubco Disclosure Letter or as required by law, upon termination of the employment of any such employees, no severance or other payments will become due. Except as set forth in Section 5.14(a) of the Pubco Disclosure Letter, Pubco has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

(b) Section 5.14(b) of the Pubco Disclosure Letter sets forth a list of all employees of the Pubco, including for each employee the title, employing entity, current base salary or hourly wage rate, and status (as exempt or non-exempt, full-time or part-time, and/or active or a description of leave. Pubco has complied in all material respects with all employment laws applicable to employees and service providers of Pubco.

(c) Section 5.15(c) of the Pubco Disclosure Letter sets forth each employee benefit plan maintained, established or sponsored by Pubco, or which Pubco participates in or contributes to, which is subject to ERISA and each other material bonus, commission, severance, equity, phantom equity, change in control, retention bonus, deferred compensation, paid time off, health and welfare, and/or fringe benefit plan, program, agreement, or arrangement sponsored, maintained, or contributed to by Pubco. Pubco has made all required contributions and has no liability to any such employee benefit plan, other than liability for health plan continuation coverage described in Part 6 of Title I(B) of ERISA, and has complied in all material respects with all applicable laws for any such employee benefit plan.

(d) Pubco and its Affiliates do not maintain, sponsor, or contribute to any “multiemployer plan,” as defined in Section 3(37) of ERISA, any “multiple employer plan” as defined in Section 413 of the Code, any “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, any “defined benefit pension plan” as defined in Section 3(35) of ERISA, or any plan that provides medical insurance or life insurance benefits to terminated employees or retirees other than as required under Section 4980B of the Code.

(e) There is no action, claim, suit, proceeding, demand, investigation, or audit pending, or to the Knowledge of Pubco, threatened, with respect to any employee benefit plan listed on Section 5.14(e) of the Pubco Disclosure Letter (except for routine claims for benefits) or that relates to Pubco’s employment practices.

(f) Pubco has not made any representations regarding equity incentives to any officer, employee, director or consultant that are inconsistent with the share amounts and terms set forth in the minutes of meetings of (or actions taken by unanimous written consent by) the Pubco’s Board.

(g) Pubco is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Knowledge of Pubco, has sought to represent any of the employees, representatives or agents of Pubco. There is no strike or other labor dispute involving Pubco pending, or to the Knowledge of Pubco, threatened, nor is Pubco aware of any labor organization activity involving its employees.

(h) Neither the execution and delivery of this Agreement by Pubco nor the consummation of the transactions contemplated hereby will result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (determined without regard to the exceptions set forth in Section 280G(b)(5) of the Code) to any employee, stockholder, or service provider of Pubco or its Affiliates. Pubco and its Affiliates are not a party to any plan, program, agreement, or arrangement that provides for a gross-up or reimbursement of Taxes imposed under Section 4999 or Section 409A of the Code.

Section 5.15 Taxes. There are no Taxes due and payable by Pubco which have not been timely paid. There are no accrued and unpaid Taxes of Pubco which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. Pubco has duly and timely filed all Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. There are no Encumbrances for material Taxes, other than Permitted Encumbrances, upon any of the assets of Pubco. To the Knowledge of Pubco, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

Section 5.16 Material Contracts; Actions.

(a) Section 5.16(a) of the Pubco Disclosure Letter sets forth a true and complete list, as of the date hereof, of each of the following Contracts to which Pubco or any of its Subsidiaries is a party or by which any of them is bound (the “Pubco Material Contracts”):

(i) Contracts that involve obligations (contingent or otherwise) of, or payments to, Pubco or any of its Subsidiaries in excess of $250,000;

(ii) the license of any patent, copyright, trademark, trade secret or other proprietary right to or from Pubco or any of its Subsidiaries that is material to Pubco’s business, excluding (A) licenses of commercially available Software under standard end-user license agreements and (B) nonexclusive licenses granted to or by Pubco or any of its Subsidiaries in the ordinary course of business;

(iii) (the grant of exclusive rights to manufacture, produce, assemble, license, market, or sell its products to any other Person that limit Pubco’s or any of its Subsidiary’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products (other than non-solicitation provisions entered into in the ordinary course of business with employees of Pubco or in connection with non-disclosure agreements);

(iv) Contracts that impose any material restriction on the right or ability of the Pubco and its Affiliates to compete with any other Person (or in any line of business, market or geographical areas);

(v) Contracts that relate to any acquisition or disposition of any material business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) or pursuant to which any earn-out or deferred or contingent payment obligations remain outstanding;

(vi) any indentures, credit agreement, loan agreement, letters of credit, guarantees or any instruments related to indebtedness for borrowed money; and

(vii) any other Contract or group of related Contracts with the same counterparty that, individually or in the aggregate, if terminated or subject to default by a party thereto, would have or would reasonably be expected to have a Pubco Material Adverse Effect.

(b) Neither Pubco nor any of its Subsidiary is in material breach of or default in any respect under the terms of any Pubco Material Contract and, to the Knowledge of Pubco, as of the date hereof, no other party to any Pubco Material Contract is in material breach of or default in any respect under the terms of any Pubco Material Contract, and no event has occurred or not occurred through Pubco’s or any of its Subsidiaries’ action or inaction or, to the Knowledge of Pubco, prior to the date hereof through the action or inaction of any third party, that with notice or the lapse of time or both would constitute a material breach of or default or result in the termination of or a right of termination or cancelation thereunder, accelerate the performance or obligations required thereby, or result in the loss of any benefit under the terms of any Pubco Material Contract. Each Pubco Material Contract is in full force and effect and is a valid and binding obligation of Pubco or the Subsidiary of Pubco that is party thereto and of each other party thereto. There are no disputes pending or, to the Knowledge of Pubco, threatened with respect to any Pubco Material Contract, and neither Pubco nor any of its Subsidiaries has received any written notice of the intention of any other party to a Pubco Material Contract to terminate for default, convenience or otherwise, or not renew, any Pubco Material Contract, or otherwise materially change the quantity or quality of the nature of the business conducted under such Pubco Material Contract. Pubco has made available to the Company a true and complete copy of each Pubco Material Contract (including all modifications, amendments and waivers thereto).

(c) Since December 31, 2020, Pubco and each of its Subsidiaries has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $250,000 or in excess of $1,000,000 in the aggregate, (iii) made any loans or advances to any Person, other than ordinary advances for travel expenses, or (iv) sold, exchanged or otherwise disposed of any of its material assets or rights, other than the sale of its inventory in the ordinary course of business. For the purposes of (a) and (b) of this Section 5.17(c), all Indebtedness and Contracts involving the same Person (including Persons Pubco has reason to believe are affiliated with each other) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

(d) As of the date hereof, to the Knowledge of Pubco, and except as may arise in connection with any Indebtedness as of the date hereof, Pubco does not have any present intention (i) to incur any indebtedness for borrowed money from a bank or (ii) to issue any notes, bonds or debentures.

(e) Pubco is not a guarantor or indemnitor of any Indebtedness of any other Person.

Section 5.17 Environmental Matters. Except as could not reasonably be expected to have a Pubco Material Adverse Effect to the Knowledge of Pubco (a) Pubco is and has been in compliance with all Environmental Laws; (b) there has been no release or to the Knowledge of Pubco threatened release of any Hazardous Material, on, upon, into or from any site currently or heretofore owned, leased or otherwise used by Pubco; (c) there have been no Hazardous Materials generated by Pubco that have been disposed of or come to rest at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any governmental authority in the United States; and (d) there are no underground storage tanks located on, no PCBs or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act, as amended, stored on, any site owned or operated by Pubco, except for the storage of hazardous waste in compliance with Environmental Laws. Pubco has made available to the Company true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments.

Section 5.18 No Shareholder Rights Plan; No Antitakeover Law. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to Pubco or any of its Subsidiaries in connection with this Agreement, the Merger, the issuance of the Merger Consideration or any of the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which Pubco or any of its Subsidiaries is subject, party or otherwise bound which will be triggered by the Transactions.

Section 5.19 No Outside Reliance. Notwithstanding anything contained in this ARTICLE V or any other provision hereof, Pubco and its Affiliates and any of its and their respective directors, officers, employees, stockholders, partners, members or Representatives, acknowledge and agree that Pubco has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in ARTICLE IV or any certificate delivered in accordance with Section 8.02(a), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or the Company Subsidiaries. Without limiting the generality of the foregoing, it is understood that any financial projection, forecast, estimate, budget or prospect information that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Pubco or its Representatives) or reviewed by Pubco pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Pubco or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in ARTICLE V or any certificate delivered in accordance with Section 8.02(a). Except as otherwise expressly set forth in this Agreement, Pubco understands and agrees that any assets, properties and business of the Company Entities are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in ARTICLE V or any certificate delivered in accordance with Section 8.02(a), with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.20 NASDAQ Market Quotation. As of the date of this Agreement, the issued and outstanding shares of Pubco Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “SPRT.” Pubco is in compliance in all material respects with the rules of the NASDAQ and there is no action or proceeding pending or, to the knowledge of Pubco, threatened against Pubco by the NASDAQ, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Pubco Common Stock or terminate the listing of Pubco Common Stock on the NASDAQ.

Section 5.21 Investment Company Act. Neither Pubco nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.22 No Electric Utility Company or Holding Company Stockholders. To the Knowledge of Pubco, as of the date hereof, no stockholder of Pubco has provided written notice to Pubco that such stockholder is an Electric Utility Company or a Holding Company.

Section 5.23 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Pubco or any of its Subsidiaries for which any of the Company Entities would be liable.

Section 5.24 No Additional Representations and Warranties. The representations and warranties made by Pubco in this ARTICLE V are the exclusive representations and warranties made by Pubco. Except for the representations and warranties contained in this ARTICLE V, neither Pubco nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Pubco, to the accuracy or completeness of any information regarding Pubco available to the other parties or their respective Representatives and expressly disclaim any such other representations or warranties. In particular, without limiting the foregoing, neither Pubco nor any other Person makes or has made any representation or warranty to the Company with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Pubco or (b) any oral or, except for the representations and warranties made by Pubco in this ARTICLE V, written information made available to the Company in the course of its evaluation of Pubco, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of The Company Business Pending the Merger. Except as set forth on Section 6.01 of the Company Disclosure Letter, as expressly contemplated by this Agreement, as consented to by Pubco in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), during the Pre-Closing Period, the Company shall, and shall cause the Company Subsidiaries to, (a) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Company Entities, and maintain the existing relations and goodwill of the Company Entities with customers, suppliers, joint venture partners, distributors and creditors of the Company Entities, (c) use commercially reasonable efforts to keep available the services of their present officers, and (d) use commercially reasonable efforts to maintain all insurance policies of the Company Entities or substitutes therefor. Without limiting the generality of the foregoing, except as set forth on Section 6.01 of the Company Disclosure Letter, as expressly contemplated by this Agreement, as consented to by Pubco in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), the Company shall not, and the Company shall cause the Company Subsidiaries not to, during the Pre-Closing Period:

(a) change, modify or amend the organizational documents of the Company or any of its Subsidiaries to the extent such change, modification or amendment would adversely affect the Merger Consideration payable to the Pubco Stockholders or the rights and preferences of the Company Class A Common Stock;

(b) (i) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests (other than declaration and payment of cash dividends in respect of Company Preferred Stock in amounts and for periods contemplated and at the rate specified in the certificate of designation with respect thereto); (ii) split, combine, reclassify or otherwise change any of its capital stock or other equity interests to the extent such action would adversely affect the Merger Consideration payable to the Pubco Stockholders or the rights and preferences of the Company Class A Common Stock; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company;

(c) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock in each case to any Affiliate of the Company;

(d) (i) fail to maintain its existence; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries;

(e) change any method of accounting or accounting practice or policy used by the Company or its Subsidiaries, other than such changes as are required by GAAP or a Governmental Authority;

(f) enter into any material guarantee of the obligations of any third party;

(g) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or

(h) (i) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing or (ii) take any action (including any offering of securities) that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Transactions.

Section 6.02 Conduct of Pubco Business Pending the Merger. During the Pre-Closing Period, except as set forth on Section 6.02 of the Pubco Disclosure Letter, as expressly contemplated by this Agreement, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), during the Pre-Closing Period, Pubco shall, and shall cause its Subsidiaries to, (a) use its commercially reasonable efforts to conduct and operate its business in the ordinary course consistent with past practice, (b) use commercially reasonable efforts to preserve intact the current business organization and ongoing businesses of the Pubco Entities, and maintain the existing relations and goodwill of the Pubco Entities with customers, suppliers, joint venture partners, distributors and creditors of the Pubco Entities, (c) use commercially reasonable efforts to keep available the services of their present officers, (d) use commercially reasonable efforts to maintain all insurance policies of the Pubco Entities or substitutes therefor, and (e) take Code Section 280G-related mitigation actions to the extent permitted by Section 6.02 of the Pubco Disclosure Letter (it being understood that the Company will consent to such actions as are commercially reasonable). Without limiting the generality of the foregoing, except as set forth on Section 6.02 of the Pubco Disclosure Letter, as expressly contemplated by this Agreement, as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law (including COVID-19 Measures), Pubco shall not, and Pubco shall cause its Subsidiaries not to, during the Pre-Closing Period:

(a) change, modify or amend the organizational documents of Pubco or any of its Subsidiaries;

(b) (i) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (ii) split, combine, reclassify or otherwise change any of its capital stock or other equity interests; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Pubco;

(c) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock, or transfer, pledge, encumber or grant any right, option, restricted stock unit, stock appreciation right or other commitment for the issuance of shares of its capital stock;

(d) (i) fail to maintain its existence; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Pubco or its Subsidiaries;

(e) change any method of accounting or accounting practice or policy used by Pubco or its Subsidiaries, other than such changes as are required by GAAP or a Governmental Authority;

(f) (i) incur a material amount of indebtedness for borrowed money, (ii) enter into any material guarantee of the obligations of any third party, (iii) sell, transfer, dispose of or acquire any material assets, (iv) acquire a material equity interest in any Person, or (v) settle or release any material claim against any Person;

(g) take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment; or

(h) (i) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing or (ii) take any action (including any offering of securities) that would reasonably be expected to prevent or materially delay or materially impair the consummation of the Transactions.

Section 6.03 Conduct of Pubco and the Company Pending the Merger. Nothing contained in this Agreement shall give the Company or Merger Sub, directly or indirectly, the right to control or direct any of the operations of Pubco or its Subsidiaries prior to the Closing. Nothing contained in this Agreement shall give Pubco, directly or indirectly, the right to control or direct any of the operations of the Company or the Company Subsidiaries prior to the Closing. Prior to the Closing, each of the Company, Pubco and Merger Sub shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Proxy Statement; Special Meeting; Pubco Board Recommendation; Pubco Stockholder Approval.

(a) As promptly as reasonably practicable following the date hereof, the Company shall prepare and file with the SEC, a Form S-4 Registration Statement in connection with the registration under the Securities Act of the shares of Company Class A Common Stock to be issued to the Pubco Stockholders in the Merger, which Form S-4 Registration Statement shall include a proxy statement/prospectus to be sent to the Pubco Stockholders in connection with the Special Meeting. No filing of, or amendment or supplement to, the Form S-4 Registration Statement or the proxy statement/prospectus will be made by the Company or Pubco, as applicable, without the other’s prior consent (which consent shall not be unreasonably withheld or delayed) and without providing the other party a reasonable opportunity to review and comment thereon. The Company shall use its reasonable best efforts to cause the Form S-4 Registration Statement to comply with the rules and regulations promulgated by the SEC. Each of the Company and Pubco shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form S-4 Registration Statement, including the proxy statement/prospectus included therein.

(b) Each of Pubco and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of the SEC or its staff with respect to the Form S-4 Registration Statement and any amendment to the Form S-4 Registration Statement filed in response thereto. If Pubco or the Company becomes aware that any information contained in the Form S-4 Registration Statement shall have become false or misleading in any material respect or that the Form S-4 Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Pubco, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Form S-4 Registration Statement. Pubco and the Company shall use their reasonable best efforts to cause the Form S-4 Registration Statement as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of shares of Pubco Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement. Pubco and the Company shall provide the other party with copies of any written comments and shall inform the other party of any oral comments received from the SEC or its staff with respect to the Form S-4 Registration Statement promptly after the receipt of such comments and shall give the other party a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c) Except if a Pubco Board Adverse Recommendation Change has been made or effected, Pubco agrees to include provisions in the proxy statement/prospectus, with respect to, and to use its reasonable best efforts to obtain, the (i) approval of the Merger and the adoption and approval of this Agreement (the “Transaction Proposal”), (ii) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing proposals (the “Adjournment Proposal”) and (iii) approval of any other proposals reasonably agreed by Pubco and the Company to be necessary or appropriate in connection with the transaction contemplated hereby (the “Additional Proposal” and together with the Transaction Proposal and the Adjournment Proposal, the “Proposals”). Without the prior written consent of the Company (which consent shall not be unreasonably withheld, including with respect to the inclusion of annual meeting matters or proposals on the agenda for the Special Meeting), the Proposals shall be the only matters (other than procedural matters) which Pubco shall propose to be acted on by the Pubco Stockholders at the Special Meeting.

(d) Pubco shall, as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) establish the record date for, duly call, give notice of, convene and hold the Special Meeting in accordance with the DGCL and applicable Law for the purpose of obtaining Pubco Stockholder Approval and (ii) cause the proxy statement/prospectus included in the Form S-4 Registration Statement to be disseminated to Pubco’s stockholders in compliance with applicable Law. Except if a Pubco Board Adverse Recommendation Change has been made or effected, Pubco shall, through the Pubco Board, include the Pubco Board Recommendation in the proxy statement/prospectus included in the Form S-4 Registration Statement. Pubco may make one or more successive postponements or adjournments of the Special Meeting without the prior written consent of the Company (i) if there are insufficient Pubco Stockholders present in person or by proxy to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting or (ii) to ensure that any required supplement or amendment to the proxy statement/prospectus included in the Form S-4 Registration Statement is provided to the stockholders of Pubco a reasonable amount of time in advance of the Special Meeting. In addition, Pubco shall if requested by the Company make up to three postponements or adjournments of the Special Meeting if there are insufficient Pubco Stockholders present in person or by proxy to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting. Except if a Pubco Board Adverse Recommendation Change has been made or effected, Pubco shall solicit from the Pubco Stockholders proxies in favor of Pubco Stockholder Approval and shall use its reasonable best efforts to secure the Pubco Stockholder Approval. Pubco agrees that it shall not, prior to the termination of this Agreement, submit to a vote of the Pubco Stockholders any Acquisition Transaction (other than the Merger).

(e) Notwithstanding anything to the contrary contained in this Agreement but subject to compliance with this Section 7.01(e) and Sections 7.02(a) or (c), at any time prior to the Pubco Stockholder Approval, Pubco and the Pubco Board may in connection with a bona fide written Acquisition Proposal that constitutes a Superior Offer withhold, amend, withdraw or modify the Pubco Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Pubco Board Recommendation) in a manner adverse to the Company (collectively, a “Pubco Board Adverse Recommendation Change”) or terminate this Agreement in accordance with Section 9.01(g) if, in each case: (i) the Pubco Board determines in good faith, after consultation with its outside legal counsel, that the failure to make or effect a Pubco Board Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; (ii) after being requested by the Company in writing during the Pubco Notice Period, Pubco has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, during the Pubco Notice Period, with the Company in good faith to consider such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, (iii) after the Company shall have delivered to Pubco a written offer to alter the terms or conditions of this Agreement during the Pubco Notice Period, the Pubco Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisors, that such Superior Offer continues to constitute a Superior Offer; and (iv) Pubco shall have provided prior written notice to the Company at least four Business Days in advance of such Pubco Board Adverse Recommendation Change or termination of this Agreement (the “Pubco Notice Period”) of its intent to effect such a Pubco Board Adverse Recommendation Change or termination (it being understood that such notice itself shall not constitute a Pubco Board Adverse Recommendation Change or give rise to a right to terminate this Agreement), which notice shall include a description in reasonable detail of the Superior Offer and written copies of any proposed definitive transaction agreements with the party making the Superior Offer. In the event of any material amendment to any Superior Offer, Pubco shall be required to promptly (but in no event later than twenty-four hours after Pubco receives such amendment) provide the Company with notice of such material amendment and the Pubco Notice Period shall be extended, if applicable, to ensure that at least two Business Days remain in the Pubco Notice Period following such notification and the Pubco Board shall not make a Pubco Board Adverse Recommendation Change prior to the end of such Pubco Notice Period as so extended (it being understood that there may be multiple extensions).

(f) Notwithstanding anything to the contrary contained in this Agreement but subject to compliance with this Section 7.01(f), at any time prior to the Pubco Stockholder Approval, Pubco and the Pubco Board may in connection with an Intervening Event make or effect a Pubco Board Adverse Recommendation Change if: (i) the Pubco Board determines in good faith, after consultation with its outside legal counsel, that the failure to make or effect a Pubco Board Adverse Recommendation Change would be inconsistent with its fiduciary duties under applicable Law; (ii) after being requested by the Company in writing during the Pubco Intervening Event Notice Period, Pubco has negotiated, and has used reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, during the Pubco Intervening Event Notice Period, with the Company in good faith to consider such adjustments to the terms and conditions of this Agreement so that the failure of the Pubco Board to make or effect a Pubco Board Adverse Recommendation Change would no longer be inconsistent with its fiduciary duties under applicable Law, (iii) after the Company shall have delivered to Pubco a written offer to alter the terms or conditions of this Agreement during the Pubco Intervening Event Notice Period, the Pubco Board shall have determined in good faith that the failure to effect a Pubco Board Adverse Recommendation Change would continue to be inconsistent with its fiduciary duties under applicable Law; and (iv) Pubco shall have provided prior written notice to the Company at least four Business Days in advance of such Pubco Board Adverse Recommendation Change (the “Pubco Intervening Event Notice Period”) of its intent to effect such a Pubco Board Adverse Recommendation Change (it being understood that such notice itself shall not constitute a Pubco Board Adverse Recommendation Change), which notice shall include a description in reasonable detail of the Intervening Event.

(g) Nothing contained in this Agreement shall prohibit Pubco from complying with Rules 14a-9, 14d-9 and 14e-2(a) promulgated under the 1934 Act, from issuing a “stop, look and listen” statement pursuant to Rule 14d-9(f) pending disclosure of its position thereunder or making any required disclosure to Pubco’s stockholders, or from making any disclosure required under the Exchange Act.

Section 7.02 No Solicitation of Transactions.

(a) Each of Pubco and the Company agree that, from the date of this Agreement until the earlier of (x) the Closing Date or (y) the date on which this Agreement is terminated (the “Pre-Closing Period”), neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish any non-public information regarding such party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry; (iv) approve, endorse or recommend any Acquisition Proposal (subject to Section 7.01(e)); (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction; or (vi) publicly propose to do any of the foregoing; provided, however, that, notwithstanding anything contained in this Section 7.02(a) (but subject to compliance with this Section 7.02(a)) or any other provision of this Agreement, prior to the Pubco Stockholder Approval at the Special Meeting, Pubco may furnish non-public information to, enter into or engage in discussions or negotiations with, execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction, and publicly propose to do any of the foregoing with any Person in response to a bona fide, unsolicited written Acquisition Proposal or Acquisition Inquiry by such Person which the Pubco Board determines in good faith, after consultation with its outside financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer if: (A) neither Pubco nor any of its Representative shall have breached this Section 7.02(a) in any material respect; (B) the Pubco Board determines in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law; (C) Pubco receives from such Person an executed confidentiality agreement containing provisions (including nondisclosure provisions, use restrictions, non-solicitation provisions and no hire provisions) at least as favorable to Pubco as those contained in the Confidentiality Agreement; and (D) substantially contemporaneously with furnishing any such nonpublic information to such Person, Pubco furnishes such nonpublic information to the Company (to the extent such information has not been previously furnished by Pubco to the Company). Without limiting the generality of the foregoing, each of the Company and Pubco acknowledges and agrees that, in the event any Representative of such party (whether or not such Representative is purporting to act on behalf of such party) takes any action that, if taken by such party, would constitute a breach of this Section 7.02(a) by such party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 7.02(a) by such party for purposes of this Agreement.

(b) If any party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such party shall promptly (and in no event later than twenty-four hours after such party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other party orally and in writing of such Acquisition Proposal or Acquisition Inquiry (including, but not limited to, the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry and the terms thereof) and shall provide a copy of any written Acquisition Proposal submitted by such Person and any related financing commitments. The Company shall also provide Pubco confirmation in writing that the Company has advised, in writing, the Person making such Acquisition Proposal or Acquisition Inquiry to the Company (or the Company’s Representative) that the Company and its Representatives are contractually prohibited from furnishing any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry and from engaging in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry.

(c) Pubco shall keep the Company reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and shall promptly (and in no event later than twenty-four hours after Pubco’s receipt thereof) inform the Company of any material modification thereto. In addition to the foregoing, Pubco shall provide the Company with at least twenty-four hours written notice of (i) a meeting of the Pubco Board at which the Pubco Board is reasonably expected to consider an Acquisition Proposal or Acquisition Inquiry it has received and (ii) the entry by Pubco into a definitive transaction agreement relating to any Acquisition Transaction.

(d) Each party shall immediately cease and terminate, and cause its Representative to terminate, any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person.

Section 7.03 Access to Information.

(a) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company or the Company Subsidiaries by third parties that may be in the Company’s or the Company Subsidiaries’ possession from time to time, and except for any information which (i) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (ii) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the Company or any of the Company Subsidiaries is bound, the Company shall, and shall cause the Company Subsidiaries to, afford to Pubco and its Representatives reasonable access during the Pre-Closing Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company Entities, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of the Company Entities, and shall furnish to Pubco and its Representatives all financial and operating data and other information concerning the affairs of the Company Entities that are in the possession of the Company Entities as Pubco or its Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or the Company Subsidiaries without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All such information obtained by Pubco and its Representatives under this Section 7.03(a) shall be subject to the Confidentiality Agreement prior to the Effective Time.

(b) Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Pubco or its Subsidiaries by third parties that may be in Pubco’s or its Subsidiaries’ possession from time to time, and except for any information which (i) relates to interactions with prospective buyers of Pubco or the negotiation of this Agreement and the transactions contemplated hereby or (ii) in the judgment of legal counsel of Pubco would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Pubco or any of its Subsidiaries is bound, Pubco shall afford to the Company and its Representatives reasonable access during the Pre-Closing Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Pubco Entities, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Pubco, and shall furnish to the Company and its Representatives all financial and operating data and other information concerning the affairs of Pubco that are in the possession of Pubco as the Company or its Representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of Pubco or its Subsidiaries without the prior written consent of Pubco. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All such information obtained by the Company and its Representatives under this Section 7.03(b) shall be subject to the Confidentiality Agreement prior to the Effective Time.

Section 7.04 Confidentiality Agreement. The terms of the Confidentiality Agreement, dated as of February 11, 2021 (the “Confidentiality Agreement”), between the Company and Pubco, shall continue in full force and effect until the Closing. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms until its expiration in accordance with the terms of the Confidentiality Agreement.

Section 7.05 Directors’ and Officers’ Indemnification.

(a) From and after the Effective Time, the Company agrees that it shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each present and former director, officer and employee of Pubco and its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that Pubco or any of its Subsidiaries, as the case may be, would have been permitted under applicable Law and their applicable certificate of incorporation and bylaws in effect on the date hereof to indemnify such Person (including promptly advancing expenses as incurred to the fullest extent permitted under such certificate of incorporation and bylaws). The Company shall cause Pubco and its Subsidiaries (i) to maintain for a period of not less than six years from the Effective Time provisions in their respective certificate of incorporation and bylaws (or similar organizational documents) concerning the indemnification and exculpation (including provisions relating to expense advancement) of Pubco’s and its Subsidiaries’ respective former and current officers, directors, employees and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation and bylaws of Pubco and its Subsidiaries, as applicable, in each case, as of the date hereof and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.

(b) Pubco shall procure (i) a prepaid, non-cancelable six-year “tail” policy commencing on the Closing Date (the “Run-Off Policy”) containing terms not less favorable than the terms of directors’ and officers’ liability insurance covering those Persons who are currently covered by the directors’ and officers’ liability insurance policies of Pubco or any of its Subsidiaries with respect to matters existing or occurring at or prior to the Effective Time or (ii) an endorsement under Pubco’s existing directors’ and officers’ liability insurance policy to provide such coverage. If any claim is asserted or made within such six-year period, then any insurance required to be maintained under this Section 7.05 shall be continued by the Surviving Company (or its successors and assigns under Section 7.05(c)) in respect of such claim until the final disposition thereof.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.05 shall survive the consummation of the transactions contemplated hereby and shall be binding, jointly and severally, on all successors and assigns of the Company and the Surviving Corporation and are intended to be for the benefit of, and will be enforceable by, each present and former director and officer of any Company Entity and his or her heirs and Representatives. In the event that the Company or the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 7.05.

Section 7.06 Regulatory and Other Authorizations; Notices and Consents.

(a) Prior to the Effective Time, each party hereto shall, and shall cause its Affiliates to, use reasonable best efforts to (i) promptly obtain all authorizations, clearances, consents, orders and approvals of all Governmental Authorities that may be or become necessary or advisable for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Ancillary Agreements; (ii) cooperate fully with the other parties in promptly seeking to obtain all such authorizations, clearances, consents, orders and approvals; and (iii) provide such other information and documents to any Governmental Authority as such Governmental Authority may reasonably request in connection with the foregoing. The Company shall pay all applicable filing or notice fees required in connection with any notice or filing made with any Governmental Authority pursuant to this Section 7.06(a).

(b) The Company shall, and shall cause each of its Affiliates to, use reasonable best efforts to avoid or eliminate each and every impediment under any approval, consent, notice requirement or similar that may be asserted by any Governmental Authority or any other Person so as to enable the parties hereto to close the transactions contemplated hereby and by the Ancillary Agreements as promptly as practicable, and in any event prior to the Termination Date. In addition, the Company shall, and shall cause its Affiliates to, defend through litigation on the merits and appeals any Action by any Governmental Authority or other Person in order to avoid entry of, or to have vacated or terminated, any Governmental Order (whether temporary, preliminary or permanent) that would materially delay or prevent the Closing prior to the Termination Date.

(c) Each party hereto shall permit the other parties to review in advance and provide comments (which shall be considered in good faith) on any proposed filing by such party to any such Governmental Authority. Each party shall keep the other party reasonably informed of any material development or substantive communication, meeting or teleconference conducted with any such Governmental Authority in respect of any filings or any investigation (including any settlement of an investigation) primarily relating to the Merger. Each party hereto shall, and shall cause its Representatives to, coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties hereto may reasonably request in connection with the foregoing. Each party hereto shall, upon reasonable request of the other party, provide the other party with copies of all correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to the Merger; provided, however, that materials may be redacted (i) as necessary to comply with contractual requirements or applicable Law; and (ii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 7.07 Tax Matters.

(a) Tax Treatment. Pubco, Merger Sub and the Company intend that the Transactions shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to fail to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed on a basis of treating the Merger as a “reorganization” within the meaning of Section 368(a) of the Code. Each of the parties agrees to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(b) If requested to do so in connection with the issuance of any tax opinion required by the SEC in connection with the filing of the proxy statement/prospectus, each party shall use its commercially reasonable efforts to deliver a “Tax Representation Letter,” dated as of the date of such tax opinion and signed by an officer of Company or Pubco, as applicable, and containing representations of Company or Pubco, as applicable, as shall be reasonably necessary or appropriate to enable outside legal counsel to render any required opinions.

(c) The Company, Pubco, and Merger Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

Section 7.08 Pubco NASDAQ Listings; Public Filings.

(a) During the Pre-Closing Period, Pubco and the Company will cooperate with one another and use their respective reasonable best efforts to cause, pursuant to appliable Law and the rules and regulations of the NASDAQ, (i) the delisting of Pubco Common Stock from the NASDAQ as promptly as practicable after the Effective Time and (ii) the deregistration of Pubco Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

(b) The Company shall use reasonable best efforts to cause the shares of Company Class A Common Stock to be issued in connection with the Transactions to be approved for listing on the NASDAQ, subject to official notice of issuance, prior to the Closing Date. Such shares shall be listed on the Closing Date under a ticker symbol to be mutually agreed upon in writing by the parties. The Company shall submit prior to the Closing an initial listing application with the NASDAQ (the “NASDAQ Listing Application”) with respect to such shares. Each of Pubco and the Company shall promptly furnish all information concerning itself and its Affiliates as may be reasonably requested by the other party and shall otherwise reasonably assist and cooperate with the other party in connection with the preparation, filing and distribution of the NASDAQ Listing Application. The Company will use its reasonable best efforts to (i) cause the NASDAQ Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the NASDAQ or its staff concerning the NASDAQ Listing Application and (iii) have the NASDAQ Listing Application approved by the NASDAQ as promptly as practicable after such filing. No submission of, or amendment or supplement to, the NASDAQ Listing Application, or response to the NASDAQ comments with respect thereto, will be made by the Company and Pubco, as applicable, without the other party’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing such other party a reasonable opportunity to review and comment thereon.

(c) The Company will promptly notify Pubco upon the receipt of any comments from the NASDAQ or any request from the NASDAQ for amendments or supplements to the NASDAQ Listing Application and will, as promptly as practicable after receipt thereof, provide Pubco with copies of all material correspondence between it and its Representatives, on the one hand, and the NASDAQ, on the other hand, and all written comments with respect to the NASDAQ Listing Application received from the NASDAQ and advise Pubco on any oral comments with respect to the NASDAQ Listing Application received from the NASDAQ. The Company will advise Pubco, promptly after the Company receives notice thereof, of the time of the approval of the NASDAQ Listing Application and the approval of the shares of Company Class A Common Stock to be issued in connection with the Transactions for listing on the NASDAQ, subject only to official notice of issuance.

(d) From the date hereof through the Closing, Pubco will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable securities Laws.

Section 7.09 Section 16 Matters. Prior to the Effective Time, the parties hereto shall take all steps as may be required to cause any dispositions of Pubco Common Stock or acquisitions of Company Class A Common Stock resulting from the transactions contemplated by this Agreement by each officer or director who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect Pubco or will become subject to such reporting requirements with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.10 Public Announcements. None of the parties to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the Ancillary Agreements or the transactions contemplated hereby and thereby or otherwise communicate with any news media regarding such matters without the prior written consent of the other parties hereto, unless such press release or public announcement is required by Law or applicable stock exchange regulation, in which case the parties to this Agreement shall, to the extent practicable, consult with each other as to the timing and contents of any such press release, public announcement or communication.

Section 7.11 Approval by Sole Stockholder of Merger Sub. Concurrently with the execution of this Agreement, the Company, as the sole stockholder of Merger Sub, has delivered a duly executed Written Consent approving and adopting this Agreement and the Merger as required under the DGCL. The Company shall provide Pubco with a copy of such duly executed Written Consent immediately following the execution of this Agreement and the Company shall not amend, modify, terminate or rescind such Written Consent during the Pre-Closing Period.

Section 7.12 Further Actions.

(a) Except as otherwise expressly provided in this Agreement, the parties hereto shall, and shall cause their respective Affiliates to, use their respective reasonable best efforts to take, or cause to be taken, all appropriate action, to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable under applicable Law to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to obtain all material consents and approvals of Governmental Authorities or third parties that any of the Company and its Subsidiaries (or their Affiliates) or Pubco and its Subsidiaries (or their Affiliates) are required to obtain in order to consummate the Transactions.

(b) During the Pre-Closing Period, the Company may, subject to Section 6.01(c), issue and sell additional shares of its capital stock, or securities convertible into or exchangeable for shares of its capital stock, and Pubco shall, and shall cause the appropriate officers, employees and other Representatives of Pubco to, use reasonable best efforts to cooperate with such issuance and sale as may be reasonably requested in writing by the Company, and at the Company’s sole cost and expense in accordance with this Section 7.12(b), including by (i) participating in a reasonable number of virtual meetings, presentations, due diligence sessions, drafting sessions and sessions with investors at mutually agreeable times and locations and upon reasonable advance notice, (ii) reasonably assisting with the preparation of customary materials for actual and potential participants in such issuance and sale, offering documents, private placement memoranda, prospectuses and similar documents required in connection with such issuance and sale, (iii) providing financial statements and such other financial information regarding Pubco that is reasonably available or within its possession and as is reasonably requested in connection with such issuance and sale, (iv) filing all reports that are required to be filed or furnished by Pubco with the SEC in connection with such issuance and sale, and (v) otherwise reasonably cooperating in the Company’s efforts to consummate such issuance and sale; provided, that (a) in no event shall Pubco or any of its Subsidiaries be required to provide any such cooperation to the extent that it unreasonably interferes with its business operations, (b) in no event shall Pubco or any of its Subsidiaries be required to pay any commitment or other fee, enter into any definitive agreement, pass any resolutions or consents, or agree to provide any indemnity in connection with any such issuance and sale, (c) none of Pubco or any of its Subsidiaries shall be required to take any action that would conflict with or violate its organization documents, any applicable Law or any contract to which it is a party, and (d) none of Pubco, its Subsidiaries or any of their respective Representatives shall be required to provide any legal opinion, take any action that would cause any breach of any representation, warranty, covenant or agreement in this Agreement, disclose or provide any information that is subject to attorney-client privilege or result in the disclosure of any trade secrets or confidential information, or take any action that would cause any director, officer or employee of the Company or any of its Subsidiaries to incur personal liability. Pubco shall be given a reasonable opportunity to review and comment on any financing documents and any materials that are to be presented during any meetings conducted in connection with such issuance and sale, and the Company shall give due consideration to all reasonable comments provided thereto. The Company shall, in the event that Closing shall not occur for any reason, promptly upon the written request of Pubco, reimburse Pubco for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorney’s, accounting and financial advisor fees) incurred by Pubco or any of its Subsidiaries in connection with any cooperation of Pubco, any of its Subsidiaries or any of their Representatives under this Section 7.12(b). The Company and Merger Sub acknowledge and agree that consummating any issuance and sale the Company’s capital stock, or securities convertible into or exchangeable for shares of the Company’s capital stock, is not a condition to Closing.

Section 7.13 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other form of antitakeover Law shall become applicable to the transactions contemplated hereby, each of the parties and its respective board of directors shall use all reasonable efforts to grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby.

Section 7.14 Notification of Certain Matters.

(c) During the Pre-Closing Period, (i) Pubco shall promptly notify the Company in writing, and keep the Company reasonably apprised of, any Action brought by Pubco Stockholders or in the name of Pubco against Pubco and/or its directors or officers relating to the transactions contemplated by this Agreement, including the Merger and (ii) the Company shall promptly notify Pubco in writing, and keep Pubco reasonably apprised of, any Action brought against the Company and/or its directors or officers relating to the transactions contemplated by this Agreement, including the Merger. Prior to the Effective Time, Pubco shall not compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any Action arising or resulting from the transactions contemplated by this Agreement or consent to the same, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(d) During the Pre-Closing Period, each of the Company, on the one hand, and Pubco, on the other hand, shall promptly notify the other of (and, if in writing, furnish copies of) (a) any notice or other communication is received from any Person alleging that the consent of such Person is or may be required in connection with any of the Transactions, (b) any inaccuracy in any representation or warranty made by such party in this Agreement; or (c) the failure of such party to comply with any covenant or obligation of such party in this Agreement; in each case that could reasonably be expected to materially impact the ability of such party to timely satisfy any of the conditions set forth in ARTICLE VII.

Section 7.15 Consulting Fee. The parties acknowledge that, promptly after the Closing Date, the Company shall issue 562,174 shares of Company Class A Common Stock to the Investor as a consulting fee in connection with the Transactions.

Section 7.16 Resale Registration. Following discussion of the same with the SEC and at such time as the Company reasonably concludes that the Registration Statement is likely to be declared effective under the Securities Act, or at such other time as the Company is advised by the SEC, the Company shall be permitted to file a Form S-1 Registration Statement (the “Resale Registration Statement”) in connection with the registration under the Securities Act of the shares of Company Class B Common Stock (and the shares of Company Class A Common Stock to be issued upon the conversion of such shares of Company Class B Common Stock) to be issued to certain Company Stockholders upon the conversion of the Company Preferred Stock. The Company shall use its reasonable best efforts to cause the Form S-1 Registration Statement to comply with the rules and regulations promulgated by the SEC. Each of the Company and Pubco shall furnish all information concerning it as may reasonably be requested by the other party in connection with such actions and the preparation of the Form S-1 Registration Statement and Pubco shall use reasonable best efforts to cooperate with any reasonable request made in writing by the Company pursuant to filing of the Resale Registration Statement in a substantially the same manner and subject to the same terms and condition set forth in Section 7.12(b). The Company and Merger Sub acknowledge and agree that the filing or effectiveness of the Resale Registration Statement is not a condition to Closing.

Section 7.17 Employee Matters.

(a) For the one year following the Closing Date, the Company or its Affiliate shall provide to each employee of Pubco and its Subsidiaries that is employed as of the Closing Date (the “Pubco Employees”), but only for so long as such Pubco Employee remains employed with the Company or its Affiliates during such one year period, (i) a base salary or wage rate, as applicable, and target annual cash bonus opportunity that are no less favorable than the base salary or wage rate, as applicable, and target annual cash bonus opportunity provided by Pubco and its Subsidiaries to such Pubco Employee immediately prior to the Closing Date and (ii) employee benefits (including 401(k) plan, customary health and welfare benefits and paid time off, but excluding any equity compensation, phantom equity, nonqualified deferred compensation, retiree medical insurance, retiree life insurance, and any defined benefit pension plan participation) that at the Company’s election are either (A) substantially similar to the employee benefits (including 401(k) plan, customary health and welfare benefits, and paid time off, but excluding any equity compensation, phantom equity, nonqualified deferred compensation, retiree medical insurance, retiree life insurance, and any defined benefit pension plan participation) offered to similarly situated employees of the Company or an Affiliate of the Company or (B) employee benefits that are substantially similar in the aggregate to the employee benefits (including 401(k) plan, customary health and welfare benefits, and paid time off, but excluding but excluding any equity compensation, phantom equity, nonqualified deferred compensation, retiree medical insurance, retiree life insurance, and any defined benefit pension plan participation) offered by Pubco and its Subsidiaries to such Pubco Employee immediately prior to the Closing Date. The Company or its Affiliate shall be solely responsible for all termination and severance benefits, costs, charges, and liabilities of any nature incurred with respect to the termination of a Pubco Employee after the Closing Date related to severance benefits offered by the Company to such Pubco Employee, if any, following the Closing Date. The Company or its designated Affiliate shall be responsible for maintaining the group health plan continuation coverages (including pursuant to Code Section 4980B and ERISA Sections 601 through 609) for all Pubco Employees and their spouses and dependents whose qualifying event occurs prior to, on, or after the Closing Date.

(b) Subject to applicable plan terms and applicable Law, the Company shall use commercially reasonable efforts to give each Pubco Employee full credit for purposes of eligibility to participate, level of benefits (for vacation and severance only) and vesting under any employee benefit plans or arrangements maintained by the Company and its Affiliates and for which Pubco Employees are eligible for such Pubco Employees’ service to Pubco and its Subsidiaries to the same extent such service is recognized by the comparable employee benefit plan or arrangements maintained by Pubco and its Subsidiaries immediately prior to the Closing Date, except to the extent it would result in a duplication of benefits or for which similarly situated employees of the Company do not receive credit for prior services.

(c) Subject to applicable Law, with respect to any employee benefit plan of the Company or its Affiliates that is a health, dental, vision or other welfare plan in which any Pubco Employee is eligible to participate, for the plan year in which such Pubco Employee is first eligible to participate, and subject to the provisions of such plans, the Company shall use its commercially reasonable efforts to (i) cause any pre-existing condition limitations, eligibility waiting periods, or evidence of insurability requirements under such plan to be waived with respect to such Pubco Employee and his or her covered dependents to the extent such condition was or would have been covered under the benefit plan in which such Pubco Employee participated immediately prior to the Closing Date and (ii) give each Pubco Employee credit towards applicable co-payments, deductibles and annual out-of-pocket limits for expenses incurred prior to the Closing Date for which payment has been made (taking into account any differences in plan years and applicable rules and regulations related to such differences in plan years).

(d) At the Company’s election, Pubco shall terminate the employee benefit plans set forth on Section 7.17(d) of the Company Disclosure Letter effective immediately prior to the Closing Date and shall deliver evidence of the termination of such plans to the Company prior to the Closing Date. The Company shall provide an updated Section 7.17(d) of the Company Disclosure Letter at least seven (7) days prior to the Closing Date. In the event Pubco is required to terminate its 401(k) plan, promptly following the Closing Date, Pubco and the Company shall cause a Company plan that is intended to be qualified under Section 401(a) of the Code which includes a cash or deferred arrangement intended to qualify under Section 401(k) of the Code to accept eligible (i) rollover contributions in cash of amounts distributed to Pubco Employees from Pubco’s 401(k) plan and (ii) in-kind rollovers of Pubco Employees’ loan balances, and will provide for continued repayments of any such loans through payroll deductions commencing not later than with the first payroll period ending not more than 14 days following the date of such rollover.

(e) Nothing contained in this Agreement, express or implied, shall confer upon any Pubco Employee or legal representative or beneficiary thereof, or any other Person other than the parties, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, including any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall constitute an amendment or modification of any employee benefit plan maintained, established or sponsored by Pubco.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of the parties hereto to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a) Registration Statement; Listing. The (i) Registration Statement shall have been declared effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC and (ii) shares of Company Class A Common Stock to be issued in connection with the Merger shall have been approved for listing on the NASDAQ, subject only to official notice of issuance.

(b) Pubco Stockholder Approval. Pubco Stockholder Approval shall have been obtained.

(c) No Order or Consents. There shall not be in effect any Law or any Governmental Order issued by a Governmental Authority of competent jurisdiction that enjoins or makes illegal the consummation of the Merger, and all approvals or consents from any Governmental Authority of competent jurisdiction that are necessary for the consummation of the Transactions shall have been obtained.

Section 8.02 Conditions to the Obligations of Pubco. The obligations of Pubco to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) by Pubco at or prior to the Effective Time of each of the following additional conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company and Merger Sub contained in this Agreement (A) set forth in Section 4.01, Section 4.02, Section 4.04, Section 4.21 and Section 4.24 shall be true and correct in all respects as though such representations and warranties had been made on and as of the Closing Date; (B) set forth in Section 4.03 shall be true and correct as though such representations and warranties had been made on and as of the Closing Date except for de minimis inaccuracies; and (C) otherwise set forth in ARTICLE IV shall be true and correct in all respects as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect (without giving effect to any “materiality”, “Company Material Adverse Effect” or similar qualification contained therein), except to the extent the representations and warranties in the foregoing clauses (A) thru (C) are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) thru (C), as applicable, as of such date; (ii) the covenants and agreements contained in this Agreement to be complied with by the Company and Merger Sub on or prior to the Closing shall have been complied with in all material respects (except for the covenants set forth in Section 6.01, which shall have been complied with in all respects except for de minimis deviations); and (iii) Pubco shall have received a certificate of the Company signed by a duly authorized representative thereof dated as of the Closing Date certifying the matters set forth in clauses (i) and (ii) of this Section 8.02(a).

(b) Company Material Adverse Effect. Since the date of this Agreement, there shall not have been a Company Material Adverse Effect.

Section 8.03 Conditions to the Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following additional conditions:

(a) Representations, Warranties and Covenants. (i) The representations and warranties of Pubco contained in this Agreement (A) set forth in Section 5.01, Section 5.02, Section 5.18 and Section 5.23 shall be true and correct in all respects as though such representations and warranties had been made on and as of the Closing Date; (B) set forth in Section 5.03 shall be true and correct as though such representations and warranties had been made on and as of the Closing Date except for de minimis inaccuracies; and (C) otherwise set forth in ARTICLE V shall be true and correct in all respects as though such representations and warranties had been made on and as of the Closing Date, except for such failures to be true and correct as would not, individually or in the aggregate, have a Pubco Material Adverse Effect (without giving effect to any “materiality”, “Pubco Material Adverse

Effect” or similar qualification contained therein), except to the extent the representations and warranties in the foregoing clauses (A) thru (C) are, by their terms, made as of a specific date, in which case such representations and warranties shall be true and correct in the manner set forth in the foregoing clauses (A) thru (C), as applicable, as of such date; (ii) the covenants and agreements contained in this Agreement to be complied with by Pubco on or prior to the Closing shall have been complied with in all material respects (except for the covenants set forth in Section 6.02, which shall have been complied with in all respects except for de minimis deviations); and (iii) the Company shall have received a certificate of Pubco signed by a duly authorized representative thereof dated as of the Closing Date certifying on behalf of Pubco the matters set forth in clauses (i) and (ii) of this Section 8.03(a).

(b) Pubco Material Adverse Effect. Since the date of this Agreement, there shall not have been a Pubco Material Adverse Effect.

(c) Pubco Closing Cash Amount. The Pubco Closing Cash Amount shall be equal to or exceed $28,000,000.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, as follows:

(a) by either Pubco or the Company, if the Closing shall not have occurred by December 22, 2021 (the “Termination Date”) by giving written notice of such termination to the other party; provided, further, that the right to terminate this Agreement under this Section 9.01(a) shall not be available to any party hereto whose action or failure to fulfill any obligation under this Agreement shall have been the primary cause of the failure of the Closing to occur on or prior to such date;

(b) by either Pubco or the Company, in the event that any Governmental Authority of competent jurisdiction shall have issued a Governmental Order that permanently enjoins the consummation of the Merger and such Governmental Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose action or failure to fulfill any obligation under this Agreement has been the primary cause of the issuance of such Governmental Order;

(c) by either Pubco or the Company if Pubco Stockholder Approval shall not have been obtained at the Special Meeting (following any adjournments and postponements thereof required hereunder);

(d) by the Company (at any time prior to the time the Pubco Stockholder Approval is obtained) if a Pubco Triggering Event shall have occurred;

(e) by the Company, if there has been a breach of any representation, warranty, covenant or other agreement made by Pubco or its Subsidiaries, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in the conditions set forth in Section 8.03(a) not being satisfied as of the Closing Date (a “Terminating Pubco Breach”), and (ii) shall not have been cured within thirty (30) days after written notice from the Company of such Terminating Pubco Breach is received by the Company (such notice to describe such Terminating Pubco Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Termination Date; provided, that neither the Company nor Merger Sub is then in material breach of any of their representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 8.02(a);

(f) by Pubco, if there has been a breach of any representation, warranty, covenant or other agreement made by the Company or its Subsidiaries in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would reasonably be expected to result in the conditions set forth in Section 8.02(a) not being satisfied as of the Closing Date (a “Terminating Company Breach”), and (ii) shall not have been cured within thirty (30) days after written notice from Pubco of such Terminating Company Breach is received by the Company (such notice to describe such Terminating Company Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Termination Date; provided, that Pubco is not in material breach of any of its representations, warranties, covenants or other obligations under this Agreement, which breach would give rise to a failure of a condition set forth in Section 8.03(a);

(g) by Pubco (at any time prior to the time the Pubco Stockholder Approval is obtained), if (i) Pubco has received an Acquisition Proposal that the Pubco Board has determined to be a Superior Offer, (ii) such Superior Offer did not result from a material breach by Pubco of Section 7.02(a), (iii) Pubco concurrently terminates this Agreement and enters into a definitive agreement with respect to such Superior Offer and (iv) within two (2) Business Days of such termination, Pubco pays to the Company the amount contemplated by Section 9.03; or

(h) by the mutual written consent of the parties hereto.

Section 9.02 Effect of Termination. Subject to Section 9.03, in the event of termination of this Agreement in accordance with Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Representatives; provided, that no such termination shall relieve any party from liability for Fraud committed prior to such termination or for any Willful Breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, further, that Section 7.04, this Section 9.02, Section 9.03 and ARTICLE X shall survive any termination of this Agreement and remain in full force and effect.

Section 9.03 Expenses; Termination Fee.

(a) Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such fees and expenses.

(b) If (i) (A) this Agreement is terminated by Pubco or the Company pursuant to Section 9.01(c) or (B) this Agreement is terminated by the Company pursuant to Section 9.01(e), (ii) an Acquisition Proposal with respect to Pubco shall have been publicly announced or publicly disclosed after the date of this Agreement and, in the case of a termination pursuant to Section 9.01(c), prior to the time of the Special Meeting and not withdrawn by the time of the Special Meeting, and (iii) within twelve months after the date of such termination, Pubco enters into a definitive agreement with respect to an Acquisition Transaction or consummates an Acquisition Transaction, then Pubco shall pay to the Company, upon such entry into a definitive agreement and/or consummation of such Acquisition Transaction, a fee in an amount equal to $3,500,000 (the “Termination Fee”) by wire transfer of same-day funds, less an amount previously paid to the Company pursuant to Sections 9.03(d).

(c) If this Agreement is terminated by the Company pursuant to Section 9.01(d) (unless such Pubco Triggering Event giving rise to the termination resulted from a Pubco Board Adverse Recommendation Change in connection with an Intervening Event) or by Pubco pursuant to Section 9.01(g), then Pubco shall pay to the Company, by wire transfer of same-day funds within two (2) Business Days after termination, the Termination Fee.

(d) If this Agreement is terminated by Pubco or the Company pursuant to Section 9.01(c) or by the Company pursuant to Section 9.01(d) (if such Pubco Triggering Event giving rise to the termination resulted from a Pubco Board Adverse Recommendation Change in connection with an Intervening Event that is not related to a Company Material Adverse Effect), then Pubco shall reimburse the Company for all out-of-pocket fees and expenses incurred by the Company in connection with this Agreement and the Transactions in an amount not to exceed $2,000,000.

(e) (i) If this Agreement is terminated by Pubco or the Company pursuant to Section 9.01(a) and (ii) at the time of termination the condition in Section 8.01(c) is not satisfied, then the Company shall reimburse Pubco for all out-of-pocket fees and expenses incurred by Pubco in connection with this Agreement and the Transactions in an amount not to exceed the sum of $2,000,000 plus any out-of-pocket fees and expenses incurred by Pubco under Section 7.12(b) and/or Section 7.16.

(f) If Pubco or the Company fails to pay when due any amount payable by it under this Section 9.03, then (i) Pubco or the Company, as the case may be, shall reimburse the other party for the other party’s reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement of its rights under this Section 9.03, and (ii) Pubco or the Company, as the case may be, shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid in full) at a rate per annum equal to the “U.S. prime rate” (as published by the Wall Street Journal or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus five percent.

(g) The parties agree that, notwithstanding anything to the contrary in Section 9.02, the payment of the fees (and, if due and payable, any interest and/or expenses) set forth in this Section 9.03 shall be the sole and exclusive remedy of the parties following a termination of this Agreement under the circumstances in which such fees are payable under this Section 9.03, it being understood that in no event shall Pubco be required to pay the Termination Fee on more than one occasion. Notwithstanding Section 9.02 or the foregoing, upon the payment of the Termination Fee by Pubco, (i) Pubco shall have no further liability to the Company in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by Pubco giving rise to such termination, or the failure of the Transactions to be consummated, (ii) neither the Company nor its Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against Pubco or seek to obtain any recovery, judgment or damages of any kind against Pubco (or any partner, member, stockholder, director, officer, employee, Subsidiary, affiliate, agent or other representative of Pubco) in connection with or arising out of this Agreement or the termination thereof, any breach by Pubco giving rise to such termination or the failure of the Transactions to be consummated and (iii) the Company and its Affiliates shall be precluded from any other remedy against such Pubco and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by Pubco giving rise to such termination or the failure of the Transactions to be consummated. The parties acknowledges that (x) the agreements contained in this Section 9.03 are an integral part of the Transactions, (y) without these agreements, the parties would not enter into this Agreement and (z) any Termination Fee payable pursuant to this Section 9.03 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Company in the circumstances in which such amount is payable.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any certificate or instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except for those covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part after the Effective Time (or survive termination of this Agreement, as applicable, pursuant to Section 9.02 hereof).

Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by a nationally recognized overnight courier service, or by email (with a confirmatory copy sent by a nationally recognized overnight courier service) to the respective parties hereto at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

(a) if to the Company or Merger Sub: Greenidge Generation Holdings Inc. 590 Plant Road Dresden, NY 14441 Attn: Tim Fazio Ed Fletcher Email: tfazio@atlasholdingsllc.com efletcher@atlasholdingsllc.com with a copy to (which shall not constitute notice):

Winston & Strawn LLP

1901 L Street, N.W.

Washington, D.C. 20036-3506

Attn: Christopher M. Zochowski

Kyle Gann

Bradley Noojin

Email: CZochowski@winston.com

KGann@winston.com

BNoojin@winston.com

(b) if to Pubco:
Support.com, Inc. 777 South Figueroa St., Suite 4600 Los Angeles, CA 90017-2513 Attn: Doug Tackett Email: Doug.Tackett@support.com with a copy to (which shall not constitute notice):
Pillsbury Winthrop Shaw Pittman LLP 31 West 52nd Street New York, NY 10019-6131 Attn: David Ingles James J. Masetti Email: david.ingles@pillsburylaw.com jim.masetti@pillsburylaw.com

Section 10.03 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 10.04 Entire Agreement. This Agreement, the Disclosure Letters, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

Section 10.05 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 10.05 shall be null and void, ab initio.

Section 10.06 Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in an instrument in writing signed by the parties hereto and which makes reference to this Agreement (whether before or after the adoption and approval of this Agreement by the Company Stockholders or the Pubco Stockholders); provided, that after any such approval of this Agreement by a parties stockholders, no amendment shall be made which by law required further approval of such stockholders without the further approval of such stockholders.

Section 10.07 Waiver. Any party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered by the other parties pursuant to this Agreement; or (c) waive compliance with any of the agreements of the other parties or conditions to such obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by any party hereto in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or as a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.

Section 10.08 No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of, and be enforceable by, only the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to, or shall confer upon, any other Person any right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement, other than Section 7.05, (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons), Section 7.15 (which is intended to be for the benefit of the Investor and may be enforced by Investor) and Sections 3.01 and 3.04 (which is intended to be for the benefit of the Persons covered thereby and may be enforced only by the Company on behalf of such Persons).

Section 10.09 Specific Performance. The parties hereto acknowledge and agree that the parties hereto would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that any non-performance or breach of this Agreement by any party hereto could not be adequately compensated by monetary damages alone and that the parties hereto would not have any adequate remedy at law. Accordingly, in addition to any other right or remedy to which any party hereto may be entitled, at law or in equity (including monetary damages), such party shall to the fullest extent permitted by Law be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches of any of the provisions of this Agreement, without posting any bond or other undertaking. Without limiting the generality of the foregoing, the parties hereto agree that each party shall be entitled to enforce specifically the other parties’ obligations to consummate the transactions contemplated by this Agreement (including the obligation to consummate the Closing if the conditions set forth in ARTICLE VIII have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) or waived (where permissible under applicable Law)). The prevailing party in any proceeding brought to enforce this Agreement shall be entitled to an award of its reasonable costs and expenses, including, without limitation attorneys’ fees. The parties hereto agree that they will not contest the appropriateness of specific performance as a remedy.

Section 10.10 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that might lead to the application of laws other than the Laws of the State of Delaware. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 10.10.

Section 10.11 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.11.

Section 10.12 Counterparts. This Agreement may be executed and delivered (including by facsimile or other means of electronic transmission, such as by electronic mail in “pdf” form) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission or any other form of electronic delivery, such signature shall create a valid and binding obligation of the party executing this Agreement (or on whose behalf this Agreement is executed) with the same force and effect as if such signature page were an original thereof.

Section 10.13 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 10.14 Headings and Captions. The headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

[Signature pages follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

GREENIDGE GENERATION HOLDINGS INC.

By:	/s/ Jeffrey E. Kirt
Name: Jeffrey E. Kirt
Title: Chief Executive Officer

GGH MERGER SUB, INC.

By:	/s/ Jerome Lay
Name: Jerome Lay
Title: Secretary

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

SUPPORT.COM, INC.

By:	/s/ Lance Rosenzweig
Name: Lance Rosenzweig
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Pubco Stockholder Support Agreement

FORM OF SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of March 19, 2021, is entered into by and among Greenidge Generation, Inc., a Delaware corporation (“Company”) and the stockholders of Pubco (as defined below) set forth on the signature page hereto (the “Stockholders”).

RECITALS

WHEREAS, concurrently herewith, the Company, Support.com, Inc., a Delaware corporation (“Pubco”) and GGH merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into Pubco, with Pubco surviving the merger (the “Merger”);

WHEREAS, as of the date hereof, each of the Stockholders is the record and/or “beneficial owner[s]” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of the shares of Pubco Capital Stock set forth below such Stockholder’s name on the signature page of this Agreement (collectively, with respect to each Stockholder, such Stockholder’s “Owned Shares”; the Owned Shares and any additional shares of Pubco Capital Stock (or any securities convertible into or exercisable or exchangeable for Pubco Capital Stock) of which such Stockholder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, such Stockholder’s “Covered Shares”);

WHEREAS, as a condition and inducement to the willingness of Company to enter into the Merger Agreement, the Stockholders hereby enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Company and each of the Stockholders hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 4, each Stockholder, in his, her or its capacity as a stockholder of Pubco, irrevocably and unconditionally agrees that, at any meeting of the stockholders of Pubco, however called, and at every adjournment or postponement thereof, and in any written action by consent of the stockholders of Pubco, such Stockholder shall, and shall cause any other holder of record of such Stockholder’s Covered Shares to:

a. when such meeting is held, appear at such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

b. vote, or cause to be voted, all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of the Merger and the adoption of the Merger Agreement and any other matters as to which Pubco solicits proxies from its stockholder in connection with consummation of the Merger and the other transactions contemplated by the Merger Agreement; and

c. vote, or cause to be voted, all of such Stockholder’s Covered Shares against any Acquisition Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Pubco under the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Agreement.

The obligations of the Stockholders specified in this Section 1 shall apply whether or not approval of the Merger or any action described above is recommended by the Pubco Board or the Pubco Board has previously recommended approval of the Merger but changed such recommendation.

2. Irrevocable Proxy. Each Stockholder does hereby appoint the Company with full power of substitution and resubstitution, as such Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to such Stockholder’s Covered Shares, if such Stockholder fails for any reason to perform his, her or its obligations under this Agreement, to vote such Stockholder’s Covered Shares solely with respect to the matters set forth in Section 1 hereof. Each Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Termination Date and hereby revokes any proxy previously granted by such Stockholder with respect to the Covered Shares, if any. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Termination Date of this Agreement. Each Stockholder hereby revokes any proxies previously granted and represents that none of such previously-granted proxies are irrevocable.

3. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Stockholder from satisfying, its obligations pursuant to this Agreement.

4. Termination. This Agreement shall terminate with respect to each Stockholder upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of the Company and such Stockholder (the earliest such date under clause (i), (ii) and (iii) with respect to a Stockholder being referred to herein as such Stockholder’s “Termination Date”); provided, that the provisions set forth in Sections 11 through 22 shall survive any termination of this Agreement.

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5. Representations and Warranties of the Stockholder. Each Stockholders hereby represents and warrants to Company, separately as to himself, herself, or itself only, and not jointly, as follows:

a. Such Stockholder is the only record and/or “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of, and such Stockholder has good, valid and marketable title to, such Stockholder’s Covered Shares, free and clear of Liens other than as created by this Agreement or the organizational documents of Pubco (including, for the purposes hereof, any agreements between or among stockholders of Pubco). As of the date hereof, other than such Stockholder’s Covered Shares, such Stockholder does not own beneficially or of record any shares of capital stock of Pubco (or any securities convertible into shares of capital stock of Pubco) or any interest therein.

b. Such Stockholder (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

c. Such Stockholder affirms that (i) if such Stockholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if such Stockholder is not a natural person, (A) it is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholders enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

d. Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or by the Merger Agreement.

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e. The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of such Stockholder (if such Stockholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Stockholder pursuant to any Contract binding upon such Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(d), under any applicable Law to which such Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

f. As of the date of this Agreement, there is no action, proceeding or investigation pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that questions the beneficial or record ownership of such Stockholder’s Owned Shares, the validity of this Agreement or the performance by such Stockholder of its obligations under this Agreement.

g. Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

h. No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which the Company or Pubco is or will be liable in connection with such Stockholder’s execution, delivery or performance of this Agreement based upon arrangements made by or on behalf of such Stockholder in his, her or its capacity as a stockholder of Pubco.

6. Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees, severally as to itself only and not jointly, as follows:

a. No Solicitation. Subject to Section 22 hereof, prior to the Termination Date, such Stockholder agrees not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records

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or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. Such Stockholder also agrees that immediately following the execution of this Agreement such Stockholder shall, and shall use commercially reasonable efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. Such Stockholder shall promptly (and in any event within one Business Day) notify, in writing, the Company of its receipt, in its capacity as a stockholder of Pubco and not in any other capacity, of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal.

Notwithstanding anything in this Agreement to the contrary, (i) such Stockholder shall not be responsible for the actions of Pubco or its Board of Directors (or any committee thereof), any Subsidiary of Pubco, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Pubco Related Parties”), including with respect to any of the matters contemplated by this Section 6(a), (ii) such Stockholder makes no representations, warranties, covenants or agreements with respect to the actions of Pubco or any of the Pubco Related Parties, and (iii) any breach by Pubco of its obligations under Sections 7.01 and 7.02 of the Merger Agreement shall not, in and of itself, be considered a breach of this Section 6(a), (it being understood for the avoidance of doubt that such Stockholder shall remain responsible for any breach by such Stockholder or his, her or its Representatives of this Section 6(a)).

b. Such Stockholder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of such Stockholder’s Covered Shares, or (ii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of such Stockholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of such Stockholder under, and to be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 6(b) shall not relieve such Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 6(b) with respect to any Stockholder’s Covered Shares shall be null and void.

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c. Such Stockholder hereby authorizes Pubco to maintain a copy of this Agreement at either the executive office or the registered office of Pubco.

7. Further Assurances. From time to time, at the Company’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. Each Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against the Company, Company’s Affiliates, Pubco or any of their respective successors and assigns challenging the transactions contemplated by the Merger Agreement.

8. Disclosure. Each Stockholder hereby authorizes Pubco and the Company to publish and disclose in any announcement or disclosure required by the SEC (including on a Schedule 13D) such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

9. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in Pubco’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Company and the Stockholders.

11. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 12):

if to a Stockholder, at:

the address (including email) set forth in Pubco’s books and records, or set forth on the signature page hereto, or to such other address or to the attention of such other person as such Stockholder has specified by prior written notice to the Company and the other Stockholders in accordance with this Section 12

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with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, NY 10019-6131

Attn: David Ingles

          James Masetti

Email: david.ingles@pillsburylaw.com

          jim.masetti@pillsburylaw.com

if to the Company, at:

Greenidge Generation Holdings Inc.

590 Plant Road

Dresden, NY 14441

Attn: Tim Fazio

Ed Fletcher

Email: tfazio@atlasholdingsllc.com

efletcher@atlasholdingsllc.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

1901 L Street, N.W.

Washington, D.C. 20036-3506

Attn: Christopher M. Zochowski

Kyle Gann

Bradley Noojin

Email: CZochowski@winston.com

KGann@winston.com

BNoojin@winston.com

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of any of the Stockholders. All rights, ownership and economic benefits of and relating to the Covered Shares of each of the Stockholders shall remain vested in and belong to each such Stockholder, and the Company shall have no authority to direct any Stockholder in the voting or disposition of such Stockholder’s Covered Shares, except as otherwise provided herein.

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14. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

15. No Third-Party Beneficiaries. Each Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

16. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

a. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles or rules to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Law of any jurisdiction other than the State of Delaware.

b. In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 12.

c. EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

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18. Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any state or federal court located in the State of Delaware, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

19. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

20. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

21. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

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22. Capacity as a Stockholder. Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of Pubco, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of such Stockholder or any Affiliate, employee or designee of such Stockholder or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of Pubco or any other Person.

[The remainder of this page is intentionally left blank.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

STOCKHOLDERS:

210 CAPITAL, LLC

Name:
Title:

Owned Shares:

___________ shares of Pubco Common Stock

[Signature Page to Shareholder Support Agreement]

Stockholder:

Name:

Owned Shares:

shares of Pubco Common Stock

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

GREENIDGE GENERATION HOLDINGS INC.

By:
Name:
Title:

[Signature Page to Shareholder Support Agreement]

Exhibit B

Form of Pubco Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SUPPORT.COM, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

ARTICLE I

NAME

The name of the Corporation is Support.com, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on December 3, 1997 under the name Replicase, Inc.

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801 and the name of the registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE IV

CAPITAL STOCK

The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 1,000 shares of common stock with a par value of $0.001 per share.

ARTICLE V

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend or rescind the Bylaws of the Corporation.

ARTICLE VI

ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS

A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability is determined. No amendment or repeal of this Article VI shall apply to, or have any effect on, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

ARTICLE VII

INDEMNIFICATION

Each person who is or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in the second paragraph hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. The right to indemnification conferred in this section shall be a contract right and shall include the right to be paid by the Corporation for any expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this section or otherwise. The Corporation may, by action of its Board of Directors, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

If a claim under the first paragraph of this section is not paid in full by the Corporation within thirty (30) days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Amended and Restated Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

ARTICLE VIII

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute and all rights at any time conferred upon stockholders of the Corporation by this certificate of incorporation are granted subject to this reservation.

* * * * *

SUPPORT AGREEMENT

This Support Agreement (this “Agreement”), dated as of March 19, 2021, is entered into by and among Greenidge Generation, Inc., a Delaware corporation (“Company”) and the stockholders of Pubco (as defined below) set forth on the signature page hereto (the “Stockholders”).

RECITALS

WHEREAS, concurrently herewith, the Company, Support.com, Inc., a Delaware corporation (“Pubco”) and GGH merger Sub, Inc., a Delaware corporation and direct, wholly owned subsidiary of the Company (“Merger Sub”), are entering into an Agreement and Plan of Merger (as amended, supplemented, restated or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which (and subject to the terms and conditions set forth therein) Merger Sub will merge with and into Pubco, with Pubco surviving the merger (the “Merger”);

WHEREAS, as of the date hereof, each of the Stockholders is the record and/or “beneficial owner[s]” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”)) of the shares of Pubco Capital Stock set forth below such Stockholder’s name on the signature page of this Agreement (collectively, with respect to each Stockholder, such Stockholder’s “Owned Shares”; the Owned Shares and any additional shares of Pubco Capital Stock (or any securities convertible into or exercisable or exchangeable for Pubco Capital Stock) of which such Stockholder acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, such Stockholder’s “Covered Shares”);

WHEREAS, as a condition and inducement to the willingness of Company to enter into the Merger Agreement, the Stockholders hereby enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Company and each of the Stockholders hereby agree as follows:

1. Agreement to Vote. Subject to the earlier termination of this Agreement in accordance with Section 4, each Stockholder, in his, her or its capacity as a stockholder of Pubco, irrevocably and unconditionally agrees that, at any meeting of the stockholders of Pubco, however called, and at every adjournment or postponement thereof, and in any written action by consent of the stockholders of Pubco, such Stockholder shall, and shall cause any other holder of record of such Stockholder’s Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause such Stockholder’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote, or cause to be voted, all of such Stockholder’s Covered Shares owned as of the record date for such meeting (or the date that any written consent is executed by such Stockholder) in favor of the Merger and the adoption of the Merger Agreement and any other matters as to which Pubco solicits proxies from its stockholder in connection with consummation of the Merger and the other transactions contemplated by the Merger Agreement; and

(c) vote, or cause to be voted, all of such Stockholder’s Covered Shares against any Acquisition Proposal and any other action that would reasonably be expected to materially impede, interfere with, delay, postpone or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of Pubco under the Merger Agreement or result in a breach of any covenant, representation or warranty or other obligation or agreement of such Stockholder contained in this Agreement.

The obligations of the Stockholders specified in this Section 1 shall apply whether or not approval of the Merger or any action described above is recommended by the Pubco Board or the Pubco Board has previously recommended approval of the Merger but changed such recommendation.

2. Irrevocable Proxy. Each Stockholder does hereby appoint the Company with full power of substitution and resubstitution, as such Stockholder’s true and lawful attorney and irrevocable proxy, to the fullest extent of the undersigned’s rights with respect to such Stockholder’s Covered Shares, if such Stockholder fails for any reason to perform his, her or its obligations under this Agreement, to vote such Stockholder’s Covered Shares solely with respect to the matters set forth in Section 1 hereof. Each Stockholder intends this proxy to be irrevocable and coupled with an interest hereunder until the Termination Date and hereby revokes any proxy previously granted by such Stockholder with respect to the Covered Shares, if any. Notwithstanding anything contained herein to the contrary, this irrevocable proxy shall automatically terminate upon the Termination Date of this Agreement. Each Stockholder hereby revokes any proxies previously granted and represents that none of such previously-granted proxies are irrevocable.

3. No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that such Stockholder shall not, at any time prior to the Termination Date, (i) enter into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (ii) grant a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, or (iii) enter into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent such Stockholder from satisfying, its obligations pursuant to this Agreement.

4. Termination. This Agreement shall terminate with respect to each Stockholder upon the earliest of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the time this Agreement is terminated upon the mutual written agreement of the Company and such Stockholder (the earliest such date under clause (i), (ii) and (iii) with respect to a Stockholder being referred to herein as such Stockholder’s “Termination Date”); provided, that the provisions set forth in Sections 11 through 22 shall survive any termination of this Agreement.

5. Representations and Warranties of the Stockholder. Each Stockholders hereby represents and warrants to Company, separately as to himself, herself, or itself only, and not jointly, as follows:

(a) Such Stockholder is the only record and/or “beneficial owners” (within the meaning of Rule 13d-3 under the Exchange Act) of, and such Stockholder has good, valid and marketable title to, such Stockholder’s Covered Shares, free and clear of Liens other than as created by this Agreement or the organizational documents of Pubco (including, for the purposes hereof, any agreements between or among stockholders of Pubco). As of the date hereof, other than such Stockholder’s Covered Shares, such Stockholder does not own beneficially or of record any shares of capital stock of Pubco (or any securities convertible into shares of capital stock of Pubco) or any interest therein.

(b) Such Stockholder (i) has full voting power, full power of disposition and full power to issue instructions with respect to the matters set forth herein, in each case, with respect to such Stockholder’s Covered Shares, (ii) has not entered into any voting agreement or voting trust with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement, (iii) has not granted a proxy or power of attorney with respect to any of such Stockholder’s Covered Shares that is inconsistent with such Stockholder’s obligations pursuant to this Agreement and (iv) has not entered into any agreement or undertaking that is otherwise inconsistent with, or would interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

(c) Such Stockholder affirms that (i) if such Stockholder is a natural person, he or she has all the requisite power and authority and has taken all action necessary in order to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby, and (ii) if such Stockholder is not a natural person, (A) it is a legal entity duly organized, validly existing and, to the extent such concept is applicable, in good standing under the Laws of the jurisdiction of its organization and (B) has all requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholders enforceable against such Stockholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(d) Other than the filings, notices and reports pursuant to, in compliance with or required to be made under the Exchange Act, no filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods or authorizations are required to be obtained by such Stockholder from, or to be given by such Stockholder to, or be made by such Stockholder with, any Governmental Authority in connection with the execution, delivery and performance by such Stockholder of this Agreement, the consummation of the transactions contemplated hereby or by the Merger Agreement.

(e) The execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation of the transactions contemplated hereby or the Merger and the other transactions contemplated by the Merger Agreement will not, constitute or result in (i) a breach or violation of, or a default under, the limited liability company agreement or similar governing documents of such Stockholder (if such Stockholder is not a natural person), (ii) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) of or a default under, the loss of any benefit under, the creation, modification or acceleration of any obligations under or the creation of a Lien on any of the properties, rights or assets of such Stockholder pursuant to any Contract binding upon such Stockholder or, assuming (solely with respect to performance of this Agreement and the transactions contemplated hereby), compliance with the matters referred to in Section 5(d), under any applicable Law to which such Stockholder is subject or (iii) any change in the rights or obligations of any party under any Contract legally binding upon such Stockholder, except, in the case of clause (ii) or (iii) directly above, for any such breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair such Stockholder’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(f) As of the date of this Agreement, there is no action, proceeding or investigation pending against such Stockholder or, to the knowledge of such Stockholder, threatened against such Stockholder that questions the beneficial or record ownership of such Stockholder’s Owned Shares, the validity of this Agreement or the performance by such Stockholder of its obligations under this Agreement.

(g) Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Stockholder contained herein.

(h) No investment banker, broker, finder or other intermediary is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission for which the Company or Pubco is or will be liable in connection with such Stockholder’s execution, delivery or performance of this Agreement based upon arrangements made by or on behalf of such Stockholder in his, her or its capacity as a stockholder of Pubco.

6. Certain Covenants of the Stockholders. Except in accordance with the terms of this Agreement, each Stockholder hereby covenants and agrees, severally as to itself only and not jointly, as follows:

(a) No Solicitation. Subject to Section 22 hereof, prior to the Termination Date, such Stockholder agrees not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. Such Stockholder also agrees that immediately following the execution of this Agreement such Stockholder shall, and shall use commercially reasonable efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. Such Stockholder shall promptly (and in any event within one Business Day) notify, in writing, the Company of its receipt, in its capacity as a stockholder of Pubco and not in any other capacity, of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal.

Notwithstanding anything in this Agreement to the contrary, (i) such Stockholder shall not be responsible for the actions of Pubco or its Board of Directors (or any committee thereof), any Subsidiary of Pubco, or any officers, directors (in their capacity as such), employees and professional advisors of any of the foregoing (the “Pubco Related Parties”), including with respect to any of the matters contemplated by this Section 6(a), (ii) such Stockholder makes no representations, warranties, covenants or agreements with respect to the actions of Pubco or any of the Pubco Related Parties, and (iii) any breach by Pubco of its obligations under Sections 7.01 and 7.02 of the Merger Agreement shall not, in and of itself, be considered a breach of this Section 6(a), (it being understood for the avoidance of doubt that such Stockholder shall remain responsible for any breach by such Stockholder or his, her or its Representatives of this Section 6(a)).

(b) Such Stockholder hereby agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign, hedge, swap, convert or otherwise dispose of (including by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily (collectively, “Transfer”), or enter into any Contract or option with respect to the Transfer of, any of such Stockholder’s Covered Shares, or (ii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing its obligations under this Agreement; provided, however, that nothing herein shall prohibit a Transfer to an Affiliate of such Stockholder (a “Permitted Transfer”); provided, further, that any Permitted Transfer shall be permitted only if, as a precondition to such Transfer, the transferee agrees in a writing, reasonably satisfactory in form and substance to the Company, to assume all of the obligations of such Stockholder under, and to be bound by all of the terms of, this Agreement; provided, further, that any Transfer permitted under this Section 6(b) shall not relieve such Stockholder of its obligations under this Agreement. Any Transfer in violation of this Section 6(b) with respect to any Stockholder’s Covered Shares shall be null and void.

(c) Such Stockholder hereby authorizes Pubco to maintain a copy of this Agreement at either the executive office or the registered office of Pubco.

7. Further Assurances. From time to time, at the Company’s request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or reasonably requested to effect the actions and consummate the transactions contemplated by this Agreement. Each Stockholder further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against the Company, Company’s Affiliates, Pubco or any of their respective successors and assigns challenging the transactions contemplated by the Merger Agreement.

8. Disclosure. Each Stockholder hereby authorizes Pubco and the Company to publish and disclose in any announcement or disclosure required by the SEC (including on a Schedule 13D) such Stockholder’s identity and ownership of the Covered Shares and the nature of such Stockholder’s obligations under this Agreement.

9. Changes in Capital Stock. In the event of a stock split, stock dividend or distribution, or any change in Pubco’s capital stock by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, exchange of shares or the like, the terms “Owned Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

10. Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Company and the Stockholders.

11. Waiver. No failure or delay by any party hereto exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the parties hereto hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such party.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by email (with confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice made pursuant to this Section 12):

if to a Stockholder, at:

the address (including email) set forth in Pubco’s books and records, or set forth on the signature page hereto, or to such other address or to the attention of such other person as such Stockholder has specified by prior written notice to the Company and the other Stockholders in accordance with this Section 12 with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, NY 10019-6131

Attn: David Ingles

          James Masetti

Email: david.ingles@pillsburylaw.com

            jim.masetti@pillsburylaw.com

if to the Company, at:

Greenidge Generation Holdings Inc.

590 Plant Road

Dresden, NY 14441

Attn: Tim Fazio

          Ed Fletcher

Email: tfazio@atlasholdingsllc.com

            efletcher@atlasholdingsllc.com

with a copy (which shall not constitute notice) to:

Winston & Strawn LLP

1901 L Street, N.W.

Washington, D.C. 20036-3506

Attn: Christopher M. Zochowski

          Kyle Gann

          Bradley Noojin

Email: CZochowski@winston.com

            KGann@winston.com

            BNoojin@winston.com

13. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Covered Shares of any of the Stockholders. All rights, ownership and economic benefits of and relating to the Covered Shares of each of the Stockholders shall remain vested in and belong to each such Stockholder, and the Company shall have no authority to direct any Stockholder in the voting or disposition of such Stockholder’s Covered Shares, except as otherwise provided herein.

14. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

15. No Third-Party Beneficiaries. Each Stockholder hereby agrees that its representations, warranties and covenants set forth herein are solely for the benefit of the Company in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein, and the parties hereto hereby further agree that this Agreement may only be enforced against, and any Action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against, the Persons expressly named as parties hereto.

16. Governing Law and Venue; Service of Process; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to conflicts of laws principles or rules to the extent such principles or rules are not mandatorily applicable and would require or permit the application of the Law of any jurisdiction other than the State of Delaware.

(b) In addition, each of the parties (i) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware having subject matter jurisdiction, and (iv) consents to service of process being made through the notice procedures set forth in Section 12.

(c) EACH OF THE PARTIES HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

17. Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other party, and any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

18. Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Stockholder’s obligations to vote its Covered Shares as provided in this Agreement, in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any state or federal court located in the State of Delaware, without proof of actual damages or otherwise (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

19. Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms and provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, so long as the economic and legal substance of the transactions contemplated hereby, taken as a whole, are not affected in a manner materially adverse to any party hereto. Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

20. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, it being understood that each party need not sign the same counterpart. This Agreement shall become effective when each party shall have received a counterpart hereof signed by all of the other parties. Signatures delivered electronically or by facsimile shall be deemed to be original signatures.

21. Interpretation and Construction. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. References to Sections are to Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. The definitions contained in this Agreement are applicable to the masculine as well as to the feminine and neuter genders of such term. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute and to any rules or regulations promulgated thereunder. References to any person include the successors and permitted assigns of that person. References from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

22. Capacity as a Stockholder. Notwithstanding anything herein to the contrary, each Stockholder signs this Agreement solely in such Stockholder’s capacity as a stockholder of Pubco, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of such Stockholder or any Affiliate, employee or designee of such Stockholder or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of Pubco or any other Person.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

STOCKHOLDERS:

210 CAPITAL, LLC

/s/ Robert Alpert
Name: Robert Alpert
Title: Manager

Owned Shares:

3,909,871 shares of Pubco Common Stock

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

STOCKHOLDERS:

RICHARD BLOOM

/s/ Richard Bloom
Name: Richard Bloom

Owned Shares:

1,122,013 shares of Pubco Common Stock

Address for notice:

Richard Bloom c/o Support.com, Inc. 777 S. Figueroa Street, Suite 4600 DPT # 2009 Los Angeles, CA 90017-2513

BLOOM FAMILY INVESTMENTS LIMITED PARTNERSHIP
By: Bloom Family Management, LLC

/s/ Richard Bloom
Name: Richard Bloom, Manager

Owned Shares:

208,290 shares of Pubco Common Stock

Address for notice:

Richard Bloom c/o Support.com, Inc. 777 S. Figueroa Street, Suite 4600 DPT # 2009 Los Angeles, CA 90017-2513

BLOOM FAMILY MANAGEMENT, LLC

/s/ Richard Bloom
Name: Richard Bloom, Manager

Owned Shares:

2,500 shares of Pubco Common Stock

Address for notice:

Richard Bloom c/o Support.com, Inc. 777 S. Figueroa Street, Suite 4600 DPT # 2009 Los Angeles, CA 90017-2513

[Signature Page to Support Agreement]

DOUG TACKETT

/s/ Doug Tackett
Name: Doug Tackett

Owned Shares:

0 shares of Pubco Common Stock

[Signature Page to Shareholder Support Agreement]

CHRISTINE KOWALCZYK

/s/ Christine Kowalczyk
Name: Christine Kowalczyk

Owned Shares:

0 shares of Pubco Common Stock

[Signature Page to Shareholder Support Agreement]

CAROLINE ROOK

/s/ Caroline Rook
Name: Caroline Rook

Owned Shares:

10,416 shares of Pubco Common Stock

[Signature Page to Shareholder Support Agreement]

LANCE ROSENZWEIG

/s/ Lance Rosenzweig
Name: Lance Rosenzweig

Owned Shares:

77,777 shares of Pubco Common Stock

[Signature Page to Shareholder Support Agreement]

BRIAN KELLEY

/s/ Brian Kelley
Name: Brian Kelley

Owned Shares:

143,870 shares of Pubco Common Stock

[Signature Page to Shareholder Support Agreement]

LANCE EVAN ROSENZWEIG LIVING TRUST DATED JANUARY 9, 2017

/s/ Lance Rosenzweig, Trustee
Name: Lance Rosenzweig

Owned Shares:

100,000 shares of Pubco Common Stock

[Signature Page to Shareholder Support Agreement]

JOSHUA SCHECHTER

/s/ Joshua Schechter
Name: Joshua Schechter

Owned Shares:

177,203 shares of Pubco Common Stock

[Signature Page to Shareholder Support Agreement]

BRADLEY L. RADOFF

/s/ Bradley Radoff
Name: Bradley L. Radoff

Owned Shares:

435,536 shares of Pubco Common Stock

BLR PARTNERS, LP
By BLRGP Inc., its General Partner

/s/ Bradley Radoff
Name: Bradley L. Radoff

Owned Shares:

1,301,874 shares of Pubco Common Stock

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (where applicable, by their respective officers or other authorized Persons thereunto duly authorized) as of the date first written above.

GREENIDGE GENERATION HOLDINGS INC.

By:	/s/ Jeffrey E. Kirt
Name: Jeffrey E. Kirt
Title: Chief Executive Officer

[Signature Page to Shareholder Support Agreement]

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made and entered into as of March 19, 2021 by and among Support.com, Inc., a Delaware corporation (the “Company”), and 210 Capital, LLC, a Delaware limited liability company (the “Purchaser”). Certain terms used and not otherwise defined in the text of this Agreement are defined in Article V hereof.

RECITALS

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the Company is entering into an Agreement and Plan of Merger by and among the Company, Greenidge Generation Holdings Inc. (“Parent”) and GGH Merger Sub, Inc. (as amended or modified, the “Merger Agreement”, and the transactions contemplated by the Merger Agreement, the “Transactions”); and

WHEREAS, in connection with the Transactions and as a condition and inducement to Parent’s willingness to enter into the Merger Agreement, the Purchaser desires to subscribe for and purchase from the Company, 3,909,871 shares (the “Purchased Shares”) of Common Stock, par value $0.0001 per share (the “Common Stock”), for a purchase price of $1.85 per share (the “Price Per Share”) and an aggregate purchase price of $7,233,261.35 (the “Purchase Price”), in accordance with the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE I

SUBSCRIPTION FOR PURCHASED SHARES

Section 1.01 The Subscription. Subject to the terms and conditions contained herein, at the Closing, the Company shall issue, sell and deliver to the Purchaser, and the Purchaser shall subscribe for and purchase from the Company, the Purchased Shares for a price per Purchased Share equal to the Price Per Share and an aggregate purchase price equal to the Purchase Price. The purchase and sale of the Purchased Shares pursuant to this Section 1.01 is referred to as the “Purchase”.

Section 1.02 Closing.

(a) On the terms of this Agreement, the consummation of the Purchase contemplated hereby (the “Closing”) shall be conducted remotely via electronic exchanges of documents on the date of this Agreement immediately following the execution of this Agreement or at such other place, time or date as agreed between the Company and the Purchaser.

(b) At the Closing, (i) the Purchaser will pay the Purchase Price to the Company, by wire transfer of immediately available funds, to the account designated by the Company in writing and (ii) the Company will deliver, against payment of the Purchase Price, the Purchased Shares in book-entry form, free and clear of any liens or other restrictions (other than those arising under this Agreement, the organizational documents of the Company or applicable federal or state securities laws), in the name of the Purchaser.

(c) Prior to or at the Closing, the Purchaser shall deliver all such other information as is reasonably requested by the Company in order for the Company to issue the Purchased Shares to the Purchaser, including a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company that:

Section 2.01 Validity. The Purchaser has all requisite limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite limited liability company action on the part of the Purchaser, and no other proceeding on the part of the Purchaser is necessary to authorize this Agreement or the Purchaser’s performance hereunder. This Agreement has been duly and validly executed and delivered by the Purchaser and, assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 2.02 No Conflicts. The execution, delivery and performance of this Agreement, the purchase of the Purchased Shares hereunder, the compliance by the Purchaser with all of the provisions of this Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Purchaser pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject; (ii) the organizational documents of the Purchaser; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Purchaser or any of its properties, that, in the case of clauses (i) and (iii), would have reasonably be expected to have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby, including the purchase of the Purchased Shares.

Section 2.03 Investment Representations and Warranties. The Purchaser understands and agrees that the offering and sale of the Purchased Shares has not been registered under the Securities Act or any applicable state securities laws and is being made in reliance upon federal and state exemptions for transactions not involving a public offering which depend upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein.

Section 2.04 Acquisition for Own Account. The Purchaser is acquiring the Purchased Shares for its own account for investment with no intent to distribute the Purchased Shares in a manner which would violate the Securities Act or any applicable federal, state or other securities laws. The Purchaser is not party to any agreement providing for or contemplating the distribution of any of the Purchased Shares. The Purchaser will not sell, transfer or otherwise dispose of any of the Purchased Shares except in compliance with this Agreement and the registration and exemption provisions of the Securities Act and any applicable federal, state or other securities laws.

Section 2.05 No General Solicitation. The Purchaser is not purchasing the Purchased Shares as a result of any advertisement, article, notice, other communication published in any newspaper, magazine or similar media or broadcast over television, radio or the internet or as a result of any general solicitation or general advertisement in connection with any offer or sale of Common Stock.

Section 2.06 Ability to Protect Its Own Interests and Bear Economic Risks. The Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Purchased Shares, and the Purchaser has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as the Purchaser has considered necessary to make an informed investment decision. The Purchaser has adequately analyzed and fully considered the risks of an investment in the Purchased Shares and determined that the Purchased Shares are a suitable investment for the Purchaser and that the Purchaser is able at this time and in the future to bear the economic risk of a total loss of the Purchaser’s investment in the Company. The Purchaser acknowledges specifically that a possibility of total loss exists. The Purchaser understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Purchased Shares or made any findings or determination as to the fairness of this investment.

Section 2.07 Accredited Investor. The Purchaser is an “accredited investor” as that term is defined in Rule 501 under the Securities Act.

Section 2.08 Access to Information. The Purchaser has been given all access to Company documents, records, and other information, and has had adequate opportunity to ask questions of, and receive answers from, the Company’s officers, employees, agents, accountants and Representatives concerning the Company’s business, operations, financial condition, assets, liabilities and all other matters relevant to its investment in the Purchased Shares or that it considers necessary or appropriate to make an informed investment decision with respect to the Purchased Shares. Purchaser understands that an investment in the Purchased Shares bears significant risk and represents that it has reviewed the SEC Filings (as defined below), which qualify the Company representations and warranties contained in Article III.

Section 2.09 Restricted Securities. The Purchaser understands that the Purchased Shares will be characterized as “restricted securities” under the federal securities laws and that under such laws and applicable regulations such Purchased Shares may not be resold absent an effective registration under the Securities Act or pursuant to an applicable exemption from the registration requirements of the Securities Act.

Section 2.10 Short Sales. The Purchaser has not engaged in any short sales (as defined in Rule 200 of Regulation SHO under the Exchange Act (“Short Sales”)) or similar transactions with respect to the Common Stock or any securities exchangeable or convertible for Common Stock, nor has the Purchaser, directly or indirectly, caused any person to engage in any Short Sales or similar transactions with respect to the Common Stock.

Section 2.11 Tax Advisors. The Purchaser has had the opportunity to review with the Purchaser’s own tax advisors the federal, state and local tax consequences of its purchase of the Purchased Shares and the transactions contemplated by this Agreement. The Purchaser is relying solely on the Purchaser’s own determination as to tax consequences or the advice of such tax advisors and not on any statements or representations of the Company or any of its agents and understands that the Purchaser (and not the Company) shall be responsible for the Purchaser’s own tax liability that may arise as a result of the transactions contemplated by this Agreement.

Section 2.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser or any of its Subsidiaries for which the Company or any of its Subsidiaries would be liable.

Section 2.13 No Outside Reliance. Notwithstanding anything contained in this Agreement, the Purchaser and its Affiliates and its and their respective Representatives, acknowledge and agree that the Purchaser has made its own investigation of the Company and that neither the Company nor any of its Affiliates or any of their respective Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any financial projection, forecast, estimate, budget or prospect that may be contained or referred to in the Company Disclosure Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by the Purchaser or its Representatives) or reviewed by the Purchaser pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to the Purchaser or any of its Affiliates, agents or Representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES BY THE COMPANY

Except as otherwise disclosed or identified in the Company Disclosure Schedules or as disclosed in the SEC Filings publicly available as of the date of this Agreement (excluding statements in any “Forward-looking Statements” or “Risk Factors” sections), the Company hereby represents and warrants to the Purchaser:

Section 3.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The copies of the organizational documents of the Company previously delivered by the Company to the Purchaser are true, correct and complete and are in effect as of the date of this Agreement. The Company has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The Company is duly licensed or qualified and in good standing (or equivalent status as applicable) as a foreign corporation in each jurisdiction in which the assets owned or leased by it or the character of its activities require it to be so licensed or qualified, except where the failure to be so licensed or qualified, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

Section 3.02 Due Authorization.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Merger Agreement and to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of the Company, and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or the Company’s performance hereunder. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Merger Agreement when signed will be duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party thereto, the Merger Agreement will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 3.03 Capitalization.

(a) As of close of business on March 18, 2021, without giving effect to the Purchase, the authorized share capital of the Company consists of (i) 50,000,000 shares of Common Stock, 19,679,924 of which are issued and outstanding, and (ii) 5,000,000 shares of Preferred Stock, none of which are issued and outstanding. As of close of business on March 18, 2021, (w) 2,340,619 Options are issued and outstanding, (x) 130,507 RSUs are issued and outstanding, (y) no Warrants are issued and outstanding and (z) 482,914 shares of Capital Stock are being held by the Company in its treasury. All of the issued and outstanding shares of Common Stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. All shares of Common Stock issuable upon exercise, vesting or settlement, as applicable, of outstanding Options and RSUs have been duly authorized and, when issued, will have been validly issued, fully paid and nonassessable.

(b) There are no issued and outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which the stockholders of the Company are entitled to vote. The Company is not a party to any Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of, any share of Common Stock.

Section 3.04 No Conflict.

(a) Assuming that all consents, approvals, authorizations and other actions described herein have been obtained, all filings and notifications listed in Section 3.05 below have been made, any applicable waiting period has expired or been terminated under applicable antitrust Laws, and except as may result from any facts or circumstances relating solely to the Company or its Affiliates, the execution, delivery and performance by the Company of this Agreement does not or will not, as applicable, (a) violate, conflict with, or result in the breach of any provision of the certificate of incorporation or bylaws of the Company; (b) conflict with or violate any Law or Governmental Order applicable to the Company or any Subsidiary of the Company; (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Contract to which the Company or any Subsidiary of the Company is a party or by which any of their respective material properties or assets is bound; or (d) (i) result in the creation or the imposition of any Encumbrance (other than a Permitted Encumbrance) upon any of the assets or capital stock of the Company or any of its Subsidiaries or (ii) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of the Company or any of its Subsidiaries or any of their respective assets, except, in the case of clauses (b) - (d) of this Section 3.04, as would not materially and adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement or that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Assuming that all consents, approvals, authorizations and other actions listed or described in the Merger Agreement (including the Disclosure Letters (as defined in the Merger Agreement)) have been obtained, all filings and notifications listed or described in the Merger Agreement (including the Disclosure Letters (as defined in the Merger Agreement)) have been made, any applicable waiting period has expired or been terminated under applicable antitrust Laws, and except as may result from any facts or circumstances relating solely to Parent or its Affiliates, the execution, delivery and performance by the Company of the Merger Agreement and the Ancillary Agreements (as defined in the Merger Agreement) does not or will not, as applicable, (a) violate, conflict with, or result in the breach of any provision of the certificate of incorporation or bylaws of the Company; (b) conflict with or violate any Law or Governmental Order applicable to Company or any Subsidiary of the Company; (c) conflict with, result in any breach of, constitute a default (or an event which, with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, acceleration or cancellation of, any Pubco Material Contract (as defined in the Merger Agreement) or any other Contract to which the Company or any Subsidiary of the Company is a party or by which any of their respective material properties or assets is bound; or (d) (i) result in the creation or the imposition of any Encumbrance (other than a Permitted Encumbrance) upon any of the assets or capital stock of the Company or any of its Subsidiaries or (ii) result in the cancellation, modification, revocation or suspension of any material license or permit, authorization or approval issued or granted by any Governmental Authority in respect of the Company or any of its Subsidiaries or any of their respective assets, except, in the case of clauses (b) - (d) of this Section 3.04(b), as would not materially and adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, the Merger Agreement and the Ancillary Agreements or that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.05 Governmental Consents and Approvals. The execution, delivery and performance by the Company of this Agreement do not require any consent, approval, authorization or other order or declaration of, action by, filing with or notification to, any Governmental Authority, other than (a) compliance with, and filings and clearances, consents, approvals or authorizations under, any other applicable antitrust, competition, merger control or foreign investment Laws; (b) as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates; (c) filings required by applicable state securities laws; (d) those required by the Commission or under the Securities Act or Exchange Act; (e) those required under the rules and regulations of NASDAQ; or (f) where the failure to obtain such consent, approval, authorization, order, declaration or action, or to make such filing or notification, would not prevent or materially delay the consummation by the Company of the transactions contemplated by this Agreement or that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.06 SEC Filings; Financial Information.

(a) The Company has filed with the Commission each report, statement, schedule or registration statement or other filing required by applicable Law to be filed by the Company at or prior to the time so required since January 1, 2019 (the “SEC Filings”). As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each SEC Filing complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), no SEC Filing filed pursuant to the Exchange Act contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, in each case after taking into account any amendments and supplements to correct any untrue statements or omissions. No SEC Filing that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the SEC Filings (i) present fairly, in all material respects, the combined financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows of the Company and its Subsidiaries for the periods covered thereby (subject, in the case of unaudited statements, to normal and recurring year-end adjustments that have not had, and would not, individually or in the aggregate, reasonably be expected to have, a Material Adverse Effect); and (ii) were prepared in accordance with GAAP as applied by the Company (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission).

(c) The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to all applicable SEC Filings. The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to property is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.07 Absence of Changes. Since December 31, 2020, (a) there has not occurred any Material Adverse Effect and (b) except as contemplated by or permitted under this Agreement or the Merger Agreement, the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business consistent with past practice in all material respects.

Section 3.08 Litigation. There is no Action by or against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened by or before any Governmental Authority against the Company or any of its Subsidiaries that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.09 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws, individually or in the aggregate, has not been or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are, and since December 31, 2018 have been, in compliance with all applicable Laws. Neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority violation of any applicable Law by the Company or its Subsidiaries at any time since December 31, 2018, which violation would, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 3.10 Licenses; Permits. The Company has all franchises, permits, licenses and any similar authorization necessary for the conduct of its business as currently conducted, except as would not reasonably be expected to result in a Material Adverse Effect. The Company is not in default in any material respect under any such franchises, permits, licenses or other similar authorization.

Section 3.11 Taxes. There are no Taxes due and payable by the Company which have not been timely paid. There are no accrued and unpaid Taxes of the Company which are due, whether or not assessed or disputed. There have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all Tax Returns required to have been filed by it and there are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. There are no Encumbrances for material Taxes, other than Permitted Encumbrances, upon any of the assets of the Company.

Section 3.12 Rights Plan. As of the date hereof, the Board of Directors of the Company (the “Board”) has determined, pursuant to, and in accordance with, Section 1(t)(iii) of the Section 382 Tax Benefits Preservation Plan, by and between the Company and Computershare Trust Company, N.A. dated August 21, 2019 (the “Rights Agreement”), that Purchaser should be permitted to become the Beneficial Owner (as defined in the Rights Agreement) of up to a number of shares equal to the amount of Purchased Shares purchased pursuant to this Agreement, such that Purchaser is an “Exempt Person” exempted from being an Acquiring Person (as defined in the Rights Agreement) with respect to such shares of Common Stock, unless and until Purchaser acquires Beneficial Ownership of shares of Common Stock in excess of the amount of Purchased Shares (other than pursuant to a stock split, reverse stock split, stock dividend, reclassification or similar transaction effected by the Company).

Section 3.13 NASDAQ Market Quotation. As of the date of this Agreement, the issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NASDAQ under the symbol “SPRT.” The Company is in compliance in all material respects with the rules of the NASDAQ and there is no action or proceeding pending or, to the knowledge of the Company, threatened against the Company by the NASDAQ, the Financial Industry Regulatory Authority or the Commission with respect to any intention by such entity to deregister the Common Stock or terminate the listing of Common Stock on the NASDAQ.

Section 3.14 Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.15 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries for which the Purchaser would be liable.

Section 3.16 Sale of Securities. Assuming the accuracy of the Purchaser’s representations and warranties set forth in Article II, no registration under the Securities Act is required for the offer and sale of the Purchased Shares by the Company to the Purchaser.

Section 3.17 No Additional Representations and Warranties. The representations and warranties made by the Company in this Article III are the exclusive representations and warranties made by the Company. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company, to the accuracy or completeness of any information regarding the Company available to the Purchaser or its Representatives and the Company expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, neither the Company nor any other Person makes or has made any representation or warranty to the Purchaser with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company or (b) any oral or, except for the representations and warranties made by the Company in this Article III, written information made available to the Purchaser in the course of its evaluation of the Company, the negotiation of this Agreement or in the course of the Transactions.

ARTICLE IV

COVENANTS

Section 4.01 Disclosure of Transactions. The Company shall issue a press release regarding this Agreement and/or file a Current Report on Form 8-K (the “Disclosure Document”) that includes this Agreement as an exhibit. The Company shall provide the Purchaser with a reasonable opportunity to review and provide comments on the portion of the Disclosure Document related to this Agreement. Subject to the foregoing, other than filings required under the Exchange Act, the Purchaser shall not issue any press releases or any other public statements with respect to the transactions contemplated hereby.

Section 4.02 Expenses. Except as expressly provided in this Agreement, each party is liable for, and will pay, its own expenses incurred in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, including attorneys’ and consultants’ fees and expenses; provided that, assuming consummation of the Closing, the Company shall pay the reasonable fees and expenses of Olshan Frome Wolosky LLP, legal counsel for the Purchaser, in an amount not to exceed $35,000.

Section 4.03 Registration of Shares.

(a) The Company agrees that, solely upon the earlier of (i) thirty (30) calendar days following the date of any termination of the Merger Agreement and (ii) December 31, 2021 (such earlier date, the “Trigger Date”), the Company shall file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Purchased Shares (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective no later than one hundred eighty (180) calendar days after the Trigger Date (the “Effectiveness Deadline”); provided, that (i) if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days that the Commission remains closed for. The Company shall provide a draft of the Registration Statement to the Purchaser for review at least three (3) Business Days in advance of the date of filing the Registration Statement with the Commission (the “Filing Date”), and the Purchaser shall provide any comments on the Registration Statement to the Company no later than the day immediately preceding the Filing Date. Unless otherwise agreed to in writing by the Purchaser prior to the filing of the Registration Statement, the Purchaser shall not be identified as a statutory underwriter in the Registration Statement; provided, that if the Commission requests that the Purchaser be identified as a statutory underwriter in the Registration Statement, the Purchaser will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Purchased Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Purchased Shares which is equal to the maximum number of Purchased Shares as is permitted by the Commission. In such event, the number of Purchased Shares or other shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders.

(b) The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to the Purchaser, until the earlier of (i) two (2) years from the effective date of the Registration Statement, (ii) the date on which all of the Purchased Shares shall have been sold, (iii) when they have ceased to be outstanding or (iv) on the first date on which the Purchaser can sell all of its Purchased Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable). For so long as the Registration Statement shall remain effective, the Company will use commercially reasonable efforts to (i) obtain the withdrawal of any order suspending the effectiveness of any Registration Statement hereunder as soon as reasonably practicable and (ii) qualify the Purchased Shares for listing on the applicable stock exchange on which the Common Stock are then listed and update or amend the Registration Statement as necessary to include Purchased Shares. The Company will use its commercially reasonable efforts to, for so long as the Purchaser holds Purchased Shares, make and keep public information available (as those terms are understood and defined in Rule 144) and file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements to enable the Purchaser to resell the Purchased Shares pursuant to Rule 144. The Purchaser agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Purchased Shares to the Company (or its successor) upon reasonable request of the Company.

(c) The Company’s obligations to include the Purchased Shares in the Registration Statement are contingent upon the Purchaser (i) furnishing in writing to the Company a completed selling stockholder questionnaire in customary form that contains such information regarding the Purchaser, the securities of the Company held by the Purchaser, the intended method of disposition of the Purchased Shares (which shall be limited to non-underwritten public offerings) and such other information as shall be reasonably requested by the Company to effect the registration of the Purchased Shares, and (ii) executing such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement (A) during any customary blackout or similar period or as permitted hereunder and (B) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Company’s Annual Report on Form 10-K for its first completed fiscal year following the effective date of the Registration Statement. In the case of the registration effected by the Company pursuant to this Agreement, the Company shall, upon reasonable request, inform the Purchaser as to the status of such registration. The Purchaser shall not be entitled to use the Registration Statement for an underwritten offering of Purchased Shares. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require the Purchaser not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if it determines in good faith that (i) in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or (ii) such filing or use would reasonably be expected to materially affect a bona fide business or financing transaction of the Company or would reasonably be expected to require premature disclosure of information that would materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, that, (x) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times in any three hundred sixty (360) day period, and (y) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by the Purchaser of such securities as soon as practicable thereafter.

(d) Upon receipt of any written notice from the Company of the happening of (i) an issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose, which notice shall be given no later than three (3) Business Days from the date of such event, (ii) any Suspension Event during the period that the Registration Statement is effective, which notice shall be given no later than three (3) Business Days from the date of such Suspension Event, or (iii) or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Purchaser agrees that (1) it will immediately discontinue offers and sales of the Purchased Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144) until the Purchaser receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by Law, subpoena or regulatory request or requirement. If so directed by the Company, the Purchaser will deliver to the Company or, in the Purchaser’s sole discretion destroy, all copies of the prospectus covering the Purchased Shares in the Purchaser’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Purchased Shares shall not apply (x) to the extent the Purchaser is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.

(e) The Purchaser may deliver written notice (an “Opt-Out Notice”) to the Company requesting that the Purchaser not receive notices from the Company otherwise required by this Section 4.03; provided, however, that the Purchaser may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from the Purchaser (unless subsequently revoked), (i) the Company shall not deliver any such notices to the Purchaser and the Purchaser shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to the Purchaser’s intended use of an effective Registration Statement, the Purchaser will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 4.03(e)) and the related suspension period remains in effect, the Company will so notify the Purchaser, within one (1) business day of the Purchaser’s notification to the Company, by delivering to the Purchaser a copy of such previous notice of Suspension Event, and thereafter will provide the Purchaser with the related notice of the conclusion of such Suspension Event promptly following its availability.

(f) For purposes of this Section 4.03 of this Agreement, (i) “Purchased Shares” shall mean, as of any date of determination, the Purchased Shares (as defined in the recitals to this Agreement) and any other equity security issued or issuable with respect to the Purchased Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, or replacement, and (ii) “Purchaser” shall include any affiliate of the Purchaser to which the rights under this Section 4.03 shall have been duly assigned.

(g) The Company shall indemnify and hold harmless the Purchaser (to the extent a seller under the Registration Statement), the officers, directors, members, managers, partners, agents, investment advisors and employees of the Purchaser, each person who controls the Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, managers, partners, agents and employees of each such controlling person, to the fullest extent permitted by applicable Law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable attorneys’ fees) and expenses (collectively, “Losses”) caused by any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, caused by any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Purchaser furnished in writing to the Company by or on behalf of the Purchaser expressly for use therein or the Purchaser has omitted a material fact from such information, provided that the Company has given notice of such event to the Purchaser in accordance with the terms of this Agreement. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply (i) to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed) or (ii) to any Losses in connection with (A) any failure of an indemnified person under this Section 4.03(g) to deliver or cause to be delivered a prospectus made available by the Company in a timely manner or (B) any offers or sales effected by or on behalf of the Purchaser in violation of this Agreement.

(h) The Purchaser shall, severally and not jointly with any selling stockholder named in the Registration Statement, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable Law, from and against all Losses caused by any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or caused by any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding the Purchaser furnished in writing to the Company by or on behalf of the Purchaser expressly for use therein and that the Purchaser has received notice from the Company of such Suspension Event in accordance with the terms of this Agreement. Notwithstanding the forgoing, the Purchaser indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld or delayed).

(i) Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such indemnified party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(j) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person or entity of such indemnified party and shall survive the transfer of securities.

(k) If the indemnification provided under this Section 4.03 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Purchaser shall be limited to the net proceeds received by such the Purchaser from the sale of Purchased Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by (or not made by, in the case of an omission), or relates to information supplied by (or not supplied by, in the case of an omission), such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 4.03, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 4.03(k) from any person or entity who was not guilty of such fraudulent misrepresentation.

Section 4.04 Standstill. The Purchaser Parties agree that, until the later of (i) 90 days after the first day on which no Purchaser Designee serves on the Board and the Purchaser has no rights (or has irrevocably waived its right) under Section 4.05 (except for Section 4.05(f)) and (ii) the expiration of the Lock-Up Period, without the prior written approval of the Board, the Purchaser Parties will not, directly or indirectly, and will cause their Affiliates not to:

(a) acquire, offer or seek to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any equity securities or direct or indirect rights to acquire any equity securities of the Company, any securities convertible into or exchangeable for any such equity securities, any options or other derivative securities or contracts or instruments in any way related to the price of shares of Common Stock;

(b) other than to vote in favor of the Proposals (as defined in the Merger Agreement) related to the consummation of the Transactions, make or in any way encourage or participate in any “solicitation” of “proxies” (whether or not relating to the election or removal of directors), as such terms are used in the rules of the Commission, to vote, or knowingly seek to advise or influence any Person with respect to voting of, any voting securities of the Company or any of its Subsidiaries, or call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders, or seek election to or to place a representative on the Board or seek the removal of any director from the Board;

(c) make any public announcement with respect to, or offer, seek, propose or indicate an interest in (in each case with or without conditions), any merger, consolidation, business combination, tender or exchange offer, recapitalization, reorganization or purchase of more than 50% of the assets, properties or securities of the Company or any Subsidiary of the Company, or any other extraordinary transaction involving the Company or any Subsidiary of the Company or any of their respective securities, or enter into any discussions, negotiations, arrangements, understandings or agreements (whether written or oral) with any other Person regarding any of the foregoing;

(d) otherwise act, alone or in concert with others, to seek to control or influence, in any manner, the management, board of directors or policies of the Company or any of its Subsidiaries;

(e) make any proposal or statement of inquiry or disclose any intention, plan or arrangement inconsistent with any of the foregoing;

(f) advise, assist, knowingly encourage or direct any Person to do, or to advise, assist, knowingly encourage or direct any other Person to do, any of the foregoing;

(g) take any action that would require the Company to make a public announcement regarding the possibility of a transaction or any of the events described in this Section 4.04;

(h) enter into any agreements, arrangements or understandings with any third party (including security holders of the Company, but excluding, for the avoidance of doubt, any Purchaser Parties) with respect to any of the foregoing, including forming, joining or in any way participating in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with any third party in connection with any of the foregoing;

(i) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this Section 4.04; provided that this clause shall not prohibit the Purchaser from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 4.04, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by any Person; or

(j) contest the validity of this Section 4.04 or make, initiate, take or participate in any demand, suit, action, proceeding, investigation or arbitration (legal or otherwise) or proposal to amend, waive or terminate any provision of this Section 4.04; provided, however, that nothing in this Section 4.04 will limit (1) the Purchaser Parties’ ability to (i) vote, including in a manner consistent with the Purchaser’s obligations under the Support Agreement, (ii) participate in rights offerings made by the Company to all holders of its Common Stock, (iii) receive any dividends or similar distributions with respect to any securities of the Company held by the Purchaser Parties, (iv) tender shares of Common Stock into any tender or exchange offer, or (v) otherwise exercise rights under its Common Stock that are not the subject of this Section 4.04 or (2) the ability of any Purchaser Director to vote or otherwise exercise his or her legal duties or otherwise act in his or her capacity as a member of the Board.

Section 4.05 Election of Directors.

(a) The Company agrees that, upon any termination of the Merger Agreement, the Company shall, subject to the terms and conditions of this Section 4.05, within the earlier of (i) thirty (30) calendar days following the date of any such termination of the Merger Agreement and (ii) December 31, 2021, increase the size of the Board in order to elect or appoint two Purchaser Designees (such individuals, the “Initial Purchaser Director Designees”) to the Board to serve for a term expiring at the next annual meeting of the Company’s stockholders and until his or her successor is duly elected and qualified.

(b) Upon the occurrence of the First Fall-Away of Board Rights, at the written request of the Board, one Purchaser Director shall immediately resign, and the Purchaser shall cause such Purchaser Director immediately to resign, from the Board effective as of the date of such First Fall-Away of Board Rights, and the Purchaser shall only have any rights under this Section 4.05 with respect to one Purchaser Designee. Upon the occurrence of the Second Fall-Away of Board Rights, at the written request of the Board, all remaining Purchaser Directors shall immediately resign, and the Purchaser shall cause such Purchaser Directors immediately to resign, from the Board effective as of the date of such Second Fall-Away of Board Rights, and the Purchaser shall no longer have any rights under this Section 4.05, including, for the avoidance of doubt, any designation or nomination rights under Section 4.05(c).

(c) Following the election or appointment of the Initial Purchaser Director Designees and until the occurrence of the First Fall-Away of Board Rights and/or Second Fall-Away of Board Rights, at any annual meeting of the Company’s stockholders at which the term of any Purchaser Director shall expire, the Purchaser shall have the right to designate two Purchaser Designees to the Board at such annual meeting for election to the Board at such annual meeting. Upon the occurrence of the First Fall-Away of Board Rights, at any annual meeting of the Company’s stockholders at which the term of any Purchaser Director shall expire, the Purchaser shall have the right to designate one Purchaser Designee to the Board at such annual meeting for election to the Board at such annual meeting. The Company shall include any Purchaser Designee designated by the Purchaser in accordance with this Section 4.05(c) in the Company’s slate of nominees for the applicable annual meeting of the Company’s stockholders and shall recommend that the holders of Common Stock vote in favor of such Purchaser Designee. Without the prior written consent of the Purchaser, so long as the Purchaser is entitled to designate such Purchaser Designee for election to the Board in accordance with this Agreement, the Board shall not remove such Purchaser Director from his or her directorship (except as required by Law or the organizational documents of the Company).

(d) In the event of the death, disability, resignation or removal of a Purchaser Director as a member of the Board (other than resignation pursuant to Section 4.05(b)), the Purchaser, if the Purchaser is entitled to nominate a director pursuant to this Section 4.05, may designate a Purchaser Designee to replace such Purchaser Director and, subject to Section 4.05(e) and any applicable provisions of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), the Company shall cause such Purchaser Designee to fill such resulting vacancy.

(e) The Company’s and the Board’s obligations to have any Initial Purchaser Director Designee and/or Purchaser Designee elected or appointed to the Board or to nominate any Purchaser Designee for election as a director at any meeting of the Company’s stockholders pursuant to this Section 4.05, as applicable, shall in each case be subject to (A) such Initial Purchaser Director Designee or Purchaser Designee being subject to the approval of the Board (not including any Purchaser Directors) (such approval of the Board not to be unreasonably withheld), (B) such Purchaser Designee’s satisfaction of all requirements regarding service as a director of the Company under applicable Law and stock exchange rules regarding service as a director of the Company and all other criteria and qualifications for service as a director applicable to all directors of the Company and (C) such Purchaser Designee meeting all independence requirements under the listing rules of the NASDAQ. The Purchaser will cause each Initial Purchaser Director Designee and Purchaser Designee to make himself or herself reasonably available for interviews and to consent to such reference and background checks or other investigations as the Board may reasonably request to determine the Purchaser Designee’s eligibility and qualification to serve as a director of the Company. No Initial Purchaser Director Designee or Purchaser Designee shall be eligible to serve on the Board if he or she has been involved in any of the events enumerated under Item 2(d) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K under the Securities Act or is subject to any Governmental Order prohibiting service as a director of any public company. As a condition to any Initial Purchaser Director Designee and Purchaser Designee’s election or appointment to the Board or nomination for election as a director of the Company at any meeting of the Company’s stockholders, the Purchaser Parties and the Initial Purchaser Director Designees and each Purchaser Designee must provide to the Company:

(i) all information requested by the Company that is required to be or is customarily disclosed for directors, candidates for directors and their respective Affiliates and Representatives in a proxy statement or other filings in accordance with applicable Law, any stock exchange rules or listing standards or the organizational documents of the Company or corporate governance guidelines, in each case, relating to the Initial Purchaser Director Designee’s and Purchaser Designee’s appointment or election as a director of the Company or the Company’s operations in the ordinary course of business;

(ii) all information requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to the Initial Purchaser Director Designee’s and Purchaser Designee’s nomination or election, as applicable, as a director of the Company or the Company’s operations in the ordinary course of business;

(iii) an undertaking in writing by the Initial Purchaser Director Designee and Purchaser Designee:

(A) to be subject to, bound by and duly comply with the code of conduct in the form agreed upon by the other directors of the Company; and

(B) to waive notice of and recuse himself or herself from any meetings, deliberations or discussion of the Board or any committee thereof regarding any transaction involving Purchaser.

(f) The Company shall indemnify each Purchaser Director and provide each Purchaser Director with director and officer insurance to the same extent as it indemnifies and provides such insurance to other members of the Board, pursuant to the organizational documents of the Company, the DGCL or otherwise.

(g) The parties hereto agree that each Purchaser Director shall be entitled to reimbursement from the Company for the reasonable out-of-pocket fees or expenses incurred in connection with his or her service as a director of the Board, in each case, in a manner consistent with the Company’s practices with respect to reimbursement, for other members of the Board.

Section 4.06 Transfer Restrictions.

(a) Until the expiration of the Lock-Up Period, the Purchaser shall not: (i) Transfer any of the Purchased Shares except (A) with the prior written consent of the Company or (B) in connection with receiving its consideration pursuant to the consummation of the Transactions under the Merger Agreement; or (ii) make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss which results from a decline in the market price of, any shares of Common Stock, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, with respect to the any Common Stock or any other capital stock of the Company. The Purchaser shall not at any time Transfer any Purchased Shares representing five percent (5%) or more of the voting power of the Company to one person or group of affiliated or related persons, in one transaction or series of related transactions, without the prior written consent of the Company.

(b) All certificates or other instruments representing the Purchased Shares will bear a legend substantially to the following effect:

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER RESTRICTIONS SET FORTH IN A SUBSCRIPTION AGREEMENT, DATED AS OF MARCH 19, 2021, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY.

(c) (i) Upon receipt by the Company of an opinion of counsel obtained by the Purchaser and reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act and applicable state securities Laws, the Company shall promptly cause the first paragraph of the legend to be removed from any certificate for Purchased Shares to be transferred in accordance with the terms of this Agreement and (ii) the second paragraph of the legend shall be removed upon the expiration of such transfer restrictions set forth in this Agreement (and, for the avoidance of doubt, immediately prior to any termination of this Agreement).

Section 4.07 Amendment. The Company shall not amend Section 7.15 of the Merger Agreement in a manner adverse to the Purchaser without the consent of the Purchaser.

ARTICLE V

DEFINITIONS

Unless the context otherwise requires, the terms defined in this Article V shall have the meanings specified for all purposes of this Agreement. All accounting terms used in this Agreement, whether or not defined in this Article V, shall be construed in accordance with GAAP and such accounting terms shall be determined on a consolidated basis for the Company and each of its subsidiaries.

“10% Beneficial Ownership Requirement” means that the Purchaser continues to beneficially own, at all times, shares of Common Stock that represent, in the aggregate, at least ten percent (10%) of the Capital Stock of the Company, on an as-converted basis.

“5% Beneficial Ownership Requirement” means that the Purchaser continues to beneficially own at all times, shares of Common Stock that represent, in the aggregate, at least five percent (5%) of the Capital Stock of the Company, on an as-converted basis.

“Action” means any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in the State of New York.

“Capital Stock” means the Common Stock and the Preferred Stock.

“Commission” means the United States Securities and Exchange Commission.

“Confidentiality Agreement” means that certain Noncircumvention and Mutual Nondisclosure Agreement, made as of October 12, 2020, by and between Purchaser and the Company.

“Contract” means any written or oral legally binding contract, agreement, understanding, arrangement, subcontract, loan or credit agreement, note, bond, indenture, mortgage, purchase order, deed of trust, lease, sublease, instrument, or other legally binding commitment, obligation or undertaking.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien or encumbrance, covenant, condition, restriction, easement, charge, right of first refusal or first offer, or other restriction on title or transfer of any nature whatsoever.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“First Fall-Away of Board Rights” means the first day on which the Purchaser no longer meets the 10% Beneficial Ownership Requirement, but does meet the 5% Beneficial Ownership Requirement.

“Fraud” means a knowing and intentional material misrepresentation in the making of a representation or warranty set forth in this Agreement, made with the intent of inducing another party to enter into this Agreement and upon which such other party has relied to its detriment (it being understood that “Fraud” shall not include any claim based on constructive knowledge, recklessness, negligent representation or a similar theory).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau, arbitral panel or court, whether domestic, foreign, multinational, or supranational exercising executive, legislative, judicial, regulatory, self-regulatory or administrative functions of or pertaining to government and any executive official thereof.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means all intellectual property and intellectual property rights of every kind and description throughout the world, including all U.S. and non-U.S.: (a) trademarks, trade dress, service marks, certification marks, logos, slogans, design rights, names, corporate names, trade names, Internet domain names, URLs, social media accounts and addresses and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (collectively, “Marks”); (b) patents and patent applications, and any and all related national or international counterparts thereto, including any divisionals, continuations, continuations-in-part, reissues, reexaminations, substitutions and extensions thereof (collectively, “Patents”); (c) copyrights and copyrightable subject matter, including databases, data collections (including knowledge databases, customers lists and customer databases) and rights therein, web site content, rights to compilations, collective works and derivative works, and the right to create collective and derivative works (collectively, “Copyrights”); (d) rights in Software; (e) rights under applicable trade secret law and any and all other confidential or proprietary information, know-how, inventions, processes, formulae, models, and methodologies including research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, beta testing procedures and beta testing results (collectively, “Trade Secrets”); (f) all applications and registrations, renewals and extensions for the foregoing; and (g) all rights and remedies against past, present, and future infringement, misappropriation or other violation thereof.

“Knowledge of the Company,” “The Company’s Knowledge” or similar terms used in this Agreement mean the actual knowledge, after reasonable inquiry, of the Persons identified on Section 1.01(a) of the Company Disclosure Schedules.

“Law” means any applicable U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income Tax treaty, Governmental Order, requirement or rule of law (including common law) or other binding directives promulgated, issued, entered into or taken by any Governmental Authority.

“Lock-Up Period” means the period commencing on the date of this Agreement and ending on the one-year anniversary of the date of this Agreement.

“Material Adverse Effect” means any event, change, circumstance or development that (i) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, or (ii) prevents, materially impairs or materially delays, or would reasonably be expected to prevent, materially impair or materially delay, the ability of the Company to consummate the transactions contemplated hereby; provided, however, that, with respect to clause (i), in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” (except in the case of clause (a), (b), (d), (f) and (g), in each case, to the extent that such event, change, circumstance or development disproportionately affects the Company and its Subsidiaries, taken as a whole, as compared to other Persons operating in the industries in which the Company and its Subsidiaries operate): (a) any change or development after the date hereof in applicable Laws or GAAP or any official interpretation thereof, (b) any change or development after the date hereof in interest rates or economic, political, legislative, regulatory, financial, commodity, currency or other market conditions generally affecting any of the forgoing, the economy or the industry in which the Company and its Subsidiaries operate, (c) the announcement or the execution of this Agreement or the performance of this Agreement, the pendency or consummation of the transactions or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, regulatory agencies, partners, providers and employees, (d) any change after the date hereof generally affecting any of the industries or markets in which the Company and its Subsidiaries operate, (e) the compliance by the Company with the terms of this Agreement or the taking by the Company of any action, or failure by the Company to take action, required or contemplated by this Agreement, (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster, epidemic, disease outbreak, pandemic (including the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof or related health condition)), weather condition, explosion, fire, act of God or other force majeure event, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company operates, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company and its Subsidiaries, taken as a whole, to meet any projections, forecasts or budgets (provided that the exception in this clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)) or (i) any deterioration after the date hereof in the Company’s business or operations, or customer or employee attrition, including any effect on the Company’s financial performance or financial condition resulting therefrom.

“NASDAQ” means the NASDAQ Capital Market.

“Options” means options to purchase shares of Common Stock.

“Permitted Encumbrances” means (a) liens for Taxes not yet due or delinquent or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP on the applicable financial statements; (b) mechanics’, materialmens’, carriers’, workers’, repairers’ and other similar Encumbrances or security obligations incurred in the ordinary course of business and arising by operation of Law or the validity or amount of which is being contested in good faith by appropriate proceedings; (c) pledges, deposits or other Encumbrances securing the performance of bids, trade Contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation); (d) Encumbrances and other imperfections of title that do not materially impair the use or occupancy of the property to which they relate in the conduct of the business of the Company and its Subsidiaries, as currently conducted; (e) Encumbrances arising under conditional sales Contracts and equipment leases with third parties and other Encumbrances arising on assets and products sold in the ordinary course of business consistent with past practice and non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice; (f) landlords’ liens and Encumbrances on leases, subleases, easements, licenses, rights of use, rights to access and rights of way arising therefrom or benefiting or created by any superior estate, right or interest; (g) any zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities; (h) all covenants, conditions, restrictions, easements, charges, rights-of-way and other similar matters of record or that would be disclosed by an accurate survey or inspection of the real property, in each case that do not materially impair the use or occupancy of the property to which they relate in the conduct of the business of the Company and its Subsidiaries, as currently conducted; (i) Encumbrances that will be released at or prior to the Closing; (j) Encumbrances identified in the financial statements in the SEC Filings, as the case may be; (k) Encumbrances created or incurred under the equipment financing arrangements or equipment loans; (l) Encumbrances reserved or created pursuant to any Ancillary Agreement (as defined in the Merger Agreement) and (m) Encumbrances on equity or debt securities resulting from applicable securities Laws.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act and any Governmental Authority.

“Preferred Stock” means the Preferred Stock par value $0.0001 per share, of the Company.

“Purchaser Designee” means an individual designated in writing by the Purchaser and reasonably acceptable to the Board (who are not Purchaser Directors) to be elected or nominated by the Company for election to the Board pursuant and subject to Section 4.05.

“Purchaser Director” means a member of the Board who was appointed or elected to the Board as a Purchaser Designee.

“Purchaser Parties” means the Purchaser and any permitted transferee of the Purchaser to whom shares of Common Stock are transferred pursuant to Section 4.06.

“Representatives” means with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents and advisors.

“RSUs” means restricted stock unit awards of the Company.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Second Fall-Away of Board Rights” means the first day on which the Purchaser no longer meets the 5% Beneficial Ownership Requirement.

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer programs (whether in source code, object code or other form, and including software-as-a-service), algorithms, databases, compilations and data technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Subsidiary” of any Person means any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, the accounts of which would be consolidated with those of such Person in such Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls more than 50% of the capital stock or other ownership interests, the holders of which are generally entitled to vote for the election of the board of directors or other similar governing body.

“Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and between Parent, the Purchaser and the other parties thereto.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, branch profits, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

“Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any shares of equity securities beneficially owned by a Person or any interest in any shares of equity securities beneficially owned by a Person.

“Warrants” means a warrant entitling the holder to purchase shares of Common Stock.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Waivers and Amendments. Neither this Agreement, nor any provision hereof, may be changed, waived, amended or modified orally or by course of dealing, but only by an instrument in writing executed by the Company and the Purchaser.

Section 6.02 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered: (a) when delivered, if delivered personally, (b) one Business Day after being sent via a reputable nationwide overnight courier service guaranteeing next Business Day delivery, or (c) when receipt is acknowledged, in the case of email, in each case to the intended recipient as set forth below.

If to the Company:

Support.com, Inc.

777 South Figueroa St., Suite 4600

Los Angeles, CA 90017-2513

Attn: Doug Tackett

Email: Doug.Tackett@support.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP

31 West 52nd Street

New York, NY 10019-6131

Attn: David Ingles, James J. Masetti

Email: david.ingles@pillsburylaw.com, jim.masetti@pillsburylaw.com

If to the Purchaser:

210 Capital, LLC

4514 Cole Avenue, Suite 1600

Dallas, Texas 75205

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, NY 10019

Attn: Adam Finerman, Jason Saltsberg

Email: afinerman@olshanlaw.com, jsaltsberg@olshanlaw.com

or at such other address as the Company or the Purchaser may specify by written notice to the other parties hereto in accordance with this Section 6.02.

Section 6.03 Cumulative Remedies. None of the rights, powers or remedies conferred upon the Purchaser on the one hand or the Company on the other hand shall be mutually exclusive, and each such right, power or remedy shall be cumulative and in addition to every other right, power or remedy, whether conferred by this Agreement or now or hereafter available at law, in equity, by statute or otherwise.

Section 6.04 Successors and Assigns. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto, the successors and permitted assigns of the Purchaser and the Company, whether so expressed or not. None of the parties hereto may assign its rights or obligations hereof without the prior written consent of the Company. This Agreement shall not inure to the benefit of or be enforceable by any other person.

Section 6.05 Headings. The headings of the Sections and paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

Section 6.06 Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that might lead to the application of laws other than the Laws of the State of Delaware. Any Action based upon, arising out of or related to this Agreement, or the transactions contemplated hereby, shall be brought in the Court of Chancery of the State of Delaware or, if such court declines to exercise jurisdiction, any federal or state court located in the State of Delaware, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law, or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 6.06.

Section 6.07 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.07.

Section 6.08 Survival. Subject to Section 6.12, the representations, warranties, covenants and agreements in this Agreement shall terminate at, and shall not survive, Closing, except for those covenants and agreements contained in this Agreement that by their terms are to be performed in whole or in part after the date of this Agreement, which covenants and agreements shall survive in accordance with their terms.

Section 6.09 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts (including counterparts delivered by facsimile or other electronic format) shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 6.10 Entire Agreement. This Agreement contains the entire agreement among the parties hereto with respect to the subject matter hereof and, except as set forth below, this agreement supersedes and replaces all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof. Notwithstanding the foregoing or anything to the contrary in this Agreement, this Agreement shall not supersede any confidentiality or other non-disclosure agreements that may be in place between the Company and any Purchaser.

Section 6.11 Severability. If any provision of this Agreement shall be found by any court of competent jurisdiction to be invalid or unenforceable, the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable. Such provision shall, to the maximum extent allowable by law, be modified by such court so that it becomes enforceable, and, as modified, shall be enforced as any other provision hereof, all the other provisions hereof continuing in full force and effect.

Section 6.12 Termination. This Agreement shall terminate and be void and of no further force and effect, and all obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) the Merger (as defined in the Merger Agreement) is consummated in accordance with the Merger Agreement or (b) upon the mutual written agreement of the Company and the Purchaser; provided that nothing herein shall not relieve any party to this Agreement of any liability for Fraud or any knowing and intentional material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

Section 6.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

Section 6.14 No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Subscription Agreement to be executed as of the date first written above by its respective officers thereunto duly authorized.

SUPPORT.COM, INC.

By:	/s/ Lance Rosenzweig
Name: Lance Rosenzweig
Title: President and Chief Executive Officer

[Signature Page to Subscription Agreement]

210 CAPITAL, LLC

By:	/s/ Robert H. Alpert
Name: Robert H. Alpert
Title: Manager

[Signature Page to Subscription Agreement]

March 19, 2021

Board of Directors

Support.com, Inc.

1200 Crossman Ave

2nd Floor, STE 210-240

Sunnyvale, CA 92037

Members of the Board:

We understand that Support.com, Inc. (“SPRT” or the “Company”), Greenidge Generation Holdings Inc. (the “Buyer”) and GGH Merger Sub, Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft thereof dated March 18, 2021 (the “Merger Agreement”), which provides, among other things, for the merger of Acquisition Sub with and into the Company (the “Merger” or the “Transaction”). Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, each outstanding share of common stock, par value $0.0001 per share, of the Company (the “Company Common Stock”), other than shares held in treasury, will be converted into the right to receive that number of shares of Class A common stock, par value $0.0001 per share, of the Buyer (the “Buyer Common Stock”), equal to the quotient of (i) a total of 2,998,261 shares of Buyer Common Stock divided by (ii) the Fully Diluted Pubco Share Number (as defined in the Merger Agreement) (the “Per Share Consideration”). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Per Share Consideration to be received by the holders of shares of Company Common Stock (other than 210 Capital, LLC (the “Investor”)) pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Company Common Stock (other than the Investor).

For purposes of the opinion set forth herein, we have, with respect to the Company:

1)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

2)

reviewed and discussed with the Company’s management certain non-public projected financial and operating data relating to the Company prepared and furnished to us by management of the Company (the “Company Projections”);

3)

discussed past and current operations, financial projections and current financial condition of the Company with management of the Company (including their views on the risks and uncertainties of achieving the Company Projections);

4)	reviewed the reported prices and the historical trading activity of the Company Common Stock;

5)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant; and

6)	compared the financial performance of the Company and the valuation multiples implied by the Transaction with those of certain other transactions that we deemed relevant.

We have also, with respect to the Buyer:

1)

reviewed industry metrics and competitive positioning within the overall bitcoin mining industry and assessed the cash flow outcomes for different assumed spot prices, mining hardware efficiencies, and for other key considerations that we deemed relevant;

600 Montgomery Street, 6th Floor, San Francisco CA 94111 | www.btig.com | Member FINRA SIPC

2)

reviewed and discussed with the Buyer’s management certain non-public projected financial and operating data relating to the Buyer prepared and furnished to us by management of the Buyer (the “Buyer Projections”);

3)

analyzed facility buildout and hardware delivery schedules to understand downside risks to baseline cash flow projections, in light of historical expansion schedules and mining hardware vendor performance;

4)

reviewed the power generation activities of the business to understand the operational and financial outlook assuming a downturn in the spot price of bitcoin that could potentially result in merchant dispatch activities becoming the primary revenue stream for the assets;

5)	examined historical behavior in regard to retaining versus selling mined bitcoin on the spot market, and explored the operational infrastructure in place in regard to potential hedging programs;

6)	compared the financial performance of the Buyer and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

7)	held discussions with management of the Buyer regarding business operations and conditions; and

8)	reviewed the pro forma impact of the Transaction on certain financial information of the Buyer, including the Buyer’s cash flow, capitalization and financial ratios.

We have also:

1)	Reviewed the Merger Agreement;

2)	Participated in certain discussions and negotiations among representatives of the Company, the Buyer and the Investor and their financial and legal advisors; and

3)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer. With respect to the Company Projections and the Buyer Projections, we have been advised by management of the Company and the Buyer, respectively, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Company and the Buyer of the future financial performance of the Company and the Buyer, respectively. In addition, we have assumed that the Transaction will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Transaction will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended. We have also assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Transaction, no delays, limitations, conditions or restrictions will be imposed that would have an adverse effect on the Company, the Buyer or the contemplated benefits expected to be derived in the proposed Transaction. We are not legal, tax, regulatory or accounting advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their respective legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. We express no opinion with respect to the fairness of the amount or nature of the compensation to the Investor or to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Per Share Consideration to be received by the holders of shares of the Company Common Stock (other than the Investor) in the Transaction. We have assumed, with your consent, that the Fully Diluted Pubco Share Number will not be less than 24,213,474. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company.

600 Montgomery Street, 6th Floor, San Francisco CA 94111 | www.btig.com | Member FINRA SIPC

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon the closing of the Merger. In addition, the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In the two years prior to the date hereof, we have not provided financial advisory services for the Buyer, the Company or the Investor for which any compensation was received. BTIG, LLC may seek to provide such services to the Buyer, the Company or the Investor or any of their respective affiliates in the future,s and would expect to receive fees for the rendering of any such services.

Please note that BTIG, LLC provides investment banking and other services to a wide range of persons from which conflicting interest or duties may arise. BTIG, LLC, its affiliates, directors, members, managers, employees and officers may at any time hold long or short positions, and may trade or otherwise structure and effect transactions in debt or equity securities or loans of the Buyer, the Company, or any other company that may be involved in the Transaction.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company only and may not be used for any other purpose without our prior written consent, except to the extent required to be described and/or referred to in any filings to be made in connection with the Transaction with the Securities and Exchange Commission or any other legal or regulatory authority, in which case the Company shall have provided us with an opportunity to prepare, review and/or provide comments on any such description or reference. If this opinion is included in a proxy statement filed in connection with the Transaction, this opinion shall be produced in full, and any description of or reference to BTIG, LLC or summary of this opinion shall be in a form reasonably acceptable to BTIG, LLC and its legal counsel. Our opinion does not address the relative merits of the Transaction as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We also express no opinion as to the relative fairness of the allocation of the consideration between holders of Company Common Stock and holders of Pubco Net Exercise Option Shares (as defined in the Merger Agreement) and Pubco Net Exercise Award Shares (as defined in the Merger Agreement). In addition, this opinion does not in any manner address the prices or volumes at which the Buyer Common Stock will trade following consummation of the Transaction or at any time and BTIG, LLC expresses no opinion or recommendation as to how the stockholders of the Company should vote at any stockholders’ meeting to be held in connection with the Transaction.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Per Share Consideration to be received by the holders of shares of Company Common Stock (other than the Investor) pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of Company Common Stock (other than the Investor).

Very truly yours,

/s/ BTIG, LLC

BTIG, LLC

600 Montgomery Street, 6th Floor, San Francisco CA 94111 | www.btig.com | Member FINRA SIPC

Part II

Information Not Required in the Prospectus

Item 20.	Indemnification of Directors and Officers

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The amended and restated certificate of incorporation and bylaws of Greenidge provide for indemnification of directors and officers to the fullest extent permitted by law, including payment of expenses in advance of resolution of any such matter.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Greenidge under the foregoing provisions, Greenidge has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.	Exhibits and Financial Statement Schedules

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit No	Description

2.1*	Agreement and Plan of Merger, dated March 19, 2021, among Support.com, Inc., Greenidge Generation Holdings Inc. and GGH Merger Sub, Inc. (included as Annex A to the proxy statement/prospectus forming part of this registration statement)

3.1†	Amended and Restated Certificate of Incorporation of Greenidge Generation Holdings Inc.

3.2	Amended and Restated Bylaws of Greenidge Generation Holdings Inc.

4.1†	Form of Registration Rights Agreement

4.2†	Form of Right of First Refusal and Co-Sale Agreement

5.1	Opinion of Shearman & Sterling LLP regarding validity of the shares being registered hereunder

8.1	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain tax matters

10.1	Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan

10.2†	Form of Stock Option Agreement (Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan)

10.3†	Form of Restricted Stock Award Agreement (Greenidge Generation Holdings Inc. 2021 Equity Incentive Plan)

10.4†	Support.com, Inc. Third Amended and Restated 2010 Equity and Performance Incentive Plan

10.5†	Support.com, Inc. Amended and Restated 2011 Employee Purchase Plan

10.6†	Support.com, Inc. 2014 Inducement Award Plan

10.7†	Agreement between Greenidge Generation and Empire Pipeline Inc.

21.1	Subsidiaries of Greenidge Generation Holdings Inc.

23.1	Consent of Plante & Moran, PLLC

23.2	Consent of Armanino LLP

23.3	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)

23.4	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibit 8.1)

24.1	Power of Attorney (included in the signature page hereof)

99.1	Consent of BTIG, LLC

*

All schedules and exhibits to the agreement have been omitted pursuant to Item 601(b)(2) of Regulations S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities Exchange Commission upon request.

†	Previously filed

(b) Financial Statement Schedules

All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.

Item 22.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(5) That, for the purpose of determining liability under the Act to any purchaser:

(i) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes: (i) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means and (ii) to arrange or provide for a facility in the United States for the purpose of responding to such requests. The undertaking in subparagraph (i) above includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Torrey, State of New York, on July 16, 2021.

GREENIDGE GENERATION HOLDINGS INC.

By:	/s/ Jeffrey E. Kirt
Jeffrey E. Kirt Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
* Jeffrey E. Kirt	Chief Executive Officer (Principal Executive Officer) and Director	July 16, 2021

* Timothy Rainey	Chief Financial Officer (Principal Financial and Accounting Officer)	July 16, 2021

* Ted Rogers	Vice Chairman of the Board of Directors	July 16, 2021

* Timothy Fazio	Chairman of the Board of Directors	July 16, 2021

* Jerome Lay	Director	July 16, 2021

* Andrew M. Bursky	Director	July 16, 2021

* Timothy Lowe	Director	July 16, 2021

* Daniel Rothaupt	Director	July 16, 2021

* David Filippelli	Director	July 16, 2021

* Michael Neuscheler	Director	July 16, 2021

* By:	/s/ Jeffrey E. Kirt	Attorncy-in-Fact
Jeffrey E. Kirt